FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226850-04

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated October 30, 2019, may be amended or completed prior to time of sale.

$849,764,000 (Approximate)

BBCMS Mortgage Trust 2019-C5
(Central Index Key Number 0001790441)
as Issuing Entity

Barclays Commercial Mortgage Securities LLC
(Central Index Key Number 0001541480)
as Depositor

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

KeyBank National Association
(Central Index Key Number 0001089877)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

Societe Generale Financial Corporation
(Central Index Key Number 0001755531)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

BSPRT CMBS Finance, LLC
(Central Index Key Number 0001722518)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C5

Barclays Commercial Mortgage Securities LLC is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C5 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R certificates and the VRR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BBCMS Mortgage Trust 2019-C5. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates offered by this prospectus will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2019. The rated final distribution date for the certificates is the distribution date in November 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$21,460,000%		(5)	June 2024
Class A-2	$86,300,000%		(5)	October 2024
Class A-3	(6)%		(5)	(6)
Class A-4	(6)%		(5)	(6)
Class A-SB	$30,830,000%		(5)	November 2028
Class X-A	$674,990,000	(7)%	Variable(8)	NAP
Class X-B	$174,774,000	(9)%	Variable(10)	NAP
Class A-S	$94,017,000%		(5)	October 2029
Class B	$40,981,000%		(5)	November 2029
Class C	$39,776,000%		(5)	November 2029

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Barclays Commercial Mortgage Securities LLC will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Barclays Capital Inc., KeyBanc Capital Markets Inc., SG Americas Securities, LLC, Natixis Securities Americas LLC, Bancroft Capital, LLC and Academy Securities, Inc. will purchase the offered certificates from Barclays Commercial Mortgage Securities LLC and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Barclays Capital Inc.is acting as co-lead manager and joint bookrunner with respect to approximately 40.1% of each class of offered certificates, KeyBanc Capital Markets Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 28.7% of each class of offered certificates, SG Americas Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 11.2% of each class of offered certificates and Natixis Securities Americas LLC is acting as co-lead manager and joint bookrunner with respect to approximately 20.0% of each class of offered certificates. Bancroft Capital, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 26, 2019. Barclays Commercial Mortgage Securities LLC expects to receive from this offering approximately    % of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2019, before deducting expenses payable by the depositor.

Barclays	Natixis	Société Générale	KeyBanc Capital Markets
Co-Lead Managers and Joint Bookrunners
Bancroft Capital, LLC			Academy Securities
Co-Managers

November     , 2019

BBCMS Mortgage Trust 2019-C5

Commercial Mortgage Pass-Through Certificates, Series 2019-C5

Montana
1 property
$14,000,000
1.4% of total
Wyoming
1 property
$1,361,734
0.1% of total
Kansas
1 property
$8,175,000
0.8% of total
Indiana
4 properties
$15,943,035
1.6% of total
Kentucky
2 properties
$1,816,730
0.2% of total
Michigan
4 properties
$36,632,020
3.7% of total
Pennsylvania
9 properties
$83,046,133
8.3% of total
New York
5 properties
$88,700,000
8.9% of total
Oregon
1 property
$7,788,113
0.8% of total
Ohio
9 properties
$69,881,253
7.0% of total
Massachusetts
2 properties
$36,357,940
3.6% of total
New Jersey
2 properties
$73,850,000
7.4% of total
Delaware
3 properties
$34,100,000
3.4% of total
District of Columbia
1 property
$36,000,000
3.6% of total
California
5 properties
$138,069,502
13.8% of total
Virginia
4 properties
$53,541,384
5.3% of total
North Carolina
6 properties
$9,056,189
0.9% of total
South Carolina
5 properties
$5,290,673
0.5% of total
Arizona
3 properties
$33,988,963
3.4% of total
Hawaii
1 property
$23,500,000
2.3% of total
Colorado
1 property
$2,237,360
0.2% of total
Georgia
6 properties
$34,120,901
3.4% of total
Texas
10 properties
$38,593,295
3.9% of total
Louisiana
11 properties
$20,490,401
2.0% of total
Mississippi
8 properties
$11,337,803
1.1% of total
Tennessee
3 properties
$34,623,003
3.5% of total
Florida
3 properties
$44,115,000
4.4% of total
Arkansas
2 properties
$19,548,719
2.0% of total
Alabama
2 properties
$25,156,037
2.5% of total
Percentage of Initial Pool Balance
0.1% – 3.0%
3.1% – 6.0%
6.1% – 13.8%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$21,460,000		30.000%	%	(5)	June 2024	2.60	12/19 – 6/24
A-2	$86,300,000		30.000%	%	(5)	October 2024	4.74	6/24 – 10/24
A-3	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-4	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-SB	$30,830,000		30.000%	%	(5)	November 2028	6.98	10/24 – 11/28
X-A	$674,990,000	(7)	NAP	%	Variable(8)	NAP	NAP	NAP
X-B	$174,774,000	(9)	NAP	%	Variable(10)	NAP	NAP	NAP
A-S	$94,017,000		20.250%	%	(5)	October 2029	9.89	10/29 – 10/29
B	$40,981,000		16.000%	%	(5)	November 2029	9.94	10/29 – 11/29
C	$39,776,000		11.875%	%	(5)	November 2029	9.97	11/29 – 11/29
Non-Offered Certificates
X-D	$44,598,000	(11)	NAP	%	Variable(12)	NAP	NAP	NAP
X-F	$22,902,000	(13)	NAP	%	Variable(14)	NAP	NAP	NAP
D	$25,313,000		9.250%	%	(5)	November 2029	9.97	11/29 – 11/29
E	$19,285,000		7.250%	%	(5)	November 2029	9.97	11/29 – 11/29
F	$22,902,000		4.875%	%	(5)	November 2029	9.97	11/29 – 11/29
G-RR	$9,642,000		3.875%	%	(5)	November 2029	9.97	11/29 – 11/29
H-RR	$37,366,303		0.000%	%	(5)	November 2029	9.97	11/29 – 11/29
S(15)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(16)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
VRR Interest	$37,048,884.73		NAP	%	WAC(17)	November 2029	9.10	12/19 – 11/29

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $536,400,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-3	$100,000,000 – $260,000,000	July 2029 – September 2029	9.37 – 9.60	11/28-7/29 / 11/28-9/29
Class A-4	$276,400,000 – $436,400,000	October 2029 – October 2029	9.87 – 9.83	9/29-10/29 / 7/29-10/29

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(12)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(13)	The Class X-F certificates are notional amount certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The Class X-F certificates will not be entitled to distributions of principal.

(14)	The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(15)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class S certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(16)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(17)	The effective interest rate for the VRR Interest will be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	59
The Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
Risks Related to Market Conditions and Other External Factors	59
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	59
Other Events May Affect the Value and Liquidity of Your Investment	59
Risks Relating to the Mortgage Loans	60
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	60
Risks of Commercial and Multifamily Lending Generally	60
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	62
General	62
A Tenant Concentration May Result in Increased Losses	63
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	64
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	64
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	64
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	65
Early Lease Termination Options May Reduce Cash Flow	65
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	66
Retail Properties Have Special Risks	66
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	67
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	67
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	68
Office Properties Have Special Risks	69
Data Center Properties Have Special Risks	70
Multifamily Properties Have Special Risks	70
Self Storage Properties Have Special Risks	72
Hotel Properties Have Special Risks	73
Risks Relating to Affiliation with a Franchise or Hotel Management Company	75
Mixed Use Properties Have Special Risks	75
Leased Fee Properties Have Special Risks	76
Industrial Properties Have Special Risks	76
Manufactured Housing Community Properties Have Special Risks	77
Condominium Ownership May Limit Use and Improvements	79
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	80
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	86
Risks Relating to Inspections of Properties	87

Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	88
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	89
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	91
Limited Information Causes Uncertainty	91
Historical Information	91
Ongoing Information	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	92
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	94
Appraisals May Not Reflect Current or Future Market Value of Each Property	94
Seasoned Mortgage Loans Present Additional Risk of Repayment	95
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	99
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	99
Other Financings or Ability to Incur Other Indebtedness Entails Risk	100
Tenancies-in-Common May Hinder Recovery	101
Risks Relating to Delaware Statutory Trusts	102
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	102
Risks Associated with One Action Rules	102
State Law Limitations on Assignments of Leases and Rents May Entail Risks	103
Various Other Laws Could Affect the Exercise of Lender’s Rights	103
Risks of Anticipated Repayment Date Loans	103
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	104
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	104
Risks Related to Ground Leases and Other Leasehold Interests	105
Increases in Real Estate Taxes May Reduce Available Funds	107
Risks Relating to Tax Credits	107
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	108
Risks Relating to Shari’ah Compliant Loans	108
Risks Related to Conflicts of Interest	108
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	108
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	111
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	111
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	113
Potential Conflicts of Interest of the Operating Advisor	115
Potential Conflicts of Interest of the Asset Representations Reviewer	116

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	116
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	118
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	119
Other Potential Conflicts of Interest May Affect Your Investment	120
Other Risks Relating to the Certificates	120
The Certificates Are Limited Obligations	120
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	121
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	121
EU Risk Retention and Due Diligence Requirements	123
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	124
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	126
General	126
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	127
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	128
Losses and Shortfalls May Change Your Anticipated Yield	128
Risk of Early Termination	129
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	129
Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively	130
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	130
You Have Limited Voting Rights	130
The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment	131
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	133
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	134
Risks Relating to Modifications of the Mortgage Loans	135
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	136
Risks Relating to Interest on Advances and Special Servicing Compensation	137
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	138
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	138
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	139
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	139
Tax Considerations Relating to Foreclosure	139
REMIC Status	140
Material Federal Tax Considerations Regarding Original Issue Discount	140
Description of the Mortgage Pool	140
General	140

Co-Originated and Third-Party Originated Mortgage Loans	141
Certain Calculations and Definitions	142
Definitions	142
Mortgage Pool Characteristics	155
Overview	155
Property Types	156
Retail Properties	156
Office Properties	157
Multifamily Properties	157
Self Storage Properties	158
Hotel Properties	158
Mixed Use Properties	159
Leased Fee Properties	160
Industrial Properties	160
Manufactured Housing Community Properties	160
Specialty Use Concentrations	160
Mortgage Loan Concentrations	161
Top Fifteen Mortgage Loans	161
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	162
Geographic Concentrations	163
Mortgaged Properties with Limited Prior Operating History	164
Tenancies-in-Common or Diversified Ownership	164
Shari’ah Compliant Loan	164
Delaware Statutory Trusts	164
Condominium and Other Shared Interests	165
Fee & Leasehold Estates; Ground Leases	166
Environmental Considerations	167
Redevelopment, Renovation and Expansion	171
Assessment of Property Value and Condition	173
Litigation and Other Considerations	173
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	175
Tenant Issues	178
Tenant Concentrations	178
Lease Expirations and Terminations	178
Expirations	178
Terminations	179
Other	180
Purchase Options and Rights of First Refusal	181
Competition from Certain Nearby Properties	183
Insurance Considerations	183
Use Restrictions	185
Appraised Value	186
Non-Recourse Carveout Limitations	186
Real Estate and Other Tax Considerations	187
Delinquency Information	188
Certain Terms of the Mortgage Loans	188
Amortization of Principal	188
Due Dates; Mortgage Rates; Calculations of Interest	188
Single Purpose Entity Covenants	189
ARD Loans	190
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	190
Voluntary Prepayments	191
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	192
Defeasance	193
Releases; Partial Releases	194

Escrows	197
Mortgaged Property Accounts	198
Exceptions to Underwriting Guidelines	199
Additional Indebtedness	200
General	200
Whole Loans	200
Mezzanine Indebtedness	200
Other Secured Indebtedness	203
Preferred Equity	203
Other Unsecured Indebtedness	204
The Whole Loans	205
General	205
The Serviced Pari Passu Whole Loan	210
Intercreditor Agreement	211
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	211
Control Rights with respect to Servicing Shift Whole Loans	211
Certain Rights of each Non-Controlling Holder	212
Sale of Defaulted Mortgage Loan	213
The Non-Serviced Pari Passu Whole Loans	213
Intercreditor Agreement	213
Control Rights	214
Certain Rights of each Non-Controlling Holder	214
Custody of the Mortgage File	215
Sale of Defaulted Mortgage Loan	215
The A/B Whole Loans	216
Presidential City	216
NEMA San Francisco	222
10000 Santa Monica Boulevard	233
Vanguard Portfolio	241
Moffett Towers II – Buildings 3 & 4	248
Additional Information	254
Transaction Parties	255
The Sponsors and Mortgage Loan Sellers	255
Barclays Capital Real Estate Inc.	255
General	255
Barclays’ Securitization Program	255
Review of Barclays Mortgage Loans	256
Barclays’ Underwriting Guidelines and Processes	258
Compliance with Rule 15Ga-1 under the Exchange Act	260
Retained Interests in This Securitization	261
KeyBank National Association	261
General	261
KeyBank’s Securitization Program	261
Review of KeyBank Mortgage Loans	262
KeyBank’s Underwriting Guidelines and Process	263
Exceptions	266
Compliance with Rule 15Ga-1 under the Exchange Act	266
Retained Interests in This Securitization	266
Natixis Real Estate Capital LLC	267
General	267
NREC’s Commercial Real Estate Securitization Program	267
Review of NREC Mortgage Loans	268
NREC’s Underwriting Standards	269
Compliance with Rule 15Ga-1 under the Exchange Act	273
Retained Interests in This Securitization	275

Societe Generale Financial Corporation	275
General	275
Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program	275
Societe Generale Financial Corporation’s Underwriting Standards	276
Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor	279
Compliance with Rule 15Ga-1 under the Exchange Act	281
Retained Interests in This Securitization	282
Rialto Mortgage Finance, LLC	282
General	282
Rialto Mortgage’s Securitization Program	282
Rialto Mortgage’s Underwriting Standards and Loan Analysis	282
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	286
Compliance with Rule 15Ga-1 under the Exchange Act	288
Retained Interests in This Securitization	288
BSPRT CMBS Finance, LLC	288
General	288
BSPRT’s Loan Origination and Acquisition History	288
Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans	288
Review of BSPRT Mortgage Loans	289
BSPRT’s Underwriting Standards	290
Compliance with Rule 15Ga-1 under the Exchange Act	295
Retained Interests in This Securitization	295
The Depositor	296
The Issuing Entity	296
The Trustee and the Certificate Administrator	297
The Master Servicer and Special Servicer	299
The Operating Advisor and Asset Representations Reviewer	303
Credit Risk Retention	304
Qualifying CRE Loans	305
The VRR Interest	305
Material Terms of the VRR Interest	305
General	305
VRR Available Funds	305
Allocation of VRR Realized Losses	305
Priority of Distributions on the VRR Interest	306
Yield Maintenance Charges and Prepayment Premiums	307
Excess Interest	307
HRR Certificates	308
General	308
Retaining Third-Party Purchasers	308
Material Terms of the HRR Certificates	309
Determination of Amount of Required Horizontal Credit Risk Retention	310
General	310
Swap-Priced Principal Balance Certificates	310
Swap Yield Curve	310
Credit Spread Determination	311
Discount Yield Determination	311
Determination of Class Sizes	312
Target Price Determination	312
Determination of Assumed Certificate Coupon	313
Determination of Swap-Priced Expected Price	313
Interest-Only Certificates	314
Treasury Yield Curve	314
Credit Spread Determination	315
Discount Yield Determination	315

Determination of Scheduled Certificate Interest Payments	315
Determination of Interest-Only Expected Price	315
Yield-Priced Certificates	316
Retaining Third-Party Purchaser Assumed Certificate Characteristics	316
Determination of Class Size	316
Determination of Yield-Priced Expected Price	316
Calculation of Estimated Fair Value	316
Hedging, Transfer and Financing Restrictions	317
Operating Advisor	318
Representations and Warranties	319
Description of the Certificates	320
General	320
Distributions	322
Method, Timing and Amount	322
Available Funds	323
Pass-Through Rates	328
Interest Distribution Amount	330
Principal Distribution Amount	330
Certain Calculations with Respect to Individual Mortgage Loans	332
Excess Interest	333
Application Priority of Mortgage Loan Collections or Whole Loan Collections	333
Allocation of Yield Maintenance Charges and Prepayment Premiums	336
Assumed Final Distribution Date; Rated Final Distribution Date	338
Prepayment Interest Shortfalls	338
Subordination; Allocation of Realized Losses	340
Reports to Certificateholders; Certain Available Information	342
Certificate Administrator Reports	342
Information Available Electronically	348
Voting Rights	353
Delivery, Form, Transfer and Denomination	353
Book-Entry Registration	353
Definitive Certificates	356
Certificateholder Communication	356
Access to Certificateholders’ Names and Addresses	356
Requests to Communicate	357
List of Certificateholders	357
Description of the Mortgage Loan Purchase Agreements	358
General	358
Dispute Resolution Provisions	367
Asset Review Obligations	367
Pooling and Servicing Agreement	367
General	367
Assignment of the Mortgage Loans	368
Servicing Standard	369
Subservicing	370
Advances	371
P&I Advances	371
Servicing Advances	372
Nonrecoverable Advances	373
Recovery of Advances	374
Accounts	375
Withdrawals from the Collection Account	377
Servicing and Other Compensation and Payment of Expenses	379
General	379
Master Servicing Compensation	384
Special Servicing Compensation	387

Disclosable Special Servicer Fees	390
Certificate Administrator and Trustee Compensation	391
Operating Advisor Compensation	391
Asset Representations Reviewer Compensation	392
CREFC® Intellectual Property Royalty License Fee	392
Appraisal Reduction Amounts	393
Maintenance of Insurance	399
Modifications, Waivers and Amendments	402
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	407
Inspections	409
Collection of Operating Information	410
Special Servicing Transfer Event	410
Asset Status Report	413
Realization Upon Mortgage Loans	417
Sale of Defaulted Loans and REO Properties	419
The Directing Certificateholder	421
General	421
Major Decisions	423
Asset Status Report	426
Replacement of the Special Servicer	426
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	427
Servicing Override	429
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan	429
Rights of the Holders of Serviced Pari Passu Companion Loans	430
Limitation on Liability of Directing Certificateholder	430
The Operating Advisor	431
General	431
Duties of Operating Advisor At All Times	431
Annual Report	433
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	434
Recommendation of the Replacement of the Special Servicer	434
Eligibility of Operating Advisor	434
Other Obligations of Operating Advisor	435
Delegation of Operating Advisor’s Duties	436
Termination of the Operating Advisor With Cause	436
Rights Upon Operating Advisor Termination Event	437
Waiver of Operating Advisor Termination Event	437
Termination of the Operating Advisor Without Cause	437
Resignation of the Operating Advisor	438
Operating Advisor Compensation	438
The Asset Representations Reviewer	438
Asset Review	438
Asset Review Trigger	438
Asset Review Vote	440
Review Materials	440
Asset Review	441
Eligibility of Asset Representations Reviewer	443
Other Obligations of Asset Representations Reviewer	443
Delegation of Asset Representations Reviewer’s Duties	444
Assignment of Asset Representations Reviewer’s Rights and Obligations	444
Asset Representations Reviewer Termination Events	444
Rights Upon Asset Representations Reviewer Termination Event	445
Termination of the Asset Representations Reviewer Without Cause	446

Resignation of Asset Representations Reviewer	446
Asset Representations Reviewer Compensation	446
Limitation on Liability of Risk Retention Consultation Parties	446
Replacement of the Special Servicer Without Cause	447
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	449
Termination of the Master Servicer or Special Servicer for Cause	451
Servicer Termination Events	451
Rights Upon Servicer Termination Event	452
Waiver of Servicer Termination Event	454
Resignation of the Master Servicer or Special Servicer	454
Limitation on Liability; Indemnification	454
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	457
Dispute Resolution Provisions	458
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	458
Repurchase Request Delivered by a Party to the PSA	458
Resolution of a Repurchase Request	459
Mediation and Arbitration Provisions	461
Servicing of the Non-Serviced Mortgage Loans	462
General	462
Servicing of the Servicing Shift Mortgage Loan	465
Rating Agency Confirmations	466
Evidence as to Compliance	468
Limitation on Rights of Certificateholders to Institute a Proceeding	469
Termination; Retirement of Certificates	469
Amendment	470
Resignation and Removal of the Trustee and the Certificate Administrator	473
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	474
Certain Legal Aspects of Mortgage Loans	474
General	475
Types of Mortgage Instruments	475
Leases and Rents	476
Personalty	476
Foreclosure	476
General	476
Foreclosure Procedures Vary from State to State	476
Judicial Foreclosure	477
Equitable and Other Limitations on Enforceability of Certain Provisions	477
Nonjudicial Foreclosure/Power of Sale	477
Public Sale	478
Rights of Redemption	479
Anti-Deficiency Legislation	479
Leasehold Considerations	479
Cooperative Shares	480
Bankruptcy Laws	480
Environmental Considerations	485
General	485
Superlien Laws	486
CERCLA	486
Certain Other Federal and State Laws	486
Additional Considerations	487
Due-on-Sale and Due-on-Encumbrance Provisions	487
Subordinate Financing	487
Default Interest and Limitations on Prepayments	488
Applicability of Usury Laws	488

Americans with Disabilities Act	488
Servicemembers Civil Relief Act	489
Anti-Money Laundering, Economic Sanctions and Bribery	489
Potential Forfeiture of Assets	489
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	490
Pending Legal Proceedings Involving Transaction Parties	491
Use of Proceeds	491
Yield and Maturity Considerations	491
Yield Considerations	491
General	491
Rate and Timing of Principal Payments	491
Losses and Shortfalls	493
Certain Relevant Factors Affecting Loan Payments and Defaults	493
Delay in Payment of Distributions	494
Yield on the Certificates with Notional Amounts	494
Weighted Average Life	495
Pre-Tax Yield to Maturity Tables	500
Material Federal Income Tax Considerations	503
General	503
Qualification as a REMIC	504
Status of Offered Certificates	506
Taxation of Regular Interests	506
General	506
Original Issue Discount	506
Acquisition Premium	508
Market Discount	509
Premium	509
Election To Treat All Interest Under the Constant Yield Method	510
Treatment of Losses	510
Yield Maintenance Charges and Prepayment Premiums	511
Sale or Exchange of Regular Interests	511
Taxes That May Be Imposed on a REMIC	512
Prohibited Transactions	512
Contributions to a REMIC After the Startup Day	512
Net Income from Foreclosure Property	512
Bipartisan Budget Act of 2015	513
Taxation of Certain Foreign Investors	513
FATCA	514
Backup Withholding	514
Information Reporting	515
3.8% Medicare Tax on “Net Investment Income”	515
Reporting Requirements	515
Certain State and Local Tax Considerations	515
Method of Distribution (UNDERWRITER)	516
Incorporation of Certain Information by Reference	518
Where You Can Find More Information	519
Financial Information	519
Certain ERISA Considerations	519
General	519
Plan Asset Regulations	520
Administrative Exemptions	520
Insurance Company General Accounts	522
Legal Investment	523
Legal Matters	524
Ratings	524

Index of Defined Terms	527

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Barclays Commercial Mortgage Securities LLC;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BBCMS 2019-C5 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION 2017/1129/EU (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (”QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i) THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION 2017/1129/EU (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS REGULATION”); AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

EUROPEAN UNION RETENTION REQUIREMENT

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF

THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

THIS PROSPECTUS OR ANY OTHER DOCUMENT RELATED TO THE SUBSCRIPTION OF CERTIFICATES HAS NOT BEEN AND WILL NOT BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (THE “MAS”) UNDER THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE, AS MAY BE AMENDED FROM TIME TO TIME (THE “SFA”). THE MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS OR ANY SUCH DOCUMENT. ACCORDINGLY, STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENT OF PROSPECTUSES WOULD NOT APPLY.

NO CERTIFICATES MAY BE OFFERED OR SOLD OR CAUSED TO BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, NOR MAY THIS PROSPECTUS OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE CERTIFICATES BE CIRCULATED OR DISTRIBUTED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A), AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN

INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(A) OF THE SFA) (EACH A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

UNLESS OTHERWISE PERMITTED UNDER THE SFA, WHERE THE CERTIFICATES ARE SUBSCRIBED OR PURCHASED PURSUANT TO SECTION 275 OF THE SFA BY A RELEVANT INVESTOR WHICH IS:

●	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

●	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

●	SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTERESTS (HOWSOEVER DEFINED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE SECURITIES UNDER SECTION 275 OF THE SFA EXCEPT:

●	TO AN INSTITUTIONAL INVESTOR OR TO A RELEVANT PERSON AS DEFINED IN SECTION 275(2) OF THE SFA OR (IN THE CASE OF SUCH CORPORATION) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(3)(I)(B) OF THE SFA OR (IN THE CASE OF SUCH TRUST) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(4)(I)(B) OF THE SFA;

●	WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER;

●	WHERE THE TRANSFER IS BY OPERATION OF LAW; OR

●	PURSUANT TO SECTION 276(7) OF THE SFA OR REGULATION 32 OF THE SECURITIES AND FUTURES (OFFERS OF INVESTMENTS) (SHARES AND DEBENTURES) REGULATIONS 2005 OF SINGAPORE.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE SPONSORS COMMIT TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE

PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	BBCMS Mortgage Trust 2019-C5, Commercial Mortgage Pass-Through Certificates, Series 2019-C5.

Depositor	Barclays Commercial Mortgage Securities LLC, a Delaware limited liability company, a wholly-owned subsidiary of Barclays Capital Real Estate Inc. The depositor’s address is 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 412-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	BBCMS Mortgage Trust 2019-C5, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage
Loan Sellers; Originators	The sponsors of this transaction are:

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	KeyBank National Association, a national banking association

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

●	Societe Generale Financial Corporation, a Delaware corporation

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	BSPRT CMBS Finance, LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
KeyBank National Association	13	$287,195,263	28.7%
Barclays Capital Real Estate Inc.	17	258,560,638	25.8
Natixis Real Estate Capital LLC	8	200,650,000	20.0
Societe Generale Financial Corporation	5	111,798,719	11.2
Rialto Mortgage Finance, LLC	6	89,450,000	8.9
BSPRT CMBS Finance, LLC	6	53,666,568	5.4
Total	55	$1,001,321,188	100.0%

(1)	Certain of the Mortgage Loans were co-originated by the related mortgage loan seller and another entity or were originated by another entity and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated and Third-Party Originated Mortgage Loans”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	KeyBank National Association, a national banking association, will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal commercial mortgage master servicing offices of KeyBank National Association are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the non-serviced master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the servicing shift date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Special Servicer	KeyBank National Association, a national banking association, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loans other than with respect to the non-serviced mortgage loans and any related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under

“—The Mortgage Pool—Whole Loans” below). The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

KeyBank National Association is expected to be appointed as the special servicer by LD II Sub VII, LLC, a Delaware limited liability company which, on the closing date, is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the servicing shift date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole

Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the servicing shift date. From and after the servicing shift date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under
“—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift date, the custodian of the mortgage file for the servicing shift mortgage loan (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the related controlling pari passu companion loan holder with respect to the servicing shift whole loan prior to the servicing shift date, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loans, (ii) the servicing shift mortgage loan and (iii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class F, Class G-RR and Class H-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class H-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that (i) LD II Sub VII, LLC or its affiliate will purchase approximately 65% of the Class X-F,Class F, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates) and (ii) Eightfold Real Estate Capital Fund V, L.P. or its affiliate will purchase approximately 35% of the Class X-F, Class F, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates). On the closing date, LD II Sub VII, LLC is expected to be the initial directing holder with respect to each serviced mortgage loan (other than (i) the servicing shift mortgage loan and (ii) any excluded loan) and any related serviced companion loans.

With respect to the servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to the servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to the servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift date, the rights of the controlling noteholder of the servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loan”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention
Consultation Parties	The “risk retention consultation parties” will be (i) a party selected by KeyBank National Association, (ii) a party selected by Barclays Bank PLC (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) and (iii) a party selected by Natixis Real Estate Capital LLC, in each case, as a holder of a portion of the VRR Interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, none of the risk retention consultation parties will have any consultation rights with respect to any applicable excluded loan. KeyBank National Association, Barclays Bank PLC and Natixis Real Estate Capital LLC (or respective affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2019 (or, in the case of any mortgage loan that has its first due date after November 2019, the date that would have been its due date in November 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 26, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Maryland, Ohio, Kansas, New York or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final
Distribution Date; Rated
Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	June 2024
Class A-2	October 2024
Class A-3	July 2029 – September 2029(1)
Class A-4	October 2029 – October 2029(2)
Class A-SB	November 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	October 2029
Class B	November 2029
Class C	November 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $100,000,000 to $260,000,000.

(2)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $276,400,000 to $436,400,000.

The rated final distribution date will be the distribution date in November 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C5:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the VRR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R. The certificates (other than the VRR Interest and the Class R certificates) are collectively referred to as the “non-VRR certificates.” The VRR Interest is not being offered by this prospectus.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(2)
Class A-1	$21,460,000	2.143%	30.000%
Class A-2	$86,300,000	8.619%	30.000%
Class A-3	$100,000,000 - $ 260,000,000(3)	9.987% - 25.966%(3)	30.000%
Class A-4	$276,400,000 - $ 436,400,000(3)	27.604% - 43.582%(3)	30.000%
Class A-SB	$30,830,000	3.079%	30.000%
Class X-A	$674,990,000	NAP	NAP
Class X-B	$174,774,000	NAP	NAP
Class A-S	$94,017,000	9.389%	20.250%
Class B	$40,981,000	4.093%	16.000%
Class C	$39,776,000	3.972%	11.875%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates in the aggregate. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

(3)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $536,400,000, subject to a variance of plus or minus 5%.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass- Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-SB	%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates for any distribution date will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.06125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00749%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to an upfront fee of $10,000 on the closing date. As compensation for the performance of its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or the servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00275%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
GNL Office and Industrial Portfolio	0.01000% per annum	0.2500% per annum
Presidential City	0.00125% per annum	0.2500% per annum
Ceasar’s Bay Shopping Center	0.00250% per annum	0.2500% per annum
NEMA San Francisco	0.00125% per annum	0.2500% per annum
Equinix Data Center	0.00250% per annum	0.2500% per annum
Inland Life Storage Portfolio	0.01000% per annum	0.2500% per annum
Uline Arena	0.00125% per annum	0.2500% per annum
10000 Santa Monica Boulevard	0.00125% per annum	0.2500% per annum
Ocean Edge Resort & Golf Club	0.01000% per annum	0.2500% per annum
Moffett Towers II – Buildings 3 & 4	0.00125% per annum	0.1250% per annum
Bison Portfolio	0.00125% per annum	0.2500% per annum
Vanguard Portfolio	0.00125% per annum	0.2500% per annum

(1)	Does not reflect the NMR Pharmacy Portfolio mortgage loan, which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the servicing fee rate.

Distributions

A. Allocation between VRR
Interest and
Non-VRR Certificates	The aggregate amount available for distributions to holders of the certificates (including the VRR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the VRR Interest, on the one hand, and for distribution to all other certificates, on the other hand.

The certificates other than the VRR Interest and the Class R certificates are referred to in this prospectus as the “non-VRR certificates”. The portion of such amount allocable to (a) the VRR Interest will at all times be the product of such amount multiplied by approximately 3.7% and (b) the non-VRR certificates will at all times be the product of such amount multiplied by approximately 96.3%, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order
of Distributions on
Non-VRR
Certificates	On each distribution date, funds available for distribution to the non-VRR certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest distributable to the Class S certificates) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates and the VRR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class S and Class R certificates and the VRR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-VRR certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) and the VRR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. The chart also shows the allocation between the VRR Interest and the non-VRR certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-VRR certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-F, Class S and Class R certificates and the VRR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class S or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the

Class X-A, Class X-B, Class X-D and Class X-F certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates.

(2)	The Class X-D and Class X-F certificates and VRR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class X-F, Class S and Class R certificates and VRR Interest.

Other than the subordination of certain classes of non-VRR certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available
Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class S certificates and the VRR Interest in accordance with their respective percentage allocation entitlement on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date, as applicable, in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 55 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee, leasehold and/or subleasehold estate of the related borrower in 115 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,001,321,188.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-five (55) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of five (5) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Additional Subordinate Debt Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
GNL Office and Industrial Portfolio	$66,000,000	6.6%	$138,000,000	N/A	55.1%	2.60x	10.6%	55.1%	2.60x	10.6%
Presidential City	$45,000,000	4.5%	$72,000,000	$100,600,000	30.8%	4.30x	15.5%	57.3%	2.31x	8.3%
Ceasar’s Bay Shopping Center	$42,000,000	4.2%	$45,500,000	N/A	51.5%	3.61x	11.6%	51.5%	3.61x	11.6%
NEMA San Francisco	$40,000,000	4.0%	$165,000,000	$179,000,000	37.7%	2.27x	10.3%	70.6%	1.15x	5.5%
Equinix Data Center	$40,000,000	4.0%	$60,000,000	N/A	49.8%	2.44x	8.2%	49.8%	2.44x	8.2%
Inland Life Storage Portfolio	$37,000,000	3.7%	$102,100,000	N/A	61.8%	1.68x	9.5%	61.8%	1.68x	9.5%
Uline Arena	$36,000,000	3.6%	$84,000,000	N/A	56.6%	1.75x	7.4%	56.6%	1.75x	7.4%
10000 Santa Monica Boulevard	$35,000,000	3.5%	$185,000,000	$130,000,000	39.8%	2.34x	9.9%	63.3%	1.47x	6.2%
Ocean Edge Resort & Golf Club	$29,957,940	3.0%	$39,943,920	N/A	51.6%	2.15x	14.0%	51.6%	2.15x	14.0%
Moffett Towers II – Buildings 3 & 4	$25,000,000	2.5%	$325,000,000	$155,000,000	44.3%	3.46x	13.2%	63.9%	2.40x	9.2%
Bison Portfolio	$19,548,719	2.0%	$20,346,626	N/A	70.5%	1.82x	11.5%	70.5%	1.82x	11.5%
NMR Pharmacy Portfolio	$14,300,000	1.4%	$17,500,000	N/A	62.7%	1.96x	8.9%	62.7%	1.96x	8.9%
Vanguard Portfolio	$4,825,000	0.5%	$112,017,500	$12,982,500	61.8%	2.03x	10.1%	68.6%	1.68x	9.0%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans and any related mezzanine debt.

(2)	Calculated including any related pari passu companion loans and subordinate companion loans but excluding any related mezzanine debt.

(3)	In the case of the GNL Office and Industrial Portfolio, Inland Life Storage Portfolio, Uline Arena, Moffett Towers II – Buildings 3 & 4 and NMR Pharmacy Portfolio mortgage loans, the cut-off date LTV ratio was calculated based on a value other than an “as-is” value. See “Description of the Mortgage Pool—Definitions” for additional information.

The NMR Pharmacy Portfolio whole loan (the “servicing shift whole loan” and the related mortgage loan, the “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift date, the servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and each related companion loan will be a “serviced companion loan”. On and after the servicing shift date, the servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and each related companion loan will be a “non-serviced companion loan”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
GNL Office and Industrial Portfolio	CF 2019-CF2	6.6%	KeyBank National Association	LNR Partners, LLC	Citibank, N.A.
Presidential City	SGCMS 2019-PREZ	4.5%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association
Ceasar’s Bay Shopping Center	WFCM 2019-C53	4.2%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
NEMA San Francisco	NCMS 2019-NEMA	4.0%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
Equinix Data Center	WFCM 2019-C53	4.0%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Inland Life Storage Portfolio	CF 2019-CF2	3.7%	KeyBank National Association	LNR Partners, LLC	Citibank, N.A.
Uline Arena	CD 2019-CD8	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
10000 Santa Monica Boulevard	NCMS 2019-10K	3.5%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
Ocean Edge Resort & Golf Club	CF 2019-CF2	3.0%	KeyBank National Association	LNR Partners, LLC	Citibank, N.A.
Moffett Towers II – Buildings 3 & 4	MFTII 2019-B3B4	2.5%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
Bison Portfolio	CSAIL 2019-C17	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Vanguard Portfolio	BBCMS 2019-C3	0.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(3)
GNL Office and Industrial Portfolio	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
Presidential City	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Angelo, Gordon Co., L.P.
Ceasar’s Bay Shopping Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
NEMA San Francisco	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Kookmin Bank Co., Ltd., as trustee for Hyundai Investments Global Qualified Investors Private Real Estate Investment Trust No. 14
Equinix Data Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
Inland Life Storage Portfolio	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
Uline Arena	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
10000 Santa Monica Boulevard	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Cerberus CMBS Mortgage Securities, Ltd.
Ocean Edge Resort & Golf Club	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
Moffett Towers II – Buildings 3 & 4	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	PMIT Master Fund, LLC(4)
Bison Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Grass River REIT
Vanguard Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	TCM CRE REIT LLC

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the NMR Pharmacy Portfolio whole loan which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory note(s) will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in the servicing shift pooling and servicing agreement.

(3)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the trust and servicing agreement or the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related trust and servicing agreement, pooling and servicing agreement or intercreditor agreement, as applicable.

(4)	The initial controlling holder for the Moffett Towers II – Buildings 3 & 4 mortgage loan is PMIT Master Fund, LLC, as the Moffett Towers II – Buildings 3 & 4 controlling class representative. Pursuant to the related co-lender agreement, following the occurrence (and during the continuance) of a Moffett Towers II – Buildings 3 & 4 control appraisal period, (i) the holder of note A-1-B will be the controlling holder for the Moffett Towers II – Buildings 3 & 4 whole loan and (ii) the Moffett Towers II – Buildings 3 & 4 whole loan will be serviced by the master servicer and, if necessary, the special servicer under the trust and servicing agreement for the securitization that holds note A-1-A. Note A-1-B has been included in the BBCMS 2019-C4 securitization, and therefore, during the continuance of a Moffett Towers II – Buildings 3 & 4 control appraisal period, the controlling class representative (or equivalent party) under the BBCMS 2019-C4 securitization is expected to exercise the rights of the controlling holder with respect to the Moffett Towers II – Buildings 3 & 4 mortgage loan, and the Moffett Towers II – Buildings 3 & 4 whole loan is expected to remain serviced under the trust and servicing agreement for the MFTII 2019-B3B4 securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,001,321,188
Number of mortgage loans	55
Number of mortgaged properties	115
Range of Cut-off Date Balances	$2,237,360 to $66,000,000
Average Cut-off Date Balance	$18,205,840
Range of Mortgage Rates	2.79200% to 4.90000%
Weighted average Mortgage Rate	3.86875%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	115 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	113 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)	20.4% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.1%
Range of LTV Ratios as of the maturity date or anticipated repayment date(2)(4)(5)	20.4% to 68.3%
Weighted average LTV Ratio as of the maturity date or anticipated repayment date(2)(4)(5)	52.8%
Range of U/W NCF DSCRs(5)(6)	1.37x to 9.38x
Weighted average U/W NCF DSCR(5)(6)	2.39x
Range of U/W NOI Debt Yields(5)	6.5% to 26.7%
Weighted average U/W NOI Debt Yield(5)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	58.0%
Interest-only, Amortizing Balloon	19.4%
Amortizing Balloon	17.1%
Interest-only, Amortizing Balloon, ARD	2.9%
Interest-only, ARD	2.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to three (3) mortgage loans (5.4%) with an anticipated repayment date, identified as Moffett Towers II – Buildings 3 & 4, Crocs Distribution Center and LA Fitness Spring, calculated as of the related anticipated repayment date.

(3)	Excludes twenty-three (23) mortgage loans (60.5%) that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date or anticipated repayment date, as applicable) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of thirteen (13) mortgage loans (43.4%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). With respect to five (5) mortgage loans identified as the Presidential City mortgage loan (4.5%), the NEMA San Francisco mortgage loan (4.0%), the 10000 Santa Monica Boulevard mortgage loan (3.5%), the Moffett

Towers II – Buildings 3 & 4 mortgage loan (2.5%) and the Vanguard Portfolio mortgage loan (0.5%), loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date or anticipated repayment date, and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Presidential City mortgage loan (4.5%), 2.31x, 57.3%, 57.3% and 8.3%, respectively, (b) with respect to the NEMA San Francisco mortgage loan (4.0%), 1.15x, 70.6%, 70.6% and 5.5%, respectively, (c) with respect to the 10000 Santa Monica Boulevard mortgage loan (3.5%), 1.47x, 63.3%, 63.3% and 6.2%, respectively, (d) with respect to the Moffett Towers II – Buildings 3 & 4 mortgage loan (2.5%), 2.40x, 63.9%, 63.9% and 9.2%, respectively and (e) with respect to the Vanguard Portfolio mortgage loan (0.5%), 1.68x, 68.6%, 68.6% and 9.0%, respectively.

(6)	Debt service coverage ratios are calculated using the aggregate of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	With respect to thirty-nine (39) of the mortgaged properties (32.6%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. KeyBank National Association is expected to act as the “retaining sponsor” for this securitization under the U.S. credit risk retention requirements. On the closing date, KeyBank National Association, Barclays Capital Real Estate Inc. (through its “majority-owned affiliate”, Barclays Bank PLC) and Natixis Real Estate Capital LLC are expected to purchase from the depositor an “eligible vertical interest” in the form of the VRR Interest. KeyBank National Association, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date acquire an “eligible horizontal residual interest”, which will be comprised of the Class G-RR and Class H-RR certificates (collectively, the “HRR certificates”). Each of LD II Sub VII, LLC and Eightfold Real Estate Capital Fund V, L.P. (in partial satisfaction of the retention obligations of KeyBank National Association, as the retaining sponsor) will be contractually obligated to retain (or to cause its respective “majority-owned affiliate” to retain) the HRR certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, each of LD II Sub VII, LLC and Eightfold Real Estate Capital Fund V, L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk retention and Due Diligence Requirements”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See

“Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.keybank.com/key2cre.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class S and Class R certificates and the VRR Interest) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates and the VRR Interest), (iii) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus and (iv) and the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller (or (i) Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc., (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) may be obligated to (i) repurchase

(without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans), defaulted whole loan or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s), and, in certain cases, the related subordinate companion loan(s), in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of the portion of the issuing entity consisting of the entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account will be treated as a trust and the holders of the Class S certificates and the VRR Interest will be treated as the beneficial owners of such entitlement for federal income tax purposes (a “grantor trust”), as further described under “Material Federal Income Tax Considerations”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

During the financial crisis of 2007-2008 and the resulting recession, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise unrelated to the related borrowers.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

Further, changes to tax laws as they relate to property ownership, depreciation schedules and interest and mortgage deductibility could affect the value of the mortgaged properties.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Most of the mortgage loans have 10 year terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those 10 years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy

Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 7 in Annex D-1 and the identified exceptions, if any, to that representation and warranty in Annex D-2.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by the tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remain unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are of shorter-term duration and user turnover is greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. Moreover, such conversion to an alternate use may be accompanied by a decrease in rents at the related mortgaged property. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations, currently in effect or legislated in the future, will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, because the cost to replace the improvements at a self-storage property are typically low, the insurable value of a self-storage property is often lower than the mortgage loan balance and in the event of a casualty when a borrower is not required to rebuild or cannot rebuild, insurance proceeds may be insufficient to pay the mortgage loan and there is no “gap” insurance required to cover any shortfall. There is also risk because storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hotel investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Hotel properties also continue to face competition from new channels of distribution in the travel industry. Additional sources of competition could include “daily deal” websites, such as Groupon Getaways, or peer-to-peer inventory sources, such as Airbnb. Airbnb and similar websites facilitate the short-term rental of homes and apartments from owners, thereby providing an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for the property managers’ services in facilitating reservations at hotel properties.

Moreover, the hotel and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 35 on Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 32 on Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity or ARD as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, multifamily, self storage, hotel and mixed use. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Pennsylvania, New Jersey, Ohio, and Virginia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 41 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, lab space, gas stations, car washes, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 25 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark or that is subject to a condominium regime or development association, may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 41 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on November 21, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 17 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 30 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below and “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”;
“—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (0.5%) is a seasoned mortgage loan and was originated more than 12 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination; origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrowers and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 32 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See
“—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 14 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 8 in Annex D-1 and the matters scheduled in Schedule D-1 and Schedule D-2 in Annex D-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. For example, Florida statutes render any prohibition on a property owners’ ability to obtain property assessed clean energy (commonly referred to as “PACE”) financing unenforceable. Consequently, we cannot assure you that borrowers owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents given that such restrictions are not enforceable in Florida. See also “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the

VRR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes. Furthermore, there is no guarantee that a springing lockbox will be able to be implemented in the future as required by the loan documents.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date, as applicable, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 35 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus and/or the exceptions, if any. to representation and warranty no. 35 in Annex D-1 (as indicated in Annex D-2), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15 year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10 year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Barclays Capital Real Estate Inc., one of the sponsors, one of the mortgage loan sellers and an originator, (ii) Barclays Bank PLC, an expected holder of a portion of the VRR Interest (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) and one of the expected initial risk retention consultation parties, and (iii) Barclays Capital Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, KeyBank National Association, Barclays Bank PLC and Natixis Real Estate Capital LLC are each expected to hold (with respect to Barclays Bank PLC, as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) a portion of the VRR Interest, as described in “Credit Risk Retention”, and are each expected to be appointed as one of the initial risk retention consultation parties. Each risk retention consultation party may, in certain circumstances and on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of a portion of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or a holder of a portion of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of KeyBank National Association, Barclays Bank PLC (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) or Natixis Real Estate Capital LLC (in each case as a holder of a portion of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that none of KeyBank National Association, Barclays Bank PLC (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) or Natixis Real Estate Capital LLC (in each case as a holder of a portion of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, KeyBank National Association, the retaining sponsor, the master servicer, the special servicer and a mortgage loan seller, is (i) the master servicer under the CF 2019-CF2 pooling and servicing agreement, which governs the servicing of the GNL Office and Industrial Portfolio whole loan, the Inland Life Storage Portfolio whole loan and the Ocean Edge Resort & Golf Club whole loan, the SGCMS 2019-PREZ trust and servicing agreement, which governs the servicing of the Presidential City whole loan, the NCMS 2019-NEMA trust and servicing agreement, which governs the servicing of the NEMA San Francisco whole loan, the NCMS 2019-10K trust and servicing agreement, which governs the servicing of the 10000 Santa Monica Boulevard whole loan, and the MFTII 2019-B3B4 trust and servicing agreement, which governs the servicing of the Moffett Towers II – Buildings 3 & 4 whole loan, (ii) the special servicer under the NCMS 2019-10K trust and servicing agreement, which governs the servicing of the 10000 Santa Monica Boulevard whole loan and (iii) the entity that is expected to be the holder of a portion of the VRR Interest and an initial risk retention consultation party.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the NMR Pharmacy Portfolio whole loan, the servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the servicing shift date. At that time, the servicing and administration of the servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the servicing shift pooling and servicing agreement and will be governed exclusively by the servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of the servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of the controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of a portion of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as each risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions KeyBank National Association, Barclays Bank PLC (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) or Natixis Real Estate Capital LLC, each affiliates of an Underwriting Entity, takes in its capacity as a holder of a portion of the VRR Interest or as a risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. The initial special servicer is the retaining sponsor (and one of the entities expected to be a holder of a portion of the VRR Interest). In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BBCMS 2019-C5 non-offered certificates. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

It is expected that LD II Sub VII, LLC or another affiliate of Prime Finance Advisor, L.P. will be the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) the servicing shift mortgage loan). KeyBank

National Association is expected to be appointed by LD II Sub VII, LLC (or another affiliate of Prime Finance Advisor, L.P.) to act as the special servicer. In addition, KeyBank National Association is (i) the master servicer under the CF 2019-CF2 pooling and servicing agreement, which governs the servicing of the GNL Office and Industrial Portfolio whole loan, the Inland Life Storage Portfolio whole loan and the Ocean Edge Resort & Golf Club whole loan, the SGCMS 2019-PREZ trust and servicing agreement, which governs the servicing of the Presidential City whole loan, the NCMS 2019-NEMA trust and servicing agreement, which governs the servicing of the NEMA San Francisco whole loan, the NCMS 2019-10K trust and servicing agreement, which governs the servicing of the 10000 Santa Monica Boulevard whole loan, and the MFTII 2019-B3B4 trust and servicing agreement, which governs the servicing of the Moffett Towers II – Buildings 3 & 4 whole loan, (ii) the special servicer under the NCMS 2019-10K trust and servicing agreement, which governs the servicing of the 10000 Santa Monica Boulevard whole loan and (iii) the entity that is expected to be the holder of a portion of the VRR Interest and an initial risk retention consultation party.

KeyBank National Association, the special servicer, assisted LD II Sub VII, LLC (or its affiliate), which is expected to purchase a majority of the Class X-F, Class F, Class G-RR and Class H-RR certificates (and may purchase additional certificates) and is expected to be appointed as the initial directing certificateholder, with due diligence relating to the mortgage loans to be included in the mortgage pool. KeyBank National Association is also the master servicer, the retaining sponsor, a mortgage loan seller, an originator and an initial risk retention consultation party.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation parties, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Additionally, Pentalpha Surveillance LLC or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Pentalpha Surveillance LLC or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Pentalpha Surveillance LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LD II Sub VII, LLC or an affiliate thereof will be appointed as the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) the servicing shift mortgage loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loan, at the direction of the related controlling noteholder, prior to the servicing shift date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of the servicing shift whole loan, prior to the servicing shift date, or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan (or, if applicable, a controlling noteholder), may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” provides the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of the servicing shift mortgage loan, prior to the servicing shift date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to the servicing shift whole loan, prior to the servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders may have non-binding consultation rights, in each case with respect to the servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the servicing shift whole loan and prior to the servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the servicing shift whole loan and prior to the servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the servicing shift date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the servicing shift date, the servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than the servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than the servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and
“—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the servicing shift date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class X-F, Class F, Class G-RR and Class H-RR certificates, which are referred to in this prospectus collectively as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

LD II Sub VII, LLC, or an affiliate thereof, will constitute the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) the servicing shift mortgage loan). The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to the servicing shift whole loan following the servicing shift date, under the pooling and servicing agreement governing the servicing of the servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, (i) with respect to any mortgage loan with one or more subordinate companion loans, prior to the occurrence and continuance of a “control appraisal period” or “control termination event” under the related intercreditor agreement with respect to the related subordinate companion loan, the holder of the related subordinate companion loan and (ii) with respect to the servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Tenant Issues—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR Interest, on one hand, and the non-VRR certificates, on the other hand, as described in “Credit Risk Retention—The VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013; implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining parties or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining parties or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or any other party to the transaction described in this Prospectus intends to take any action in connection with such transaction, in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements. None of the depositor, the underwriters, the sponsors or their respective affiliates will retain a 5% net economic interest with respect to the certificates in any of the forms prescribed by Article 6 of the EU Securitization Regulation.

Consequently, the offered certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity or to repay any ARD loan at the related anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-VRR certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-VRR certificates and the VRR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout -delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR certificates and the VRR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-VRR certificates, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-VRR certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-VRR certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and
“—Subordination; Allocation of Realized Losses”.

Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class S and Class R certificates and the VRR Interest will not have any voting rights; however, the holders of the VRR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or the servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or the servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the servicing shift mortgage loan, with respect to each of which the holder of the related controlling companion loan prior to the servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

The holder of the controlling companion loan for the servicing shift whole loan will, prior to the servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and the servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties, the controlling companion loan holder with respect to the servicing shift whole loan or any A/B whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)         may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)        may act solely in the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of the servicing shift mortgage loan or A/B whole loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)       does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)        may take actions that favor the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of the servicing shift whole loan, the related controlling companion noteholder) over the interests of the holders of one or more other classes of certificates, or in the case of the servicing shift mortgage loan or any A/B whole loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)        will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of the servicing shift whole loan or any A/B whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the aggregate certificate balance of the HRR Certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the aggregate initial certificate balance of such classes (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender taking into account the pari passu or subordinate nature of such companion loans). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift mortgage loan or any related REO Property. There will be no operating advisor under (i) the SGCMS 2019-PREZ trust and servicing agreement with respect to the Presidential City whole loan, (ii) the NCMS 2019-NEMA trust and servicing agreement with respect to the NEMA San Francisco whole loan, (iii) the NCMS 2019-10K trust and servicing agreement with respect to the 10000 Santa Monica Boulevard whole loan and (iv) the MFTII 2019-B3B4 trust and servicing agreement with respect to the Moffett Towers II - Buildings 3 & 4 whole loan. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or the servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to the servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of the servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain mortgage loans with one or more related subordinate companion loans, the holders of such companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” under the related intercreditor agreement with respect to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of the servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note (or the holder of the related controlling companion loan in the case of the servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of the servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to the servicing shift whole loan prior to the servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it.

This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Barclays Capital Real Estate Inc. in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, (i) Barclays Capital Holdings Inc. will agree in the related mortgage loan purchase agreement to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. in connection with any repurchase by Barclays Capital Real Estate Inc., (ii) Société Générale will agree in the related mortgage loan purchase agreement to repurchase or replace defective Societe Generale Financial Corporation Mortgage Loans to the same extent as Societe Generale Financial Corporation in connection with any repurchase by Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc. will guarantee the performance of BSPRT CMBS Finance, LLC’s obligations to repurchase or replace defective BSPRT CMBS Finance, LLC Mortgage Loans. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or (i) Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc., (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or in the case of mortgage loans sold by (i) Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc., (ii) Societe Generale Financial Corporation, each of that sponsor and Société Générale and (iii) BSPRT CMBS Finance, LLC, each of that sponsor and Benefit Street Partners Realty Trust, Inc.) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or in the case of mortgage loans sold by (i) Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc., (ii) Societe Generale Financial Corporation, each of that sponsor and Société Générale and (iii) for BSPRT CMBS Finance, LLC, each of that sponsor and Benefit Street Partners Realty Trust, Inc.) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-five (55) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,001,321,188 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in November 2019 (or, in the case of any Mortgage Loan that has its first due date after November 2019, the date that would have been its due date in November 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Thirteen (13) Mortgage Loans (43.4%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion

Loans are collectively referred to herein as the “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”). Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
KeyBank National Association	13	55	$287,195,263	28.7%
Barclays Capital Real Estate Inc.	17	17	258,560,638	25.8
Natixis Real Estate Capital LLC	8	11	200,650,000	20.0
Societe Generale Financial Corporation	5	6	111,798,719	11.2
Rialto Mortgage Finance, LLC	6	7	89,450,000	8.9
BSPRT CMBS Finance, LLC	6	19	53,666,568	5.4
Total	55	115	$1,001,321,188	100.0%

(1)	Certain of the Mortgage Loans were co-originated by the related mortgage loan seller and another entity or were originated by another entity and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated and Third-Party Originated Mortgage Loans”.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple, leasehold and/or subleasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated and Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller:

●	The Inland Life Storage Portfolio Mortgage Loan (3.7%) is part of a Whole Loan that was co-originated by KeyBank National Association and Barclays Capital Real Estate Inc. Such Mortgage Loan was underwritten pursuant to KeyBank National Association’s underwriting guidelines.

●	The Uline Arena Mortgage Loan (3.6%) is part of a Whole Loan that was co-originated by Natixis Real Estate Capital LLC and Cantor Commercial Real Estate Lending, L.P.. Such Mortgage Loan was underwritten pursuant to Natixis Real Estate Capital LLC’s underwriting guidelines.

●	The Moffett Towers II – Buildings 3 & 4 Mortgage Loan (2.5%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc., Deutsche Bank AG, New York Branch and Goldman Sachs Bank USA. Such Mortgage Loan was underwritten pursuant to Barclays Capital Real Estate Inc.’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 26, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Presidential City Mortgage Loan or the Vanguard Portfolio Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the Presidential City Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 145 Spring Street Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average (with respect to monthly debt service) or aggregate (with respect to the debt service coverage ratios) of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under the definition of “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under the definition of “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hotel properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value or on a portfolio basis).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date/LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date/LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Uline Arena (1)	3.6%	56.6%	56.6%	$212,000,000	61.9%	61.9%	$194,000,000
765 Broad Street(2)	3.4%	65.2%	65.2%	$51,900,000	73.4%	73.4%	$46,100,000
Moffett Towers II – Buildings 3 & 4(3)	2.5%	44.3%	44.3%	$790,000,000	48.2%	48.2%	$726,000,000
Crocs Distribution Center(4)	2.3%	64.2%	58.3%	$35,800,000	69.7%	63.3%	$33,000,000
Southchase Village(5)	1.6%	61.4%	61.4%	$26,900,000	62.7%	62.7%	$26,350,000
Scottsdale Gateway II(6)	1.6%	69.0%	60.2%	$23,900,000	70.2%	61.2%	$23,500,000
Residence Inn – Hoover, AL(7)	1.2%	69.4%	54.9%	$17,100,000	71.1%	56.2%	$16,700,000
Aloft Dulles North(8)	1.1%	56.3%	45.3%	$20,000,000	68.2%	54.9%	$16,500,000

(1)	The Appraised Value reflects a “Prospective Value Upon Completion,” which assumes that all tenants with executed leases are in occupancy and paying rent as of July 1, 2021. As of July 26, 2019, the Uline Arena Mortgaged Property was 92.1% leased (which includes approximately 69,910 square feet that is leased to three different tenants but not yet occupied by such tenants). The borrower reserved approximately $1.8 million for the gap rent, which represents the total underwritten rent for the time from the origination of the Mortgage Loan to the anticipated lease commencement dates and approximately $7.5 million for outstanding free rent for various tenants during the term of the Mortgage Loan.

(2)	The Appraised Value reflects a “Prospective Market Value Upon Stabilization” as of January 1, 2020, which assumes that the largest tenant, Newark Public School, takes occupancy of the 4th, 5th and 7th floors of the Mortgaged Property and exercises its right of first offer to rent with respect to the 6th floor. As of February 26, 2019, the Mortgaged Property was 100.0% leased (which includes approximately 101,412 square feet that is leased but not yet occupied). Newark Public School is entitled to free rent on the 4th, 5th, 6th and 7th floors totaling $407,830. Reserves for the full amount of free rent were not taken. At origination, the borrower deposited (i) $271,519 into a reserve account for free rent due under the Newark Public School leases through 2021; (ii) $226,868 into a reserve account for parking credits (rent offsets) owed to Newark Public School under the lease through 2021; (iii) $332,612 into a gap rent reserve for the debt service shortfall between loan origination through the expected outside date for Newark Public School to take occupancy of its space and (iv) $4,852,814 into a rollover reserve for outstanding tenant improvements and leasing commissions to finish the buildout of the 4th through 7th floors under the Newark Public School lease. In addition, at origination, the borrower deposited $4,763,371 into a free rent reserve account for the Newark Public School lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the 6th floor space on June 19, 2019, the $4,763,371 was released in full to the borrower.

(3)	The Appraised Value assumes that (i) any remaining unfunded construction costs (including leasing commissions but excluding tenant improvements) will be held in escrow at the origination of the Mortgage Loan and (ii) Facebook completes the buildout of its space, takes occupancy and begins paying rent on January 1, 2020 for Building 3 and December 1, 2019 for Building 4. At the origination of the Mortgage Loan, the lender reserved all outstanding tenant improvement costs and leasing commissions.

(4)	The Appraised Value assumes that the six-month free rent period for the sole tenant, Crocs, Inc., has expired and all construction completion costs have been paid in full. At origination of the Mortgage Loan, all construction completion costs were paid in full and $520,372 was reserved for projected and anticipated amounts of (i) interest payments and (ii) deposits to be made into (a) the tax and insurance subaccount on account of real estate taxes, (b) the capital reserve subaccount and (c) the rollover reserve subaccount, in each case, during the free rent period under the Crocs, Inc. lease.

(5)	The Appraised Value assumes that the lender will require an upfront reserve of $500,000 to fund future tenant improvements. At the origination of the Mortgage Loan, the lender reserved all outstanding tenant improvement costs.

(6)	The Appraised Value reflects a “Prospective Market Value As Stabilized”, which assumes that (i) the second largest tenant at the Mortgaged Property, Scottsdale Health Care (ICP), will sign an amended lease to occupy an additional 8,151 square feet of space for a total leased space of 20,868 square feet and such lease will commence on November 1, 2019 and (ii) a non-top 5 tenant at the Mortgaged Property, Advantage Technical Resourcing, will extend their lease and relocate to occupy an additional 240 square feet for a total leased space of 2,801 square feet at the Mortgaged Property and begin paying rent on November 1, 2019. Neither tenant has taken occupancy of its expansion space.

(7)	The Appraised Value assumes that the lender will require an upfront reserve of $350,000 to fund future capital expenditures. At the origination of the Mortgage Loan, the lender reserved all outstanding capital expenditure costs as required by a property improvement plan.

(8)	The Appraised Value reflects a “Hypothetical As Stabilized Market Value,” which assumes that as of August 20, 2019, (i) the franchise-mandated PIP was complete and (ii) the mortgaged property was has a stabilized occupancy of 78%. At origination, the lender reserved $2,997,900 in connection with such PIP. The estimated cost of the PIP is $2,997,900, and the PIP is required to be completed by October 18, 2020.

With respect to the GNL Office and Industrial Portfolio Mortgage Loan (6.6%), the Appraised Value of $370,310,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 55.1% and 55.1%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $364,710,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the sum of the individual appraised values are 55.9% and 55.9%, respectively.

With respect to the Inland Life Storage Portfolio Mortgage Loan (3.7%), the Appraised Value of $225,000,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 61.8% and

53.2%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $212,100,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the sum of the individual appraised values are 65.6% and 56.5%, respectively.

With respect to the NMR Pharmacy Portfolio Mortgage Loan (1.4)%, the Appraised Value of $50,700,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 62.7% and 62.7%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $47,645,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the sum of the individual appraised values are 66.7% and 66.7%, respectively.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first 12 principal and interest payments required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date assuming a 365-day year. In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity or Anticipated Repayment Date, as applicable, of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) but without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the Occupancy As-Of Date; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the Occupancy As-Of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hotel properties, the percentage of available rooms occupied for the trailing 12-month period ending on the Occupancy As-Of Date; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the Occupancy As-Of Date, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and/or commence paying rent, as applicable, on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

“Def(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“Def or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“Def or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

“Def or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hotel properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hotel property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hotel properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the five largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first 12 principal and interest payments required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date assuming a 365-day year.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes or (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,001,321,188
Number of Mortgage Loans	55
Number of Mortgaged Properties	115
Range of Cut-off Date Balances	$2,237,360 to $66,000,000
Average Cut-off Date Balance	$18,205,840
Range of Mortgage Rates	2.79200% to 4.90000%
Weighted average Mortgage Rate	3.86875%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	115 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	113 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)	20.4% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.1%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)	20.4% to 68.3%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)	52.8%
Range of U/W NCF DSCRs(5)(6)	1.37x to 9.38x
Weighted average U/W NCF DSCR(5)(6)	2.39x
Range of U/W NOI Debt Yields(5)	6.5% to 26.7%
Weighted average U/W NOI Debt Yield(5)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	58.0%
Interest-only, Amortizing Balloon	19.4%
Amortizing Balloon	17.1%
Interest-only, Amortizing Balloon, ARD	2.9%
Interest-only, ARD	2.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to three (3) Mortgage Loans (5.4%) with an Anticipated Repayment Date identified as Moffett Towers II – Buildings 3 & 4, Crocs Distribution Center and LA Fitness Spring, calculated as of the related Anticipated Repayment Date.

(3)	Excludes twenty-three (23) Mortgage Loans (60.5%) that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the Cut-Off Date LTV Ratio and the LTV Ratio at Maturity or ARD) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of thirteen (13) Mortgage Loans (43.4%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the DSCR, LTV Ratio and Debt Yield have been calculated including the related pari passu companion loan(s). With respect to five (5) Mortgage Loans identified as the Presidential City Mortgage Loan (4.5%), NEMA San Francisco Mortgage Loan (4.0%), 10000 Santa Monica Boulevard Mortgage Loan (3.5%), Moffett Towers II – Buildings 3 & 4 Mortgage Loan (2.5%) and Vanguard Portfolio Mortgage Loan (0.5%), LTV Ratios and Debt Yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s). The UW NCF DSCR, related Cut-off Date LTV Ratio, related LTV Ratio at Maturity, and UW NOI DY including the related subordinate companion loans are (a) with respect to the Presidential City Mortgage Loan (4.5%), 2.31x, 57.3%, 57.3%, 8.3%, respectively, (b) with respect to the NEMA San Francisco Mortgage Loan (4.0%), 1.15x, 70.6%, 70.6% and 5.5%, respectively, (c) with respect to the 10000 Santa Monica Boulevard Mortgage Loan (3.5%), 1.47x, 63.3%, 63.3% and 6.2%, respectively, (d) with respect to the Moffett Towers II – Buildings 3 & 4 Mortgage Loan (2.5%), 2.40x, 63.9%, 63.9% and 9.2%, respectively and (e) with respect to the Vanguard Portfolio Mortgage Loan (0.5%), 1.68x, 68.6%, 68.6% and 9.0%, respectively.

(6)	Debt service coverage ratios are calculated using the aggregate of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include ten (10) Mortgage Loans (28.0%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	28	$217,690,714	21.7%
Anchored	11	161,690,714	16.1
Freestanding	16	52,250,000	5.2
Unanchored	1	3,750,000	0.4
Office	15	$216,585,426	21.6%
Suburban	11	129,027,698	12.9
CBD	3	69,488,226	6.9
R&D Lab	1	18,069,502	1.8
Multifamily	9	$187,485,573	18.7%
High Rise	3	120,000,000	12.0
Garden	6	67,485,573	6.7
Self Storage	40	$118,627,076	11.8%
Self Storage	40	118,627,076	11.8
Hotel	8	$113,084,465	11.3%
Full Service	2	43,957,940	4.4
Select Service	2	31,750,000	3.2
Extended Stay	3	31,076,525	3.1
Limited Service	1	6,300,000	0.6
Mixed Use	2	$54,500,000	5.4%
Office/Retail	1	36,000,000	3.6
Multifamily/Retail/Office	1	18,500,000	1.8
Leased Fee	2	$46,500,000	4.6%
Leased Fee	2	46,500,000	4.6
Industrial	9	$42,224,574	4.2%
Warehouse/Distribution	5	31,813,510	3.2
Manufacturing	4	10,411,064	1.0
Manufactured Housing	2	$4,623,360	0.5%
Manufactured Housing	2	4,623,360	0.5
Total	115	$1,001,321,188	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth above, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and

“—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

In the case of the multifamily properties or mixed use properties with multifamily components set forth in the above chart, we note the following:

●	With respect to the NEMA San Francisco Mortgaged Property (4.0%), 90 units (11.9% of total residential units) are rented under San Francisco’s Inclusionary Housing Program. Pursuant to an affordable housing agreement, the borrower has agreed to maintain 90 units as “below market rate” units at a price that is affordable to low or middle-income households. The maximum rent for such “below market rate” units will be determined by the city of San Francisco and will be based on San Francisco County’s median annual income. The duration of this requirement is at least 55 years, but may be perpetual under the affordable housing agreement. Such “below market rate” units were underwritten at below market rents.

●	With respect to the 10000 Santa Monica Boulevard Mortgaged Property (3.5%), the entire amenity space at the Mortgaged Property is operated by an affiliate of the borrower, pursuant to a lease between the borrower and such affiliate (the “Club Lease”). The initial term of the Club Lease expires on December 31, 2019, and automatically renews on a year-to-year basis unless either party elects not to renew. The operating lessee also holds the liquor license for the 10000 Santa Monica Boulevard Mortgaged Property. The borrower has assigned its rights under the Club Lease to the lender, and the operating lessee has subordinated its rights arising from the Club Lease to lender’s security interests under the loan documents. Upon foreclosure, the lender can terminate the Club Lease and the operating lessee has agreed to attorn to the lender (or other purchaser in foreclosure). In addition, there is a cooperation agreement between the borrower, the operating lessee and the lender to facilitate the transition of liquor operations to the lender. The amenity space currently operates at a loss exceeding $100,000 per month. The lender may require the borrower to terminate the management agreement and replace the manager in accordance with the terms of the 10000 Santa Monica Boulevard Mortgage Loan documents pursuant to a replacement management agreement, if (a) an event of default under the 10000 Santa Monica Boulevard Mortgage Loan documents has occurred and remains uncured, (b) the manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding (unless, in the case of an involuntary bankruptcy filing only that was not consented to by the manager, if such petition is not dismissed within 60 days of filing), (c) a material default by the manager occurs under the management agreement and continues beyond applicable cure periods or (d) a change in control of the manager.

●	With respect to the 10000 Santa Monica Boulevard Mortgaged Property (3.5%), as of the origination date, 18 units in the 281-unit multifamily building were rented under month-to-month leases.

●	With respect to the Lake Bluff Village Mortgage Loan (0.2%), the Mortgaged Property operates as a housing community that is restricted to tenants at least 50 years of age.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 7 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●	With respect to the Ocean Edge Resort & Golf Club Mortgage Loan (3.0%), 38.6% of total net underwritten revenue is derived from income sources other than room rent and the net revenue derived from food and beverage operations comprises approximately 18.4% of the total net underwritten revenue.

●	With respect to the SpringHill Suites Newark Mortgage Loan (2.0%), the appraisal obtained in connection with the origination of such Mortgage Loan identified a Hyatt Place hotel totaling 147 rooms that is expected to open by October 2020 and that is expected to directly compete with the related Mortgaged Property.

●	With respect to the SpringHill Suites Newark Mortgage Loan (2.0%), at the origination of the Mortgage Loan, the related borrower deposited with the lender a holdback in the amount of $1,772,844 in connection with maintaining a debt yield of 10.2%. Provided that no event of default with respect to the Mortgage Loan has occurred and is continuing, on or before September 1, 2020, the borrower may make a one-time request for disbursement of such holdback and the lender will be required to disburse an amount that when added to the principal balance of the Mortgage Loan would result in a debt yield of no less than 10.2%.

●	With respect to the Candlewood Suites – Terre Haute IN Mortgage Loan (0.9%), the related appraisal identified a Home2 Suites by Hilton with 91 rooms that opened in May 2019 and is directly competitive with the Mortgaged Property.

●	With respect to the Candlewood Suites – Terre Haute IN Mortgage Loan (0.9%), the related borrower deposited $850,000 into a debt yield/debt service coverage ratio holdback reserve account (the “Debt Yield/DSCR Holdback Reserve”) at the origination of the Mortgage Loan. The related Mortgage Loan documents provide if any portion of the Debt Yield/DSCR Holdback Reserve has not been released to the borrower on or prior to March 6, 2022 (the “Disbursement Expiration Date”), the lender will be required to apply the funds in the Debt Yield/DSCR Holdback Reserve to prepay the Mortgage Loan, and the borrower will be required to pay the yield maintenance premium applicable thereto. The Mortgage Loan documents provide that the Debt Yield/DSCR Holdback Reserve will be disbursed to the borrower upon the satisfaction of the conditions as set forth in the Mortgage Loan documents, including that (i) all written requests for release are in the form attached to the Mortgage Loan and must occur no later than the Disbursement Expiration Date, (ii) all written requests for release are for no less than 25% of the Debt Yield/DSCR Holdback Reserve; and (iii) the borrower delivers financial statements concurrently with any request to the lender, for the period ending on the last day of the immediately preceding calendar month, which demonstrate to the lender’s satisfaction that, after giving effect to the requested disbursement of the Debt Yield/DSCR Holdback Reserve, (A) the debt yield is greater than or equal to 10.95% for two consecutive quarters and (B) the Debt Service Coverage Ratio is greater than or equal to 1.75x for two consecutive quarters, based on the sum of (x) $8,150,000 plus (y) the amount of the subject Holdback Disbursement (as defined below) plus (z) any previously disbursed Holdback Disbursements, in each case on a trailing twelve (12) month basis. In connection with each such request, the amount of each disbursement from the Debt Yield/DSCR Holdback Reserve will be determined by the lender (each, a “Holdback Disbursement”) such that upon such disbursement the Mortgaged Property will satisfy the foregoing debt yield and Debt Service Coverage Ratio requirements.

●	All such hotel properties, other than Ocean Edge Resort & Golf Club and The Firebrand Hotel Mortgaged Property (collectively, 4.4%), are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement unless otherwise described below.

For more information regarding the 15 largest Mortgage Loans secured by hotel properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
SpringHill Suites Newark	$20,500,000	2.0%	5/1/2038	9/5/2029
Residence Inn – Hoover, AL	$11,865,799	1.2%	9/6/2034	9/6/2029
Aloft Dulles North	$11,250,000	1.1%	12/18/2028	11/6/2029
Home2 Suites – Lithia Springs, GA	$10,235,174	1.0%	6/30/2037	10/6/2029
Candlewood Suites – Terre Haute IN	$8,975,552	0.9%	10/8/2032	9/6/2029
Fairfield Inn - Calhoun, GA	$6,300,000	0.6%	7/18/2034	11/6/2029

See “Risk Factors—Risks Relating to the Mortgage Loans— Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

Each such mixed use Mortgaged Property has one or more retail, office and multifamily components. In the case of the mixed use properties with office and retail components set forth in the above chart, we note the following:

●	With respect to the Uline Arena Mortgage Loan (3.6%), the lease of the second largest tenant, RGN National Business Center, representing 17.6% of the net rentable area, prohibits the borrower from leasing space to tenants for under 1,000 square feet or to any business that operates executive suites or flexible workspaces.

●	With respect to the Uline Arena Mortgaged Property (3.6%), a portion (approximately 1,933 square feet) of the space leased by the third largest tenant, Pact Inc. (such space, the “Uline Arena Mezzanine Office Space”) requires government approval prior to the build out of the Uline Arena Mezzanine Office Space as a café/lounge. At origination, the borrower deposited $1,000,000 into an earnout reserve account, which amount will be released to the borrower upon Pact Inc. obtaining government approval for the use of all of the Uline Arena Mezzanine Office Space as a café/lounge. The reserve may also be released to the borrower in part, as follows: (i) If Pact Inc. obtains approval for use of more than 50% but less than 100% of the space, Pact Inc.’s rent related to the Uline Arena Mezzanine Office Space will be reduced accordingly, on a prorated basis, and amounts in the holdback reserve account will be released to the borrower in an amount equal to the percentage of the Pact Inc. Uline Arena Mezzanine Office Space for which Pact Inc. has received government approval, and any remaining amounts will remain in the holdback reserve account as additional collateral for the Mortgage Loan and (ii) if Pact Inc. does not obtain approval with respect to more than 50% of the Uline Arena Mezzanine Office Space, then it will not be required to pay rent with respect to any of the Uline Arena Mezzanine Office Space. Notwithstanding the foregoing, in the event that the borrower (i) does not obtain approval with respect to any of the Uline Arena Mezzanine Office Space or (ii) obtains approval with respect to less than 50% of the Uline Arena Mezzanine Office Space, the borrower may obtain any remaining amounts in the reserve upon the leasing of other currently vacant space at the Mortgaged Property at a contractual rent equal to or greater than the rent attributed to the Uline

Arena Mezzanine Office Space in the Pact Inc. lease. The borrower also deposited $3,800,000 into an occupancy reserve account at origination, which amount will be released to the borrower upon the Mortgaged Property achieving a debt yield of at least 7.2% (tested as of the last day of any calendar month) (exclusive of the gap rent and free rent reserve amounts attributed to WHYHOTEL, Inc. at the Mortgaged Property).

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Leased Fee Properties

In the case of the leased fee properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant/Bakery(1)	6	6.9%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(2)	6	6.2%
Data Center(3)	1	4.0%
Bank branch(4)	1	3.4%
Grocery store(5)	4	3.0%
Gym, fitness center, spa or health club(6)	3	2.9%
Theater/entertainment venue(7)	1	1.6%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Ceasar’s Bay Shopping Center, Delaware Retail Portfolio – Meadowood Shopping Center, Hen House Marketplace, Vineland Leased Fee, Marval Plaza and Brownsville Plaza.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as GNL Office and Industrial Portfolio - Quest Diagnostics, Inc., Bison Portfolio – Steele Crossing, Providence Pavilion, Scottsdale Gateway II, Hen House Marketplace and Brownsville Plaza.

(3)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Equinix Data Center.

(4)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as 765 Broad Street.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Delaware Retail Portfolio – Cypress Hall Shopping Center, Providence Pavilion, Hen House Marketplace and Brownsville Plaza.

(6)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Southchase Village, Delaware Retail Portfolio – Cypress Hall Shopping Center and LA Fitness Spring.

(7)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Southchase Village.

In addition, with respect to the Delaware Retail Portfolio – Cypress Hall Shopping Center Mortgage Loan (0.7%), the Mortgaged Property includes one or more tenants that operate an on-site gas station.

In addition, with respect to the Providence Pavilion Mortgage Loan (1.2%), the related Mortgaged Property includes one tenant that operates an on-site dry cleaner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)		Cut-off Date LTV Ratio(1)	Property Type
GNL Office and Industrial Portfolio	$66,000,000	6.6%	$93	2.60	x	55.1%	Various
Presidential City	$45,000,000	4.5%	$115,271	4.30	x	30.8%	Multifamily
Ceasar’s Bay Shopping Center	$42,000,000	4.2%	$290	3.61	x	51.5%	Retail
NEMA San Francisco	$40,000,000	4.0%	$271,883	2.27	x	37.7%	Multifamily
Equinix Data Center	$40,000,000	4.0%	$151	2.44	x	49.8%	Leased Fee
Inland Life Storage Portfolio	$37,000,000	3.7%	$8,051	1.68	x	61.8%	Self Storage
Uline Arena	$36,000,000	3.6%	$483	1.75	x	56.6%	Mixed Use
10000 Santa Monica Boulevard	$35,000,000	3.5%	$782,918	2.34	x	39.8%	Multifamily
765 Broad Street	$33,850,000	3.4%	$161	1.88	x	65.2%	Office
Rivertop Apartments	$31,410,000	3.1%	$140,223	2.52	x	54.9%	Multifamily
Ocean Edge Resort & Golf Club	$29,957,940	3.0%	$207,424	2.15	x	51.6%	Hotel
Loudoun Gateway II and II	$29,410,000	2.9%	$164	2.19	x	64.9%	Office
Village at Knapp’s Crossing	$28,500,000	2.8%	$199	1.75	x	73.3%	Retail
200 North Warner Road	$27,350,000	2.7%	$167	1.61	x	67.7%	Office
Moffett Towers II – Buildings 3 & 4	$25,000,000	2.5%	$499	3.46	x	44.3%	Office
Top 3 Total/Weighted Average	$153,000,000	15.3%		3.38	x	47.0%
Top 5 Total/Weighted Average	$233,000,000	23.3%		3.03	x	45.9%
Top 15 Total/Weighted Average	$546,477,940	54.6%		2.50	x	52.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
GNL Office and Industrial Portfolio	$66,000,000	6.6%
Inland Life Storage Portfolio	37,000,000	3.7
Mr. D's Self Storage Portfolio	24,000,000	2.4
Bison Portfolio	19,548,719	2.0
NMR Pharmacy Portfolio	14,300,000	1.4
Delaware Retail Portfolio	13,600,000	1.4
Vanguard Portfolio	4,825,000	0.5
Total	$179,273,719	17.9%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, in addition to portfolios comprised of multiple Mortgaged Properties, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to the Equinix Data Center Mortgaged Property (4.0%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” are not cross-collateralized but have borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
NEMA San Francisco	1	$40,000,000	4.0%
10000 Santa Monica Boulevard	1	35,000,000	3.5
Total for Group 1:	2	$75,000,000	7.5%
Group 2:
Mr. D’s Self Storage Portfolio	2	$24,000,000	2.4%
Stor & Go Self Storage	1	6,400,000	0.6
Xtra Room Self Storage	1	4,200,000	0.4
Total for Group 2:	4	$34,600,000	3.5%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 40 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	5	$138,069,502	13.8%
New York	5	$88,700,000	8.9%
Pennsylvania	9	$83,046,133	8.3%
New Jersey	2	$73,850,000	7.4%
Ohio	9	$69,881,253	7.0%
Virginia	4	$53,541,384	5.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-two (22) other states and Washington, D.C., with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Five (5) Mortgaged Properties (collectively, 6.4%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina, North Carolina, Virginia, Hawaii or Puerto Rico, and are therefore more susceptible to hurricanes. See representation and warranty nos. 17 and 25 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Seven (7) Mortgaged Properties (16.0%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 14% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Thirty-nine (39) of the Mortgaged Properties (32.6%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to the Inland Life Storage Portfolio Mortgage Loan (3.7%), the related borrower is structured as a Delaware statutory trust that permits up to 250 members.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loan

The Vanguard Portfolio Mortgage Loan (0.5%) was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan).

Delaware Statutory Trusts

With respect to each of the Inland Life Storage Portfolio Mortgage Loan (3.7%) and the Rivertop Apartments Mortgage Loan (3.1%), the related borrower is a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The Ocean Edge Resort & Golf Club, SpringHill Suites Newark, NMR Pharmacy Portfolio – Rite Aid – Hermitage, PA, Aloft Dulles North, Candlewood Suites - Terre Haute IN and The Burgundy Mortgage Loans (collectively, 7.9%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	The Ocean Edge Resort & Golf Club Mortgaged Property (3.0%) is subject to five separate condominium association agreements. Of the 337 rooms, 43 are subject to condominium agreements, including the 13 units owned by individual condominium owners that are operated by the borrowers as part of the collateral via assigned rental management services agreements. For the Bay Pines Condominium Association, the borrower owns 25 units in this 36-unit residential condominium development, has a 68.936% voting interest and has the ability to control material operational decisions of the condominium association. For the Billington-Endicott I Condominium Association, the borrower owns 5 units in this 59-unit residential condominium development, has a 9.341% voting interest and does not have the ability to control decisions made by the condominium association. The Billington-Endicott II Condominium development includes 25 residential condominium units and one commercial condominium unit. For the Billington-Endicott II Condominium Association, the borrower owns the commercial unit, has a 43.85% voting interest and does not have the ability to affirmatively control, but can block certain material decisions of the condominium association, including: (1) voting rights, (2) assessment issues, (3) common element reserves, (4) responsibility for maintenance and repair issues, (5) reallocation of percentage ownership interest in the common elements, (6) conversion of common elements into units, or vice versa, (7) changes to the property covered by the master deed, (8) insurance or fidelity bonds, (9) leasing of units, (10) restrictions on a unit owner’s right to transfer its unit, (11) self-management if previously required by a mortgage holder to be professionally managed, (12) restoration or repair following a casualty or condemnation unless done in accordance with the master deed, (13) any termination of the condominium following a casualty or condemnation, (14) any provisions expressly benefitting mortgage holders, or (15) any termination of the condominium other than following a casualty or condemnation. The Howland Village I Condominium development includes 49 residential condominium units and 1 commercial condominium unit. For the Howland Village I Condominium Association, the borrower owns the commercial unit, has a 2.048% voting interest and does not have the ability to control decisions made by the condominium association. The Middlecott Village I Condominium development includes 37 residential condominium units and 1 commercial condominium unit. For the Middlecott Village I Condominium Association, the borrower owns the commercial unit, has a 6.07% voting interest and does not have the ability to control decisions made by the condominium association.

●	The Aloft Dulles North Mortgaged Property (1.1%) is one land condominium unit within a three-unit land condominium. Neither of the other two land condominium units are collateral for the Mortgage Loan. The borrower does not control the related condominium association. The manager of the condominium association has the right to propose the annual condominium budget, and each land unit owner is responsible to pay common expenses in proportion to such unit owner’s percentage interest in the common elements. The borrower represents 47.1% of the common interests held by the owners in the condominium regime and the condominium declaration may only be amended with the consent of unit owners having two thirds of total authorized votes, which allows the borrower to veto any amendment to the declaration.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 7 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	112	$912,821,188	91.2%
Leasehold	1	42,000,000	4.2
Fee/Leasehold(3)	1	23,500,000	2.3
Fee/Subleasehold	1	23,000,000	2.3
Total	115	$1,001,321,188	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), pursuant to the related estoppel that was obtained in connection with the origination of the Mortgage Loan, the borrower, as ground lessee, is in violation of certain covenants under the ground lease at the Mortgaged Property due to several existing department of buildings and environmental control board violations (the “Existing Violations”). The borrower’s potential liability for the failure to cure such Existing Violations is the termination of the ground lease. The ground lease may not be terminated as a result of the Existing Violations unless the borrower fails to diligently pursue the cure of the Existing Violations. The borrower has cured a number of the Existing Violations and is required by the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the remaining Existing Violations. The Mortgage Loan documents are recourse to the borrower and the guarantor for any losses incurred by the lender in connection with or arising out of the Existing Violations. Additionally, the ground lessor has agreed to enter into a new ground lease on the same terms with the lender if the existing ground lease were to be terminated for any reason. The Mortgage Loan documents are fully recourse to the borrower and the guarantor if the ground lease is terminated, cancelled or otherwise ceases to exist and the ground lessor has not entered into a new ground lease with the lender on the same or substantially similar terms and conditions. Pursuant to the ground lease, the lender has a reasonable time to cure the Existing Violations.

With respect to the Crocs Distribution Center Mortgage Loan (2.3%), the Mortgage Loan is secured in part by the related borrower’s sub-lease interest in the related Mortgaged Property and in part by the related borrower’s fee simple interest in the related Mortgaged Property. The related borrower’s fee simple interest in the related Mortgaged Property is subject to a ground lease with the Dayton-Montgomery County Port Authority (the “DMCPA”), which was entered into to facilitate a bond financing arrangement that allowed the DMCPA to provide tax incentives for the development of the Mortgaged Property. Under that arrangement, the DMCPA issued bonds payable to the related construction lender under a construction loan, the proceeds of which construction loan (which were deemed to be advances of principal under such bonds) were used to finance the development of the related Mortgaged Property. The construction loan was refinanced with the proceeds of the Crocs Distribution Center Mortgage Loan and the related bonds issued by the DMCPA were not redeemed and instead were assigned to and reissued in the name of the mortgage lender as holder and payee at origination. In conjunction with that bond financing arrangement, the related borrower was granted a sales and use tax exemption for construction and building materials purchased for the construction of the improvements at the Mortgaged Property. Under the ground lease structure, the DMCPA ground leases the Mortgaged Property from the related borrower for a nominal rent of $1 per year (all of which was paid prior to origination of the Crocs Distribution Center Mortgage Loan), and subleases the land back to the related borrower. The term of the related ground lease between the related borrower, as ground lessor, and the DMCPA, as ground lessee, expires on January 1, 2044 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan).  The term of the related sublease between the DMCPA, as sublessor, and the related borrower, as sublessee, expires on January 1, 2044 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan). The rent due from the related borrower from time to time under the sublease is equal to the principal and interest payments due to lender under the bonds issued by the DMCPA and, in addition, the related borrower must pay an annual administrative fee of $5,000 plus any expenses paid or incurred by the DMCPA from time to time as further provided in the related sub-lease documents. The principal and interest payments due under the bonds issued by the DMCPA match the debt service payments due under the Crocs Distribution Center Mortgage Loan, and the related borrower receives a credit for rent under the sub-lease for amounts paid by the related borrower to the mortgage lender (who is the holder of the bonds issued by the DMCPA). Further, the Mortgaged Property is not pledged as security for the bonds issued by the DMCPA and at origination the DMCPA entered into an assignment of lease and rents with respect to the sub-lease in favor of the mortgage lender, and the bonds issued by the DMCPA (which are held by the mortgage lender as holder and payee) have a maturity date coterminous with the maturity date of the Crocs Distribution Center Mortgage Loan.    See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

In general, except as noted in the exceptions to representation and warranty no. 35 in Annex D-1 indicated in Annex D-2 or otherwise discussed above, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event the ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 41 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the GNL Office and Industrial Portfolio Mortgage Loan (6.6%), the Up Central Leasing LLC Mortgaged Property is designed and used as a steel processing facility, and as a result of previous investigations and current findings of contaminants and other substances that are associated with long-term use as an industrial property, the borrower is required to, no later than November 1, 2019, (i) conduct a baseline environmental assessment (“BEA”) with respect to the Mortgaged Property in accordance with all requirements of local law and (ii) prepare a “due care plan” in compliance with all requirements of local law. The borrower is required at all times to maintain all engineering controls and institutional controls and otherwise comply with all requirements with respect to the protection of human health and the environment. In the event that lender exercises any of its right or remedies under the Mortgage Loan documents with respect to the Mortgaged Property, the borrower is required to pay all reasonable out-of-pocket costs and expenses incurred by the lender with respect to the BEA or in connection with any foreclosure.

●	With respect to the Presidential City Mortgage Loan (4.5%), the Phase I ESA identified a controlled recognized environmental condition (“CREC”) related to remediated fuel oil soil contamination at a portion of the Presidential City Mortgaged Property near the building commonly known as Madison. A Phase II investigation was completed in 2012 and submitted along with a cleanup report plan in 2013 to the Pennsylvania Department of Environmental Protection (“PADEP”). The work performed included UST removal and fuel oil-impacted soil excavation and disposal. Site-wide confirmatory soil and groundwater sampling confirmed that potential exposure to fuel oil constituents in groundwater and soils had been managed through the use of institutional and engineering controls through the retention and maintenance of the existing asphalt paving. An approval letter was listed by the PADEP on August 27, 2015 establishing environmental covenants, pursuant to which the related borrower sponsor agreed to inspect and maintain the structural integrity of the engineering controls (impervious asphalt was used to cover and cap the excavation area) and that groundwater supply wells for potable or agricultural purposes would not be installed on-site.

●	With respect to the Equinix Data Center Mortgage Loan (4.0%), the Mortgaged Property is part of the former Hackensack Meadowlands Development Commission landfill. The Phase I ESA identified a vapor barrier and subslab venting system for methane that were installed and completed per a New Jersey Department of Environmental Protection (“NJDEP”) Inspection Summary Report, dated February 26, 2015 as a controlled REC. The Phase I ESA opined that no further action, other than maintaining in place controls and regulatory compliance was required. The financial assurance posted to satisfy the NJDEP was $65,400, which will remain for the term of the Mortgage Loan. In addition, the borrower sponsor maintains a Premises Pollution Liability Portfolio (“PPL”) policy from ACE American Insurance Company (rated “A-“ by S&P and “A/XIV” by A.M. Best Company), which names the lender with its successors and assigns as an insured, with a policy limit of $50,000,000 per incident and in the aggregate, a deductible of $100,000, which policy expires on June 30, 2021 and is subject to renewal for three-year intervals.

●	With respect to the Ocean Edge Resort & Golf Club Mortgage Loan (3.0%), a Phase I environmental report, dated July 22, 2019, recommended additional testing be completed at the Mortgaged Property resulting from three former underground storage tanks that were removed from the Mortgaged Property in 2013. The underground storage tanks were reported to be in good condition; however, soil and groundwater testing were recommended in order to determine the subsurface impact. In lieu of Phase II testing, the environmental engineer provided an opinion that the probable cost estimated for any potential remediation that would result from a Phase II investigation would be $190,000. The lender determined that the borrower has sufficient financial resources to complete any potential remediation that may be required as a result of such investigation.

●	With respect to the Storage Etc. – Los Feliz Mortgage Loan (2.0%), the related Phase I ESA identified a REC at the Mortgaged Property, in connection with the Mortgaged Property’s proximity to the San Fernando Valley Area 4 National Priority List site (“Area 4”) and the San

Fernando Valley Area 2 National Priority List site (“Area 2”). The possible presence of relatively low levels of groundwater contaminants underlying the Mortgaged Property associated with Area 4 and Area 2 is considered a REC. The related ESA identified a number of parties as potentially responsible for the contamination which jointly form the Glendale Respondents Group (“GRG”). The GRG is paying the costs for the cleanup, including the design, construction, and operation and maintenance of the treatment facilities. However, according to the related ESA, based upon the ongoing regulatory oversight and response actions being conducted (by the identified responsible parties), the depth to groundwater, and the presence of municipal water service, the Mortgaged Property’s proximity to Area 2 and Area 4 is not considered a significant environmental concern to the Mortgaged Property. The Phase I ESA recommends that that a periodic file review be conducted with the Los Angeles Regional Water Quality Control Board to determine whether conditions associated with Area 2 and Area 4 represent a current environmental concern in connection with the Mortgaged Property, and the environmental indemnity agreement requires the borrower to comply with all reasonable written requests to effectuate remediation or obtain a no further action letter for any condition at the Mortgaged Property based upon the recommendation and observation of an independent environmental consultant. The Phase I ESA estimated the cost of such a review to be $1,000 per file review. In July 2011, the borrower obtained an environmental liability policy from Great American Insurance Group (rated A+ by S&P) to mitigate the Mortgaged Property’s proximity to the above referenced regional groundwater issues. The policy limit is $3,000,000 and has been extended so that it is a 13-year policy (three years past the maturity date of the Mortgage Loan) from the origination of the Mortgage Loan. The lender and its successors and assigns were added as a named insured to the policy.

●	With respect to the Southchase Village Mortgage Loan (1.6%), the related Phase I ESA identified a REC at the Mortgaged Property in connection with the former operation of a chlorinated solvent dry cleaning machine at the Mortgaged Property from approximately May 1996 to May 2004. A prior subsurface investigation performed in June 2003 by National Assessment Corporation found solvents in the groundwater at concentrations above the Florida Department of Environmental Protection (“FDEP”) cleanup target levels. Since 1998, the Mortgaged Property has been enrolled in the FDEP’s Drycleaning Solvent Cleanup Program (the “DSCP”), which funds the investigation and remediation of releases of chlorinated solvents from dry cleaning equipment. It is anticipated that state funding will finance any further work required by the DSCP. In light of the absence of human health risks, the Mortgaged Property’s entry into the DSCP, and the funding to be provided by the DSCP, the related Phase I ESA recommends no further action or investigation at this time with regard to the former dry cleaning facility, other than the continued compliance with any requirements issued by the DSCP.

●	With respect to the NMR Pharmacy Portfolio Mortgage Loan (1.4%), the related Phase I ESA identified a REC at the WAG – Henderson, KY Mortgaged Property (0.1%) in connection with the former operation of auto repair and filling station activities at the Mortgaged Property from approximately 1956 through 1996. No information regarding the operation of these former facilities is on file with the Kentucky Department of Environmental Protection, and these facilities are not listed on the regulatory database. However, much of the time that operations were conducted at the Mortgaged Property predates regulatory oversite. Based on the historical use of the Mortgaged Property for auto repair operations, the possible storage of petroleum in underground storage tanks associated with the historic filling station and the potential for vapor migration, these former activities at the Mortgaged Property represent a REC. In September 2019, the borrower obtained an environmental liability policy from Great American Insurance Group. The policy limit is $1,000,000, the premium is fully paid, and the policy extends through September 27, 2032. The lender and its successors and/or assigns were added as a named insured to the policy.

●	With respect to The Firebrand Hotel Mortgage Loan (1.4%), the related Phase I ESA identified a REC at the related Mortgaged Property in connection with (i) an active leaking underground storage tank (“LUST”) case, related to the former operation of Stacey Oil Company at the

Mortgaged Property, and (ii) an active petroleum release case, related to the former operation of Whitefish Title Services at the Mortgaged Property. With respect to the Stacey Oil Company LUST case, the Phase I ESA recommended response actions continue in accordance with the Montana Department of Environmental Quality’s (the “MDEQ”) requirements, until such time that MDEQ issues a resolution. The Phase I ESA reported that 90% of the assessment and remediation costs associated with the Stacey Oil Company LUST case are covered by MDEQ through the Petroleum Tank Release Compensation and Cleanup Fund (the “Cleanup Fund”), and the remaining 10% are the responsibility of the owner of the Mortgaged Property, as described below. With respect to the Whitefish Title Services petroleum release case, a groundwater collection system is currently in place within the basement of the hotel building at the Mortgaged Property to address the related existing groundwater contamination. The Phase I ESA recommended the continued operation of the groundwater collection system and reporting in accordance with MDEQ requirements until such time the MDEQ issues a resolution. Both cases have been entered into the Cleanup Fund, which reimburses 100% of eligible costs, once the deductible of $17,500 has been met, up to a maximum total reimbursement of $982,500. The Phase I ESA reported that both cases have met their respective deductibles; however, the responsible party for the Stacey Oil Company LUST case is still required to pay a 10% penalty on subsequent eligible costs. With respect to the Whitefish Title Services case, the Phase I ESA reported that the MDEQ case manager did not anticipate that further investigative or remedial work will be required other than to continue submitting a monthly report confirming that the water discharge is not going to the storm drains at the Mortgaged Property. EBI Consulting issued an opinion of probable cost, which provided that the total estimated cost to obtain a no further action resolution from MDEQ for both release cases (without the financial assistance of the Cleanup Fund) is not expected to exceed $15,000. At the origination of the Mortgage Loan, the borrower deposited $18,750 into an environmental reserve account to perform the environmental work at the Mortgaged Property related to these cases, which represents 125% of the estimated costs of such environmental work. The related Mortgage Loan documents provide that the borrower is required to use commercially reasonable efforts to expeditiously perform such environmental work.

●	With respect to the Candlewood Suites – Terre Haute IN Mortgage Loan (0.9%), the related Phase I ESA identified a REC at the Mortgaged Property in connection with the former operation of a gas station and auto repair facility at the Mortgaged Property from approximately the 1920s through the 1970s. Based on the historical use of automotive fluids and the associated generation of hazardous waste, the relatively long duration of operations of the former tenants (40 to 50 years), and the lack of storage tank and waste disposal regulations utilized during this period, these former activities at the Mortgaged Property represent a REC. A limited Phase II Subsurface Investigation was prepared on May 20, 2019 in order to determine if underground storage tanks exist at the Mortgaged Property and if the Mortgaged Property was adversely affected by the former gas station operations. The related Phase II report concluded that there was no evidence of underground storage tanks at the Mortgaged Property, and the vapor concentrations did not represent an environmental issue, and the related ESA did not recommend any further action.

●	With respect to the Hen House Marketplace Mortgage Loan (0.8%), the related Phase I ESA identified a REC at the Mortgaged Property in connection with the former operation of dry cleaning tenants at the Mortgaged Property from approximately 1984 until 2017. Sub-slab soil vapor sampling identified detectable concentrations of contaminants in excess of the levels required by the Kansas Department of Health and Environment (“KDHE”), and a vapor migration system was installed in August 2018, consisting of a sub-slab depressurization system. Based on the identified subsurface impacts and the open regulatory case status, the former dry cleaning tenants represent a REC at the Mortgaged Property. The Phase I ESA identified the previous owner of the Mortgaged Property, Rubenstein Real Estate Co., LC, as the responsible party. Moreover, the Mortgaged Property has been enrolled in the Kansas Dry Cleaning Facility Release Trust Fund (“DCFRTF”), which is expected to pay for costs of up to $5,000,000 for corrective action at any contaminated dry cleaning site. The Phase I ESA recommends the continued operation and maintenance of the vapor mitigation system. In addition, the Phase I

ESA recommends that the responsible party continue to coordinate with the KDHE to obtain regulatory closure. Otherwise, no further action or investigation was recommended in the related ESA.

●	With respect to the Vanguard Portfolio Mortgaged Property (0.5%), the related Phase I ESA identified a REC at the 50 Morehall Road Mortgaged Property (0.1%) in connection with groundwater contamination due to the historic use of a neighboring property. Groundwater sampling conducted in 2018 identified certain chlorinated volatile organic compounds including trichloroethylene (“TCE”) and perchloroethylene (“PCE”) from the adjacent site. While the levels of TCE and PCE identified were below the vapor intrusion screening levels identified by the Pennsylvania Department of Environmental Protection, the presence of TCE and PCE still constitutes a REC. Based on the identification of a responsible third party, connections to public water and sewer and the non-residential use of the property vapor intrusion is not expected to constitute a significant environmental concern at the Mortgaged Property according to the Phase I ESA.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties related to the 15 largest Mortgage Loans and Mortgage Loans with PIP amounts exceeding 10% of the related Cut-off Date Balance.

●	With respect to the GNL Office and Industrial Portfolio Mortgage Loan (6.6%), Quest Diagnostics, Inc. (“Quest”), which is the sole tenant at the Quest Diagnostics, Inc. Mortgaged Property (1.8%) and represents approximately 10.1% of net rentable area and 26.9% of underwritten base rent for the portfolio of Mortgaged Properties, has the right, if all development approvals are received, and certain conditions are satisfied, to construct an addition to the existing leased buildings (“Expansion Space”) or a new building (“Expansion Building”) of not less than 75,000 square feet and not more than 275,000 square feet. Such option may be exercised by Quest until August 31, 2023, unless sooner terminated or extended pursuant to the lease agreement. If Quest exercises its option regarding the Expansion Space and other underlying loan conditions are satisfied prior to commencing any construction of the Expansion Space, either the borrowers or Quest is required to deliver to the lender any of the following: (a) security for the performance of, and the payment of all amounts to be incurred with, the Expansion Building and as additional security for borrowers’ obligations under the Mortgage Loan documents; (b) a guaranty from guarantor guaranteeing full payment and performance; or (c) provided that Quest (x) then remains as the guarantor of all of the obligations under the lease agreement and (y) then has a senior unsecured debt rating of at least “BBB” by S&P and the equivalent of such rating by each other rating agency, a guaranty from Quest guaranteeing full payment and performance. Any such acceptable security delivered to the lender must be in an amount equal to the total cost to complete the Expansion Building, and, in the event that the borrowers or Quest fails to pay any sums due, the lender may apply such acceptable security at the option of the lender to pay for the costs of the Expansion Building. In the event the Trust were to take title to the Quest Diagnostics, Inc. Mortgaged Property in connection with a default under the Mortgage Loan, and the Quest lease was then in effect, the Trust, as landlord, would not have the funds to effect such construction, and further, would be prohibited under REMIC regulations from effecting any construction that was less than 10% complete (or had not yet begun at all) at the time the Mortgage Loan defaulted or was in imminent default. See “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure.” In the event that, following a foreclosure, Quest has the right to exercise its option for such construction, and the Trust is unable to perform or agree to such construction for the reasons stated above, Quest may have the right to exercise remedies under its lease, including but not limited to seeking a monetary judgment.

●	With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), the Mortgaged Property underwent a three-phase repair program between 2013 and 2019 at a reported cost of approximately $17,000,000. The Mortgaged Property is expected to undergo future maintenance, repair and rehabilitation work (the “Piling Work”) relating to certain marine platform structures that serve as the foundation of the Mortgaged Property and support the “over water” portions of the Mortgaged Property. Ocean & Coastal Consultants, Inc. prepared an Opinion of Probable Cost (the “OPC”) to forecast the cost of the Piling Work over a five-year period with potential applicability to a 25-year outlook. The OPC bottom line estimate was $3,430,000 over the first five-year period (from 2017-2021) or $686,000 per year, which excludes an additional estimated $660,610 for pile repairs in the five-year projection or $132,000 per year. Watermen, LLC reviewed the OPC and noted that the OPC excludes certain deck rehabilitation work in the approximate amount of $529,000. Additionally, certain roofing work in the estimated approximate amount of $440,000 over the term of the Mortgage Loan is required (the “Roofing Work”). At origination, the borrower deposited (i) $6,000,000 into a reserve fund to cover the Piling Work and (ii) $1,000,000 into a reserve fund to cover replacement repairs, including the Roofing Work.

●	With respect to the Crocs Distribution Center Mortgage Loan (2.3%), the construction of the related improvements at the Mortgaged Property is substantially complete and the sole tenant, Crocs, Inc., has taken occupancy of its premises; however, an estimated $1.66 million of work for which the borrower is responsible, including certain punch items, remains outstanding. At origination, the borrower deposited with the lender 100% of the estimated cost to complete this work. In addition, Crocs, Inc. has the right to require the borrower to expand the existing improvements at the Mortgaged Property by an amount of square footage (the “Crocs Expansion Premises”) to be solely determined by Crocs, Inc. (which improvements will, upon substantial completion, become a part of Crocs, Inc.’s demised premises under its lease), provided that in no event may Crocs, Inc. cause the total improvements at the Mortgaged Property to exceed 760,000 rentable square feet. Any design, development or construction costs (the “Expansion Costs”) incurred by the borrower in connection with the Crocs Expansion Premises are required to be paid by Crocs, Inc. through an annual base rent to be calculated by multiplying the Expansion Costs by the rate obtained by adding 3.75% to the 10-year U.S. Treasury yield at the time the Crocs Expansion Premises is substantially completed (the “Crocs Rent Constant”). If the Crocs Rent Constant exceeds 10%, Crocs, Inc. may, in its sole discretion, elect to pay the Expansion Costs, subject to certain conditions set forth in the lease, including, but not limited to (i) thirty days prior written notice to the lender that Crocs, Inc. elects to pay the Expansion Costs and (ii) the lender being provided with the terms and conditions of the financing obtained by Crocs, Inc. Unless Crocs, Inc. elects to pay the Expansion Costs, the Mortgage Loan documents require the related borrower to deposit with the lender an amount equal to 125% of the amount reasonably estimated by the lender to be sufficient to pay the Expansion Costs prior to beginning construction.

●	With respect to the Residence Inn – Hoover, AL Mortgage Loan (1.2%), the Mortgaged Property is subject to a change in ownership PIP, which includes renovations to the exterior, guestrooms and lobby of the Mortgaged Property. The PIP work must be completed between March 2020 and February 2023, as applicable to each renovation. The Mortgage Loan documents are recourse to the borrower and the guarantor for any losses incurred as a result of the borrower’s failure to complete the PIP on or prior to the deadline for each item related thereto. Additionally, the borrower reserved $1,000,000 at origination in a PIP reserve account.

●	With respect to the Aloft Dulles North Mortgage Loan (1.1%), the Mortgaged Property is subject to a franchise-mandated PIP, which includes improvements to guestrooms and common areas with an estimated expense of $2,997,900. The PIP work must be completed by October 18, 2020. At origination, the lender required a completion guaranty for completion of the PIP by October 18, 2020. There will be an event of default under the Mortgage Loan if the PIP is not completed by such deadline. Additionally, the borrower reserved $2,997,900 at origination in a PIP reserve account.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than fourteen (14) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the GNL Office and Industrial Portfolio Mortgage Loan (6.6%), all of the borrowers are 100.0% owned by Global Net Lease Operating Partnership, L.P., the non-recourse carve-out guarantor. Global Net Lease Operating Partnership, L.P. is the business operations entity of Global Net Lease, Inc. (“GNL”). GNL is an affiliate of AR Global Investments, LLC. In 2014, Nicholas Schorsch had an ownership interest in the entity that is the external advisor to GNL and a fund management business called AR Capital. Mr. Schorsch was executive chairman of the board of directors of AR Capital and resigned in 2014. AR Capital, Mr. Schorsch and a partner at AR Capital, Brian Block, were the subjects of a SEC investigation (in which Mr. Schorsch, Brian Block and AR Capital were alleged to have wrongfully obtained millions of dollars in fees in connection with REIT mergers that were managed by AR Capital) where they ultimately agreed to a settlement without admitting or denying the SEC’s findings. In 2019, they agreed to pay disgorgement of more than $39 million, civil penalties of $14 million against AR Capital, $7 million against Mr. Schorsch and $750,000 against Mr. Block. The settlements are subject to court approval. In addition, Mr. Schorsch and/or companies with which he was associated, including American Realty Capital Properties Inc., have been the subject of various regulatory investigations and named as defendants in certain securities class action complaints and shareholder suits, including in connection with certain financial statement errors.

●	With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), one of the borrower sponsors is currently subject to class action litigation proceedings in Israeli court. In September 2014, the shareholders of the borrower sponsor accused the borrower sponsor and several of its subsidiaries of releasing a public statement regarding its financial condition that contained misleading information, with a collective approximate demand of $3,700,000.

●	With respect to the NEMA San Francisco and 10000 Santa Monica Boulevard Mortgage Loans (collectively, 7.5%), one of the principals of the related borrower sponsor, Russel Galbut, was the chairman of the board of directors (the “Board”) of Plaza Health Network, which owned eight non-profit nursing and rehabilitation centers at the time Plaza Health Network was under federal government investigation in connection with a 2013 whistleblower lawsuit alleging illegal Medicaid and Medicare overbilling and paying kickbacks to doctors for patient referrals. Upon conclusion of such investigation, the U.S. Attorney advised that the government did not intend to intervene on the overbilling claim, but did intend to intervene on the kickback claim. Based upon the government findings that Plaza Health Network’s CEO, Dr. William Zubkoff, entered into bogus contracts with such referring physicians to provide medical treatment at Plaza Health Network’s facilities, the Board (a) fired Dr. Zubkoff and (b) negotiated a settlement to (i) return funds attributable to such referrals and (ii) agreed not to re-employ Dr. Zubkoff. At no time did the government ever allege or claim that the Board or any member of the Board, including Mr. Galbut, had acted improperly or in contravention of the law.

●	With respect to the Mr. D’s Self Storage Portfolio Mortgage Loan (2.4%), the Stor & Go Self Storage Mortgage Loan (0.6%) and the Xtra Room Self Storage Mortgage Loan (0.4%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions. Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property. Robert Morgan and several members of his organization have been indicted by a federal grand jury for, among other things, conspiracy to commit wire fraud and bank fraud for their alleged roles in a mortgage fraud scheme. There can be no assurances that Robert Moser and/or his assets will not be affected in connection with the criminal prosecution of Robert Morgan. Additionally, the borrower sponsor, along with Robert Morgan, were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 recreational vehicle parks that was originated in 2006. Of the 12 properties, four have been released from the lien of the related mortgage, seven have been foreclosed and sold and one remains an REO property. In connection with the related deficiency claims, the related CMBS lender, together with Robert Moser and Robert Morgan, agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

●	With respect to the One Main Plaza Mortgage Loan (2.3%), the borrower sponsor, John Saunders, is currently involved in a pending civil litigation proceeding alleging fraud which was filed in Orange County, California on October 9, 2018. The plaintiff is an investor in CORE Realty Holdings, LLC (“CORE”), an entity which is wholly owned by the borrower sponsor and one other defendant. The plaintiff reportedly invested $200,000 with CORE in 2017 and alleges that the defendants intermingled CORE’s funds with their own personal funds and that the defendants used CORE’s funds for their own personal gain. The case has a jury trial date of June 1, 2020. Mr. Saunders has a reported net worth and liquidity in significant excess of the plaintiff’s investments in CORE.

●	With respect to the 145 Spring Street Mortgage Loan (1.8%), the related borrower sponsor, Ralph Sitt, is a named defendant to a civil action filed in 2014 by his brother alleging, among other things, usurpation of corporate opportunities to the determinant of family businesses and fraud and seeking damages in the amount of approximately $8,000,000 in connection with a real property unrelated to the Mortgaged Property in which each brother held an ownership interest. The borrower sponsor has filed a motion to dismiss such litigation and has represented to the lender that certain of the related claims may now be moot in consideration of the loss of each brother’s ownership interest in the property pursuant to a court-ordered foreclosure sale that was executed by the related lender in 2018.

●	With respect to the LA Fitness Spring Mortgage Loan (0.6%), the related borrower sponsor is a named defendant to a civil action filed in 2019 by a former tenant at a property unrelated to the Mortgaged Property at which the borrower sponsor was the property manager. The plaintiff is seeking unspecified damages in connection with alleged health risks to the plaintiff from exposure to soil and/or groundwater contaminants caused by a dry cleaner operating at the property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 14 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Thirty-five (35) of the Mortgage Loans (72.7%) were originated in connection with borrower’s refinancing of a previous mortgage loan.

●	Seventeen (17) of the Mortgage Loans (24.7%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) of the Mortgage Loans (1.4%) was originated in connection with the borrower’s refinancing of a previous mortgage loan and acquisition of the related Mortgaged Properties.

●	Two (2) of the Mortgage Loans (1.2%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

●	With respect to the NMR Pharmacy Portfolio Mortgage Loan (1.4%), a portion of the proceeds of such Mortgage Loan refinanced a prior loan secured by the Rite Aid/PNC ATM – Dayton, OH Mortgaged Property that was in maturity default at the time of refinancing. The prior loan, including all default interest that was due thereon, was repaid in its entirety upon the origination of the NMR Pharmacy Portfolio Mortgage Loan. The prior lender did not incur any losses.

●	With respect to the Providence Pavilion Mortgage Loan (1.2%), proceeds of the Mortgage Loan refinanced a prior loan that was in special servicing at the time of refinancing because the maturity date of the prior loan was approaching. The loan was repaid with no loss to the prior lender.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the NEMA San Francisco, Equinix Data Center, Inland Life Storage Portfolio, 10000 Santa Monica Boulevard, Ocean Edge Resort & Golf Club, Loudoun Gateway II and III, Village at Knapp’s Crossing, 200 North Warner Road, Mr. D’s Self Storage Portfolio, One Main

Plaza, Bison Portfolio, 145 Spring Street, Scottsdale Gateway II, Delaware Retail Portfolio, Providence Pavilion, Residence Inn – Hoover, AL, Kohl’s Highland Heights, Storage Etc. – Los Feliz, Candlewood Suites – Terre Haute IN, Stor & Go Self Storage and Xtra Room Self Storage Mortgage Loans (collectively, 45.7%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower or principal bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or group of Mortgage Loans with related borrowers, we note the following:

●	With respect to the NEMA San Francisco and 10000 Santa Monica Boulevard Mortgage Loans (collectively, 7.5%), an entity affiliated with the related borrowers and guarantors (the “Affiliated Entity”) previously filed for bankruptcy in April 2009 to obtain relief from mortgage debt incurred to acquire a real estate development project. The borrower and the guarantors reported that the Affiliated Entity agreed to purchase a 680-unit development in Japan from a developer, Zephyr Co. A Lehman Brothers entity agreed to fund an acquisition loan to the Affiliated Entity and provided a letter of credit to the developer to ensure funding of the acquisition loan. Due to its distressed financial position and the 2008-2009 financial crisis, the Lehman Brothers entity notified the Affiliated Entity that it would be unable to fund the loan at origination despite the letter of credit delivered to the developer. According to the borrower and the guarantors, the Affiliated Entity increased its equity contribution so that the Lehman Brothers entity would fund the loan and closing could take place. Subsequent to the funding and closing, both the developer and Lehman Brothers filed for bankruptcy protection in 2008. According to the borrower and the guarantors, the development project failed in part because of concerns by buyers of condominiums at the development regarding the developer’s bankruptcy, including concerns about construction warranties and the financial stability of the development. The receiver for the Lehman Brothers entity (which entity was then in liquidation) exercised its rights in the collateral in November 2008. The borrowers and the guarantors reported that although the Affiliated Entity continued to manage the development until March 2009 and invested an additional $20 million into the project, the Affiliated Entity’s efforts to turn around the development and work out the loan were ultimately hampered by lack of responsiveness from the receiver for the Lehman Brothers entity, and subsequently the Affiliated Entity sought bankruptcy protection.

●	With respect to the Equinix Data Center Mortgage Loan (4.0%), affiliates of the borrower sponsor entered into deed-in-lieu of foreclosure agreements related to two defaulted real estate loans (one with a maturity date balance of $26.9 million, and the other with an original principal amount of $17 million). Prior to the deed-in-lieu of foreclosure agreements, the related lenders sold the loans to third party purchasers for $15.5 and $6.5 million, respectively. Additionally, affiliates of the borrower sponsor entered into a deed-in-lieu of foreclosure agreement with the related special servicer in February 2014 with respect to a $10.3 million defaulted real estate loan. The property was conveyed for the amount of the prior mortgage loan as a part of a 1031 exchange.

●	With respect to the Inland Life Storage Portfolio Mortgage Loan (3.7%), the related borrower sponsor has had six previous foreclosures, one previous deed-in-lieu foreclosure and has four ongoing foreclosures, all unrelated to the Mortgaged Properties.

●	With respect to the Ocean Edge Resort & Golf Club Mortgage Loan (3.0%), the borrower sponsor, Corcoran Jennison Company, Inc., was involved in a foreclosure for the Bayside Expo Center in 2009. The $22 million, 10-year CMBS loan was originated in January 1999 by BNY Mellon. In 2004, the Boston Convention and Expo Center opened, and significantly impacted business at Bayside Expo Center. Despite attempts on behalf of the borrower sponsor to negotiate a workout, the special servicer foreclosed on the property in mid-2009, and sold it a year later on June 1, 2010, to University of Massachusetts for $15 million, resulting in a loss to the trust of $2.6 million. In an unrelated property, the borrower sponsor is the nonmember manager of CJ Crosstown LLC, which entity is 44.5% member of Crosstown Centre Hotel LLC. The Crosstown Center Hotel development was financed in September 2002 through a leasehold mortgage, which governed the payment under senior and subordinated bonds issued by the City of Boston, acting through its Industrial Development Finance Authority. In March 2011, the borrower and trustee for the bonds entered into a forbearance agreement, under which the borrower paid interest on the senior and subordinated bonds at the non-default rates, and made no principal payments. On March 18, 2016, the hotel was refinanced, which extinguished the senior and subordinated bonds at a negotiated discounted basis at the then current market value of the bonds.

●	With respect to the Loudoun Gateway II and III Mortgage Loan (2.9%), one of the borrower sponsors, James F. Hefelfinger, was the sole principal of 1766-68 Associates, L.P., (“1776”) which owned a building in New York that was declared unsafe and in imminent peril by the New York City Department of Buildings (“DOB”) in June 2009 in connection with the construction of the Second Avenue subway. 1766 retained legal and engineering professionals to address the situation. Despite developing a preliminary plan for remediation, the DOB issued and enforced a vacate order and a violation, which resulted in an unexpected and immediate stoppage of all rental income. The mortgage on the property at the time was held by Fannie Mae and lapsed into default. The mortgage was then sold to a private third party who later commenced a foreclosure action. Subsequently, 1766 filed several lawsuits against the MTA, New York City and the insurance carrier. All litigation was settled and the holder of the mortgage was made whole. The property was eventually sold in 2014.

In addition, with respect to the Loudoun Gateway II and III Mortgage Loan (2.9%), in September 2009, the guarantor, Carter Sackman was listed among several defendants in a foreclosure action by GMAC Mortgage, LLC related to an unrelated property in Florida. On October 22, 2010, the matter was dismissed without prejudice.

●	With respect to the Village at Knapp’s Crossing Mortgage Loan (2.8%), Chris Brochert and Daniel Stern, the guarantors, were 15% partners in an unrelated property, Green Oak Market place. In 2014, instead of foreclosure, the servicer completed a loan modification that was subsequently paid off in full. Phase II of Green Oak Market place had a lender-requested short sale in 2009.

●	With respect to the 200 North Warner Road Mortgage Loan (2.7%), the subject Mortgage Loan represents the acquisition financing of a property that previously secured a loan that went into default and was foreclosed upon. The Mortgaged Property was securitized together with 150 North Warner (also known as Walnut Hill, a 150,572 square foot property, which is not part of the Mortgaged Property), as two crossed assets in the GSMS 2005-GG4 transaction, with an original balance of $35,300,000 and an allocated loan amount of $15,179,000 for the 200 North Warner Road property. The loan was paid through August 6, 2015 and ultimately went into default, which was primarily driven by AT&T, the largest tenant at the Mortgaged Property, downsizing in 2012. In May 2016, LNR Partners, Inc., the special servicer in the GSMS 2005-GG4 transaction, sold 200 North Warner to Cohen Equities for $16,240,000, resulting in a total loss of $9,371,729. The subject Mortgage Loan represents the acquisition financing to purchase the Mortgaged Property from Cohen Equities.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 39 and no. 40 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Ten (10) of the Mortgaged Properties (collectively, 13.1%) are each leased to a single tenant (excluding any that are part of a portfolio with Mortgaged Properties leased to two or more tenants in the aggregate). See Annex A-1 to this prospectus.

●	Six (6) of the Mortgaged Properties (collectively, 8.5%) have a tenant that leases over 50% (by net rentable area) of the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Property identified on Annex A-1 to this prospectus as Ceasar’s Bay Shopping Center.

The Mortgaged Properties identified in the table below are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date (in the case of Mortgage Loans that are not ARD Loans) or Anticipated Repayment Date (in the case of ARD Loans), as applicable.

Mortgaged Property	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
GNL Office and Industrial Portfolio – Quest Diagnostics, Inc.	1.8%	No	8/31/2024	10/1/2029
GNL Office and Industrial Portfolio – AT&T Services, Inc.	1.2%	No	7/17/2026	10/1/2029
GNL Office and Industrial Portfolio – Up Central Leasing LLC	0.3%	No	3/31/2029	10/1/2029
GNL Office and Industrial Portfolio – ComDoc, Inc.	0.3%	No	4/30/2029	10/1/2029
GNL Office and Industrial Portfolio – Stanley Convergent Security Solutions, Inc.	0.3%	No	6/30/2028	10/1/2029
GNL Office and Industrial Portfolio – EQT Gathering, LLC	0.3%	No	6/30/2030	10/1/2029
GNL Office and Industrial Portfolio – Heatcraft Refrigeration Products, LLC	0.2%	No	5/31/2028	10/1/2029
GNL Office and Industrial Portfolio – Hanes Companies, Inc.	0.2%	No	9/30/2028	10/1/2029
GNL Office and Industrial Portfolio – FedEx Ground Package System, Inc.	0.2%	No	6/30/2024	10/1/2029
GNL Office and Industrial Portfolio – Cummins, Inc.	0.1%	No	11/30/2028	10/1/2029
Crocs Distribution Center	2.3%	No	9/30/2030	10/1/2029
NMR Pharmacy Portfolio – Rite Aid – Hermitage, PA	0.1%	No	1/31/2029	10/6/2029
NMR Pharmacy Portfolio – Rite Aid/PNC ATM - Dayton, OH	0.1%	No	3/31/2023	10/6/2029
Vanguard Portfolio	0.3%	No	Various(1)	11/7/2028

(1)	Three (3) of the Vanguard Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For more information on lease terminations see the footnotes to Annex A-1 to this prospectus.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
765 Broad Street	3.4%	Newark Public School	94.7%	91.0%
One Main Plaza	2.3%	County of Maui	45.5%	39.6%
One Main Plaza	2.3%	GSA	18.7%	36.7%
One Main Plaza	2.3%	State Judiciary	3.4%	2.5%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Presidential City, Uline Arena, 765 Broad Street, Loudoun Gateway II and III and 200 North Warner Road.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property, as set forth below:

●	With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), the second largest tenant, Target, is in possession of its space at the Mortgaged Property but is currently building out its space and has not yet commenced paying rent. The tenant is expected to open in July/August 2020. Pursuant to its lease, the tenant is entitled to rent abatement until August 2020, in the total amount of approximately $4,567,700. At origination, the borrower deposited $4,567,700 into a Target reserve account.

●	With respect to the Uline Arena Mortgage Loan (3.6%), the third largest tenant, Pact Inc., representing 15.8% of the net rentable area at the Mortgaged Property, has not yet taken occupancy and is currently building out its space. Pact Inc. is not required to commence paying rent until May 1, 2020 (which date may be extended if there are construction delays), and has a partial free rent period from May 1, 2020 through October 2023. At origination, the borrower escrowed $5,960,060, which represents the total amount of free or gap rent that would otherwise be due under the above lease.

●	With respect to the 765 Broad Street Mortgage Loan (3.4%), the largest tenant, Newark Public School, originally leased 97,101 square feet at the Mortgaged Property and later expanded its space by an additional 101,412 square feet on the fourth through seventh floors (the “NPS Expansion Space”). Upon completion of certain tenant improvement projects, Newark Public School is expected to take occupancy of (i) the 4th, 5th and 7th floors in November 2019 and (ii) the 6th floor in December 2019. Newark Public School is entitled to free rent on the NPS Expansion Space totaling $407,830. Reserves for the full amount of free rent were not taken. At origination, the borrower deposited (i) $271,519 into a reserve account for free rent due under the Newark Public School leases through 2021, (ii) $226,868 into a reserve account for parking credits (rent offsets) owed to Newark Public School under the lease through 2021; (iii) $332,612 into a gap rent reserve for the debt service shortfall between loan origination through the expected outside date for Newark Public School to take occupancy of its space and (iv) $4,852,814 into a rollover reserve for outstanding tenant improvements and leasing commissions under the Newark Public School lease. In addition, at origination, the borrower deposited

$4,763,371 into a free rent reserve account for the Newark Public School lease commencement applying to the 6th floor space. Upon receipt of the signed lease for the 6th floor space on June 19, 2019, the $4,763,371 was released in full to the borrower.

●	With respect to the Loudoun Gateway II and III Mortgage Loan (2.9%), CACI International Inc., the largest tenant at the related Mortgaged Property, is in occupancy of its space and the tenant was given free rent under an expansion space and other lease renewals. At origination of the Mortgage Loan, approximately $610,000 of future rent abatements for CACI International Inc. was escrowed in a rent concession reserve.

●	With respect to the 200 North Warner Road Mortgage Loan (2.7%), the second largest tenant at the related Mortgaged Property, Acriscure, LLC/ Odell Studner, is in occupancy of its space but is expanding by 4,269 square feet. The tenant is entitled to four months of rent abatement in the amount of approximately $36,838 from November 2019 through February 2020. The tenant is expected to begin paying full, unabated rent in March 2020. The borrower deposited approximately $38,996 in a rent abatement account reserved for the tenant.

●	With respect to the Moffett Towers II – Buildings 3 & 4 Mortgage Loan (2.5%), the sole tenant, Facebook, has taken possession of its space, is in a free rent period and has not completed its build-out. The sole tenant is expected to begin paying rent in January 2020 at the portion of the Mortgaged Property known as Building 3 and in December 2019 at the portion of the Mortgaged Property known as Building 4. At the origination of the Mortgage Loan, the borrower reserved $16,127,329, representing 100% of the free rent.

●	With respect to the Crocs Distribution Center Mortgage Loan (2.3%), the sole tenant, Crocs, Inc., has executed a lease and taken occupancy of its space but is not yet paying rent. Crocs, Inc. is required to commence paying rent in March 2020.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational. For more information see Annex A-3 to this prospectus and the accompanying footnotes, in particular those related to the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Buildings 3 & 4.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For more information see Annex A-3 to this prospectus and the accompanying footnotes for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	GNL Office and Industrial Portfolio – Encompass Health Corporation, GNL Office and Industrial Portfolio – AT&T Services, Inc., GNL Office and Industrial Portfolio – Up Central Leasing LLC, GNL Office and Industrial Portfolio – Cummins, Inc., 765 Broad Street, Ocean Edge Resort & Golf Club, Loudoun Gateway II and III, Moffett Towers II – Buildings 3 & 4, Scottsdale Gateway II, NMR Pharmacy Portfolio – WAG – Knoxville, TN, NMR Pharmacy Portfolio – WAG – Cincinnati, OH, NMR Pharmacy Portfolio – WAG – Huntington, IN, NMR Pharmacy Portfolio – WAG – Henderson, KY Mortgaged Properties and Providence Pavilion (collectively, 18.3%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the GNL Office and Industrial Portfolio – Encompass Health Corporation Mortgaged Property (1.3%), if during the Mortgage Loan term, the borrower decides to sell the Mortgaged Property, the borrower must first offer the property to the tenant before marketing the Mortgaged Property to third parties and provide the material economic terms which must be consistent with the market. This purchase option does not apply if the Mortgaged Property is being transferred to an affiliate of the borrower or a merger or restructuring of the borrower and will not apply in the event of a foreclosure or deed-in-lieu thereof.

●	With respect to the GNL Office and Industrial Portfolio – AT&T Services, Inc. Mortgaged Property (1.2%), the tenant is granted a right of first refusal with respect to (i) a sale of the property or (ii) any sale that would result in the current controlling member of the borrower ceasing to own at least a majority interest in the borrower provided that the tenant is not in default of the lease. If an offer is made, it must be subject to tenant’s right of first refusal. If a closing does not occur, the tenant’s failure or refusal to exercise its option will not waive its right of first refusal for any subsequent offers. Such right of first refusal will not apply in the event of a foreclosure or deed-in-lieu thereof.

●	With respect to the GNL Office and Industrial Portfolio – Up Central Leasing LLC Mortgaged Property (0.3%), at any time during the lease term, if the borrower receives an offer from a third party to purchase the Mortgaged Property that the borrower is willing to accept, the borrower must provide written notice to the tenant identifying the purchase price and other material terms. If the borrower decides to sell at a lower price or on materially different terms than in the original offer, the borrower must give tenant written notice including the lower price and revised economic terms. If the tenant does not accept the revised offer, the borrower may sell to another buyer on the terms set forth in the revised offer. If the closing does not occur and the property is re-offered for sale at a later date, the borrower must provide the written notice to tenant as outlined above. Such right of first offer will not apply in the event of a foreclosure or deed-in-lieu thereof.

●	With respect to the GNL Office and Industrial Portfolio – Cummins, Inc. Mortgaged Property (0.1%), if the borrower decides to sell the Mortgaged Property to a party other than to an affiliate, the tenant has a right of first offer to purchase the property pursuant to the lease agreement. Additionally, the tenant at the Mortgaged Property has a purchase option under its lease. The lease provides that, provided no default has occurred and is continuing under the lease, the tenant will have the one-time right to purchase the property prior to November 30, 2028. If the tenant chooses to exercise its right to purchase, the tenant must provide written notice that it is exercising its right at least 9 months prior to the lease expiration date. The purchase price will be based on the then fair market value of the premises. The subordination and non-disturbance agreement between the lender and the tenant provides that (i) any option or right of first offer or right of first refusal to acquire all or any portion of the Mortgaged Property is subject and subordinate in all respects to the lien and Mortgage Loan documents and (ii) any acquisition of title to all or any portion of the Mortgaged Property pursuant to the exercise of any such option by tenant will result in the tenant taking title subject and subordinate in all respects to the lien of the applicable mortgage. Such right of first refusal or purchase option will not apply in the event of a foreclosure or deed-in-lieu thereof.

●	With respect to the 765 Broad Street Mortgage Loan (3.4%), Newark Public School has a right of first offer to purchase the related Mortgaged Property at any time in the event of a proposed sale of the Mortgaged Property to a third party. In addition, Newark Public School also has options to purchase the related Mortgaged Property at fair market value within 60 days after each of the 5th and 12th anniversaries of such tenant’s lease commencement date (December 2022 and December 2029). In the event that Newark Public School exercises either of its options to purchase the related Mortgaged Property, the Mortgage Loan will be full recourse for any deficiency between the purchase price and the then-outstanding Mortgage Loan amount and a cash sweep will trigger upon Newark Public School giving notice of its intent to exercise the purchase option.

●	With respect to the Ocean Edge Resort & Golf Club Mortgage Loan (3.0%), the related Mortgaged Property is secured, in whole or in part, by the borrower’s interest in one or more units in five separate condominium developments. Pursuant to the terms of all of the related condominium by-laws, the prior owner of the Mortgaged Property, The Villages Development Company, Inc. or Corcoran, Mullins, Jennison, Inc., holds a right of first refusal with respect to any sale of a unit by any unit owner. Such right of first refusal will not apply in the event of a foreclosure or deed-in-lieu thereof.

●	With respect to the Loudoun Gateway II and III Mortgage Loan (2.9%), CACI International Inc., the largest tenant at the related Mortgaged Property, CACI International Inc., has the right of first offer to lease all or any portion of any space that becomes vacant and available, as well as a right of first refusal. In the event that CACI International Inc. waives its right of first offer, CACI International Inc. will have a right of first refusal on such space.

●	With respect to the Moffett Towers II – Buildings 3 & 4 Mortgaged Property (2.5%), the sole tenant, Facebook, has a right of first refusal to purchase the Mortgaged Property if the borrower is willing and able to accept an offer to sell the Mortgaged Property to one of Facebook’s competitors (defined as Alphabet Inc., Amazon, Inc., Apple Inc. and Microsoft Corporation). The right of first refusal will remain active so long as Facebook has not assigned its lease to an unaffiliated third party and is not in material monetary default under its lease. The lease specifically carves out transfers in connection with a foreclosure or deed-in-lieu of foreclosure and transfers of membership interests in the related borrower to a foreclosure owner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to the 15 largest Mortgage Loans or group of Mortgage Loans with related borrowers, we note the following:

●	With respect to the Moffett Towers II – Buildings 3 & 4 Mortgaged Property (2.5%), the Mortgaged Property is part of a larger development owned by affiliates of the borrower. These other properties, totaling nearly 7.2 million square feet, compete with the Mortgaged Property, and in certain cases are leased to the same tenant as the Mortgaged Property. The related Mortgage Loan documents do not contain “anti-poaching” provisions to prevent the related borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties (16.0%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 14% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to forty (40) Mortgage Loans (collectively, 85.3%) the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 17 and 30 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to the Equinix Data Center, LA Fitness Spring, Candlewood Suites – Terre Haute IN, The Burgundy and Vineland Leased Fee Mortgage Loans (collectively, 6.9%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions, if any, to representation and warranty nos. 17 and 30 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

●	With respect to the GNL Office and Industrial Portfolio (6.6%), the Quest Diagnostics, Inc., Encompass Health Corporation, Up Central Leasing LLC, ComDoc, Inc., Metal Technologies, Inc., FedEx Ground Package System, Inc. and Cummins, Inc. Mortgaged Properties are insured on the part of a sole or significant tenant. The AT&T Services, Inc. Mortgaged Property is subject to self-insurance on the part of a sole tenant.

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. For example:

●	With respect to the Uline Arena Mortgage Loan (3.6%), the Mortgaged Property is a Washington, D.C. landmark, and any alterations to the façade of the Mortgaged Property are required to be approved by the Historic Preservation Office of the Department of Consumer and Regulatory Affairs.

●	With respect to the 145 Spring Street Mortgage Loan (1.8%), the related Mortgaged Property is a mixed-use property comprised of two commercial units and five multifamily units. The use of the Mortgaged Property is consistent with the related certificate of occupancy (the “CO”), except that each of the related multifamily units are designated in the CO as “Joint Living Work Quarters” that may only be occupied by individuals who are artists certified by the New York City Department of Cultural Affairs (“Certified Artists”) and each of such multifamily units is occupied solely by individuals who are not Certified Artists (the “CO Violations”). The lender is not aware of any pending or threatened enforcement action related to the CO Violations; however, in the event of an enforcement action, the borrower may be subject to certain monetary fines or penalties estimated to cost between $500 and $2,500 per infraction. The Mortgage Loan documents provide recourse to the borrower and guarantor for any losses to the lender including, without limitation, any fine or costs, related to the CO Violations.

●	With respect to the Westar Place Mortgage Loan (0.9%), the portion of the related Mortgaged Property that is leased to Blue Horseshoe Solutions (5.8% of NRA) lacks a certificate of occupancy. The related Mortgage Loan documents require the borrower to deliver to the lender a valid certificate of occupancy and such other evidence as the lender reasonably requests to evidence compliance with legal requirements by April 5, 2020.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 7 and 25 in Annex D-1 and the exceptions thereto, if any, in Annex D-2.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 27 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the 10000 Santa Monica Boulevard Mortgage Loan (3.5%), the non-recourse carveout guarantors are (i) Sonny Kahn, solely in his capacity as trustee of the SK Business Trust, a Florida Trust, (ii) Russell Galbut, solely in his capacity as trustee of the RF Business Trust, a Florida Trust, and (iii) Bruce A. Menin, solely in his capacity as trustee of the Menin 1998 Business Trust, a New York Trust. In the event that the trust for whom the applicable individual is acting as a trustee (each such individual, an “10000 Santa Monica Boulevard Individual Guarantor”) is voluntarily or involuntarily revoked, terminated or otherwise ceases to exist, then such 10000 Santa Monica Boulevard Individual Guarantor will be required to become a recourse carve-out guarantor and personally liable under the 10000 Santa Monica Boulevard Loan documents. In the event that such trust involuntarily ceases to exist, the liability of such 10000 Santa Monica Boulevard Individual Guarantor under the Mortgage Loan documents may not exceed the sum of the assets of the trust estate received by such 10000 Santa Monica Boulevard Individual Guarantor plus any assets to which such 10000 Santa Monica Boulevard Individual Guarantor would have been entitled but for such revocation, termination or cessation of existence.

●	With respect to the Vanguard Portfolio Mortgage Loan (0.5%), neither a guaranty nor an environmental indemnity was obtained from an entity distinct from the related borrowers.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 27 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Presidential City Mortgage Loan (4.5%), the related Mortgaged Property benefits from a City of Philadelphia tax abatement program related to the recent redevelopment of the Mortgaged Property. Under this program, the assessment attributable to new construction or renovations and their resulting real estate taxes are 100% abated for a period of ten years from the issuance of a certificate of occupancy; however, the assessment attributable to any existing structures and their underlying land remain in effect. According to the related appraisal, the buildings at the Mortgaged Property known as Jefferson and Adams have 9 years left on their abatements, the building known as Madison has 8 years left on its abatement and the building known as Washington has 7 years left on its abatement. According to the related appraisal, in the event the Mortgaged Property is sold, no new assessment would be automatically levied by the City of Philadelphia. However, taxpayers and the local school district have the right to appeal any assessment. The appraisal estimated the value of the abatement to be approximately $14.0 million, based on 2.5% annual tax increases and a discount rate of 5.75%. The underwritten real estate taxes were based on the estimated 2020 taxes (net of the City of Philadelphia tax abatement) of $1,574,971 plus $174,738 for City Avenue special assessments. 2028 will be the first year that the full, unabated real estate taxes will be due for the Presidential City Mortgaged Properties.

●	With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), the Mortgaged Property benefits from New York’s Industrial and Commercial Incentive Program, which began in the 2004/2005 tax year and expires in the 2030/2031 tax year, after the maturity date of the Mortgage Loan (October 6, 2029). Taxes are payable on the land and existing improvements at the Mortgaged Property based on current assessments; however, the increased assessment for the improvements are exempt from real estate taxes for 16 years. Taxes on the improvements are then phased in at 10% increments from year 17 (tax year 2021/2022) through year 25 when the exemption ends. The lender underwrote the real estate taxes to a 10-year average of the estimated real estate taxes, which results in a tax expense of $1,882,580.

●	With respect to the Uline Arena Mortgage Loan (3.6%), one of the tax lots underlying the Mortgaged Property (“Uline Arena Lot 43”) was erroneously removed from the tax rolls in 2017. Taxes on Uline Arena Lot 43 were last paid in August 2017, when the tax amount was approximately $7,000. The Mortgage Loan documents require the borrower to take all steps necessary with the appropriate governmental authorities for Uline Arena Lot 43 to be recognized as a separate tax parcel and zoning lot by the applicable governmental authorities with a separate tax bill provided for such parcel.

●	With respect to the Crocs Distribution Center Mortgage Loan (2.3%), the related Mortgaged Property is subject to tax-increment-financing arrangement with the City of Dayton, under which taxes that would be owed due to the increase in the assessed value of the Mortgaged Property as a result of the new improvements related to the construction and development of the Mortgaged Property are fully abated through 2034 (during which period real estate taxes are only paid based on the taxable value of the land as the City of Dayton has waived all requirements for any service payments in lieu of taxes, for so long as no event of default occurs under the tax increment financing agreement). The underwritten real estate taxes were based on the estimated projected real estate taxes provided in the appraisal for the Crocs Distribution Center Mortgaged Property, which were estimated at approximately $89,000 annually. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” for additional information.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-two (22) Mortgage Loans (58.0%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Sixteen (16) Mortgage Loans (17.1%) require monthly payments of principal and interest for the entire term to stated maturity.

Fourteen (14) Mortgage Loans (19.4%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Two (2) of the Mortgage Loans (2.9%) provide for interest-only payments for the entire term to Anticipated Repayment Date, with no scheduled amortization prior to that date; provided that if such Mortgage Loans are outstanding from and after the related Anticipated Repayment Date occurring approximately ten years following the related origination date, interest will accrue at the related Revised Rate, and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

One (1) of the Mortgage Loans (2.5%) provides for interest-only payments for the entire term to Anticipated Repayment Date, with no scheduled amortization prior to that date; provided that if such Mortgage Loan is outstanding from and after the related Anticipated Repayment Date occurring approximately ten years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Interest Only	22	$581,260,000	58.0%
IO-Balloon	14	194,717,000	19.4
Balloon	16	171,594,188	17.1
IO-Balloon-ARD	2	28,750,000	2.9
Interest Only-ARD	1	25,000,000	2.5
Total	55	$1,001,321,188	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	17	$353,993,982	35.4%
5	4	84,825,000	8.5
6	31	472,677,206	47.2
7	1	4,825,000	0.5
8	1	45,000,000	4.5
10	1	40,000,000	4.0
Total	55	$1,001,321,188	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	47	$810,569,285	80.9%
3	1	12,000,000	1.2
5	7	178,751,903	17.9
Total	55	$1,001,321,188	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold, subleasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to the Ceasar’s Bay Shopping Center Mortgage Loan (4.2%), the borrower owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel was specifically excluded from the related appraisal for the Mortgaged Property. The Mortgage Loan documents prohibit the borrower from: (i) entering into any lease with respect to the Underwater Parcel; (ii) commencing any alterations, construction work or other work on or with respect to the Underwater Parcel without the prior written consent of the lender; or (iii) transferring or encumbering the Underwater Parcel without the prior written consent of the lender. The Mortgage Loan documents are recourse to the borrower and the related guarantor for any violations of provisions (ii) or (iii) above. A breach of provision (i) above will constitute an event of default pursuant to the Mortgage Loan documents; provided, however, such breach will not constitute an event of default if the borrower cures within ten business days. Additionally, the Underwater Parcel is covered by the Phase I Environmental report delivered to the lender in connection with the origination of the Mortgage Loan.

See “—Additional Indebtedness” above. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

ARD Loans

Three (3) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Buildings 3 & 4, Crocs Distribution Center and LA Fitness Spring (collectively, 5.4%) (each, an “ARD Loan”), each provides that, after a certain date (the “Anticipated Repayment Date” or “ARD”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date for each of the ARD Loans.

With respect to the Moffett Towers II – Buildings 3 & 4 Mortgage Loan (2.5%), the related Revised Rate is an annual rate equal to the greatest of (i) the related Initial Rate plus 150 basis points, (ii) the related swap rate plus 150 basis points or (iii) when applicable pursuant to the related Mortgage Loan documents, the default rate.

With respect to the LA Fitness Spring Mortgage Loan (0.6%), the related Revised Rate is an annual rate equal to the related Initial Rate plus 300 basis points.

With respect to the Crocs Distribution Center Mortgage Loan (2.3%), the related Revised Rate is an annual rate equal to the related Initial Rate plus 200 basis points.

Each of the ARD Loans is interest-only or partially amortizing after an interest-only period until its Anticipated Repayment Date. Consequently, the repayment of such ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto).

The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven months) up to and including the stated maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date). See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-four (44) Mortgage Loans (77.0%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Nine (9) Mortgage Loans (16.9%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans (3.6%) prohibits the related borrower from defeasing the related Mortgage Loan during a Lock-out Period, but permits the related borrower, for a specified period of time, to either: make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium (without a Lock-out Period) or, after such

Lock-out Period, defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans (2.5%) prohibits voluntary principal prepayments during a Lock-out Period, permits the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or Prepayment Premium for a specified period, and thereafter for a specified period, permits the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the Anticipated Repayment Date (or such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable (or, in the case of the Anticipated Repayment Date or commencement of the open prepayment period, outstanding) on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date), as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	13	20.9%
4	31	51.6
5	5	10.9
6	3	8.3
7	3	8.3
Total	55	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-

managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 31 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of forty-four (44) Mortgage Loans (the “Defeasance Loans”) (collectively, 77.0%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, or anticipated to be outstanding on the related Anticipated Repayment Date or at the commencement of the open prepayment period, as applicable, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 33 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the GNL Office and Industrial Portfolio Mortgage Loan (6.6%), at any time after November 1, 2021, and prior to the GNL Office and Industrial Portfolio Whole Loan maturity date, the Mortgage Loan documents permit partial releases of an individual Mortgaged Property with a principal prepayment of: (A) 115% (or 120% if the released property is being transferred to a borrower affiliate) of the allocated loan amount for the released property or (B) 105% of the related allocated loan amount of such portion of the Mortgaged Property, provided that, among other conditions: (i) the sole tenant at such released property is the subject of a bankruptcy action, (ii) the sole tenant at such released property has ceased business operations or otherwise “gone dark” at the released property or has given notice to borrower that it intends to cease to conduct its business operations or otherwise “go dark”, (iii) a default by the sole tenant at such released property is then continuing under its applicable lease agreement or (iv) a trigger event has occurred and lender determines that the debt service coverage ratio, based on the trailing three month period immediately preceding the date of such determination and calculated excluding the released property, is equal to or greater than 1.85x; provided, however, that the aggregate amount of the loan amounts for all properties that may be released at a release price of 105% may not exceed an amount equal to $40,800,000. In addition, any such release of a Mortgaged Property is subject to the satisfaction of customary REMIC requirements.

●	With respect to the Inland Life Storage Portfolio Mortgage Loan (3.7%), beginning after September 1, 2021, the borrower may obtain the release of an individual property (the “Inland Life Storage Portfolio Release Property”) upon the satisfaction of the conditions as set forth in the Mortgage Loan documents, including: (a) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount of each Inland Life Storage Portfolio Release

Property (the “Inland Life Storage Portfolio Adjusted Release Amount”); (b) after the release of the Inland Life Storage Portfolio Release Property, the lender has determined that the debt service coverage ratio for the Mortgaged Properties then remaining, and after accounting for the payment and application of the Inland Life Storage Portfolio Adjusted Release Amount, is at least equal to the greater of (i) 1.67x and (ii) the debt service coverage ratio for all of the then remaining Mortgaged Properties (including the Inland Life Storage Portfolio Release Property) for the 12 full calendar months immediately preceding the release of the Inland Life Storage Portfolio Release Property; provided, however, that for purposes of this clause (b)(ii) the debt service coverage ratio may not be greater than 1.70x; (c) after the release of the Inland Life Storage Portfolio Release Property, the lender has determined that the loan-to-value ratio for the Mortgaged Properties then remaining, and after accounting for the payment and application of the Inland Life Storage Portfolio Adjusted Release Amount, is no greater than the lesser of (i) 61.8% and (ii) the loan-to-value ratio for all of the then remaining Mortgaged Properties immediately preceding the release of the Inland Life Storage Portfolio Release Property; provided, however, that this condition will not apply to the release of any Inland Life Storage Portfolio Release Property to the extent that, after giving effect to such release, the aggregate release amounts (as specified in the loan documents) of all of the Inland Life Storage Portfolio Release Properties which have been released are less than 20% of the total original principal balance of the Mortgage Loan; (d) after the release of the Inland Life Storage Portfolio Release Property, the lender has determined that the debt yield for the Mortgaged Properties then remaining, and after accounting for the payment and application of the Inland Life Storage Portfolio Adjusted Release Amount, is at least equal to the greater of (i) 9.3% and (ii) the debt yield for all of the then remaining Mortgaged Properties (including the Inland Life Storage Portfolio Release Property) for the 12 full calendar months immediately preceding the release of the Inland Life Storage Portfolio Release Property; provided, however, that for purposes of this clause (ii) the debt yield may not be greater than 9.6%; (e) the delivery of a rating agency confirmation; and (f) the delivery of a REMIC opinion.

●	With respect to the Ocean Edge Resort & Golf Club Mortgage Loan (3.0%), the Mortgage Loan documents permit the borrower to obtain the release of certain unimproved portions of the Mortgaged Property; provided that, among other conditions: (a) no prepayment or other fee is required in connection with such release if the debt yield for the Mortgage Loan, after giving effect to the proposed partial release, is equal to or greater than 12.25%; (b) if the debt yield for the Mortgage Loan, after giving effect to the proposed partial release, is less than 12.25%, then the required prepayment will be an amount sufficient to result in a debt yield, after giving effect to the proposed partial release, equal to 12.25%; (c) the borrower delivers evidence that the released property has been separately subdivided or otherwise lawfully “split” and that the released property is assessed as a separate tax parcel with respect to all property taxes and assessments; and (d) the satisfaction of customary REMIC requirements.

●	With respect to the Loudoun Gateway II and III Mortgage Loan (2.9%), the Mortgage Loan documents permit the borrower to obtain the release of certain unimproved portions of the Mortgaged Property; provided that, among other conditions: (a) the borrower partially prepays the Mortgage Loan in an amount equal to the greater of (i) $3,100,000 and (ii) the value of the released property at the time of release (including the applicable yield maintenance premium to the extent that such prepayment occurs at any time on or before August 2, 2029); (b) the loan-to-value ratio for the Mortgage Loan, after giving effect to the partial release, is no greater than the lesser of (i) 65.00% or (ii) the loan-to-value ratio immediately prior to the release; (c) the borrower delivers evidence that the released property has been separately subdivided or otherwise lawfully “split” and that the released property is assessed as a separate tax parcel with respect to all property taxes and assessments; and (d) customary REMIC requirements are satisfied.

●	With respect to the Mr. D’s Self Storage Portfolio Mortgage Loan (2.4%), the borrowers are permitted to obtain the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to at least 115% of the allocated loan amount with respect to the individual

Mortgaged Property to be released; (ii) the debt service coverage immediately following the release is not less than the greater of (A) 1.85x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) following such release, the loan-to-value ratio of all remaining Mortgaged Properties is not greater than the lesser of (A) 59.7% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; and (iv) the customary REMIC release requirements are satisfied.

●	With respect to the Bison Portfolio Mortgage Loan (2.0%), after the expiration of the related lockout period, the borrower may obtain the release of the Steele Crossing Mortgaged Property provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to 125% of the allocated loan amount for the Steele Crossing Mortgaged Property, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (x) 1.82x and (y) the debt service coverage ratio immediately preceding such release and (b) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of (x) 70.7% and (y) the loan-to-value ratio immediately preceding such release and (iii) satisfaction of customary REMIC requirements.

●	With respect to the NMR Pharmacy Portfolio Mortgage Loan (1.4%), from and after the earlier to occur of September 27, 2022 and the date that is two years from the closing date of the last securitization involving a portion of the related whole loan, the borrowers may obtain the release of the WAG – Huntington, IN Mortgaged Property and/or the Rite Aid/PNC ATM – Dayton, OH Mortgaged Property, either together or individually, upon a bona fide sale to a third party, provided, among other conditions, (i) the borrowers have (a) if the release date is after the lockout period, defeased an amount of principal equal to the greater of (I) 100% of net sales proceeds of the sale of the Mortgaged Property being released, assuming that the costs of such sale do not exceed 3% of the gross sales price or (II) 125% of the allocated loan amount for the Mortgaged Property being released (collectively, the “Property Release Price”) or (b) if the release date is prior to the yield maintenance expiration date, the borrowers have paid the lender the sum of the Property Release Price for each Mortgaged Property being released, together with (1) the yield maintenance premium on the portion of the principal balance being prepaid, (2) all interest which would have accrued on the principal amount prepaid through, but not including, the next monthly due date and (3) all other sums then due and payable under the Mortgage Loan documents, (ii) the mezzanine borrower makes a prepayment to the mezzanine lender of the outstanding principal balance of the mezzanine loan equal to (A) (1) in the case of the release of the Rite Aid/PNC ATM - Dayton, OH Mortgaged Property, $668,750 and (2) in the case of the release of the WAG – Huntington , IN Mortgaged Property, $1,031,250 and (B) any yield maintenance premium due under the mezzanine loan with respect to such partial prepayment, (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is no less than 1.96x and (b) the LTV ratio (inclusive of the mezzanine loan) for the remaining Mortgaged Properties is no greater than 79.5% and (iv) satisfaction of customary REMIC conditions.

●	With respect to the Vanguard Portfolio Mortgage Loan (0.5%), the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property upon a bona fide sale to a third party, provided, among other conditions, (i) the borrowers pay 125% of allocated loan amount for such Mortgaged Property to be released, together with all accrued and unpaid interest on the principal being prepaid and any applicable yield maintenance premium; (ii) no event of default has occurred and is continuing; (iii) the debt yield after giving effect to such release is not less than the greater of (a) the debt yield immediately prior to such release and (b) the debt yield at origination; (iv) the loan-to-value ratio after giving effect to such release is not more than the lesser of (a) the loan-to-value ratio immediately prior to such release and (b) the loan-to-value ratio at origination; (v) the debt service coverage ratio after giving effect to such release is not less than the greater of (a) the debt service coverage ratio immediately prior to such release and (b) the debt service coverage ratio at origination; and (vi) satisfaction of customary REMIC requirements.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Forty-six (46) Mortgage Loans (79.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-four (44) Mortgage Loans (77.8%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-seven (27) Mortgage Loans (42.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eighteen (18) Mortgage Loans (34.7%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial, mixed use and other properties only.

Two (2) Mortgage Loans (2.9%) provide for upfront escrows that may be applied to pay down principal if certain performance criteria are not satisfied.

The Ocean Edge Resort & Golf Club, SpringHill Suites Newark and Aloft Dulles North Mortgage Loans (collectively, 6.2%) each require a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	16	$402,084,271	40.2%
Springing	28	314,192,976	31.4
Other(1)	2	77,000,000	7.7
Hard/Upfront Cash Management	3	73,450,000	7.3
Soft/Upfront Cash Management	1	35,000,000	3.5
Soft/Springing Cash Management	1	29,957,940	3.0
None	3	24,636,000	2.5
Total:	55	$1,001,321,188	100.0%

(1)	The NEMA San Francisco Mortgaged Property has a soft lockbox for the residential portion of the Mortgaged Property and a hard lockbox for the commercial portion of the Mortgaged Property. The Inland Life Storage Portfolio Mortgage Loan has no lockbox and springing cash management.

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hotel properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Presidential City(2)	$45,000,000	4.5%	$72,400,000	$ 72,000,000	$100,600,000	$290,000,000	4.31%	30.8%	76.3%	4.30x	1.41x
Moffett Towers II – Buildings 3 & 4	$25,000,000	2.5%	$85,000,000	$325,000,000	$155,000,000	$590,000,000	4.05%	44.3%	74.7%	3.46x	1.91x
145 Spring Street	$18,500,000	1.8%	$ 2,500,000	NAP	NAP	$21,000,000	4.87%	67.0%	76.1%	1.53x	1.15x
NMR Pharmacy Portfolio	$14,300,000	1.4%	$ 8,500,000	$ 17,500,000	NAP	$40,300,000	5.73%	62.7%	79.5%	1.96x	1.17x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	The mezzanine debt for Presidential City reflects the aggregate of a senior mezzanine loan and a junior mezzanine loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing (taking into account the cure rights of the related mezzanine lender) and (ii) (in the case of the Presidential City Mortgage Loan, to whom the following clauses (A) and (B) do not apply, either concurrently with such payment and/or prepayment of the related mezzanine loan there is a pro rata payment or prepayment of the Mortgage Loan and the other mezzanine loan and provided that such payment or prepayment of the related mezzanine loan does not otherwise violate the terms of the Mortgage Loan documents, and such payment or prepayment is out of the related mezzanine borrower’s own funds or out of funds of any affiliate of such mezzanine borrower and contributed to such mezzanine borrower (other than a distribution or dividend in violation of applicable terms of the Presidential City Mortgage Loan documents)) either (A) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan or (B) such prepayments are in strict accordance with, and expressly permitted by, the Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender (or in the case of the Presidential City Mortgage Loan, the other mezzanine lender), and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower (and in the case of the Presidential City Mortgage Loan, the junior mezzanine lender may foreclose upon the membership interests in the related senior mezzanine loan), which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (and in the case of the Presidential City Mortgage Loan, the lender has sent notice thereof to the related Mortgage Loan borrowers) or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan (and in the case of the Presidential City Mortgage Loan, the junior mezzanine lender has the right to purchase the senior mezzanine loan), in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation
Ceasar’s Bay Shopping Center	$ 42,000,000	N/A	48.93%	3.96x	12.12%	Yes	Yes
Uline Arena	$ 36,000,000	N/A	57.70%	1.75x	7.18%	Yes	Yes
Mr. D’s Self Storage Portfolio	$ 24,000,000	N/A	59.70%	1.85x	N/A	Yes	Yes
Walgreens South Beach	$21,100,000	$5,380,000	80.00%	1.10x	N/A	Yes	Yes
Storage Etc. - Los Feliz	$ 20,000,000	N/A	18.36%	N/A	29.22%	Yes	Yes
North Heights Plaza	$ 18,305,000	N/A	70.00%	1.60x	N/A	Yes	Yes
Paradise Foothills Apartments	$ 10,250,000	N/A	55.00%	2.99x	N/A	Yes	Yes
Home2 Suites – Lithia Springs, GA	$ 10,235,174	N/A	65.70%	2.43x	14.42%	Yes	Yes
Stor & Go Self Storage	$ 6,400,000	N/A	68.10%	1.49x	N/A	Yes	Yes
Xtra Room Self Storage	$ 4,200,000	N/A	65.50%	1.57x	N/A	Yes	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

In addition, three (3) Mortgaged Properties (4.4%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

●	With respect to the North Heights Plaza Mortgage Loan (1.8%), the preferred equity partner is Peaceable Street Capital, LLC (“Peaceable”), a New York based commercial real estate preferred equity provider. The investment vehicle for Peaceable is Preferred Investor XII LLC (the “PE Investor”), which currently owns a 67% interest in Class B of Midwest Holding, L.L.C (“PMAT Holding”), which is the sole member and manager of the borrower. Pursuant to a certain limited liability company agreement executed on July 31, 2017 and amended on October 9, 2019 (the “LLC Agreement”), each member earns an amount that is 8.0% per annum on the initial capital contribution and the additional capital contributions from the date such contributions are made until they are returned to such member. All distributions of preferred return shall first reduce any unpaid preferred return for prior years and then reduce the unpaid preferred return for the current year. The PE Investor is entitled to a return of its initial capital contribution of approximately $2.7-$3.8 million and has priority over the preferred return of PMAT Midwest Investment, L.L.C. (the “Developer Member”), which made an initial capital contribution of approximately $1.9-$3 million. There is no date upon which the equity must be returned, no current pay interest rate, nor any mandatory redemption date or guaranty of the preferred equity investment. In certain circumstances (such as bad acts made by the managing member), the PE Investor has the option to remove the Developer Member as managing member of PMAT Holding, which would not affect the equity payments so long as the Developer Member remains an equity owner, or purchase such managing member’s interests, in each case, subject to the satisfaction of certain conditions set forth in the LLC Agreement such as that the holder of the North Heights Mortgage Loan has released the Developer Member from obligations pursuant to any guaranty or environmental indemnity executed by Developer Member (which was executed in connection with the North Heights Mortgage Loan).

●	With respect to the Providence Pavilion Mortgage Loan (1.2%), the preferred member of the sole member of the borrower is SE Providence Investors, LLC (an affiliate of Syndicated Equities), which contributed $2,600,000 for the Mortgage Loan. Operating cash flow will be distributed (at least quarterly) (a) first, to the preferred member (SE Providence Investors, LLC), to the extent of any accrued but unpaid preferred return (which is $292,000 per year, payable quarterly), and (b) then, to the other members (the “Subordinated Members”) in accordance with their relative interests. Net proceeds from a capital event will be distributed (i) first, to the preferred member to the extent of any accrued but unpaid preferred return, (ii) second, to the preferred member an amount equal to $2,920,000, (iii) third, to the preferred member until it has received cumulative distributions equal to an amount sufficient for the preferred member to have realized a 14% extended internal rate of return on a capital contribution of $2,600,000 (which increases to an 18% extended internal rate of return if certain events have occurred), and (iv) the remainder, to the subordinated members. Upon the occurrence of certain specified events, the preferred member may cause a sale of the Mortgaged Property, but such right is subject and subordinate in all respects to the terms and conditions of the Mortgage Loan documents.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

●	With respect to the Inland Life Storage Portfolio Mortgage Loan (3.7%), the related borrower may obtain unsecured loans from the related guarantor subject to the conditions of the Mortgage Loan documents, including: (i) such loans will be subordinate in all respects to the Mortgage Loan; (ii) the guarantor and borrower will enter into a subordination and standstill agreement; (iii) the proceeds of such loans will be used solely to pay certain payments and expenses pursuant to the Mortgage Loan documents; and (iv) the aggregate amount of all such loans that may be entered into without the lender’s consent may not exceed $13,910,000 (or 10% of the original principal amount of the Whole Loan).

●	With respect to the Storage Etc. – Los Feliz Mortgage Loan (2.0%), the borrower may incur additional indebtedness, either by incurring future mezzanine debt as described under “—Mezzanine Indebtedness” above, or by obtaining other unsecured subordinate debt, provided that such subordinate debt is not secured by and does not result in a lien on the Mortgaged Property, and provided, further, that (i) the combined loan-to-value ratio on the Mortgage Loan and such additional indebtedness does not exceed 18.36% and (ii) the combined debt yield for the Mortgage Loan and such additional indebtedness is at least 29.21%.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the GNL Office and Industrial Portfolio, Presidential City, Ceasar’s Bay Shopping Center, NEMA San Francisco, Equinix Data Center, Inland Life Storage Portfolio, Uline Arena, 10000 Santa Monica Boulevard, Ocean Edge Resort & Golf Club, Moffett Towers II - Buildings 3 & 4, Bison Portfolio, NMR Pharmacy Portfolio and Vanguard Portfolio Mortgage Loans are part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“A/B Whole Loan” means any of the Non-Serviced A/B Whole Loans.

“BBCMS 2019-C3 PSA” means the pooling and servicing agreement governing the servicing of the Vanguard Portfolio Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2019-C17 PSA” means the pooling and servicing agreement governing the servicing of the Bison Portfolio Whole Loan.

“MFTII 2019-B3B4 TSA” means the trust and servicing agreement governing the servicing of the Moffett Towers II – Buildings 3 & 4 Whole Loan.

“NCMS 2019-10K TSA” means the trust and servicing agreement governing the servicing of the 10000 Santa Monica Boulevard Whole Loan.

“NCMS 2019-NEMA TSA” means the trust and servicing agreement governing the servicing of the NEMA San Francisco Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced A/B Whole Loan” means each of the Presidential City Whole Loan, NEMA San Francisco Whole Loan, 10000 Santa Monica Boulevard Whole Loan, Vanguard Portfolio Whole Loan and Moffett Towers II - Buildings 3 & 4 Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the Servicing Shift Date, the Companion Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes And Non-Control Notes” below.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the custodian under the Servicing Shift PSA.

“Non-Serviced Directing Certificateholder” means with respect to (i) any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the directing certificateholder (or equivalent) under the Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the Servicing Shift Date, the Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan and (ii) on and after the Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the Servicing Shift Date, the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) the Servicing Shift Whole Loan on and after the Servicing Shift Date, the Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans, (ii) the Non-Serviced A/B Whole Loans and (iii) on and after the Servicing Shift Date, the Servicing Shift Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the Servicing Shift Date, the Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the Servicing Shift Date, the Companion Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the Servicing Shift Date, the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, and (ii) prior to the Servicing Shift Date, the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Companion Loan” means each of the Companion Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the pooling and servicing agreement governing the securitization of the related Control Note.

“Servicing Shift Date” means with respect to the Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“SGCMS 2019-PREZ TSA” means the trust and servicing agreement governing the servicing of the Presidential City Whole Loan.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
GNL Office and Industrial Portfolio	Non-Serviced	Note A-1	Control	$60,000,000	CF 2019-CF2
		Note A-2	Non-Control	$50,000,000	BBCMS 2019-C5
		Note A-3	Non-Control	$50,000,000	KeyBank National Association
		Note A-4	Non-Control	$11,000,000	BBCMS 2019-C5
		Note A-5	Non-Control	$10,000,000	KeyBank National Association
		Note A-6	Non-Control	$10,000,000	KeyBank National Association
		Note A-7	Non-Control	$8,000,000	CF 2019-CF2
		Note A-8	Non-Control	$5,000,000	BBCMS 2019-C5

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
Presidential City	Non-Serviced	Note A-1-A	Non-Control	$57,000,000	SGCMS 2019-PREZ
		Note A-1-B	Non-Control	$25,000,000	BBCMS 2019-C5
		Note A-1-C	Non-Control	$15,000,000	Societe Generale Financial Corporation
		Note A-1-D	Non-Control	$10,000,000	BBCMS 2019-C5
		Note A-1-E	Non-Control	$5,000,000	BBCMS 2019-C5
		Note A-1-F	Non-Control	$5,000,000	BBCMS 2019-C5
		Note B	Control	$100,600,000	SGCMS 2019-PREZ
Ceasar’s Bay Shopping Center	Non-Serviced	Note A-1	Control	$45,500,000	WFCM 2019-C53(2)
		Note A-2	Non-Control	$42,000,000	BBCMS 2019-C5
NEMA San Francisco	Non-Serviced	Note A-1	Non-Control	$130,000,000	NCMS 2019-NEMA
		Note A-2	Non-Control	$25,000,000	BBCMS 2019-C3
		Note A-3	Non-Control	$25,000,000	BBCMS 2019-C5
		Note A-4	Non-Control	$10,000,000	BBCMS 2019-C3
		Note A-5	Non-Control	$15,000,000	BBCMS 2019-C5
		Note A-B	Non-Control	$69,000,000	NCMS 2019-NEMA
		Note B-1	Non-Control	$60,000,000	Nonghyup Bank, as Trustee for Koramco US Debt Strategy Private Real Estate Investment Trust No.7
		Note B-2	Control	$50,000,000	Kookmin Bank Co., Ltd., as trustee for Hyundai Investments Global Qualified Investors Private Real Estate Investment Trust No. 14
Equinix Data Center	Non-Serviced	Note A-1	Control	$50,000,000	WFCM 2019-C53(2)
		Note A-2	Non-Control	$25,000,000	BBCMS 2019-C5
		Note A-3	Non-Control	$15,000,000	BBCMS 2019-C5
		Note A-4	Non-Control	$10,000,000	WFCM 2019-C53(2)
Inland Life Storage Portfolio	Non-Serviced	Note A-1-A	Control	$39,505,000	CF 2019-CF2
		Note A-1-B	Non-Control	$27,000,000	BBCMS 2019-C5
		Note A-1-C	Non-Control	$10,000,000	BBCMS 2019-C5
		Note A-2-A	Non-Control	$31,297,500	BBCMS 2019-C4
		Note A-2-B	Non-Control	$31,297,500	WFCM 2019-C52
Uline Arena	Non-Serviced	Note A-1	Control	$42,000,000	CD 2019-CD8
		Note A-2	Non-Control	$15,000,000	CF 2019-CF2
		Note A-3	Non-Control	$10,000,000	CF 2019-CF2
		Note A-4	Non-Control	$10,000,000	CF 2019-CF2
		Note A-5	Non-Control	$7,000,000	CF 2019-CF2
		Note A-6	Non-Control	$20,000,000	BBCMS 2019-C5
		Note A-7	Non-Control	$16,000,000	BBCMS 2019-C5
10000 Santa Monica Boulevard	Non-Serviced	Note A-1	Control	$100,000,000	NCMS 2019-10K
		Note A-2	Non-Control	$35,000,000	BBCMS 2019-C5
		Note A-3	Non-Control	$25,000,000	BMARK 2019-B12
		Note A-4	Non-Control	$20,000,000	BMARK 2019-B12
		Note A-5	Non-Control	$15,000,000	UBS 2019-C17
		Note A-6	Non-Control	$5,000,000	BMARK 2019-B12
		Note A-7	Non-Control	$10,000,000	BBCMS 2019-C4
		Note A-8	Non-Control	$10,000,000	UBS 2019-C17
		Note A-B	Non-Control	$30,000,000	NCMS 2019-10K

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
Ocean Edge Resort & Golf Club	Non-Serviced	Note A-1	Control	$40,000,000	CF 2019-CF2
		Note A-2	Non-Control	$30,000,000	BBCMS 2019-C5
Moffett Towers II - Buildings 3 & 4	Non-Serviced	Note A-1-A	Non-Control	$2,750,000	MFTII 2019-B3B4
		Note A-1-B	Non-Control	$65,000,000	BBCMS 2019-C4
		Note A-1-C	Non-Control	$50,000,000	BANK 2019-BNK19
		Note A-1-D	Non-Control	$49,750,000	WFCM 2019-C52
		Note A-1-E	Non-Control	$25,000,000	BBCMS 2019-C5
		Note A-2-A	Non-Control	$1,125,000	MFTII 2019-B3B4
		Note A-2-B	Non-Control	$34,450,000	CD 2019-CD8
		Note A-2-C	Non-Control	$43,175,000	CGCMT 2019-GC41
		Note A-3-A	Non-Control	$1,125,000	MFTII 2019-B3B4
		Note A-3-B	Non-Control	$65,550,000	GSMS 2019-GC42
		Note A-3-C	Non-Control	$12,075,000	CGCMT 2019-GC41
		Note B-1	Control	$85,250,000	MFTII 2019-B3B4
		Note B-2	Control	$34,875,000	MFTII 2019-B3B4
		Note B-3	Control	$34,875,000	MFTII 2019-B3B4
Bison Portfolio	Non-Serviced	Note A-1	Control	$20,400,000	CSAIL 2019-C17
		Note A-2	Non-Control	$19,600,000	BBCMS 2019-C5
NMR Pharmacy Portfolio	Servicing Shift(3)	Note A-1	Control	$17,500,000	BSPRT CMBS Finance, LLC
		Note A-2	Non-Control	$14,300,000	BBCMS 2019-C5
Vanguard Portfolio	Non-Serviced	Note A-1	Non-Control	$30,000,000	BBCMS 2019-C3
		Note A-2	Non-Control	$25,000,000	BBCMS 2019-C3
		Note A-3	Non-Control	$20,000,000	BBCMS 2019-C4
		Note A-4	Non-Control	$20,000,000	BBCMS 2019-C4
		Note A-5	Non-Control	$17,017,500	BBCMS 2019-C4
		Note A-6	Non-Control	$4,825,000	BBCMS 2019-C5
		Note B	Control	$12,982,500	TCM CRE REIT LLC

(1)	With respect to the A/B Whole Loans, the initial Control Note may become a Non-Control Note if a control appraisal period has occurred and is continuing with respect to the related A/B Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans”.

(2)	The WFCM 2019-C53 securitization is expected to close on or about November 7, 2019.

(3)	On and after the securitization of the related Control Note, this Servicing Shift Whole Loan will be serviced under the pooling and servicing agreement for such securitization. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the BBCMS 2019-C5 certificates after the closing of such securitization.

The Serviced Pari Passu Whole Loan

The Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loan unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to the Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to the Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to the Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to the Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period on or after the Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to the Servicing Shift Whole Loan, on and after the Servicing Shift Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related non-serviced securitization trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the related non-serviced securitization trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The A/B Whole Loans

Presidential City

General

The Presidential City Mortgage Loan (4.5%) is part of the Presidential City Whole Loan (as defined below) comprised of 7 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Presidential City Mortgaged Properties”).

The rights of the holders of the promissory notes evidencing the Presidential City Whole Loan (the “Presidential City Noteholders”) are subject to a co-lender agreement (the “Presidential City Co-Lender Agreement”). The following summaries describe certain provisions of the Presidential City Co-Lender Agreement.

The Presidential City Mortgage Loan is evidenced by four senior pari passu promissory notes (Note A-1B, Note A-1D, Note A-1E and Note A-1F) (the “Presidential City Mortgage Loan”), with an aggregate Cut-off Date Balance of $45,000,000. The related Pari Passu Companion Loans (the “Presidential City Pari Passu Companion Loans” and, together with the Presidential City Mortgage Loan, the “Presidential City Senior Loans”), have an original aggregate principal balance of $72,000,000 and are evidenced by two senior pari passu promissory notes designated as Note A-1A and Note A-1C. The Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans are pari passu with each other in terms of priority. There is also a Subordinate Companion Loan (the “Presidential City Subordinate Companion Loan”), evidenced by subordinate promissory Note B with an original principal balance of $100,600,000 (the “Presidential City Subordinate Companion Loan”). Neither the Presidential City Subordinate Companion Loan nor the Presidential City Pari Passu Companion Loans will be included in the issuing entity. The Presidential City Subordinate Companion Loan, together with the Presidential City Pari Passu Companion Loans, are referred to in this prospectus as the “Presidential City Companion Loans” and the Presidential City Mortgage Loan, together with the Presidential City Companion Loans, are referred to in this prospectus as the “Presidential City Whole Loan”.

Servicing

The Presidential City Whole Loan will be serviced by KeyBank National Association, as servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-PREZ Servicer”) and AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer”) pursuant to the terms of the SGCMS 2019-PREZ TSA between SG Commercial Mortgage Securities, LLC, as depositor, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer, the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, and Wells Fargo Bank, National Association, as certificate administrator and as trustee, in connection with the SG Commercial Mortgage Securities Trust 2019-PREZ mortgage trust (the “SG Commercial Mortgage Securities Trust 2019-PREZ Trust”), into which Note A-1A and the Presidential City Subordinate Companion Loan have been deposited. Subject to the terms of the Presidential City Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Presidential City Noteholder will be effected in accordance with the SGCMS 2019-PREZ TSA.

The Presidential City Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Presidential City Whole Loan, as more fully described below.

Application of Payments

The Presidential City Co-Lender Agreement sets forth the respective rights of the holders of the Presidential City Mortgage Loan and the Presidential City Companion Loans with respect to distributions of funds received in respect of the Presidential City Whole Loan, and provides, in general, that:

●	the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the Presidential City Subordinate Companion Loan is, generally, at all times, junior, subject and subordinate to the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans, and the right of the holder of the Presidential City Subordinate Companion Loan to receive payments with respect to the Presidential City Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans to receive payments with respect to the Presidential City Whole Loan;

●	all expenses and losses relating to the Presidential City Whole Loan will, to the extent not paid by the related borrower, be allocated first to the Presidential City Subordinate Companion Loan Holder and second to the issuing entity, as holder of the Presidential City Mortgage Loan, and the holders of the Presidential City Pari Passu Companion Loans on a pro rata and pari passu basis.

If no Presidential City Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Presidential City Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the Presidential City Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans (other than default interest) to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Presidential City Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the Presidential City Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Presidential City Mortgage Loan and each Presidential City Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the Presidential City Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Presidential City Whole Loan pursuant to the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu

Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable Presidential City Senior Loan as a result of such workout, plus unpaid interest on the applicable Presidential City Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Fifth, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable Presidential City Senior Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Sixth, to the Presidential City Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the Presidential City Subordinate Companion Loan other than default interest) to the Presidential City Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Seventh, to the Presidential City Subordinate Companion Loan Holder, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the Presidential City Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date after distribution to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, will be distributed to the Presidential City Subordinate Companion Loan Holder until the principal balance of the Presidential City Subordinate Companion Loan has been reduced to zero;

Eighth, to the Presidential City Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the Presidential City Subordinate Companion Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the Presidential City Subordinate Companion Loan has been reduced, such excess amount will be paid to the Presidential City Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Presidential City Subordinate Companion Loan as a result of such workout, plus unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-PREZ TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Presidential City Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the Presidential City Noteholders, pro rata, based on their respective percentage interests;

Eleventh, to pay any amounts actually collected on the Presidential City Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the Presidential City Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-PREZ TSA; and

Twelfth, if any excess amount is available to be distributed in respect of the Presidential City Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the Presidential City Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Presidential City Whole Loan, (ii) a non-monetary event of default as to which the Presidential City Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Presidential City Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the Presidential City Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans (other than default interest) to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Presidential City Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Presidential City Mortgage Loan and each Presidential City Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the Presidential City Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Presidential City Whole Loan pursuant to the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable Presidential City Senior Loan as a result of such workout, plus unpaid interest on the applicable Presidential City Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Fifth, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable Presidential City Senior Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Sixth, to the Presidential City Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the Presidential City Subordinate Companion Loan other than default interest) to the Presidential City Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Seventh, to the Presidential City Subordinate Companion Loan Holder, until the principal balance of the Presidential City Subordinate Companion Loan has been reduced to zero;

Eighth, to the Presidential City Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the Presidential City Subordinate Companion Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the Presidential City Subordinate Companion Loan has been reduced, such excess amount will be paid to the Presidential City Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Presidential City Subordinate Companion Loan as a result of such workout, plus unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-PREZ TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Presidential City Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the Presidential City Noteholders, pro rata, based on their respective percentage interests;

Eleventh, to pay any amounts actually collected on the Presidential City Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the Presidential City Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-PREZ TSA; and

Twelfth, if any excess amount is available to be distributed in respect of the Presidential City Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the Presidential City Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (the “Presidential City Directing Holder”) under the Presidential City Co-Lender Agreement, as of any date of determination, is:

●	initially, the Presidential City Subordinate Companion Loan Holder; and

●	if a Presidential City Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1A.

The Presidential City Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-PREZ securitization. As a result, so long as the Presidential City Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-PREZ trust, such rights may be exercised by the Directing Holder of the SG Commercial Mortgage Securities Trust 2019-PREZ securitization.

A “Presidential City Subordinate Companion Loan Control Appraisal Period” will exist with respect to the Presidential City Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the Presidential City Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the

Presidential City Subordinate Companion Loan after the date of creation of the Presidential City Subordinate Companion Loan, (y) any appraisal reduction amount for the Presidential City Whole Loan that is allocated to the Presidential City Subordinate Companion Loan and (z) any losses realized with respect to the Presidential City Mortgaged Property or the Presidential City Whole Loan that are allocated to the Presidential City Subordinate Companion Loan, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the Presidential City Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Presidential City Subordinate Companion Loan on the Presidential City Subordinate Companion Loan after the date of creation of the Presidential City Subordinate Companion Loan; or (B) any interest in the Presidential City Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the Presidential City Subordinate Companion Loan as the Directing Holder.

Consultation and Control

The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer and the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to notify the Presidential City Directing Holder (as defined above) (or its designee) and receive written consent with major decisions, as defined in the SGCMS 2019-PREZ TSA (“Presidential City Major Decisions”).

Neither the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer nor the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to follow any advice or consultation provided by the Presidential City Directing Holder (or its representative) that would require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate provisions of the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA, require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate the terms of the Presidential City Whole Loan, or materially expand the scope of any responsibilities of the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, under the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA.

In addition, pursuant to the terms of the Presidential City Co-Lender Agreement, during the continuation of a Presidential City Subordinate Companion Loan Control Appraisal Period (1) the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will be required to provide to the holder of the Presidential City Mortgage Loan (i) notice, information and reports with respect to any Presidential City Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-PREZ Trust pursuant to the SGCMS 2019-PREZ TSA) without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the Presidential City Whole Loan and (2) the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will be required to consult with the holder of the Presidential City Mortgage Loan (or its representative) on a non-binding basis with respect to any Presidential City Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Presidential City Whole Loan, and consider alternative actions recommended by the holders of the Presidential City Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the Presidential City Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the Presidential City Mortgage Loan (or its representative), whether or not such holder of the Presidential City Mortgage Loan

(or its representative) has responded within such 10 business day consultation period unless, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the Presidential City Mortgage Loan (or its representative) described above, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) may make any Presidential City Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Presidential City Whole Loan. The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the Presidential City Mortgage Loan (or its representative).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, if an event of default has occurred and is continuing, and if the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer determines to sell the Presidential City Mortgage Loan and the Presidential City Companion Loans, then the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will have the right and obligation to sell the Presidential City Mortgage Loan together with the Presidential City Companion Loans as notes evidencing one whole loan in accordance with the terms of the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, subject to the applicable consent rights of the Presidential City Directing Holder. In connection with any such sale, the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to follow the procedures set forth in the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, including the provision that requires fifteen (15) business days’ prior written notice to the Presidential City Noteholders of the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer’s intention to sell the Presidential City Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, the Presidential City Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer then acting with respect to the Presidential City Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Presidential City Mortgage Loan, the Presidential City Pari Passu Companion Loans and the Presidential City Subordinate Companion Loan (or their representatives).

NEMA San Francisco

General

The NEMA San Francisco Mortgage Loan (4.0%) is part of the NEMA San Francisco Whole Loan (as defined below) comprised of 8 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “NEMA San Francisco Mortgaged Property”).

The NEMA San Francisco Whole Loan is evidenced by (i) two senior pari passu notes, Note A-3 and Note A-5 (the “NEMA San Francisco Mortgage Loan”), with an aggregate principal balance as of the Cut-off Date of $40,000,000, (ii) three senior pari passu notes designated as Note A-1, Note A-2 and Note A-4 (collectively, the “NEMA San Francisco Pari Passu Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $165,000,000; (iii) one senior subordinate promissory note designated as Note A-B (the “NEMA San Francisco Senior Subordinate Companion Loan”), with a principal balance as of the Cut-off Date of $69,000,000; and (iv) two subordinate promissory notes designated as Note B-1 and Note B-2 (collectively, the “NEMA San Francisco Subordinate Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $110,000,000. The NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans are pari passu with each other in terms of priority. The NEMA San Francisco Senior Subordinate Companion Loan is subordinate to the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in terms of priority.

The Note B-1 (the “NEMA San Francisco Note B-1”) is subordinate in right of payment with respect to the NEMA San Francisco NEMA San Francisco Mortgage Loan, the NEMA San Francisco Pari Passu Companion Loans and the NEMA San Francisco Senior Subordinate Companion Loan in terms of priority. The Note B-2 (the “NEMA San Francisco Note B-2”) is subordinate in right of payment with respect to the NEMA San Francisco Mortgage Loan, the NEMA San Francisco Pari Passu Companion Loans, the NEMA San Francisco Senior Subordinate Companion Mortgage Loan and the NEMA San Francisco Note B-1 in terms of priority. The NEMA San Francisco Mortgage Loan, the NEMA San Francisco Pari Passu Companion Loans, the NEMA San Francisco Senior Subordinate Companion Loan and the NEMA San Francisco Subordinate Companion Loans are collectively referred to in this prospectus as the “NEMA San Francisco Whole Loan”.

The holders of the promissory notes evidencing the NEMA San Francisco Whole Loan (the “NEMA San Francisco Noteholders”) entered into a co-lender agreement, prior to the Closing Date (the “NEMA San Francisco Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each NEMA San Francisco Noteholder to the extent set forth in the NEMA San Francisco Intercreditor Agreement.

Servicing

The NEMA San Francisco Whole Loan will be serviced by KeyBank National Association, as servicer (the “NCMS 2019-NEMA Servicer”), and specially serviced by KeyBank National Association, as special servicer (the “NCMS 2019-NEMA Special Servicer”), under the NCMS 2019-NEMA Trust and Servicing Agreement, (the “NCMS 2019-NEMA TSA”) between Natixis Commercial Mortgage Securities LLC, as depositor (the “NCMS 2019-NEMA Depositor”), the NCMS 2019-NEMA Servicer, the NCMS 2019-NEMA Special Servicer, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “NCMS 2019-NEMA Trustee”), certificate administrator and custodian (in such capacity, the “NCMS 2019-NEMA Certificate Administrator”), in connection with the NCMS 2019-NEMA Mortgage Trust (into which each of the NCMS 2019-NEMA Note A-1 and NEMA San Francisco Note A-B have been deposited), and, subject to the terms of the NEMA San Francisco Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any NEMA San Francisco Noteholder will be effected in accordance with the NCMS 2019-NEMA TSA and the NEMA San Francisco Intercreditor Agreement.

Application of Payments

The NEMA San Francisco Intercreditor Agreement sets forth the respective rights of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Companion Loans (the NEMA San Francisco Pari Passu Companion Loans, the NEMA San Francisco Senior Subordinate Companion Loan and the NEMA San Francisco Subordinate Companion Loans are referred to in this prospectus as the “NEMA San Francisco Companion Loans”) with respect to distributions of funds received on the NEMA San Francisco Whole Loan. The NEMA San Francisco Intercreditor Agreement provides, in general, that the rights of the holder of the NEMA San Francisco Note B-2 to receive payments of interest, principal and other amounts are subordinate to the rights of the holder of the NEMA San Francisco Note B-1 to receive such amounts, the rights of the holder of the NEMA San Francisco Note B-1 to receive payments of interest, principal and other amounts are subordinate to the rights of the holder of the NEMA San Francisco Senior Subordinate Companion Loan to receive such amounts and the right of the holder of the NEMA San Francisco Senior Subordinate Companion Loan to receive payments of interest, principal and other amounts are subordinate to the rights of holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans to receive such amounts.

Pursuant to the terms of the NEMA San Francisco Intercreditor Agreement, except after the occurrence and during continuance of (i) a monetary event of default, (ii) a non-monetary event of default as to which the NEMA San Francisco Whole Loan becomes a specially serviced loan (other than as a result of a foreseeable event) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that such event has not been cured, including any cure payment made by a holder of the NEMA San Francisco Senior Subordinate Companion Loan or a holder of the NEMA San Francisco Subordinate Companion Loans (or a designee of such holder) under the NEMA San Francisco Intercreditor Agreement before the expiration of the cure period as defined in the NEMA San Francisco Intercreditor Agreement (each clause (i)-(iii), a “NEMA San Francisco Sequential Pay Event”), all amounts tendered by the related borrower and otherwise available for payment on the NEMA San Francisco Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, and excluding all amounts that are owed to the NCMS 2019-NEMA Servicer, NCMS 2019-NEMA Special Servicer, trustee, certificate administrator with respect to the NEMA San Francisco Whole Loan pursuant to the NCMS 2019-NEMA TSA) will be applied in the following order:

First, to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their respective interest rates (net of the servicing fee rate);

Second, to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date);

Third, to each holder of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by each such holder pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA, to be allocated pro rata based on the amounts due to each such holder pursuant to this clause;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans has been reduced, such excess to be paid to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans as a result of such workout, plus interest on such amount at their respective interest rates (net of the servicing fee rate);

Fifth, to the extent the holder of the NEMA San Francisco Senior Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Sixth, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Senior Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount equal to its percentage interest in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

Eighth, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balance of the NEMA San Francisco Senior Subordinate Companion Loan has been reduced, such excess to be paid to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Tenth, to the extent the holder of the NEMA San Francisco Note B-1 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Eleventh, to the holder of the NEMA San Francisco Note B-1 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-1 at its interest rate (net of the servicing fee rate);

Twelfth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to its percentage interest in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

Thirteenth, to the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder, pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA;

Fourteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout the principal balance of NEMA San Francisco Note B-1 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to the reduction, if any, of the principal balance of NEMA San Francisco Note B-1 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Fifteenth, to the extent the holder of the NEMA San Francisco Note B-2 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Sixteenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-2 at its interest rate (net of the Servicing Fee Rate);

Seventeenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to its percentage interest in the Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

Eighteenth, to the holder of the NEMA San Francisco Note B-2 up to the amount of any unreimbursed costs and expenses paid by such holder, pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA;

Nineteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighteenth and, as a result of a workout the principal balance of the NEMA San Francisco Note B-2 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note B-2 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Twentieth, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-first, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-second, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-third, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-fourth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Borrower are not required to be otherwise applied under the NEMA San Francisco TSA, including, without limitation, to compensate the NEMA San Francisco Servicer and NEMA San Francisco Special Servicer, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the NEMA San Francisco Whole Loan borrower, to be paid to each note holder, pro rata, based on its respective percentage interest in the NEMA San Francisco Whole Loan; and

Twenty-fifth, if any excess amount is available to be distributed in respect of the NEMA San Francisco Whole Loan, and not otherwise applied in accordance with clauses first through twenty-fourth, any remaining amount to be paid to each note holder, pro rata, in accordance with its respective initial percentage interest in the NEMA San Francisco Whole Loan.

Following the occurrence and during the continuation of (i) a monetary event of a NEMA San Francisco Sequential Pay Event, all amounts tendered by the related borrower and otherwise available for payment on the NEMA San Francisco Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, will be applied in the following order:

First, to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their respective interest rates (net of the Servicing Fee Rate);

Second, to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero;

Third, to each holder of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by each such holder pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA, to be allocated pro rata based on the amounts due to each such holder pursuant to this clause;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans has been reduced, such excess to be paid to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans as a result of such workout, plus interest on such amount at their respective interest rates (net of the servicing fee rate);

Fifth, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Senior Subordinate Companion Loan at its interest rate (net of the Servicing Fee Rate);

Sixth, to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Seventh, to the extent the holder of the NEMA San Francisco Senior Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Eighth, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Ninth, to the holder of the NEMA San Francisco Senior Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balance of the NEMA San Francisco Senior Subordinate Companion Loan has been reduced, such excess to be paid to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at its interest rate (net of the Servicing Fee Rate);

Eleventh, to the extent the holder of the NEMA San Francisco Note B-1 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Twelfth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-1 at its interest rate (net of the servicing fee rate);

Thirteenth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Fourteenth, the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout the principal balance of NEMA San Francisco Note B-1 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to the reduction, if any, of the principal balance of NEMA San Francisco Note B-1 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Sixteenth, to the extent the holder of the NEMA San Francisco Note B-2 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Intercreditor Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

Seventeenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-2 at its interest rate (net of the servicing fee rate);

Eighteenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Nineteenth, to the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Intercreditor Agreement and NEMA San Francisco TSA;

Twentieth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the NEMA San Francisco Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through nineteenth and, as a result of a workout the principal balance of the NEMA San Francisco Note B-2 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note B-2 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Twenty-first, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-second, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Senior Subordinate Companion Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-third, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-fourth, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

Twenty-fifth, to the extent default interest, late fees, assumption or transfer fees actually paid by the NEMA San Francisco Whole Loan borrower are not required to be otherwise applied under the NEMA San Francisco TSA, including, without limitation, to compensate the NEMA San Francisco Servicer and NEMA San Francisco Special Servicer, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the NEMA San Francisco Whole Loan borrower, to be paid to each note holder, pro rata, based on its respective percentage interest in the NEMA San Francisco Whole Loan; and

Twenty-sixth, if any excess amount is available to be distributed in respect of the NEMA San Francisco Whole Loan, and not otherwise applied in accordance with clauses first through twenty-fifth, any remaining amount to be paid to each note holder, pro rata, in accordance with its respective initial percentage interest in the NEMA San Francisco Whole Loan.

The Directing Holder

The controlling noteholder (the “NEMA San Francisco Directing Holder”) under the NEMA San Francisco Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the NEMA San Francisco Note B-2;

●	If a NEMA San Francisco Note B-2 Control Appraisal Period is continuing, but a NEMA San Francisco Note B-1 Control Appraisal Period is not continuing, the holder of the NEMA San Francisco B-1 Note; and

●	If a NEMA San Francisco Note B-1 Control Appraisal Period is continuing, the majority controlling class certificateholder under the NCMS 2019-NEMA TSA.

“NEMA San Francisco Control Appraisal Period” means:

(a)       with respect to NEMA San Francisco Note A-B, a NEMA San Francisco Note A-B Control Appraisal Period;

(b)       with respect to NEMA San Francisco Note B-1, a NEMA San Francisco Note B-1 Control Appraisal Period; and

(c)       with respect to NEMA San Francisco Note B-2, a NEMA San Francisco Note B-2 Control Appraisal Period.

A “NEMA San Francisco Note A-B Control Appraisal Period” will exist if, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note A-B minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note A-B after the date of creation of the NEMA San Francisco Note A-B, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note A-B and (z) any losses realized with respect to the Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note A-B plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NEMA San Francisco Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note A-B Note less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the NEMA San Francisco Note A-B on the NEMA San Francisco Note A-B after the date of creation of the NEMA San Francisco Note A-B; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note A-B as the directing holder.

A “NEMA San Francisco Note B-1 Control Appraisal Period” will exist if, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note B-1 Note minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note B-1 after the date of creation of the NEMA San Francisco Note B-1, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note B-1 and (z) any losses realized with respect to the NEMA San Francisco Mortgaged Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note B-1 plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NEMA San Francisco Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note B-1 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Holder of the NEMA San Francisco Note B-1 on the NEMA San Francisco Note B-1 after the date of creation of the NEMA San Francisco Note B-1; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note B-1 as the directing holder.

A “NEMA San Francisco Note B-2 Control Appraisal Period” will exist if, and for so long as (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note B-2 minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note B-2 after the date of creation of the NEMA San Francisco Note B-2, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note B-2 Note and (z) any losses realized with respect to the Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note B-2 plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NEMA San Francisco Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note B-2 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the NEMA San Francisco Note B-2 on the NEMA San Francisco Note B-2 after the date of creation of the NEMA San Francisco Note B-2; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note B-2 as the directing holder.

Cure Rights

In the event that the NEMA San Francisco Whole Loan borrower fails to make any payment of principal or interest on the NEMA San Francisco Whole Loan that results in a monetary event of default or the NEMA San Francisco Whole Loan borrower otherwise defaults with respect to the NEMA San Francisco Whole Loan, the holder of the NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2, will each have the right to cure such event of default. The cure rights of the holder of the NEMA San Francisco Note A-B, the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2 will be limited to no more than six (6) cure events of monetary defaults in a 12-month period, but in no event more than 12 cures of monetary defaults over the term of the NEMA San Francisco Whole Loan, and six (6) cure events of non-monetary defaults over the term of the Whole Loan. In the event that more than one of the holders of the NEMA San Francisco Senior Subordinate Companion Loan or the NEMA San Francisco Subordinate Companion Loans elects to cure a Loan Event of Default, the holder of the most subordinate the NEMA San Francisco Senior Subordinate Companion Loan, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be deemed the curing party and any payments made by the holder of the more senior of the NEMA San Francisco Senior Subordinate Companion Loan, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be returned to such holder.

So long as a default under the NEMA San Francisco Whole Loan is being cured by the holder of the NEMA San Francisco Senior Subordinate Companion Loan (if the NEMA San Francisco Senior Subordinate Companion Loan is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2 or the cure period has not expired, the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, may not treat such default as a default or an event of default under the NEMA San Francisco Whole Loan for purposes of (i) the definition of “NEMA San Francisco Sequential Pay Event”; (ii) accelerating the NEMA San Francisco Whole Loan, modifying, amending or waiving any provisions of the Mortgage Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the NEMA San Francisco Mortgaged Property; or (iii) treating the NEMA San Francisco Whole Loan as a specially serviced loan.

Consultation and Control

The NEMA San Francisco Directing Holder will be entitled to exercise the rights and powers granted to it under the NEMA San Francisco TSA with respect to the NEMA San Francisco Whole Loan; provided that neither the NEMA San Francisco Servicer nor the NEMA San Francisco Special Servicer will be required to follow any advice, direction, objection or consultation provided by the NEMA San Francisco Directing Holder (or its representative) that would require or cause the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such NEMA San Francisco Servicer or NEMA San Francisco Special Servicer, as applicable, to violate provisions of the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA, require or cause such NEMA San Francisco Servicer or NEMA San Francisco Special Servicer, as applicable, to violate the terms of the NEMA San Francisco Whole Loan, or materially expand the scope of any of such NEMA San Francisco Servicer’s or NEMA San Francisco Special Servicer’s, as applicable, responsibilities under the NEMA San Francisco Intercreditor Agreement or the NEMA San Francisco TSA.

In addition, pursuant to the terms of the NEMA San Francisco Intercreditor Agreement, during a NEMA San Francisco Note A-B Control Appraisal Period, (1) the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, will be required: (i) to provide copies of any notice, information and report that it is required to provide to the majority controlling class certificateholder under the NCMS 2019-NEMA TSA with respect to any “Major Decisions” (as defined in the NEMA San Francisco TSA) or the implementation of any recommended actions outlined in an asset status report relating to the NEMA San Francisco Whole Loan, to each holder of the NEMA San Francisco Mortgage Loan and NEMA San Francisco Pari Passu Companion Loans (or its representative), within the same time frame it is required to provide to the majority controlling class certificateholder under the NCMS 2019-NEMA TSA (for this purpose, without regard to whether such items are actually required to be provided to the NEMA San Francisco Whole Loan majority controlling class certificateholder under the NEMA San Francisco TSA due to the termination of a NEMA San Francisco subordinate control period or termination of a NEMA San Francisco subordinate consultation period; and (ii) to consult with the holder of the NEMA San Francisco Mortgage Loan (or its representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such holder of the NEMA San Francisco Mortgage Loan (or its representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status Report relating to the NEMA San Francisco Whole Loan, and consider alternative actions recommended by such holder of the NEMA San Francisco Mortgage Loans (or its representative); provided that after the expiration of a period of ten 10 business days from the delivery to the holders of the NEMA San Francisco Mortgage Loan (or its representative) by the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the controlling class certificateholder under the NCMS 2019-NEMA TSA, the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, will no longer be obligated to consult with the holder of the NEMA San Francisco Mortgage Loan (or its representative), whether or not the holders of the NEMA San Francisco Mortgage Loan (or its representative) have responded within such 10 business day period (unless, the Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the holder of the NEMA San Francisco Mortgage Loan (or its representative) set forth in the immediately preceding sentence, the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, (or NEMA San Francisco Servicer acting on its behalf) may make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, (or NEMA San Francisco Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the NEMA San Francisco Noteholders. In no event will the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by a holder of the NEMA San Francisco Mortgage Loan (or its representative). In addition to the consultation rights of the holders of the NEMA San Francisco Mortgage Loans (or its representative), during the continuation of a NEMA San Francisco Note A-B Control Appraisal Period the holders of the NEMA San Francisco Mortgage Loan will have the right to attend annual meetings (either telephonically or in person, in the discretion of the NEMA San Francisco Servicer) with the NEMA San Francisco Servicer or the NEMA San Francisco Special Servicer, as applicable, at the offices of the NEMA San Francisco Servicer upon reasonable notice and at times reasonably acceptable to the NEMA San Francisco Servicer in which servicing issues related to the NEMA San Francisco Whole Loan are discussed.

 Purchase Option

If an event of default has occurred or is continuing, each holder of the NEMA San Francisco Senior Subordinate Companion Loan (if the NEMA San Francisco Senior Subordinate Companion Loan is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, upon written notice from the applicable holder of the NEMA San Francisco Senior Subordinate Companion Loan or the NEMA San Francisco Subordinate Companion Loans (“NEMA San Francisco Noteholder Purchase Option Notice”), will have the right to purchase each of the NEMA San Francisco Whole Loan notes that are senior to such Note, on a date (i) not more than ten (10) business days after providing written notice or (ii) not more than 30 days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within ten (10) business days after written notice. The purchase price will generally equal the sum of the outstanding principal balance of the NEMA San Francisco Whole Loan notes more senior to such purchasing NEMA San Francisco Whole Loan note, accrued and unpaid interest (other than default interest) on the NEMA San Francisco Whole Loan notes more senior to such purchasing NEMA San Francisco Whole Loan note, any accrued and unpaid servicing fees and special servicing fees, all outstanding property protection and administrative advances and all interest on advances and any other unreimbursed costs and expenses incurred by the NEMA San Francisco Servicer, the NEMA San Francisco Special Servicer, the NEMA San Francisco Trustee or other party to the NEMA San Francisco TSA with respect to the NEMA San Francisco Whole Loan (but excluding any prepayment premiums, default interest, late fees, exit fees and other similar fees).

The respective rights of the holders of the NEMA San Francisco Senior Subordinate Companion Loan and the NEMA San Francisco Subordinate Companion Loans to purchase the more senior Notes, will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to the NEMA San Francisco Mortgaged Property (and the NEMA San Francisco Special Servicer is required to give the holders of the NEMA San Francisco Subordinate Companion Loans 15 days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the NEMA San Francisco Mortgaged Property is transferred to the NEMA San Francisco Special Servicer (or another nominee on behalf of the NEMA San Francisco Special Servicer) less than 15 days after the acceleration of the NEMA San Francisco Whole Loan, the NEMA San Francisco Servicer or NEMA San Francisco Special Servicer, as applicable, must notify the holder of the

NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, and the holder of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, will have a 15 day period from the date of such notice to deliver a NEMA San Francisco Noteholder Purchase Option Notice, in which case the applicable holder of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be obligated to purchase the NEMA San Francisco Mortgaged Property, in immediately available funds, within a 15 day period at the applicable purchase price.

Replacement of the Special Servicer

Pursuant to the NEMA San Francisco Intercreditor Agreement, the NEMA Directing Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated NEMA San Francisco Special Servicer), will have the right to terminate the NEMA San Francisco Special Servicer and appoint a replacement special servicer, with or without cause, without the consent of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans.

Posting of Collateral

The NEMA San Francisco Intercreditor Agreement provides that the holder of NEMA San Francisco Senior Subordinate Companion Loan (if the NEMA San Francisco Senior Subordinate Companion Loan is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), NEMA San Francisco Note B-1 and NEMA San Francisco Note B-2 will be entitled to avoid a NEMA San Francisco Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of receipt of a third party appraisal that indicates such NEMA San Francisco Control Appraisal Period has occurred), including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans and any more senior of the NEMA San Francisco Senior Subordinate Companion Loan and the NEMA San Francisco Subordinate Companion Loans, and acceptable to the Servicer or Special Servicer, as applicable, or (y) an unconditional and irrevocable standby letter of credit for the benefit of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans and any more senior of the NEMA San Francisco Senior Subordinate Companion Loan and the NEMA San Francisco Subordinate Companion Loans issued by a bank or other financial institutions that meets the rating requirements as described in the NEMA San Francisco Intercreditor Agreement (either (x) or (y), the “NEMA San Francisco Threshold Event Collateral”), and (ii) the NEMA San Francisco Threshold Event Collateral is in an amount that, when added to the appraised value of the related NEMA San Francisco Mortgaged Property as determined pursuant to the NEMA San Francisco TSA, would cause the applicable NEMA San Francisco Control Appraisal Period not to exist.

10000 Santa Monica Boulevard

General

The 10000 Santa Monica Boulevard Mortgage Loan (3.5%) is part of the 10000 Santa Monica Boulevard Whole Loan (as defined below) comprised of nine mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “10000 Santa Monica Boulevard Mortgaged Property”).

The 10000 Santa Monica Boulevard Whole Loan is evidenced by (i) one senior pari passu note, Note A-2 (the “10000 Santa Monica Boulevard Mortgage Loan”), with a principal balance as of Cut-off Date of $35,000,000, (ii) seven senior pari passu notes, Notes A-1, A-3, A-4, A-5, A-6, A-7 and A-8 (collectively, the “10000 Santa Monica Boulevard Pari Passu Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $185,000,000 and (iii) a subordinate companion loan evidenced by one promissory note, Note A-B, with a principal balance as of the Cut-off Date of $130,000,000 (the “10000 Santa Monica Boulevard Subordinate Companion Loan”). The 10000 Santa Monica Boulevard

Subordinate Companion Loan is currently held by the NCMS 2019-10K trust (the “10000 Santa Monica Boulevard Subordinate Companion Loan Holder”). The 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are pari passu with each other in terms of priority. The 10000 Santa Monica Boulevard Subordinate Companion Loan is subordinate to the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans in terms of priority. The 10000 Santa Monica Boulevard Mortgage Loan, the 10000 Santa Monica Boulevard Pari Passu Companion Loans and the 10000 Santa Monica Boulevard Subordinate Companion Loan are collectively referred to in this prospectus as the “10000 Santa Monica Boulevard Whole Loan”.

The holders of the 10000 Santa Monica Boulevard Whole Loan (the “10000 Santa Monica Boulevard Noteholders”) entered into a co-lender agreement prior to the Closing Date (the “10000 Santa Monica Boulevard Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each 10000 Santa Monica Boulevard Noteholder to the extent set forth in the 10000 Santa Monica Boulevard Intercreditor Agreement.

Servicing

The 10000 Santa Monica Boulevard Whole Loan will be serviced by KeyBank National Association, as servicer (the “NCMS 2019-10K Servicer”) and specially serviced by KeyBank National Association, as special servicer (the “NCMS 2019-10K Special Servicer”), under the NCMS 2019-10K TSA between Natixis Commercial Mortgage Securities LLC, as depositor, the NCMS 2019-10K Servicer, the NCMS 2019-10K Special Servicer and Wells Fargo National Association, as trustee and certificate administrator in connection with Natixis Commercial Mortgage Securities Trust 2019-10K (into which each of the 100000 Santa Monica Boulevard Pari Passu Companion Loans evidenced by Note A-1 and the 10000 Santa Monica Boulevard Subordinate Companion Loan have been deposited), and subject to the terms of the 10000 Santa Monica Boulevard Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 10000 Santa Monica Boulevard Noteholder will be effected in accordance with the NCMS 2019-10K TSA and the 10000 Santa Monica Boulevard Intercreditor Agreement.

Application of Payments

The 10000 Santa Monica Boulevard Intercreditor Agreement sets forth the respective rights of the holder of the 10000 Santa Monica Boulevard Mortgage Loan and the holders of the 10000 Santa Monica Boulevard Companion Loans (the 10000 Santa Monica Boulevard Subordinate Companion Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are collectively referred to in this prospectus as the “10000 Santa Monica Boulevard Companion Loans”) with respect to distributions of funds received on the 10000 Santa Monica Boulevard Whole Loan. The 10000 Santa Monica Boulevard Intercreditor Agreement provides, in general, that the rights of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder to receive payments of interest, principal and other amounts are subordinate to the rights of holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans (the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are collectively referred to in this prospectus as the “10000 Santa Monica Boulevard Senior Loans”) to receive such amounts.

Pursuant to the 10000 Santa Monica Boulevard Intercreditor Agreement, except after the occurrence and during continuance of (i) a monetary event of default, (ii) a non-monetary event of default as to which the 10000 Santa Monica Boulevard Whole Loan becomes a specially serviced loan (other than as a result of a foreseeable event) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case provided that such event has not been cured, including any cure payment made by the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder (or its designee) under the 10000 Santa Monica Boulevard Intercreditor Agreement (each of clauses (i)-(iii), a “10000 Santa Monica Boulevard Sequential Pay Event”), all amounts tendered by the related borrower or otherwise available for payment on the 10000 Santa Monica Boulevard Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, and excluding all amounts that are owed to the NCMS 2019-10K Servicer, NCMS 2019-10K Special Servicer, trustee or certificate administrator with respect to the

10000 Santa Monica Boulevard Whole Loan pursuant to the NCMS 2019-10K TSA) will be applied in the following order:

First, to the holders of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of such 10000 Santa Monica Boulevard Senior Loans at their respective interest rate (net of the servicing fee rate);

Second, to the holders of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable monthly payment date (including any monthly debt service payment amounts);

Third, to each holder of the 10000 Santa Monica Boulevard Senior Loans, up to the amount of any unreimbursed costs and expenses paid by each such holder, to be allocated pro rata based on the amounts due to each such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Whole Loan or the 10000 Santa Monica Boulevard Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Senior Loans has been reduced, such excess amount to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Senior Loans as a result of such workout, plus interest on such amount at their respective interest rate (net of the servicing fee rate);

Fifth, to the extent the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made any payments or advances in the exercise of its cure rights under the 10000 Santa Monica Boulevard Intercreditor Agreement, to reimburse such holder for such cure payments;

Sixth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to its percentage interest in the 10000 Santa Monica Boulevard Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable monthly payment date (including any monthly debt service payment amounts);

Eighth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder up to the amount of any unreimbursed costs and expenses paid by such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Whole Loan or the 10000 Santa Monica Boulevard Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan has been reduced, such excess amount to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Tenth, any yield maintenance premium, to the extent paid by the related borrower, to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the 10000 Santa Monica Boulevard Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Whole Loan;

Eleventh, any yield maintenance premium, to the extent paid by the related borrower, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the 10000 Santa Monica Boulevard Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the NCMS 2019-10K TSA, including, without limitation, to compensate the NCMS 2019-10K Servicer and NCMS 2019-10K Special Servicer, to each noteholder, pro rata, based on their respective percentage interest in the 10000 Santa Monica Boulevard Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the 10000 Santa Monica Boulevard Whole Loan, and not otherwise applied in accordance with clauses first through twelfth, any remaining amount to each noteholder, pro rata, in accordance with their respective initial percentage interests in the 10000 Santa Monica Boulevard Whole Loan.

Following the occurrence and during the continuation of a 10000 Santa Monica Boulevard Sequential Pay Event, amounts tendered by the related borrower and otherwise available for payment on the 10000 Santa Monica Boulevard Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order:

First, to the holders of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of such 10000 Santa Monica Boulevard Senior Loans at their respective interest rate (net of the servicing fee rate);

Second, to each holder of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date until their respective principal balances have been reduced to zero;

Third, to the holders of the 10000 Santa Monica Boulevard Senior Loans, up to the amount of any unreimbursed costs and expenses paid by such holder, to be allocated pro rata based on the amounts due to each such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Whole Loan or the 10000 Santa Monica Boulevard Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Senior Loans has been reduced, such excess amount to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Senior Loans as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Fifth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Sixth, to the holders of the 10000 Santa Monica Boulevard Senior Loans, in an amount equal to all remaining amounts received with respect to the related monthly payment date, until their respective principal balances have been reduced to zero;

Seventh, to the extent the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made any payments or advances in the exercise of its cure rights under the 10000 Santa Monica Boulevard Intercreditor Agreement, to reimburse such holder for all such cure payments;

Eighth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Ninth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder up to the amount of any unreimbursed costs and expenses paid by such holder;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Whole Loan or the 10000 Santa Monica Boulevard Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan has been reduced, such excess amount to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

Eleventh, any yield maintenance premium, to the extent paid by the related borrower, to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the 10000 Santa Monica Boulevard Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Whole Loan;

Twelfth, any yield maintenance premium, to the extent paid by the related borrower, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the 10000 Santa Monica Boulevard Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Whole Loan;

Thirteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the NCMS 2019-10K TSA, including, without limitation, to compensate the NCMS 2019-10K Servicer and NCMS 2019-10K Special Servicer, to each noteholder, pro rata, based on their respective percentage interest in the 10000 Santa Monica Boulevard Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Fourteenth, if any excess amount is available to be distributed in respect of the 10000 Santa Monica Boulevard Whole Loan, and not otherwise applied in accordance with clauses first through thirteenth, any remaining amount to be paid to each noteholder pro rata in accordance with their respective initial percentage interests in the 10000 Santa Monica Boulevard Whole Loan.

The Directing Holder

The controlling noteholder (the “10000 Santa Monica Boulevard Directing Holder”) under the 10000 Santa Monica Boulevard Intercreditor Agreement, as of any date of determination, is:

●	initially, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder; and

●	if a 10000 Santa Monica Boulevard Control Appraisal Period has occurred and is continuing, the holder of the 10000 Santa Monica Boulevard Pari Passu Companion Loan Note A-1 (the “10000 Santa Monica Boulevard Controlling Pari Passu Companion Loan”).

At any time that the holder of the 10000 Santa Monica Boulevard Subordinate Companion Loan or the 10000 Santa Monica Boulevard Controlling Pari Passu Companion Loan is the 10000 Santa Monica Boulevard Directing Holder, the rights of the 10000 Santa Monica Boulevard Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” to the extent provided in the NCMS 2019-10K TSA.

A “10000 Santa Monica Boulevard Control Appraisal Period” will exist if, and for so long as, (I)(a)(1) the initial outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 10000 Santa Monica Boulevard Subordinate Companion Loan after the date of creation of the 10000 Santa Monica Boulevard Subordinate Companion Loan, (y) any appraisal reduction amount for the 10000 Santa Monica Boulevard Whole Loan that is allocated to the 10000 Santa Monica Boulevard Subordinate Companion Loan and (z) any losses realized with respect to the Property or the 10000 Santa Monica Boulevard Whole Loan that are allocated to the 10000 Santa Monica Boulevard Subordinate Companion Loan plus (3) the 10000 Santa Monica Boulevard Threshold Event Collateral then held by the NCMS 2019-10K Servicer, is less than (b) 25% of the remainder of the (x) initial outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder on the 10000 Santa Monica Boulevard Subordinate Companion Loan after the date of creation of the 10000 Santa Monica Boulevard Subordinate Companion Loan; or (II) any interest in such note is held by the related borrower or a borrower related party, or the related borrower or borrower related party would otherwise be entitled to exercise the rights of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder as the 10000 Santa Monica Boulevard Directing Holder.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 10000 Santa Monica Boulevard Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the 10000 Santa Monica Boulevard Whole Loan, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations on the number of such cures set forth in the 10000 Santa Monica Boulevard Intercreditor Agreement. The 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will be limited to six (6) cures related to monetary defaults in a 12-month period, but in no event more than twelve (12) cures of monetary defaults over the life of the 10000 Santa Monica Boulevard Whole Loan, and six (6) cures related to non-monetary defaults over the life of the 10000 Santa Monica Boulevard Whole Loan. So long as the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made a permitted cure payment under the 10000 Santa Monica Boulevard Intercreditor Agreement, neither the NCMS 2019-10K Servicer nor the NCMS 2019-10K Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 10000 Santa Monica Boulevard Whole Loan to special servicing or exercising remedies.

Consultation and Control

If any consent, modification, amendment or waiver under, or other action in respect of the 10000 Santa Monica Boulevard Whole Loan or the Mortgage Loan documents that would constitute a major decision, as defined in the NCMS 2019-10K TSA (“10000 Santa Monica Boulevard Major Decisions”), has been requested or proposed, at least ten (10) business days prior to taking action with respect to such 10000 Santa Monica Boulevard Major Decision (or making a determination not to take action with respect to such 10000 Santa Monica Boulevard Major Decision), the NCMS 2019-10K Servicer and/or the NCMS 2019-10K Special Servicer is required to request the written consent of the 10000 Santa Monica Boulevard Directing Holder (or the representative it has appointed to act on its behalf) before implementing a decision with respect to such 10000 Santa Monica Boulevard Major Decision. If the 10000 Santa Monica Boulevard Directing Holder (or the representative it has appointed to act on its behalf) fails to respond to the NCMS 2019-10K Servicer and/or the NCMS 2019- 10K Special Servicer with respect to any such proposed action within ten (10) business days after receipt of such notice, the 10000 Santa Monica Boulevard Directing Holder (or the representative it has appointed to act on its behalf) will have no further consent rights with respect to such action.

Neither the NCMS 2019-10K Servicer nor the NCMS 2019-10K Special Servicer will be required to follow any advice, direction, objection or consultation provided by the 10000 Santa Monica Boulevard Directing Holder (or its representative) that would require or cause the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such NCMS 2019-10K Servicer or NCMS 2019-10K Special Servicer, as applicable, to violate provisions of the 10000 Santa Monica Boulevard Intercreditor Agreement or the NCMS 2019-10K TSA, require or cause such NCMS 2019-10K Servicer or NCMS 2019-10K Special Servicer, as applicable, to violate the terms of the 10000 Santa Monica Boulevard Whole Loan, or materially expand the scope of any responsibilities of such NCMS 2019-10K Servicer or NCMS 2019-10K Special Servicer, as applicable, under the 10000 Santa Monica Boulevard Intercreditor Agreement or the NCMS 2019-10K TSA.

In addition, pursuant to the terms of the 10000 Santa Monica Boulevard Intercreditor Agreement, during the continuation of a 10000 Santa Monica Boulevard Control Appraisal Period, (1) the holder of the 10000 Santa Monica Boulevard Controlling Pari Passu Companion Loan (or the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer acting on its behalf) will be required: (i) to provide copies of any notice, information and report (similar to such notice, information and report it is required to deliver to the 10000 Santa Monica Boulevard Directing Holder pursuant to the NCMS 2019-10K TSA) with respect to any 10000 Santa Monica Boulevard Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 10000 Santa Monica Boulevard Whole Loan, to the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (the “10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans”), within the same time frame it is required to provide to the NCMS 2019-10K directing certificateholder under the NCMS 2019-10K TSA (without regard to whether such items are actually required to be provided to the directing certificateholder under the NCMS 2019-10K TSA due to the termination of a control termination event or a consultation termination event); and (ii) to consult with the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives) on a strictly non-binding basis, to the extent having received such notices, information and reports, such holders of the 10000 Santa Monica Boulevard Mortgage Loan or the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives) request consultation with respect to any such 10000 Santa Monica Boulevard Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 10000 Santa Monica Boulevard Whole Loan, and consider alternative actions recommended by such holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives); provided, that after the expiration of a period of 10 business days from the delivery to the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives) by the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the controlling class representative, the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, will no longer be obligated to consult with the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives), whether or not the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives) have responded within such 10 business day period (unless, the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding such consultation rights of the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives), the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, may make any 10000 Santa Monica Boulevard Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day period if the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the noteholders. In no event will the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives). In addition to the consultation rights of the holders of the 10000 Santa Monica

Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives), during the continuation of a 10000 Santa Monica Boulevard Control Appraisal Period the holders of the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans (or their representatives) will have the right to attend annual meetings (either telephonically or in person, in the discretion of the NCMS 2019-10K Servicer) with the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, at the offices of the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, in which servicing issues related to the 10000 Santa Monica Boulevard Whole Loan are discussed.

Purchase Option

If an event of default has occurred and is continuing, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder (in the event the 10000 Santa Monica Boulevard Subordinate Companion Loan is not included as an asset in the NCMS 2019-10K trust), upon written notice from the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder (the “10000 Santa Monica Boulevard Noteholder Purchase Option Notice”)to the holders of the 10000 Santa Monica Boulevard Senior Loans, will have the right to purchase each of the 10000 Santa Monica Boulevard Senior Loans, at a price generally equal to the sum, without duplication, of (a) the principal balance of the 10000 Santa Monica Boulevard Senior Loans, (b) accrued and unpaid interest on the 10000 Santa Monica Boulevard Senior Loans at the applicable mortgage rate, from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period relating to the due date next following the date the purchase occurred, (c) any other amounts due under the 10000 Santa Monica Boulevard Senior Loans, other than yield maintenance premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the 10000 Santa Monica Boulevard Whole Loan documents (including, without limitation, servicing or administrative advances payable or reimbursable to any NCMS 2019-10K Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid interest payable on advances, (f)(i) if the related borrower or a borrower related party is the purchaser or (ii) if the 10000 Santa Monica Boulevard Senior Loans are purchased after 90 days after such option first becomes exercisable pursuant to the 10000 Santa Monica Boulevard Intercreditor Agreement, any liquidation or workout fees payable under the NCMS 2019-10K TSA and (g) any amounts referred to in clauses (d) and/or (e) that, at the time of determination, had been previously paid or reimbursed to any NCMS 2019-10K Servicer from sources other than collections on or in respect of the 10000 Santa Monica Boulevard Whole Loan or the 10000 Santa Monica Boulevard Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the 10000 Santa Monica Boulevard Whole Loan) not reimbursed previously to the NCMS 2019-10K Servicer from collections in respect of the 10000 Santa Monica Boulevard Whole Loan.

The right of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder to purchase the 10000 Santa Monica Boulevard Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to the 10000 Santa Monica Boulevard Mortgaged Property (and the NCMS 2019-10K Special Servicer is required to give the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder 15 days’ notice of its intent with respect to any such action). However, if title to the 10000 Santa Monica Boulevard Mortgaged Property is transferred to the NCMS 2019-10K Special Servicer (or another nominee on behalf of the NCMS 2019-10K Special Servicer) less than 15 days after the acceleration of the 10000 Santa Monica Boulevard Whole Loan, the holder of Note A-1 must notify the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder and the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will have a 15-day period from the date of such notice to deliver a 10000 Santa Monica Boulevard Noteholder Purchase Option Notice, in which case the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will be obligated to purchase the 10000 Santa Monica Boulevard Mortgaged Property, in immediately available funds, within a 15-day period at the applicable 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price.

Posting of Collateral

The 10000 Santa Monica Boulevard Intercreditor Agreement provides that the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will be entitled to avoid a 10000 Santa Monica Boulevard Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of receipt of a third party appraisal that indicates such 10000 Santa Monica Boulevard Control Appraisal Period has occurred), including without limitation: (i) delivery of additional collateral in the form of either (a) cash collateral for the benefit of the 10000 Santa Monica Boulevard Senior Loans, and acceptable to, the NCMS 2019-10K Servicer or (b) an unconditional and irrevocable standby letter of credit with the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, as the beneficiary, issued by a bank or other financial institutions that meets the rating requirements as described in the 10000 Santa Monica Boulevard Intercreditor Agreement (either (x) or (y), the “10000 Santa Monica Boulevard Threshold Event Collateral”), and (ii) the 10000 Santa Monica Boulevard Threshold Event Collateral is in an amount that, when added to the appraised value of the related 10000 Santa Monica Boulevard Mortgaged Property as determined pursuant to the NCMS 2019-10K TSA, would cause the applicable 10000 Santa Monica Boulevard Control Appraisal Period not to occur.

Replacement of the Special Servicer

Pursuant to the 10000 Santa Monica Boulevard Intercreditor Agreement, the 10000 Santa Monica Boulevard Directing Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated NCMS 2019-10K Special Servicer), will have the right to terminate the NCMS 2019-10K Special Servicer and appoint a replacement NCMS 2019-10K Special Servicer, with or without cause, upon at least 10 business days’ prior notice to the NCMS 2019-10K Special Servicer (provided, however, that the 10000 Santa Monica Boulevard Directing Holder (or its representative) will not be liable for any termination or similar fee in connection with the removal of the NCMS 2019-10K Special Servicer in accordance with the 10000 Santa Monica Boulevard Intercreditor Agreement.

Vanguard Portfolio

General

The Vanguard Portfolio Mortgage Loan (0.5%), is part of the Vanguard Portfolio Whole Loan (as defined below) comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Vanguard Portfolio Mortgaged Property”).

The Vanguard Portfolio Whole Loan is evidenced by (i) one senior pari passu note, Note A-6 (the “Vanguard Portfolio Mortgage Loan”) with a principal balance as of the Cut-off Date of $4,825,000, (ii) Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5 (collectively, the “Vanguard Portfolio Pari Passu Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $112,017,500 and (iii) a subordinate companion loan evidenced by Note B with a principal balance as of the Cut-off Date of $12,982,500 (the “Vanguard Portfolio Subordinate Companion Loan”). The Vanguard Portfolio Subordinate Companion Loan is currently held by TCM CRE REIT LLC, an unaffiliated third party investor. The Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority to right of payment. The Vanguard Portfolio Subordinate Companion Loan is subordinate to the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in terms of priority to right of payment. The Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan are collectively referred to in this prospectus as the “Vanguard Portfolio Whole Loan”.

The holders of the Vanguard Portfolio Whole Loan (the “Vanguard Portfolio Noteholders”) entered into a co-lender agreement, prior to the Closing Date (the “Vanguard Portfolio Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each Vanguard Portfolio Noteholder to the extent set forth in the Vanguard Portfolio Intercreditor Agreement.

Servicing

The Vanguard Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Vanguard Portfolio Mortgage Loan and the holders of the Vanguard Portfolio Companion Loans with respect to distributions of funds received on the Vanguard Portfolio Whole Loan. The Vanguard Portfolio Intercreditor Agreement provides, in general, that the rights of the holder of the Vanguard Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts is subordinate to the rights of holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans to receive such amounts.

The Vanguard Portfolio Whole Loan will be serviced by Midland Loan Services, a Division of PNC Bank, National Association, as servicer (the “BBCMS 2019-C3 Servicer”), and specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “BBCMS 2019-C3 Special Servicer”), under the BBCMS 2019-C3 PSA between Barclays Commercial Mortgage Securities LLC, as depositor, the BBCMS 2019-C3 Servicer, the BBCMS 2019-C3 Special Servicer, Wells Fargo Bank, National Association, as trustee (in such capacity, the “BBCMS 2019-C3 Trustee”), certificate administrator and custodian (in such capacity, the “BBCMS 2019-C3 Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer in connection with the BBCMS Mortgage Trust 2019-C3 (into which each of the Vanguard Portfolio Pari Passu Companion Loans evidenced by Note A-1 and Note A-2 have been deposited), and, subject to the terms of the Vanguard Portfolio Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Vanguard Portfolio Noteholder will be effected in accordance with the BBCMS 2019-C3 PSA and the Vanguard Portfolio Intercreditor Agreement.

Application of Payments

The Vanguard Portfolio Intercreditor Agreement sets forth the respective rights of the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Companion Loans (the Vanguard Portfolio Subordinate Companion Loan and the Vanguard Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus as the “Vanguard Portfolio Companion Loans”) with respect to distributions of funds received on the Vanguard Portfolio Whole Loan. The Vanguard Portfolio Intercreditor Agreement provides, in general, that the rights of the holder of Vanguard Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts are subordinate to the rights of holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans to receive such amounts.

Pursuant to the Vanguard Portfolio Intercreditor Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the Vanguard Portfolio Whole Loan, (ii) any other event of default that causes the Vanguard Portfolio Whole Loan to become a specially serviced mortgage loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that the holder of the Vanguard Portfolio Subordinate Companion Loan has not exercised its cure rights under the Vanguard Portfolio Intercreditor Agreement (each of clauses (i)-(iii), a “Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the Vanguard Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, including, but not limited to fees and expenses due to the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer and reimbursement for advances) will be applied in the following order:

First, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in the amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their interest rate (net of the servicing fee rate);

Second, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable monthly payment date;

Third, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Vanguard Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Fifth, to the extent the holder of the Vanguard Portfolio Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the Vanguard Portfolio Intercreditor Agreement, to reimburse such holder for such cure payments;

Sixth, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Vanguard Portfolio Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to its percentage interest in the Vanguard Portfolio Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such applicable monthly payment date;

Eighth, to the holder of the Vanguard Portfolio Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Vanguard Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Vanguard Portfolio Subordinate Companion Loan has been reduced, such excess amount to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the Vanguard Portfolio Subordinate Companion Loan interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to its respective pro rata interests, based on the product of (i) their respective percentage interests in the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BBCMS 2019-C3 PSA, including, without limitation, to compensate the BBCMS 2019-C3 Servicer and BBCMS 2019-C3 Special Servicer, to the holders of the Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interest in the Vanguard Portfolio Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the Vanguard Portfolio Whole Loan, and not otherwise applied in accordance with clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan in accordance with their respective initial percentage interests in the Vanguard Portfolio Whole Loan.

Following the occurrence and during the continuation of an Sequential Pay Event, after payment of all amounts for required reserves or escrows required by any Mortgage Loan documents and amounts then payable or reimbursable under the BBCMS 2019-C3 PSA to the BBCMS 2019-C3 Servicer, BBCMS 2019-C3 Special Servicer, BBCMS 2019-C3 Certificate Administrator or BBCMS 2019-C3 Trustee, payments and proceeds with respect to the Vanguard Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their interest rate (net of the Servicing Fee Rate);

Second, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, until their respective principal balances have been reduced to zero;

Third, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Vanguard Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Fifth, to the extent the holder of the Vanguard Portfolio Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the Vanguard Portfolio Intercreditor Agreement, to reimburse such holder for all such cure payments;

Sixth, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Vanguard Portfolio Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to its percentage interest of principal payments received, if any, with respect to such applicable monthly payment date, until its principal balance has been reduced to zero;

Eighth, to the holder of the Vanguard Portfolio Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Vanguard Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Vanguard Portfolio Subordinate Companion Loan has been reduced, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of Note B as a result of such workout, plus interest on such amount at the applicable interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to their respective pro rata interests, based on the product of (i) the applicable note’s percentage interest of the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to its pro rata interest in the Vanguard Portfolio Whole Loan, calculated as (i) its percentage interest in the Vanguard Portfolio Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BBCMS 2019-C3 PSA, including, without limitation, to compensate the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, to the holders of the Vanguard Portfolio Mortgage Loan, Vanguard Portfolio Pari Passu Companion Loans and Vanguard Portfolio Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Vanguard Portfolio Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the Vanguard Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the Vanguard Portfolio Mortgage Loan, Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan, based on their respective initial percentage interests in the Vanguard Portfolio Whole Loan.

The Directing Holder

The controlling noteholder (the “Vanguard Portfolio Directing Holder”) under the Vanguard Portfolio Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the Vanguard Portfolio Subordinate Companion Loan; and

●	if a Vanguard Portfolio Control Appraisal Period (as defined below) has occurred and is continuing, the holder of the Vanguard Portfolio Pari Passu Companion Loan Note A-1 (the “Vanguard Portfolio Controlling Pari Passu Companion Loan”).

At any time that the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan is the Vanguard Portfolio Directing Holder, the rights of the Vanguard Portfolio Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” to the extent provided in the BBCMS 2019-C3 PSA.

“Vanguard Portfolio Control Appraisal Period” means any period, with respect to the Vanguard Portfolio Whole Loan, if and for so long as: (a) (1) the initial principal balance of the Vanguard Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Vanguard Portfolio Subordinate Companion Loan, (y) any appraisal reduction amount for the Vanguard Portfolio Whole Loan that is allocated to the Vanguard Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Vanguard Portfolio Mortgaged Property or the Vanguard Portfolio Whole Loan that are allocated to the Vanguard Portfolio Subordinate Companion Loan, plus (3) the Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the BBCMS 2019-C3 Servicer, is less than (b) twenty-five percent (25%) of the remainder of the (1) initial principal balance of the Vanguard Portfolio Subordinate Companion Loan less (2) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Vanguard Portfolio Subordinate Companion Loan.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Vanguard Portfolio Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the Vanguard Portfolio Whole Loan, the holder of the Vanguard Portfolio Subordinate Companion Loan will have the right to cure any such event of default subject to certain limitations set forth in the Vanguard Portfolio Intercreditor Agreement. The holder of the Vanguard Portfolio Subordinate Companion Loan will be limited to six (6) cures related to monetary defaults in a 12- month period, but in no event more than twelve (12) cures of monetary defaults over the life of the Vanguard Portfolio Whole Loan, and six (6) cures related to non-monetary defaults over the life of the Vanguard Portfolio Whole Loan. So long as the holder of the Vanguard Portfolio Subordinate Companion Loan is permitted to exercise a cure right with respect to an event of default and is diligently and expeditiously prosecuting such cure under the Vanguard Portfolio Intercreditor Agreement, neither the BBCMS 2019-C3 Servicer nor the BBCMS 2019-C3 Special Servicer will be permitted to treat such event of default as such for purposes of transferring the Vanguard Portfolio Whole Loan to special servicing or exercising remedies.

Consultation and Control

If any consent, modification, amendment or waiver under, or other action in respect of, the Vanguard Portfolio Whole Loan or the Mortgage Loan documents that would constitute a major decision, as defined in the BBCMS 2019-C3 PSA (“Vanguard Portfolio Major Decisions”), has been requested or proposed, at least ten (10) business days prior to taking action with respect to such Vanguard Portfolio Major Decision (or making a determination not to take action with respect to such Major Decision), the BBCMS 2019-C3 Servicer and/or BBCMS 2019-C3 Special Servicer is required to request the written consent of the Vanguard Portfolio Directing Holder(or the representative it has appointed to act on its behalf) before implementing a decision with respect to such Vanguard Portfolio Major Decision. If the Vanguard Portfolio Directing Holder (or the representative it has appointed to act on its behalf) fails to respond to the BBCMS 2019-C3 Servicer and/or BBCMS 2019-C3 Special Servicer with respect to any such proposed action within ten (10) business days after receipt of such notice, the Vanguard Portfolio Directing Holder (or the representative it has appointed to act on its behalf) will have no further consent rights with respect to such action.

Neither the BBCMS 2019-C3 Servicer nor the BBCMS 2019-C3 Special Servicer will be required to follow any advice or consultation provided by the Vanguard Portfolio Directing Holder (or its representative) that would require or cause the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the BBCMS 2019-C3 Servicer or BBCMS 2019- C3 Special Servicer, as applicable, to violate provisions of the Vanguard Portfolio Intercreditor Agreement or the BBCMS 2019-C3 PSA, require or cause the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, as applicable, to violate the terms of the Vanguard Portfolio Whole Loan, or materially expand the scope of any of responsibilities of the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, as applicable, under the Vanguard Portfolio Intercreditor Agreement or the BBCMS 2019-C3 PSA.

In addition, pursuant to the terms of the Vanguard Portfolio Intercreditor Agreement, during the continuation of a Vanguard Portfolio Control Appraisal Period, the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) will be required to: (i) provide copies of any notice, information and report with respect to any Vanguard Portfolio Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the BBCMS Mortgage Trust 2019-C3 pursuant to the BBCMS 2019-C3 PSA) or the implementation of any recommended actions outlined in an asset status report relating to the Vanguard Portfolio Whole Loan, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Note A-6 (the “Vanguard Portfolio Non-Controlling Pari Passu Companion Loan”), within the same time frame it is required to provide to the directing certificateholder under the BBCMS 2019-C3 PSA (without regard to whether such items are actually required to be provided to the directing certificateholder under the BBCMS 2019-C3 PSA due to the occurrence of a control termination event or a consultation termination event); and (ii) to consult with the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representatives) on a strictly non-binding basis, to the extent having received such notices, information and reports, the holders of the Vanguard Portfolio Mortgage Loan or the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representatives) requests consultation with respect to any such Vanguard Portfolio Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan, and consider alternative actions recommended by the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representatives); provided that after the expiration of a period of ten (10) business days from the delivery to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representatives) by the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the directing certificateholder under the BBCMS 2019-C3 PSA, the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) will no longer be obligated to consult with the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representatives), whether or not the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their representative) have responded within such ten business day period (unless the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their controlling class representatives) described above, the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) may make any Vanguard Portfolio Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the BBCMS 2019-C3 Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Vanguard Portfolio Whole Loan notes. The holder of the Vanguard Portfolio Controlling Pari Passu Companion Loan (or the BBCMS 2019-C3 Servicer or the NCMS 2019-C3 Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Non-Controlling Pari Passu Companion Loan (or their controlling class representatives).

Purchase Option

If an event of default with respect to the Vanguard Portfolio Whole Loan has occurred and is continuing, the holder of the Vanguard Portfolio Subordinate Companion Loan will have the option to purchase the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in whole, but not in part, at a price generally equal to the sum, without duplication, of (a) the principal balances of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loan, (b) accrued and unpaid interest on the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, and earned and unreimbursed special servicing fees), (e) any accrued and unpaid interest on advances, (f) any liquidation fees or workout fees payable under the BBCMS 2019-C3 PSA, if (i) the related borrower or a borrower related party is the purchaser or (ii) if the Vanguard Portfolio Whole Loan is purchased after 90 days after such option first becomes exercisable pursuant to the Vanguard Portfolio Intercreditor Agreement and (g) certain additional amounts to the extent provided for in the Vanguard Portfolio Intercreditor Agreement. Notwithstanding the foregoing, the purchase price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees if the purchaser is the related borrower or borrower related party.

Replacement of the BBCMS 2019-C3 Special Servicer

The Vanguard Portfolio Directing Holder (or its controlling class representative), at its expense, will have the right, with or without cause, upon at least 10 business days’ prior notice to the BBCMS 2019-C3 Special Servicer, to terminate the BBCMS 2019-C3 Special Servicer and appoint a replacement special servicer in lieu thereof, without the consent of the holder of the Vanguard Portfolio Mortgage Loan.

Posting of Collateral

The Vanguard Portfolio Intercreditor Agreement provides that the holder of the Vanguard Portfolio Subordinate Companion Loan is entitled to avoid a Vanguard Portfolio Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, and acceptable to the BBCMS 2019-C3 Servicer or BBCMS 2019-C3 Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Vanguard Portfolio Intercreditor Agreement (either (x) or (y), the (“Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral”), and (ii) the Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral is in an amount that, when added to the appraised value of the related Vanguard Portfolio Mortgaged Property as determined pursuant to the BBCMS 2019-C3 PSA, would cause the applicable Vanguard Portfolio Control Appraisal Period not to exist.

Moffett Towers II – Buildings 3 & 4

General

The Moffett Towers II - Buildings 3 & 4 Mortgage Loan (2.5%) is part of a Whole Loan (the “Moffett Towers II - Buildings 3 & 4 Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”: 11 senior promissory notes (the “Moffett Towers II - Buildings 3 & 4 A Notes”) and 3 subordinate promissory notes (the “Moffett Towers II - Buildings 3 & 4 B Notes”, the “Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan”; and, collectively with the Moffett Towers II - Buildings 3 & 4 A Notes, the “Moffett Towers II - Buildings 3 & 4 Notes”). Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $505,000,000.

Each of the Moffett Towers II - Buildings 3 & 4 Notes has been (or is expected to be) transferred to a securitization trust. Note A-1-E, with an initial principal balance of $25,000,000, will be deposited into this securitization and will constitute a “Mortgage Loan” under the PSA (and will be referred to as the “Moffett Towers II - Buildings 3 & 4 Mortgage Loan”). Each remaining Moffett Towers II - Buildings 3 & 4 A Note will constitute a “Pari Passu Companion Loan” under the PSA (and will be collectively referred to herein as a “Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans”).

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans and the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan are collectively referred to herein as the “Moffett Towers II - Buildings 3 & 4 Companion Loans”. The Moffett Towers II - Buildings 3 & 4 Mortgage Loan and the Moffett Towers II - Buildings 3 & 4 Companion Loans collectively comprise the Moffett Towers II - Buildings 3 & 4 Whole Loan.

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Moffett Towers II - Buildings 3 & 4 Mortgage Loan. The Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan is generally subordinate in right of payment to the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans.

Only the Moffett Towers II - Buildings 3 & 4 Mortgage Loan is included in the issuing entity. Servicing of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be governed by the MFTII 2019-B3B4 TSA with respect to the related securitization (the “MFTII 2019-B3B4 Securitization”). The remaining Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Moffett Towers II - Buildings 3 & 4 Whole Loan (the “Moffett Towers II - Buildings 3 & 4 Noteholders”) are subject to an Intercreditor Agreement (the “Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement”). The following summaries describe certain provisions of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement.

Servicing

The Moffett Towers II - Buildings 3 & 4 Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the MFTII 2019-B3B4 TSA by KeyBank National Association as servicer, and, if necessary, Situs Holdings, LLC, as special servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”, but subject to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement.

Advances

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Moffett Towers II - Buildings 3 & 4 Mortgage Loan (but not on the Moffett Towers II - Buildings 3 & 4 Companion Loans) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Moffett Towers II - Buildings 3 & 4 Mortgage Loan. Principal and interest advances in respect of the Moffett Towers II - Buildings 3 & 4 Companion Loans and property protection advances in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non- Serviced Mortgage Loans—General”.

Application of Payments

The Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement sets forth the respective rights of the holder of the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and the holders of the Moffett Towers II - Buildings 3 & 4 Companion Loans with respect to distributions of funds received in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan, and provides, in general, that the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan and the rights of the holder of the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan (the “Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan Noteholder”) to receive payments of interest, principal and other amounts with respect to the Moffett Towers II - Buildings 3 & 4 B Notes, will at all times be junior, subject and subordinate to the Moffett Towers II - Buildings 3 & 4 A Notes and the respective rights of the holders of the Moffett Towers II - Buildings 3 & 4 A Notes to receive payments of interest, principal and other amounts with respect to each Moffett Towers II - Buildings 3 & 4 A Note, respectively, as and to the extent set forth in the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, in each case as further described below.

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Moffett Towers II - Buildings 3 & 4 Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof, but excluding (x) all amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows and (y) all amounts that are then due, payable or reimbursable to the related Non-Serviced Master Servicer, Non-

Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee pursuant to the MFTII 2019-B3B4 TSA, will be applied and distributed by the Non-Serviced Master Servicer in the following order of priority without duplication:

First, (A) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee and, if applicable, the master servicers of the related other securitization trusts), up to the amount of any property protection advances that are nonrecoverable advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any property protection advances that are nonrecoverable advances previously reimbursed to the Non-Serviced Master Servicer or the Non-Serviced Trustee from general collections of the related other securitization trusts) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note (or the Non-Serviced Master Servicer or) the Non-Serviced Trustee and the master servicers or trustees of the related other securitization trusts, up to the amount of any monthly payment advance that is a nonrecoverable advance or analogous concept under the related servicing agreement with respect to such Moffett Towers II - Buildings 3 & 4 A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such other securitization trust), (C) to each holder of a Moffett Towers II - Buildings 3 & 4 B Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance with respect to such Moffett Towers II - Buildings 3 & 4 B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) to the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note (or the Non- Serviced Master Servicer or the Non-Serviced Trustee), up to the amount of any nonrecoverable administrative advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any nonrecoverable administrative advances previously reimbursed to the Non-Serviced Master Servicer or the Non-Serviced Trustee from general collections of the related other securitization trusts);

Second, to each Note Holder of a Moffett Towers II - Buildings 3 & 4 A Note (or any servicer or trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Moffett Towers II - Buildings 3 & 4 A Notes (or any servicer or the trustee (if any), as applicable), with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan pursuant to the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement or the MFTII 2019-B3B4 TSA, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Moffett Towers II - Buildings 3 & 4 Intercreditor or under the MFTII 2019-B3B4 TSA;

Third, to pay accrued and unpaid interest on the Moffett Towers II - Buildings 3 & 4 A Notes to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

Fourth, to pay accrued and unpaid interest on the Moffett Towers II - Buildings 3 & 4 B Notes to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

Fifth, (A) prior to the anticipated repayment date, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first

(1) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial Moffett Towers II - Buildings 3 & 4 A Note interest rate and the initial Moffett Towers II - Buildings 3 & 4 B Note interest rate, and then (2) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero;

Sixth, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such a Moffett Towers II - Buildings 3 & 4 A Note and the denominator of which is the sum of the principal balances of all Moffett Towers II - Buildings 3 & 4 Notes multiplied by (ii) the ratio of the related Moffett Towers II - Buildings 3 & 4 A Note’s interest rate to the weighted average of the interest rates of the Moffett Towers II - Buildings 3 & 4 Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the related borrower;

Seventh, if the proceeds of any foreclosure sale or any liquidation of the Moffett Towers II – Buildings 3 & 4 Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi) and, as a result of a workout the aggregate principal balance of the Moffett Towers II - Buildings 3 & 4 A Notes has been reduced, such excess amount to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such Moffett Towers II - Buildings 3 & 4 Notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each Moffett Towers II - Buildings 3 & 4 A Note as a result of such workout, plus interest on such aggregate amount at the related note rate;

Eighth, (A) prior to the anticipated repayment date, to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first (1) to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial Moffett Towers II - Buildings 3 & 4 A Note interest rate and the initial Moffett Towers II - Buildings 3 & 4 B Note interest rate, and then (2) to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero;

Ninth, to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such Moffett Towers II - Buildings 3 & 4 Note and the denominator of which is the sum of the principal balances of all Moffett Towers II - Buildings 3 & 4 Notes multiplied by (ii) the ratio of the related Moffett Towers II - Buildings 3 & 4 Note’s interest rate to the weighted average of the interest rates of all Moffett Towers II - Buildings 3 & 4 Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the Borrower;

Tenth, to any holder of a Moffett Towers II - Buildings 3 & 4 B Note that has made any payments or advances to cure defaults pursuant to the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, to such holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements to reimbursements for cure payments) to reimburse them for all such cure payments;

Eleventh, if the proceeds of any foreclosure sale or any liquidation of the Moffett Towers II – Buildings 3 & 4 Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the aggregate principal balance of the Moffett Towers II - Buildings 3 & 4 B Notes has been reduced, such excess amount to each Moffett Towers II - Buildings 3 & 4 Note B holder, pro rata, in an amount up to the reduction, if any, of the principal balance of the each Moffett Towers II - Buildings 3 & 4 B Note as a result of such workout, plus interest on such aggregate amount at the related note rate;

Twelfth, to each Moffett Towers II - Buildings 3 & 4 A Note holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such Moffett Towers II - Buildings 3 & 4 A Note;

Thirteenth, to each Moffett Towers II - Buildings 3 & 4 B Note holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such Moffett Towers II - Buildings 3 & 4 B Note;

Fourteenth, to pay default interest and late payment charges then due and owing under the Moffett Towers II - Buildings 3 & 4 Whole Loan, all of which will be applied in accordance with the MFTII 2019-B3B4 TSA; and

Fifteenth, if any excess amount is available to be distributed in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xiv), any remaining amount will be paid pro rata to each Note Holder of a Moffett Towers II - Buildings 3 & 4 A Note and each holder of a Moffett Towers II - Buildings 3 & 4 B Note based on their initial principal balances.

Workout

If the related Non-Serviced Special Servicer, in connection with a workout or proposed workout of the Moffett Towers II - Buildings 3 & 4 Whole Loan, modifies the terms thereof such that (i) the principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan is decreased, (ii) the applicable note interest rate or scheduled amortization payments on the Moffett Towers II - Buildings 3 & 4 Whole Loan are reduced, (iii) payments of interest or principal on any Moffett Towers II - Buildings 3 & 4 Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Moffett Towers II - Buildings 3 & 4 Whole Loan, such modification will not alter, and any modification of the Mortgage Loan documents will be structured to preserve, the sequential order of payment of the Notes as set forth in the related Mortgage Loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a work-out of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be applied to the Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Moffett Towers II - Buildings 3 & 4 B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the Moffett Towers II - Buildings 3 & 4 A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Mortgage Loan

Upon the Moffett Towers II - Buildings 3 & 4 Whole Loan becoming a defaulted mortgage loan, the related Non-Serviced Special Servicer will be required to sell the Moffett Towers II - Buildings 3 & 4 A Notes together with the Moffett Towers II - Buildings 3 & 4 B Notes as notes evidencing one whole loan in accordance with the terms of the MFTII 2019- B3B4 TSA.

Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Moffett Towers II - Buildings 3 & 4 Whole Loan if the Moffett Towers II - Buildings 3 & 4 Whole Loan becomes a defaulted whole loan without the written consent of the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders (as defined below) (provided that such consent is not required if a holder of a Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder is a borrower affiliate) unless the Non- Serviced Special Servicer has delivered to each Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Moffett Towers II - Buildings 3 & 4 Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Moffett Towers II - Buildings 3 & 4 Whole Loan, and any documents in the servicing file reasonably requested by any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder that are material to the price of the Moffett Towers II - Buildings 3 & 4 Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related directing holder) prior to the proposed sale date, all information and other documents being provide to other offerors and all leases or other documents that are approved by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in connection with the proposed sale; provided that the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder may waive any of the delivery or timing requirements described in this sentence.

Control and Consultation Rights

The controlling note holder under the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement will be (i) the MFTII 2019-B3B4 Securitization as holder of the Moffett Towers II - Buildings 3 & 4 B Notes, unless a Moffett Towers II - Buildings 3 & 4 Control Appraisal Period has occurred and is continuing; or (ii) if a Moffett Towers II - Buildings 3 & 4 Control Appraisal Period has occurred and is continuing, the holder of Note A-1-B (the “Moffett Towers II - Buildings 3 & 4 Controlling A Note”) (either clause (i) or (ii), as applicable, the “Moffett Towers II - Buildings 3 & 4 Controlling Note Holder” and the related note, the “Moffett Towers II - Buildings 3 & 4 Controlling Note”). The Moffett Towers II – Buildings 3 & 4 Controlling Note Holder will be entitled (i) to direct the servicing of the Moffett Towers II – Buildings 3 & 4 Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of the Moffett Towers II – Buildings 3 & 4 Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to the Moffett Towers II – Buildings 3 & 4 Whole Loan with or without cause.

As of the Closing Date, the rights of the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder will be exercised by the directing holder under the MFTII 2019-B3B4 Securitization. If the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note becomes the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder, the rights of the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder will be exercised by the directing certificateholder of the securitization containing the Moffett Towers II – Buildings 3 & 4 Controlling A Note.

“Moffett Towers II - Buildings 3 & 4 Control Appraisal Period” means any period, with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan, if and for so long as:

a)	(1) the initial Moffett Towers II - Buildings 3 & 4 B Note aggregate principal balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Moffett Towers II - Buildings 3 & 4 B Notes after the date of creation of the Moffett Towers II - Buildings 3 & 4 B Notes, (y) any appraisal reduction amount for the Moffett Towers II - Buildings 3 & 4 Whole Loan that is allocated to the Moffett Towers II - Buildings 3 & 4 B Notes and (z) any losses realized with respect to the Mortgaged Property or Moffett Towers II - Buildings 3 & 4 Whole Loan that are allocated to the Moffett Towers II - Buildings 3 & 4 B Notes, is less than

b)	25% of the remainder of the (i) initial Moffett Towers II - Buildings 3 & 4 B Note principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Moffett Towers II - Buildings 3 & 4 B Notes on the Moffett Towers II - Buildings 3 & 4 B Notes after the date of creation of the Moffett Towers II - Buildings 3 & 4 B Notes.

Consultation Rights of the Non-Controlling Holders

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans, other than the Moffett Towers II - Buildings 3 & 4 Controlling Note, are referred to herein as the “Moffett Towers II - Buildings 3 & 4 Non- Control Notes” and the holders of such a note, the “Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders”. Pursuant to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, at any time the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note is the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder, the related Non-Serviced Special Servicer will be required to consult with each Moffett Towers II - Buildings 3 & 4 Non-Controlling Noteholder (or its related representative) on a strictly non-binding basis with respect to any major decision or the implementation of any recommended actions in the summary of the asset status report relating to the Moffett Towers II - Buildings 3 & 4 Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) from the delivery to a Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its related representative) by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders, the Non- Serviced Special Servicer will no longer be obligated to consult with such Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative), whether or not such Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative) has responded within such 10 business day or 20 day period.

Notwithstanding the consultation rights of any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative) set forth in the immediately preceding paragraph, the related Non- Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, may make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 Business Day or 20 day period if the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Moffett Towers II - Buildings 3 & 4 Noteholders. In no event will the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative).

Special Servicer Appointment Rights

Pursuant to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement and the MFTII 2019-B3B4 TSA, the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder with respect to the Moffett Towers II - Buildings 3 & 4 Non-Controlling Whole Loan will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and appoint a replacement special servicer.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in September 2019 and ending on the hypothetical Determination Date in October 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Capital Real Estate Inc., KeyBank National Association, Natixis Real Estate Capital LLC, Societe Generale Financial Corporation, Rialto Mortgage Finance, LLC and BSPRT CMBS Finance, LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Capital Real Estate Inc., KeyBank National Association, Natixis Real Estate Capital LLC, Societe Generale Financial Corporation, Rialto Mortgage Finance, LLC and BSPRT CMBS Finance, LLC on or about November 26, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of the depositor, Barclays Bank PLC, an expected holder of a portion of the VRR Interest (as a “majority-owned affiliate” of Barclays) and one of the expected initial Risk Retention Consultation Parties, and Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on August 30, 2019, Barclays or its affiliates were the loan sellers in approximately 126 commercial mortgage-backed securitization transactions. Approximately $35.2 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and through August 30, 2019.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2019	$ 2,413,566,802
2018	$ 3,937,789,900
2017	$ 4,971,606,254
2016	$ 3,031,242,500
2015	$ 5,276,099,519
2014	$ 3,351,106,750
2013	$ 2,723,393,594
2012	$ 2,056,096,250
2011	$ 0
2010	$ 0
2009	$ 0
2008	$ 196,399,012
2007	$ 2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, Barclays, and Barclays Capital Inc. engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects.

Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on August 13, 2019 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Barclays Bank PLC (as a “majority-owned affiliate” of Barclays) is expected to retain $9,566,743.81 Certificate Balance of the VRR Interest. However, Barclays or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time. Barclays Bank PLC (as a “majority-owned affiliate” of Barclays) will be required to retain its portion of the VRR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 13.0% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2018, KeyBank’s Real Estate Capital Group originated a total of $23.2 billion in permanent, bridge, development and construction commercial mortgage loans from 27 offices nationwide. Of this total, $13.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or sale to life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of March 31, 2019, KeyBank had originated approximately $17.6 billion of commercial mortgage loans that have been securitized in 87 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hotel properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;

●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.

●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 13, 2019 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2018 as a sponsor of commercial mortgage loan securitizations. Since KeyBank has no demand, repurchase or replacement claims as a sponsor of commercial mortgage loan securitizations to report KeyBank has no obligation to file quarterly reports. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including June 30, 2019, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank will retain $20,058,090.77 Certificate Balance of the VRR Interest. However, KeyBank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time. KeyBank will be required to retain its portion of the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—KeyBank National Association” has been provided by KeyBank.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor, a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriter Entities. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A. a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE. Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, together with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of May 9, 2019, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $53.199 billion and the total amount of these loans that were securitized is in excess of $25.9 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hotel, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute for another mortgage loan, or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriter Entities and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. NREC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and on Annex A-1, Annex A-2 and Annex A-3, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool”.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 13, 2019. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from July 1, 2015 to June 30, 2019.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00		1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of March 31, 2018. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither Natixis nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Natixis will retain $7,424,050.15 Certificate Balance of the VRR Interest. However, Natixis or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time. Natixis will be required to retain its portion of the VRR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. Societe Generale Financial Corporation is an indirect subsidiary of Société Générale a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January, 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through June 30, 2019, Societe Generale Financial Corporation securitized 34 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $818 million.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Societe Generale Financial Corporation engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;

●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on August 9, 2019. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including September 30, 2019 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 14, 2019. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including September 30, 2019, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 590 Madison Avenue, 9th Floor, New York, New York 10022.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the seventieth (70th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion and $1.32 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to six (6) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review

Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Rialto Mortgage engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 6, 2019. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2016 to and including June 30, 2019, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

BSPRT CMBS Finance, LLC

General

BSPRT CMBS Finance, LLC (“BSPRT”), formerly known as BSPRT Finance, LLC, is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 1345 Avenue of the Americas, Suite 32A, New York, NY 10105.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from both affiliated and unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of June 30, 2019.

Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	265	$3,872,299,200

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Review Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. The depositor, on behalf of BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;

●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —

Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2019. BSPRT’s Central Index Key Number is 0001722518. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the Closing Date, neither BSPRT nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT CMBS Finance, LLC” has been provided by BSPRT.

The Depositor

The depositor is Barclays Commercial Mortgage Securities LLC. The depositor is a special purpose limited liability company formed in the State of Delaware on August 18, 2004 for the purpose of engaging in the business, among other things, to acquire, own and hold loans, including commercial and multifamily mortgage loans, securities, notes, participations or any other assets or rights relating to an interest in real property or consumer receivables, to deposit the same into one or more trusts or other entities, to cause such trusts or other entities to issue pass-through certificates representing undivided beneficial ownership interests in the assets of such trusts or entities or notes collateralized by the assets of such trusts or entities, in addition to other related activities. The depositor is an affiliate of Barclays Capital Inc., an underwriter, and a direct wholly-owned subsidiary of Barclays Capital Real Estate Inc., a sponsor, mortgage loan seller and originator, which is an indirect wholly-owned subsidiary of Barclays Bank PLC, a public limited company registered in England and Wales, an expected holder of a portion of the VRR Interest (as a “majority-owned affiliate” of Barclays) and one of the expected initial Risk Retention Consultation Parties. The depositor maintains its principal office at 745 Seventh Avenue, New York, New York 10019.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor has minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, the duty (i) to appoint a successor trustee in the event of the resignation or removal of the trustee, (ii) to provide information in its possession to the certificate administrator to the extent necessary to perform REMIC tax administration and to prepare disclosure required under the Exchange Act, and (iii) to indemnify the trustee and certificate administrator against certain expenses and liabilities resulting from the depositor’s willful misconduct, bad faith, fraud or negligence. The depositor is required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, BBCMS Mortgage Trust 2019-C5 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, the certificate administrator, the custodian and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the issuing entity and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells

Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts.  The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue.  On May 6, 2019, the court entered an order approving the settlement agreement.  Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity.  However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The information set forth under this sub-heading has been provided by Wells Fargo Bank. None of the depositor, the underwriters or any other person, other than Wells Fargo Bank, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, Wells Fargo Bank and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer and Special Servicer

KeyBank National Association, a national banking association (“KeyBank”), will act as the master servicer and special servicer for all of the Mortgage Loans to be deposited into the issuing entity and the Serviced Companion Loans.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is not an affiliate of the issuing entity, the depositor, the certificate administrator, the operating advisor, the asset representations reviewer, or the trustee.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/16	12/31/17	12/31/18	9/30/19
By Approximate Number	17,866	16,654	16,281	18,447
By Approximate Aggregate Principal Balance (in billions)	$189.3	$197.6	$239.0	$260.3

Within this servicing portfolio are, as of September 30, 2019, approximately 10,604 loans with a total principal balance of approximately $185.1 billion that are included in approximately 724 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of September 30, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 266 CMBS transactions totaling approximately $100.0 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 68 commercial mortgage loans with an aggregate outstanding principal balance of approximately $572 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 6/30/2019
By Approximate Number of Transactions	132	177	211	255
By Approximate Aggregate Principal Balance (in billions)	$60.5	$71.1	$86.7	$101.6

KeyBank has resolved over $14.1 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions):

2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
$1.74	$2.9	$2.27	$1.89	$2.69	$0.63	$1.4	$0.27	$0.23	$0.12

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”), and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations Long-Term Deposits	A-2 N/A	F1 A	P-2 Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Serviced Mortgage Loans and Serviced Companion Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Serviced Mortgage Loans and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank will retain $20,058,090.77 certificate balance of the VRR Interest. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time.

The foregoing information regarding KeyBank under this heading “—The Master Servicer and Special Servicer” has been provided by KeyBank.

For a description of any material affiliations, relationships and related transactions between KeyBank, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

KeyBank will have various duties under the PSA. Certain duties and obligations of KeyBank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

KeyBank, in its capacity as master servicer and special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. KeyBank’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of September 30, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 176 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $144 billion. As of September 30, 2019, Pentalpha Surveillance was acting as asset representations reviewer for 68 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $62 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. KeyBank has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity will consist of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of $37,048,884.73, representing approximately 3.7% of all classes of principal balance certificates (the “VRR Interest”). The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules). The Retaining Sponsor is expected to acquire on the Closing Date a portion of the VRR Interest, which portion will equal $20,058,090.77, representing approximately 54.14% of the entire VRR Interest;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by Barclays (or its MOA), which portion will equal $9,566,743.81, representing approximately 25.82% of the entire VRR Interest as of the Closing Date (the “Barclays VRR Interest Portion”); Barclays originated Mortgage Loans representing approximately 25.82% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; Barclays will acquire the Barclays VRR Interest Portion from the Retaining Sponsor on the Closing Date and is expected to transfer the Barclays VRR Interest Portion on the Closing Date to Barclays Bank PLC, as an MOA of Barclays, in accordance with the Credit Risk Retention Rules.

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by NREC, which portion will equal $7,424,050.15, representing approximately 20.04% of the entire VRR Interest as of the Closing Date (the “NREC VRR Interest Portion”); NREC originated Mortgage Loans representing approximately 20.04% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; NREC will acquire the NREC VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●	Each of LD II Sub VII, LLC, or its affiliate, and Eightfold Real Estate Capital Fund V, L.P., or its affiliate, (collectively, the “Retaining Third-Party Purchasers”) are expected to purchase the Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”), which will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules). The interests of each Retaining Third-Party Purchaser is pari passu to the interest of the other Retaining Third-Party Purchaser;

●	LD II Sub VII, LLC or its affiliate is expected to purchase for cash approximately 65% of the Class G-RR and Class H-RR certificates, with an aggregate initial Certificate Balance of $30,555,397 representing approximately 0.88% of the aggregate fair value of all Classes of Regular Certificates and the VRR Interest; and

●	Eightfold Real Estate Capital Fund V, L.P. or its affiliate is expected to purchase for cash approximately 35% of each of the Class G-RR and Class H-RR certificates, with an aggregate initial Certificate Balance of $16,452,906 representing approximately 0.47% of the aggregate fair value of all Classes of Regular Certificates and the VRR Interest.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 43.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, Barclays Bank PLC (as a “majority-owned affiliate” of Barclays) and NREC are collectively referred to herein as the “Retaining Parties”.

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Available Funds—Distributions”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the

extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates.

The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

HRR Certificates

General

The Retaining Third-Party Purchasers are expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance	Estimated Fair Value of the HRR Certificates Retained by LD II Sub VII, LLC (or an MOA thereof) (in $ and %)(1)	Estimated Fair Value of the HRR Certificates Retained by Eightfold Fund V (or an MOA thereof) (in $ and %)(1)	Expected Purchase Price(2)
Class G-RR	$9,642,000	$2,840,986 / 0.26% - 0.28%	$1,529,762 / 0.14% - 0.15%	45.3303%
Class H-RR	$37,366,303	$6,294,649 / 0.58% - 0.63%	$3,389,426 / 0.31% - 0.34%	25.9166%

(1)	The estimated range of fair values (expressed as a dollar amount) and estimated range of fair values (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R Certificates)) of the HRR Certificates. The fair value of the HRR Certificates is not subject to a range and has been determined as described under “—Yield-Priced Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)	Expressed as a percentage of the expected initial Certificate Balance of the class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchasers is approximately $14,054,823, excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $51,878,914.35 representing 5% of the aggregate fair value, as of the Closing Date, of all Classes of Certificates (other than the Class R Certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchasers based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchasers

LD II Sub VII, LLC, a Delaware limited liability company, is expected to purchase approximately 65% of the HRR Certificates and will act as a Third-Party Purchaser. LD II Sub VII, LLC is directly or indirectly wholly owned by Prime Finance Long Duration (B-Piece) II, L.P. and Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership (collectively, the (“Fund”). The Fund was formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage backed securities and certain other investments. The Fund commenced operations on July 16, 2018, and has total investor capital commitments of $438.7 million to date. This will represent the Fund’s thirteenth purchase of CMBS B-Piece Securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of the investment committee responsible for the Fund had an average of more than 26 years of real estate experience as of

September 30, 2019. Funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of September 30, 2019, funds advised by Prime Finance own approximately 197 separate real estate credit investments, including thirty (30) CMBS B-Piece Securities.

As of September 30, 2019, Prime Finance affiliates have originated or acquired over $13 billion of commercial real estate debt investments. Prime Finance is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, LD II Sub VII, LLC has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by LD II Sub VII, LLC. LD II Sub VII, LLC performed its due diligence solely for its own benefit. LD II Sub VII, LLC has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. LD II Sub VII, LLC’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. LD II Sub VII, LLC makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

LD II Sub VII, LLC is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way LD II Sub VII, LLC’s due diligence or acceptance of a mortgage loan. The LD II Sub VII, LLC’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

LD II Sub VII, LLC will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against LD II Sub VII, LLC and such buyers, and their respective affiliates, in respect of such actions.

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as a Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold approximately 35% of the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s eighteenth purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 50 CMBS securitizations. The members of Eightfold’s management team have on average over 28 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eight investment funds with more than $1.7 billion in original committed capital as of June 30, 2019. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing

Certificateholder—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class X-F, Class G-RR and Class H-RR Certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.229%	1.636%	1.936%
3Y	1.197%	1.609%	1.940%
4Y	1.201%	1.598%	1.948%
5Y	1.212%	1.599%	1.967%
6Y	1.210%	1.615%	1.979%
7Y	1.211%	1.636%	2.023%
8Y	1.215%	1.659%	2.052%
9Y	1.229%	1.688%	2.086%
10Y	1.241%	1.715%	2.119%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.40%	0.42%	0.50%
Class A-2	0.60%	0.65%	0.80%
Class A-3	0.88%	0.92%	1.00%
Class A-4	0.90%	0.94%	1.02%
Class A-SB	0.75%	0.82%	0.95%
Class A-S	1.10%	1.15%	1.35%
Class B	1.35%	1.40%	1.55%
Class C	1.65%	1.75%	2.10%
Class D	2.30%	2.40%	2.75%
Class E	3.30%	3.40%	3.75%
Class F	6.20%	6.20%	6.20%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.6097%	2.0397%	2.4384%
Class A-2	1.8091%	2.2487%	2.7620%
Class A-3	2.1162%	2.6243%	3.1059%
Class A-4	2.1394%	2.6515%	3.1347%
Class A-SB	1.9610%	2.4556%	2.9722%
Class A-S	2.3396%	2.8619%	3.4652%
Class B	2.5903%	3.1133%	3.6670%
Class C	2.8906%	3.4642%	4.2180%
Class D	3.5406%	4.1142%	4.8680%
Class E	4.5406%	5.1142%	5.8680%
Class F	7.4406%	7.9142%	8.3180%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates, or of the b-piece buyer, if applicable (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular Classes of Yield-Priced Certificates, based in part on the credit support levels provided by that NRSRO.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances for the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D, Class E and Class F Certificates) on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100%
Class A-2	103%
Class A-3	101%
Class A-4	103%
Class A-SB	103%
Class A-S	103%
Class B	103%(1)
Class C	100%(1)

(1)	The Target Price may not be realized with respect to the Class B or Class C Certificates.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D and Class E Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 2.5%, which was set based on expected market demand for the Class D, Class E and Class X-D Certificates. With respect to the Class F Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be weighted average of the net mortgage rates for the related Distribution Date minus 1.25%, which was set based on expected market demand for the Class F and Class X-F Certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon		Base Case Assumed Certificate Coupon		High Estimate of Assumed Certificate Coupon
Class A-1	1.629%		2.062%		2.464%
Class A-2	2.484%		2.931%		3.452%
Class A-3	2.232%		2.740%		3.221%
Class A-4	2.478%		2.995%		3.483%
Class A-SB	2.428%		2.929%		3.452%
Class A-S	2.680%		3.207%		3.802	%(1)
Class B	2.931%		3.460%		3.851	%(2)
Class C	2.886%		3.455%		3.851	%(2)
Class D	2.500%		2.500%		2.500%
Class E	2.500%		2.500%		2.500%
Class F	2.601	%(3)	2.601	%(3)	2.601	%(3)

(1)	Expected to accrue interest at the WAC Rate minus 0.049%.

(2)	Expected to accrue interest at the WAC Rate.

(3)	Expected to accrue interest at the WAC Rate minus 1.250%.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate for the Class X-A, Class X-B and Class X-D Certificates, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.332%	1.710%	2.091%
10YR	1.362%	1.797%	2.197%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Class X-A, Class X-B and Class X-D Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality and payment priority of such class of Class X-A, Class X-B and Class X-D Certificates as of the date of this prospectus. The actual credit spread for a particular class of Class X-A, Class X-B and Class X-D Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Class X-A, Class X-B and Class X-D Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.200%	1.300%	1.750%
Class X-B	1.100%	1.200%	1.497%
Class X-D	1.900%	2.000%	2.500%

Discount Yield Determination

Discount Yield for the Class X-A, Class X-B and Class X-D Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Class X-A, Class X-B and Class X-D Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Class X-A, Class X-B and Class X-D Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.5468%	3.0529%	3.8929%
Class X-B	2.4587%	2.9874%	3.6819%
Class X-D	3.2593%	3.7888%	4.6870%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only

Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics

The Yield-Priced Certificates include each of the Class X-F Certificates and the Class G-RR and Class H-RR Certificates expected to be acquired by the Retaining Third-Party Purchasers, and the inputs for the valuation of each such Class of Certificates were derived from the bid that the Retaining Third-Party Purchasers made to acquire such Classes of Certificates. The range of values were derived from variances in the inputs estimated by the sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics. Various factors may have influenced each Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, each Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and each Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that each Retaining Third-Party Purchaser wishes to achieve. In addition, each Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-share or other strategic business considerations. The Discount Yield for the Class X-F Certificates is 3.6890%, the Discount Yield for the Class G-RR Certificates is 14.500%, the Discount Yield for the Class H-RR Certificates is 23.6950%.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance or Notional Amount of each class of Yield-Priced Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments (if any) and Scheduled Certificate Interest Payments (if any) for each class of Yield-Priced Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance or Notional Amount of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class R Certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of expected prices.

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Estimate of Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$21,459,785	$21,459,506	$21,459,850
Class A-2	$88,887,015	$88,886,756	$88,886,325
Class A-3(1)	$262,588,300	$262,590,120	$262,598,180
Class A-4(1)	$284,672,099	$284,669,335	$284,689,512
Class A-SB	$31,753,790	$31,753,420	$31,754,283
Class X-A	$24,568,961	$49,700,189	$76,546,566
Class X-B	$371,919	$7,890,871	$16,115,211
Class X-D	$4,732,026	$4,923,664	$5,042,071
Class X-F	$2,328,652	$2,328,652	$2,328,652
Class A-S	$96,831,869	$96,829,519	$96,836,382
Class B	$41,690,299	$42,210,061	$42,207,193
Class C	$38,693,973	$39,774,687	$39,774,807
Class D	$20,648,143	$22,018,184	$23,130,665
Class E	$14,459,777	$15,406,478	$16,174,850
Class F	$14,221,524	$14,691,633	$15,266,450
Class G-RR	$4,370,748	$4,370,748	$4,370,748
Class H-RR	$9,684,075	$9,684,075	$9,684,075
Class S	$0	$0	$0
VRR Interest	$36,960,153	$38,390,388	$39,838,036

(1)	The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $100,000,000 and $260,000,000 and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $276,400,000 and $436,400,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $536,400,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-3 Certificates is assumed to be $260,000,000 and the Certificate Balance of the Class A-4 Certificates is assumed to be $276,400,000.

The estimated range of fair values for all the Certificates is approximately $998,923,110 to $1,076,703,857.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchasers will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchasers not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchasers and their affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchasers will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Parties nor their respective affiliates intend to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and

●	issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the classes of HRR Certificates in the aggregate (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Barclays, KeyBank, NREC, Societe Generale Financial Corporation, Rialto Mortgage and BSPRT, will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2, the “Exception Schedules”).

At the time of the decision to include its Mortgage Loans in this transaction, each of Barclays, NREC, Societe Generale Financial Corporation, Rialto Mortgage and BSP determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays, NREC, Societe Generale Financial Corporation, Rialto Mortgage or BSPRT, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays, NREC, Societe Generale Financial Corporation, Rialto Mortgage or BSPRT, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Barclays, NREC, Societe Generale Financial Corporation, Rialto Mortgage or BSP based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

KeyBank will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 with respect to the KeyBank Mortgage Loans. At the time of its decision to include each of the KeyBank Mortgage Loans in this transaction, KeyBank determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by KeyBank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by KeyBank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which KeyBank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C5 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-F, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R certificates and an interest in certificated form representing the VRR Interest (the “VRR Interest”).

The Class X-A, Class X-B, Class X-D and Class X-F certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates)

and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates and the VRR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F certificates) and the Subordinate Certificates and the VRR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-VRR Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$21,460,000
A-2	$86,300,000
A-3	(2)
A-4	(2)
A-SB	$30,830,000
X-A	$674,990,000
X-B	$174,774,000
A-S	$94,017,000
B	$40,981,000
C	$39,776,000

Non-Offered Certificates
X-D	$44,598,000
X-F	$22,902,000
D	$25,313,000
E	$19,285,000
F	$22,902,000
G-RR	$9,642,000
H-RR	$37,366,303
S	NAP
R	NAP
Non-Offered Eligible Vertical Interest
VRR Interest	$37,048,884.73

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 certificates are expected to be within a range of $100,000,000 and $260,000,000, and the respective initial certificate balances of the Class A-4 certificates are expected to be within a range of $276,400,000 and $436,400,000. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $536,400,000, subject to a variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Available Funds—Distributions —Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $674,990,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $174,774,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balances of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $44,598,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $22,902,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Distributions—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class S certificates and the rights of the VRR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class S certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)     the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class S certificates and the VRR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)     if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)     all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)     with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the VRR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain on Sale Remittance Amount for such Distribution Date (such sum, the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the VRR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain on Sale Remittance Amount as part of the definition of Available Funds and the VRR Certificate Gain-on-Sale Remittance Amount as part of the definition of VRR Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the VRR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)     to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)     to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)     to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)     to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)     to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)      to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)     on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate

Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Loss previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down (and correspondingly the VRR Certificate Interest Distribution Account will increase as a result of such increase). If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Loss, as applicable, of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the VRR Interest) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to    %.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to    %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the VRR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the VRR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the VRR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)     the Scheduled Principal Distribution Amount for that Distribution Date,

(b)     the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)     the Principal Shortfall for such Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)    Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)    Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the VRR Interest) will equal the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Aggregate Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Aggregate Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)         the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)        all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)         the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to an ARD Loan on or prior to the related Determination Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of its Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with the related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates, the product of (a) the Non-VRR Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the VRR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-VRR Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the VRR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as described above, (3) to the Class X-B certificates, the excess, if any, of (a) the product of (i) the Non-VRR Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the

Class A-S, Class B and Class C certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the VRR Interest) for that Distribution Date over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S, Class B and Class C certificates as described above and (4) to the Class X-D Certificates, any remaining portion of the Non-VRR Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the VRR Interest, the VRR Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the VRR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-F, Class F, Class G-RR, Class H-RR, Class S or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	June 2024
Class A-2	October 2024
Class A-3	July 2029 – September 2029(1)
Class A-4	October 2029 – October 2029(2)
Class A-SB	November 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	October 2029
Class B	November 2029
Class C	November 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $100,000,000 to $260,000,000.

(2)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 Certificates ranging from $276,400,000 to $436,400,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)      the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-VRR Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the VRR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-VRR Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class H-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-VRR Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-VRR Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-VRR Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-VRR Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective

Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and VRR Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the VRR Interest) after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the VRR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and

Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-VRR Certificates in accordance with the payment priorities set forth in “—Available Funds—Distributions—Priority of Distributions” above and, with respect to the VRR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the

PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15) a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder or the Risk Retention Consultation Parties) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be each of (i) the party selected by KeyBank (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by Barclays Bank PLC (as a “majority-owned affiliate” of Barclays Capital Real Estate Inc.) (such party, the “VRR-B Risk Retention Consultation Party”) and (iii) the party selected by NREC (such party, the “VRR-C Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from KeyBank (in the case of the VRR-A Risk Retention Consultation Party), Barclays Bank PLC (in the case of the VRR-B Risk Retention Consultation Party) or NREC (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties with respect to the mortgage pool are expected to be KeyBank, Barclays Bank PLC and NREC.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Information” means, with respect to any Excluded Loan, any information solely related to such Excluded Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, (a) with respect to the Directing Certificateholder or (except for purposes of determining whether the Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Loan with respect to the related Loan-Specific Directing Certificateholder) the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to a Risk Retention Consultation Party or the holder of the majority of the related VRR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

●	any notice or documents provided to the certificate administrator by the Depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab,

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that any Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the certificate administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)           2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)           in the case of any Principal Balance Certificates (other than the VRR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the VRR Interest), determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class S and Class R certificates nor the VRR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”,”—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest and the HRR Certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the VRR Interest and the HRR Certificates must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BBCMS 2019-C5

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)         the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)       an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)    all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  all related environmental reports; and

(xiv)  all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of any origination settlement statement;

(r)      a copy of the insurance summary report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      unless already included in the origination settlement statement, a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)     a copy of any closure letter (environmental); and

(w)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) will be required to, no later than 90 days following:

(a)     such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b)     in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)    cure such Material Defect in all material respects, at its own expense,

(B)    repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)    substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such Material Defect (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (and (i) Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase obligations of BSPRT CMBS Finance, LLC) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street

Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or (i) in the case of Barclays, Barclays Holdings to the same extent as Barclays, (ii) in the case of Societe Generale Financial Corporation, Société Générale to the same extent as Societe Generale Financial Corporation and (iii) in the case of BSPRT CMBS Finance, LLC, Benefit Street Partners Realty Trust, Inc.) and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or the Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller (or (i) in the case of Barclays, Barclays Holdings to the same extent as Barclays, (ii) in the case of Societe Generale Financial Corporation, Société Générale to the same extent as Societe Generale Financial Corporation and (iii) in the case of BSPRT CMBS Finance, LLC, Benefit Street Partners Realty Trust, Inc.) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or (i) in the case of Barclays, Barclays Holdings to the same extent as Barclays, (ii) in the case of Societe Generale Financial Corporation, Société Générale to the same extent as Societe Generale Financial Corporation and (iii) in the case of BSPRT CMBS Finance, LLC, Benefit Street Partners Realty Trust, Inc.) may elect, in its sole discretion, to pay such Loss of Value Payment.  Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects.  A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase obligations of BSPRT CMBS Finance, LLC) repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase obligations of BSPRT CMBS Finance, LLC) is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation, to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT), the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)     comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)   not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)     have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, (i) in the case of Barclays, any of that mortgage loan seller and Barclays Holdings, (ii) in the case of Societe Generale Financial Corporation, any of that mortgage loan seller and Société Générale and (iii) in the case of BSPRT CMBS Finance, LLC, any of that mortgage loan seller and Benefit Street Partners Realty Trust, Inc.) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding Barclays, Societe Generale Financial Corporation and BSPRT CMBS Finance, LLC) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-

Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loan only while the PSA governs the servicing of the Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the Servicing Shift Date, the Servicing Shift Whole Loan will be serviced pursuant to the Servicing Shift PSA, and the provisions of the Servicing Shift PSA may be different than the terms of the PSA, although the Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to the Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related Control Note (in which case the trustee under the Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements” above.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)    any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)    the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)    the obligation, if any, of the master servicer to make advances;

(D)    the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)    the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)     any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)    any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)     in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such

Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates or distributable to the VRR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the VRR Interest) and to make distributions of interest and principal from VRR Certificate Available Funds to the holders of the VRR Interest, as described under “Description of the Certificates—Available Funds—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain on Sale Reserve Account” and the “VRR Certificate Gain-on-Sale Reserve Account”), each of which may be a sub account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-VRR Certificates and of the VRR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor

Agreement), such gains will be deposited into the Gain on Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and into the VRR Certificate Gain-on-Sale Reserve Account in an amount equal to the VRR Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain on Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the VRR Interest)(including to reimburse for Realized Losses previously allocated to such certificates), and amounts in the VRR Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Certificate Available Funds to all amounts due and payable on the VRR Interest (including to reimburse for VRR Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain on Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)  to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii) to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix) to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.

		Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.

		First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.

		Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Special Servicer(2)

With respect to (a) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) for which the special servicer obtains (i) a full, partial or discounted payoff or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (b) Loss of Value Payments or Purchase Price paid by a mortgage loan seller, an amount calculated by application of a Liquidation

		From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fee Rate to the related payment or proceeds (exclusive of default interest).

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, loan service transaction fees, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.

		Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Certificate Administrator / Trustee Fee / Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Upfront Fee / Operating Advisor	A fee of $10,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, the Servicing Shift Mortgage Loan and each related Companion Loan).

		First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not

		Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the VRR Interest have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	such period, out of general collections on deposit in the Collection Accounts.

Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).

		Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee

For each Delinquent Loan, an amount equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to such Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.

		Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

the Collection Account, subject to certain limitations.
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets and maximum amounts as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.06125%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent, loan service transaction and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent, loan service transaction and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are Non-Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

With respect to any of the preceding fees (other than penalty charges) as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee, and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee, and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, loan service transaction fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee prospectus shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or on the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds including with respect to the related Companion Loan, if applicable or (b) Loss of Value Payments or Purchase Price paid by a Mortgage Loan Seller with respect to any Mortgage Loan (except as such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach of document defect within the 90-day initial cure period or, if applicable, with the subsequent 90-day extended cure period (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to each Specially Serviced Loan (and each related Serviced Companion Loan) or an REO Property or Loss of Value Payment or Purchase Price will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.0% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (a) 3.0% and (b) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)      (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)     the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans;

(ii)     100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction;

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(iv)   100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans; and

(v)      50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision or a Special Servicer Decision.

For the avoidance of doubt, (A) the special servicer will be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan to the extent accrued subsequent to a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan and (B) if the master servicer has partially waived any penalty charge (part of which accrued subsequent to the occurrence of a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00749% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $10,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, the Servicing Shift Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of 0.00275% per annum (collectively, the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the respective Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the VRR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)           120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)           the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)           30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)           30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)           60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)           90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)           immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder

(except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)     the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)     the excess of

1.   the sum of

a)       90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)       all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)       to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)       all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-VRR Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-VRR Percentage of such Cumulative Appraisal Reduction Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the special servicer, to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the special servicer. Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the VRR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer, the master servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of (x) determining the Controlling Class and the occurrence and continuance of a Control Termination Event and (y) determining the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor any Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the VRR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F Certificates)).

In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan that are allocated to the Non-VRR Certificates will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H-RR certificates, and second, to the Class G-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the VRR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information that is in the possession of the master servicer and reasonably requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised Out Class will be reinstated as the Controlling Class and each other Appraised Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the

Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. In addition, upon request of a Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with a Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination by the special servicer of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan)

or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder and/or the consultation rights of a Risk Retention Consultation Party (solely with respect to Specially Serviced Loans), or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of a Risk Retention Consultation Party, consulting (on a non-binding basis) with a Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder)) and, with respect to a Specially Serviced Loan and upon request of a Risk Retention Consultation Party, upon non-binding consultation with such Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments, consents and transactions that are not Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments, consents and transactions with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the special servicer) within 10 business days, of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision or Special Servicer Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) (unless the master servicer and special servicer mutually agree that the master servicer will process) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision or Special Servicer Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision or Special Servicer Decision. The master servicer will not be permitted to process any Major Decision or Special Servicer Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision or Special Servicer Decision.

With respect to a Non-Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder (other than as provided below in this paragraph), the special servicer or a Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants and receipt of financial statements, but only including immaterial timing waivers such as with respect to late financial statements) except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents and there is no lender discretion permitted under the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease and affect an area less than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property, including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan if the replacement property manager is not a Borrower Party and the Mortgage Loan has an outstanding principal balance less than $10,000,000; (vii) approve annual operating budgets for Mortgage Loans; (viii) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (ix) any non-material modification, amendment, consent to a non-material modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Companion Holder related to a Mortgage Loan or Whole Loan if the master servicer has determined that such modification, amendment or consent is administrative in nature, including a note splitting amendment, provided, that if any such modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (x) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xi) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, to the consent (or deemed consent) of the Directing Certificateholder, (xiii) any transfer of the Mortgaged Property that the Mortgage Loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xiv) to the extent not a Major Decision or a Special Servicer Decision pursuant to clause (x) of the definition of “Major Decision” or clause (iii) of the definition of “Special Servicer Decision”, respectively, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision or a Special Servicer Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent)

recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x)(a) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder) and (b) upon request of a Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with such Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus and (y) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)           extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of a Risk Retention Consultation Party, with non-binding consultation with such Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)           provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Specially Serviced Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder or a Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), a Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing)) and a Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or a Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the applicable master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Each of the following is a “Special Servicer Decision”:

(i)      approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(ii)      subject to the proviso at the end of this definition, consent to actions and releases related to condemnation of parcels of a Mortgaged Property;

(iii)      any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for Routine Disbursements or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision; provided, however, that in the case of any such Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan));

(iv)      requests to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(v)      subject to the proviso at the end of this definition, any approval or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(vi)      determining whether to cure any default by a borrower under a ground lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(vii)      other than with respect to a ground lease, any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property if the lease affects an area greater than the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property; provided that the special servicer will be required to reach a decision on any such Special Servicer Decision within twenty (20) business days of its receipt from the borrower of all information reasonably requested by the Special Servicer in order to process the Special Servicer Decision (such twenty (20) business days being inclusive of the five (5) business day period within which the Directing Certificateholder is required to grant or withhold its consent);

provided that, with respect to a non-Specially Serviced Loan, if the special servicer determines (a) with respect to clause (ii) above, that a condemnation is not with respect to a material parcel or a material income producing parcel and that such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due, or (b) with respect to clause (v) above that an easement or right of way will not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Special Servicer Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override”, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the Special Servicer Decisions in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” as to which the Directing Certificateholder has consented in writing within 10 business days (or, with respect to clause (vii) of the definition of “Special Servicer Decision”, 5 business days) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day (or 5 business day) period, the Directing Certificateholder will be deemed to have approved such action).

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion

Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that if such matter is a Major Decision (i)(x) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent, or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (and other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof (x) prior to the occurrence and continuance of any Control Termination Event, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the applicable master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) (unless the master servicer and special servicer mutually agree that the master servicer will process) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to a Risk Retention Consultation Party or the holder of the majority of the VRR Interest upon request of a Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with such Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2021) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2020 and the calendar year ending on December 31, 2020. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)     the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, as applicable, on or before the date on which the subject payment was due, a written refinancing commitment, letter of intent, a term sheet or otherwise binding application for refinancing (subject only to customary final closing conditions) from an acceptable lender or a purchase agreement reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable), which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if such refinancing does not occur before the expiration of the time period for refinancing specified in such refinancing commitment or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing, a special servicing transfer event will occur immediately);;

(2)     the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)     the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Control Termination Event has occurred and is continuing) or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Consultation Termination Event has occurred and is continuing that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Consultation Termination Event has occurred and is continuing that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender, reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or (b) such refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)     a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or

Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)     the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)     the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)     the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)     the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially

Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	each Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party)

●	with respect to any related Serviced Companion Loan, the holder of the related Serviced Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

●	With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset

Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loans)) Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting on a non-binding basis with the applicable Risk Retention Consultation Party, in each case, with respect to any Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event), the holder of the related Subordinate Companion Loan, and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written commitment for refinancing, letter of intent, term sheet or otherwise binding application for refinancing (subject only to customary final closing conditions) of the related Mortgage Loan from an acceptable lender or a purchase agreement reasonably satisfactory in form and substance to the special servicer; and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) each Risk Retention Consultation Party, in each case, other than with respect to any Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for all Serviced Mortgage Loans (other than any Excluded Loan), (2) the special servicer, with respect to all Serviced Mortgage Loans, as to the Special Servicer Decisions described in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (x) and (xii) of the definition of “Master Servicer Decision”, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Each Risk Retention Consultation Party will be entitled to consult (other than with respect to any Excluded Loan with respect to such Risk Retention Consultation Party or the holder of the majority of the VRR Interest) on a strictly non-binding basis with the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Certificateholder” means, with respect to the Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Date, the Loan-Specific Directing Certificateholder with respect to the Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, as of the date of this prospectus, is, in the case of the NMR Pharmacy Portfolio Loan, BSPRT CMBS Finance Sub-Lender I, LLC. On and after the Servicing Shift Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to the Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than (i) the Servicing Shift Mortgage Loan and (ii) any Excluded Loans as to the Directing Certificateholder) is expected to be LD II Sub VII, LLC or another affiliate of Prime Finance Advisor, L.P.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the VRR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H-RR certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or a Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or such Risk Retention Consultation Party, as applicable, as the case may be.

With respect to any matter for which the consent or consultation of the Directing Certificateholder or a Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated in the PSA, in the event no response from the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, is received within ten (10) business days following the written request for input or any required consent or consultation, the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, will be deemed to have consented or approved on the specific matter; provided, however, that the failure of the Directing Certificateholder or Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class.

Each of the following is a “Major Decision”:

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)     any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (viii) of the definition of Master Servicer Decision;

(iii)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)    any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower, other than any such transfer as described under clause (xiii) of the definition of “Master Servicer Decision”;

(viii)   any property management company changes with respect to a Mortgage Loan, including, without limitation, approval of the termination of a manager and appointment of a new property manager, in each case, if the replacement property manager is a Borrower Party or the Mortgage Loan has an outstanding principal balance equal to or greater than $10,000,000;

(ix)    any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)     releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(xi)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)  subject to the proviso at the end of this definition, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)  agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xiv)  determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xv)   other than with respect to a non-Specially Serviced Loan, any determination of Acceptable Insurance Default;

(xvi)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xvii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xviii) any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xix)  approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xx)  approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xxi) consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that with respect to any non-Specially Serviced Loan, if the special servicer determines, with respect to clause (xii) above, that a modification, amendment or waiver is administrative in nature, including a note splitting amendment, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Major Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) (unless the master servicer and special servicer mutually agree that the master servicer will process) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to a Risk Retention Consultation Party or the holder of the majority of the VRR Interest), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to a Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder (other than with respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) in connection with any action to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without

Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Additionally, upon request, the special servicer will be required to consult with a Risk Retention Consultation Party in connection with any Major Decision not relating to an Excluded Loan as to such party and consider alternative actions recommended by such Risk Retention Consultation Party. Any such consultation will not be binding on the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. In the event the special servicer receives no response from the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the VRR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the VRR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control

Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Master Servicer Decision or Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and such Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor, any Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loan

With respect to any Non-Serviced Whole Loan or the Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or the Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing

Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or the Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the holders of the Controlling Class;

(c)     does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)     may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Servicing Shift Companion Loan or any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA), the Servicing Shift Whole Loan or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor At All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)     reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)     reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)     recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)     preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under
“—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)      after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operation Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, any Risk Retention Consultation Party or any of their affiliates.

The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the Special Servicer will be required to send to the Operating Advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)      that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, any Risk Retention Consultation Party, any Third Party Purchaser, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)     that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates (other than the VRR Interest) having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)     any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)     any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)     the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)      the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates, the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder, each Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and each Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and deliver such information in a written notice (which may be via email) within one business day to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Barclays (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between October 15, 2014 and October 15, 2019 was approximately 37.6% excluding all periods for which all loans within the legacy transactions are delinquent.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 15.3% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, each Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or (i) Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays, (ii) Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation to the same extent as Societe Generale Financial Corporation and (iii) Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”), Morningstar Credit Ratings, LLC (“Morningstar”) or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, the Third Party Purchaser or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any Risk Retention Consultation Party, the Third Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Parties will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the holders of the VRR Interest;

(c)     does not have any liability or duties to the holders of any class of certificates other than the VRR Interest;

(d)     may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a holder of a portion of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the VRR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a

Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates (other than the VRR Interest) on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all

Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer”, and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating

Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to the Servicing Shift Whole Loan: (i) prior to the Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to the Servicing Shift Whole Loan; and (ii) on and after the Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of the Servicing Shift Mortgage Loan.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning

Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)     any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)     any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)     any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)      KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by KBRA (or Serviced Pari Passu Companion Loan Securities, as applicable) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), KBRA has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)     the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and the master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)     such master servicer or such special servicer, as the case may be, is removed from S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or a “U.S. Commercial Mortgage Special Servicer,” as applicable, and is not restored to such status on such list within 60 days.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such

Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f), (g) or (h) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of a portion of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing

Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (in either case, other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within thirty (30) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party;

provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BBCMS 2019-C5 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less), and not all Non-Serviced PSAs require the related Non-Serviced Master Servicer to make Compensating Interest Payments.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BBCMS 2019-C5 mortgage pool, if necessary).

●	The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related

Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of the Servicing Shift Mortgage Loan

The Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the Servicing Shift Date, from and after which the Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to the Servicing Shift Mortgage Loan:

●	Following the Servicing Shift Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on the Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the Servicing Shift Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to the Servicing Shift Whole Loan.

●	Until the Servicing Shift Date, the applicable master servicer’s compensation in respect of the Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to the Servicing Shift Mortgage Loan. From and after the Servicing Shift Date, the primary servicing fee on the Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the Servicing Shift Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to the Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis

(based on the outstanding principal balance of each promissory note representing the Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA.

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

●	The terms of and parties to the Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer,” as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then outstanding Non-VRR Certificates (other than the Class S and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the VRR Interest in exchange for the surrender of the VRR Interest, and (b) an amount equal to the product of (i) the Non-VRR Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (b) below in exchange for then-outstanding Non-VRR Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3,

Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-VRR Certificates (other than the Class S and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b)  the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class S and Class R certificates and the VRR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan) of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3)  if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)     to correct any defect or ambiguity in the PSA;

(b)     to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)     to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a portion of the VRR Interest) or holder of a Companion Loan;

(e)     to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)      to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a portion of the VRR Interest) or a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)     to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a portion of the VRR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)     to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing

Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a portion of the VRR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)      to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k)     to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A-” by S&P, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “BBB” by S&P and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-1” from S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A” by S&P and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law.

The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest;

however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Barclays and its affiliates are playing several roles in this transaction. Barclays Commercial Mortgage Securities LLC is the depositor and an affiliate of Barclays. Barclays and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Barclays is also an affiliate of Barclays Capital Inc., an underwriter for the offering of the certificates and Barclays Bank PLC, an expected holder of a portion of the VRR Interest and an expected initial Risk Retention Consultation Party. However, an affiliate of Barclays intends to sell such Companion Loan to Barclays in connection with one or more future securitizations in which Barclays is a loan seller.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Barclays Mortgage Loans.

KeyBank, a sponsor, an originator, the master servicer, the special servicer, an initial Risk Retention Consultation Party, the holder of a portion of the VRR Interest, the holder of the GNL Office and Industrial Portfolio Pari Passu Companion Loans and a mortgage loan seller, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is also the (i) the master servicer under the CF 2019-CF2 Pooling and Servicing Agreement, which governs the servicing of the GNL Office and Industrial Portfolio Whole Loan, Inland Life Storage Portfolio Whole Loan and Ocean Edge Resort & Golf Club Whole Loan, the SGCMS 2019-PREZ Trust and Servicing Agreement, which governs the servicing of the Presidential City Whole Loan, the NCMS 2019-NEMA Trust and Servicing Agreement, which governs the servicing of the NEMA San Francisco Whole Loan, the NCMS 2019-10K TSA, which governs the servicing of the 10000 Santa Monica Boulevard Whole Loan and the MFTII 2019-B3B4 Trust and Servicing Agreement, which governs the servicing of the Moffett Towers II – Buildings 3 & 4 Whole Loan and (ii) the special servicer under the NCMS 2019-10K TSA, which governs the servicing of the 10000 Santa Monica Boulevard Whole Loan.

NREC, a sponsor, an originator, an initial Risk Retention Consultation Party, the holder of a portion of the VRR Interest and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

Societe Generale Financial Corporation, a sponsor, an originator, the holder of one of the Presidential City Pari Passu Companion Loans and a mortgage loan seller, is an affiliate of SG Americas Securities, LLC, one of the underwriters.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

An affiliate of Barclays has provided warehouse financing to Rialto Mortgage for all Mortgage Loans originated by Rialto Mortgage that are being contributed to this securitization. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $89,450,000. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the Rialto Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

An affiliate of Barclays has provided warehouse financing to BSPRT for certain Mortgage Loans originated by BSPRT that are being contributed to this securitization. The aggregate Cut-off Date Balance of the BSPRT CMBS Finance, LLC Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $2,546,995. Proceeds received by BSPRT in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the BSPRT CMBS Finance, LLC Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Pentalpha Surveillance LLC, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the BBCMS 2019-C3 PSA, which governs the servicing of the Vanguard Portfolio Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered

Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-VRR Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans allocated to the Non-VRR Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-VRR Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-VRR Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 674,990,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$ 174,774,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods, Yield Maintenance Charges or Prepayment Premiums, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 674,990,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$ 174,774,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates——Available Funds—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in December 2019;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about November 26, 2019;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	86%	86%	86%	86%	86%
November 2021	67%	67%	67%	67%	67%
November 2022	44%	44%	44%	44%	44%
November 2023	15%	15%	15%	15%	15%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.60	2.60	2.59	2.59	2.59

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.74	4.73	4.71	4.67	4.45

Percent of the Maximum Initial Certificate Balance ($260,000,000)(1)
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	98%	98%	97%	96%	83%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.60	9.57	9.53	9.49	9.28

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	95%	94%	93%	90%	56%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.37	9.33	9.30	9.26	9.08

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($436,400,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.83	9.81	9.78	9.74	9.53

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($276,400,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.87	9.86	9.84	9.81	9.60

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	98%	98%	98%	98%	98%
November 2025	75%	75%	75%	75%	75%
November 2026	50%	50%	50%	50%	50%
November 2027	24%	24%	24%	24%	24%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.98	6.98	6.98	6.98	6.98

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.89	9.89	9.89	9.64

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.91	9.89	9.89	9.69

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.97	9.97	9.96	9.91	9.72

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding entitlement to collections of Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates and the VRR Interest (in the case of the VRR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under chapter 1, subpart J, part I, subchapter E of the Code and the VRR Interest and the Class S certificates will represent undivided beneficial interests in the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the

REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nine (9) of the Mortgaged Properties (collectively, 18.7%) securing nine (9) Mortgage Loans, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Acts” (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of original issue discount, market discount, Yield Maintenance Charges, Prepayment Premiums and other amounts no later than the year they include such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to original issue discount timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class      certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or

Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR; provided that it is assumed that any ARD Loan repays on its anticipated repayment date (the “Prepayment Assumption”. See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium.

If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class      certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor.

Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a “tax matters person’s” actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-

8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (UNDERWRITER)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Barclays Capital Holdings Inc. and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4	Class A-SB
Barclays Capital Inc.	$	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$	$
SG Americas Securities, LLC	$	$	$	$	$
Natixis Securities Americas LLC	$	$	$	$	$
Bancroft Capital, LLC	$	$	$	$	$
Academy Securities, Inc.	$	$	$	$	$
Total	$	$	$	$	$

Underwriter	Class X-A	Class X-B	Class A-S	Class B	Class C
Barclays Capital Inc.	$	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$	$
SG Americas Securities, LLC	$	$	$	$	$
Natixis Securities Americas LLC	$	$	$	$	$
Bancroft Capital, LLC	$	$	$	$	$
Academy Securities, Inc.	$	$	$	$	$
Total	$	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be

approximately      % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2019, before deducting expenses payable by the depositor (such expenses estimated at $, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Barclays Capital Inc., one of the underwriters, is an affiliate of the depositor, an affiliate of Barclays, which is a sponsor, an originator, a mortgage loan seller, an affiliate of Barclays Bank PLC, an expected initial Risk Retention Consultation Party and an expected initial holder of a portion of the VRR Interest. KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, which is a sponsor, an originator, a mortgage loan seller, an initial Risk Retention Consultation Party, an initial holder of a portion of the VRR Interest, the Retaining Sponsor, the master servicer, the special servicer and the holder of the GNL Office and Industrial Portfolio Pari Passu Companion Loans. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor, an originator, a mortgage loan seller and the holder of one of the Presidential City Companion Loans. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor, an originator, a mortgage loan seller, an initial Risk Retention Consultation Party and an initial holder of a portion of the VRR Interest.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of KeyBanc Capital Markets Inc., which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of SG Americas Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, and affiliates of Natixis Securities Americas LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Barclays Capital Inc., of the purchase price for the Offered Certificates and the following payments:

(1)       the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(2)       the payment by the depositor to KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the KeyBank National Association Mortgage Loans;

(3)       the payment by the depositor to Societe Generale Financial Corporation, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Societe Generale Financial Corporation Mortgage Loans;

(5)       the payment by the depositor to NREC, an affiliate of Natixis Securities Americas LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the NREC Mortgage Loans; and

(6)       the payment by each of Rialto Mortgage and BSPRT or, in each case, an affiliate thereof, to an affiliate of Barclays, which is also an affiliate of Barclays Commercial Mortgage Securities LLC and Barclays Capital Inc., in an affiliate of Barclays’ capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Barclays Capital Inc., KeyBanc Capital Markets Inc., SG Americas Securities, LLC and Natixis Securities Americas LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-226850-04)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 745 Seventh Avenue, New York, New York 10019, Attention: President, or by telephone at (212) 412-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226850) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

With respect to the 200 North Warner Road Mortgage Loan (2.7%), the State of Wyoming has 56.78% of equity in the related sponsor through the Wyoming Retirement System, an Agency of the State of Wyoming, via the Moran Real Asset Fund II, LP.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has granted an administrative exemption to Barclays Capital Inc. Final Authorization Number 2004-03E, as amended by Prohibited Transaction Exemption 2013-08 (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Barclays Capital Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Dechert LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
10000 Santa Monica Boulevard Companion Loans	234
10000 Santa Monica Boulevard Control Appraisal Period	238
10000 Santa Monica Boulevard Controlling Pari Passu Companion Loan	237
10000 Santa Monica Boulevard Directing Holder	237
10000 Santa Monica Boulevard Individual Guarantor	186
10000 Santa Monica Boulevard Intercreditor Agreement	234
10000 Santa Monica Boulevard Major Decisions	238
10000 Santa Monica Boulevard Mortgage Loan	233
10000 Santa Monica Boulevard Mortgaged Property	233
10000 Santa Monica Boulevard Non-Controlling Pari Passu Companion Loans	239
10000 Santa Monica Boulevard Noteholder Purchase Option Notice	240
10000 Santa Monica Boulevard Noteholders	234
10000 Santa Monica Boulevard Pari Passu Companion Loans	233
10000 Santa Monica Boulevard Senior Loans	234
10000 Santa Monica Boulevard Sequential Pay Event	234
10000 Santa Monica Boulevard Subordinate Companion Loan	233
10000 Santa Monica Boulevard Subordinate Companion Loan Holder	234
10000 Santa Monica Boulevard Threshold Event Collateral	241
10000 Santa Monica Boulevard Whole Loan	234
1776	177
17g-5 Information Provider	352
1986 Act	505
1996 Act	486
2
2015 Budget Act	513
3
30/360 Basis	386
4
401(c) Regulations	523
A
A/B Whole Loan	205
AB Modified Loan	397
Accelerated Mezzanine Loan Lender	346
Acceptable Insurance Default	401
Acting General Counsel’s Letter	139
Actual/360 Basis	189
Actual/360 Loans	376
ADA	488
Additional Exclusions	400
Administrative Cost Rate	330
ADR	142
Advances	372
Affiliated Entity	176
Affirmative Asset Review Vote	440
Aggregate Available Funds	323
Aggregate Gain-on-Sale Entitlement Amount	324
Aggregate Principal Distribution Amount	330
Allocated Appraisal Reduction Amount	394
Allocated Cumulative Appraisal Reduction Amount	395
ALTA	279
Annual Debt Service	143
Anticipated Repayment Date	190
Appraisal Reduction Amount	393
Appraisal Reduction Event	393
Appraised Value	143
Appraised-Out Class	398
ARD	190
ARD Loan	190
Area 2	169
Area 4	168
ASR Consultation Process	416
Assessment of Compliance	468
Asset Representations Reviewer Asset Review Fee	392
Asset Representations Reviewer Fee	392
Asset Representations Reviewer Fee Rate	392
Asset Representations Reviewer Termination Event	444

Asset Representations Reviewer Upfront Fee	392
Asset Review	441
Asset Review Notice	440
Asset Review Quorum	440
Asset Review Report	442
Asset Review Report Summary	442
Asset Review Standard	441
Asset Review Trigger	439
Asset Review Vote Election	440
Asset Status Report	413
Assumed Certificate Coupon	313
Assumed Final Distribution Date	338
Assumed Scheduled Payment	331
Attestation Report	468
Available Funds	324
B
Balloon or ARD LTV Ratio	147
Balloon or ARD Payment	148
Bankruptcy Code	480
Barclays	255
Barclays Data Tape	257
Barclays Holdings	255
Barclays Mortgage Loans	256
Barclays Review Team	256
Barclays VRR Interest Portion	304
Base Interest Fraction	337
BBCMS 2019-C3 Certificate Administrator	242
BBCMS 2019-C3 PSA	205
BBCMS 2019-C3 Servicer	242
BBCMS 2019-C3 Special Servicer	242
BBCMS 2019-C3 Trustee	242
BEA	168
Board	174
Borrower Party	345
Borrower Party Affiliate	345
Breach Notice	362
BSPRT	288
BSPRT Data Tape	289
BSPRT Mortgage Loans	288
BSPRT Review Team	289
C
C(WUMP)O	21
Cash Flow Analysis	143
CERCLA	486
Certificate Administrator/Trustee Fee	391
Certificate Administrator/Trustee Fee Rate	391
Certificate Balance	321
Certificate Owners	354
Certificateholder	346
Certificateholder Quorum	448
Certificateholder Repurchase Request	458
Certified Artists	185
Certifying Certificateholder	356
Class A Certificates	320
Class A-SB Planned Principal Balance	332
Class X Certificates	320
Cleanup Fund	170
Clearstream	353
Clearstream Participants	355
Closing Date	142, 255
Club Lease	157
CMBS	59
CMBS B-Piece Securities	309
CO	185
CO Violations	185
Code	503
Collateral Deficiency Amount	397
Collection Account	375
Collection Period	324
Communication Request	357
Companion Distribution Account	375
Companion Holder	205
Companion Holders	205
Companion Loan Rating Agency	205
Companion Loans	141
Compensating Interest Payment	339
Constant Prepayment Rate	495
Constraining Level	312
Consultation Termination Event	428
Control Eligible Certificates	423
Control Note	205
Control Termination Event	428
Controlling Class	422
Controlling Class Certificateholder	422
Controlling Holder	205
CORE	174
Corrected Loan	413
CPR	495
CPY	495
CREC	168
Credit Risk Retention Rules	305
CREFC®	343
CREFC® Intellectual Property Royalty License Fee	392
CREFC® Intellectual Property Royalty License Fee Rate	393
CREFC® Reports	342
Crocs Expansion Premises	172
Cross-Over Date	328
CSAIL 2019-C17 PSA	205
Cumulative Appraisal Reduction Amount	397, 398
Cure/Contest Period	442
Cut-off Date	140
Cut-off Date Balance	144

Cut-off Date Loan-to-Value Ratio	146
Cut-off Date LTV Ratio	146
D
DBRS	443
DCFRTF	170
Debt Service Coverage Ratio	146
Debt Yield/DSCR Holdback Reserve	158
Def or @%	149
Def or GRTR of @% or YM(#)	149
Def or YM(#)	149
Def(#)	149
Defaulted Loan	419
Defeasance Deposit	193
Defeasance Loans	193
Defeasance Lock-Out Period	193
Defeasance Option	193
Definitive Certificate	353
Delegated Directive	18
Delinquent Loan	440
Depositories	354
Determination Date	322
Developer Member	203
Diligence File	359
Directing Certificateholder	422
Directing Certificateholder Asset Status Report Approval Process	415
Disbursement Expiration Date	158
Disclosable Special Servicer Fees	390
Discount Rate	337
Discount Yield	311
Dispute Resolution Consultation	460
Dispute Resolution Cut-off Date	459
Distribution Accounts	376
Distribution Date	322
Distribution Date Statement	343
DMCPA	166
DOB	177
Dodd-Frank Act	121
DOL	520
DSCP	169
DSCR	146
DTC	353
DTC Participants	354
DTC Rules	355
Due Date	189, 324
E
EDGAR	519
EEA	18
Effective Gross Income	143
Eightfold	309
Eightfold Fund V	309
Eligible Asset Representations Reviewer	443
Eligible Operating Advisor	434
Enforcing Party	458
Enforcing Servicer	458
ESA	167
Escrow/Reserve Mitigating Circumstances	260
EU Institutional Investors	123
EU Risk Retention and Due Diligence Requirements	123
EU Securitization Regulation	19, 123
Euroclear	353
Euroclear Operator	356
Euroclear Participants	355
Exception Schedules	319
Excess Interest	322
Excess Interest Distribution Account	376
Excess Modification Fee Amount	387
Excess Modification Fees	386
Excess Prepayment Interest Shortfall	340
Exchange Act	255
Excluded Controlling Class Holder	345
Excluded Information	346
Excluded Loan	346
Excluded Plan	522
Excluded Special Servicer	448
Excluded Special Servicer Loan	448
Exemption	520
Exemption Rating Agency	521
Existing Violations	166
Expansion Building	171
Expansion Costs	172
Expansion Space	171
F
FATCA	514
FDEP	169
FDIA	138
FDIC	138
FIEL	23
Final Asset Status Report	415
Final Dispute Resolution Election Notice	460
Financial Promotion Order	19
FIRREA	139
Fitch	300, 467
FPO Persons	19
FSMA	19
Fund	308
G
Gain on Sale Reserve Account	376
Gain-on-Sale Remittance Amount	324
Garn Act	487

GLA	147
GNL	173
Government Securities	191
Grantor Trust	322, 504
GRG	169
GRTR of @% or YM(#)	149
H
Holdback Disbursement	158
HRR certificates	53
HRR Certificates	304
HSTP Act	71
I
Impermissible Risk Retention Affiliate	450
Impermissible TPP Affiliate	450
Income Tax Regulations	503
Indirect Participants	354
Initial Delivery Date	413
Initial Pool Balance	140
Initial Rate	190
Initial Requesting Certificateholder	458
Inland Life Storage Portfolio Adjusted Release Amount	195
Inland Life Storage Portfolio Release Property	194
In-Place Cash Management	147
Institutional Investor	21
Insurance and Condemnation Proceeds	375
Intercreditor Agreement	205
Interest Accrual Amount	330
Interest Accrual Period	330
Interest Distribution Amount	330
Interest Reserve Account	376
Interest Shortfall	330
Interested Person	420
Interest-Only Certificates	310
Interest-Only Expected Price	315
Interpolated Yield	311, 314
Investor Certification	346
J
Japanese Retention Requirement	23
JFSA	23
JRR Rule	23
K
KBRA	443, 467
KDHE	170
KeyBank	261, 299
KeyBank Data Tape	262
KeyBank Mortgage Loans	262
KeyBank Qualification Criteria	263
KeyBank Review Team	262
L
L(#)	149
Lennar	282
Liquidation Fee	388
Liquidation Fee Rate	388
Liquidation Proceeds	375
LLC Agreement	203
Loan Per Unit	147
Loan-Specific Directing Certificateholder	422
Lock-out Period	191
Loss of Value Payment	364
Lower-Tier Regular Interests	503
Lower-Tier REMIC	322, 503
LTV Ratio	144
LTV Ratio at Maturity or Anticipated Repayment Date	147
LTV Ratio at Maturity or ARD	147
LUST	169
M
MAI	365
Major Decision	423
Major Decision Reporting Package	423
MAS	21
Master Servicer Decision	403
Material Defect	362
Maturity Date Balloon or ARD Payment	148
MDEQ	170
MFTII 2019-B3B4 Securitization	249
MFTII 2019-B3B4 TSA	205
MiFID II	18
MIFID II	19
MLPA	358
MOA	305
Modeling Assumptions	495
Modification Fees	386
Moffett Towers II - Buildings 3 & 4 A Notes	248
Moffett Towers II - Buildings 3 & 4 B Notes	248
Moffett Towers II - Buildings 3 & 4 Companion Loans	248
Moffett Towers II - Buildings 3 & 4 Control Appraisal Period	253
Moffett Towers II - Buildings 3 & 4 Controlling A Note	253
Moffett Towers II - Buildings 3 & 4 Controlling Note	253
Moffett Towers II - Buildings 3 & 4 Controlling Note Holder	253
Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement	249

Moffett Towers II - Buildings 3 & 4 Mortgage Loan	248
Moffett Towers II - Buildings 3 & 4 Non- Control Notes	254
Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders	254
Moffett Towers II - Buildings 3 & 4 Noteholders	249
Moffett Towers II - Buildings 3 & 4 Notes	248
Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans	248
Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan	248
Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan Noteholder	249
Moffett Towers II - Buildings 3 & 4 Whole Loan	248
Moody’s	300, 443
Morningstar	300, 443
Mortgage	141
Mortgage File	358
Mortgage Loans	140
Mortgage Note	141
Mortgage Pool	140
Mortgage Rate	330
Mortgaged Property	141
N
Natixis	267
NCMS 2019-10K Servicer	234
NCMS 2019-10K Special Servicer	234
NCMS 2019-10K TSA	205
NCMS 2019-NEMA Certificate Administrator	223
NCMS 2019-NEMA Depositor	223
NCMS 2019-NEMA Servicer	223
NCMS 2019-NEMA Special Servicer	223
NCMS 2019-NEMA Trustee	223
NCMS 2019-NEMA TSA	205, 223
NEMA San Francisco Companion Loans	223
NEMA San Francisco Control Appraisal Period	229
NEMA San Francisco Directing Holder	229
NEMA San Francisco Intercreditor Agreement	223
NEMA San Francisco Mortgage Loan	222
NEMA San Francisco Mortgaged Property	222
NEMA San Francisco Note A-B Control Appraisal Period	229
NEMA San Francisco Note B-1	223
NEMA San Francisco Note B-1 Control Appraisal Period	230
NEMA San Francisco Note B-2	223
NEMA San Francisco Note B-2 Control Appraisal Period	230
NEMA San Francisco Noteholder Purchase Option Notice	232
NEMA San Francisco Noteholders	223
NEMA San Francisco Pari Passu Companion Loans	222
NEMA San Francisco Senior Subordinate Companion Loan	222
NEMA San Francisco Sequential Pay Event	224, 231
NEMA San Francisco Subordinate Companion Loans	223
NEMA San Francisco Threshold Event Collateral	233
NEMA San Francisco Whole Loan	223
Net Mortgage Rate	329
Net Operating Income	148
NI 33-105	24
NJDEP	168
Non-Control Note	205
Non-Controlling Holder	206
Nonrecoverable Advance	373
Non-Serviced A/B Whole Loan	206
Non-Serviced Certificate Administrator	206
Non-Serviced Companion Loan	206
Non-Serviced Custodian	206
Non-Serviced Directing Certificateholder	206
Non-Serviced Master Servicer	206
Non-Serviced Mortgage Loan	206
Non-Serviced Pari Passu Companion Loan	206
Non-Serviced Pari Passu Mortgage Loan	206
Non-Serviced Pari Passu Whole Loan	206
Non-Serviced PSA	207
Non-Serviced Special Servicer	207
Non-Serviced Trustee	207
Non-Serviced Whole Loan	207
Non-U.S. Person	514
non-VRR certificates	34, 39
Non-VRR Certificates	321
Non-VRR Percentage	306
Notional Amount	322
NRA	148
NREC	267, 304
NREC Data Tape	268
NREC Deal Team	268
NREC Mortgage Loans	268
NREC VRR Interest Portion	304
NRSRO	344
NRSRO Certification	347
O
O(#)	149

Occupancy As Of Date	148
Occupancy Rate	148
Offered Certificates	321
OID Regulations	506
OLA	139
OPC	172
Operating Advisor Annual Report	433
Operating Advisor Consultation Event	318
Operating Advisor Consulting Fee	391
Operating Advisor Expenses	392
Operating Advisor Fee	391
Operating Advisor Fee Rate	391
Operating Advisor Standard	432
Operating Advisor Termination Event	436
Operating Advisor Upfront Fee	391
Operating Statements	153
Other Master Servicer	207
Other PSA	207
Other Special Servicer	207
P
P&I Advance	371
P&I Advance Date	371
PACE	103, 203
PADEP	168
Pads	153
Par Purchase Price	419
Pari Passu Companion Loans	140
Pari Passu Mortgage Loan	207
Participants	353
Parties in Interest	519
partnership representatives	513
Pass-Through Rate	328
Patriot Act	489
PCE	171
PCIS Persons	20
PCR	278
PE Investor	203
Peaceable	203
Pentalpha Surveillance	303
Percentage Interest	323
Periodic Payments	323
Permitted Investments	323, 377
Permitted Special Servicer/Affiliate Fees	390
Piling Work	172
PIPs	171
Plans	519
PMAT Holding	203
PPL	168
PRC	20
Preliminary Dispute Resolution Election Notice	459
Prepayment Assumption	508
Prepayment Interest Excess	339
Prepayment Interest Shortfall	339
Prepayment Premium	337
Prepayment Provisions	148
Presidential City Co-Lender Agreement	216
Presidential City Companion Loans	216
Presidential City Directing Holder	220
Presidential City Major Decisions	221
Presidential City Mortgage Loan	216
Presidential City Mortgaged Properties	216
Presidential City Noteholders	216
Presidential City Pari Passu Companion Loans	216
Presidential City Senior Loans	216
Presidential City Sequential Pay Event	219
Presidential City Subordinate Companion Loan	216
Presidential City Subordinate Companion Loan Control Appraisal Period	220
Presidential City Whole Loan	216
PRIIPS Regulation	18
Prime Finance	308
Prime Rate	375
Principal Balance Certificates	321
Principal Distribution Amount	331
Principal Shortfall	332
Privileged Information	435
Privileged Information Exception	436
Privileged Person	344
Professional Investors	21
Prohibited Prepayment	339
Promotion of Collective Investment Schemes Exemptions Order	19
Property Release Price	196
Proposed Course of Action	459
Proposed Course of Action Notice	459
Prospectus	21
Prospectus Regulation	18, 19
PSA	320
PSA Party Repurchase Request	458
PTCE	522
Purchase Price	364
Q
Qualification Criteria	281, 288, 290
Qualified Investor	18
Qualified Replacement Special Servicer	449
Qualified Substitute Mortgage Loan	365
Qualifying CRE Loan Percentage	305
Quest	171
R
RAC No-Response Scenario	466
Rated Final Distribution Date	338
Rating Agencies	467

Rating Agency Confirmation	467
REA	68
Realized Loss	341
REC	167
Record Date	322
Registration Statement	519
Regular Certificates	321
Regular Interestholder	506
Regular Interests	503
Regulation AB	301, 469
Reimbursement Rate	375
Related Proceeds	374
Release Date	193
Relevant Investor	22
Relevant Persons	20
Relief Act	489
Remaining Term to Maturity or ARD	149
REMIC	503
REO Account	377
REO Loan	333
REO Property	412
Repurchase Request	458
Requesting Certificateholder	460
Requesting Holders	398
Requesting Investor	357
Requesting Party	466
Required Credit Risk Retention Percentage	305
Requirements	489
Residual Certificates	321
Resolution Failure	458
Resolved	458
Restricted Group	521
Restricted Party	436
Retaining Parties	305
Retaining Sponsor	304
Retaining Third-Party Purchasers	304
Review Materials	440
Revised Rate	190
RevPAR	149
Rialto Mortgage	282
Rialto Mortgage Data Tape	287
Rialto Mortgage Loans	282
Rialto Mortgage Review Team	286
Risk Retention Affiliate	435
Risk Retention Affiliated	435
Risk Retention Consultation Party	345
RMBS	298
ROFO	181
ROFR	181
Roofing Work	172
Rooms	153
Routine Disbursements	404
Rule 17g-5	347
S
S&P	300, 467
Scheduled Certificate Interest Payments	314
Scheduled Certificate Principal Payments	310
Scheduled Principal Distribution Amount	331
SEC	255
Securities Act	468
Securitization Accounts	320, 377
SEL	293
Senior Certificates	321
Sequential Pay Event	242
Serviced Companion Loan	207
Serviced Mortgage Loan	207
Serviced Pari Passu Companion Loan	207
Serviced Pari Passu Companion Loan Securities	452
Serviced Pari Passu Mortgage Loan	207
Serviced Pari Passu Whole Loan	207
Serviced Whole Loan	208
Servicer Termination Event	451
Servicing Advances	372
Servicing Fee	384
Servicing Fee Rate	384
Servicing Shift Companion Loan	208
Servicing Shift Date	208
Servicing Shift Mortgage Loan	208
Servicing Shift PSA	208
Servicing Shift Whole Loan	208
Servicing Standard	370
SF	149
SFA	21
SFO	21
SG Commercial Mortgage Securities Trust 2019-PREZ Servicer	216
SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer	216
SG Commercial Mortgage Securities Trust 2019-PREZ Trust	216
SGCMS 2019-PREZ TSA	208
SGFC Entities	275
SGNY	275
Similar Law	519
SMMEA	523
Société Générale	275
Societe Generale Financial Corporation	275
Societe Generale Financial Corporation Data Tape	280
Societe Generale Financial Corporation Deal Team	279
Societe Generale Mortgage Loans	276
Special Servicer Decision	406
Special Servicing Fee	387
Special Servicing Fee Rate	387
Specially Serviced Loans	410

Sq. Ft.	149
Square Feet	149
Startup Day	504
Stated Principal Balance	332
Structured Product	21
Subordinate Certificates	321
Subordinate Companion Loan	208
Subordinate Companion Loans	140
Subordinated Members	204
Subsequent Asset Status Report	413
Sub-Servicing Agreement	370
Swap-Priced Expected Price	313
Swap-Priced Principal Balance Certificates	310
T
T-12	149
Target Price	312
Tax Cuts and Jobs Act	506
TCE	171
Term to Maturity	149
Termination Purchase Amount	470
Terms and Conditions	356
Tests	441
Title V	488
Total Operating Expenses	144
TRIPRA	89
Trust	296
Trust REMICs	503
TTM	149
U
U.S. Person	514
U/W DSCR	146
U/W Expenses	150
U/W NCF	150
U/W NCF Debt Yield	152
U/W NCF DSCR	146
U/W Net Cash Flow	150
U/W Net Operating Income	152
U/W NOI	152
U/W NOI Debt Yield	153
U/W NOI DSCR	153
U/W Revenues	153
UCC	476
Uline Arena Lot 43	187
Uline Arena Mezzanine Office Space	159
Underwater Parcel	189
Underwriter Entities	111
Underwriting Agreement	516
Underwritten Debt Service Coverage Ratio	146
Underwritten Expenses	150
Underwritten NCF	150
Underwritten NCF Debt Yield	152
Underwritten Net Cash Flow	150
Underwritten Net Cash Flow Debt Service Coverage Ratio	146
Underwritten Net Operating Income	152
Underwritten Net Operating Income Debt Service Coverage Ratio	153
Underwritten NOI	152
Underwritten NOI Debt Yield	153
Underwritten Revenues	153
Units	153
Unscheduled Principal Distribution Amount	331
Unsolicited Information	441
Upper-Tier REMIC	322, 503
V
Vanguard Portfolio Companion Loans	242
Vanguard Portfolio Control Appraisal Period	245
Vanguard Portfolio Controlling Pari Passu Companion Loan	245
Vanguard Portfolio Directing Holder	245
Vanguard Portfolio Intercreditor Agreement	241
Vanguard Portfolio Major Decisions	246
Vanguard Portfolio Mortgage Loan	241
Vanguard Portfolio Mortgaged Property	241
Vanguard Portfolio Non-Controlling Pari Passu Companion Loan	246
Vanguard Portfolio Noteholders	241
Vanguard Portfolio Pari Passu Companion Loans	241
Vanguard Portfolio Subordinate Companion Loan	241
Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral	248
Vanguard Portfolio Whole Loan	241
Volcker Rule	122
Voting Rights	353
VRR Allocation Percentage	307
VRR Available Funds	305
VRR Gain-on-Sale Reserve Account	376
VRR Interest	304, 320
VRR Interest Distribution Amount	307
VRR Percentage	306
VRR Principal Distribution Amount	307
VRR Realized Loss	305
VRR Realized Loss Interest Distribution Amount	307
VRR-A Risk Retention Consultation Party	345
VRR-B Risk Retention Consultation Party	345

VRR-C Risk Retention Consultation Party	345
W
WAC	4
WAC Rate	329
Weighted Average Mortgage Rate	154
weighted averages	154
Wells Fargo Bank	297
Whole Loan	141
Withheld Amounts	376
Workout Fee	387
Workout Fee Rate	387
Workout-Delayed Reimbursement Amount	375
Y
Yield Maintenance Charge	337
Yield-Priced Certificates	310
Yield-Priced Expected Price	316
YM(#)	149

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Street Address	City	State	Zip Code	Property Type(2)	Property Sub-type	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(3)(4)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	2,195,042	Square Feet	100.0%
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.	27027 Tourney Road	Santa Clarita	CA	91355	Office	R&D Lab	2004		222,193	Square Feet	100.0%
1.02	Property	KeyBank	1	Encompass Health Corporation	9001 Liberty Parkway	Birmingham	AL	35242	Office	Suburban	2018		199,305	Square Feet	100.0%
1.03	Property	KeyBank	1	AT&T Services, Inc.	1010 North Saint Mary’s Street	San Antonio	TX	78215	Office	CBD	1961		401,516	Square Feet	100.0%
1.04	Property	KeyBank	1	Up Central Leasing LLC	4343 Wyoming Avenue	Dearborn	MI	48126	Industrial	Manufacturing	1959	2016	220,000	Square Feet	100.0%
1.05	Property	KeyBank	1	ComDoc, Inc.	8247 Pittsburg Avenue Northwest	North Canton	OH	44720	Industrial	Manufacturing	2019		107,500	Square Feet	100.0%
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.	8350 Sunlight Drive	Fishers	IN	46037	Office	Suburban	2017		80,000	Square Feet	100.0%
1.07	Property	KeyBank	1	EQT Gathering, LLC	317 East Roy Furman Highway	Waynesburg	PA	15370	Industrial	Warehouse/Distribution	1985		127,135	Square Feet	100.0%
1.08	Property	KeyBank	1	Metal Technologies, Inc.	909 East State Road 54	Bloomfield	IN	47424	Industrial	Manufacturing	1986		234,377	Square Feet	100.0%
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC	7814 Magnolia Industrial Boulevard	Tifton	GA	31794	Industrial	Warehouse/Distribution	1992	2000	214,757	Square Feet	100.0%
1.10	Property	KeyBank	1	Hanes Companies, Inc.	200 Union Grove Road	Calhoun	GA	30701	Industrial	Warehouse/Distribution	2000	2007	275,500	Square Feet	100.0%
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.	6013 Horsemans Drive	Lake Charles	LA	70615	Industrial	Warehouse/Distribution	2009	2014	76,039	Square Feet	100.0%
1.12	Property	KeyBank	1	Cummins, Inc.	2600 East 2nd Street	Gillette	WY	82718	Industrial	Manufacturing	2008		36,720	Square Feet	100.0%
2	Both	SGFC	1	Presidential City	3800, 3850, 3950 City Avenue and 3600 Neill Drive	Philadelphia	PA	19131	Multifamily	High Rise	1952	2017	1,015	Units	94.5%
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	8973 Bay Parkway	Brooklyn	NY	11214	Retail	Anchored	1957	2018	301,300	Square Feet	97.8%
4	Both	Natixis	1	NEMA San Francisco	8 10th Street	San Francisco	CA	94103	Multifamily	High Rise	2013		754	Units	94.0%
5	Both	RMF	1	Equinix Data Center	755 & 800 Secaucus Road and 105 Enterprise Avenue	Secaucus	NJ	07094	Leased Fee	Leased Fee	NAP	NAP	663,621	Square Feet	100.0%
6	Loan	KeyBank	32	Inland Life Storage Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	17,278	Units	91.3%
6.01	Property	KeyBank	1	Life Storage - 586	5491 Plaza Drive	Flowood	MS	39232	Self Storage	Self Storage	2000	2016	1,006	Units	93.5%
6.02	Property	KeyBank	1	Life Storage - 145	140 Centennial Boulevard	Richardson	TX	75081	Self Storage	Self Storage	1985		929	Units	92.2%
6.03	Property	KeyBank	1	Life Storage - 364	130 Centre Street	Ridgeland	MS	39157	Self Storage	Self Storage	1997		698	Units	92.3%
6.04	Property	KeyBank	1	Life Storage - 365	5111 I-55 North	Jackson	MS	39206	Self Storage	Self Storage	2003		676	Units	95.3%
6.05	Property	KeyBank	1	Life Storage - 212	313 Guilbeau Road	Lafayette	LA	70506	Self Storage	Self Storage	1994	2005	655	Units	91.0%
6.06	Property	KeyBank	1	Life Storage - 386	4155 Fairway Plaza Drive	Pasadena	TX	77505	Self Storage	Self Storage	2000		613	Units	90.9%
6.07	Property	KeyBank	1	Life Storage - 256	2280 East Main Street	League City	TX	77573	Self Storage	Self Storage	1992	2003	553	Units	93.3%
6.08	Property	KeyBank	1	Life Storage - 206	5110 Franz Road	Katy	TX	77493	Self Storage	Self Storage	1994		626	Units	92.2%
6.09	Property	KeyBank	1	Life Storage - 324	2860 Northeast Evangeline Throughway	Lafayette	LA	70507	Self Storage	Self Storage	1995	2016	819	Units	93.7%
6.10	Property	KeyBank	1	Life Storage - 236	7437 Garners Ferry Road	Columbia	SC	29209	Self Storage	Self Storage	1981	2007	887	Units	82.6%
6.11	Property	KeyBank	1	Life Storage - 184	5961 I-55 North	Jackson	MS	39213	Self Storage	Self Storage	1995		416	Units	91.1%
6.12	Property	KeyBank	1	Life Storage - 500	6000 Garners Ferry Road and 1417 Atlas Road	Columbia	SC	29209	Self Storage	Self Storage	1977, 2004		463	Units	95.7%
6.13	Property	KeyBank	1	Life Storage - 288	32777 State Highway 249	Pinehurst	TX	77362	Self Storage	Self Storage	2003		493	Units	89.2%
6.14	Property	KeyBank	1	Life Storage - 299	203 Albertson Parkway	Broussard	LA	70518	Self Storage	Self Storage	2002	2007	662	Units	91.8%
6.15	Property	KeyBank	1	Life Storage - 209	2207 West Pinhook Road	Lafayette	LA	70508	Self Storage	Self Storage	1992	2014	503	Units	93.0%
6.16	Property	KeyBank	1	Life Storage - 035	10020 Two Notch Road	Columbia	SC	29223	Self Storage	Self Storage	1989	2013	595	Units	90.8%
6.17	Property	KeyBank	1	Life Storage - 074	6011 I-55 North	Jackson	MS	39213	Self Storage	Self Storage	1990		491	Units	89.4%
6.18	Property	KeyBank	1	Life Storage - 252	1606 Plantation Road	Dallas	TX	75235	Self Storage	Self Storage	1985		504	Units	92.1%
6.19	Property	KeyBank	1	Life Storage - 033	7403 Parklane Road	Columbia	SC	29223	Self Storage	Self Storage	1987		423	Units	91.3%
6.20	Property	KeyBank	1	Life Storage - 205	4000 North West Street	Jackson	MS	39206	Self Storage	Self Storage	1984		477	Units	87.8%
6.21	Property	KeyBank	1	Life Storage - 300	4706 West Congress Street	Lafayette	LA	70506	Self Storage	Self Storage	1997	2007	557	Units	90.7%
6.22	Property	KeyBank	1	Life Storage - 026	3511 South Holden Road	Greensboro	NC	27407	Self Storage	Self Storage	1985	2008	535	Units	91.6%
6.23	Property	KeyBank	1	Life Storage - 361	421 Classic Drive	Hattiesburg	MS	39402	Self Storage	Self Storage	1998		364	Units	95.3%
6.24	Property	KeyBank	1	Life Storage - 165	5810 West Gate City Boulevard	Greensboro	NC	27407	Self Storage	Self Storage	1993	2000	461	Units	94.4%
6.25	Property	KeyBank	1	Life Storage - 208	2310 West Pinhook Road	Lafayette	LA	70508	Self Storage	Self Storage	1980		483	Units	91.3%
6.26	Property	KeyBank	1	Life Storage - 211	2888 Northeast Evangeline Throughway	Lafayette	LA	70507	Self Storage	Self Storage	1977	2005	392	Units	91.8%
6.27	Property	KeyBank	1	Life Storage - 021	2648 Two Notch Road	Columbia	SC	29204	Self Storage	Self Storage	1988		391	Units	83.9%
6.28	Property	KeyBank	1	Life Storage - 298	300 Westgate Road	Lafayette	LA	70506	Self Storage	Self Storage	2001	2004	397	Units	89.9%
6.29	Property	KeyBank	1	Life Storage - 297	5922 Cameron Street	Scott	LA	70583	Self Storage	Self Storage	1997		329	Units	92.7%
6.30	Property	KeyBank	1	Life Storage - 153	118 Stage Coach Trail	Greensboro	NC	27409	Self Storage	Self Storage	1996	2001	291	Units	89.0%
6.31	Property	KeyBank	1	Life Storage - 075	2947 McDowell Road Extension	Jackson	MS	39204	Self Storage	Self Storage	1988		304	Units	87.2%
6.32	Property	KeyBank	1	Life Storage - 152	4207 Hilltop Road	Greensboro	NC	27407	Self Storage	Self Storage	1995	2000	285	Units	91.2%
7	Both	Natixis	1	Uline Arena	1140 3rd Street Northeast	Washington	DC	20002	Mixed Use	Office/Retail	1945	2016-2017	248,381	Square Feet	92.1%
8	Both	Natixis	1	10000 Santa Monica Boulevard	10000 Santa Monica Boulevard	Los Angeles	CA	90067	Multifamily	High Rise	2016		281	Units	89.0%
9	Both	Natixis	1	765 Broad Street	765 Broad Street	Newark	NJ	07102	Office	CBD	1950	2017-2019	209,671	Square Feet	100.0%
10	Both	KeyBank	1	Rivertop Apartments	5800 River Road	Nashville	TN	37209	Multifamily	Garden	2019		224	Units	90.2%
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	2907 Main Street	Brewster	MA	02631	Hotel	Full Service	1890, 1912, 1986, 1998, 2009	2007-2019	337	Rooms	41.5%
12	Both	KeyBank	1	Loudoun Gateway II and III	45195 & 45200 Business Court	Sterling	VA	20166	Office	Suburban	2000		179,864	Square Feet	100.0%
13	Both	KeyBank	1	Village at Knapp’s Crossing	2078 East Beltline Avenue Northeast	Grand Rapids	MI	49525	Retail	Anchored	2011-2019		143,287	Square Feet	91.0%
14	Both	Barclays	1	200 North Warner Road	200 North Warner Road	King of Prussia	PA	19406	Office	Suburban	1982	2017	164,157	Square Feet	85.1%
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	1190 Discovery Way and 900 5th Avenue	Sunnyvale	CA	94089	Office	Suburban	2019		701,266	Square Feet	100.0%
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	Various	Various	NY	Various	Self Storage	Self Storage	Various		1,908	Units	97.8%
16.01	Property	RMF	1	Bohemia Self Storage	911 Lincoln Avenue and 868 Lincoln Avenue	Holbrook, Bohemia	NY	11741	Self Storage	Self Storage	2001, 2004		1,209	Units	97.1%
16.02	Property	RMF	1	Bay Shore Self Storage	99 Pine Aire Drive	Bay Shore	NY	11706	Self Storage	Self Storage	1998		699	Units	99.0%
17	Both	Barclays	1	One Main Plaza	2200 Main Street	Wailuku	HI	96793	Office	CBD	1989	2013	83,082	Square Feet	89.7%
18	Both	SGFC	1	Crocs Distribution Center	10391 Dog Leg Road	Vandalia	OH	45377	Industrial	Warehouse/Distribution	2019		555,251	Square Feet	100.0%
19	Both	Natixis	1	Walgreens South Beach	509 Collins Avenue	Miami Beach	FL	33139	Retail	Freestanding	1995	2008	22,857	Square Feet	100.0%
20	Both	Natixis	1	SpringHill Suites Newark	402 Ogletown Road	Newark	DE	19711	Hotel	Select Service	2018		132	Rooms	70.9%
21	Both	Barclays	1	Storage Etc. - Los Feliz	2870 Los Feliz Place	Los Angeles	CA	90039	Self Storage	Self Storage	1978		3,124	Units	92.7%

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Street Address	City	State	Zip Code	Property Type(2)	Property Sub-type	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(3)(4)
22	Loan	SGFC	2	Bison Portfolio	Various	Fayetteville	AR	72703	Retail	Anchored	Various		397,907	Square Feet	97.4%
22.01	Property	SGFC	1	Spring Creek	464 East Joyce Boulevard	Fayetteville	AR	72703	Retail	Anchored	1995		261,008	Square Feet	96.5%
22.02	Property	SGFC	1	Steele Crossing	3533 Shiloh Drive	Fayetteville	AR	72703	Retail	Anchored	2002		136,899	Square Feet	99.0%
23	Both	SGFC	1	145 Spring Street	145 Spring Street	New York	NY	10012	Mixed Use	Multifamily/Retail/Office	1910	2018	5	Units	100.0%
24	Both	KeyBank	1	North Heights Plaza	8160-8436 Old Troy Pike and 5545-5555 Executive Boulevard	Huber Heights	OH	45424	Retail	Anchored	1990		182,299	Square Feet	96.1%
25	Both	Barclays	1	Southchase Village	12301-12479 South Orange Blossom Trail	Orlando	FL	32837	Retail	Anchored	1990		228,615	Square Feet	87.4%
26	Both	Barclays	1	Scottsdale Gateway II	8901 East Mountain View Road	Scottsdale	AZ	85258	Office	Suburban	1998		107,888	Square Feet	90.8%
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	Various	Various	Various	Various	Retail	Freestanding	Various	Various	153,806	Square Feet	100.0%
27.01	Property	BSPRT	1	WAG - Knoxville, TN	5320 Clinton Highway	Knoxville	TN	37912	Retail	Freestanding	2000		14,112	Square Feet	100.0%
27.02	Property	BSPRT	1	WAG - Cincinnati, OH	9 West Mitchell Avenue	Cincinnati	OH	45217	Retail	Freestanding	2000		14,490	Square Feet	100.0%
27.03	Property	BSPRT	1	WAG - Huntington, IN	1804 North Jefferson Street	Huntington	IN	46750	Retail	Freestanding	2000		15,125	Square Feet	100.0%
27.04	Property	BSPRT	1	CVS - Dublin, OH	7470 Sawmill Road	Dublin	OH	43016	Retail	Freestanding	1999		10,086	Square Feet	100.0%
27.05	Property	BSPRT	1	CVS - Ashland, KY	1221 Lexington Avenue	Ashland	KY	41101	Retail	Freestanding	1999		11,240	Square Feet	100.0%
27.06	Property	BSPRT	1	WAG - Akron, OH	1130 South Arlington Street	Akron	OH	44306	Retail	Freestanding	1994		13,500	Square Feet	100.0%
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH	1158 Wilmington Avenue	Dayton	OH	45420	Retail	Freestanding	1998		11,180	Square Feet	100.0%
27.08	Property	BSPRT	1	CVS - Bristol, VA	31 East Valley Drive	Bristol	VA	24201	Retail	Freestanding	1999		10,251	Square Feet	100.0%
27.09	Property	BSPRT	1	CVS - Bristol, TN	3030 West State Street	Bristol	TN	37620	Retail	Freestanding	1999		10,200	Square Feet	100.0%
27.10	Property	BSPRT	1	CVS - Evans, GA	4385 Hereford Farm Road	Evans	GA	30809	Retail	Freestanding	1999		10,125	Square Feet	100.0%
27.11	Property	BSPRT	1	WAG - Henderson, KY	517 North Green Street	Henderson	KY	42420	Retail	Freestanding	1996	2013	11,385	Square Feet	100.0%
27.12	Property	BSPRT	1	CVS - Summerfield, NC	4601 US Highway 220	Summerfield	NC	27358	Retail	Freestanding	1999		10,112	Square Feet	100.0%
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA	1851 East State Street	Hermitage	PA	16148	Retail	Freestanding	1951		12,000	Square Feet	100.0%
28	Both	Barclays	1	The Firebrand Hotel	650 East 3rd Street	Whitefish	MT	59937	Hotel	Full Service	2016		86	Rooms	75.6%
29	Loan	BSPRT	2	Delaware Retail Portfolio	Various	Various	DE	Various	Retail	Anchored	Various	Various	112,856	Square Feet	92.8%
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	28253 Lexus Drive	Milford	DE	19963	Retail	Anchored	2012	2016	79,523	Square Feet	91.1%
29.02	Property	BSPRT	1	Meadowood Shopping Center	2651 Capitol Trail	Newark	DE	19711	Retail	Anchored	1963	2007	33,333	Square Feet	96.8%
30	Both	KeyBank	1	Providence Pavilion	1025 Veterans Memorial Highway Southeast	Mableton	GA	30126	Retail	Anchored	2004		95,085	Square Feet	92.4%
31	Both	KeyBank	1	Extra Space - McLean	1315 Beverly Road	McLean	VA	22101	Self Storage	Self Storage	2012		599	Units	93.0%
32	Both	Barclays	1	Residence Inn - Hoover, AL	2725 John Hawkins Parkway	Hoover	AL	35244	Hotel	Extended Stay	2008	2016	118	Rooms	85.5%
33	Both	BSPRT	1	Aloft Dulles North	22390 Flagstaff Plaza	Ashburn	VA	20148	Hotel	Select Service	2008		136	Rooms	75.8%
34	Both	RMF	1	Kohl’s Highland Heights	6245 Wilson Mills Road	Highland Heights	OH	44143	Retail	Freestanding	1995	2018	80,371	Square Feet	100.0%
35	Both	KeyBank	1	Paradise Foothills Apartments	12231 North 19th Street	Phoenix	AZ	85022	Multifamily	Garden	1985		180	Units	99.4%
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	115 Interstate West Parkway	Lithia Springs	GA	30122	Hotel	Extended Stay	2018		92	Rooms	77.5%
37	Both	BSPRT	1	Beau Terre Apartments	920 Twin Bridges Road	Alexandria	LA	71303	Multifamily	Garden	1986		168	Units	95.8%
38	Both	Natixis	1	Westar Place	600 North Cleveland Avenue	Westerville	OH	43082	Office	Suburban	2006		93,519	Square Feet	98.1%
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	721 Wabash Avenue	Terre Haute	IN	47807	Hotel	Extended Stay	2008	2018-2019	97	Rooms	78.5%
40	Both	Barclays	1	Hen House Marketplace	14900 West 87th Street Parkway	Lenexa	KS	66216	Retail	Anchored	1984		89,097	Square Feet	98.7%
41	Both	Barclays	1	North Plains Self Storage	29785 Northwest West Union Road	North Plains	OR	97133	Self Storage	Self Storage	2007	2016	785	Units	90.7%
42	Both	Barclays	1	The Burgundy	11911 Marsh Lane	Dallas	TX	75234	Multifamily	Garden	1972		111	Units	98.2%
43	Both	KeyBank	1	Dollar Self Storage - Chandler	275 East Ocotillo Road	Chandler	AZ	85249	Self Storage	Self Storage	2008		720	Units	91.5%
44	Both	Barclays	1	Vineland Leased Fee	8707, 8735 and 8761 Vineland Avenue	Orlando	FL	32821	Leased Fee	Leased Fee	NAP	NAP	31,678	Square Feet	100.0%
45	Both	RMF	1	Stor & Go Self Storage	2350 Boston Road	Wilbraham	MA	01095	Self Storage	Self Storage	2015		552	Units	91.5%
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	1002 Highway 53 East	Calhoun	GA	30701	Hotel	Limited Service	2014		73	Rooms	74.9%
47	Both	Barclays	1	Oak Brook Apartments	700 North Spence Avenue	Goldsboro	NC	27534	Multifamily	Garden	1982	2019	100	Units	97.0%
48	Both	SGFC	1	LA Fitness Spring	3570 Harmony Commons Drive	Spring	TX	77386	Retail	Freestanding	2019		34,000	Square Feet	100.0%
49	Loan	Natixis	4	Vanguard Portfolio	Various	Malvern	PA	19355	Office	Suburban	Various	Various	568,658	Square Feet	100.0%
49.01	Property	Natixis	1	425 Old Morehall Road	425 Old Morehall Road	Malvern	PA	19355	Office	Suburban	2014		201,658	Square Feet	100.0%
49.02	Property	Natixis	1	1001 Cedar Hollow Road	1001 Cedar Hollow Road	Malvern	PA	19355	Office	Suburban	1998	2017	133,000	Square Feet	100.0%
49.03	Property	Natixis	1	50 Morehall Road	50 Morehall Road	Malvern	PA	19355	Office	Suburban	1997	2014	117,000	Square Feet	100.0%
49.04	Property	Natixis	1	60 Morehall Road	60 Morehall Road	Malvern	PA	19355	Office	Suburban	1989	2015	117,000	Square Feet	100.0%
50	Both	RMF	1	Xtra Room Self Storage	100 Von Roll Drive	Schenectady	NY	12306	Self Storage	Self Storage	2006		401	Units	97.0%
51	Both	RMF	1	Marval Plaza	4201 South McColl Road and 3020 West Trenton Road	Edinburg	TX	78539	Retail	Unanchored	2015, 2016		15,787	Square Feet	100.0%
52	Both	BSPRT	1	Brownsville Plaza	5239-5255 Brownsville Road	Pittsburgh	PA	15236	Retail	Anchored	1953	2012	33,895	Square Feet	100.0%
53	Both	KeyBank	1	Lake Bluff Village	401 Kenneally Boulevard	Gladstone	MI	49837	Manufactured Housing	Manufactured Housing	1998		100	Pads	92.0%
54	Both	BSPRT	1	Sandstone Apartments	12800 West Nine Mile Road	Oak Park	MI	48237	Multifamily	Garden	1964	2018-2019	46	Units	97.8%
55	Both	KeyBank	1	Bayfield MHP	1591 County Road 526	Bayfield	CO	81122	Manufactured Housing	Manufactured Housing	2001		37	Pads	100.0%

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Crossed Loan	Original Balance ($)(6)(7)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Current LTV (%)(5)	Maturity/ARD Balance ($)(6)(7)	Maturity/ARD LTV (%)(5)	Interest Rate %	Admin. Fee %(8)	Net Mortgage Rate %
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	09/12/2019	370,310,000	09/12/2019	No	66,000,000	66,000,000	93	6.6%	55.1%	66,000,000	55.1%	3.65000	0.01949	3.63051
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.	09/12/2019	103,300,000	07/30/2019		18,069,502	18,069,502	93	1.8%	55.1%	18,069,502	55.1%	3.65000
1.02	Property	KeyBank	1	Encompass Health Corporation	09/12/2019	76,900,000	07/25/2019		13,290,238	13,290,238	93	1.3%	55.1%	13,290,238	55.1%	3.65000
1.03	Property	KeyBank	1	AT&T Services, Inc.	09/12/2019	70,600,000	07/24/2019		12,138,226	12,138,226	93	1.2%	55.1%	12,138,226	55.1%	3.65000
1.04	Property	KeyBank	1	Up Central Leasing LLC	09/12/2019	16,800,000	07/24/2019		3,463,714	3,463,714	93	0.3%	55.1%	3,463,714	55.1%	3.65000
1.05	Property	KeyBank	1	ComDoc, Inc.	09/12/2019	17,700,000	07/25/2019		3,314,350	3,314,350	93	0.3%	55.1%	3,314,350	55.1%	3.65000
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.	09/12/2019	16,400,000	07/24/2019		3,277,459	3,277,459	93	0.3%	55.1%	3,277,459	55.1%	3.65000
1.07	Property	KeyBank	1	EQT Gathering, LLC	09/12/2019	13,700,000	07/30/2019		2,721,560	2,721,560	93	0.3%	55.1%	2,721,560	55.1%	3.65000
1.08	Property	KeyBank	1	Metal Technologies, Inc.	09/12/2019	10,810,000	07/26/2019		2,271,265	2,271,265	93	0.2%	55.1%	2,271,265	55.1%	3.65000
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC	09/12/2019	11,500,000	07/29/2019		2,246,025	2,246,025	93	0.2%	55.1%	2,246,025	55.1%	3.65000
1.10	Property	KeyBank	1	Hanes Companies, Inc.	09/12/2019	10,100,000	07/25/2019		1,994,293	1,994,293	93	0.2%	55.1%	1,994,293	55.1%	3.65000
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.	09/12/2019	9,800,000	07/25/2019		1,851,632	1,851,632	93	0.2%	55.1%	1,851,632	55.1%	3.65000
1.12	Property	KeyBank	1	Cummins, Inc.	09/12/2019	7,100,000	07/23/2019		1,361,734	1,361,734	93	0.1%	55.1%	1,361,734	55.1%	3.65000
2	Both	SGFC	1	Presidential City	07/26/2019	380,000,000	08/29/2019	No	45,000,000	45,000,000	115,271	4.5%	30.8%	45,000,000	30.8%	3.49816176470588	0.01074	3.48742176470588
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	10/02/2019	170,000,000	07/02/2019	No	42,000,000	42,000,000	290	4.2%	51.5%	42,000,000	51.5%	3.01500	0.01199	3.00301
4	Both	Natixis	1	NEMA San Francisco	01/14/2019	543,600,000	12/13/2018	No	40,000,000	40,000,000	271,883	4.0%	37.7%	40,000,000	37.7%	4.43598540291971	0.01074	4.42524540291971
5	Both	RMF	1	Equinix Data Center	09/20/2019	201,000,000	08/08/2019	No	40,000,000	40,000,000	151	4.0%	49.8%	40,000,000	49.8%	3.30000	0.01199	3.28801
6	Loan	KeyBank	32	Inland Life Storage Portfolio	06/05/2019	225,000,000	06/28/2019	No	37,000,000	37,000,000	8,051	3.7%	61.8%	31,856,194	53.2%	3.80900	0.01949	3.78951
6.01	Property	KeyBank	1	Life Storage - 586	06/05/2019	15,400,000	06/06/2019		2,683,939	2,683,939	8,051	0.3%	61.8%	2,310,813	53.2%	3.80900
6.02	Property	KeyBank	1	Life Storage - 145	06/05/2019	12,400,000	06/07/2019		2,178,521	2,178,521	8,051	0.2%	61.8%	1,875,659	53.2%	3.80900
6.03	Property	KeyBank	1	Life Storage - 364	06/05/2019	12,400,000	06/06/2019		2,161,731	2,161,731	8,051	0.2%	61.8%	1,861,203	53.2%	3.80900
6.04	Property	KeyBank	1	Life Storage - 365	06/05/2019	12,000,000	06/06/2019		2,091,380	2,091,380	8,051	0.2%	61.8%	1,800,633	53.2%	3.80900
6.05	Property	KeyBank	1	Life Storage - 212	06/05/2019	10,400,000	06/13/2019		1,812,529	1,812,529	8,051	0.2%	61.8%	1,560,548	53.2%	3.80900
6.06	Property	KeyBank	1	Life Storage - 386	06/05/2019	9,700,000	06/10/2019		1,707,961	1,707,961	8,051	0.2%	61.8%	1,470,517	53.2%	3.80900
6.07	Property	KeyBank	1	Life Storage - 256	06/05/2019	9,400,000	06/10/2019		1,638,249	1,638,249	8,051	0.2%	61.8%	1,410,497	53.2%	3.80900
6.08	Property	KeyBank	1	Life Storage - 206	06/05/2019	8,900,000	06/10/2019		1,551,106	1,551,106	8,051	0.2%	61.8%	1,335,468	53.2%	3.80900
6.09	Property	KeyBank	1	Life Storage - 324	06/05/2019	8,400,000	06/12/2019		1,529,475	1,529,475	8,051	0.2%	61.8%	1,316,845	53.2%	3.80900
6.10	Property	KeyBank	1	Life Storage - 236	06/05/2019	9,200,000	06/13/2019		1,462,976	1,462,976	8,051	0.1%	61.8%	1,259,591	53.2%	3.80900
6.11	Property	KeyBank	1	Life Storage - 184	06/05/2019	7,700,000	06/06/2019		1,341,970	1,341,970	8,051	0.1%	61.8%	1,155,407	53.2%	3.80900
6.12	Property	KeyBank	1	Life Storage - 500	06/05/2019	7,150,000	06/13/2019		1,246,115	1,246,115	8,051	0.1%	61.8%	1,072,878	53.2%	3.80900
6.13	Property	KeyBank	1	Life Storage - 288	06/05/2019	7,100,000	06/10/2019		1,237,399	1,237,399	8,051	0.1%	61.8%	1,065,373	53.2%	3.80900
6.14	Property	KeyBank	1	Life Storage - 299	06/05/2019	6,500,000	06/12/2019		1,236,880	1,236,880	8,051	0.1%	61.8%	1,064,927	53.2%	3.80900
6.15	Property	KeyBank	1	Life Storage - 209	06/05/2019	7,000,000	06/12/2019		1,219,971	1,219,971	8,051	0.1%	61.8%	1,050,368	53.2%	3.80900
6.16	Property	KeyBank	1	Life Storage - 035	06/05/2019	6,400,000	06/13/2019		1,063,983	1,063,983	8,051	0.1%	61.8%	916,066	53.2%	3.80900
6.17	Property	KeyBank	1	Life Storage - 074	06/05/2019	6,000,000	06/10/2019		1,048,023	1,048,023	8,051	0.1%	61.8%	902,325	53.2%	3.80900
6.18	Property	KeyBank	1	Life Storage - 252	06/05/2019	5,800,000	06/07/2019		1,010,834	1,010,834	8,051	0.1%	61.8%	870,306	53.2%	3.80900
6.19	Property	KeyBank	1	Life Storage - 033	06/05/2019	5,350,000	06/13/2019		932,408	932,408	8,051	0.1%	61.8%	802,783	53.2%	3.80900
6.20	Property	KeyBank	1	Life Storage - 205	06/05/2019	4,300,000	06/06/2019		930,985	930,985	8,051	0.1%	61.8%	801,558	53.2%	3.80900
6.21	Property	KeyBank	1	Life Storage - 300	06/05/2019	5,300,000	06/13/2019		923,694	923,694	8,051	0.1%	61.8%	795,280	53.2%	3.80900
6.22	Property	KeyBank	1	Life Storage - 026	06/05/2019	4,700,000	06/12/2019		819,123	819,123	8,051	0.1%	61.8%	705,247	53.2%	3.80900
6.23	Property	KeyBank	1	Life Storage - 361	06/05/2019	4,100,000	06/06/2019		766,068	766,068	8,051	0.1%	61.8%	659,567	53.2%	3.80900
6.24	Property	KeyBank	1	Life Storage - 165	06/05/2019	3,850,000	06/12/2019		670,985	670,985	8,051	0.1%	61.8%	577,703	53.2%	3.80900
6.25	Property	KeyBank	1	Life Storage - 208	06/05/2019	3,700,000	06/12/2019		644,843	644,843	8,051	0.1%	61.8%	555,196	53.2%	3.80900
6.26	Property	KeyBank	1	Life Storage - 211	06/05/2019	3,600,000	06/12/2019		627,415	627,415	8,051	0.1%	61.8%	540,190	53.2%	3.80900
6.27	Property	KeyBank	1	Life Storage - 021	06/05/2019	4,200,000	06/13/2019		585,191	585,191	8,051	0.1%	61.8%	503,836	53.2%	3.80900
6.28	Property	KeyBank	1	Life Storage - 298	06/05/2019	3,200,000	06/13/2019		557,703	557,703	8,051	0.1%	61.8%	480,170	53.2%	3.80900
6.29	Property	KeyBank	1	Life Storage - 297	06/05/2019	2,500,000	06/13/2019		398,994	398,994	8,051	0.0%	61.8%	343,525	53.2%	3.80900
6.30	Property	KeyBank	1	Life Storage - 153	06/05/2019	1,950,000	06/12/2019		339,849	339,849	8,051	0.0%	61.8%	292,603	53.2%	3.80900
6.31	Property	KeyBank	1	Life Storage - 075	06/05/2019	1,800,000	06/06/2019		313,707	313,707	8,051	0.0%	61.8%	270,095	53.2%	3.80900
6.32	Property	KeyBank	1	Life Storage - 152	06/05/2019	1,700,000	06/10/2019		265,996	265,996	8,051	0.0%	61.8%	229,016	53.2%	3.80900
7	Both	Natixis	1	Uline Arena	07/26/2019	212,000,000	07/01/2021	No	36,000,000	36,000,000	483	3.6%	56.6%	36,000,000	56.6%	4.04000	0.01074	4.02926
8	Both	Natixis	1	10000 Santa Monica Boulevard	04/09/2019	553,000,000	03/25/2019	No	35,000,000	35,000,000	782,918	3.5%	39.8%	35,000,000	39.8%	4.15000	0.01074	4.13926
9	Both	Natixis	1	765 Broad Street	02/26/2019	51,900,000	01/01/2020	No	33,850,000	33,850,000	161	3.4%	65.2%	33,850,000	65.2%	4.72000	0.01349	4.70651
10	Both	KeyBank	1	Rivertop Apartments	09/23/2019	57,200,000	08/14/2019	No	31,410,000	31,410,000	140,223	3.1%	54.9%	31,410,000	54.9%	3.30000	0.02224	3.27776
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	06/30/2019	135,400,000	05/30/2019	No	30,000,000	29,957,940	207,424	3.0%	51.6%	23,615,947	40.7%	3.75000	0.01949	3.73051
12	Both	KeyBank	1	Loudoun Gateway II and III	07/01/2019	45,300,000	08/23/2019	No	29,410,000	29,410,000	164	2.9%	64.9%	29,410,000	64.9%	3.70000	0.02224	3.67776
13	Both	KeyBank	1	Village at Knapp’s Crossing	07/31/2019	38,900,000	10/09/2019	No	28,500,000	28,500,000	199	2.8%	73.3%	23,069,929	59.3%	3.65000	0.02224	3.62776
14	Both	Barclays	1	200 North Warner Road	08/15/2019	40,400,000	08/27/2019	No	27,350,000	27,350,000	167	2.7%	67.7%	24,808,803	61.4%	3.97300	0.01349	3.95951
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	06/19/2019	790,000,000	Various	No	25,000,000	25,000,000	499	2.5%	44.3%	25,000,000	44.3%	3.76386	0.01074	3.75312
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	08/05/2019	40,190,000	08/17/2019	No	24,000,000	24,000,000	12,579	2.4%	59.7%	24,000,000	59.7%	4.73000	0.01349	4.71651
16.01	Property	RMF	1	Bohemia Self Storage	08/05/2019	26,990,000	08/17/2019		17,300,000	17,300,000	12,579	1.7%	59.7%	17,300,000	59.7%	4.73000
16.02	Property	RMF	1	Bay Shore Self Storage	08/05/2019	13,200,000	08/17/2019		6,700,000	6,700,000	12,579	0.7%	59.7%	6,700,000	59.7%	4.73000
17	Both	Barclays	1	One Main Plaza	08/15/2019	38,000,000	07/03/2019	No	23,500,000	23,500,000	283	2.3%	61.8%	23,500,000	61.8%	3.82000	0.01349	3.80651
18	Both	SGFC	1	Crocs Distribution Center	09/16/2019	35,800,000	02/01/2020	No	23,000,000	23,000,000	41	2.3%	64.2%	20,887,259	58.3%	4.04000	0.01349	4.02651
19	Both	Natixis	1	Walgreens South Beach	08/29/2019	33,100,000	06/25/2019	No	21,100,000	21,100,000	923	2.1%	63.7%	21,100,000	63.7%	4.30000	0.01349	4.28651
20	Both	Natixis	1	SpringHill Suites Newark	07/31/2019	29,300,000	07/01/2019	No	20,500,000	20,500,000	155,303	2.0%	70.0%	16,892,407	57.7%	4.20000	0.01349	4.18651
21	Both	Barclays	1	Storage Etc. - Los Feliz	08/31/2019	98,000,000	09/05/2019	No	20,000,000	20,000,000	6,402	2.0%	20.4%	20,000,000	20.4%	2.79200	0.01349	2.77851

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Crossed Loan	Original Balance ($)(6)(7)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Current LTV (%)(5)	Maturity/ARD Balance ($)(6)(7)	Maturity/ARD LTV (%)(5)	Interest Rate %	Admin. Fee %(8)	Net Mortgage Rate %
22	Loan	SGFC	2	Bison Portfolio	Various	56,600,000	06/09/2019	No	19,600,000	19,548,719	100	2.0%	70.5%	17,879,426	64.5%	4.30000	0.01074	4.28926
22.01	Property	SGFC	1	Spring Creek	07/01/2019	44,300,000	06/09/2019		15,341,900	15,301,760	100	1.5%	70.5%	13,995,121	64.5%	4.30000
22.02	Property	SGFC	1	Steele Crossing	06/06/2019	12,300,000	06/09/2019		4,258,100	4,246,959	100	0.4%	70.5%	3,884,305	64.5%	4.30000
23	Both	SGFC	1	145 Spring Street	08/01/2019	27,600,000	07/19/2019	No	18,500,000	18,500,000	3,700,000	1.8%	67.0%	18,500,000	67.0%	4.14000	0.01349	4.12651
24	Both	KeyBank	1	North Heights Plaza	07/23/2019	25,800,000	08/30/2019	No	18,305,000	18,305,000	100	1.8%	70.9%	12,949,160	50.2%	3.56200	0.02224	3.53976
25	Both	Barclays	1	Southchase Village	09/01/2019	26,900,000	08/01/2019	No	16,515,000	16,515,000	72	1.6%	61.4%	16,515,000	61.4%	3.78000	0.01349	3.76651
26	Both	Barclays	1	Scottsdale Gateway II	10/01/2019	23,900,000	11/01/2019	No	16,500,000	16,500,000	153	1.6%	69.0%	14,375,993	60.2%	4.30000	0.05349	4.24651
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	09/27/2019	50,700,000	08/29/2019	No	14,300,000	14,300,000	207	1.4%	62.7%	14,300,000	62.7%	4.31600	0.01199	4.30401
27.01	Property	BSPRT	1	WAG - Knoxville, TN	09/27/2019	7,825,000	08/19/2019		2,354,104	2,354,104	207	0.2%	62.7%	2,354,104	62.7%	4.31600
27.02	Property	BSPRT	1	WAG - Cincinnati, OH	09/27/2019	5,600,000	08/13/2019		1,688,569	1,688,569	207	0.2%	62.7%	1,688,569	62.7%	4.31600
27.03	Property	BSPRT	1	WAG - Huntington, IN	09/27/2019	4,560,000	08/19/2019		1,418,758	1,418,758	207	0.1%	62.7%	1,418,758	62.7%	4.31600
27.04	Property	BSPRT	1	CVS - Dublin, OH	09/27/2019	3,910,000	04/17/2019		1,137,704	1,137,704	207	0.1%	62.7%	1,137,704	62.7%	4.31600
27.05	Property	BSPRT	1	CVS - Ashland, KY	09/27/2019	3,700,000	04/22/2019		1,076,997	1,076,997	207	0.1%	62.7%	1,076,997	62.7%	4.31600
27.06	Property	BSPRT	1	WAG - Akron, OH	09/27/2019	3,400,000	08/20/2019		1,025,283	1,025,283	207	0.1%	62.7%	1,025,283	62.7%	4.31600
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH	09/27/2019	2,950,000	04/17/2019		935,346	935,346	207	0.1%	62.7%	935,346	62.7%	4.31600
27.08	Property	BSPRT	1	CVS - Bristol, VA	09/27/2019	2,875,000	04/11/2019		881,384	881,384	207	0.1%	62.7%	881,384	62.7%	4.31600
27.09	Property	BSPRT	1	CVS - Bristol, TN	09/27/2019	2,950,000	04/11/2019		858,899	858,899	207	0.1%	62.7%	858,899	62.7%	4.31600
27.10	Property	BSPRT	1	CVS - Evans, GA	09/27/2019	2,900,000	04/17/2019		845,409	845,409	207	0.1%	62.7%	845,409	62.7%	4.31600
27.11	Property	BSPRT	1	WAG - Henderson, KY	09/27/2019	2,450,000	08/16/2019		739,733	739,733	207	0.1%	62.7%	739,733	62.7%	4.31600
27.12	Property	BSPRT	1	CVS - Summerfield, NC	09/27/2019	2,525,000	04/16/2019		735,236	735,236	207	0.1%	62.7%	735,236	62.7%	4.31600
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA	09/27/2019	2,000,000	04/18/2019		602,579	602,579	207	0.1%	62.7%	602,579	62.7%	4.31600
28	Both	Barclays	1	The Firebrand Hotel	09/07/2019	22,000,000	08/23/2019	No	14,000,000	14,000,000	162,791	1.4%	63.6%	11,081,213	50.4%	3.90000	0.01349	3.88651
29	Loan	BSPRT	2	Delaware Retail Portfolio	09/01/2019	20,000,000	Various	No	13,600,000	13,600,000	121	1.4%	68.0%	11,294,147	56.5%	4.06000	0.01349	4.04651
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	09/01/2019	10,400,000	08/22/2019		7,072,000	7,072,000	121	0.7%	68.0%	5,872,956	56.5%	4.06000
29.02	Property	BSPRT	1	Meadowood Shopping Center	09/01/2019	9,600,000	08/19/2019		6,528,000	6,528,000	121	0.7%	68.0%	5,421,191	56.5%	4.06000
30	Both	KeyBank	1	Providence Pavilion	09/04/2019	17,000,000	07/15/2019	No	12,500,000	12,500,000	131	1.2%	73.5%	10,818,326	63.6%	4.02000	0.02224	3.99776
31	Both	KeyBank	1	Extra Space - McLean	07/31/2019	25,575,000	08/26/2019	No	12,000,000	12,000,000	20,033	1.2%	46.9%	12,000,000	46.9%	3.10000	0.02224	3.07776
32	Both	Barclays	1	Residence Inn - Hoover, AL	07/31/2019	17,100,000	08/01/2019	No	11,900,000	11,865,799	100,558	1.2%	69.4%	9,391,544	54.9%	3.82000	0.01349	3.80651
33	Both	BSPRT	1	Aloft Dulles North	08/31/2019	20,000,000	08/20/2019	No	11,250,000	11,250,000	82,721	1.1%	56.3%	9,064,584	45.3%	4.40000	0.01349	4.38651
34	Both	RMF	1	Kohl’s Highland Heights	09/27/2019	16,250,000	07/18/2019	No	11,100,000	11,100,000	138	1.1%	68.3%	11,100,000	68.3%	4.90000	0.06224	4.83776
35	Both	KeyBank	1	Paradise Foothills Apartments	08/07/2019	21,000,000	08/19/2019	No	10,250,000	10,250,000	56,944	1.0%	48.8%	10,250,000	48.8%	3.25000	0.02224	3.22776
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	08/31/2019	15,600,000	08/09/2019	No	10,250,000	10,235,174	111,252	1.0%	65.6%	8,023,691	51.4%	3.60000	0.01349	3.58651
37	Both	BSPRT	1	Beau Terre Apartments	09/11/2019	13,500,000	08/23/2019	No	9,700,000	9,687,267	57,662	1.0%	71.8%	7,722,771	57.2%	4.06000	0.07224	3.98776
38	Both	Natixis	1	Westar Place	09/30/2019	12,600,000	08/20/2019	No	9,375,000	9,375,000	100	0.9%	74.4%	7,479,664	59.4%	4.12000	0.01349	4.10651
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	07/31/2019	13,000,000	07/10/2019	No	9,000,000	8,975,552	92,531	0.9%	69.0%	7,177,997	55.2%	4.11000	0.01349	4.09651
40	Both	Barclays	1	Hen House Marketplace	08/06/2019	10,900,000	08/13/2019	No	8,175,000	8,175,000	92	0.8%	75.0%	6,867,121	63.0%	3.90000	0.01349	3.88651
41	Both	Barclays	1	North Plains Self Storage	08/31/2019	24,190,000	09/05/2019	No	7,800,000	7,788,113	9,921	0.8%	32.2%	6,046,792	25.0%	3.34500	0.01349	3.33151
42	Both	Barclays	1	The Burgundy	09/19/2019	10,360,000	08/19/2019	No	7,631,000	7,631,000	68,748	0.8%	73.7%	6,555,433	63.3%	3.72000	0.06224	3.65776
43	Both	KeyBank	1	Dollar Self Storage - Chandler	08/08/2019	13,400,000	08/09/2019	No	7,250,000	7,238,963	10,054	0.7%	54.0%	5,621,500	42.0%	3.35000	0.02224	3.32776
44	Both	Barclays	1	Vineland Leased Fee	07/29/2019	18,960,000	08/01/2019	No	6,500,000	6,500,000	205	0.6%	34.3%	6,500,000	34.3%	3.47000	0.01349	3.45651
45	Both	RMF	1	Stor & Go Self Storage	08/19/2019	9,400,000	08/12/2019	No	6,400,000	6,400,000	11,594	0.6%	68.1%	5,581,449	59.4%	4.34000	0.01349	4.32651
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	07/31/2019	9,800,000	08/26/2019	No	6,300,000	6,300,000	86,301	0.6%	64.3%	5,047,803	51.5%	4.24000	0.01349	4.22651
47	Both	Barclays	1	Oak Brook Apartments	10/10/2019	8,450,000	09/12/2019	No	6,225,000	6,225,000	62,250	0.6%	73.7%	5,196,432	61.5%	3.68300	0.01349	3.66951
48	Both	SGFC	1	LA Fitness Spring	09/06/2019	9,900,000	09/05/2019	No	5,750,000	5,750,000	169	0.6%	58.1%	5,137,447	51.9%	4.37000	0.06349	4.30651
49	Loan	Natixis	4	Vanguard Portfolio	11/07/2018	189,200,000	09/12/2018	No	4,825,000	4,825,000	205	0.5%	61.8%	4,825,000	61.8%	4.86000	0.01074	4.84926
49.01	Property	Natixis	1	425 Old Morehall Road	11/07/2018	75,600,000	09/12/2018		1,927,960	1,927,960	205	0.2%	61.8%	1,927,960	61.8%	4.86000
49.02	Property	Natixis	1	1001 Cedar Hollow Road	11/07/2018	43,600,000	09/12/2018		1,111,892	1,111,892	205	0.1%	61.8%	1,111,892	61.8%	4.86000
49.03	Property	Natixis	1	50 Morehall Road	11/07/2018	35,000,000	09/12/2018		892,574	892,574	205	0.1%	61.8%	892,574	61.8%	4.86000
49.04	Property	Natixis	1	60 Morehall Road	11/07/2018	35,000,000	09/12/2018		892,574	892,574	205	0.1%	61.8%	892,574	61.8%	4.86000
50	Both	RMF	1	Xtra Room Self Storage	08/26/2019	6,410,000	08/28/2019	No	4,200,000	4,200,000	10,474	0.4%	65.5%	3,659,344	57.1%	4.30000	0.01349	4.28651
51	Both	RMF	1	Marval Plaza	08/27/2019	5,860,000	08/09/2019	No	3,750,000	3,750,000	238	0.4%	64.0%	3,263,522	55.7%	4.25000	0.01349	4.23651
52	Both	BSPRT	1	Brownsville Plaza	09/03/2019	3,600,000	07/22/2019	No	2,550,000	2,546,995	75	0.3%	70.7%	2,065,432	57.4%	4.55000	0.01349	4.53651
53	Both	KeyBank	1	Lake Bluff Village	07/01/2019	3,300,000	09/11/2019	No	2,386,000	2,386,000	23,860	0.2%	72.3%	2,018,353	61.2%	4.15000	0.02224	4.12776
54	Both	BSPRT	1	Sandstone Apartments	09/03/2019	3,170,000	05/22/2019	No	2,288,000	2,282,306	49,615	0.2%	72.0%	1,853,121	58.5%	4.55000	0.01349	4.53651
55	Both	KeyBank	1	Bayfield MHP	07/31/2019	3,174,000	08/12/2019	No	2,240,000	2,237,360	60,469	0.2%	70.5%	1,814,340	57.2%	4.55000	0.02224	4.52776

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Accrual Type	Monthly Debt Service Amount ($)(9)	Annual Debt Service Amount ($)	Note Date	First Payment Date	Partial IO Last IO Payment	Partial IO First P&I Payment	Original Term	Remaining Term	Original Amortization	Remaining Amortization	I/O Period	Seasoning	Amortization Type
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	Actual/360	203,538.19	2,442,458.28	09/12/2019	11/01/2019			120	119	0	0	120	1	Interest Only
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.								120	119	0	0	120	1
1.02	Property	KeyBank	1	Encompass Health Corporation								120	119	0	0	120	1
1.03	Property	KeyBank	1	AT&T Services, Inc.								120	119	0	0	120	1
1.04	Property	KeyBank	1	Up Central Leasing LLC								120	119	0	0	120	1
1.05	Property	KeyBank	1	ComDoc, Inc.								120	119	0	0	120	1
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.								120	119	0	0	120	1
1.07	Property	KeyBank	1	EQT Gathering, LLC								120	119	0	0	120	1
1.08	Property	KeyBank	1	Metal Technologies, Inc.								120	119	0	0	120	1
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC								120	119	0	0	120	1
1.10	Property	KeyBank	1	Hanes Companies, Inc.								120	119	0	0	120	1
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.								120	119	0	0	120	1
1.12	Property	KeyBank	1	Cummins, Inc.								120	119	0	0	120	1
2	Both	SGFC	1	Presidential City	Actual/360	133,003.03	1,596,036.36	09/06/2019	10/08/2019			120	118	0	0	120	2	Interest Only
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	Actual/360	106,990.63	1,283,887.56	10/04/2019	11/06/2019			120	119	0	0	120	1	Interest Only
4	Both	Natixis	1	NEMA San Francisco	Actual/360	149,919.88	1,799,038.56	02/08/2019	03/10/2019			120	111	0	0	120	9	Interest Only
5	Both	RMF	1	Equinix Data Center	Actual/360	111,527.78	1,338,333.36	09/20/2019	11/06/2019			120	119	0	0	120	1	Interest Only
6	Loan	KeyBank	32	Inland Life Storage Portfolio	Actual/360	172,593.83	2,071,125.96	07/02/2019	09/01/2019	08/01/2022	09/01/2022	120	117	360	360	36	3	IO-Balloon
6.01	Property	KeyBank	1	Life Storage - 586								120	117	360	360	36	3
6.02	Property	KeyBank	1	Life Storage - 145								120	117	360	360	36	3
6.03	Property	KeyBank	1	Life Storage - 364								120	117	360	360	36	3
6.04	Property	KeyBank	1	Life Storage - 365								120	117	360	360	36	3
6.05	Property	KeyBank	1	Life Storage - 212								120	117	360	360	36	3
6.06	Property	KeyBank	1	Life Storage - 386								120	117	360	360	36	3
6.07	Property	KeyBank	1	Life Storage - 256								120	117	360	360	36	3
6.08	Property	KeyBank	1	Life Storage - 206								120	117	360	360	36	3
6.09	Property	KeyBank	1	Life Storage - 324								120	117	360	360	36	3
6.10	Property	KeyBank	1	Life Storage - 236								120	117	360	360	36	3
6.11	Property	KeyBank	1	Life Storage - 184								120	117	360	360	36	3
6.12	Property	KeyBank	1	Life Storage - 500								120	117	360	360	36	3
6.13	Property	KeyBank	1	Life Storage - 288								120	117	360	360	36	3
6.14	Property	KeyBank	1	Life Storage - 299								120	117	360	360	36	3
6.15	Property	KeyBank	1	Life Storage - 209								120	117	360	360	36	3
6.16	Property	KeyBank	1	Life Storage - 035								120	117	360	360	36	3
6.17	Property	KeyBank	1	Life Storage - 074								120	117	360	360	36	3
6.18	Property	KeyBank	1	Life Storage - 252								120	117	360	360	36	3
6.19	Property	KeyBank	1	Life Storage - 033								120	117	360	360	36	3
6.20	Property	KeyBank	1	Life Storage - 205								120	117	360	360	36	3
6.21	Property	KeyBank	1	Life Storage - 300								120	117	360	360	36	3
6.22	Property	KeyBank	1	Life Storage - 026								120	117	360	360	36	3
6.23	Property	KeyBank	1	Life Storage - 361								120	117	360	360	36	3
6.24	Property	KeyBank	1	Life Storage - 165								120	117	360	360	36	3
6.25	Property	KeyBank	1	Life Storage - 208								120	117	360	360	36	3
6.26	Property	KeyBank	1	Life Storage - 211								120	117	360	360	36	3
6.27	Property	KeyBank	1	Life Storage - 021								120	117	360	360	36	3
6.28	Property	KeyBank	1	Life Storage - 298								120	117	360	360	36	3
6.29	Property	KeyBank	1	Life Storage - 297								120	117	360	360	36	3
6.30	Property	KeyBank	1	Life Storage - 153								120	117	360	360	36	3
6.31	Property	KeyBank	1	Life Storage - 075								120	117	360	360	36	3
6.32	Property	KeyBank	1	Life Storage - 152								120	117	360	360	36	3
7	Both	Natixis	1	Uline Arena	Actual/360	122,883.33	1,474,599.96	07/29/2019	09/06/2019			120	117	0	0	120	3	Interest Only
8	Both	Natixis	1	10000 Santa Monica Boulevard	Actual/360	122,722.80	1,472,673.60	04/12/2019	06/06/2019			120	114	0	0	120	6	Interest Only
9	Both	Natixis	1	765 Broad Street	Actual/360	134,992.55	1,619,910.60	05/14/2019	07/05/2019			60	55	0	0	60	5	Interest Only
10	Both	KeyBank	1	Rivertop Apartments	Actual/360	87,577.19	1,050,926.28	10/04/2019	12/01/2019			120	120	0	0	120	0	Interest Only
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	Actual/360	138,934.68	1,667,216.16	09/06/2019	11/01/2019			120	119	360	359	0	1	Balloon
12	Both	KeyBank	1	Loudoun Gateway II and III	Actual/360	91,940.29	1,103,283.48	10/03/2019	12/01/2019			120	120	0	0	120	0	Interest Only
13	Both	KeyBank	1	Village at Knapp’s Crossing	Actual/360	130,375.97	1,564,511.64	10/10/2019	12/01/2019	11/01/2020	12/01/2020	120	120	360	360	12	0	IO-Balloon
14	Both	Barclays	1	200 North Warner Road	Actual/360	130,147.72	1,561,772.64	10/15/2019	12/06/2019	11/06/2024	12/06/2024	120	120	360	360	60	0	IO-Balloon
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	Actual/360	79,502.83	954,033.96	06/19/2019	08/06/2019			120	116	0	0	120	4	ARD-Interest Only
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	Actual/360	95,913.89	1,150,966.68	09/30/2019	11/06/2019			60	59	0	0	60	1	Interest Only
16.01	Property	RMF	1	Bohemia Self Storage								60	59	0	0	60	1
16.02	Property	RMF	1	Bay Shore Self Storage								60	59	0	0	60	1
17	Both	Barclays	1	One Main Plaza	Actual/360	75,847.34	910,168.08	08/08/2019	09/06/2019			120	117	0	0	120	3	Interest Only
18	Both	SGFC	1	Crocs Distribution Center	Actual/360	110,336.57	1,324,038.84	09/16/2019	11/01/2019	10/01/2024	11/01/2024	120	119	360	360	60	1	ARD-IO-Balloon
19	Both	Natixis	1	Walgreens South Beach	Actual/360	76,658.45	919,901.40	08/29/2019	10/05/2019			120	118	0	0	120	2	Interest Only
20	Both	Natixis	1	SpringHill Suites Newark	Actual/360	100,248.52	1,202,982.24	08/27/2019	10/05/2019	09/05/2020	10/05/2020	120	118	360	360	12	2	IO-Balloon
21	Both	Barclays	1	Storage Etc. - Los Feliz	Actual/360	47,179.63	566,155.56	10/02/2019	11/06/2019			120	119	0	0	120	1	Interest Only

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Accrual Type	Monthly Debt Service Amount ($)(9)	Annual Debt Service Amount ($)	Note Date	First Payment Date	Partial IO Last IO Payment	Partial IO First P&I Payment	Original Term	Remaining Term	Original Amortization	Remaining Amortization	I/O Period	Seasoning	Amortization Type
22	Loan	SGFC	2	Bison Portfolio	Actual/360	96,994.80	1,163,937.60	08/14/2019	10/01/2019			60	58	360	358	0	2	Balloon
22.01	Property	SGFC	1	Spring Creek								60	58	360	358	0	2
22.02	Property	SGFC	1	Steele Crossing								60	58	360	358	0	2
23	Both	SGFC	1	145 Spring Street	Actual/360	64,711.46	776,537.52	09/18/2019	11/01/2019			120	119	0	0	120	1	Interest Only
24	Both	KeyBank	1	North Heights Plaza	Actual/360	92,248.94	1,106,987.28	10/09/2019	12/01/2019			120	120	300	300	0	0	Balloon
25	Both	Barclays	1	Southchase Village	Actual/360	52,744.78	632,937.36	09/05/2019	10/06/2019			120	118	0	0	120	2	Interest Only
26	Both	Barclays	1	Scottsdale Gateway II	Actual/360	81,653.79	979,845.48	10/17/2019	12/06/2019	11/06/2022	12/06/2022	120	120	360	360	36	0	IO-Balloon
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	Actual/360	52,146.67	625,760.04	09/27/2019	11/06/2019			120	119	0	0	120	1	Interest Only
27.01	Property	BSPRT	1	WAG - Knoxville, TN								120	119	0	0	120	1
27.02	Property	BSPRT	1	WAG - Cincinnati, OH								120	119	0	0	120	1
27.03	Property	BSPRT	1	WAG - Huntington, IN								120	119	0	0	120	1
27.04	Property	BSPRT	1	CVS - Dublin, OH								120	119	0	0	120	1
27.05	Property	BSPRT	1	CVS - Ashland, KY								120	119	0	0	120	1
27.06	Property	BSPRT	1	WAG - Akron, OH								120	119	0	0	120	1
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH								120	119	0	0	120	1
27.08	Property	BSPRT	1	CVS - Bristol, VA								120	119	0	0	120	1
27.09	Property	BSPRT	1	CVS - Bristol, TN								120	119	0	0	120	1
27.10	Property	BSPRT	1	CVS - Evans, GA								120	119	0	0	120	1
27.11	Property	BSPRT	1	WAG - Henderson, KY								120	119	0	0	120	1
27.12	Property	BSPRT	1	CVS - Summerfield, NC								120	119	0	0	120	1
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA								120	119	0	0	120	1
28	Both	Barclays	1	The Firebrand Hotel	Actual/360	66,033.55	792,402.60	10/18/2019	12/06/2019			120	120	360	360	0	0	Balloon
29	Loan	BSPRT	2	Delaware Retail Portfolio	Actual/360	65,399.79	784,797.48	09/18/2019	11/06/2019	03/06/2021	04/06/2021	120	119	360	360	17	1	IO-Balloon
29.01	Property	BSPRT	1	Cypress Hall Shopping Center								120	119	360	360	17	1
29.02	Property	BSPRT	1	Meadowood Shopping Center								120	119	360	360	17	1
30	Both	KeyBank	1	Providence Pavilion	Actual/360	59,821.13	717,853.56	09/11/2019	11/01/2019	10/01/2022	11/01/2022	120	119	360	360	36	1	IO-Balloon
31	Both	KeyBank	1	Extra Space - McLean	Actual/360	31,430.56	377,166.72	10/09/2019	12/01/2019			120	120	0	0	120	0	Interest Only
32	Both	Barclays	1	Residence Inn - Hoover, AL	Actual/360	55,584.50	667,014.00	09/06/2019	10/06/2019			120	118	360	358	0	2	Balloon
33	Both	BSPRT	1	Aloft Dulles North	Actual/360	56,335.60	676,027.20	10/18/2019	12/06/2019			120	120	360	360	0	0	Balloon
34	Both	RMF	1	Kohl’s Highland Heights	Actual/360	45,954.51	551,454.12	09/27/2019	11/06/2019			60	59	0	0	60	1	Interest Only
35	Both	KeyBank	1	Paradise Foothills Apartments	Actual/360	28,145.98	337,751.76	09/17/2019	11/01/2019			120	119	0	0	120	1	Interest Only
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	Actual/360	46,601.15	559,213.80	10/10/2019	11/06/2019			120	119	360	359	0	1	Balloon
37	Both	BSPRT	1	Beau Terre Apartments	Actual/360	46,645.44	559,745.28	09/26/2019	11/06/2019			120	119	360	359	0	1	Balloon
38	Both	Natixis	1	Westar Place	Actual/360	45,408.68	544,904.16	10/08/2019	12/05/2019			120	120	360	360	0	0	Balloon
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	Actual/360	43,540.08	522,480.96	08/30/2019	10/06/2019			120	118	360	358	0	2	Balloon
40	Both	Barclays	1	Hen House Marketplace	Actual/360	38,558.88	462,706.56	09/19/2019	11/06/2019	10/06/2021	11/06/2021	120	119	360	360	24	1	IO-Balloon
41	Both	Barclays	1	North Plains Self Storage	Actual/360	34,354.11	412,249.32	10/10/2019	11/06/2019			120	119	360	359	0	1	Balloon
42	Both	Barclays	1	The Burgundy	Actual/360	35,210.57	422,526.84	09/26/2019	11/06/2019	10/06/2022	11/06/2022	120	119	360	360	36	1	IO-Balloon
43	Both	KeyBank	1	Dollar Self Storage - Chandler	Actual/360	31,951.73	383,420.76	09/05/2019	11/01/2019			120	119	360	359	0	1	Balloon
44	Both	Barclays	1	Vineland Leased Fee	Actual/360	19,056.89	228,682.68	09/18/2019	11/06/2019			120	119	0	0	120	1	Interest Only
45	Both	RMF	1	Stor & Go Self Storage	Actual/360	31,822.27	381,867.24	08/29/2019	10/06/2019	09/06/2022	10/06/2022	120	118	360	360	36	2	IO-Balloon
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	Actual/360	30,955.34	371,464.08	10/17/2019	12/06/2019			120	120	360	360	0	0	Balloon
47	Both	Barclays	1	Oak Brook Apartments	Actual/360	28,592.79	343,113.48	10/10/2019	11/06/2019	10/06/2021	11/06/2021	120	119	360	360	24	1	IO-Balloon
48	Both	SGFC	1	LA Fitness Spring	Actual/360	28,691.95	344,303.40	09/06/2019	11/01/2019	10/01/2023	11/01/2023	120	119	360	360	48	1	ARD-IO-Balloon
49	Loan	Natixis	4	Vanguard Portfolio	Actual/360	19,812.66	237,751.92	11/07/2018	12/07/2018			120	108	0	0	120	12	Interest Only
49.01	Property	Natixis	1	425 Old Morehall Road								120	108	0	0	120	12
49.02	Property	Natixis	1	1001 Cedar Hollow Road								120	108	0	0	120	12
49.03	Property	Natixis	1	50 Morehall Road								120	108	0	0	120	12
49.04	Property	Natixis	1	60 Morehall Road								120	108	0	0	120	12
50	Both	RMF	1	Xtra Room Self Storage	Actual/360	20,784.60	249,415.20	10/15/2019	12/06/2019	11/06/2022	12/06/2022	120	120	360	360	36	0	IO-Balloon
51	Both	RMF	1	Marval Plaza	Actual/360	18,447.75	221,373.00	09/17/2019	11/06/2019	10/06/2022	11/06/2022	120	119	360	360	36	1	IO-Balloon
52	Both	BSPRT	1	Brownsville Plaza	Actual/360	12,996.34	155,956.08	09/20/2019	11/06/2019			120	119	360	359	0	1	Balloon
53	Both	KeyBank	1	Lake Bluff Village	Actual/360	11,598.43	139,181.16	10/07/2019	12/01/2019	11/01/2021	12/01/2021	120	120	360	360	24	0	IO-Balloon
54	Both	BSPRT	1	Sandstone Apartments	Actual/360	11,661.03	139,932.36	09/06/2019	10/06/2019			120	118	360	358	0	2	Balloon
55	Both	KeyBank	1	Bayfield MHP	Actual/360	11,416.40	136,996.80	09/25/2019	11/01/2019			120	119	360	359	0	1	Balloon

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Payment Date	Grace Period (Late Payment)	Grace Period (Default) (10)	Maturity/ARD Date	ARD Loan(11)	Final Maturity Date	Prepayment Provisions(12)	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)	Original Balance Piece In Trust ($)	Original Balance Piece Non-Trust ($)	Total Original Balance Pari Passu Debt ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	1	0	5	10/01/2029	No	10/01/2029	L(25),Grtr1%orYM(91),O(4)	Yes	No	66,000,000	138,000,000	204,000,000
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	8	0	0	09/08/2029	No	09/08/2029	L(26),Def(90),O(4)	Yes	No	45,000,000	72,000,000	117,000,000
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(88),O(7)	Yes	No	42,000,000	45,500,000	87,500,000
4	Both	Natixis	1	NEMA San Francisco	10	0	0	02/10/2029	No	02/10/2029	L(33),Def(83),O(4)	Yes	No	40,000,000	165,000,000	205,000,000
5	Both	RMF	1	Equinix Data Center	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	Yes	No	40,000,000	60,000,000	100,000,000
6	Loan	KeyBank	32	Inland Life Storage Portfolio	1	0	0	08/01/2029	No	08/01/2029	L(25),Grtr1%orYM(92),O(3)	Yes	No	37,000,000	102,100,000	139,100,000
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	6	0	0	08/06/2029	No	08/06/2029	Grtr1%orYM(27),DeforGrtr1%orYM(87),O(6)	Yes	No	36,000,000	84,000,000	120,000,000
8	Both	Natixis	1	10000 Santa Monica Boulevard	6	0	0	05/06/2029	No	05/06/2029	L(30),Def(86),O(4)	Yes	No	35,000,000	185,000,000	220,000,000
9	Both	Natixis	1	765 Broad Street	5	0	0	06/05/2024	No	06/05/2024	L(29),Def(26),O(5)	No	NAP
10	Both	KeyBank	1	Rivertop Apartments	1	0	0	11/01/2029	No	11/01/2029	L(24),Def(92),O(4)	No	NAP
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	1	0	5	10/01/2029	No	10/01/2029	L(25),Def(92),O(3)	Yes	No	30,000,000	40,000,000	70,000,000
12	Both	KeyBank	1	Loudoun Gateway II and III	1	0	0	11/01/2029	No	11/01/2029	L(24),Def(93),O(3)	No	NAP
13	Both	KeyBank	1	Village at Knapp’s Crossing	1	0	5	11/01/2029	No	11/01/2029	L(24),Def(90),O(6)	No	NAP
14	Both	Barclays	1	200 North Warner Road	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(91),O(5)	No	NAP
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	6	0	0	07/06/2029	Yes	06/06/2034	L(24),Grtr1%orYM(4),DeforGrtr1%orYM(85),O(7)	Yes	No	25,000,000	325,000,000	350,000,000
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	6	0	0	10/06/2024	No	10/06/2024	L(25),Def(31),O(4)	No	NAP
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza	6	0	0	08/06/2029	No	08/06/2029	L(27),Def(89),O(4)	No	NAP
18	Both	SGFC	1	Crocs Distribution Center	1	5	0	10/01/2029	Yes	09/01/2030	L(60),Grtr1%orYM(57),O(3)	No	NAP
19	Both	Natixis	1	Walgreens South Beach	5	0	0	09/05/2029	No	09/05/2029	L(26),Def(91),O(3)	No	NAP
20	Both	Natixis	1	SpringHill Suites Newark	5	0	0	09/05/2029	No	09/05/2029	L(26),Def(91),O(3)	No	NAP
21	Both	Barclays	1	Storage Etc. - Los Feliz	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Payment Date	Grace Period (Late Payment)	Grace Period (Default) (10)	Maturity/ARD Date	ARD Loan(11)	Final Maturity Date	Prepayment Provisions(12)	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)	Original Balance Piece In Trust ($)	Original Balance Piece Non-Trust ($)	Total Original Balance Pari Passu Debt ($)
22	Loan	SGFC	2	Bison Portfolio	1	0	0	09/01/2024	No	09/01/2024	L(26),Def(29),O(5)	Yes	No	19,600,000	20,400,000	40,000,000
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street	1	5	5	10/01/2029	No	10/01/2029	L(25),Def(90),O(5)	No	NAP
24	Both	KeyBank	1	North Heights Plaza	1	0	5	11/01/2029	No	11/01/2029	L(24),Def(90),O(6)	No	NAP
25	Both	Barclays	1	Southchase Village	6	0	0	09/06/2029	No	09/06/2029	L(26),Def(87),O(7)	No	NAP
26	Both	Barclays	1	Scottsdale Gateway II	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(92),O(4)	No	NAP
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	Yes	No	14,300,000	17,500,000	31,800,000
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(92),O(4)	No	NAP
29	Loan	BSPRT	2	Delaware Retail Portfolio	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion	1	0	0	10/01/2029	No	10/01/2029	L(25),Def(91),O(4)	No	NAP
31	Both	KeyBank	1	Extra Space - McLean	1	3	3	11/01/2029	No	11/01/2029	L(24),Def(93),O(3)	No	NAP
32	Both	Barclays	1	Residence Inn - Hoover, AL	6	0	0	09/06/2029	No	09/06/2029	L(26),Def(90),O(4)	No	NAP
33	Both	BSPRT	1	Aloft Dulles North	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(92),O(4)	No	NAP
34	Both	RMF	1	Kohl’s Highland Heights	6	0	0	10/06/2024	No	10/06/2024	L(25),Def(31),O(4)	No	NAP
35	Both	KeyBank	1	Paradise Foothills Apartments	1	5	5	10/01/2029	No	10/01/2029	L(25),Grtr1%orYM(92),O(3)	No	NAP
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(90),O(5)	No	NAP
37	Both	BSPRT	1	Beau Terre Apartments	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
38	Both	Natixis	1	Westar Place	5	0	0	11/05/2029	No	11/05/2029	L(24),Def(93),O(3)	No	NAP
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	6	0	0	09/06/2029	No	09/06/2029	L(24),Grtr1%orYM(92),O(4)	No	NAP
40	Both	Barclays	1	Hen House Marketplace	6	5 (Once per trailing 12-month period)	0	10/06/2029	No	10/06/2029	L(23),Grtr1%orYM(93),O(4)	No	NAP
41	Both	Barclays	1	North Plains Self Storage	6	0	0	10/06/2029	No	10/06/2029	L(24),Grtr1%orYM(92),O(4)	No	NAP
42	Both	Barclays	1	The Burgundy	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
43	Both	KeyBank	1	Dollar Self Storage - Chandler	1	5	5	10/01/2029	No	10/01/2029	L(25),Def(92),O(3)	No	NAP
44	Both	Barclays	1	Vineland Leased Fee	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
45	Both	RMF	1	Stor & Go Self Storage	6	0	0	09/06/2029	No	09/06/2029	L(26),Def(90),O(4)	No	NAP
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(92),O(4)	No	NAP
47	Both	Barclays	1	Oak Brook Apartments	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
48	Both	SGFC	1	LA Fitness Spring	1	0	0	10/01/2029	Yes	09/01/2034	L(60),Grtr1%orYM(56),O(4)	No	NAP
49	Loan	Natixis	4	Vanguard Portfolio	7	0	0	11/07/2028	No	11/07/2028	L(36),Def(81),O(3)	Yes	No	4,825,000	112,017,500	116,842,500
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage	6	0	0	11/06/2029	No	11/06/2029	L(24),Def(92),O(4)	No	NAP
51	Both	RMF	1	Marval Plaza	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
52	Both	BSPRT	1	Brownsville Plaza	6	0	0	10/06/2029	No	10/06/2029	L(25),Def(91),O(4)	No	NAP
53	Both	KeyBank	1	Lake Bluff Village	1	0	0	11/01/2029	No	11/01/2029	L(24),Def(93),O(3)	No	NAP
54	Both	BSPRT	1	Sandstone Apartments	6	0	0	09/06/2029	No	09/06/2029	L(26),Def(90),O(4)	No	NAP
55	Both	KeyBank	1	Bayfield MHP	1	0	0	10/01/2029	No	10/01/2029	L(25),Grtr1%orYM(92),O(3)	No	NAP

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Current Balance Pari Passu Debt ($)	Additional Debt Permitted (Y/N)(13)	Additional Debt Exist (Y/N)(13)	Additional Debt Type(s)(13)	Additional Debt Current Balance ($)	Additional Debt Interest Rate %	Total Debt Current Balance ($)	Total Debt UW NCF DSCR (x)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	204,000,000	No	No	NAP	NAP	NAP	204,000,000	2.60
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	117,000,000	No	Yes	B-Note ($100,600,000)/Senior Mezzanine Loan ($52,400,000)/Junior Mezzanine Loan ($20,000,000)	173,000,000	4.85904666780007	290,000,000	1.41
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	87,500,000	Yes	No	NAP	NAP	NAP	87,500,000	3.61
4	Both	Natixis	1	NEMA San Francisco	205,000,000	No	Yes	A-B Note ($69,000,000)/B-1 Note ($60,000,000)/B-2 Note ($50,000,000)	179,000,000	4.98091057430983	384,000,000	1.15
5	Both	RMF	1	Equinix Data Center	100,000,000	No	No	NAP	NAP	NAP	100,000,000	2.44
6	Loan	KeyBank	32	Inland Life Storage Portfolio	139,100,000	Yes	No	NAP	NAP	NAP	139,100,000	1.68
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	120,000,000	Yes	No	NAP	NAP	NAP	120,000,000	1.75
8	Both	Natixis	1	10000 Santa Monica Boulevard	220,000,000	No	Yes	A-B Note	130,000,000	4.15000	350,000,000	1.47
9	Both	Natixis	1	765 Broad Street		No	No	NAP	NAP	NAP	NAP	NAP
10	Both	KeyBank	1	Rivertop Apartments		No	No	NAP	NAP	NAP	NAP	NAP
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	69,901,861	No	No	NAP	NAP	NAP	69,901,861	2.15
12	Both	KeyBank	1	Loudoun Gateway II and III		No	No	NAP	NAP	NAP	NAP	NAP
13	Both	KeyBank	1	Village at Knapp’s Crossing		No	No	NAP	NAP	NAP	NAP	NAP
14	Both	Barclays	1	200 North Warner Road		No	No	NAP	NAP	NAP	NAP	NAP
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	350,000,000	No	Yes	B-Notes ($155,000,000)/Mezzanine Loan ($85,000,000)	240,000,000	4.46728458333333	590,000,000	1.91
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio		Yes	No	NAP	NAP	NAP	NAP	NAP
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza		No	No	NAP	NAP	NAP	NAP	NAP
18	Both	SGFC	1	Crocs Distribution Center		No	No	NAP	NAP	NAP	NAP	NAP
19	Both	Natixis	1	Walgreens South Beach		Yes	No	NAP	NAP	NAP	NAP	NAP
20	Both	Natixis	1	SpringHill Suites Newark		No	No	NAP	NAP	NAP	NAP	NAP
21	Both	Barclays	1	Storage Etc. - Los Feliz		Yes	No	NAP	NAP	NAP	NAP	NAP

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Current Balance Pari Passu Debt ($)	Additional Debt Permitted (Y/N)(13)	Additional Debt Exist (Y/N)(13)	Additional Debt Type(s)(13)	Additional Debt Current Balance ($)	Additional Debt Interest Rate %	Total Debt Current Balance ($)	Total Debt UW NCF DSCR (x)
22	Loan	SGFC	2	Bison Portfolio	39,895,345	No	No	NAP	NAP	NAP	39,895,345	1.82
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street		No	Yes	Mezzanine	2,500,000	10.25000	21,000,000	1.15
24	Both	KeyBank	1	North Heights Plaza		Yes	No	NAP	NAP	NAP	NAP	NAP
25	Both	Barclays	1	Southchase Village		No	No	NAP	NAP	NAP	NAP	NAP
26	Both	Barclays	1	Scottsdale Gateway II		No	No	NAP	NAP	NAP	NAP	NAP
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	31,800,000	No	Yes	Mezzanine	8,500,000	11.00000	40,300,000	1.17
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel		No	No	NAP	NAP	NAP	NAP	NAP
29	Loan	BSPRT	2	Delaware Retail Portfolio		No	No	NAP	NAP	NAP	NAP	NAP
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion		No	No	NAP	NAP	NAP	NAP	NAP
31	Both	KeyBank	1	Extra Space - McLean		No	No	NAP	NAP	NAP	NAP	NAP
32	Both	Barclays	1	Residence Inn - Hoover, AL		No	No	NAP	NAP	NAP	NAP	NAP
33	Both	BSPRT	1	Aloft Dulles North		No	No	NAP	NAP	NAP	NAP	NAP
34	Both	RMF	1	Kohl’s Highland Heights		No	No	NAP	NAP	NAP	NAP	NAP
35	Both	KeyBank	1	Paradise Foothills Apartments		Yes	No	NAP	NAP	NAP	NAP	NAP
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA		Yes	No	NAP	NAP	NAP	NAP	NAP
37	Both	BSPRT	1	Beau Terre Apartments		No	No	NAP	NAP	NAP	NAP	NAP
38	Both	Natixis	1	Westar Place		No	No	NAP	NAP	NAP	NAP	NAP
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN		No	No	NAP	NAP	NAP	NAP	NAP
40	Both	Barclays	1	Hen House Marketplace		No	No	NAP	NAP	NAP	NAP	NAP
41	Both	Barclays	1	North Plains Self Storage		No	No	NAP	NAP	NAP	NAP	NAP
42	Both	Barclays	1	The Burgundy		No	No	NAP	NAP	NAP	NAP	NAP
43	Both	KeyBank	1	Dollar Self Storage - Chandler		No	No	NAP	NAP	NAP	NAP	NAP
44	Both	Barclays	1	Vineland Leased Fee		No	No	NAP	NAP	NAP	NAP	NAP
45	Both	RMF	1	Stor & Go Self Storage		Yes	No	NAP	NAP	NAP	NAP	NAP
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA		No	No	NAP	NAP	NAP	NAP	NAP
47	Both	Barclays	1	Oak Brook Apartments		No	No	NAP	NAP	NAP	NAP	NAP
48	Both	SGFC	1	LA Fitness Spring		No	No	NAP	NAP	NAP	NAP	NAP
49	Loan	Natixis	4	Vanguard Portfolio	116,842,500	No	Yes	B-Note	12,982,500	9.05000	129,825,000	1.68
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage		Yes	No	NAP	NAP	NAP	NAP	NAP
51	Both	RMF	1	Marval Plaza		No	No	NAP	NAP	NAP	NAP	NAP
52	Both	BSPRT	1	Brownsville Plaza		No	No	NAP	NAP	NAP	NAP	NAP
53	Both	KeyBank	1	Lake Bluff Village		No	No	NAP	NAP	NAP	NAP	NAP
54	Both	BSPRT	1	Sandstone Apartments		No	No	NAP	NAP	NAP	NAP	NAP
55	Both	KeyBank	1	Bayfield MHP		No	No	NAP	NAP	NAP	NAP	NAP

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Debt Current LTV (%)	Total Debt UW NOI Debt Yield (%)	Current U/W NOI Debt Yield (%)	Current U/W NCF Debt Yield (%)	U/W NOI DSCR (x)(14)	U/W NCF DSCR (x)(14)	U/W Economic Occupancy (%)	U/W Revenues ($)(15)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Capital Items ($)(16)	U/W Net Cash Flow ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	55.1%	10.6%	10.6%	9.6%	2.86	2.60	93.1%	30,087,669	8,504,333	21,583,336	1,946,828	19,636,508
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.							92.2%	8,175,080	2,512,682	5,662,397	429,626	5,232,771
1.02	Property	KeyBank	1	Encompass Health Corporation							95.0%	6,543,704	2,370,142	4,173,562	278,538	3,895,024
1.03	Property	KeyBank	1	AT&T Services, Inc.							91.3%	5,280,885	1,031,176	4,249,709	389,181	3,860,528
1.04	Property	KeyBank	1	Up Central Leasing LLC							92.5%	1,471,241	340,243	1,130,998	109,923	1,021,075
1.05	Property	KeyBank	1	ComDoc, Inc.							95.0%	1,701,664	586,675	1,114,989	86,016	1,028,973
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.							93.8%	1,583,858	469,084	1,114,774	85,448	1,029,326
1.07	Property	KeyBank	1	EQT Gathering, LLC							93.0%	1,269,968	341,567	928,401	65,986	862,415
1.08	Property	KeyBank	1	Metal Technologies, Inc.							92.5%	874,187	129,351	744,837	82,384	662,452
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC							92.0%	935,275	177,122	758,153	104,812	653,341
1.10	Property	KeyBank	1	Hanes Companies, Inc.							95.0%	872,060	215,774	656,286	226,318	429,968
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.							95.9%	783,125	164,948	618,177	52,480	565,697
1.12	Property	KeyBank	1	Cummins, Inc.							92.5%	596,622	165,570	431,053	36,115	394,938
2	Both	SGFC	1	Presidential City	76.3%	6.3%	15.5%	15.3%	4.38	4.30	94.0%	24,916,379	6,760,701	18,155,679	303,813	17,851,866
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	51.5%	11.6%	11.6%	11.0%	3.81	3.61	95.0%	15,626,531	5,441,084	10,185,447	540,181	9,645,265
4	Both	Natixis	1	NEMA San Francisco	70.6%	5.5%	10.3%	10.2%	2.29	2.27	94.0%	35,118,992	13,967,383	21,151,609	178,684	20,972,925
5	Both	RMF	1	Equinix Data Center	49.8%	8.2%	8.2%	8.2%	2.44	2.44	100.0%	8,170,147	0	8,170,147	0	8,170,147
6	Loan	KeyBank	32	Inland Life Storage Portfolio	61.8%	9.5%	9.5%	9.4%	1.70	1.68	84.1%	21,860,451	8,604,656	13,255,794	210,853	13,044,942
6.01	Property	KeyBank	1	Life Storage - 586							86.6%	1,371,838	352,371	1,019,467	14,508	1,004,959
6.02	Property	KeyBank	1	Life Storage - 145							89.4%	1,206,363	475,170	731,194	10,133	721,061
6.03	Property	KeyBank	1	Life Storage - 364							87.9%	1,132,189	307,323	824,866	10,472	814,394
6.04	Property	KeyBank	1	Life Storage - 365							87.2%	1,056,886	269,654	787,232	7,578	779,654
6.05	Property	KeyBank	1	Life Storage - 212							81.1%	973,042	298,483	674,559	7,328	667,231
6.06	Property	KeyBank	1	Life Storage - 386							89.4%	1,056,555	458,166	598,388	9,997	588,391
6.07	Property	KeyBank	1	Life Storage - 256							90.3%	896,476	343,580	552,896	7,167	545,729
6.08	Property	KeyBank	1	Life Storage - 206							87.4%	902,153	379,768	522,385	8,725	513,660
6.09	Property	KeyBank	1	Life Storage - 324							81.0%	885,487	300,853	584,634	11,033	573,602
6.10	Property	KeyBank	1	Life Storage - 236							77.8%	866,329	330,016	536,313	8,931	527,382
6.11	Property	KeyBank	1	Life Storage - 184							89.6%	759,633	262,293	497,340	6,037	491,303
6.12	Property	KeyBank	1	Life Storage - 500							86.5%	787,337	369,632	417,705	4,858	412,847
6.13	Property	KeyBank	1	Life Storage - 288							87.2%	722,836	285,912	436,924	7,595	429,329
6.14	Property	KeyBank	1	Life Storage - 299							78.6%	693,963	292,625	401,338	6,758	394,580
6.15	Property	KeyBank	1	Life Storage - 209							83.9%	684,576	242,116	442,461	5,348	437,113
6.16	Property	KeyBank	1	Life Storage - 035							80.9%	685,459	299,282	386,177	6,720	379,457
6.17	Property	KeyBank	1	Life Storage - 074							83.3%	646,409	246,760	399,649	6,523	393,126
6.18	Property	KeyBank	1	Life Storage - 252							88.0%	614,654	265,261	349,393	6,147	343,246
6.19	Property	KeyBank	1	Life Storage - 033							84.8%	593,198	263,866	329,332	5,675	323,657
6.20	Property	KeyBank	1	Life Storage - 205							78.1%	520,767	202,127	318,640	5,750	312,890
6.21	Property	KeyBank	1	Life Storage - 300							77.8%	568,362	263,257	305,105	5,429	299,676
6.22	Property	KeyBank	1	Life Storage - 026							87.1%	539,582	258,616	280,965	6,080	274,886
6.23	Property	KeyBank	1	Life Storage - 361							88.9%	506,435	220,828	285,607	4,415	281,192
6.24	Property	KeyBank	1	Life Storage - 165							90.1%	441,216	191,693	249,523	5,639	243,884
6.25	Property	KeyBank	1	Life Storage - 208							77.5%	391,623	162,060	229,563	5,662	223,901
6.26	Property	KeyBank	1	Life Storage - 211							79.1%	441,950	259,156	182,795	4,520	178,275
6.27	Property	KeyBank	1	Life Storage - 021							60.7%	441,743	217,467	224,276	4,667	219,609
6.28	Property	KeyBank	1	Life Storage - 298							84.6%	355,058	160,484	194,575	3,703	190,872
6.29	Property	KeyBank	1	Life Storage - 297							79.9%	294,168	148,767	145,401	3,160	142,241
6.30	Property	KeyBank	1	Life Storage - 153							84.4%	282,401	160,402	121,998	3,288	118,711
6.31	Property	KeyBank	1	Life Storage - 075							76.1%	292,944	170,352	122,592	3,836	118,756
6.32	Property	KeyBank	1	Life Storage - 152							85.4%	248,817	146,316	102,502	3,175	99,327
7	Both	Natixis	1	Uline Arena	56.6%	7.4%	7.4%	7.2%	1.81	1.75	91.9%	13,322,582	4,431,507	8,891,075	273,219	8,617,856
8	Both	Natixis	1	10000 Santa Monica Boulevard	63.3%	6.2%	9.9%	9.8%	2.35	2.34	86.9%	41,869,092	20,152,705	21,716,388	56,200	21,660,188
9	Both	Natixis	1	765 Broad Street	NAP	NAP	9.1%	9.0%	1.91	1.88	95.0%	4,471,039	1,380,565	3,090,474	48,996	3,041,478
10	Both	KeyBank	1	Rivertop Apartments	NAP	NAP	8.6%	8.4%	2.56	2.52	89.5%	4,162,557	1,471,622	2,690,935	44,800	2,646,135
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	51.6%	14.0%	14.0%	11.9%	2.52	2.15	41.5%	34,716,217	24,920,254	9,795,963	1,450,357	8,345,606
12	Both	KeyBank	1	Loudoun Gateway II and III	NAP	NAP	9.9%	8.2%	2.64	2.19	85.0%	4,661,997	1,751,031	2,910,966	495,953	2,415,012
13	Both	KeyBank	1	Village at Knapp’s Crossing	NAP	NAP	10.2%	9.6%	1.86	1.75	89.5%	3,943,498	1,036,596	2,906,902	164,650	2,742,252
14	Both	Barclays	1	200 North Warner Road	NAP	NAP	9.9%	9.2%	1.74	1.61	83.0%	4,161,037	1,449,007	2,712,030	201,105	2,510,925
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	74.7%	7.9%	13.2%	13.2%	3.47	3.46	97.5%	57,629,637	11,259,997	46,369,641	145,025	46,224,616
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	NAP	NAP	8.9%	8.7%	1.85	1.82	80.6%	3,060,202	932,174	2,128,029	34,284	2,093,745
16.01	Property	RMF	1	Bohemia Self Storage							83.7%	2,111,369	584,380	1,526,988	23,026	1,503,963
16.02	Property	RMF	1	Bay Shore Self Storage							74.6%	948,833	347,793	601,040	11,258	589,783
17	Both	Barclays	1	One Main Plaza	NAP	NAP	9.3%	8.8%	2.40	2.26	90.1%	3,205,674	1,022,961	2,182,713	121,696	2,061,017
18	Both	SGFC	1	Crocs Distribution Center	NAP	NAP	9.0%	8.5%	1.56	1.48	95.0%	2,343,699	271,939	2,071,760	112,746	1,959,014
19	Both	Natixis	1	Walgreens South Beach	NAP	NAP	7.2%	7.2%	1.65	1.65	97.0%	2,064,057	541,719	1,522,338	0	1,522,338
20	Both	Natixis	1	SpringHill Suites Newark	NAP	NAP	10.3%	9.3%	1.76	1.59	70.9%	5,172,801	3,055,719	2,117,082	206,912	1,910,170
21	Both	Barclays	1	Storage Etc. - Los Feliz	NAP	NAP	26.7%	26.5%	9.43	9.38	88.3%	6,567,085	1,225,953	5,341,132	31,153	5,309,980

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Debt Current LTV (%)	Total Debt UW NOI Debt Yield (%)	Current U/W NOI Debt Yield (%)	Current U/W NCF Debt Yield (%)	U/W NOI DSCR (x)(14)	U/W NCF DSCR (x)(14)	U/W Economic Occupancy (%)	U/W Revenues ($)(15)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Capital Items ($)(16)	U/W Net Cash Flow ($)
22	Loan	SGFC	2	Bison Portfolio	70.5%	11.5%	11.5%	10.8%	1.94	1.82	94.7%	5,667,127	1,068,769	4,598,358	278,534	4,319,823
22.01	Property	SGFC	1	Spring Creek							94.6%	4,438,055	776,104	3,661,950	182,706	3,479,245
22.02	Property	SGFC	1	Steele Crossing							95.0%	1,229,072	292,665	936,407	95,829	840,578
23	Both	SGFC	1	145 Spring Street	76.1%	5.7%	6.5%	6.4%	1.54	1.53	97.2%	1,526,660	328,429	1,198,231	7,036	1,191,195
24	Both	KeyBank	1	North Heights Plaza	NAP	NAP	10.8%	9.8%	1.78	1.63	92.5%	2,990,033	1,016,212	1,973,821	173,241	1,800,580
25	Both	Barclays	1	Southchase Village	NAP	NAP	12.2%	11.4%	3.18	2.98	83.7%	2,832,829	818,517	2,014,312	128,046	1,886,266
26	Both	Barclays	1	Scottsdale Gateway II	NAP	NAP	9.3%	8.4%	1.57	1.41	90.8%	2,468,828	931,671	1,537,157	153,222	1,383,935
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	79.5%	7.0%	8.9%	8.6%	2.02	1.96	96.7%	2,931,161	113,838	2,817,323	85,533	2,731,790
27.01	Property	BSPRT	1	WAG - Knoxville, TN							98.0%	518,420	20,022	498,398	0	498,398
27.02	Property	BSPRT	1	WAG - Cincinnati, OH							95.0%	346,750	13,596	333,154	18,695	314,460
27.03	Property	BSPRT	1	WAG - Huntington, IN							95.0%	303,525	11,901	291,624	19,514	272,110
27.04	Property	BSPRT	1	CVS - Dublin, OH							98.0%	201,410	7,779	193,631	0	193,631
27.05	Property	BSPRT	1	CVS - Ashland, KY							98.0%	197,776	7,638	190,138	0	190,138
27.06	Property	BSPRT	1	WAG - Akron, OH							95.0%	214,180	8,398	205,783	17,417	188,365
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH							95.0%	245,278	9,513	235,764	14,424	221,340
27.08	Property	BSPRT	1	CVS - Bristol, VA							98.0%	155,582	6,009	149,573	0	149,573
27.09	Property	BSPRT	1	CVS - Bristol, TN							98.0%	159,330	6,153	153,177	0	153,177
27.10	Property	BSPRT	1	CVS - Evans, GA							98.0%	154,962	5,985	148,977	0	148,977
27.11	Property	BSPRT	1	WAG - Henderson, KY							98.0%	156,800	6,056	150,744	0	150,744
27.12	Property	BSPRT	1	CVS - Summerfield, NC							98.0%	129,747	5,011	124,736	0	124,736
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA							95.0%	147,402	5,779	141,623	15,482	126,140
28	Both	Barclays	1	The Firebrand Hotel	NAP	NAP	14.5%	13.2%	2.56	2.33	75.6%	4,521,608	2,490,768	2,030,839	180,864	1,849,975
29	Loan	BSPRT	2	Delaware Retail Portfolio	NAP	NAP	10.6%	9.9%	1.83	1.71	92.3%	1,821,666	382,573	1,439,093	95,928	1,343,166
29.01	Property	BSPRT	1	Cypress Hall Shopping Center							87.9%	966,159	225,179	740,980	67,595	673,386
29.02	Property	BSPRT	1	Meadowood Shopping Center							97.9%	855,507	157,394	698,113	28,333	669,780
30	Both	KeyBank	1	Providence Pavilion	NAP	NAP	9.2%	8.4%	1.61	1.45	90.8%	1,616,386	460,849	1,155,537	111,764	1,043,772
31	Both	KeyBank	1	Extra Space - McLean	NAP	NAP	10.8%	10.7%	3.42	3.41	90.3%	1,784,168	493,823	1,290,345	5,431	1,284,914
32	Both	Barclays	1	Residence Inn - Hoover, AL	NAP	NAP	14.3%	12.8%	2.54	2.28	85.5%	4,304,749	2,612,310	1,692,439	172,190	1,520,249
33	Both	BSPRT	1	Aloft Dulles North	NAP	NAP	12.1%	10.7%	2.02	1.78	75.8%	4,078,878	2,713,384	1,365,494	163,155	1,202,339
34	Both	RMF	1	Kohl’s Highland Heights	NAP	NAP	8.9%	8.8%	1.79	1.77	100.0%	1,008,656	20,370	988,286	12,056	976,230
35	Both	KeyBank	1	Paradise Foothills Apartments	NAP	NAP	10.7%	10.3%	3.25	3.12	92.0%	1,895,341	797,820	1,097,521	45,000	1,052,521
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	NAP	NAP	14.4%	13.2%	2.64	2.41	77.5%	3,226,896	1,748,588	1,478,308	129,076	1,349,232
37	Both	BSPRT	1	Beau Terre Apartments	NAP	NAP	9.6%	9.2%	1.66	1.59	93.8%	1,611,966	682,498	929,468	42,000	887,468
38	Both	Natixis	1	Westar Place	NAP	NAP	11.7%	8.8%	2.01	1.51	94.0%	2,121,853	1,027,371	1,094,481	270,270	824,212
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	NAP	NAP	11.0%	9.8%	1.88	1.69	78.5%	2,583,634	1,598,761	984,873	103,345	881,528
40	Both	Barclays	1	Hen House Marketplace	NAP	NAP	9.1%	8.2%	1.61	1.46	95.0%	1,234,750	489,807	744,942	71,560	673,382
41	Both	Barclays	1	North Plains Self Storage	NAP	NAP	20.2%	19.8%	3.81	3.75	89.3%	2,075,607	505,720	1,569,888	24,894	1,544,994
42	Both	Barclays	1	The Burgundy	NAP	NAP	9.1%	8.8%	1.65	1.58	93.8%	1,403,037	706,939	696,098	27,750	668,348
43	Both	KeyBank	1	Dollar Self Storage - Chandler	NAP	NAP	9.8%	9.7%	1.85	1.82	84.7%	1,129,943	420,792	709,150	10,485	698,666
44	Both	Barclays	1	Vineland Leased Fee	NAP	NAP	13.2%	12.6%	3.76	3.57	95.0%	1,186,414	326,236	860,178	43,837	816,341
45	Both	RMF	1	Stor & Go Self Storage	NAP	NAP	9.1%	8.9%	1.52	1.49	86.7%	818,858	239,138	579,720	9,791	569,929
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	NAP	NAP	13.5%	12.1%	2.29	2.06	74.9%	2,196,318	1,344,974	851,343	87,853	763,491
47	Both	Barclays	1	Oak Brook Apartments	NAP	NAP	9.0%	8.6%	1.63	1.56	93.2%	931,810	371,016	560,795	25,000	535,795
48	Both	SGFC	1	LA Fitness Spring	NAP	NAP	9.9%	9.4%	1.66	1.58	95.0%	587,813	17,634	570,178	27,369	542,809
49	Loan	Natixis	4	Vanguard Portfolio	68.6%	9.0%	10.1%	10.0%	2.04	2.03	95.0%	13,837,018	2,090,411	11,746,607	85,299	11,661,308
49.01	Property	Natixis	1	425 Old Morehall Road							95.0%	5,287,296	858,753	4,428,543	30,249	4,398,295
49.02	Property	Natixis	1	1001 Cedar Hollow Road							95.0%	3,285,766	513,296	2,772,470	19,950	2,752,520
49.03	Property	Natixis	1	50 Morehall Road							95.0%	2,623,142	359,005	2,264,137	17,550	2,246,587
49.04	Property	Natixis	1	60 Morehall Road							95.0%	2,640,814	359,358	2,281,456	17,550	2,263,906
50	Both	RMF	1	Xtra Room Self Storage	NAP	NAP	9.6%	9.3%	1.61	1.57	95.0%	644,009	242,732	401,277	8,843	392,435
51	Both	RMF	1	Marval Plaza	NAP	NAP	10.0%	9.6%	1.70	1.62	95.0%	472,255	95,902	376,353	18,155	358,198
52	Both	BSPRT	1	Brownsville Plaza	NAP	NAP	10.4%	9.5%	1.70	1.55	96.1%	570,580	304,834	265,746	23,727	242,019
53	Both	KeyBank	1	Lake Bluff Village	NAP	NAP	8.7%	8.5%	1.49	1.46	91.5%	327,216	119,337	207,879	5,000	202,879
54	Both	BSPRT	1	Sandstone Apartments	NAP	NAP	10.6%	10.1%	1.72	1.64	95.0%	425,409	184,429	240,979	11,500	229,479
55	Both	KeyBank	1	Bayfield MHP	NAP	NAP	8.5%	8.4%	1.38	1.37	95.0%	267,597	77,892	189,705	1,850	187,855

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HISTORICAL FINANCIALS(17)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	As of	2018 Revenues ($)	2018 Expenses ($)	2018 NOI ($)	2017 Revenues ($)	2017 Expenses ($)	2017 NOI ($)	2016 Revenues ($)	2016 Expenses ($)	2016 NOI ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	NAV	NAV	NAV	NAV
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.	NAV	NAV	NAV	NAV
1.02	Property	KeyBank	1	Encompass Health Corporation	NAV	NAV	NAV	NAV
1.03	Property	KeyBank	1	AT&T Services, Inc.	NAV	NAV	NAV	NAV
1.04	Property	KeyBank	1	Up Central Leasing LLC	NAV	NAV	NAV	NAV
1.05	Property	KeyBank	1	ComDoc, Inc.	NAV	NAV	NAV	NAV
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.	NAV	NAV	NAV	NAV
1.07	Property	KeyBank	1	EQT Gathering, LLC	NAV	NAV	NAV	NAV
1.08	Property	KeyBank	1	Metal Technologies, Inc.	NAV	NAV	NAV	NAV
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC	NAV	NAV	NAV	NAV
1.10	Property	KeyBank	1	Hanes Companies, Inc.	NAV	NAV	NAV	NAV
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.	NAV	NAV	NAV	NAV
1.12	Property	KeyBank	1	Cummins, Inc.	NAV	NAV	NAV	NAV
2	Both	SGFC	1	Presidential City	22,608,237	6,582,815	16,025,422	TTM 06/30/2019
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	10,014,576	4,742,222	5,272,354	TTM 06/30/2019	9,146,443	4,699,736	4,446,707	8,838,833	4,554,112	4,284,721	9,191,225	3,816,787	5,374,439
4	Both	Natixis	1	NEMA San Francisco	NAV	NAV	NAV	NAV	34,344,985	13,864,586	20,480,399	34,416,229	13,674,751	20,741,478	34,609,801	13,996,824	20,612,978
5	Both	RMF	1	Equinix Data Center	NAV	NAV	NAV	NAV	6,687,602	0	6,687,602	6,678,724	0	6,678,724	6,456,324	0	6,456,324
6	Loan	KeyBank	32	Inland Life Storage Portfolio	21,860,443	7,008,221	14,852,222	TTM 05/31/2019	21,574,377	6,879,947	14,694,430	21,626,532	6,998,459	14,628,073	21,420,806	6,716,224	14,704,582
6.01	Property	KeyBank	1	Life Storage - 586	1,371,838	280,662	1,091,176	TTM 05/31/2019	1,317,528	277,861	1,039,667	1,282,191	274,667	1,007,524	592,307	150,425	441,882
6.02	Property	KeyBank	1	Life Storage - 145	1,206,363	364,414	841,949	TTM 05/31/2019	1,214,442	360,522	853,920	1,244,299	363,404	880,895	1,267,566	339,084	928,482
6.03	Property	KeyBank	1	Life Storage - 364	1,132,189	246,846	885,343	TTM 05/31/2019	1,113,268	256,114	857,154	1,098,364	244,883	853,481	1,075,753	233,263	842,490
6.04	Property	KeyBank	1	Life Storage - 365	1,056,886	212,266	844,620	TTM 05/31/2019	1,036,865	214,069	822,796	995,871	219,283	776,588	1,027,769	213,303	814,466
6.05	Property	KeyBank	1	Life Storage - 212	973,042	205,454	767,588	TTM 05/31/2019	963,216	198,184	765,032	1,008,733	208,326	800,407	1,064,892	218,134	846,758
6.06	Property	KeyBank	1	Life Storage - 386	1,056,555	392,987	663,568	TTM 05/31/2019	1,054,597	379,656	674,941	1,018,767	358,871	659,896	1,000,169	349,404	650,765
6.07	Property	KeyBank	1	Life Storage - 256	896,476	254,477	641,999	TTM 05/31/2019	890,575	248,777	641,798	852,468	240,624	611,844	867,763	246,760	621,003
6.08	Property	KeyBank	1	Life Storage - 206	902,153	319,962	582,191	TTM 05/31/2019	907,393	305,274	602,119	971,159	309,731	661,428	1,015,738	309,191	706,547
6.09	Property	KeyBank	1	Life Storage - 324	885,487	243,690	641,797	TTM 05/31/2019	873,141	245,857	627,284	904,412	266,449	637,963	861,409	221,221	640,188
6.10	Property	KeyBank	1	Life Storage - 236	866,329	291,659	574,670	TTM 05/31/2019	850,410	280,574	569,836	887,221	286,128	601,093	844,160	268,270	575,890
6.11	Property	KeyBank	1	Life Storage - 184	759,633	219,389	540,244	TTM 05/31/2019	752,718	216,324	536,394	742,923	212,143	530,780	767,346	210,397	556,949
6.12	Property	KeyBank	1	Life Storage - 500	787,337	311,311	476,026	TTM 05/31/2019	782,684	300,256	482,428	823,454	337,932	485,522	897,351	342,501	554,850
6.13	Property	KeyBank	1	Life Storage - 288	722,836	235,957	486,879	TTM 05/31/2019	717,936	239,444	478,492	750,439	243,328	507,111	785,140	237,525	547,615
6.14	Property	KeyBank	1	Life Storage - 299	693,963	193,664	500,299	TTM 05/31/2019	670,518	186,039	484,479	665,516	190,513	475,003	720,902	225,372	495,530
6.15	Property	KeyBank	1	Life Storage - 209	684,576	186,661	497,915	TTM 05/31/2019	679,253	184,256	494,997	695,171	185,392	509,779	781,624	203,139	578,485
6.16	Property	KeyBank	1	Life Storage - 035	685,459	271,679	413,780	TTM 05/31/2019	694,028	273,269	420,759	687,878	268,905	418,973	710,941	279,606	431,335
6.17	Property	KeyBank	1	Life Storage - 074	646,409	209,862	436,547	TTM 05/31/2019	624,877	208,888	415,989	599,593	206,139	393,454	580,013	193,098	386,915
6.18	Property	KeyBank	1	Life Storage - 252	614,654	230,886	383,768	TTM 05/31/2019	634,148	249,660	384,488	630,855	246,675	384,180	625,116	235,988	389,128
6.19	Property	KeyBank	1	Life Storage - 033	593,198	240,137	353,061	TTM 05/31/2019	577,501	228,717	348,784	576,342	227,031	349,311	619,193	224,018	395,175
6.20	Property	KeyBank	1	Life Storage - 205	520,767	195,046	325,721	TTM 05/31/2019	504,062	187,825	316,237	489,743	186,975	302,768	486,355	184,363	301,992
6.21	Property	KeyBank	1	Life Storage - 300	568,362	169,486	398,876	TTM 05/31/2019	563,623	163,530	400,093	568,525	185,243	383,282	615,984	182,932	433,052
6.22	Property	KeyBank	1	Life Storage - 026	539,582	207,656	331,926	TTM 05/31/2019	521,480	209,614	311,866	504,535	191,947	312,588	487,969	184,503	303,466
6.23	Property	KeyBank	1	Life Storage - 361	506,435	191,813	314,622	TTM 05/31/2019	486,820	183,340	303,480	479,039	188,535	290,504	473,681	181,319	292,362
6.24	Property	KeyBank	1	Life Storage - 165	441,216	157,665	283,551	TTM 05/31/2019	439,626	157,093	282,533	403,839	165,632	238,207	396,292	148,735	247,557
6.25	Property	KeyBank	1	Life Storage - 208	391,623	128,538	263,085	TTM 05/31/2019	402,560	110,964	291,596	426,983	141,398	285,585	461,783	152,896	308,887
6.26	Property	KeyBank	1	Life Storage - 211	441,950	167,615	274,335	TTM 05/31/2019	427,891	162,489	265,402	435,315	172,012	263,303	438,979	168,096	270,883
6.27	Property	KeyBank	1	Life Storage - 021	441,743	199,033	242,710	TTM 05/31/2019	425,679	187,860	237,819	414,209	193,887	220,322	442,301	175,770	266,531
6.28	Property	KeyBank	1	Life Storage - 298	355,058	128,332	226,726	TTM 05/31/2019	348,863	127,208	221,655	369,175	131,414	237,761	394,805	125,828	268,977
6.29	Property	KeyBank	1	Life Storage - 297	294,168	121,887	172,281	TTM 05/31/2019	293,946	115,124	178,822	310,234	118,905	191,329	330,275	121,270	209,005
6.30	Property	KeyBank	1	Life Storage - 153	282,401	140,949	141,452	TTM 05/31/2019	276,078	138,872	137,206	266,683	133,932	132,751	263,192	131,520	131,672
6.31	Property	KeyBank	1	Life Storage - 075	292,944	155,103	137,841	TTM 05/31/2019	284,365	150,407	133,958	278,651	148,057	130,594	286,372	132,504	153,868
6.32	Property	KeyBank	1	Life Storage - 152	248,817	133,135	115,682	TTM 05/31/2019	244,294	131,880	112,414	243,955	150,098	93,857	237,675	125,789	111,886
7	Both	Natixis	1	Uline Arena	7,638,927	4,040,587	3,598,340	TTM 05/31/2019	6,513,196	3,653,287	2,859,908
8	Both	Natixis	1	10000 Santa Monica Boulevard	40,206,841	19,998,236	20,208,605	TTM 01/31/2019	39,378,213	19,905,778	19,472,435	18,246,774	15,684,622	2,562,152
9	Both	Natixis	1	765 Broad Street	1,335,381	1,223,679	111,702	TTM 02/28/2019
10	Both	KeyBank	1	Rivertop Apartments	NAV	NAV	NAV	NAV
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	34,919,298	24,871,669	10,047,629	TTM 06/30/2019	34,076,499	24,306,652	9,769,847	32,840,716	23,779,307	9,061,409	31,987,332	23,017,138	8,970,194
12	Both	KeyBank	1	Loudoun Gateway II and III	3,777,471	1,525,936	2,251,535	TTM 08/31/2019	4,439,569	1,592,274	2,847,295	3,914,835	1,584,190	2,330,646	4,770,349	1,619,564	3,150,785
13	Both	KeyBank	1	Village at Knapp’s Crossing	NAV	NAV	NAV	NAV
14	Both	Barclays	1	200 North Warner Road	3,632,170	1,440,183	2,191,987	TTM 07/01/2019	2,986,990	1,409,000	1,577,990	2,612,194	1,395,164	1,217,029	2,774,030	1,435,926	1,338,104
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	NAV	NAV	NAV	NAV
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	2,972,893	804,883	2,168,010	TTM 08/31/2019	2,982,447	856,366	2,126,081	2,953,822	813,679	2,140,143	2,962,556	750,770	2,211,786
16.01	Property	RMF	1	Bohemia Self Storage	2,074,497	512,758	1,561,739	TTM 08/31/2019	2,059,958	571,026	1,488,932	2,070,232	522,019	1,548,213	2,059,840	508,418	1,551,422
16.02	Property	RMF	1	Bay Shore Self Storage	898,396	292,125	606,271	TTM 08/31/2019	922,489	285,340	637,149	883,590	291,660	591,930	902,716	242,351	660,365
17	Both	Barclays	1	One Main Plaza	3,257,745	1,022,926	2,234,819	TTM 07/31/2019	3,286,406	1,039,270	2,247,136	3,434,342	1,021,328	2,413,014
18	Both	SGFC	1	Crocs Distribution Center	NAV	NAV	NAV	NAV
19	Both	Natixis	1	Walgreens South Beach	NAV	NAV	NAV	NAV
20	Both	Natixis	1	SpringHill Suites Newark	5,172,801	3,072,582	2,100,219	TTM 07/31/2019	2,897,064	1,869,462	1,027,602
21	Both	Barclays	1	Storage Etc. - Los Feliz	6,567,085	1,272,920	5,294,165	TTM 08/31/2019	6,300,762	1,244,316	5,056,446	5,991,627	1,159,597	4,832,030

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HISTORICAL FINANCIALS(17)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	As of	2018 Revenues ($)	2018 Expenses ($)	2018 NOI ($)	2017 Revenues ($)	2017 Expenses ($)	2017 NOI ($)	2016 Revenues ($)	2016 Expenses ($)	2016 NOI ($)
22	Loan	SGFC	2	Bison Portfolio	5,422,806	1,050,720	4,372,086	TTM 05/31/2019	5,404,901	1,064,746	4,340,155	5,248,294	1,122,115	4,126,178	5,041,977	1,065,034	3,976,943
22.01	Property	SGFC	1	Spring Creek	4,163,779	759,741	3,404,038	TTM 05/31/2019	4,135,848	778,092	3,357,756	4,022,483	828,337	3,194,146	3,783,737	800,933	2,982,804
22.02	Property	SGFC	1	Steele Crossing	1,259,027	290,979	968,048	TTM 05/31/2019	1,269,053	286,654	982,399	1,225,811	293,778	932,033	1,258,240	264,101	994,139
23	Both	SGFC	1	145 Spring Street	1,438,234	319,080	1,119,154	TTM 06/30/2019	1,437,761	310,673	1,127,088	1,390,589	312,870	1,077,719
24	Both	KeyBank	1	North Heights Plaza	2,663,011	1,124,845	1,538,166	TTM 06/30/2019	2,387,854	889,934	1,497,920
25	Both	Barclays	1	Southchase Village	2,232,161	839,349	1,392,811	TTM 06/30/2019	2,232,541	810,979	1,421,562	2,126,720	812,159	1,314,561
26	Both	Barclays	1	Scottsdale Gateway II	2,016,927	632,726	1,384,201	T6 Annualized 06/30/2019	1,705,042	962,854	742,188	2,173,080	980,819	1,192,260	1,971,600	890,689	1,080,911
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	NAV	NAV	NAV	NAV
27.01	Property	BSPRT	1	WAG - Knoxville, TN	NAV	NAV	NAV	NAV
27.02	Property	BSPRT	1	WAG - Cincinnati, OH	NAV	NAV	NAV	NAV
27.03	Property	BSPRT	1	WAG - Huntington, IN	NAV	NAV	NAV	NAV
27.04	Property	BSPRT	1	CVS - Dublin, OH	NAV	NAV	NAV	NAV
27.05	Property	BSPRT	1	CVS - Ashland, KY	NAV	NAV	NAV	NAV
27.06	Property	BSPRT	1	WAG - Akron, OH	NAV	NAV	NAV	NAV
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH	NAV	NAV	NAV	NAV
27.08	Property	BSPRT	1	CVS - Bristol, VA	NAV	NAV	NAV	NAV
27.09	Property	BSPRT	1	CVS - Bristol, TN	NAV	NAV	NAV	NAV
27.10	Property	BSPRT	1	CVS - Evans, GA	NAV	NAV	NAV	NAV
27.11	Property	BSPRT	1	WAG - Henderson, KY	NAV	NAV	NAV	NAV
27.12	Property	BSPRT	1	CVS - Summerfield, NC	NAV	NAV	NAV	NAV
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA	NAV	NAV	NAV	NAV
28	Both	Barclays	1	The Firebrand Hotel	4,461,608	2,497,134	1,964,474	TTM 09/07/2019	3,920,577	2,301,275	1,619,302	3,349,489	1,941,272	1,408,217
29	Loan	BSPRT	2	Delaware Retail Portfolio	1,816,905	363,997	1,452,908	TTM 07/31/2019	1,785,409	352,050	1,433,359	1,719,347	327,052	1,392,295	1,572,197	308,881	1,263,316
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	968,188	214,581	753,607	TTM 07/31/2019	932,134	219,163	712,971	884,387	191,235	693,152	790,593	187,583	603,010
29.02	Property	BSPRT	1	Meadowood Shopping Center	848,717	149,416	699,301	TTM 07/31/2019	853,275	132,886	720,389	834,960	135,817	699,143	781,604	121,298	660,306
30	Both	KeyBank	1	Providence Pavilion	1,626,077	447,312	1,178,764	TTM 06/30/2019	1,541,828	448,785	1,093,043	1,494,018	412,978	1,081,040	1,460,052	449,360	1,010,693
31	Both	KeyBank	1	Extra Space - McLean	1,784,168	486,062	1,298,106	TTM 05/31/2019	1,746,550	483,195	1,263,355	1,661,694	459,052	1,202,642	1,466,314	421,869	1,044,445
32	Both	Barclays	1	Residence Inn - Hoover, AL	4,304,749	2,564,804	1,739,945	TTM 07/31/2019	4,171,051	2,498,729	1,672,322	3,980,059	2,466,097	1,513,962	3,759,884	2,356,902	1,402,982
33	Both	BSPRT	1	Aloft Dulles North	4,078,878	2,687,578	1,391,300	TTM 08/31/2019	3,882,093	2,674,542	1,207,551	3,631,440	2,706,409	925,031	3,739,310	2,718,993	1,020,317
34	Both	RMF	1	Kohl’s Highland Heights	1,004,638	0	1,004,638	TTM 08/31/2019	1,004,638	0	1,004,638	1,001,289	0	1,001,289
35	Both	KeyBank	1	Paradise Foothills Apartments	1,852,559	782,266	1,070,293	TTM 07/31/2019	1,788,291	794,363	993,928	1,699,084	814,096	884,989	1,606,265	756,073	850,192
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	3,226,896	1,708,367	1,518,529	TTM 08/31/2019
37	Both	BSPRT	1	Beau Terre Apartments	1,542,413	688,801	853,612	TTM 08/31/2019	1,536,806	707,095	829,712	1,544,633	702,260	842,373	1,550,743	689,147	861,596
38	Both	Natixis	1	Westar Place	1,391,552	912,035	479,517	TTM 06/30/2019	1,793,896	716,753	1,077,143	2,040,543	836,551	1,203,992	2,080,505	829,079	1,251,426
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	2,583,634	1,590,244	993,391	TTM 07/31/2019	2,456,743	1,591,630	865,113	2,724,273	1,634,055	1,090,218	2,800,663	1,622,433	1,178,230
40	Both	Barclays	1	Hen House Marketplace	1,255,126	497,831	757,295	TTM 07/31/2019	1,261,484	506,060	755,424	1,223,360	507,130	716,229	1,203,074	518,799	684,275
41	Both	Barclays	1	North Plains Self Storage	2,075,607	501,163	1,574,444	TTM 08/31/2019	2,050,268	503,039	1,547,229	1,877,390	442,976	1,434,414	1,525,515	379,216	1,146,299
42	Both	Barclays	1	The Burgundy	1,376,188	615,412	760,775	TTM 08/31/2019	1,323,888	635,223	688,665	1,197,531	614,488	583,043
43	Both	KeyBank	1	Dollar Self Storage - Chandler	1,129,943	419,893	710,050	TTM 07/31/2019	1,128,877	422,768	706,108	1,251,569	429,949	821,621	1,213,391	393,366	820,025
44	Both	Barclays	1	Vineland Leased Fee	1,132,727	303,767	828,959	TTM 07/31/2019	1,182,276	300,785	881,491	1,140,407	294,997	845,410	1,185,105	266,321	918,784
45	Both	RMF	1	Stor & Go Self Storage	783,381	238,970	544,411	TTM 07/31/2019	697,874	246,411	451,463	659,267	199,893	459,374
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	2,196,318	1,323,752	872,566	TTM 07/31/2019	2,256,714	1,361,751	894,963	2,370,232	1,427,567	942,664	2,262,695	1,235,598	1,027,097
47	Both	Barclays	1	Oak Brook Apartments	931,944	369,152	562,792	TTM 08/31/2019	914,598	365,439	549,159	886,111	350,889	535,222
48	Both	SGFC	1	LA Fitness Spring	NAV	NAV	NAV	NAV
49	Loan	Natixis	4	Vanguard Portfolio	NAV	NAV	NAV	NAV
49.01	Property	Natixis	1	425 Old Morehall Road	NAV	NAV	NAV	NAV
49.02	Property	Natixis	1	1001 Cedar Hollow Road	NAV	NAV	NAV	NAV
49.03	Property	Natixis	1	50 Morehall Road	NAV	NAV	NAV	NAV
49.04	Property	Natixis	1	60 Morehall Road	NAV	NAV	NAV	NAV
50	Both	RMF	1	Xtra Room Self Storage	616,615	233,055	383,560	TTM 08/31/2019	598,555	250,921	347,634	559,879	238,759	321,120	488,804	209,167	279,638
51	Both	RMF	1	Marval Plaza	447,004	84,045	362,959	TTM 07/31/2019	463,446	83,188	380,258	417,315	92,620	324,695	152,502	67,003	85,499
52	Both	BSPRT	1	Brownsville Plaza	595,896	298,682	297,214	TTM 06/30/2019	594,039	290,214	303,825	592,144	275,016	317,128
53	Both	KeyBank	1	Lake Bluff Village	314,982	99,952	215,030	TTM 07/31/2019	244,293	111,263	133,030	247,095	106,266	140,829	234,413	106,252	128,161
54	Both	BSPRT	1	Sandstone Apartments	387,579	185,211	202,368	TTM 07/31/2019	356,128	203,107	153,021
55	Both	KeyBank	1	Bayfield MHP	266,852	65,849	201,004	TTM 07/31/2019	254,705	64,731	189,975	227,188	73,888	153,300	213,467	62,011	151,457

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms	Ground Lease Annual Payment	PML %	Upfront Capex Reserve ($)	Upfront Engineering Reserve ($)	Upfront Environmental Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	Fee				Various	0	320,700	0	0	0	0	0	0
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.	Fee				14%
1.02	Property	KeyBank	1	Encompass Health Corporation	Fee
1.03	Property	KeyBank	1	AT&T Services, Inc.	Fee
1.04	Property	KeyBank	1	Up Central Leasing LLC	Fee
1.05	Property	KeyBank	1	ComDoc, Inc.	Fee
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.	Fee
1.07	Property	KeyBank	1	EQT Gathering, LLC	Fee
1.08	Property	KeyBank	1	Metal Technologies, Inc.	Fee
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC	Fee
1.10	Property	KeyBank	1	Hanes Companies, Inc.	Fee
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.	Fee
1.12	Property	KeyBank	1	Cummins, Inc.	Fee
2	Both	SGFC	1	Presidential City	Fee					0	0	0	150,000	946,295	129,834	0	270,833
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	Leasehold	12/31/2065	None	$728,190		1,000,000	0	0	0	468,758	761,458	0	13,079,085
4	Both	Natixis	1	NEMA San Francisco	Fee				9%	0	0	0	0	2,063,608	402,392	0	14,238
5	Both	RMF	1	Equinix Data Center	Fee					0	0	0	0	0	0	0	0
6	Loan	KeyBank	32	Inland Life Storage Portfolio	Fee					424,056	0	0	0	0	0	0	0
6.01	Property	KeyBank	1	Life Storage - 586	Fee
6.02	Property	KeyBank	1	Life Storage - 145	Fee
6.03	Property	KeyBank	1	Life Storage - 364	Fee
6.04	Property	KeyBank	1	Life Storage - 365	Fee
6.05	Property	KeyBank	1	Life Storage - 212	Fee
6.06	Property	KeyBank	1	Life Storage - 386	Fee
6.07	Property	KeyBank	1	Life Storage - 256	Fee
6.08	Property	KeyBank	1	Life Storage - 206	Fee
6.09	Property	KeyBank	1	Life Storage - 324	Fee
6.10	Property	KeyBank	1	Life Storage - 236	Fee
6.11	Property	KeyBank	1	Life Storage - 184	Fee
6.12	Property	KeyBank	1	Life Storage - 500	Fee
6.13	Property	KeyBank	1	Life Storage - 288	Fee
6.14	Property	KeyBank	1	Life Storage - 299	Fee
6.15	Property	KeyBank	1	Life Storage - 209	Fee
6.16	Property	KeyBank	1	Life Storage - 035	Fee
6.17	Property	KeyBank	1	Life Storage - 074	Fee
6.18	Property	KeyBank	1	Life Storage - 252	Fee
6.19	Property	KeyBank	1	Life Storage - 033	Fee
6.20	Property	KeyBank	1	Life Storage - 205	Fee
6.21	Property	KeyBank	1	Life Storage - 300	Fee
6.22	Property	KeyBank	1	Life Storage - 026	Fee
6.23	Property	KeyBank	1	Life Storage - 361	Fee
6.24	Property	KeyBank	1	Life Storage - 165	Fee
6.25	Property	KeyBank	1	Life Storage - 208	Fee
6.26	Property	KeyBank	1	Life Storage - 211	Fee
6.27	Property	KeyBank	1	Life Storage - 021	Fee
6.28	Property	KeyBank	1	Life Storage - 298	Fee
6.29	Property	KeyBank	1	Life Storage - 297	Fee
6.30	Property	KeyBank	1	Life Storage - 153	Fee
6.31	Property	KeyBank	1	Life Storage - 075	Fee
6.32	Property	KeyBank	1	Life Storage - 152	Fee
7	Both	Natixis	1	Uline Arena	Fee					0	0	0	0	1,215,000	0	0	22,995,169
8	Both	Natixis	1	10000 Santa Monica Boulevard	Fee				9%	0	0	0	0	890,641	0	0	0
9	Both	Natixis	1	765 Broad Street	Fee					0	0	0	4,852,814	56,954	55,504	0	5,594,370
10	Both	KeyBank	1	Rivertop Apartments	Fee					93,333	0	2,500	0	496,396	0	0	0
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	Fee					1,450,357	0	0	0	246,722	87,058	0	2,650,000
12	Both	KeyBank	1	Loudoun Gateway II and III	Fee					2,998	0	0	18,736	253,551	38,861	0	2,029,728
13	Both	KeyBank	1	Village at Knapp’s Crossing	Fee					1,791	0	0	430,000	115,390	0	0	708,026
14	Both	Barclays	1	200 North Warner Road	Fee					420,000	0	0	1,465,000	102,893	0	0	1,062,303
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	Fee				3%	0	0	0	0	525,523	0	0	39,293,262
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	Fee					150,000	0	0	0	130,553	4,810	0	0
16.01	Property	RMF	1	Bohemia Self Storage	Fee
16.02	Property	RMF	1	Bay Shore Self Storage	Fee
17	Both	Barclays	1	One Main Plaza	Fee/Leasehold	02/28/2055	None	$0	6%	0	26,250	0	0	9,820	0	0	0
18	Both	SGFC	1	Crocs Distribution Center	Fee/Subleasehold					0	0	0	0	29,667	0	0	2,181,616
19	Both	Natixis	1	Walgreens South Beach	Fee					0	0	0	0	264,528	0	0	0
20	Both	Natixis	1	SpringHill Suites Newark	Fee					0	6,250	0	0	0	37,397	0	1,800,963
21	Both	Barclays	1	Storage Etc. - Los Feliz	Fee				12%	0	0	0	0	0	0	0	0

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms	Ground Lease Annual Payment	PML %	Upfront Capex Reserve ($)	Upfront Engineering Reserve ($)	Upfront Environmental Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)
22	Loan	SGFC	2	Bison Portfolio	Fee					0	0	0	750,000	355,651	0	0	304,055
22.01	Property	SGFC	1	Spring Creek	Fee
22.02	Property	SGFC	1	Steele Crossing	Fee
23	Both	SGFC	1	145 Spring Street	Fee					0	31,875	0	150,000	68,262	13,702	0	117,842
24	Both	KeyBank	1	North Heights Plaza	Fee					150,000	0	0	9,875	244,614	0	0	75,000
25	Both	Barclays	1	Southchase Village	Fee					0	35,070	0	500,000	235,099	7,658	0	304,733
26	Both	Barclays	1	Scottsdale Gateway II	Fee					0	0	0	200,000	35,038	0	0	379,000
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	Fee					0	100,740	0	0	0	37,914	0	30,172
27.01	Property	BSPRT	1	WAG - Knoxville, TN	Fee
27.02	Property	BSPRT	1	WAG - Cincinnati, OH	Fee
27.03	Property	BSPRT	1	WAG - Huntington, IN	Fee
27.04	Property	BSPRT	1	CVS - Dublin, OH	Fee
27.05	Property	BSPRT	1	CVS - Ashland, KY	Fee
27.06	Property	BSPRT	1	WAG - Akron, OH	Fee
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH	Fee
27.08	Property	BSPRT	1	CVS - Bristol, VA	Fee
27.09	Property	BSPRT	1	CVS - Bristol, TN	Fee
27.10	Property	BSPRT	1	CVS - Evans, GA	Fee
27.11	Property	BSPRT	1	WAG - Henderson, KY	Fee
27.12	Property	BSPRT	1	CVS - Summerfield, NC	Fee
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA	Fee
28	Both	Barclays	1	The Firebrand Hotel	Fee				3%	0	0	18,750	0	22,600	35,834	0	0
29	Loan	BSPRT	2	Delaware Retail Portfolio	Fee					0	163,641	0	0	18,134	0	0	7,500
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	Fee
29.02	Property	BSPRT	1	Meadowood Shopping Center	Fee
30	Both	KeyBank	1	Providence Pavilion	Fee					1,338	0	0	0	13,258	0	0	101,695
31	Both	KeyBank	1	Extra Space - McLean	Fee					453	0	0	0	70,780	0	0	0
32	Both	Barclays	1	Residence Inn - Hoover, AL	Fee					0	0	0	0	184,403	0	0	1,000,000
33	Both	BSPRT	1	Aloft Dulles North	Fee					0	0	0	0	8,194	7,160	0	3,047,900
34	Both	RMF	1	Kohl’s Highland Heights	Fee					0	0	0	0	0	6,298	0	0
35	Both	KeyBank	1	Paradise Foothills Apartments	Fee					0	0	0	0	47,250	17,606	0	0
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	Fee					0	0	0	0	131,703	0	0	0
37	Both	BSPRT	1	Beau Terre Apartments	Fee					0	145,335	0	0	63,347	58,710	0	0
38	Both	Natixis	1	Westar Place	Fee					0	7,813	0	127,484	125,645	11,120	0	0
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	Fee					0	0	0	0	0	0	0	850,000
40	Both	Barclays	1	Hen House Marketplace	Fee					0	0	0	0	0	0	0	0
41	Both	Barclays	1	North Plains Self Storage	Fee				7%	0	0	0	0	9,876	0	0	0
42	Both	Barclays	1	The Burgundy	Fee					0	0	0	0	82,671	0	0	0
43	Both	KeyBank	1	Dollar Self Storage - Chandler	Fee					885	0	0	0	50,860	3,542	0	0
44	Both	Barclays	1	Vineland Leased Fee	Fee					0	0	0	0	0	0	0	0
45	Both	RMF	1	Stor & Go Self Storage	Fee					0	0	0	0	4,251	449	0	0
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	Fee					0	0	0	0	22,981	0	0	0
47	Both	Barclays	1	Oak Brook Apartments	Fee					146,706	53,294	0	0	10,554	20,903	0	0
48	Both	SGFC	1	LA Fitness Spring	Fee					0	0	0	0	0	0	0	0
49	Loan	Natixis	4	Vanguard Portfolio	Fee					0	247,551	0	0	419,618	123,331	0	0
49.01	Property	Natixis	1	425 Old Morehall Road	Fee
49.02	Property	Natixis	1	1001 Cedar Hollow Road	Fee
49.03	Property	Natixis	1	50 Morehall Road	Fee
49.04	Property	Natixis	1	60 Morehall Road	Fee
50	Both	RMF	1	Xtra Room Self Storage	Fee					0	0	0	0	22,844	1,273	0	0
51	Both	RMF	1	Marval Plaza	Fee					0	0	0	100,000	37,770	10,670	0	0
52	Both	BSPRT	1	Brownsville Plaza	Fee					0	15,442	0	0	17,887	1,246	0	10,000
53	Both	KeyBank	1	Lake Bluff Village	Fee					1,896	0	0	0	9,199	2,070	0	0
54	Both	BSPRT	1	Sandstone Apartments	Fee					0	0	0	0	9,523	2,401	0	0
55	Both	KeyBank	1	Bayfield MHP	Fee					154	0	0	0	3,504	960	0	0

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Other Upfront Description
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	Free Rent Reserve
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	Piling Work Reserve: 6,000,000; Target Free Rent Reserve: 4,567,700; Outstanding TI/LC Reserve: 2,511,385
4	Both	Natixis	1	NEMA San Francisco	Rent Abatement Reserve
5	Both	RMF	1	Equinix Data Center
6	Loan	KeyBank	32	Inland Life Storage Portfolio
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	Initial TI/LC Reserve: 8,229,748; PACT Free Rent Reserve: 4,156,468; Occupancy Reserve: 3,800,000; Free Rent Reserve: 3,300,274; PACT Gap Rent Reserve: 1,533,592; PACT Mezzanine Space Reserve: 1,000,000; Why Hotel Landlord Work Reserve: 415,183; PACT Post-Delivery Work Item Reserve: 225,000; PACT Additional Gap Rent Reserve: 191,699; Why Hotel Free Rent Reserve: 86,497; Why Hotel Gap Rent Reserve: 56,708
8	Both	Natixis	1	10000 Santa Monica Boulevard
9	Both	Natixis	1	765 Broad Street	NPS Sixth Floor Reserve: 4,763,371; NPS Gap Rent Reserve: 332,612; NPS Free Rent Reserve: 271,519; NPS Parking Credit Reserve: 226,868
10	Both	KeyBank	1	Rivertop Apartments
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	Seasonality Reserve
12	Both	KeyBank	1	Loudoun Gateway II and III	Major Tenant Rollover Reserve: 1,419,650; Rent Concession Reserve: 610,078.23
13	Both	KeyBank	1	Village at Knapp’s Crossing	Existing TI/LC Reserve: 669,512; Free Rent Reserve: 38,514
14	Both	Barclays	1	200 North Warner Road	Connective RX Upfront TI Rollover Reserve: 462,780; HVAC Reserve: 379,378; Connective RX Rent Abatement Reserve: 77,134.23; Arco Upfront TI Rollover Reserve: 71,880; Acrisure Rent Abatement Reserve: 38,996.17; Fulton Bank Rent Abatement Reserve: 21,516.73; Connective RX Upfront LC Rollover Reserve: 10,618.06
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	Outstanding TI/LC Reserve: 23,165,933.26; Free Rent Reserve: 16,127,329
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza
18	Both	SGFC	1	Crocs Distribution Center	Carry Reserve: 520,372; Crocs Project Expense Reserve: 1,661,244
19	Both	Natixis	1	Walgreens South Beach
20	Both	Natixis	1	SpringHill Suites Newark	Debt Yield Holdback: 1,772,844; Seasonal Reserve: 28,119
21	Both	Barclays	1	Storage Etc. - Los Feliz

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Other Upfront Description
22	Loan	SGFC	2	Bison Portfolio	Outstanding TI/LC Reserve: 294,190; Free Rent Reserve: 9,865.08
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street	Violation Reserve
24	Both	KeyBank	1	North Heights Plaza	Existing TI Lease Reserve
25	Both	Barclays	1	Southchase Village	Tenant Specific Rollover Reserve: 220,380; Free Rent Reserve: 78,311.37; Hibbet Sports Rent Abatement Reserve: 6,041.67
26	Both	Barclays	1	Scottsdale Gateway II	Existing Tenant Improvement Reserve
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	Hermitage HVAC Reserve
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel
29	Loan	BSPRT	2	Delaware Retail Portfolio	Dollar Tree Free Rent Reserve
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion	Existing TI/LC Lease Reserve: 87,071.76; Rent Concessions Reserve: 14,623.13
31	Both	KeyBank	1	Extra Space - McLean
32	Both	Barclays	1	Residence Inn - Hoover, AL	PIP Reserve
33	Both	BSPRT	1	Aloft Dulles North	PIP Reserve: 2,997,900; Seasonality Reserve: 50,000
34	Both	RMF	1	Kohl’s Highland Heights
35	Both	KeyBank	1	Paradise Foothills Apartments
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA
37	Both	BSPRT	1	Beau Terre Apartments
38	Both	Natixis	1	Westar Place
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	Debt Yield/DSCR Holdback Reserve
40	Both	Barclays	1	Hen House Marketplace
41	Both	Barclays	1	North Plains Self Storage
42	Both	Barclays	1	The Burgundy
43	Both	KeyBank	1	Dollar Self Storage - Chandler
44	Both	Barclays	1	Vineland Leased Fee
45	Both	RMF	1	Stor & Go Self Storage
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA
47	Both	Barclays	1	Oak Brook Apartments
48	Both	SGFC	1	LA Fitness Spring
49	Loan	Natixis	4	Vanguard Portfolio
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage
51	Both	RMF	1	Marval Plaza
52	Both	BSPRT	1	Brownsville Plaza	Kinesis CAM Reserve
53	Both	KeyBank	1	Lake Bluff Village
54	Both	BSPRT	1	Sandstone Apartments
55	Both	KeyBank	1	Bayfield MHP

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MONTHLY ESCROWS(20)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Monthly Capex Reserve ($)	Monthly Environmental Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Insurance Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	Springing	0	Springing	Springing	Springing	0
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	12,688	0	6,540	135,185	Springing	0
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	Springing	0	Springing	117,190	76,620	1/12 of Ground Rent	Ground Lease Reserve
4	Both	Natixis	1	NEMA San Francisco	14,890	0	0	421,010	57,485	0
5	Both	RMF	1	Equinix Data Center	0	0	0	Springing	Springing	0
6	Loan	KeyBank	32	Inland Life Storage Portfolio	Springing	0	0	Springing	Springing	0
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	2,070	0	20,698	202,500	Springing	Springing	PACT Additional Gap Rent Reserve
8	Both	Natixis	1	10000 Santa Monica Boulevard	6,814	0	0	222,660	Springing	0
9	Both	Natixis	1	765 Broad Street	4,083	0	0	28,477	4,270	0
10	Both	KeyBank	1	Rivertop Apartments	3,733	0	0	49,640	Springing	0
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	5% of Gross Revenues from prior month	0	0	41,120	43,529	Springing	Seasonality Reserve
12	Both	KeyBank	1	Loudoun Gateway II and III	2,998	0	18,736	41,392	4,049	0
13	Both	KeyBank	1	Village at Knapp’s Crossing	1,791	0	Springing	38,463	Springing	0
14	Both	Barclays	1	200 North Warner Road	2,736	0	13,680	25,723	Springing	0
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	Springing	0	0	87,587	Springing	Springing	Lease Sweep Reserve
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	2,857	0	0	31,084	1,527	0
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza	2,565	0	6,674	4,910	Springing	0
18	Both	SGFC	1	Crocs Distribution Center	1,388	0	8,007	7,417	Springing	0
19	Both	Natixis	1	Walgreens South Beach	0	0	0	44,088	Springing	0
20	Both	Natixis	1	SpringHill Suites Newark	17,243	0	0	12,535	3,740	3,515	Seasonal Reserve
21	Both	Barclays	1	Storage Etc. - Los Feliz	Springing	0	0	Springing	Springing	0

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MONTHLY ESCROWS(20)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Monthly Capex Reserve ($)	Monthly Environmental Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Insurance Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description
22	Loan	SGFC	2	Bison Portfolio	6,632	0	16,579	30,527	Springing	0
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street	436	0	150	14,245	1,957	0
24	Both	KeyBank	1	North Heights Plaza	0	0	9,875	48,923	Springing	0
25	Both	Barclays	1	Southchase Village	2,858	0	Springing	23,510	7,658	0
26	Both	Barclays	1	Scottsdale Gateway II	2,248	0	6,743	17,519	Springing	0
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	2,077	0	5,525	Springing	4,739	0
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel	1/12 of 4% of Gross Income from Operations	0	0	11,300	3,258	0
29	Loan	BSPRT	2	Delaware Retail Portfolio	1,411	0	6,583	9,067	Springing	0
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion	1,338	0	6,689	13,258	Springing	0
31	Both	KeyBank	1	Extra Space - McLean	453	0	0	11,797	Springing	0
32	Both	Barclays	1	Residence Inn - Hoover, AL	1/12 of 4% of Gross Income from Operations	0	0	16,764	Springing	0
33	Both	BSPRT	1	Aloft Dulles North	Springing	0	0	8,194	3,580	Springing	Seasonality Reserve
34	Both	RMF	1	Kohl’s Highland Heights	1,005	0	Springing	Springing	857	0
35	Both	KeyBank	1	Paradise Foothills Apartments	0	0	0	7,875	2,515	0
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	1/12 of 2% of Gross Income from Operations	0	0	8,990	Springing	Springing	PIP Reserve
37	Both	BSPRT	1	Beau Terre Apartments	3,500	0	0	5,759	7,339	0
38	Both	Natixis	1	Westar Place	1,481	0	21,042	29,425	1,408	0
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	1/12 of 4% of Gross Income from Operations	0	0	8,266	Springing	Springing	Common Charges Reserve: Springing; PIP Reserve: Springing
40	Both	Barclays	1	Hen House Marketplace	Springing	0	Springing	Springing	Springing	0
41	Both	Barclays	1	North Plains Self Storage	Springing	0	0	9,876	Springing	0
42	Both	Barclays	1	The Burgundy	2,313	0	0	9,186	Springing	Springing	Condominium Assessment Reserve
43	Both	KeyBank	1	Dollar Self Storage - Chandler	885	0	0	6,357	590	0
44	Both	Barclays	1	Vineland Leased Fee	Springing	0	Springing	Springing	Springing	0
45	Both	RMF	1	Stor & Go Self Storage	816	0	0	4,049	214	0
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	9,151	0	0	5,689	Springing	Springing	PIP Reserve
47	Both	Barclays	1	Oak Brook Apartments	2,083	0	0	5,277	2,090	0
48	Both	SGFC	1	LA Fitness Spring	Springing	0	Springing	Springing	Springing	0
49	Loan	Natixis	4	Vanguard Portfolio	7,108	0	0	139,873	10,822	0
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage	737	0	0	4,351	303	0
51	Both	RMF	1	Marval Plaza	197	0	Springing	3,703	872	0
52	Both	BSPRT	1	Brownsville Plaza	424	0	1,554	8,943	623	0
53	Both	KeyBank	1	Lake Bluff Village	1,896	0	0	1,499	1,035	0
54	Both	BSPRT	1	Sandstone Apartments	958	0	0	4,761	1,201	0
55	Both	KeyBank	1	Bayfield MHP	154	0	0	701	480	0

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					RESERVE CAPS(21)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	CapEx Reserve Cap ($)	Environmental Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insurance Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio			6,000,000
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	761,250		235,449
3	Both	Barclays	1	Ceasar’s Bay Shopping Center
4	Both	Natixis	1	NEMA San Francisco	250,000
5	Both	RMF	1	Equinix Data Center
6	Loan	KeyBank	32	Inland Life Storage Portfolio	424,056
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	124,191		496,762
8	Both	Natixis	1	10000 Santa Monica Boulevard	250,000
9	Both	Natixis	1	765 Broad Street	97,991
10	Both	KeyBank	1	Rivertop Apartments
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club							4,084,680
12	Both	KeyBank	1	Loudoun Gateway II and III			1,124,150
13	Both	KeyBank	1	Village at Knapp’s Crossing	85,000		430,000
14	Both	Barclays	1	200 North Warner Road			2,200,000
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4						24,544,310	Lease Sweep Reserve: 21,037,980
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza			332,000
18	Both	SGFC	1	Crocs Distribution Center			1,054,977
19	Both	Natixis	1	Walgreens South Beach
20	Both	Natixis	1	SpringHill Suites Newark
21	Both	Barclays	1	Storage Etc. - Los Feliz

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					RESERVE CAPS(21)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	CapEx Reserve Cap ($)	Environmental Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insurance Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)
22	Loan	SGFC	2	Bison Portfolio	250,000
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street
24	Both	KeyBank	1	North Heights Plaza			592,472
25	Both	Barclays	1	Southchase Village			500,000
26	Both	Barclays	1	Scottsdale Gateway II
27	Loan	BSPRT	13	NMR Pharmacy Portfolio
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel
29	Loan	BSPRT	2	Delaware Retail Portfolio			325,000
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion			240,795
31	Both	KeyBank	1	Extra Space - McLean	10,861
32	Both	Barclays	1	Residence Inn - Hoover, AL
33	Both	BSPRT	1	Aloft Dulles North
34	Both	RMF	1	Kohl’s Highland Heights
35	Both	KeyBank	1	Paradise Foothills Apartments
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA
37	Both	BSPRT	1	Beau Terre Apartments
38	Both	Natixis	1	Westar Place			The sum of i) $200,000, plus ii) the total amount determined by Lender, in its discretion, to be necessary to pay for all Primary Tenant Lease Renewal Expenses.
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN
40	Both	Barclays	1	Hen House Marketplace			450,000
41	Both	Barclays	1	North Plains Self Storage
42	Both	Barclays	1	The Burgundy
43	Both	KeyBank	1	Dollar Self Storage - Chandler	21,239
44	Both	Barclays	1	Vineland Leased Fee
45	Both	RMF	1	Stor & Go Self Storage
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA
47	Both	Barclays	1	Oak Brook Apartments
48	Both	SGFC	1	LA Fitness Spring
49	Loan	Natixis	4	Vanguard Portfolio	255,896
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage
51	Both	RMF	1	Marval Plaza			100,000
52	Both	BSPRT	1	Brownsville Plaza
53	Both	KeyBank	1	Lake Bluff Village
54	Both	BSPRT	1	Sandstone Apartments
55	Both	KeyBank	1	Bayfield MHP

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Single Tenant	Largest Tenant	Unit Size	Lease Expiration	Second Largest Tenant	Unit Size	Lease Expiration	Third Largest Tenant	Unit Size	Lease Expiration
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	Yes
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.	Yes	Quest Diagnostics, Inc.	222,193	08/31/2024
1.02	Property	KeyBank	1	Encompass Health Corporation	Yes	Encompass Health Corporation	199,305	03/30/2033
1.03	Property	KeyBank	1	AT&T Services, Inc.	Yes	AT&T Services, Inc.	401,516	07/17/2026
1.04	Property	KeyBank	1	Up Central Leasing LLC	Yes	UP Central Leasing LLC	220,000	03/31/2029
1.05	Property	KeyBank	1	ComDoc, Inc.	Yes	ComDoc, Inc.	107,500	04/30/2029
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.	Yes	Stanley Convergent Security Solutions, Inc.	80,000	06/30/2028
1.07	Property	KeyBank	1	EQT Gathering, LLC	Yes	EQT Gathering, LLC	127,135	06/30/2030
1.08	Property	KeyBank	1	Metal Technologies, Inc.	Yes	Metal Technologies, Inc.	234,377	06/30/2033
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC	Yes	Heatcraft Refrigeration Products, LLC	214,757	05/31/2028
1.10	Property	KeyBank	1	Hanes Companies, Inc.	Yes	Hanes Companies, Inc.	275,500	09/30/2028
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.	Yes	FedEx Ground Package System, Inc.	76,039	06/30/2024
1.12	Property	KeyBank	1	Cummins, Inc.	Yes	Cummins, Inc.	36,720	11/30/2028
2	Both	SGFC	1	Presidential City	No
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	No	Kohl’s	119,734	05/31/2023	Target	88,000	07/31/2035	Best Buy	39,568	01/31/2022
4	Both	Natixis	1	NEMA San Francisco	No
5	Both	RMF	1	Equinix Data Center	Yes	Equinix, Inc.	663,621	12/31/2068
6	Loan	KeyBank	32	Inland Life Storage Portfolio	No
6.01	Property	KeyBank	1	Life Storage - 586	No
6.02	Property	KeyBank	1	Life Storage - 145	No
6.03	Property	KeyBank	1	Life Storage - 364	No
6.04	Property	KeyBank	1	Life Storage - 365	No
6.05	Property	KeyBank	1	Life Storage - 212	No
6.06	Property	KeyBank	1	Life Storage - 386	No
6.07	Property	KeyBank	1	Life Storage - 256	No
6.08	Property	KeyBank	1	Life Storage - 206	No
6.09	Property	KeyBank	1	Life Storage - 324	No
6.10	Property	KeyBank	1	Life Storage - 236	No
6.11	Property	KeyBank	1	Life Storage - 184	No
6.12	Property	KeyBank	1	Life Storage - 500	No
6.13	Property	KeyBank	1	Life Storage - 288	No
6.14	Property	KeyBank	1	Life Storage - 299	No
6.15	Property	KeyBank	1	Life Storage - 209	No
6.16	Property	KeyBank	1	Life Storage - 035	No
6.17	Property	KeyBank	1	Life Storage - 074	No
6.18	Property	KeyBank	1	Life Storage - 252	No
6.19	Property	KeyBank	1	Life Storage - 033	No
6.20	Property	KeyBank	1	Life Storage - 205	No
6.21	Property	KeyBank	1	Life Storage - 300	No
6.22	Property	KeyBank	1	Life Storage - 026	No
6.23	Property	KeyBank	1	Life Storage - 361	No
6.24	Property	KeyBank	1	Life Storage - 165	No
6.25	Property	KeyBank	1	Life Storage - 208	No
6.26	Property	KeyBank	1	Life Storage - 211	No
6.27	Property	KeyBank	1	Life Storage - 021	No
6.28	Property	KeyBank	1	Life Storage - 298	No
6.29	Property	KeyBank	1	Life Storage - 297	No
6.30	Property	KeyBank	1	Life Storage - 153	No
6.31	Property	KeyBank	1	Life Storage - 075	No
6.32	Property	KeyBank	1	Life Storage - 152	No
7	Both	Natixis	1	Uline Arena	No	Recreational Equipment, Inc.	51,159	02/29/2032	RGN National Business Center	43,680	10/31/2033	Pact Inc.	39,137	04/30/2035
8	Both	Natixis	1	10000 Santa Monica Boulevard	No
9	Both	Natixis	1	765 Broad Street	No	Newark Public School	198,513	12/14/2033	Wells Fargo	11,158	10/31/2020
10	Both	KeyBank	1	Rivertop Apartments	No
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	No
12	Both	KeyBank	1	Loudoun Gateway II and III	No	CACI International Inc	146,056	07/31/2027	Axios, Inc	14,153	05/31/2023	Northstrat, Inc	10,692	11/30/2024
13	Both	KeyBank	1	Village at Knapp’s Crossing	No	TJ Maxx	22,950	07/30/2029	Old Navy	12,500	07/31/2024	Ulta Beauty	10,080	08/31/2029
14	Both	Barclays	1	200 North Warner Road	No	AT&T Mobility	24,884	09/30/2022	Acriscure, LLC/ Odell Studner	19,662	11/30/2023	Arco Design/Build Northeast	12,834	07/31/2024
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	Yes	Facebook	701,266	05/31/2034
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	No
16.01	Property	RMF	1	Bohemia Self Storage	No
16.02	Property	RMF	1	Bay Shore Self Storage	No
17	Both	Barclays	1	One Main Plaza	No	County of Maui	37,795	06/30/2023	GSA	15,541	08/31/2021	Carlsmith Ball, LLP	5,332	12/31/2020
18	Both	SGFC	1	Crocs Distribution Center	Yes	Crocs, Inc.	555,251	09/30/2030
19	Both	Natixis	1	Walgreens South Beach	Yes	Walgreens	22,857	03/31/2034
20	Both	Natixis	1	SpringHill Suites Newark	No
21	Both	Barclays	1	Storage Etc. - Los Feliz	No

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Single Tenant	Largest Tenant	Unit Size	Lease Expiration	Second Largest Tenant	Unit Size	Lease Expiration	Third Largest Tenant	Unit Size	Lease Expiration
22	Loan	SGFC	2	Bison Portfolio	No
22.01	Property	SGFC	1	Spring Creek	No	Best Buy	50,000	01/31/2022	Bed Bath & Beyond	32,000	11/30/2024	TJ Maxx	28,000	01/31/2029
22.02	Property	SGFC	1	Steele Crossing	No	Kohl’s	86,584	01/31/2022	PetSmart	18,949	01/31/2023	Lane Bryant	5,600	04/30/2022
23	Both	SGFC	1	145 Spring Street	No
24	Both	KeyBank	1	North Heights Plaza	No	Dick’s Sporting Goods	46,290	01/31/2024	Burlington	33,765	02/28/2030	Big Lots	33,373	01/31/2021
25	Both	Barclays	1	Southchase Village	No	TouchStar Cinemas	28,000	04/30/2022	dd’s Discounts	25,200	09/30/2029	Ross Dress for Less	22,737	01/31/2025
26	Both	Barclays	1	Scottsdale Gateway II	No	Caremark PCS	26,344	06/30/2021	Scottsdale Health Care (ICP)	20,871	04/30/2027	Calibercos, Inc.	18,319	02/28/2026
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	Yes
27.01	Property	BSPRT	1	WAG - Knoxville, TN	Yes	Walgreens	14,112	12/31/2034
27.02	Property	BSPRT	1	WAG - Cincinnati, OH	Yes	Walgreens	14,490	08/31/2028
27.03	Property	BSPRT	1	WAG - Huntington, IN	Yes	Walgreens	15,125	01/31/2026
27.04	Property	BSPRT	1	CVS - Dublin, OH	Yes	CVS	10,086	07/31/2039
27.05	Property	BSPRT	1	CVS - Ashland, KY	Yes	CVS	11,240	07/31/2039
27.06	Property	BSPRT	1	WAG - Akron, OH	Yes	Walgreens	13,500	02/29/2028
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH	Yes	Rite Aid	11,180	03/31/2023
27.08	Property	BSPRT	1	CVS - Bristol, VA	Yes	CVS	10,251	07/31/2039
27.09	Property	BSPRT	1	CVS - Bristol, TN	Yes	CVS	10,200	07/31/2039
27.10	Property	BSPRT	1	CVS - Evans, GA	Yes	CVS	10,125	07/31/2039
27.11	Property	BSPRT	1	WAG - Henderson, KY	Yes	Walgreens	11,385	05/31/2034
27.12	Property	BSPRT	1	CVS - Summerfield, NC	Yes	CVS	10,112	07/31/2039
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA	Yes	Rite Aid	12,000	01/31/2029
28	Both	Barclays	1	The Firebrand Hotel	No
29	Loan	BSPRT	2	Delaware Retail Portfolio	No
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	No	Redner’s Markets Inc	49,223	08/31/2032	Dollar Tree	9,000	06/30/2026	Cypress Liquors	4,800	06/30/2027
29.02	Property	BSPRT	1	Meadowood Shopping Center	No	Walgreens	15,852	11/30/2026	Argilla Brewing at Pietro’s Pizza	3,814	03/31/2022	Sushi Somo	3,537	10/31/2024
30	Both	KeyBank	1	Providence Pavilion	No	Publix	44,841	12/31/2024	Walgreens	14,820	08/31/2080	Zoet Beauty Supply	3,495	11/30/2021
31	Both	KeyBank	1	Extra Space - McLean	No
32	Both	Barclays	1	Residence Inn - Hoover, AL	No
33	Both	BSPRT	1	Aloft Dulles North	No
34	Both	RMF	1	Kohl’s Highland Heights	Yes	Kohl’s	80,371	01/28/2028
35	Both	KeyBank	1	Paradise Foothills Apartments	No
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	No
37	Both	BSPRT	1	Beau Terre Apartments	No
38	Both	Natixis	1	Westar Place	No	Bank of America Corporation	45,653	10/31/2025	Revolution Group	13,224	09/30/2022	WellSky Corporation	10,161	01/31/2024
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	No
40	Both	Barclays	1	Hen House Marketplace	No	Hen House	53,897	06/30/2034	Tuesday Morning	8,450	07/31/2020	Past & Presents	5,800	12/31/2020
41	Both	Barclays	1	North Plains Self Storage	No
42	Both	Barclays	1	The Burgundy	No
43	Both	KeyBank	1	Dollar Self Storage - Chandler	No
44	Both	Barclays	1	Vineland Leased Fee	No	Bahama Breeze	12,299	12/31/2025	Golden Corral	11,003	07/31/2031	BJ’s Brewhouse	8,376	10/31/2033
45	Both	RMF	1	Stor & Go Self Storage	No
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	No
47	Both	Barclays	1	Oak Brook Apartments	No
48	Both	SGFC	1	LA Fitness Spring	Yes	Fitness International, LLC	34,000	09/30/2034
49	Loan	Natixis	4	Vanguard Portfolio	Yes
49.01	Property	Natixis	1	425 Old Morehall Road	Yes	The Vanguard Group	201,658	10/31/2030
49.02	Property	Natixis	1	1001 Cedar Hollow Road	Yes	The Vanguard Group	133,000	10/31/2029
49.03	Property	Natixis	1	50 Morehall Road	Yes	The Vanguard Group	117,000	10/31/2027
49.04	Property	Natixis	1	60 Morehall Road	Yes	The Vanguard Group	117,000	10/31/2028
50	Both	RMF	1	Xtra Room Self Storage	No
51	Both	RMF	1	Marval Plaza	No	Kurai Sushi and Chinese Buffet	5,500	03/31/2022	Dunkin Donuts	1,967	02/28/2026	Firehouse Subs	1,857	03/31/2021
52	Both	BSPRT	1	Brownsville Plaza	No	ALDI	21,141	12/31/2031	Terrace Bakery	3,271	03/30/2021	Dr. Howard S. Pittle Family Physician	3,154	11/30/2022
53	Both	KeyBank	1	Lake Bluff Village	No
54	Both	BSPRT	1	Sandstone Apartments	No
55	Both	KeyBank	1	Bayfield MHP	No

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Fourth Largest Tenant	Unit Size	Lease Expiration	Fifth Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal/Carveout Guarantor(25)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio							Refinance	Global Net Lease Operating Partnership, L.P.
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City							Refinance	Matthew Pestronk, Michael Pestronk
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	Modell’s	23,792	01/31/2025	Olive Garden	8,350	11/28/2028	Refinance	CBB Realty Associates, LLC, Gazit Horizons, Inc.
4	Both	Natixis	1	NEMA San Francisco							Refinance	Sonny Kahn, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003, Russell W. Galbut, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business trust dated November 3, 2009, Bruce A. Menin, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the Menin 1998 Business Trust pursuant to that certain Restated and Amended Declaration of Trust dated November 6, 2009.
5	Both	RMF	1	Equinix Data Center							Refinance	Hartz Financial Corp.
6	Loan	KeyBank	32	Inland Life Storage Portfolio							Acquisition	Inland Private Capital Corporation
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	Davis Memorial Goodwill	23,968	07/31/2035	Antunovich Associates	10,353	09/30/2029	Refinance	Norman Jemal
8	Both	Natixis	1	10000 Santa Monica Boulevard							Refinance	Sonny Kahn, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003; Russell Galbut, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business Trust dated November 3, 2009; Bruce A. Menin, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the Menin 1998 Business Trust pursuant to that certain Restated and Amended Declaration of Trust dated November 6, 2009
9	Both	Natixis	1	765 Broad Street							Refinance	Jorge Madruga, Francesca Madruga, Amnon Shalhov, Rina Chaya-Shalhov, Eli Weiss, Justin DiMare
10	Both	KeyBank	1	Rivertop Apartments							Acquisition	CF Real Estate Holdings, LLC
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club							Refinance	Corcoran Jennison Company, Inc.
12	Both	KeyBank	1	Loudoun Gateway II and III	FTS International, LLC	8,963	05/31/2023				Acquisition	Carter F. Sackman
13	Both	KeyBank	1	Village at Knapp’s Crossing	Five Below	8,500	06/30/2029	Chow Hound	7,000	08/31/2028	Refinance	Daniel L. Stern, Christopher G. Brochert, William T. Mast
14	Both	Barclays	1	200 North Warner Road	Quadgen Wireless Solutions	12,199	10/31/2025	Velocitel, Inc.	11,440	09/30/2022	Acquisition	John B. Vander Zwaag, Richard Hamlin, Janet Kaz, Benjamin Adams, Pembroke IV LLC, Pembroke North Warner Investors LLC, TCM North Warner LLC, TCM North Warner GP LLC
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4							Refinance	Paul Guarantor LLC
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio							Acquisition	Robert Moser
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza	Mahi Pono LLC	3,348	01/31/2024	State Judiciary	2,800	10/31/2021	Refinance	John R. Saunders
18	Both	SGFC	1	Crocs Distribution Center							Refinance	Northpoint Holdings, LLC
19	Both	Natixis	1	Walgreens South Beach							Acquisition	Eric Hadar
20	Both	Natixis	1	SpringHill Suites Newark							Refinance	George J. Danneman, Gene Danneman
21	Both	Barclays	1	Storage Etc. - Los Feliz							Refinance	NAP

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Fourth Largest Tenant	Unit Size	Lease Expiration	Fifth Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal/Carveout Guarantor(25)
22	Loan	SGFC	2	Bison Portfolio							Refinance	Adam Ifshin
22.01	Property	SGFC	1	Spring Creek	Old Navy	20,000	04/30/2023	Joann Stores Inc	19,284	01/31/2021
22.02	Property	SGFC	1	Steele Crossing	Sola Salon Studios	4,870	09/30/2024	Arkansas Dentistry	4,200	12/31/2024
23	Both	SGFC	1	145 Spring Street							Refinance	Ralph Sitt
24	Both	KeyBank	1	North Heights Plaza	Once Upon A Child	11,520	05/31/2022	Party City	10,451	01/31/2022	Refinance	PMAT Real Estate Investments, L.L.C.
25	Both	Barclays	1	Southchase Village	Bealls Outlet	20,000	04/30/2023	Planet Fitness	18,276	06/30/2025	Acquisition	Michael Lapointe, Adam Greenberg
26	Both	Barclays	1	Scottsdale Gateway II	Northsight Management	12,851	08/10/2020	Boston IVF	7,241	12/31/2020	Refinance	James M. Pollock
27	Loan	BSPRT	13	NMR Pharmacy Portfolio							Refinance/Acquisition	Moshe Shovtiel Rudich
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel							Refinance	Dan L. Averill
29	Loan	BSPRT	2	Delaware Retail Portfolio							Refinance	Louis J. Capano, Jr., Louis J. Capano, III
29.01	Property	BSPRT	1	Cypress Hall Shopping Center	Mariner Finance, LLC	2,302	03/31/2022	Centifola Nails & Spa Corp.	1,600	10/31/2025
29.02	Property	BSPRT	1	Meadowood Shopping Center	CosmoProf	2,448	12/31/2021	Grill Village, Inc.	2,240	06/30/2022
30	Both	KeyBank	1	Providence Pavilion	Peachtree Immediate Care	3,400	07/31/2024	Premier Martial Arts	2,500	11/30/2024	Refinance	M & J Wilkow, Ltd.
31	Both	KeyBank	1	Extra Space - McLean							Refinance	Thomas J. Comparato
32	Both	Barclays	1	Residence Inn - Hoover, AL							Acquisition	Chiman Patel
33	Both	BSPRT	1	Aloft Dulles North							Acquisition	Vinay B. Patel, Istiaq Azim Ahmed
34	Both	RMF	1	Kohl’s Highland Heights							Refinance	Andrew C. Hauck, III
35	Both	KeyBank	1	Paradise Foothills Apartments							Refinance	Michael Giuliani, Brad Harris, Brad-M, Inc.
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA							Refinance	Mukesh Patel
37	Both	BSPRT	1	Beau Terre Apartments							Refinance	Donald P. Kelly, Jr.
38	Both	Natixis	1	Westar Place	Sales Fuel	8,346	05/31/2025	Eaton Electrical	6,928	04/30/2025	Acquisition	Zvi Zaffir
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN							Refinance	Timothy J. Dora, Robert McCormack
40	Both	Barclays	1	Hen House Marketplace	Hyderabad Darbar Indian Cuisine	4,550	12/31/2020	Athletico	2,400	04/30/2026	Recapitalization	E. Stanley Kroenke
41	Both	Barclays	1	North Plains Self Storage							Refinance	Jeffrey A. Jensen
42	Both	Barclays	1	The Burgundy							Acquisition	Iqbal Mutabanna, Dustin Howard, Veena Jetti, Sapan Talati, Neal Dandona, Puja Talati
43	Both	KeyBank	1	Dollar Self Storage - Chandler							Refinance	Thomson Family trust dated June 18, 1997, as may have been amended and restated, John C. Thomson
44	Both	Barclays	1	Vineland Leased Fee							Refinance	Robert Guerrerio, Jr.
45	Both	RMF	1	Stor & Go Self Storage							Refinance	Robert Moser
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA							Refinance	Jigar Patel, Xama Bhatt
47	Both	Barclays	1	Oak Brook Apartments							Refinance	Eaton W. Tarbell, Jr.
48	Both	SGFC	1	LA Fitness Spring							Acquisition	Carl J. Greenwood, James F. McKenzie, Carl J. Greenwood, as trustee of The Greenwood Family Trust Dated October 16, 1985, James F. McKenzie, as trustee of the McKenzie Living Trust, Established December 16, 2009
49	Loan	Natixis	4	Vanguard Portfolio							Acquisition	NAP
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage							Refinance	Robert Moser
51	Both	RMF	1	Marval Plaza	Las Quesedillas	1,328	12/31/2022	Nail Salon	1,328	05/31/2024	Recapitalization	Gabriel Kamel
52	Both	BSPRT	1	Brownsville Plaza	Martik Laundry	2,725	12/31/2023	Kinesis Physical Therapy	2,148	08/14/2022	Acquisition	Kevin Dhillon, Daniella Dhillon
53	Both	KeyBank	1	Lake Bluff Village							Acquisition	Michael Gottlieb
54	Both	BSPRT	1	Sandstone Apartments							Acquisition	Tony M. McGuckin
55	Both	KeyBank	1	Bayfield MHP							Acquisition	Barry Higgins

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Related Borrower(26)	Lockbox (Y/N)	Lockbox Type(27)	UW Occupancy (%)	UW ADR ($)	UW RevPAR ($)	Most Recent Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio	No	Yes	Hard
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City	No	Yes	Soft (Residential); Hard (Commercial)
3	Both	Barclays	1	Ceasar’s Bay Shopping Center	No	Yes	Hard
4	Both	Natixis	1	NEMA San Francisco	Yes - Group 1	Yes	Soft (Residential); Hard (Commercial)
5	Both	RMF	1	Equinix Data Center	No	Yes	Hard
6	Loan	KeyBank	32	Inland Life Storage Portfolio	No	No	None
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena	No	Yes	Hard
8	Both	Natixis	1	10000 Santa Monica Boulevard	Yes - Group 1	Yes	Soft
9	Both	Natixis	1	765 Broad Street	No	Yes	Hard
10	Both	KeyBank	1	Rivertop Apartments	No	Yes	Springing
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	No	Yes	Soft	41.5%	326.45	135.35	41.5%	326.45	135.35
12	Both	KeyBank	1	Loudoun Gateway II and III	No	Yes	Hard
13	Both	KeyBank	1	Village at Knapp’s Crossing	No	Yes	Hard
14	Both	Barclays	1	200 North Warner Road	No	Yes	Hard
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4	No	Yes	Hard
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio	Yes - Group 2	Yes	Springing
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza	No	Yes	Hard
18	Both	SGFC	1	Crocs Distribution Center	No	Yes	Hard
19	Both	Natixis	1	Walgreens South Beach	No	Yes	Hard
20	Both	Natixis	1	SpringHill Suites Newark	No	Yes	Springing	70.9%	146.47	103.85	70.9%	146.47	103.85
21	Both	Barclays	1	Storage Etc. - Los Feliz	No	Yes	Springing

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Related Borrower(26)	Lockbox (Y/N)	Lockbox Type(27)	UW Occupancy (%)	UW ADR ($)	UW RevPAR ($)	Most Recent Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)
22	Loan	SGFC	2	Bison Portfolio	No	Yes	Hard
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street	No	Yes	Springing
24	Both	KeyBank	1	North Heights Plaza	No	Yes	Springing
25	Both	Barclays	1	Southchase Village	No	Yes	Springing
26	Both	Barclays	1	Scottsdale Gateway II	No	Yes	Hard
27	Loan	BSPRT	13	NMR Pharmacy Portfolio	No	Yes	Hard
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel	No	Yes	Springing	75.6%	171.63	129.66	75.6%	171.63	129.66
29	Loan	BSPRT	2	Delaware Retail Portfolio	No	Yes	Springing
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion	No	Yes	Springing
31	Both	KeyBank	1	Extra Space - McLean	No	No	None
32	Both	Barclays	1	Residence Inn - Hoover, AL	No	Yes	Springing	85.5%	114.87	98.22	85.5%	114.87	98.22
33	Both	BSPRT	1	Aloft Dulles North	No	Yes	Springing	75.8%	100.99	76.50	75.8%	100.99	76.50
34	Both	RMF	1	Kohl’s Highland Heights	No	Yes	Springing
35	Both	KeyBank	1	Paradise Foothills Apartments	No	No	None
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	No	Yes	Springing	77.5%	122.06	94.57	77.5%	122.06	94.57
37	Both	BSPRT	1	Beau Terre Apartments	No	Yes	Springing
38	Both	Natixis	1	Westar Place	No	Yes	Hard
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	No	Yes	Hard	78.5%	91.85	72.03	78.5%	91.85	72.03
40	Both	Barclays	1	Hen House Marketplace	No	Yes	Springing
41	Both	Barclays	1	North Plains Self Storage	No	Yes	Springing
42	Both	Barclays	1	The Burgundy	No	Yes	Springing
43	Both	KeyBank	1	Dollar Self Storage - Chandler	No	Yes	Springing
44	Both	Barclays	1	Vineland Leased Fee	No	Yes	Springing
45	Both	RMF	1	Stor & Go Self Storage	Yes - Group 2	Yes	Springing
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	No	Yes	Hard	74.9%	108.22	81.09	74.9%	108.22	81.09
47	Both	Barclays	1	Oak Brook Apartments	No	Yes	Springing
48	Both	SGFC	1	LA Fitness Spring	No	Yes	Springing
49	Loan	Natixis	4	Vanguard Portfolio	No	Yes	Hard
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage	Yes - Group 2	Yes	Springing
51	Both	RMF	1	Marval Plaza	No	Yes	Springing
52	Both	BSPRT	1	Brownsville Plaza	No	Yes	Springing
53	Both	KeyBank	1	Lake Bluff Village	No	No	None
54	Both	BSPRT	1	Sandstone Apartments	No	Yes	Springing
55	Both	KeyBank	1	Bayfield MHP	No	Yes	Springing

A-1-28

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	2018 Occupancy (%)	2018 ADR ($)	2018 RevPAR ($)	2017 Occupancy (%)	2017 ADR ($)	2017 RevPAR ($)	2016 Occupancy (%)	2016 ADR ($)	2016 RevPAR ($)
1	Loan	KeyBank	12	GNL Office and Industrial Portfolio
1.01	Property	KeyBank	1	Quest Diagnostics, Inc.
1.02	Property	KeyBank	1	Encompass Health Corporation
1.03	Property	KeyBank	1	AT&T Services, Inc.
1.04	Property	KeyBank	1	Up Central Leasing LLC
1.05	Property	KeyBank	1	ComDoc, Inc.
1.06	Property	KeyBank	1	Stanley Convergent Security Solutions, Inc.
1.07	Property	KeyBank	1	EQT Gathering, LLC
1.08	Property	KeyBank	1	Metal Technologies, Inc.
1.09	Property	KeyBank	1	Heatcraft Refrigeration Products, LLC
1.10	Property	KeyBank	1	Hanes Companies, Inc.
1.11	Property	KeyBank	1	FedEx Ground Package System, Inc.
1.12	Property	KeyBank	1	Cummins, Inc.
2	Both	SGFC	1	Presidential City
3	Both	Barclays	1	Ceasar’s Bay Shopping Center
4	Both	Natixis	1	NEMA San Francisco
5	Both	RMF	1	Equinix Data Center
6	Loan	KeyBank	32	Inland Life Storage Portfolio
6.01	Property	KeyBank	1	Life Storage - 586
6.02	Property	KeyBank	1	Life Storage - 145
6.03	Property	KeyBank	1	Life Storage - 364
6.04	Property	KeyBank	1	Life Storage - 365
6.05	Property	KeyBank	1	Life Storage - 212
6.06	Property	KeyBank	1	Life Storage - 386
6.07	Property	KeyBank	1	Life Storage - 256
6.08	Property	KeyBank	1	Life Storage - 206
6.09	Property	KeyBank	1	Life Storage - 324
6.10	Property	KeyBank	1	Life Storage - 236
6.11	Property	KeyBank	1	Life Storage - 184
6.12	Property	KeyBank	1	Life Storage - 500
6.13	Property	KeyBank	1	Life Storage - 288
6.14	Property	KeyBank	1	Life Storage - 299
6.15	Property	KeyBank	1	Life Storage - 209
6.16	Property	KeyBank	1	Life Storage - 035
6.17	Property	KeyBank	1	Life Storage - 074
6.18	Property	KeyBank	1	Life Storage - 252
6.19	Property	KeyBank	1	Life Storage - 033
6.20	Property	KeyBank	1	Life Storage - 205
6.21	Property	KeyBank	1	Life Storage - 300
6.22	Property	KeyBank	1	Life Storage - 026
6.23	Property	KeyBank	1	Life Storage - 361
6.24	Property	KeyBank	1	Life Storage - 165
6.25	Property	KeyBank	1	Life Storage - 208
6.26	Property	KeyBank	1	Life Storage - 211
6.27	Property	KeyBank	1	Life Storage - 021
6.28	Property	KeyBank	1	Life Storage - 298
6.29	Property	KeyBank	1	Life Storage - 297
6.30	Property	KeyBank	1	Life Storage - 153
6.31	Property	KeyBank	1	Life Storage - 075
6.32	Property	KeyBank	1	Life Storage - 152
7	Both	Natixis	1	Uline Arena
8	Both	Natixis	1	10000 Santa Monica Boulevard
9	Both	Natixis	1	765 Broad Street
10	Both	KeyBank	1	Rivertop Apartments
11	Both	KeyBank	1	Ocean Edge Resort & Golf Club	40.9%	325.04	132.78	41.1%	318.93	130.99	40.3%	319.48	128.72
12	Both	KeyBank	1	Loudoun Gateway II and III
13	Both	KeyBank	1	Village at Knapp’s Crossing
14	Both	Barclays	1	200 North Warner Road
15	Both	Barclays	1	Moffett Towers II - Buildings 3 & 4
16	Loan	RMF	2	Mr. D’s Self Storage Portfolio
16.01	Property	RMF	1	Bohemia Self Storage
16.02	Property	RMF	1	Bay Shore Self Storage
17	Both	Barclays	1	One Main Plaza
18	Both	SGFC	1	Crocs Distribution Center
19	Both	Natixis	1	Walgreens South Beach
20	Both	Natixis	1	SpringHill Suites Newark	61.0%	142.60	86.92	NAV	NAV	NAV	NAV	NAV	NAV
21	Both	Barclays	1	Storage Etc. - Los Feliz

A-1-29

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	2018 Occupancy (%)	2018 ADR ($)	2018 RevPAR ($)	2017 Occupancy (%)	2017 ADR ($)	2017 RevPAR ($)	2016 Occupancy (%)	2016 ADR ($)	2016 RevPAR ($)
22	Loan	SGFC	2	Bison Portfolio
22.01	Property	SGFC	1	Spring Creek
22.02	Property	SGFC	1	Steele Crossing
23	Both	SGFC	1	145 Spring Street
24	Both	KeyBank	1	North Heights Plaza
25	Both	Barclays	1	Southchase Village
26	Both	Barclays	1	Scottsdale Gateway II
27	Loan	BSPRT	13	NMR Pharmacy Portfolio
27.01	Property	BSPRT	1	WAG - Knoxville, TN
27.02	Property	BSPRT	1	WAG - Cincinnati, OH
27.03	Property	BSPRT	1	WAG - Huntington, IN
27.04	Property	BSPRT	1	CVS - Dublin, OH
27.05	Property	BSPRT	1	CVS - Ashland, KY
27.06	Property	BSPRT	1	WAG - Akron, OH
27.07	Property	BSPRT	1	Rite Aid/PNC ATM - Dayton, OH
27.08	Property	BSPRT	1	CVS - Bristol, VA
27.09	Property	BSPRT	1	CVS - Bristol, TN
27.10	Property	BSPRT	1	CVS - Evans, GA
27.11	Property	BSPRT	1	WAG - Henderson, KY
27.12	Property	BSPRT	1	CVS - Summerfield, NC
27.13	Property	BSPRT	1	Rite Aid - Hermitage, PA
28	Both	Barclays	1	The Firebrand Hotel	71.2%	158.94	98.41	62.7%	156.94	98.41	NAV	NAV	NAV
29	Loan	BSPRT	2	Delaware Retail Portfolio
29.01	Property	BSPRT	1	Cypress Hall Shopping Center
29.02	Property	BSPRT	1	Meadowood Shopping Center
30	Both	KeyBank	1	Providence Pavilion
31	Both	KeyBank	1	Extra Space - McLean
32	Both	Barclays	1	Residence Inn - Hoover, AL	85.1%	111.97	95.29	84.9%	107.27	86.00	79.6%	108.10	86.00
33	Both	BSPRT	1	Aloft Dulles North	79.1%	91.88	72.66	75.9%	89.11	67.68	83.0%	83.33	69.18
34	Both	RMF	1	Kohl’s Highland Heights
35	Both	KeyBank	1	Paradise Foothills Apartments
36	Both	Barclays	1	Home2 Suites - Lithia Springs, GA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
37	Both	BSPRT	1	Beau Terre Apartments
38	Both	Natixis	1	Westar Place
39	Both	Barclays	1	Candlewood Suites - Terre Haute IN	88.1%	91.87	80.89	82.1%	92.37	75.82	86.6%	89.88	70.59
40	Both	Barclays	1	Hen House Marketplace
41	Both	Barclays	1	North Plains Self Storage
42	Both	Barclays	1	The Burgundy
43	Both	KeyBank	1	Dollar Self Storage - Chandler
44	Both	Barclays	1	Vineland Leased Fee
45	Both	RMF	1	Stor & Go Self Storage
46	Both	Barclays	1	Fairfield Inn - Calhoun, GA	77.3%	107.45	83.10	81.8%	104.57	80.82	80.9%	99.91	80.82
47	Both	Barclays	1	Oak Brook Apartments
48	Both	SGFC	1	LA Fitness Spring
49	Loan	Natixis	4	Vanguard Portfolio
49.01	Property	Natixis	1	425 Old Morehall Road
49.02	Property	Natixis	1	1001 Cedar Hollow Road
49.03	Property	Natixis	1	50 Morehall Road
49.04	Property	Natixis	1	60 Morehall Road
50	Both	RMF	1	Xtra Room Self Storage
51	Both	RMF	1	Marval Plaza
52	Both	BSPRT	1	Brownsville Plaza
53	Both	KeyBank	1	Lake Bluff Village
54	Both	BSPRT	1	Sandstone Apartments
55	Both	KeyBank	1	Bayfield MHP

A-1-30

Footnotes to Annex A-1

(1)	“Barclays” denotes Barclays Capital Real Estate Inc. as Mortgage Loan Seller; “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller; “Natixis” denotes Natixis Real Estate Capital LLC as Mortgage Loan Seller; “SGFC” denotes Societe Generale Financial Corporation as Mortgage Loan Seller; “RMF” denotes Rialto Mortgage Finance, LLC as Mortgage Loan Seller; “BSPRT” denotes BSPRT CMBS Finance, LLC as Mortgage Loan Seller.

(2)	With respect to Loan No. 2, Presidential City, the mortgaged property is comprised of 1,015 multifamily units and 78,483 square feet of commercial space.

With respect to Loan No. 7, Uline Arena, the mortgaged property consists of two contiguous buildings totaling 248,381 square feet that contain mixed-use office (181,685 square feet) and retail space (66,696 square feet) and an attached four-story parking garage (167 spaces) located in northeast Washington, D.C.

With respect to Loan No. 18, Crocs Distribution Center, the mortgaged property is comprised of 555,251 square feet of industrial, warehouse/distribution space, which includes 15,000 square feet of office space and 204,749 square feet of expansion space. The entire space, after giving effect to an expansion, will not exceed 760,000 square feet.

With respect to Loan No. 23, 145 Spring Street, the mortgaged property is comprised of 1,474 square feet of office space, 1,200 square feet of retail space and five multifamily units.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 11, Ocean Edge Resort & Golf Club, 13 of the 337 rooms at the Ocean Edge Resort & Golf Club Mortgaged Property are owned by individual condominium owners and operated as part of the mortgaged property via assigned rental management services agreements. The units, historical cashflows and underwritten cashflows are in each case inclusive of the 13 condominium units.

With respect to Loan No. 15, Moffett Towers II – Buildings 3 & 4, the Moffett Towers II – Buildings 3 & 4 mortgaged property features access to a 59,648 square foot non-collateral fitness/amenities building and an enclosed parking structure (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to a declaration of covenants, conditions, restrictions, easement and charges agreement (the “CCR”) made by MT II LLC, an affiliate of the borrower sponsor. The CCR grants the borrower non-exclusive easement rights over the Common Area Spaces. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Towers II Association LLC (the “Association”), whose membership is comprised of the borrower and the owners of buildings 1, 2 and 5. The Association is obligated to maintain insurance coverage for the Common Area Spaces and is also responsible for the maintenance of the Common Area Spaces, subject to the terms of the Facebook leases. The CCR delineates shares of the voting interest in the Association based on the number of buildings at the Moffett Towers II campus, with each completed building entitled to a proportionate share of the voting interest. Each building is entitled to a one-fifth share (20.0%) share of the voting interest in the Association.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) at mortgaged properties secured by the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in the preliminary prospectus.

With respect to Loan No. 3, Ceasar’s Bay Shopping Center, the Second Largest Tenant, Target, has accepted its space but is finishing its own build out and has not yet opened for business. The borrower sponsor expects the tenant to take occupancy of its space by August 2020. At origination, the borrower deposited $4,567,700 and $2,511,385 into a free rent reserve and TI/LC reserve, respectively, which covers all outstanding free rent and TI/LC obligations remaining for such tenant.

With respect to Loan No. 4, NEMA San Francisco, the mortgaged property contains 90 affordable units. San Francisco’s Inclusionary Housing Program requires all new multifamily developments to either (i) pay an affordable housing fee, or (ii) meet the inclusionary requirement by leasing a percentage of the units as ‘below

A-1-31

market rate’ units at a price that is affordable to low and middle-income households. The NEMA San Francisco mortgaged property will meet the city’s Inclusionary Housing Program requirements by maintaining 90 (11.9%) of the 754 units as affordable rental units for 55 years. The maximum rent that can be charged for an affordable unit is determined by the City of San Francisco each year based on San Francisco County’s Area Median Income (“AMI”) as published by the Department of Housing and Urban Development. For the NEMA San Francisco mortgaged property, the affordable units are set at rates affordable to households earning 55% of the AMI. It is anticipated that the affordable units’ rent will increase at 2% per annum going forward, according to the borrower sponsor. Pursuant to the related loan documents, the borrower is required to comply with the related affordable housing documents and a failure to do so would result in an event of default under the related loan documents. However, such failure to comply does not automatically result in recourse except to the extent the failure constitutes willful misconduct.

With respect to Loan No. 7, Uline Arena, the Third Largest Tenant, Pact Inc., representing 15.8% of the net rentable area at the mortgaged property, has not yet taken occupancy and is currently building out its space. Pact Inc. is not required to commence paying rent until May 1, 2020 (which date may be extended if there are construction delays) and has a partial free rent period from May 1, 2020 through October 2023.

With respect to Loan No. 7, Uline Arena, the Largest Tenant at the mortgaged property, Recreational Equipment, Inc., has subleased 1,052 square feet of its space to La Colombe, which uses the space to operate a coffee shop within Recreational Equipment, Inc.’s space. La Colombe’s sublease expires in January 2027 and includes one five-year extension option. Under the sublease, La Colombe has an option to terminate if it fails to meet or exceed $600,000 in gross receipts for any calendar year after the fourth sublease year (2020) and Recreational Equipment, Inc. has a right to terminate the sublease if La Colombe fails to produce its gross receipt report. Notwithstanding the sublease, Recreational Equipment, Inc. remains liable for its obligations under the primary lease with the Uline Arena borrower.

With respect to Loan No. 9, 765 Broad Street, the Largest Tenant, Newark Public School, originally leased 97,101 square feet at the mortgaged property and later expanded its space by an additional 101,412 square feet on the fourth through seventh floors. In November 2019, the Newark Public School is expected to take occupancy of the fourth, fifth, and seventh floors, and, upon completion of certain tenant improvement projects estimated to be completed in December 2019, is expected to take occupancy of the sixth floor.

With respect to Loan No. 15, Moffett Towers II – Buildings 3 & 4, the sole tenant at the mortgaged property, Facebook, has a free rent period from August 2019 to December 2019. At origination, the borrower reserved $16,127,329 representing free rent under the Facebook lease.

With respect to Loan No. 18, Crocs Distribution Center, the sole tenant, Crocs, Inc., is in occupancy but is in a free rent period until March 2020. At origination, the borrower reserved $520,372, in respect of the projected and anticipated amount of (i) interest payments and (ii) deposits to be made into (a) the tax and insurance subaccount on account of real estate taxes, (b) the capital reserve subaccount and (c) the rollover reserve subaccount, in each case, during the free rent period under the Crocs, Inc. lease (together, the “Crocs Free Rent Period Payments”).

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Definitions” in the preliminary prospectus, the Current LTV (%) and the Maturity/ARD LTV (%) are based on the “as-is” Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, GNL Office and Industrial Portfolio, the Appraised Value ($) represents the “As Portfolio” value of $370,310,000, which includes a portfolio premium to the Mortgaged Properties if sold together on a bulk basis. The sum of the “as-is” appraised values on a stand-alone basis is $364,710,000. The Current LTV (%) and Maturity/ARD LTV (%) representing the sum of the “as-is” appraised values are 55.9% and 55.9%, respectively.

With respect to Loan No. 6, Inland Life Storage Portfolio, the Appraised Value ($) represents the “As Portfolio” value of $225,000,000, which includes a portfolio premium applied to the Mortgaged Properties if sold together on a bulk basis. The sum of the “as-is” appraised values on a stand-alone basis is $212,100,000. The Current LTV (%), and Maturity/ARD LTV (%) representing the sum of the “as-is” Appraised Values are 65.6% and 56.5%, respectively.

With respect to Loan No. 7, Uline Arena, Current LTV (%) is calculated based off of the “As Complete” value of $212,000,000 as of July 1, 2021, which assumes that all tenants with executed leases are in occupancy and

A-1-32

paying rent. As of July 26, 2019, the Uline Arena Property was 92.1% leased (including approximately 69,910 square feet that were not yet occupied). At origination, the Uline Arena borrower deposited approximately (i) $1.8 million in a gap rent reserve, which represents the total underwritten rent between the origination date and the anticipated lease commencement dates and (ii) $7.5 million in a free rent reserve for outstanding free rent for various tenants during the term of the Uline Arena Whole Loan. The Current LTV (%) and Maturity/ARD LTV (%) are based on the “As Complete” value. The Current LTV (%) and Maturity/ARD LTV (%) based on the “As Is” value of $194,000,000 are 61.9% and 61.9%, respectively.

With respect to Loan No. 9, 765 Broad Street, Current LTV (%) is calculated based off of the “As Stabilized” value of $51,900,000 as of January 1, 2020, which assumes that Newark Public School (“NPS”) takes occupancy of the fourth, fifth and seventh floors and exercises its right of first offer to lease the sixth floor space no later than January 1, 2020. As of February 26, 2019, the mortgaged property was 100.0% leased (including approximately 101,412 square feet that were not yet occupied). At origination, the borrower deposited (i) $271,519 into an NPS free rent reserve for free rent due under all of the NPS leases at the mortgaged property through 2021; (ii) $226,868 into an NPS parking credit reserve for parking credits (rent offsets) owed to NPS under its leases through 2021; (iii) $332,612 into an NPS gap rent reserve for the debt service shortfall between origination through the expected outside date for NPS to take occupancy of its space; (iv) $4,852,814 into a rollover reserve for outstanding tenant improvements and leasing commissions; and (v) $4,763,371 into a reserve account for the NPS lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the sixth floor space on June 19, 2019, $4,763,371 was released to the borrower. The Current LTV (%) and Maturity/ARD LTV (%) are based on the “As Stabilized” value. The Current LTV (%) and Maturity/ARD LTV (%) are based on the “As Is” value of $46,100,000 are 73.4% and 73.4%, respectively.

With respect to Loan No. 15, Moffett Towers II – Buildings 3 & 4, the Appraised Value ($)is a prospective market value that assumes that any remaining construction costs have been paid and Facebook, the sole tenant, has taken occupancy, completed construction and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases). The borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent. Facebook has taken possession of its space and is currently constructing its interior improvements. The as-is appraised value is $726.0 million as of May 3, 2019 and is inclusive of deductions for rent concessions and outstanding tenant improvements and leasing commissions, equating to a Current LTV (%) and Maturity LTV (%) of 48.2%.

With respect to Loan No. 18, Crocs Distribution Center, the appraisal provided an “as-stabilized” value of $35,800,000 as of February 1, 2020 for the mortgaged property based on the tenant’s six-month free rent period having expired and all construction completion costs having been paid in full. The Current LTV (%), and Maturity/ARD LTV (%) representing the sum of the “as-is” appraised value of $33,000,000 are 69.7% and 63.3%, respectively.

With respect to Loan No. 25, Southchase Village, the Appraised Value ($)reflects an “as-is” value which includes an extraordinary assumption that $500,000 was reserved for tenant improvements and leasing commissions. At origination, the borrower reserved $500,000 for general TI/LCs and $220,380 for outstanding TI/LCs. The Current LTV (%) and Maturity/ARD LTV (%) based on the as-is value excluding the TI/LC extraordinary assumption of $26,350,000 are 62.7% and 62.7%, respectively.

With respect to Loan No. 26, Scottsdale Gateway II, the Appraised Value ($) reflects an “as-stabilized” value of $23,900,000 for the mortgaged property with the assumption that two tenants at the mortgaged property will commence paying rent on November 1, 2019. The Current LTV (%) and Maturity/ARD LTV (%) based on the “as-is” value of $23,500,000 are 70.2% and 61.2%, respectively.

With respect to Loan No. 27, NMR Pharmacy Portfolio, the Appraised Value ($) is $50,700,000, which reflects a portfolio premium attributed to the aggregate “as-is” values of the individual NMR Pharmacy Portfolio mortgaged properties if such mortgaged properties were sold together as a portfolio on a bulk basis . The sum of the values of each of the mortgaged properties on an individual basis is $47,645,000, which results in a Current LTV (%) and Maturity/ARD LTV (%) of 66.7%.

With respect to Loan No. 32, Residence Inn – Hoover, AL, the Appraised Value ($)reflects an extraordinary assumption that the borrower will reserve $350,000 for capital improvements. At origination, the borrower escrowed $1,000,000 into a property improvement reserve. The Current LTV (%) and Maturity/ARD LTV (%) based on the “as-is” value excluding the extraordinary assumption of $16,700,000 are 71.1% and 56.2%.

With respect to Loan No. 33, Aloft Dulles North, the “Hypothetical As-Stabilized” Appraised Value of $20,000,000 as of August 20, 2019 assumes that the amount for the remaining PIP work would be escrowed by the lender and would be available to a prospective buyer to fund the PIP work at the Aloft Dulles North mortgaged property. The Aloft Dulles North borrowers deposited upfront PIP reserves totaling $2,997,900, which represents 125% of

A-1-33

the estimated costs of the remaining PIP work. The Current LTV (%) and Maturity/ARD LTV (%) representing the “As-Is” Appraised Values are 68.2% and 54.9%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($) and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 4, NEMA San Francisco, control rights are currently exercised by the holder of the NCMS 2019-NEMA securitization trust as holder of the related subordinate companion loan until the occurrence and during the continuance of a control appraisal period for the related whole loan, as described under “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—NEMA San Francisco” in the preliminary prospectus.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, control rights are currently exercised by the NCMS 2019-10K securitization trust as holder of the Note A-B. Note A-B is the controlling note until the occurrence and during the continuance of a control appraisal period for the related whole loan, as described under “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—10000 Santa Monica Boulevard” in the preliminary prospectus.

With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, control rights are currently exercised by the holder of the related subordinate companion loan until the occurrence and during the continuance of a control appraisal period for the related whole loan, as described under “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—Moffett Towers II – Buildings 3 & 4” in the preliminary prospectus.

With respect to Loan No. 49, Vanguard Portfolio, control rights are currently exercised by the holder of the related subordinate companion loan until the occurrence and during the continuance of a control appraisal period for the related whole loan, as described under “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—Vanguard Portfolio” in the preliminary prospectus.

(7)	The Original Balance ($) and Current Balance ($) represent only the mortgage loan included in the issuing entity. The U/W NOI DSCR (x), U/W NCF DSCR (x), Current LTV (%), Maturity/ARD LTV (%), Current U/W NOI Debt Yield (%), Current U/W NCF Debt Yield (%) and Current Balance per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27, and 49, see the charts titled “Whole Loan Summary” and “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans” in the preliminary prospectus.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representation Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With respect to Loan No. 23, 145 Spring Street, a Grace Period (Default) of five days is allowed. The grace period for an event of default is zero days on maturity and five days for the monthly payment of principal and interest.

(11)	With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, the Moffett Towers II – Buildings 3 & 4 Whole Loan is structured with an anticipated repayment date of July 6, 2029 (the “ARD”) and a stated maturity date of June 6, 2034. The monthly debt service payments are based on an initial interest rate of 3.76386%, and are interest-only through and including the ARD and the stated maturity date. Commencing on the ARD and each payment date thereafter, the Moffett Towers II – Buildings 3 & 4 Whole Loan will accrue interest at an adjusted interest rate, as defined in the Moffett Towers II - Buildings 3 & 4 Whole Loan documents; however, interest accrued at the excess of the adjusted interest rate over the initial interest rate will be deferred. In addition, from and after the ARD, all excess cash flow from the Moffett Towers II – Buildings 3 & 4 mortgaged property after the payment of the reserves for tax and insurance, and mortgage and mezzanine interest calculated at the initial interest rate will be applied as provided in “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—The Moffett Towers II – Buildings 3 & 4 Whole Loan” in the preliminary prospectus.

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With respect to Loan No. 18, Crocs Distribution Center, the mortgage loan is structured with an anticipated repayment date of October 1, 2029 (the “ARD”) and a stated maturity date of September 1, 2030. The monthly debt service payments are based on an initial interest rate of 4.04000% through the ARD, and are interest-only through and including October 1, 2024. The Crocs Distribution Center mortgage loan will begin amortizing on November 1, 2024. Commencing on the ARD and each payment date thereafter, the Crocs Distribution Center mortgage loan will accrue interest at an adjusted interest rate, as defined in the Crocs Distribution Center mortgage loan documents; however, interest accrued at the excess of the adjusted interest rate over the initial interest rate will be deferred. In addition, from and after the ARD, all rents from the Crocs Distribution Center mortgaged property will be deposited into the deposit account and applied subject to the terms in the mortgage loan documents.

With respect to Loan No. 48, LA Fitness Spring, the mortgage loan is structured with an anticipated repayment date of October 1, 2029 (the “ARD”) and a stated maturity date of September 1, 2034. The monthly debt service payments are based on an initial interest rate of 4.37000% through the ARD, and are interest-only through and including October 1, 2023. The LA Fitness Spring mortgage loan will begin amortizing on November 1, 2023. Commencing on the ARD and each payment date thereafter, the LA Fitness Spring mortgage loan will accrue interest at an adjusted interest rate, as defined in the LA Fitness Spring mortgage loan documents. In addition, from and after the ARD, all rents from the LA Fitness Spring mortgaged property will be deposited into the deposit account and applied subject to the terms in the mortgage loan documents.

(12)	The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the preliminary prospectus.

With respect to Loan Nos. 2 and 27, the lockout period will be at least as long as indicated herein. Defeasance is permitted after the earlier of (i) two years from the closing date of the final REMIC securitization that includes the last note to be securitized and (ii) a specified date that is more than two years after the BBCMS 2019-C5 securitization closing date. The lockout period indicated herein is based on the expected BBCMS 2019-C5 securitization closing date in November 2019. The actual lockout period may be longer.

With respect to Loan No. 2, Presidential City, the mortgage loan is locked out prior to December 8, 2021. A prepayment under the mezzanine loans that is made between December 8, 2021 and prior to June 8, 2029 would result in a pro rata prepayment of the mortgage loan. On or after December 8, 2021, any prepayment of the mezzanine loan will be accompanied by a yield maintenance premium to the mezzanine lenders. Upon any prepayment of the mezzanine loan, a pro rata prepayment or defeasance is required under the mortgage loan. On or after June 8, 2029, a prepayment under the mezzanine loan would result in a pro rata prepayment of the mortgage loan, without the payment of a yield maintenance premium or defeasance payment to the mortgage lender or the mezzanine lenders.

(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness,” “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 2, Presidential City, the whole loan includes one B-note with an original principal balance of $100.6 million, which is not included in the BBCMS 2019-C5 securitization trust. All loan level metrics are based on the Presidential City whole loan balance excluding the B-note and two mezzanine loans with a combined original principal balance of $72.4 million.

With respect to Loan No. 3, Ceasar’s Bay Shopping Center, future mezzanine debt is permitted provided, among other conditions (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio is no

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greater than 48.93%, (iii) the combined debt yield is no less than 12.12%, (iv) the combined debt service coverage ratio is no less than 3.96x, (v) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (vi) the borrower obtains rating agency confirmation.

With respect to Loan No. 4, NEMA San Francisco, the NEMA San Francisco whole loan includes three subordinate notes, Note A-B, Note B-1, and Note B-2, which have an aggregate Cut-off Date Balance of $179,000,000 and are not included in the BBCMS 2019-C5 securitization trust. All loan-level metrics are based on the NEMA San Francisco whole loan balance excluding the A-B note and B-notes.

With respect to Loan No. 6, Inland Life Storage Portfolio, the borrower may obtain unsecured financing up to $13,910,000 provided that no event of default has occurred and is continuing.

With respect to Loan No. 7, Uline Arena, mezzanine debt is permitted provided that, among other things, (i) the combined debt service coverage ratio is no less than 1.75x, (ii) the combined debt yield is no less than 7.18%, (iii) the combined loan-to-value ratio is no more than 57.7% and (iv) an intercreditor agreement is required.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, the 10000 Santa Monica Boulevard whole loan includes a subordinate A-B Note, which has a Cut-off Date Balance of $130,000,000 and is not included in the BBCMS 2019-C5 securitization trust. All loan level metrics are based on the 10000 Santa Monica Boulevard whole loan balance excluding the A-B Note.

With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, the Moffett Towers II - Buildings 3 & 4 whole loan includes three pari passu subordinate B-Notes (B-1, B-2 and B-3) which have a combined Cut-off Date Balance of $155.0 million and are not included in the BBCMS 2019-C5 securitization trust. All loan level metrics are based on the Moffett Towers II - Buildings 3 & 4 Whole Loan balance excluding the B-Notes.

With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, mezzanine debt consists of an $85.0 million mezzanine loan. The mezzanine loan has an interest rate of 5.7500%. The Moffett Towers II – Buildings 3 & 4 mezzanine loan is interest-only for the full term of the loan and has a stated maturity date that is coterminous with the stated maturity date of the Moffett Towers II – Buildings 3 & 4 Whole Loan.

With respect to Loan No. 16, Mr. D’s Self Storage Portfolio, future mezzanine debt is permitted provided, among other conditions, (i) the combined loan-to-value ratio will not be greater than 59.7%, (ii) the combined debt service coverage ratio based on trailing twelve month period will not be less than 1.85x, (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (iv) if required, the borrower obtains rating agency confirmation.

With respect to Loan No. 19, Walgreens South Beach, future mezzanine debt is permitted provided, among other conditions, (i) the mezzanine lender must be acceptable to the lender; (ii) the maximum amount of the mezzanine debt will not exceed $5,380,000; (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender; (iv) the combined loan-to-value ratio will not be greater than 80.0%, (v) the combined debt service coverage ratio determined by the lender will not be less than 1.10x, and (iv) if required, the borrower obtains rating agency confirmation.

With respect to Loan No. 21, Storage Etc. - Los Feliz, future mezzanine debt is permitted provided, among other conditions, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio is no greater than 18.36%, (iii) the combined debt yield exceeds 29.21%, and (iv) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender.

With respect to Loan No. 23, 145 Spring Street, there is an existing $2.5 million mezzanine loan that was originated contemporaneously with the mortgage loan that is not included in the BBCMS 2019-C5 securitization trust. The 145 Spring Street mortgage loan and mezzanine loan have a combined Cut-off Date Balance of $21.0 million. All total debt metrics are based on the 145 Spring Street mortgage loan balance including the mezzanine loan.

With respect to Loan No. 24, North Heights Plaza, future mezzanine debt is permitted provided, among other things: (i) a combined loan-to-value ratio of not more than 70%, (ii) the combined debt service coverage ratio is not less than 1.60x, and (iii) an intercreditor agreement is required.

With respect to Loan No. 24, North Heights Plaza, the preferred equity partner receives an 8% preferred return on its contributions. Distributions will first reduce any unpaid preferred return for prior years, and then reduce the unpaid preferred return for the current year. Additionally, certain thresholds must be met and following a 15%

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internal rate of return, the split of any remaining cash flow is 80% to the borrower sponsor and 20% to the preferred equity partner.

With respect to Loan No. 27, NMR Pharmacy Portfolio, a mezzanine loan with an original principal balance of $8,500,000 in favor of BSPRT CMBS Finance, LLC, the originator of the mortgage loan, is secured by an equity interest in the borrower. The mezzanine loan has an interest rate of 11.00000%. The NMR Pharmacy Portfolio mezzanine loan is interest-only for the full term of the loan and has a stated maturity date that is coterminous with the NMR Pharmacy Portfolio mortgage loan.

With respect to Loan No. 30, Providence Pavilion, operating cash flow and net proceeds from capital events will be distributed (a) first, to the preferred member and (b) then, to the other subordinated members in accordance with their relative interests.

With respect to Loan No. 35, Paradise Foothills Apartments, future mezzanine debt is permitted provided, among other things: (i) a combined loan-to-value ratio of not more than 55%, (ii) a combined debt service coverage ratio as calculated per the loan documents of not less than 2.99x, (iii) an executed intercreditor agreement, and (iv) rating agency confirmation.

With respect to Loan No. 36, Home2 Suites - Lithia Springs, GA, future mezzanine debt is permitted provided, among other conditions (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio is no greater than 65.7%, (iii) the combined debt yield is no less than 14.42%, (iv) the combined debt service coverage ratio is no less than 2.43x, (v) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (vi) the borrower obtains rating agency confirmation.

With respect to Loan No. 45, Stor & Go Self Storage, future mezzanine debt is permitted provided, among other conditions, (i) the combined loan-to-value ratio will not be greater than 68.1%, (ii) the combined debt service coverage ratio based on trailing twelve month period will not be less than 1.49x, (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (iv) if required, the borrower obtains rating agency confirmation.

With respect to Loan No. 49, Vanguard Portfolio, the Vanguard Portfolio whole loan includes one subordinate B Note which has a Cut-off Date Balance of $12,982,500 and is not included in the BBCMS 2019-C5 Trust. All loan level metrics are based on the Vanguard Portfolio whole loan balance excluding the B-Note.

With respect to Loan No. 50, Xtra Room Self Storage, future mezzanine debt is permitted provided, among other conditions, (i) the combined loan-to-value ratio will not be greater than 65.5%, (ii) the combined debt service coverage ratio based on trailing twelve month period will not be less than 1.57x, (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (iv) if required, the borrower obtains rating agency confirmation.

(14)	The U/W NOI DSCR (x) and U/W NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the Note Date during the term of the mortgage loan.

(15)	With respect to Loan No. 3, Ceasar’s Bay Shopping Center, the rent for the Second Largest Tenant, Target, is straight-lined through the term of the whole loan.

With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, the rent for the Largest Tenant, Facebook, is straight-lined through lease expiration in 2034.

With respect to Loan No. 18, Crocs Distribution Center, the rent for the sole tenant at the mortgaged property, Crocs, Inc., commences six months after the lease commencement date of September 6, 2019.

With respect to Loan No. 22, Bison Portfolio, the rent for the Third Largest Tenant at the Spring Creek mortgaged property, TJ Maxx, is straight-lined through lease expiration in 2029.

(16)	In certain cases, U/W Capital Items ($) is inclusive of certain credits for upfront reserves taken at closing.

(17)	With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 1, GNL Office and Industrial Portfolio, historical financials were unavailable from the sellers.

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With respect to Loan No. 2, Presidential City, historical financials are unavailable as the Presidential City mortgaged property was under renovation between 2015 and 2017.

With respect to Loan No. 4, NEMA San Francisco, 2018 Revenues ($), 2018 Total Expenses ($), and 2018 NOI ($) are based on trailing twelve months financials as of November 30, 2018.

With respect to Loan No. 7, Uline Arena, the borrower sponsor redeveloped the mortgaged property in 2016 and 2017. As a result, 2016 and 2017 NOI are not available.

With respect to Loan No. 9, 765 Broad Street, the mortgaged property underwent recent renovation and the seller provided limited operating history for the property.

With respect to Loan No. 10, Rivertop Apartments, historical financials are unavailable because the mortgaged property was built in 2019.

With respect to Loan No. 13, Village at Knapp’s Crossing, historical financials are unavailable because the mortgaged property was built in multiple stages between 2011 and 2019.

With respect to Loan No. 15, Moffett Towers II - Buildings 3 & 4, historical financials are unavailable because the Moffett Towers II - Buildings 3 & 4 mortgaged property was built in 2019.

With respect to Loan No. 17, One Main Plaza, the 2016 historical financials are unavailable due to the recent acquisition of the fee interest in the mortgaged property in 2018.

With respect to Loan No. 18, Crocs Distribution Center, the mortgaged property has limited operating history due to the recent completion of the improvements and the recent commencement of the Crocs, Inc. lease.

With respect to Loan No. 19, Walgreens South Beach, the mortgage loan represents acquisition financing and the seller provided limited operating history for the property.

With respect to Loan No. 20, SpringHill Suites Newark, the mortgaged property was built in 2018 and the seller provided limited operating history for the property.

With respect to Loan No. 24, North Heights Plaza, historical financials prior to 2018 are unavailable because the mortgaged property was acquired by the borrower in August 2017.

With respect to Loan No. 25, Southchase Village, the mortgage loan represents acquisition financing and the seller provided limited operating history for the property.

With respect to Loan No. 36, Home2 Suites - Lithia Springs, GA, historical financials are unavailable because the Home2 Suites - Lithia Springs, GA mortgaged property was built in 2018.

With respect to Loan No. 42, The Burgundy, the mortgage loan represents acquisition financing and the seller provided limited operating history for the property.

With respect to Loan No. 47, Oak Brook Apartments, the 2016 historical financials are unavailable due to acquisition in January 2017.

With respect to Loan No. 48, LA Fitness Spring, historical financials are unavailable because the LA Fitness Spring mortgaged property was built in 2019.

With respect to Loan No. 49, Vanguard Portfolio, the mortgage loan represents acquisition financing and the seller provided limited operating history for the portfolio.

(18)	With respect to Loan No. 3, Ceasar’s Bay Shopping Center, the mortgaged property is subject to a ground lease that commenced on April 1, 1966 and expires December 31, 2065. The current ground lease rent is $728,190 and is subject to an increase every year equal to $90,000 plus the increase in cost of living, with the next adjustment date on January 1, 2020. The ground lease rent increase is not permitted to be less than $90,000 on any adjustment date.

With respect to Loan No. 5, Equinix Data Center, the whole loan is secured by the borrower’s fee interest in the land and shell of the buildings. The tenant’s leasehold interest and the improvements are not part of the collateral for the whole loan. The square footage presented represents the non-collateral improvements.

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With respect to Loan No. 17, One Main Plaza, the mortgaged property is subject to a ground lease that commenced on February 10, 1986 and expires February 28, 2055. The leasehold interest is owned by the sponsor and is part of the security for the mortgage loan, and any and all ground lease payments are returned to the sponsor. As a result, the ground lease payment has been underwritten as $0.

With respect to Loan No. 18, Crocs Distribution Center, the mortgage loan is secured by the borrower’s fee/subleasehold interest in the mortgaged property. The mortgaged property is subject to a ground lease between the Dayton-Montgomery County Port Authority, as ground lessee, and the borrower, as ground lessor. The ground lease commenced on January 24, 2019 and expires January 1, 2044. The current ground lease rent is $1 per year, which amount was paid prior to origination.

With respect to Loan No. 18, Crocs Distribution Center, the mortgaged property was ground leased by NP Dayton Building IV, LLC to the Dayton-Montgomery County Port Authority. The Dayton-Montgomery County Port Authority then subleased the mortgaged property back to NP Dayton Building IV, LLC. The ground lease allowed the establishment of a bond financing package to finance the hard costs portion of development. NP Dayton Building IV, LLC entered into a Tax Increment Financing Agreement with the City of Dayton, Ohio that allows the developer to be exempt from sales tax on construction costs.

(19)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

With respect to Loan No. 2, Presidential City, the borrower reserved (i) $150,000 into a reserve account for the outstanding approved leasing expenses for Eastern University, and (ii) $270,833 into a reserve account for funding of free rent periods, rent abatements or rent reductions.

With respect to Loan No. 9, 765 Broad Street, at origination, the borrower deposited $4,763,371 into a reserve account for the Newark Public School lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the sixth floor space on June 19, 2019, the $4,763,371 reserve was released to the borrower.

With respect to Loan No. 18, Crocs Distribution Center, the borrower reserved (i) $520,372 for a carry reserve and (ii) $1,661,244 for a Crocs project expense reserve. The carry reserve is based on the lender’s estimate of the Crocs free rent period payments. The Crocs project expense reserve will be used to pay for the costs to complete the remaining Crocs, Inc. landlord work and to pay other unpaid amounts remaining under the Crocs, Inc. lease including amounts payable with respect to retainage under any applicable contract. The lender will transfer Crocs project expenses to the Crocs project expense subaccount.

With respect to Loan No. 18, Crocs Distribution Center, if required in connection with any Crocs expansion alterations in accordance with the related mortgage loan documents, the borrower will deposit 125% of the amount reasonably estimated by the lender to be sufficient to pay for the Crocs expansion alterations (taking into consideration the Crocs expansion GMAX contract and including reasonable soft costs), and the lender will cause such amount to be transferred to the Crocs Expansion Reserve subaccount. At any time and from time to time, the lender has the right (but not the obligation) to notify the borrower that, in the lender’s reasonable judgment, the cost of all work and services with respect to the Crocs expansion alterations that remain unpaid at the time in question exceeds the undisbursed funds in the Crocs Expansion Reserve subaccount (the “Crocs Expansion Reserve Shortfall”). Upon notification from the lender, within ten days the borrower will deposit an amount equal to the Crocs Expansion Reserve Shortfall, which will be deposited into the Crocs Expansion Reserve subaccount.

With respect to Loan No. 20, SpringHill Suites Newark, all LTV ratios, DSCRs and Debt Yields are calculated assuming the full loan amount of $20,500,000. A one-time request for holdback disbursement can be granted provided that the following conditions are satisfied: (i) the amount disbursed, which when added to the holdback adjusted principal balance of $18,727,156, results in a debt yield of not less than 10.2%; and (ii) no event of default has occurred or is continuing. If the holdback has not been released by September 1, 2020, the lender may apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming the full holdback balance is applied to the full loan amount of $20,500,000, Current LTV (%), Maturity/ARD LTV (%), U/W NOI DSCR (x), U/W NCF DSCR (x), Current U/W NOI Debt Yield (%) and Current U/W NCF Debt Yield (%) are 63.9%, 57.7%, 1.76x, 1.59x, 11.3% and 10.2%, respectively.

With respect to Loan No. 22, Bison Portfolio, the borrower reserved (i) $9,865 for a free rent reserve to fund rents for leases that are currently subject to gap rent, free rent periods, rent abatements and/or rent reductions and (ii) $294,190 for an outstanding TI/LC reserve.

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With respect to Loan No. 23, 145 Spring Street, the borrower reserved $117,842 for a violations reserve for violations work and violation clearances as identified in the mortgage loan documents.

With respect to Loan No. 27, NMR Pharmacy Portfolio, the borrower reserved $30,172 in HVAC-related expenses owed by the borrower sponsor to the sole tenant at the Rite Aid – Hermitage, PA mortgaged property.

With respect to Loan No. 33, Aloft Dulles North, the borrower reserved $2,997,900 upfront for a PIP Reserve for the existing property improvement plan.

With respect to Loan No. 52, Brownsville Plaza, the borrower reserved $10,000 for the payment of any reimbursement, credit or other sums owed by borrower, as landlord, to Christopher J. Eberley (doing business as Kinesis Physical Therapy) under its respective lease.

(20)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 2, Presidential City, on a monthly basis the borrower is required to reserve (i) $12,688 through August 2020, and (ii) $21,146 commencing in September 2020 for capital reserves until the balance on deposit in the capital reserve is equal to or exceeds $761,250.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, the borrower is required to pay to the lender on each loan payment date 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof in order to accumulate with the lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies. However, provided that (i) no loan event of default is continuing under the 10000 Santa Monica Boulevard whole loan documents and (ii) the borrower has provided the lender with evidence reasonably satisfactory to the lender that any insurance required to be maintained by the borrower under the loan agreement and/or any other loan document is effected under a blanket policy reasonably acceptable to the lender, the borrower will not be required to make deposits for insurance premiums.

With respect to Loan No. 11, Ocean Edge Resort & Golf Club, a Monthly Capex Reserve ($) is required to be maintained in an amount at least equal to 5% of total gross income from operations less golf revenue, membership revenue and audio/visual revenue of the prior month. The calculated Monthly Capex Reserve ($), as of origination is $112,542.

With respect to Loan No. 11, Ocean Edge Resort & Golf Club, the borrowers are required to deposit into a seasonality reserve, on a monthly basis from and including June through and including September, the Seasonality Reserve Monthly Deposit (for the month of June, $500,000, (ii) for the month of July, $2,000,000, (iii) for the month of August, $2,000,000, or such lesser amount as is required to reach the applicable Seasonality Reserve Fully Funded Amount, and (iv) for the month of September, the amount, if any, required to reach $4,084,680). If the amount on deposit in the seasonality reserve on September 30 of any calendar year is less than the applicable Seasonality Reserve Fully Funded Amount for such year, then on or before October 30 of such calendar year, the borrowers are required to deposit sufficient additional funds to cause the seasonality reserve to be equal to the $4,084,680 cap.

With respect to Loan No. 13, Village at Knapp’s Crossing, when the TI/LC reserve falls below the $430,000 cap, the borrower will be required to escrow $7,164 on a monthly basis for tenant improvements and leasing commissions.

With respect to Loan No. 18, Crocs Distribution Center, the borrower is required to escrow 1/12th of the lender’s estimate for annual real estate taxes on a monthly basis, after giving credit for amounts with respect to real estate taxes on deposit in the carry reserve subaccount, into the tax and insurance reserve subaccount.

With respect to Loan No. 18, Crocs Distribution Center, on a monthly basis the borrower is required to deposit into the capital reserve subaccount an amount equal to 1/12th of the product obtained by multiplying $0.03 by the aggregate number of rentable square feet of space in the mortgaged property, including any Crocs expansion space from and after the substantial completion of any Crocs expansion alterations, (after giving credit for amounts with respect to capital expenses on deposit in the carry reserve subaccount).

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With respect to Loan No. 18, Crocs Distribution Center, the borrower is required to escrow 1/12th of the product of (i) $0.17 and (ii) the aggregate number of rentable square feet of space in the mortgaged property, including any Crocs expansion space from and after the substantial completion of any Crocs expansion alterations (after giving credit for amounts with respect to capital approved leasing expenses (as defined in the loan agreement) on deposit in the carry reserve subaccount), on a monthly basis into the rollover reserve subaccount, until the balance on deposit in the rollover reserve subaccount equals or exceeds $1,054,977.

With respect to Loan No. 20, SpringHill Suites Newark, the borrower is required to deposit $3,515 into a seasonal reserve on a monthly basis during the period between February and November, inclusive.

With respect to Loan No. 22, Bison Portfolio, the borrower is required to escrow $6,632 on a monthly basis for the capital expense reserve subaccount until the balance on deposit in the capital expense reserve equals or exceeds the $250,000 reserve cap.

With respect to Loan No. 33, Aloft Dulles North, the mortgage loan documents provide for ongoing monthly reserves for FF&E in an amount equal to (i) 1/12th of 2.0% of annual gross revenues beginning on the payment date in November 2020 up to and including the payment date in October 2021, (ii) 1/12th of 3.0% of annual gross revenues beginning on the payment date in November 2021 and up to and including the payment date in October 2022 and (iii) 1/12th of 4.0% of annual gross revenues on each payment date thereafter. If the gross revenue for the preceding year is greater than the gross revenue for the current year, the calculation will be based off the prior year’s gross revenue.

With respect to Loan No. 33, Aloft Dulles North, the mortgage loan documents provided for an upfront deposit into a seasonality reserve of $50,000. On each monthly payment date in May, June, and July during the term of the mortgage loan, the borrower will be required to deposit an amount equal to $16,700, subject to a cap of $50,000.

With respect to Loan No. 36, Home2 Suites - Lithia Springs, GA, a monthly CapEx Reserve ($) is required in an amount equal to 1/12th of (i) 2.0% of gross income from operations for years 1 and 2, (ii) 3.0% of gross income from operations for year 3, and (iii) 4.0% of gross income from operations for years 4-10.

With respect to Loan No. 38, Westar Place, the borrower is required to (i) escrow $21,041.78 on a monthly basis for rollover reserves prior to the Primary Tenant Lease Renewal Date, or (ii) escrow $7,793.25 on a monthly basis for rollover reserves from and after the Primary Tenant Lease Renewal Date. Primary Tenant Lease Renewal Date” means the date the borrower has delivered to lender (i) a fully executed and effective renewal or extension of the primary tenant lease for a term that expires no earlier than October 31, 2031, at an average base rental rate, over the first five years of such renewal or extended term, that is equal to or greater than $13.60 per square foot per year and (ii) an acceptable tenant estoppel from primary tenant.

With respect to Loan No. 52, Brownsville Plaza, the borrower is required to escrow $424 on a monthly basis for capital expense reserves, which will be increased by two percent (2%) on each anniversary of the note date.

With respect to Loan No. 54, Sandstone Apartments, the borrower is required to escrow $958 on a monthly basis for capital expense reserves, which will be increased 2% on each anniversary of the note date.

(21)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 4, NEMA San Francisco, the borrower is required to escrow $14,890 on a monthly basis for capital expense reserves until the balance on deposit in the capital reserve subaccount equals or exceeds the $250,000 capital reserve cap. Once the capital reserve cap is satisfied, the borrower will not be required to make monthly payments until the account balance is equal to or less than $178,684.

With respect to Loan No. 7, Uline Arena, the borrower is required to escrow $20,698 on a monthly basis into the rollover reserve subaccount, subject to a cap of $496,762. The cap will be suspended if (i) occupancy at the mortgaged property falls below 80%, (ii) the debt service coverage ratio falls below 1.15x, or (iii) a cash trap period occurs.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, once the capital expense cap of $250,000 is reached, to the extent a Monthly Capex Reserve ($) would result in the aggregate amount of capital expense funds in the capital expense account exceeding the $250,000 capital expense cap, such Monthly Capex Reserve ($) will be decreased by an amount equal to such excess and be less than $81,711 in the aggregate and,

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accordingly, to the extent the aggregate amount of capital expense funds in the capital expense account is less than the $81,711 capital expense minimum amount, such Monthly Capex Reserve ($) will be increased by an amount equal to such deficiency.

With respect to Loan No. 12, Loudoun Gateway II and III, the TI/LC initial cap will be suspended upon CACI International Inc.’s S&P credit rating falling to BB- or lower and be reinstated upon achieving a S&P credit rating of BB or higher.

With respect to Loan No. 13, Village at Knapp’s Crossing, when the TI/LC reserve falls below the $430,000 cap, the borrower is required to escrow $7,164 on a monthly basis for tenant improvements and leasing commissions.

With respect to Loan No. 18, Crocs Distribution Center, if at any time prior to satisfaction of the carry reserve release condition, the funds in the carry reserve subaccount are less than the amount then determined by the lender to cover the projected and anticipated Carry Obligations for the Crocs free rent period (such amount, the “Carry Reserve Target Balance”), within five business days of notice of the same the borrower is required to deposit an amount such that the funds on deposit in the carry reserve subaccount will be equal to the Carry Reserve Target Balance. The borrower’s obligations are continuing obligations and the borrower will be required to make such deposit at any time that the lender determines that the amount of funds on deposit in the carry reserve subaccount are less than the Carry Reserve Target Balance.

With respect to Loan No. 25, Southchase Village, when the TI/LC reserve falls below $500,000, the borrower is required to escrow $19,051 on a monthly basis for tenant improvements and leasing commissions.

With respect to Loan No. 29, Delaware Retail Portfolio, the Monthly TI/LC Reserve ($) amount equals $6,583.27 on a monthly basis for TI/LC expense reserves until the balance on deposit in the TI/LC subaccount equals or exceeds the $325,000 TI/LC reserve capped amount. Once the TI/LC reserve cap amount is met or exceeded, no monthly TI/LC deposits are required until the account balance of the TI/LC Reserve is less than $325,000.

With respect to Loan No. 38 Westar Place, from and after the Primary Tenant Lease Renewal Date, if the balance in the rollover reserve is equal to the sum of (i) $200,000, plus (ii) the total amount determined by lender, to be necessary to pay for all primary tenant lease renewal expenses, then the borrower will not be required to make any monthly deposits to the rollover reserve. If, at any time following the cessation of monthly deposits, the balance of the rollover reserve is less than the rollover reserve threshold, then, upon lender’s notice, the borrower will resume making monthly deposits to the rollover reserve with such payments to begin on the first payment date following such notice and continuing until such time as the balance of the rollover reserve again equals to the rollover reserve threshold.

With respect to Loan No. 49, Vanguard Portfolio, the borrower is required to escrow $7,108.23 on a monthly basis for capital expense reserves until the balance on deposit in the capital reserve subaccount equals or exceeds the $255,896 capital reserve cap amount. Once the capital reserve cap amount is met, monthly payments do not begin again until the account balance is equal to or less than $128,000.

(22)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 14, 200 North Warner Road, the Second Largest Tenant, Acriscure, LLC/ Odell Studner, has two separate lease expiration dates for its combined 19,662 square feet of space: (i) the lease for 15,393 square feet will expire on November 30, 2023; and (ii) the lease for 4,269 square feet will expire on November 30, 2026.

With respect to Loan No. 17, One Main Plaza, the Largest Tenant, County of Maui, has three separate lease expiration dates for its combined 37,795 square feet of space: (i) the lease for 2,044 square feet is month-to-month, (ii) the leases for 8,716 square feet will expire on June 30, 2023; and (iii) the leases for 27,035 square feet will expire on June 30, 2027.

With respect to Loan No. 17, One Main Plaza, the Second Largest Tenant, GSA, has four separate lease expiration dates for its combined 15,541 square feet of space: (i) the lease for 2,185 square feet will expire on August 31, 2021; (ii) the lease for 1,865 square feet will expire on April 3, 2022; (iii) the lease for 7,502 square feet will expire on April 30, 2025 and (iv) the lease for 3,989 square feet will expire on December 14, 2026.

(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

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(24)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, Presidential City, the Largest Tenant, Rogers Memorial Hospital (“Rogers”), has a one-time option to termination its lease at any time between October 1, 2023 and March 31, 2024 provided that (i) Rogers is not then in default under its lease, (ii) Rogers provides written notice to the landlord and (iii) Rogers pays a lease termination payment equal to the sum of (a) all amounts due and payable under the lease through the termination date and (b) the unamortized (1) tenant improvement allowance and (2) brokerage commissions paid or payable in connection with the Rogers lease (assuming in each case, a straight line amortization over the initial lease term).

With respect to Loan No. 5, Equinix Data Center, the sole tenant at the mortgaged property, Equinix, Inc., may terminate its lease effective December 31, 2048 without payment of any termination fee by providing written notice to the borrower no later than December 31, 2047.

With respect to Loan No. 7, Uline Arena, the Fifth Largest Tenant, Antunovich Associates, has a one-time right to terminate its lease on October 31, 2024 if the tenant has not exercised its right of first offer to lease the space directly contiguous to the leased premises, provided Antunovich Associates provides the Uline Arena borrower with 12 months’ prior written notice.

With respect to Loan No. 12, Loudoun Gateway II and III, the Largest Tenant, CACI International Inc, has the options to terminate (i) up to 30,000 square feet in Loudoun Gateway II effective September 4, 2023 with 9 months’ notice and (ii) any, or all, of its space in Loudoun Gateway II effective September 4, 2025 with 9 months’ notice.

With respect to Loan No. 14, 200 North Warner Road, the Fourth Largest Tenant, Quadgen Wireless Solutions, has the right to terminate its lease effective October 31, 2023 by providing at least 270 days’ prior written notice to the borrower and paying a fee equal to unamortized transaction costs at an interest rate of 8%.

With respect to Loan No. 17, One Main Plaza, the Largest Tenant, County of Maui, has 17 separate leases at the property. All leases have a termination option if its government funding is completely eliminated such that there remain no funds available to fund the obligations of its lease. Additionally, the Largest Tenant has the right to terminate its leases effective from January 2020 to July 2023 depending on the lease by providing at least 120 days’ prior written notice to the borrower.

With respect to Loan No. 17, One Main Plaza, the Second Largest Tenant, GSA, has a termination option for 7,502 square feet of its space effective April 30, 2020 by providing at least 60 days’ prior written notice to the borrower. Additionally, the Second Largest Tenant has a termination option for 5,854 square feet of its space with 60 days’ written notice.

With respect to Loan No. 17, One Main Plaza, the Fifth Largest Tenant, State Judiciary, has an ongoing termination option to terminate its lease at any time by providing at least 90 days’ prior written notice to the borrower.

With respect to Loan No. 19, Walgreens South Beach, the single tenant, Walgreens, has a lease that expires on March 31, 2069 and seven termination options occurring every five years, with the first option on March 30, 2034. Each termination option requires a 6-month notice.

With respect to Loan No. 27, NMR Pharmacy Portfolio, the Largest Tenant at the WAG – Knoxville, TN mortgaged property, Walgreens, has the option to terminate the lease (with at least six months prior notice) as of December 31, 2026, December 31, 2031, December 31, 2036, December 31, 2041, December 31, 2046, December 31, 2051, December 31, 2056 and December 31, 2061.

With respect to Loan No. 27, NMR Pharmacy Portfolio, the Largest Tenant at the WAG – Cincinnati, OH mortgaged property, Walgreens, has the option to terminate the lease (with at least six months prior notice) as of August 31, 2028, August 31, 2033, August 31, 2038, August 31, 2043, August 31, 2048, August 31, 2053, August 31, 2058, and August 31, 2063.

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With respect to Loan No. 27, NMR Pharmacy Portfolio, the Largest Tenant at the WAG – Akron, OH mortgaged property, Walgreens, has the option to terminate the lease (with at least six months prior notice) as of February 29, 2028, February 28, 2033, February 28, 2038, February 28, 2043 and February 29, 2048.

With respect to Loan No. 27, NMR Pharmacy Portfolio, the Largest Tenant at the WAG – Huntington, IN mortgaged property, Walgreens, has the option to terminate the lease (with at least six months prior notice) as of January 31, 2026, January 31, 2031, January 31, 2036, January 31, 2041, January 31, 2046, January 31, 2051, January 31, 2056, January 31, 2061, January 31, 2066, January 31, 2071 and January 31, 2076.

With respect to Loan No. 29, Delaware Retail Portfolio, the Second Largest Tenant at the Cypress Hall Shopping Center mortgaged property, Dollar Tree, has the right to terminate its lease if its sales do not exceed $1,200,000 ($133 / PSF) from the 49th month through the 60th month of its lease term. The tenant is not required to report its sales unless they wish to terminate.

With respect to Loan No. 30, Providence Pavilion, the Second Largest Tenant, Walgreens has the option to terminate its lease effective August 31, 2030 with 6 months’ notice.

With respect to Loan No. 51, Marval Plaza, the Fifth Largest Tenant, Nail Salon, may terminate its lease upon notice given to the borrower if the tenant is unable to occupy its space after December 14, 2019 because the buildout construction by the borrower has not been completed or a prior tenant is still in occupancy of the space.

(25)	With respect to Loan No. 4, NEMA San Francisco, the SK Business Trust (Sonny Kahn, as trustee), the RF Business Trust (Russell W. Galbut, as trustee) and the Menin 1998 Business Trust (Bruce A. Menin, as trustee, and, together with Sonny Kahn and Russell W. Galbut, the “Individual Trustees”), are collectively, the “guarantor”. Pursuant to the Guaranty of Recourse Obligations dated February 8, 2019 (the “Guaranty”), by Sonny Kahn, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003, Russell W. Galbut, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business Trust dated November 3, 2009 and Bruce A. Menin, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the Menin 1998 Business Trust pursuant to that certain Restated and Amended Declaration of Trust dated

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November 6, 2009, the guarantor agreed to irrevocably, absolutely and unconditionally guaranty to the mortgage loan seller, and its successors and assigns, the full, prompt and complete payment of (i) the borrower’s recourse liabilities under the loan agreement and (ii) from and after the date that any springing recourse event occurs, payment of all amounts due under the loan agreement.

In the event that the trust for whom an Individual Trustee is acting as trustee is (a) voluntarily revoked, terminated or otherwise voluntarily ceases to exist, then such Individual Trustee will have personal liability under the guaranty and will become a guarantor under the Guaranty or (b) involuntarily revoked, terminated or otherwise ceases to exist (involuntarily or by operation of law), then such Individual Trustee will have personal liability under the Guaranty and will become a guarantor under the Guaranty; provided, however, in the event of this clause (b), the liability of such Individual Trustee will not exceed the sum of the assets of the trust estate received by such individual guarantor plus any assets to which such Individual Trustee would have been entitled but for such revocation, termination or cessation of existence. At such time, such Individual Trustee will be required to provide financial statements to the lender that are true and correct in all material respects and fairly present the financial condition of such Individual Trustee as of such date.

With respect to Loan No. 4, NEMA San Francisco, the borrower sponsor is one of a number of companies operating under the trade name “Crescent Heights”, whose senior principals are Sonny Kahn, Russell W. Galbut and Bruce A. Menin. Crescent Heights is a real estate development brand based in Miami, Florida, whose senior principals have over 30 years of industry experience. The borrower is indirectly owned by the guarantors. As of September 30, 2018, the guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, Sonny Kahn, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003; Russell Galbut, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business Trust dated November 3, 2009; Bruce A. Menin, not personally or individually (except as set forth in section 6.17(c) and (d) of the guaranty), but solely as trustee of the Menin 1998 Business Trust (Bruce A. Menin, as trustee, and, together with Sonny Kahn and Russell W. Galbut, the “Individual Trustees”), pursuant to that certain Restated and Amended Declaration of Trust dated November 6, 2009 (the “Guaranty”), the guarantor agreed to irrevocably and unconditionally guaranty to the loan seller, and its successors and assigns, the payment and performance of (i) the borrower’s recourse liabilities under the loan agreement and (ii) from and after the date that any springing recourse event occurs, payment of all amounts due under the mortgage loan agreement.

In the event that the trust for whom an Individual Trustee is acting as trustee is (a) voluntarily revoked, terminated or otherwise voluntarily ceases to exist, then such Individual Trustee will have personal liability under the guaranty and will become a carve-out guarantor under the Guaranty or (b) involuntarily revoked, terminated or otherwise ceases to exist (involuntarily or by operation of law), then such Individual Trustee will have personal liability under the Guaranty and will become a carve-out guarantor under the Guaranty; provided, however, in such event, the liability of such Individual Trustee may not exceed the sum of the assets of the trust estate received by such individual guarantor plus any assets to which such Individual Trustee would have been entitled but for such revocation, termination or cessation of existence. At such time, such Individual Trustee will be required to provide financial statements to the lender that are true and correct in all material respects and fairly present the financial condition of such Individual Trustee as of such date.

With respect to Loan No. 8, 10000 Santa Monica Boulevard, the borrower sponsor is one of a number of companies operating under the trade name “Crescent Heights”, whose senior principals are Sonny Kahn, Russell W. Galbut and Bruce A. Menin. Crescent Heights is a real estate development brand based in Miami, Florida, whose senior principals have over 30 years of industry experience. The borrower is indirectly owned by the guarantors. As of September 30, 2018, the guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively.

With respect to Loan No. 49, Vanguard Portfolio, the Vanguard Portfolio whole loan is structured with a master lease structure to create a Shari’ah compliant structure, so there is no guarantor for the Vanguard Portfolio whole loan. The borrowers and the borrower sponsor are the sole parties liable for any breach or violation of the non-recourse carveouts. The master lessees are owned 100.0% by Great Valley Properties Investor Company LLC, which is owned 100.0% by Great Valley Properties Investor Corp. Great Valley Properties Investor Corp. is owned 2.1% by Great Valley Properties Investment Company Ltd. and 97.9% by Great Valley Properties Property Company Ltd. Great Valley Properties Investment Company Ltd. is owned by twelve investors, none of which holds, directly or indirectly, a 10.0% or more ownership interest in Great Valley Properties Investment Company Ltd. Individuals affiliated with Soor Capital Holding W.L.L. comprise the board of directors of Great Valley Properties Investor Corp.

With respect to Loan No. 49, Vanguard Portfolio, the borrower sponsors are Arch Street Capital Advisors, L.L.C. and Great Valley Properties Investor Company LLC. The Vanguard Portfolio Whole Loan is structured with a master lease structure to create a Shari’ah compliant structure, so there is no guarantor for the Vanguard Portfolio Whole Loan. The borrowers and the borrower sponsor are the sole parties liable for any breach or violation of the non-recourse carveouts. All of the master lessees are owned by Great Valley Properties Investor Company LLC, which is owned by Great Valley Properties Investor Corp. Great Valley Properties Investor Corp. is owned 2.1% by Great Valley Properties Investment Company Ltd. and 97.9% by Great Valley Properties Property Company Ltd. Great Valley Properties Investment Company Ltd. is owned by twelve investors, none of which holds, directly or indirectly, a 10.0% or more ownership interest in Great Valley Properties Investment Company Ltd. Individuals affiliated with Soor Capital Holding W.L.L. comprise the board of directors of Great Valley Properties Investor Corp.

(26)	Each number identifies a group of related borrowers.

(27)	The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” for further details.

With respect to Loan No. 2, Presidential City, the mortgage loan is structured with a hard lockbox for the commercial tenants and a soft lockbox for the residential tenants, with in-place cash management. Concurrently with origination, the borrower was required to notify each non-residential tenant of the mortgaged property to remit all amounts due with respect to the mortgaged property directly to the lockbox account. All funds will be deposited (directly by non-residential tenants and by the property manager for residential tenants within two business days of receipt) into the lockbox account and will be transferred on a daily basis to the cash management account under the sole dominion and control of the lender. Any payments received from residential tenants in connection with the early termination or cancellation of residential leases) will be deposited into the Clearing Account within two business days of receipt.

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With respect to Loan No. 4, NEMA San Francisco, the whole loan is structured with a soft lockbox for residential tenants and a hard lockbox for commercial tenants, with in-place cash management. At origination, the borrower established an account (the “Clearing Account”) into which income from the mortgaged property is required to be deposited. At origination, the borrower delivered a tenant direction letter to each existing commercial tenant at the mortgaged property directing them to remit their rent checks directly into the Clearing Account; the borrower is also required to deliver tenant direction letters to each commercial tenant entering into a lease after the origination date. All rents received by the borrower or the manager are required to be deposited into the Clearing Account within 2 business days of receipt. The mortgaged property contains approximately 11,184 square foot rentable ground floor retail with frontage along Market Street and 10th Street. The retail component is currently 26.0% occupied by two tenants and 54.6% leased to three tenants (including one tenant pending a CUP).

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Annex A-2

Mortgaged Properties by Type(1)
					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity/ARD Date LTV(2)(4)
Retail	Anchored	11	$161,690,714	16.1%	2.31x	10.9%	65.4%	57.3%
	Freestanding	16	52,250,000	5.2%	1.75x	8.3%	63.8%	63.1%
	Unanchored	1	3,750,000	0.4%	1.62x	10.0%	64.0%	55.7%
	Subtotal:	28	$217,690,714	21.7%	2.16x	10.3%	65.0%	58.7%
Office	Suburban	11	$129,027,698	12.9%	2.21x	10.7%	61.3%	57.8%
	CBD	3	69,488,226	6.9%	2.13x	9.4%	62.3%	62.3%
	R&D Lab	1	18,069,502	1.8%	2.60x	10.6%	55.1%	55.1%
	Subtotal:	15	$216,585,426	21.6%	2.22x	10.3%	61.1%	59.0%
Multifamily	High Rise	3	$120,000,000	12.0%	3.05x	12.1%	35.7%	35.7%
	Garden	6	67,485,573	6.7%	2.25x	9.2%	60.8%	56.0%
	Subtotal:	9	$187,485,573	18.7%	2.76x	11.1%	44.8%	43.0%
Self Storage	Self Storage	40	$118,627,076	11.8%	3.31x	13.1%	50.9%	46.3%
Hotel	Full Service	2	$43,957,940	4.4%	2.21x	14.2%	55.4%	43.8%
	Select Service	2	31,750,000	3.2%	1.66x	10.9%	65.1%	53.3%
	Extended Stay	3	31,076,525	3.1%	2.15x	13.4%	68.0%	53.8%
	Limited Service	1	6,300,000	0.6%	2.06x	13.5%	64.3%	51.5%
	Subtotal:	8	$113,084,465	11.3%	2.03x	13.0%	62.1%	49.7%
Mixed Use	Office/Retail	1	$36,000,000	3.6%	1.75x	7.4%	56.6%	56.6%
	Multifamily/Retail/Office	1	18,500,000	1.8%	1.53x	6.5%	67.0%	67.0%
	Subtotal:	2	$54,500,000	5.4%	1.68x	7.1%	60.1%	60.1%
Leased Fee	Leased Fee	2	$46,500,000	4.6%	2.60x	8.9%	47.6%	47.6%
Industrial	Warehouse/Distribution	5	$31,813,510	3.2%	1.79x	9.4%	61.7%	57.4%
	Manufacturing	4	10,411,064	1.0%	2.60x	10.6%	55.1%	55.1%
	Subtotal:	9	$42,224,574	4.2%	1.99x	9.7%	60.1%	56.8%
Manufactured Housing		2	$4,623,360	0.5%	1.42x	8.6%	71.4%	59.3%
Total / Weighted Average:		115	$1,001,321,188	100.0%	2.39x	10.8%	57.1%	52.8%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4, 8, 15 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date.

(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(4)	In the case of Loan Nos. 1, 6, 7, 9, 15, 18 , 25, 26, 27, 32 and 33, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-1

Annex A-2

Mortgaged Properties by Location(1)
				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date/ARD LTV(2)(4)
California	5	$138,069,502	13.8%	3.58x	13.1%	39.2%	39.2%
New York	5	88,700,000	8.9%	2.60x	9.7%	57.6%	57.2%
Pennsylvania	9	83,046,133	8.3%	3.13x	13.0%	47.0%	44.5%
New Jersey	2	73,850,000	7.4%	2.18x	8.6%	56.9%	56.9%
Ohio	9	69,881,253	7.0%	1.66x	9.9%	67.4%	58.1%
Virginia	4	53,541,384	5.3%	2.37x	10.5%	59.0%	56.7%
Florida	3	44,115,000	4.4%	2.43x	10.0%	58.5%	58.5%
Texas	10	38,593,295	3.9%	1.93x	9.9%	61.7%	55.8%
Michigan	4	36,632,020	3.7%	1.80x	10.2%	71.4%	59.0%
Massachusetts	2	36,357,940	3.6%	2.03x	13.1%	54.5%	44.0%
District of Columbia	1	36,000,000	3.6%	1.75x	7.4%	56.6%	56.6%
Tennessee	3	34,623,003	3.5%	2.47x	8.6%	55.6%	55.6%
Georgia	6	34,120,901	3.4%	2.01x	11.7%	66.9%	56.6%
Delaware	3	34,100,000	3.4%	1.64x	10.4%	69.2%	57.2%
Arizona	3	33,988,963	3.4%	2.01x	9.8%	59.7%	52.9%
Alabama	2	25,156,037	2.5%	2.45x	12.3%	61.8%	55.0%
Hawaii	1	23,500,000	2.3%	2.26x	9.3%	61.8%	61.8%
Louisiana	11	20,490,401	2.0%	1.72x	9.6%	65.9%	55.3%
Arkansas	2	19,548,719	2.0%	1.82x	11.5%	70.5%	64.5%
Indiana	4	15,943,035	1.6%	2.03x	10.7%	63.6%	55.8%
Montana	1	14,000,000	1.4%	2.33x	14.5%	63.6%	50.4%
Mississippi	8	11,337,803	1.1%	1.68x	9.5%	61.8%	53.2%
North Carolina	6	9,056,189	0.9%	1.62x	9.1%	70.1%	59.7%
Kansas	1	8,175,000	0.8%	1.46x	9.1%	75.0%	63.0%
Oregon	1	7,788,113	0.8%	3.75x	20.2%	32.2%	25.0%
South Carolina	5	5,290,673	0.5%	1.68x	9.5%	61.8%	53.2%
Colorado	1	2,237,360	0.2%	1.37x	8.5%	70.5%	57.2%
Kentucky	2	1,816,730	0.2%	1.96x	8.9%	62.7%	62.7%
Wyoming	1	1,361,734	0.1%	2.60x	10.6%	55.1%	55.1%
Total / Weighted Average:	115	$1,001,321,188	100.0%	2.39x	10.8%	57.1%	52.8%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4, 8, 15 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date.

(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(4)	In the case of Loan Nos. 1, 6, 7, 9, 15, 18 , 25, 26, 27, 32 and 33, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-2

Annex A-2

Cut-off Date Principal Balance

						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
$2,237,360	-	$9,999,999	19	$112,273,556	11.2%	4.00821%	119	1.89x	11.0%	63.9%	53.6%
$10,000,000	-	$19,999,999	15	210,469,692	21.0%	3.97962%	110	2.06x	10.8%	64.8%	57.5%
$20,000,000	-	$29,999,999	11	272,317,940	27.2%	3.88084%	113	2.55x	11.5%	58.9%	54.2%
$30,000,000	-	$39,999,999	5	173,260,000	17.3%	4.01159%	105	2.02x	8.9%	55.7%	53.9%
$40,000,000	-	$49,999,999	4	167,000,000	16.7%	3.55381%	117	3.19x	11.5%	42.2%	42.2%
$50,000,000	-	$66,000,000	1	66,000,000	6.6%	3.65000%	119	2.60x	10.6%	55.1%	55.1%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
2.79200	-	3.24999	3	$74,000,000	7.4%	2.96851%	119	5.14x	15.6%	42.3%	42.3%
3.25000	-	3.74999	14	314,493,249	31.4%	3.51786%	119	2.64x	11.0%	54.3%	50.5%
3.75000	-	3.99999	9	193,363,739	19.3%	3.82719%	118	2.23x	11.6%	59.9%	53.3%
4.00000	-	4.24999	12	195,823,819	19.6%	4.10177%	118	1.75x	9.3%	61.4%	55.3%
4.25000	-	4.49999	10	142,798,719	14.3%	4.35087%	108	1.85x	9.8%	57.3%	53.5%
4.50000	-	4.74999	5	64,916,661	6.5%	4.70519%	63	1.82x	9.1%	63.8%	62.3%
4.75000	-	4.90000	2	15,925,000	1.6%	4.88788%	74	1.85x	9.3%	66.3%	66.3%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
60	4	$88,498,719	8.8%	4.65251%	57	1.84x	9.6%	65.3%	63.9%
120	51	912,822,469	91.2%	3.79277%	118	2.45x	10.9%	56.3%	51.7%
Total / Weighted Average:	55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Remaining Term to Maturity in Months

						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
55	-	59	4	$88,498,719	8.8%	4.65251%	57	1.84x	9.6%	65.3%	63.9%
108	-	120	51	912,822,469	91.2%	3.79277%	118	2.45x	10.9%	56.3%	51.7%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4, 8, 15 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan Nos. 1, 6, 7, 9, 15, 18 , 25, 26, 27, 32 and 33, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-3

Annex A-2

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
Interest Only	23	$606,260,000	60.5%	3.81506%	111	2.79x	10.7%	51.5%	51.5%
300	1	18,305,000	1.8%	3.56200%	120	1.63x	10.8%	70.9%	50.2%
360	31	376,756,188	37.6%	3.97005%	116	1.78x	11.0%	65.6%	55.2%
Total / Weighted Average:	55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Remaining Amortization Term in Months

						Weighted Average
Range of Remaining Amortization Term in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
Interest Only			23	$606,260,000	60.5%	3.81506%	111	2.79x	10.7%	51.5%	51.5%
300			1	18,305,000	1.8%	3.56200%	120	1.63x	10.8%	70.9%	50.2%
358	-	360	31	376,756,188	37.6%	3.97005%	116	1.78x	11.0%	65.6%	55.2%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
Interest Only	22	$581,260,000	58.0%	3.81726%	110	2.77x	10.6%	51.8%	51.8%
IO-Balloon	14	194,717,000	19.4%	3.95963%	119	1.61x	9.7%	68.8%	58.7%
Balloon	16	171,594,188	17.1%	3.91558%	112	2.01x	12.7%	62.9%	50.3%
ARD-IO-Balloon	2	28,750,000	2.9%	4.10600%	119	1.50x	9.2%	63.0%	57.0%
ARD-Interest Only	1	25,000,000	2.5%	3.76386%	116	3.46x	13.2%	44.3%	44.3%
Total / Weighted Average:	55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
1.37x	-	1.39x	1	$2,237,360	0.2%	4.55000%	119	1.37x	8.5%	70.5%	57.2%
1.40x	-	1.49x	6	68,961,000	6.9%	4.11364%	119	1.46x	9.1%	69.0%	60.5%
1.50x	-	1.59x	9	84,415,262	8.4%	4.10750%	119	1.56x	9.3%	69.6%	60.2%
1.60x	-	1.69x	7	118,762,858	11.9%	3.94684%	118	1.65x	9.5%	65.7%	56.8%
1.70x	-	1.79x	5	100,450,000	10.0%	4.06741%	112	1.75x	9.3%	64.1%	57.4%
1.80x	-	1.99x	5	98,937,682	9.9%	4.48081%	70	1.86x	9.5%	63.7%	61.7%
2.00x	-	2.49x	11	245,093,913	24.5%	3.88649%	117	2.28x	10.9%	52.6%	48.9%
2.50x	-	9.38x	11	282,463,113	28.2%	3.39896%	119	3.70x	13.1%	45.9%	45.7%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4, 8, 15 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan Nos. 1, 6, 7, 9, 15, 18 , 25, 26, 27, 32 and 33, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-4

Annex A-2

LTV Ratios as of the Cut-off Date(1)(3)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
20.4%	-	49.9%	10	$241,538,113	24.1%	3.64813%	117	3.57x	13.0%	38.6%	38.4%
50.0%	-	59.9%	9	253,606,903	25.3%	3.71190%	113	2.43x	10.3%	54.8%	52.5%
60.0%	-	64.9%	11	193,700,000	19.3%	3.96497%	118	2.00x	9.9%	63.0%	59.2%
65.0%	-	69.9%	11	162,576,525	16.2%	4.24710%	102	1.75x	9.9%	67.3%	61.1%
70.0%	-	75.0%	14	149,899,647	15.0%	3.95494%	111	1.62x	10.2%	72.2%	59.3%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

LTV Ratios as of the Maturity/ARD Date(1)(3)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
20.4%	-	49.9%	13	$289,985,016	29.0%	3.68038%	117	3.31x	13.0%	41.0%	39.0%
50.0%	-	59.9%	25	437,920,453	43.7%	3.81787%	116	2.11x	10.3%	61.9%	55.3%
60.0%	-	64.9%	14	209,965,719	21.0%	4.01938%	113	1.89x	9.6%	66.7%	62.7%
65.0%	-	68.3%	3	63,450,000	6.3%	4.58238%	74	1.76x	8.3%	66.3%	66.3%
Total / Weighted Average:			55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
Defeasance	44	$771,145,162	77.0%	3.88530%	111	2.43x	11.0%	57.3%	52.7%
Defeasance or Yield Maintenance	2	61,000,000	6.1%	3.92683%	117	2.45x	9.8%	51.6%	51.6%
Yield Maintenance	9	169,176,026	16.9%	3.77238%	119	2.18x	10.5%	58.4%	53.7%
Total / Weighted Average:	55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date/ ARD LTV(1)(3)
Refinance	35	$728,161,728	72.7%	3.82211%	113	2.56x	11.2%	54.8%	50.6%
Acquisition	17	246,934,460	24.7%	3.97358%	113	1.96x	9.8%	63.1%	58.4%
Recapitalization	2	11,925,000	1.2%	4.01006%	119	1.51x	9.4%	71.5%	60.7%
Refinance/Acquisition	1	14,300,000	1.4%	4.31600%	119	1.96x	8.9%	62.7%	62.7%
Total / Weighted Average:	55	$1,001,321,188	100.0%	3.86875%	113	2.39x	10.8%	57.1%	52.8%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 11, 15, 22, 27 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 4, 8, 15 and 49, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans. In the case of Loan Nos. 15, 18 and 48, each with an anticipated repayment date, Maturity Date/ARD LTV is calculated as of the related anticipated repayment date.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan Nos. 1, 6, 7, 9, 15, 18 , 25, 26, 27, 32 and 33, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-5

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ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

Annex A-3	BBCMS 2019-C5

No. 1 – GNL Office and Industrial Portfolio

A-3-2

Annex A-3	BBCMS 2019-C5

No. 1 – GNL Office and Industrial Portfolio

A-3-3

Annex A-3	BBCMS 2019-C5

No. 1 – GNL Office and Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$66,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$66,000,000	Property Type - Subtype:	Various – Various
% of IPB:	6.6%	Net Rentable Area (SF):	2,195,042
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Global Net Lease Operating	Occupancy:	100.0%
	Partnership, L.P.	Occupancy Date:	9/12/2019
Interest Rate:	3.65000%	4th Most Recent NOI (As of)(4):	NAV
Note Date:	9/12/2019	3rd Most Recent NOI (As of)(4):	NAV
Maturity Date:	10/1/2029	2nd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	120 months	Most Recent NOI (As of)(4):	NAV
Original Term:	120 months	UW Economic Occupancy:	93.1%
Original Amortization Term:	None	UW Revenues:	$30,087,669
Amortization Type:	Interest Only	UW Expenses:	$8,504,333
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW NOI:	$21,583,336
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$19,636,508
Additional Debt(1):	Yes	Appraised Value / Per SF(5):	$370,310,000 / $169
Additional Debt Balance(1):	$138,000,000	Appraisal Date(5):	9/12/2019
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$93
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$93
Insurance:	$0	Springing	N/A	Cut-off Date LTV(5):	55.1%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(5):	55.1%
TI/LC:	$0	Springing	$6,000,000	UW NCF DSCR:	2.60x
Other:	$320,700	$0	N/A	UW NOI Debt Yield:	10.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$204,000,000		100.0%	Return of Equity(6)	$114,602,556	56.2%
				Payoff Existing Debt(7)	86,542,124	42.4
				Closing Costs	2,534,621	1.2
				Upfront Reserves	320,700	0.2
Total Sources	$204,000,000		100.0%	Total Uses	$204,000,000	100.0%

(1)	The GNL Office and Industrial Portfolio Mortgage Loan, as defined in “The Loan” below, is part of a whole loan evidenced by eight pari passu notes with an aggregate original principal balance of $204.0 million. The financial information presented in the chart above is based on the $204.0 million GNL Office and Industrial Portfolio Whole Loan, as defined in “The Loan” below.

(2)	The borrowers for the GNL Office and Industrial Portfolio Whole Loan are ARG CMGLTWY001, LLC, ARG SSFSRIN001, LLC, ARG EQWBGPA001, LLC, ARG HCCLHGA001, LLC, ARG UPDBNMI001, LLC, ARG CDNCNOH001, LLC, ARG MT2PKSLB001, LLC, ARG HRTFTGA001, LLC, ARC FELKCLA001, LLC, ARG EHBIRAL001, LLC, ARC ATSNTTX001, LLC and ARC SLSTCCA001, LLC.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Historical NOI is unavailable due to the GNL Office and Industrial Portfolio Properties (as defined below) all being leased to single tenants, each on a triple net basis. In addition, nine of the GNL Office and Industrial Portfolio Properties were acquired in 2019.

(5)	The Appraised Value / Per SF, Appraisal Date, Cut-off Date LTV and Maturity Date LTV are calculated based on the appraised value of $370,310,000, which reflects an approximately 1.5% premium attributed to the aggregate “as-is” value of the individual GNL Office and Industrial Portfolio Properties. The sum of the appraised values of each of the properties on an individual basis is $364,710,000, which represents a Cut-off Date LTV and Maturity Date LTV of 55.9%.

(6)	The borrower sponsor acquired nine of the GNL Office and Industrial Portfolio Properties between March and June 2019 for $178.1 million.

(7)	Payoff Existing Debt represents two loans encumbering the Quest Property (as defined below) and the AT&T Property (as defined below) with payoff amounts of approximately $52.8 million and $33.7 million, respectively.

A-3-4

Annex A-3	BBCMS 2019-C5

No. 1 – GNL Office and Industrial Portfolio

The Loan. The GNL Office and Industrial Portfolio mortgage loan (the “GNL Office and Industrial Portfolio Mortgage Loan”) is a fixed-rate loan with an original and Cut-off Date principal balance of $66.0 million secured by the borrowers’ fee simple interest in a portfolio of four office and eight industrial properties, totaling 2,195,042 square feet, located in 10 states (the “GNL Office and Industrial Portfolio Properties”). The GNL Office and Industrial Portfolio Mortgage Loan is part of a whole loan (the “GNL Office and Industrial Portfolio Whole Loan”) evidenced by eight pari passu notes with an aggregate original and Cut-off Date principal balance of $204.0 million. The GNL Office and Industrial Portfolio Mortgage Loan consists of Note A-2, Note A-4 and Note A-8, with an aggregate original and Cut-off Date principal balance of $66.0 million, and will be included in the BBCMS 2019-C5 securitization trust. The GNL Office and Industrial Portfolio Whole Loan is serviced pursuant to the pooling and servicing agreement of the CF 2019-CF2 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The GNL Office and Industrial Portfolio Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$60,000,000	CF 2019-CF2	Yes
A-2	50,000,000	BBCMS 2019-C5	No
A-3	50,000,000	KeyBank	No
A-4	11,000,000	BBCMS 2019-C5	No
A-5	10,000,000	KeyBank	No
A-6	10,000,000	KeyBank	No
A-7	8,000,000	CF 2019-CF2	No
A-8	5,000,000	BBCMS 2019-C5	No
Total	$204,000,000

The Property. The GNL Office and Industrial Portfolio Properties consist of 12 single-tenant office and industrial properties with an aggregate of approximately 2.2 million square feet. The borrower sponsor acquired the GNL Office and Industrial Portfolio Properties in separate transactions, with three purchased in 2014 and nine purchased in 2019, for a total cost basis of approximately $344.6 million and resulting in a loan-to-cost ratio of 59.2%.

The GNL Office and Industrial Portfolio Properties are each 100.0% leased to a single tenant with a weighted average remaining lease term across the 12 leases of approximately 9.0 years. Approximately 79.3% of the NRA is leased to publicly traded entities (or subsidiaries of publicly traded entities) and 65.3% of NRA is leased to investment grade tenants (or subsidiaries of investment grade tenants). The GNL Office and Industrial Portfolio Properties are geographically diverse, with properties located in 10 different states and 12 different markets. Additionally, the tenants operate in a wide range of industries, including automotive parts, security systems, natural gas, fabrics, logistics, imaging solutions, technology, refrigeration and freight.

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No. 1 – GNL Office and Industrial Portfolio

The following table presents detailed information with respect to each of the GNL Office and Industrial Portfolio Properties.

GNL Office and Industrial Portfolio Properties Summary
Property Name / Tenant Location	Property Type - Subtype	Net Rentable Area (SF)	% Office	Year Built / Renovated	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value(1)	UW NOI
Quest Diagnostics, Inc. 27027 Tourney Road Santa Clarita, CA 91355	Office - R&D Lab	222,193	40%	2004/NAP	$55,851,188	27.4%	$103,300,000	$5,662,397
Encompass Health Corporation 9001 Liberty Parkway Birmingham, AL 35242	Office - Suburban	199,305	100	2018/NAP	41,078,918	20.1	76,900,000	4,173,562
AT&T Services, Inc. 1010 North Saint Mary’s Street San Antonio, TX 78215	Office - CBD	401,516	100	1961/NAP	37,518,154	18.4	70,600,000	4,249,709
UP Central Leasing LLC 4343 Wyoming Avenue Dearborn, MI 48126	Industrial - Manufacturing	220,000	6	1959/2016	10,706,026	5.2	16,800,000	1,130,998
ComDoc, Inc. 8247 Pittsburg Avenue Northwest North Canton, OH 44720	Industrial - Manufacturing	107,500	30	2019/NAP	10,244,355	5.0	17,700,000	1,114,989
Stanley Convergent Security Solutions, Inc. 8350 Sunlight Drive Fishers, IN 46037	Office - Suburban	80,000	100	2017/NAP	10,130,329	5.0	16,400,000	1,114,774
EQT Gathering, LLC 317 East Roy Furman Highway Waynesburg, PA 15370	Industrial - Warehouse/Distribution	127,135	9	1985/NAP	8,412,095	4.1	13,700,000	928,401
Metal Technologies, Inc. 909 East State Road 54 Bloomfield, IN 47424	Industrial - Manufacturing	234,377	2	1986/NAP	7,020,275	3.4	10,810,000	744,837
Heatcraft Refrigeration Products, LLC 7814 Magnolia Industrial Boulevard Tifton, GA 31794	Industrial - Warehouse/Distribution	214,757	2	1992/2000	6,942,258	3.4	11,500,000	758,153
Hanes Companies, Inc. 200 Union Grove Road Calhoun, GA 30701	Industrial - Warehouse/Distribution	275,500	2	2000/2007	6,164,179	3.0	10,100,000	656,286
FedEx Ground Package System, Inc. 6013 Horsemans Drive Lake Charles, LA 70615	Industrial - Warehouse/Distribution	76,039	2	2009/2014	5,723,227	2.8	9,800,000	618,177
Cummins, Inc. 2600 East 2nd Street Gillette, WY 82718	Industrial - Manufacturing	36,720	25	2008/NAP	4,208,996	2.1	7,100,000	431,053
Total/Wtd. Avg.		2,195,042	39%		$204,000,000	100.0%	$370,310,000	$21,583,336

(1)	The Total Appraised Value of $370,310,000 reflects an approximately 1.5% portfolio premium attributed to the aggregate “as-is” appraised value of the individual GNL Office and Industrial Portfolio Properties. The sum of the appraised values of each of the properties on an individual basis, which are reflected in the table above, is $364,710,000.

Quest Diagnostics, Inc. (222,193 square feet; 27.4% of ALA; 10.1% of NRA; 26.9% of underwritten Base Rent). The property consists of a four-story office and laboratory/R&D building constructed in 2004 (the “Quest Property”). The Quest Property is 100.0% occupied by Specialty Laboratories, Inc., a subsidiary of Quest Diagnostics, Inc. (NYSE: DGX) (rated BBB/Baa2/BBB+ by Fitch/Moody’s/S&P) (“Quest”), and is comprised of 60% laboratory space and 40% office space. The Quest Property was constructed as a build-to-suit for Specialty Laboratories, Inc., which occupies the space on an approximately 20-year lease that expires in August 2024 and is guaranteed by Quest. The lease contains two, five-year renewal options followed by one, 4.5-year renewal option. The lease does not provide any termination or contraction options.

The Quest Property is located in Santa Clarita, Los Angeles County, California within the Los Angeles-Long Beach-Anaheim, CA metropolitan statistical area. Santa Clarita had a 2018 population of approximately 216,589, making it the third largest city in the county. The Quest Property’s neighborhood is served by Interstate 5, which is located to the immediate west and provides access to downtown Los Angeles approximately 25 miles to the southeast of the Quest Property. The Los Angeles International Airport is located approximately 35 miles south of Santa Clarita. Land uses in the immediate area consist of a country club and golf course adjacent to the Quest Property as well as office, retail and industrial uses, with single and multifamily removed from major arterials.

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No. 1 – GNL Office and Industrial Portfolio

Quest is a global provider of diagnostic testing, information and services for patients, healthcare providers, and pharmaceutical companies, life insurance companies and employers. The primary services offered by Quest include diagnostic testing, clinical trials testing, healthcare information technology, and wellness and risk management. Headquartered in Secaucus, New Jersey, Quest operates approximately 2,200 patient locations and dozens of clinical laboratories throughout the United States, with additional international laboratory facilities. Quest reported 2018 revenues in excess of $7.5 billion. With 60% of the building utilized as laboratory space, specialized testing and clinical trials are among the operations performed at the Quest Property.

Encompass Health Corporation (199,305 square feet; 20.1% of ALA; 9.1% of NRA; 19.8% of underwritten Base Rent). The property is a seven-story, class A, single-tenant office building that was constructed on 6.88 acres as a build-to-suit in 2018 (the “Encompass Property”). The Encompass Property serves as the corporate headquarters for Encompass Health Corporation (NYSE: EHC) (rated B1/BB- by Moody’s/S&P) (“Encompass”). Amenities at the property include training and conference rooms, cafeteria and dining room, fitness center, and break areas on each floor. A three-story parking garage is located on the south side of the Encompass Property, providing approximately 700 parking spaces. Encompass occupies 100.0% of the net rentable area via a 15-year lease expiring in March 2033, with 1.5% annual rent increases and four, five-year renewal options. The lease does not provide any early termination or contraction options.

The Encompass Property is located in Birmingham, Alabama, in the north-central portion of the state, approximately 101 miles northwest of Montgomery and 158 miles west of Atlanta, Georgia. Birmingham has a diversified economy largely driven by sectors that include healthcare, finance, education and service industries. In addition to Encompass, other major companies headquartered in the area include Books-A-Million and Regions Financial. Access to Interstate 459 is one mile from the Encompass Property. The Encompass Property is located along the main corridor of Liberty Park, a 4,000-acre master-planned community with residential, office, and retail uses. Liberty Parkway, which was expanded from two to four lanes to accommodate local growth, serves as the entrance into the Urban Center, which is home to the Encompass Property as well as multiple other office buildings. The Urban Center is surrounded by residential and commercial uses that serve as demand generators and amenities for the significant office presence.

Encompass is a provider of facility-based and home-based post-acute healthcare services, offered in 37 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. Encompass has over 40,000 employees and reported 2018 revenues of approximately $4.3 billion. Encompass’ footprint includes 132 hospitals, 245 home health locations, and 82 hospice locations.

AT&T Services, Inc. (401,516 square feet; 18.4% of ALA; 18.3% of NRA; 19.4% of underwritten Base Rent). The property consists of one, 16-story office building that was constructed in 1961 and has been renovated and upgraded throughout AT&T Services, Inc.’s tenancy (the “AT&T Property”). The building features typical office finishes, including private offices, conference and meeting rooms, and break rooms, as well as a cafeteria on the second floor. The AT&T Property contains 405 parking spaces, the majority of which are located in an adjacent surface parking lot and a smaller portion in a covered garage. AT&T Services, Inc. occupies 100.0% of the net rentable area on a triple net lease through July 2026, with 2.0% annual rent increases and three, five-year renewal options. The lease does not provide any early termination or contraction options.

Located on 3.76 acres, the AT&T Property is located in downtown San Antonio, Texas, within the San Antonio-New Braunfels metropolitan statistical area, which is the third largest metropolitan area in the state of Texas with a population of approximately 2.5 million in 2018. The San Antonio economy is driven by a diverse mix of industries including tourism, military and defense, biosciences, manufacturing, aerospace, and education and healthcare services. Tourism and hospitality in particular benefit from attractions such as the Alamo, Sea World, Six Flags Fiesta Texas, and the San Antonio River Walk, a public park of walkways along the banks of the San Antonio River that is lined with restaurants, shops, hotels, bars, and other attractions. The AT&T Property is situated within two miles of three interstate highways, including Interstates 37, 35, and 10, and has frontage along the River Walk and the primary arterial of North St. Mary’s Street. The immediately surrounding area predominantly consists of office and retail properties along major arterials.

AT&T Services, Inc. is a subsidiary of AT&T Inc. (NYSE: T) (rated A-/Baa2/BBB by Fitch/Moody’s/S&P) (“AT&T”), a telecommunications, media and technology services company headquartered in Dallas, Texas. AT&T operates through four distinct business units, AT&T Communications, WarnerMedia, AT&T Latin America, and Xandr, and together the four units are focused on premium video content, direct-to-consumer relationships, high-speed networks, and advertising technology.

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No. 1 – GNL Office and Industrial Portfolio

UP Central Leasing LLC (220,000 square feet; 5.2% of ALA; 10.0% of NRA; 5.2% of underwritten Base Rent). The property consists of four, two-story industrial manufacturing buildings constructed in 1959 on 19.20 acres, with renovations completed in 2016 (the “UP Central Property”). The buildings have clear ceiling heights between 33 and 36 feet and a total of six dock high loading doors and three doors at grade level. UP Central Leasing LLC (“UP Central”) occupies 100.0% of the net rentable area on a 10-year triple net lease through March 2029. The lease provides two, five-year renewal options and no early termination or contraction options. UP Central is owned by Chicago-based UPG Enterprises LLC (formerly Union Partners I LLC), an operator of metals and logistics companies, including Maksteel, which operates out of the UP Central Property. Maksteel is a provider of purchasing, gauging, leveling, cutting and storage of steel pipe, tube and rolled steel.

The UP Central Property is located in Dearborn, Michigan, five miles west of the Detroit central business district. Dearborn is home to the Ford Motor Company world headquarters and has an economy largely supported by the manufacturing and healthcare sectors. The UP Central Property is situated in a heavily industrial neighborhood and has rail access to the active CSX line, which connects to other rail lines throughout the United States. Three major freeways are located within three miles of the UP Central Property and the Detroit Metropolitan Wayne County Airport is located six miles to the southwest.

ComDoc, Inc. (107,500 square feet; 5.0% of ALA; 4.9% of NRA; 4.9% of underwritten Base Rent). The property consists of a single-story light manufacturing building with 30% office build-out that was constructed in 2019 on 13.43 acres (the “ComDoc Property”). The building has 35-foot clear ceiling heights and a total of 15 dock high loading doors and three doors at grade level. ComDoc, Inc., a subsidiary of Xerox Holdings Corporation (NYSE: XRX), occupies 100.0% of the net rentable area on a 10-year triple net lease through April 2029. The lease provides 1.5% annual rent increases, four, five-year renewal options and no early termination or contraction options. Xerox Holdings Corporation, through its wholly owned subsidiary Xerox Corporation (rated BB/Ba1/BB+ by Fitch/Moody’s/S&P), is a provider of print technology and intelligent work solutions. The ComDoc Property serves as the corporate headquarters for ComDoc, Inc., which is a document imaging company that offers document management, mobile and cloud solutions, printing and production services, and document imaging devices and technology.

The ComDoc Property is located in North Canton, Ohio, approximately 18 miles southeast of Akron and 51 miles south of Cleveland. North Canton is a suburban community of the Canton metropolitan area, which has an economy based on the healthcare, education, accommodation/food services, and wholesale/retail trade industries. The ComDoc Property is situated in a largely industrial area and has access to Interstate 77 within one mile.

Environmental. According to Phase I environmental assessments dated between December 2018 and August 2019, there was no evidence of any recognized environmental conditions at the GNL Office and Industrial Portfolio Properties, other than the UP Central Property. Subsurface investigations at the UP Central Property identified various contaminants in the soil and groundwater at concentrations above Michigan Department of Environmental Quality (“MDEQ”) criteria. As a result, the Phase I environmental report for the UP Central Property recommended a baseline environmental assessment (“BEA”) be conducted on behalf of the borrowers for submittal to the MDEQ and that a due care plan (“DCP”) be prepared. The mortgage loan documents require that, by November 1, 2019, the borrowers (i) conduct the BEA and submit it to the MDEQ, (ii) prepare the DCP in compliance with MDEQ requirements, and (iii) provide evidence to the lender of the borrowers’ satisfaction of the preceding clauses (i) and (ii), including copies of the BEA, DCP, and any acknowledgement of receipt of the BEA received from the MDEQ. In the event the MDEQ requires further actions or controls following receipt of the BEA, the borrowers are required to comply with all actions required to obtain a “No Further Action Letter” or similar closure letter from the MDEQ.

Historical and Current Occupancy(1)
2016(2)	2017(2)	2018(2)	Current(3)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The following properties were excluded from occupancy figures prior to their respective years of construction: Stanley Convergent Security Solutions, Inc. (2017), Encompass Health Corporation (2018), and ComDoc, Inc. (2019). The following properties were excluded from occupancy figures prior to the current lease start dates due to the sellers not providing occupancy history: Heatcraft Refrigeration Products, LLC (June 2018), Hanes Companies, Inc. (September 2018), UP Central Leasing LLC (April 2019), and Metal Technologies, Inc. (June 2019).

(3)	Current Occupancy is as of September 12, 2019.

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No. 1 – GNL Office and Industrial Portfolio

Top Seven Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
AT&T Services, Inc.	Baa2 / BBB / A-	401,516	18.3%	$11.84	$4,753,929	19.4%	7/17/2026
Hanes Companies, Inc.	Baa1 / BBB / NA	275,500	12.6	$2.64	728,346	3.0	9/30/2028
Metal Technologies, Inc.	NA / NA / NA	234,377	10.7	$3.59	841,943	3.4	6/30/2033
Quest Diagnostics, Inc.	Baa2 / BBB+ / BBB	222,193	10.1	$29.70	6,599,251	26.9	8/31/2024
UP Central Leasing LLC	NA / NA / NA	220,000	10.0	$5.75	1,265,000	5.2	3/31/2029
Heatcraft Refrigeration Products, LLC	Baa3 / BBB / NA	214,757	9.8	$3.91	839,482	3.4	5/31/2028
Encompass Health Corporation	B1 / BB- / NA	199,305	9.1	$24.35	4,853,793	19.8	3/30/2033
Top Seven Tenants		1,767,648	80.5%	$11.25	$19,881,742	81.1%

Non Top Seven Tenants		427,394	19.5%	$10.82	$4,626,215	18.9%

Occupied Collateral Total		2,195,042	100.0%	$11.17	$24,507,957	100.0%

Vacant Space		0	0.0%

Collateral Total		2,195,042	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	2	298,232	13.6	7,275,495	29.7	298,232	13.6%	$7,275,495	29.7%
2025	0	0	0.0	0	0.0	298,232	13.6%	$7,275,495	29.7%
2026	1	401,516	18.3	4,753,929	19.4	699,748	31.9%	$12,029,423	49.1%
2027	0	0	0.0	0	0.0	699,748	31.9%	$12,029,423	49.1%
2028	4	606,977	27.7	3,283,333	13.4	1,306,725	59.5%	$15,312,757	62.5%
2029	2	327,500	14.9	2,475,450	10.1	1,634,225	74.5%	$17,788,207	72.6%
2030 & Beyond	3	560,817	25.5	6,719,750	27.4	2,195,042	100.0%	$24,507,957	100.0%
Total	12	2,195,042	100.0%	$24,507,957	100.0%
(1)	Based on the underwritten rent roll.

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No. 1 – GNL Office and Industrial Portfolio

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$23,941,469	$10.91	74.1%
Straight-Line Rent(4)	566,488	0.26	1.8
Gross Potential Rent	$24,507,957	$11.17	75.8%
Total Reimbursements	7,808,359	3.56	24.2
Net Rental Income	$32,316,315	$14.72	100.0%
(Vacancy/Credit Loss)	(2,228,647)	(1.02)	(6.9)
Other Income	0	0.00	0.0
Effective Gross Income	$30,087,669	$13.71	93.1%

Total Expenses	$8,504,333	$3.87	28.3%

Net Operating Income	$21,583,336	$9.83	71.7%

Total TI/LC, Capex/RR	1,946,828	0.89	6.5

Net Cash Flow	$19,636,508	$8.95	65.3%
(1)	Historical cash flows are unavailable due to the GNL Office and Industrial Portfolio Properties all being leased to single tenants, each on a triple net basis. In addition, the majority of the GNL Office and Industrial Portfolio Properties were acquired in 2019.

(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place are based on the underwritten rent roll and include contractual rent steps through June 2020 in the amount of $102,102.

(4)	Straight-Line Rent represents $566,488 in average contractual rent increases through the terms of the applicable leases for the investment grade tenants AT&T Services, Inc., EQT Gathering, LLC, Hanes Companies, Inc., Heatcraft Refrigeration Products, LLC, Stanley Convergent Security Solutions, Inc., and Cummins, Inc.

The Markets. The GNL Office and Industrial Portfolio Properties are located across 12 separate markets. The top three properties, which generate 66.1% of the GNL Office and Industrial Portfolio underwritten base rent, consist of the Quest Property (26.9%), the Encompass Property (19.8%), and the AT&T Property (19.4%). These three properties are located in the Los Angeles, California, Birmingham, Alabama, and San Antonio, Texas markets, respectively.

According to a third-party market research report as of the second quarter of 2019, the Los Angeles office market consisted of approximately 419.1 million square feet of office space with an overall market vacancy of 9.7% and average asking rents of approximately $39.88 per square foot. The Santa Clarita Valley office submarket totaled approximately 4.9 million square feet with an average vacancy of 7.8% and average market asking rents of $36.70 per square foot.

According to a third-party market research report as of the second quarter of 2019, the Birmingham office market consisted of approximately 56.5 million square feet of office space with an overall market vacancy of 10.3% and average asking rents of approximately $19.63 per square foot. The Hwy 280/Jefferson County office submarket totaled approximately 5.5 million square feet with an average vacancy of 7.4% and average market asking rents of $23.23 per square foot.

According to a third-party market research report as of the second quarter of 2019, the San Antonio office market consisted of approximately 82.1 million square feet of office space with an overall market vacancy of 9.5% and average asking rents of approximately $25.99 per square foot. The CBD office submarket totaled approximately 9.9 million square feet with an average vacancy of 8.7% and average market asking rents of $25.41 per square foot.

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GNL Office and Industrial Portfolio 2019 Demographic Summary(1)
Property Name / Tenant	City, State	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
Quest Diagnostics, Inc.	Santa Clarita, CA	7,052	86,624	174,556	$110,520	$108,659	$108,990
Encompass Health Corporation	Birmingham, AL	1,738	29,720	100,488	$81,871	$94,104	$81,195
AT&T Services, Inc.	San Antonio, TX	13,278	144,291	382,062	$31,601	$30,875	$34,325
UP Central Leasing LLC	Dearborn, MI	7,978	133,534	312,228	$28,650	$32,849	$32,320
ComDoc, Inc.	North Canton, OH	2,302	33,733	94,450	$70,146	$67,216	$69,021
Stanley Convergent Security Solutions, Inc.	Fishers, IN	5,769	61,134	173,980	$94,145	$87,034	$92,954
EQT Gathering, LLC	Waynesburg, PA	2,712	9,923	13,851	$78,582	$48,283	$49,039
Metal Technologies, Inc.	Bloomfield, IN	1,349	4,132	5,777	$40,498	$47,216	$50,893
Heatcraft Refrigeration Products, LLC	Tifton, GA	104	9,716	25,399	$45,036	$29,357	$35,252
Hanes Companies, Inc.	Calhoun, GA	949	8,377	29,292	$55,220	$46,484	$43,968
FedEx Ground Package System, Inc.	Lake Charles, LA	1,691	8,916	44,903	$42,115	$37,823	$35,488
Cummins, Inc.	Gillette, WY	2,067	20,899	37,595	$66,361	$67,022	$76,553
(1)	Source: third party market research reports.

The Borrower. The borrowing entities for the GNL Office and Industrial Portfolio Whole Loan are ARG CMGLTWY001, LLC, ARG SSFSRIN001, LLC, ARG EQWBGPA001, LLC, ARG HCCLHGA001, LLC, ARG UPDBNMI001, LLC, ARG CDNCNOH001, LLC, ARG MT2PKSLB001, LLC, ARG HRTFTGA001, LLC, ARC FELKCLA001, LLC, ARG EHBIRAL001, LLC, ARC ATSNTTX001, LLC and ARC SLSTCCA001, LLC, each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the GNL Office and Industrial Portfolio Whole Loan.

The Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor is Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the business operations entity of Global Net Lease, Inc. (NYSE: GNL) (“GNL”). Founded in 2011, GNL is a publicly traded real estate investment trust focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical, income producing net-lease assets across the United States and western and northern Europe. As of June 30, 2019, GNL owned a portfolio of 288 properties totaling approximately 28.3 million square feet. GNL is an affiliate of AR Global Investments, LLC, which has raised and invested over $30.0 billion in capital, served over 150,000 shareholders and grown to one of the largest external managers of direct investment programs in the United States. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

Property Management. Eleven of the GNL Office and Industrial Portfolio Properties are managed by Global Net Lease Properties, LLC, a Delaware limited liability company and an affiliate of the borrowers, and one of the GNL Office and Industrial Portfolio Properties (the Stanley Convergent Security Solutions, Inc. property) is managed by Cushman & Wakefield U.S., Inc., a Missouri corporation.

Escrows and Reserves. At origination, the borrowers deposited into escrow $320,700 for required repairs.

Tax Escrows – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes and other charges for each respective property; provided, such monthly deposits will be waived for each applicable property so long as (i) no event of default exists, (ii) each applicable lease is in full force and effect and requires the applicable tenant to pay taxes directly and such tenant pays all applicable taxes prior to the due date thereof, (iii) the borrowers have delivered to lender copies of all tax bills within 30 days of receipt and (iv) the lender has received reasonably satisfactory evidence that all applicable taxes have been paid as and when required pursuant to the mortgage loan documents with respect to the applicable property.

Insurance Escrows – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums for each respective property; provided, such monthly deposits will be waived for each applicable property so long as (i) no event of default exists and (ii) the borrowers maintain a blanket insurance policy acceptable to the lender.

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No. 1 – GNL Office and Industrial Portfolio

Replacement Reserve – During the continuance of a Cash Sweep Period (as defined below), the borrowers are required to deposit into a replacement reserve on a monthly basis, an amount equal to $0.20 multiplied by the then existing aggregate net leasable area of the GNL Office and Industrial Portfolio Properties, divided by 12, for replacements.

TI/LC Reserve – During the continuance of a Cash Sweep Period, the borrowers are required to deposit into a TI/LC reserve on a monthly basis, an amount equal to $1.00 multiplied by the then existing aggregate net leasable area of the GNL Office and Industrial Portfolio Properties, divided by 12, for tenant improvement and leasing commission obligations, subject to a cap of $6,000,000. In lieu of such monthly deposits, the borrowers may deposit an unconditional irrevocable letter of credit in the amount set forth in the mortgage loan documents, and on every third due date thereafter occurring during the existence of a Cash Sweep Period, the borrowers are required to cause such letter of credit to be increased by an amount equal to $1.00 multiplied by the then existing aggregate net leasable area of the applicable property, divided by four, up to a cap of $6,000,000.

Additionally, during the continuance of a Lease Rollover Event (as defined below), all excess cash flow will be deposited into the TI/LC reserve.

Major Tenant Reserve – During the continuance of a Major Tenant Cash Flow Sweep Event (as defined below), all excess cash flow will be deposited into a major tenant reserve.

Lockbox / Cash Management. The GNL Office and Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrowers were required to send direction letters to all tenants instructing them to deposit all rents directly into a clearing account controlled by the lender, and the borrowers and the property managers are required to deposit all revenues otherwise received into the clearing account within two business days of receipt. Provided no Cash Sweep Period is in effect, all funds in the clearing account will be transferred on each business day to an account controlled by the borrowers. Upon the occurrence of a Cash Sweep Period, all sums on deposit in the clearing account are required to be transferred on each business day to a cash management account controlled by the lender and applied and disbursed in accordance with the GNL Office and Industrial Portfolio Whole Loan documents, with any excess cash held by the lender as additional collateral for the GNL Office and Industrial Portfolio Whole Loan during the continuance of such Cash Sweep Period.

A “Cash Sweep Period” means the occurrence of (i) an event of default and will continue until such event of default is cured; (ii) any bankruptcy action of the borrowers (in no event will a Cash Sweep Period due to a bankruptcy of the borrowers be cured); (iii) a Manager Sweep Event (as defined below); (iv) any period that the interest-only debt service coverage ratio as calculated in the loan documents based on the trailing three-month period is less than 1.85x and will continue until such time as (a) the interest-only debt service coverage ratio for the immediately preceding three-month period is at least 2.00x for two consecutive calendar quarters (a “DSCR Cure”), (b) the borrowers have delivered a letter of credit in an amount initially equal to the amount of excess cash flow for the immediately preceding three-month period, with such amount recalculated and increased every three-month period thereafter, up to any applicable capped amount (the “DSCR/Tenant Cure – Letter of Credit”), or (c) the borrowers have completed a partial prepayment of the GNL Office and Industrial Portfolio Whole Loan (including any prepayment consideration) to the extent required to achieve an interest-only debt service coverage ratio for the immediately preceding three-month period of 2.00x or greater; (v) a Major Tenant Cash Flow Sweep Event; or (vi) a Lease Rollover Event.

A ”Lease Rollover Event” means the occurrence of the last day of the loan year immediately preceding any loan year during which one or more leases are scheduled to expire, which leases constitute or represent, in the aggregate, either (i) more than 20% of the total net rentable area of the GNL Office and Industrial Portfolio Properties or (ii) more than 20% of the total annual rents from all GNL Office and Industrial Portfolio Properties.

A “Major Tenant Cash Flow Sweep Event” means the occurrence of (i) any bankruptcy action of Quest Diagnostics, Inc., AT&T Services, Inc. or Encompass Health Corporation, any successor or assign thereof as tenant under the respective lease, or any subsequent tenant under a replacement lease (each, a “Major Tenant”) or any person or entity that controls a Major Tenant (a “Major Tenant Parent”); (ii) the earlier to occur of (a) the date a Major Tenant gives notice of its intention to vacate or abandon substantially all of its premises or to go dark at such premises or (b) the date that a Major Tenant vacates, abandons, surrenders, or goes dark at substantially all of its applicable premises for five consecutive business days; (iii) the continuation of any default by a Major Tenant under its respective lease beyond any applicable notice and cure periods; or (iv) the earlier to occur of (a) the date of any early termination or cancellation of a Major Tenant lease or

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(b) the earlier to occur of the date (x) that is nine months prior to the then applicable expiration of the applicable Major Tenant lease or (y) on which notice for extension is due under the applicable lease.

A Cash Sweep Period caused by a Major Tenant Cash Flow Sweep Event or a Lease Rollover Event will continue until, in general, (A) with respect to clause (i) of a Major Tenant Cash Flow Sweep Event, the applicable Major Tenant (or applicable Major Tenant Parent) is no longer the subject of a bankruptcy or similar proceeding and has satisfied all other conditions under the GNL Office and Industrial Portfolio Whole Loan documents, (B) with respect to clause (ii) of a Major Tenant Cash Flow Sweep Event, the applicable Major Tenant has resumed operations in its Major Tenant premises and has satisfied all other requirements under the GNL Office and Industrial Portfolio Whole Loan documents, (C) with respect to clause (iii) of a Major Tenant Cash Flow Sweep Event, the applicable Major Tenant has fully cured all applicable defaults under its lease, (D) with respect to clause (iv), the borrowers have provided acceptable evidence to the lender that the applicable Major Tenant has renewed the term of its lease pursuant to the terms set forth therein, (E) the applicable Major Tenant has been replaced with an acceptable replacement tenant under the GNL Office and Industrial Portfolio Whole Loan documents, (F) with respect to clause (ii), the applicable Major Tenant has subleased its premises to an acceptable subtenant under the GNL Office and Industrial Portfolio Whole Loan documents and all other conditions under the GNL Office and Industrial Portfolio Whole Loan documents have been satisfied, (G) funds swept as a result of a Major Tenant Cash Flow Sweep Event have reached (1) $9,000,000 if related to the Quest Property, (2) $7,500,000 if related to the AT&T Property, (3) $7,150,000 if related to the Encompass Property, or (4) an amount equal to the sum of each applicable amount set forth in the preceding clauses, if related to more than one of the Quest Property, AT&T Property and Encompass Property, (H) the borrowers have delivered the DSCR/Tenant Cure – Letter of Credit, (I) the occurrence of a DSCR Cure, or (J) with respect to a Lease Rollover Event, one or more leases have been renewed pursuant to the terms set forth therein such that all leases set to expire during the applicable loan year then constitute or represent, in the aggregate, (x) 20% or less of the total net rentable area of the GNL Office and Industrial Portfolio Properties or (y) 20% or less of the total annual rents from all GNL Office and Industrial Portfolio Properties.

A “Manager Sweep Event” means (i) for a borrower affiliated manager, any bankruptcy action of the manager and (ii) for a manager that is not affiliated with the borrowers, (a) the date of the occurrence of an involuntary bankruptcy petition or (b) the date which is 60 days after the occurrence of any other bankruptcy action of such manager unless the manager is replaced with a qualified manager within such 60 day period. In any case, a Manager Sweep Event will continue until the manager is replaced with a qualified manager under a replacement management agreement.

Subordinate and Mezzanine Debt. None.

Partial Release. At any time after November 1, 2021, and prior to the GNL Office and Industrial Portfolio Whole Loan maturity date, the GNL Office and Industrial Portfolio borrowers may obtain the release of any one or more of the GNL Office and Industrial Portfolio Properties, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the property to be released), (ii) the borrowers prepay a portion of the GNL Office and Industrial Portfolio Whole Loan equal to 115% (or 120% if the property to be released is transferred to a borrower affiliate) of the allocated loan amount of the property being released (the “Release Amount”), (iii) the debt service coverage ratio for the remaining properties following the release based on the trailing 12 months is no less than the greater of (1) the interest-only debt service coverage ratio immediately preceding such release and (2) 2.65x, (iv) the debt yield for the remaining properties based on the trailing 12 months is no less than the greater of (1) the debt yield immediately preceding such release and (2) 9.82% and (v) the release is permitted under REMIC requirements. Notwithstanding the foregoing, the Release Amount will be an amount equal to 105% of the allocated loan amount of the property being released if with respect to such property (a) the applicable tenant at such property is the subject of a bankruptcy action, (b) the applicable tenant at such property has gone dark or provided notice of its intention to go dark at all or substantially all of its premises, (c) a default by the applicable tenant at such property is then continuing under its applicable lease, or (d) a Cash Sweep Period as described in clause (iv) of the definition thereof has occurred and the lender has determined that the interest-only debt service coverage ratio, based on the trailing three-month period and calculated excluding the applicable property, is greater than or equal to 1.85x; provided, however, that the aggregate amount of the allocated loan amounts for all properties that may be released at the Release Amount of 105% of the allocated loan amount may not exceed $40,800,000.

Additionally, in the event that the borrowers receive from the tenant at the Quest Property an expansion notice pursuant to its lease requesting that the borrowers construct a new building on certain adjacent non-collateral parcels, then the

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borrowers are required, within five business days of receipt of such expansion notice, to provide written notice of the receipt of the expansion notice to the lender. Within 60 days of receipt of such expansion notice or as soon as reasonably practical, the borrowers are required to take such actions as reasonably necessary to cause the release from the collateral of the unimproved land parcel(s) identified for construction of the new building. The borrowers will not be permitted to commence construction of the new building until the identified parcel(s) have been released subject to all conditions of release under the GNL Office and Industrial Portfolio Whole Loan documents.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$45,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$45,000,000	Property Type – Subtype:	Multifamily – High Rise
% of IPB:	4.5%	Net Rentable Area (Units)(3):	1,015
Loan Purpose:	Refinance	Location:	Philadelphia, PA
Borrowers:	Post Presidential Property Owner, LLC and Post Monroe Property Owner LLC	Year Built / Renovated:	1952 / 2017
		Occupancy:	94.5%
Borrower Sponsors:	Michael Pestronk and Matthew Pestronk	Occupancy Date:	7/26/2019
		4th Most Recent NOI (As of)(4):	NAV
		3rd Most Recent NOI (As of)(4):	NAV
Interest Rate: Note Date:	3.49816176470588% 9/6/2019	2nd Most Recent NOI (As of)(4):	NAV
		Most Recent NOI (As of)(4):	$16,025,422 (TTM 6/30/2019)
Maturity Date:	9/8/2029	UW Economic Occupancy:	94.0%
Interest-only Period:	120 months	UW Revenues:	$24,916,379
Original Term:	120 months	UW Expenses:	$6,760,701
Original Amortization Term:	None	UW NOI(4):	$18,155,679
Amortization Type:	Interest Only	UW NCF:	$17,851,866
Call Protection(2):	L(26),Def(90),O(4)	Appraised Value / Per Unit:	$380,000,000 / $374,384
Lockbox / Cash Management:	Soft (Residential), Hard (Commercial) / In Place	Appraisal Date:	8/29/2019
Additional Debt(1):	Yes
Additional Debt Balance(1):	$72,000,000 / $100,600,000 / $72,400,000
Additional Debt Type(1):	Pari Passu / B-Note / Mezzanine

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Total Debt
Taxes:	$946,295	$135,185	N/A	Cut-off Date Loan / Unit:	$115,271	$285,714
Insurance:	$129,834	Springing	N/A	Maturity Date Loan / Unit:	$115,271	$285,714
Replacement Reserves:	$0	$12,688	$761,250	Cut-off Date LTV:	30.8%	76.3%
TI/LC:	$150,000	$6,540	$235,449	Maturity Date LTV:	30.8%	76.3%
Other:	$270,833	$0	N/A	UW NCF DSCR:	4.30x	1.41x
				UW NOI Debt Yield:	15.5%	6.3%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
A Notes (1)	$117,000,000		40.3%	Loan Payoff	$282,126,293	97.3%
B-Note(1)	$100,600,000		34.7	Return of Equity	3,599,397	1.2
Mezzanine Loans	72,400,000		25.0	Closing Costs	2,777,348	1.0
				Upfront Reserves	1,496,962	0.5
Total Sources	$290,000,000		100.0%	Total Uses	$290,000,000	100.0%

(1)	The Presidential City mortgage loan is part of a whole loan evidenced by (i) six senior pari passu promissory notes with an aggregate original principal balance of $117,000,000 and (ii) one subordinate B-note with an original principal balance of $100,600,000. The financial information presented in the chart above reflects the Cut-off Date balance of the Presidential City Senior Loan (as defined below). Based on the Presidential City Whole Loan (as defined below), the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 57.3%, 2.31x, and 8.3%, respectively. The Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield calculated based on the sum of the Presidential City Whole Loan (as defined below) and the Presidential City Mezzanine Loans (as defined below) are 76.3%, 1.41x and 6.3%, respectively.

(2)	Defeasance of the Presidential City Whole Loan is permitted at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last note comprising the Presidential City Whole Loan to be securitized or (ii) September 6, 2022. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in November 2019. The actual lockout period may be longer.

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(3)	The Presidential City apartment complex consists of three 12 story and one 13 story apartment towers (known as the Washington, Madison, Jefferson and Adams towers) that contain in the aggregate approximately 804,270 net rentable square feet split into a total of 1,015 apartment units. In addition, the borrower sponsors acquired and renovated the adjacent two-story Monroe office building, which contains approximately 68,503 net rentable square feet.

(4)	Historical financials are not available as the Presidential City Property (as defined below) was renovated between 2015 and 2017. UW NOI is greater than the Most Recent NOI because the Presidential City Property was still in a lease-up phase following renovations as of the date of the Most Recent NOI.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Presidential City mortgage loan is part of a whole loan evidenced by (i) six senior pari passu promissory notes with an aggregate original principal balance of $117,000,000 (collectively, the “Presidential City Senior Loan”) and (ii) one B-note with an original principal balance of $100,600,000, which is subordinate to the Presidential City Senior Loan (the “Presidential City B-Note,” and together with the Presidential City Senior Loan, the “Presidential City Whole Loan”). The Presidential City Whole Loan is secured by a first lien mortgage encumbering the Presidential City Borrowers’ (as defined below) fee interest in a 1,015-unit, recently-renovated Class A high-rise multifamily complex located in Philadelphia, Pennsylvania and an adjacent two-story office building with 68,503 net rentable square feet (the “Presidential City Property”). Note A-1B, Note A-1D, Note A-1E and Note A-1F, with an aggregate original principal balance of $45,000,000, will be included in the BBCMS 2019-C5 securitization trust. Note A-1A and the Presidential City B-Note, with an aggregate original principal balance of $157,600,000, were contributed to the SGCMS 2019-PREZ securitization trust. Note A-1C, with an original principal balance of $15,000,000, is currently held by SGFC and is expected to be contributed to one or more future securitization trusts. The Presidential City Whole Loan is serviced pursuant to the trust and servicing agreement for the SGCMS 2019-PREZ Trust. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—Presidential City” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1A	$57,000,000	SGCMS 2019-PREZ	No
A-1B	$25,000,000	BBCMS 2019-C5	No
A-1C	$15,000,000	SGFC	No
A-1D	$10,000,000	BBCMS 2019-C5	No
A-1E	$5,000,000	BBCMS 2019-C5	No
A-1F	$5,000,000	BBCMS 2019-C5	No
B	$100,600,000	SGCMS 2019-PREZ	Yes
Total	$217,600,000

The Property. The Presidential City Property is a recently renovated, Class A, 1,015-unit multifamily complex located in Philadelphia, Pennsylvania and an adjacent two-story office building with approximately 68,503 net rentable square feet. The multifamily complex is located at 3800, 3850 and 3950 City Avenue, and the Monroe office building is located at 3600 Neill Drive, in the Wynnefield Heights section of Philadelphia (adjacent to the Presidential City Complex). The Presidential City Property consists of four apartment towers (known as Washington, Madison, Jefferson and Adams towers) containing a total of 1,015 apartment units (804,270 net rentable square feet). The Madison tower contains three ground-level retail suites totaling 9,980 square feet. The Monroe office building is a two-story recently renovated office building containing approximately 68,503 square feet of net rentable area. The Presidential City Property is situated on an approximately 23.4-acre parcel. Originally constructed between 1952 and 1954, the Presidential City Property was gut-renovated by the borrower sponsors between 2015 and 2017, transforming the Presidential City Property into a luxury apartment complex. The Presidential City Property provides 258 covered garage parking spaces, 116 garage parking spaces and 650 surface spaces for a total of 1,024 parking spaces. Including street parking and commercial parking, there are a total of 1,320 parking spaces at the Presidential City Property.

The Presidential City Property’s four towers each offer luxury apartments. Many of the units feature unobstructed views of downtown Philadelphia and Fairmount Park. Unit amenities include roller shades, custom fit high-efficiency tilt-and-turn European windows, floor-to-ceiling windows, recessed LED overhead lighting, ceiling fans and eco-efficient carbon free electric heating and cooling systems. Additionally, apartment units feature quartz windowsills, energy star appliances (including a front-load washer and dryer set) and hardwood flooring. The bathrooms include Italian porcelain tiling, ambient halogen-style overhead lighting, a deep soaking tub and dual-flush elongated toilets. In addition, showers in the units are thermostatically controlled and feature rain-style shower heads and spray body jets. Sink areas feature integrated makeup lighting and a hanging Italian-style double vanity. Each kitchen has antimicrobial quartz countertops, wood-grained drawer

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spaces, high gloss cabinetry, stainless-steel appliances, a glass tile backsplash and a movable island. The Presidential City Property is a fully carbon emission free property through insulated/reflective thermally insulated roofs, carbon free heating and cooling systems, energy star appliances, rainwater retention systems and wind powered energy.

The Presidential City Property amenities also include a three-acre pool club and wellness center. In addition to the wellness center, each building has its own cardio and weights facility. The pool club features year-round access to three temperature controlled pools (an Olympic-length lap pool, a lounge pool and an activity pool), hot tubs, cabanas, an outdoor kitchen space and dining terrace, a rooftop lounge, a fire pit lounge, a yoga lawn, outdoor showers, a bocce and sports court and a playground. The wellness center features an organic juice bar, specialized cardio, weight, boxing, biking and stretching equipment, instructor-led classes, private training sessions, spa treatment rooms, dry saunas and a steam room.

The borrower sponsors acquired the Presidential City apartment complex and the adjacent Monroe office building in December 2012 and May 2015, respectively, for a combined total of approximately $108.3 million (including closing costs). Since acquisition, the borrower sponsors have invested approximately $140.0 million to complete a gut redevelopment of the Presidential City apartment complex that included an entire interior demolition, redesign of the floor plates and replacement of all components other than the structural columns, exterior walls and concrete slab floors. In addition to the full renovation of the four apartment towers, the borrower sponsors developed the Sora Pool Club and Fitness Center, a clubhouse / amenity building at the Presidential City Property. In addition to the gut-renovated Presidential City apartment complex, the borrower sponsors renovated the adjacent two-story Monroe office building for approximately $8.1 million (including purchase price of the Monroe office building and soft costs), which contains approximately 68,503 net rentable square feet. In the aggregate, the borrower sponsors have a total cost basis of approximately $253.3 million (including soft costs) in the Presidential City Property.

Washington Tower

Washington was the first tower to be renovated and was completed in October 2015. Washington features 198,625 net rentable square feet, comprised of 180 units with an average unit size of approximately 1,103 square feet. The tower offers studio, one bedroom, two bedroom and three bedroom apartments in addition to penthouse apartments. Tailored amenities include a 24/7 front desk attendant, a lounge area, housekeeping services, personal service options and full-time concierge services. As of July 26, 2019, Washington was 90.0% leased.

Madison Tower

Madison was the second tower to be renovated and was completed in July 2016. Madison features 215,885 net rentable square feet, comprised of 263 units with an average unit size of approximately 821 square feet. The tower offers studio, one bedroom, two bedroom and three bedroom apartments in addition to penthouse apartments. Tailored amenities include a 24/7 front desk attendant, a barista bar area and a co-working space. As of July 26, 2019, Madison was 96.6% leased. Madison also features 9,980 square feet of ground-floor retail space featuring three tenant bays. Two of the spaces are occupied by American Bread Company LLC dba Panera Bread (4,600 square feet, $33 per square foot base rent) and a local sushi restaurant, Jason’s Toridasu (2,610 square feet, $27 per square foot base rent), respectively, while the third space (2,770 square feet) is currently being marketed for lease.

Jefferson Tower

Jefferson was the third tower to be renovated and was completed in April 2017. Jefferson features 195,080 net rentable square feet, comprised of 330 units with an average unit size of approximately 591 square feet. The tower offers studio, one bedroom and two bedroom apartments. Amenities include a 24/7 front desk attendant, shared executive offices and a co-working space. As of July 26, 2019, Jefferson was 95.8% leased.

Adams Tower

Adams, the last tower to undergo renovation, was completed in December 2017. Adams features 194,680 net rentable square feet, comprised of 242 units with an average unit size of approximately 804 square feet. The tower offers studio, one bedroom, two bedroom and three bedroom apartments. Amenities include 24/7 front desk services, a library room and a children’s play center. As of July 26, 2019, Adams was 93.8% leased.

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Monroe Office Building

In addition to the gut-renovated Presidential City apartment complex, the borrower sponsors acquired and renovated the adjacent two-story Monroe office building, which contains approximately 68,503 net rentable square feet. The total project cost was roughly approximately $8.1 million (including soft costs). As of August 16, 2019, the Monroe office building was 100.0% leased to 14 tenants. The Monroe Office property has approximately 2,972 square feet of unusable floor space that the Presidential City Borrowers do not plan to lease and is not included in the leasing analysis. The Monroe office building also has a three-level garage below the office floors. The largest tenant at the Monroe Office property, Rogers Memorial Hospital (“Rogers”), has a one-time option to terminate its lease at any time between October 1, 2023 and March 31, 2024 provided that (i) Rogers is not then in default under its lease, (ii) Rogers provides written notice to the landlord and (iii) Rogers pays a lease termination payment equal to the sum of (a) all amounts due and payable under the lease through the termination date and (b) the unamortized (1) tenant improvement allowance and (2) brokerage commissions paid or payable in connection with the Rogers lease (assuming, in each case, a straight line amortization over the initial lease term).

Tax Abatement

The City of Philadelphia maintains a tax abatement program for the construction of new housing or the re-development of existing structures into domiciles. Under this program, the assessment attributable to new construction or renovations and their resulting real estate taxes are abated for a period of ten years from the issuance of a certificate of occupancy. With respect to the Presidential City Property, the tax abatement at Washington tower will terminate in December 2025, the tax abatement at Madison tower will terminate in December 2026, and the tax abatements at Jefferson tower and Adams tower will terminate in December 2027. As such, 2028 will be the first year that the full, unabated real estate taxes will be due at the Presidential City Property. According to the appraisal, the current unabated taxes are $3,181,796 compared to the abated taxes of $1,399,953 and the underwritten taxes of $1,574,971. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Historical Occupancy(1)
	Nov-18	Dec-18	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19
Washington Tower	87%	86%	85%	85%	86%	88%	88%	91%	88%
Madison Tower	85%	85%	87%	89%	91%	92%	91%	94%	94%
Jefferson Tower	89%	88%	88%	89%	91%	93%	92%	93%	96%
Adams Tower	95%	93%	92%	92%	93%	95%	95%	94%	94%
Presidential City	89%	88%	88%	89%	91%	92%	92%	93%	94%
(1)	Historical Occupancy is based on the physical occupancy with respect to the 1,015-unit multifamily complex provided by the Presidential City Borrowers. Occupancies are as of the end of each respective month.

The following table presents detailed information with respect to the unit mix of the Presidential City Property:

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average SF	Avg. Monthly Rent
Studio	200	19.7%	184	92.0%	439	$1,354
One Bedroom	474	46.7%	466	98.3%	640	$1,636
Two Bedroom	219	21.6%	195	89.0%	1,008	$2,266
Three Bedroom	44	4.3%	43	97.7%	1,450	$2,868
Studio Penthouse	4	0.4%	4	100.0%	465	$1,510
One Bedroom Penthouse	22	2.2%	19	86.4%	1,101	$2,353
Two Bedroom Penthouse	40	3.9%	37	92.5%	1,780	$3,258
Three Bedroom Penthouse	12	1.2%	11	91.7%	2,600	$4,447
Collateral Total/Wtd. Avg.	1,015	100.0%	959	94.5%	792	$1,874
(1)	Based on the borrower rent roll dated July 26, 2019.

Environmental. According to the Phase I environmental assessment dated June 28, 2019, there is no evidence of any recognized or historical recognized environmental conditions at the Presidential City Property. However, the Phase I

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environmental assessment noted a controlled recognized environmental condition relating to past uses of the Presidential City Property. The Presidential City Borrowers are obligated to comply with certain environmental covenants of record in connection with the same. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Presidential City Property is located on the border of the Wynnefield Heights section of the City of Philadelphia and the Bala Cynwyd section of Montgomery County, Pennsylvania, approximately five miles northwest of Center City. Wynnefield Heights is primarily a residential and commercial neighborhood of the city. There are retail commercial developments primarily along City Avenue (US Route 1), which is a major arterial roadway of this region, and on which the Presidential City Property has frontage. The Presidential City Property is located west of the on/off-ramp from I-76 from City Avenue.

Center City is a primary market for services and retail centers in the western quadrant of Philadelphia. The closest neighborhood shopping center is located half a mile west of the Presidential City Property at the intersection of Conshohocken Avenue and Monument Road. This center contains numerous stores offering convenience goods and personal service shops. Closer to the Presidential City Property (within walking distance) and to its southwest is a Target anchored shopping center which also includes PNC Bank, Chipotle and Pei Wei. Also located less than a mile from the Presidential City Property is the Bala Cynwyd Shopping Center, which is anchored by an Acme supermarket and contains a Lord and Taylor department store. In 2013-2014, the Bala Cynwyd shopping center added outparcel sites including Bryn Mawr Trust, Corner Bakery Café, AT&T and Honeygrow. There are also smaller centers and restaurants located along City Avenue.

The Presidential City Property is also adjacent to Fairmount Park, which is the second largest municipal park in the world. Located on the banks of the Schuylkill River, Fairmount Park provides recreational opportunities including walking, biking, rowing, tennis courts and picnic areas. Fairmount Park’s other attractions, such as an azalea garden, historical sites, monuments, the Philadelphia Zoo (the nation’s oldest zoo) and amphitheaters for summer musical performances draw visitors all year round. An extensive 11-acre mixed-use development called Pencoyd Landing is underway just over one-mile northwest from the Presidential City Property. Adjacent to the recently reopened Pencoyd Bridge, this development will include two hotels (one of which will be a Marriott-branded hotel), a restaurant and a public square along the Schuylkill Riverfront.

The Presidential City Property benefits from its proximity to Philadelphia College of Osteopathic Medicine, St. Joseph’s University, Philadelphia University, Temple University and Lankaneau Hospital. The location generates exposure to local student populations and working professionals in the area.

According to the appraisal, the Presidential City Property submarket consisted of 11,112 apartment units, with 311 units recently completed, as of the second quarter of 2019. Year-to-date absorption is positive 283 units and the overall submarket average occupancy was 91.5%, which represents an improvement of 80 basis points compared to the same period in 2018 (90.7%). The average rental rate was $1,412 per month, which represents an increase of $71 per month (5.3%) compared to second quarter 2018.

Multifamily Statistics(1)
	City of Philadelphia		Submarket
Date	Rent Per Unit	Occupancy	Rent Per Unit	Occupancy
3rd Qtr. 2017	$1,388	93.6%	$1,347	88.4%
4th Qtr. 2017	$1,388	93.4%	$1,320	89.7%
1st Qtr. 2018	$1,404	93.6%	$1,320	89.5%
2nd Qtr. 2018	$1,417	94.0%	$1,341	90.7%
3rd Qtr. 2018	$1,426	94.3%	$1,386	91.0%
4th Qtr. 2018	$1,430	94.3%	$1,379	91.2%
1st Qtr. 2019	$1,446	94.6%	$1,378	92.0%
2nd Qtr. 2019	$1,471	94.8%	$1,412	91.5%
(1)	Source: Appraisal.

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No. 2 – Presidential City

Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	Per Unit	%(3)
Rents in Place	$23,935,598	$24,676,898	$24,312	90.5%
Parking Revenue	498,017	650,160	641	2.4
Other Income 1(4)	1,298,439	1,298,439	1,279	4.8
Other Income 2(5)	627,527	631,680	622	2.3
Gross Potential Rent	$26,359,582	$27,257,177	$26,854	100.0%
Total Reimbursements	0	0	0	0.0
Total Gross Potential Income	$26,359,582	$27,257,177	$26,854	100.0%
(Vacancy/Credit Loss)(6)	(3,751,345)	(2,340,798)	(2,306)	(8.6)
Effective Gross Income	$22,608,237	$24,916,379	$24,548	91.4%

Total Expenses	$6,582,815	$6,760,701	$6,661	27.1%

Net Operating Income(7)	$16,025,422	$18,155,679	$17,887	72.9%

Total TI/LC, Capex/RR	0	303,813	299	1.2

Net Cash Flow	$16,025,422	$17,851,866	$17,588	71.6%
(1)	Historical financials are not available as the construction of the Presidential City Property was completely renovated between 2015 and 2017.

(2)	TTM reflects the trailing 12-month period as of June 30, 2019.

(3)	% column represents percent of Total Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Other Income 1 represents ratio utility building system and reimbursements.

(5)	Other Income 2 represents other income, payment processing recovery and cell tower income.

(6)	Underwritten Vacancy/Credit Loss represents the economic vacancy of 6.0%.

(7)	Underwritten Net Operating Income is higher than the TTM Net Operating Incomes as the Presidential City Property was still in a lease-up phase following gut renovations.

The Borrowers. The borrowing entities for the Presidential City Whole Loan are Post Presidential Property Owner, LLC and Post Monroe Property Owner LLC (collectively, the “Presidential City Borrowers”), each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the Presidential City Borrowers delivered a non-consolidation opinion in connection with the origination of the Presidential City Whole Loan.

The Borrower Sponsors. The borrower sponsors and nonrecourse carve-out guarantors of the Presidential City Whole Loan are Michael Pestronk and Matthew Pestronk, the founders of Post Brothers. Post Brothers is a local owner and manager of Class A apartments, generally focusing on the development and creation of Class A apartment buildings in the greater Philadelphia metropolitan area. Post Brothers is a vertically-integrated operating company, with approximately 200 employees, providing in-house expertise in development, construction management/general contracting, leasing, property management and financing. Since inception in 2006, Post Brothers has acquired more than 30 properties totaling over 4,000 units, with a focus in the greater Philadelphia area and New Jersey. The Post Brothers’ total portfolio is valued at over $1.4 billion.

Property Management. The Presidential City Property is managed by Post Commercial Real Estate, LLC, an affiliate of the borrower sponsors. Post Commercial Real Estate, LLC is a full service multifamily property manager and developer with a current portfolio under management of over 3,390 units across 17 residential properties.

Escrows and Reserves. At origination, the Presidential City Borrowers deposited in escrow $946,295 for real estate taxes, $270,833 for a free rent reserve, $150,000 for a TI/LC reserve and $129,834 for insurance premiums.

Tax Escrows – On a monthly basis, the Presidential City Borrowers are required to escrow 1/12th of the annual estimated tax payments (currently $135,185).

Insurance Escrows – On a monthly basis, the Presidential City Borrowers are required to escrow 1/12th of the annual estimated insurance payments. The monthly insurance escrow is waived so long as (i) there is no event of default under the Presidential City Whole Loan documents, (ii) the Presidential City Borrowers provide the lender evidence of renewal of the insurance policies, (iii) the Presidential City Borrowers provide the lender with receipts evidencing payment of the insurance premiums by no later than ten business days prior to the expiration dates of the insurance policies, and (iv) the

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No. 2 – Presidential City

balance of the tax and insurance subaccount with respect to insurance premiums is greater than or equal to approximately $129,834.

Replacement Reserves – On a monthly basis, the Presidential City Borrowers are required to escrow (i) approximately $12,688 for the period from the origination date through August 2020 and (ii) on each due date thereafter, approximately $21,146. The reserve is subject to a cap of $761,250.

TI/LC Reserves – On a monthly basis, the Presidential City Borrowers are required to escrow $6,540. The reserve is subject to a cap of $235,449.

Lockbox / Cash Management. Prior to origination, the Presidential City Borrowers were required to notify each non-residential tenant of the Presidential City Property to remit all amounts due with respect to the Presidential City Property directly to the lockbox account.  All funds will be deposited (directly by non-residential tenants and by the property manager for residential tenants within two business days of receipt) into the lockbox account and will be transferred on a daily basis to the cash management account under the sole dominion and control of the lender. All funds in the cash management account will, unless an event of default is continuing, be disbursed to the lender (except as noted below with respect to mezzanine indebtedness) on each due date to fund the following items: (a) the monthly required real estate tax and insurance payments; (b) debt service on the Presidential City Whole Loan (and any other amounts due to the lender in accordance with the terms of the Presidential City Whole Loan documents); (c) to make the required monthly payment into the reserves established under the terms of the Presidential City Whole Loan documents; (d) operating and management expenses of the Presidential City Property, which will be disbursed to the Presidential City Borrowers in accordance with procedures set forth in the Presidential City Whole Loan documents (collectively the “Monthly Required Payments”); (e) if a new mezzanine loan is outstanding, to the new mezzanine lender an amount equal to (x) the monthly new mezzanine debt service payment due and owing on such payment date, and (y) any other amounts then due and payable under the new mezzanine loan documents; (f) if a current senior mezzanine loan is outstanding, to the current senior mezzanine lender an amount equal to (x) the monthly current senior mezzanine debt service payment due and owing on such payment date, and (y) any other amounts then due and payable under the current senior mezzanine loan documents; (g) if a current junior mezzanine loan is outstanding, to the current junior mezzanine lender an amount equal to (x) the monthly current junior mezzanine debt service payment due and owing on such payment date, and (y) any other amounts then due and payable under the current junior mezzanine loan documents; (h) provided no Cash Trap Period is then continuing, on each mezzanine cash collateral sweep payment date, an amount equal to the mezzanine monthly total amortization amount will be disbursed first, to the current mezzanine lenders as directed in writing by the current mezzanine lenders to the lender; and (i) following the payment of the Monthly Required Payments and the payment of mezzanine indebtedness in accordance with the Presidential City Whole Loan documents, (x) if a Cash Trap Period is then continuing other than solely as a result of a mezzanine loan default, into the cash collateral reserve account in accordance with the Presidential City Whole Loan documents, (y) if a Cash Trap Period is continuing solely as a result of a mezzanine loan default (and no other Cash Trap Period is then continuing), and (1) if there is a new mezzanine loan default, into an account designated in writing by new mezzanine lender to lender, (2) if there is a current senior mezzanine loan default, but no new mezzanine loan default then continuing, into an account designated in writing by current senior mezzanine lender to lender, or (3) if there is a current junior mezzanine loan default, but no new mezzanine loan default or current senior mezzanine loan default is then continuing, into an account designated in writing by current junior mezzanine lender to lender, or (z) if no Cash Trap Period is then continuing, then the remaining funds in the lockbox account will be disbursed to the Presidential City Borrowers.

A “Cash Trap Period” will commence upon: (i) the occurrence of an event of default, (ii) the commencement of a Low DSCR Period (defined below), or (iii) the occurrence of any mezzanine loan default, and will end, as applicable, (a) with respect to clause (i) above, once the event of default has been cured, (b) with respect to clause (ii) above, once the Low DSCR Period has terminated or (c) with respect to clause (iii) above, upon receipt by the lender of a notice from the mezzanine lender that all then continuing defaults under the mezzanine loans of which the lender was previously notified have either been cured or waived (and no other Cash Trap Period is then continuing).

A “Low DSCR Period” will commence if, as of the end of any calendar quarter, the debt service coverage ratio of the Presidential City Whole Loan and the Presidential City Mezzanine Loans (as defined below) (based upon the actual net cash flow of the Presidential City Property and the actual debt service constant) has declined below 1.05x, and will end once the Presidential City Property has achieved an actual debt service constant of at least 1.10x for two consecutive calendar quarters.

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No. 2 – Presidential City

Subordinate and Mezzanine Debt. The Presidential City B-Note, which was contributed to the SGCMS 2019-PREZ securitization trust, has an original principal balance of $100,600,000, is subordinate to the Presidential City Senior Loan and accrues interest at a rate of 3.49816176470588% per annum. The Presidential City B-Note is coterminous with the Presidential City Senior Loan. The holder of the Presidential City B-Note has entered into a co-lender agreement that sets forth the allocation of collections on the Presidential City Whole Loan. Based on the Presidential City Whole Loan, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield are 57.3%, 2.31x and 8.3%, respectively.

Additionally, a senior mezzanine loan in the amount of $52,400,000 secured by the direct equity ownership in the Presidential City Borrowers and a junior mezzanine loan in the amount of $20,000,000 secured by the direct equity ownership in the Presidential City senior mezzanine borrowers (collectively, the “Presidential City Mezzanine Loans”). The Presidential City Mezzanine Loans each accrue interest at a rate of 6.75000% per annum and are coterminous with the Presidential City Whole Loan. Including the Presidential City Whole Loan and the Presidential City Mezzanine Loans, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield are 76.3%, 1.41x and 6.3%, respectively. It is anticipated that Societe Generale Financial Corporation will sell the Presidential City Mezzanine Loans to one or more unaffiliated third party investors in the future. In connection with such potential sale, the Presidential City senior mezzanine loan and Presidential City junior mezzanine loan may be consolidated into a single mezzanine loan. However, we cannot assure you that any such sale or consolidation will occur.

Partial Release. After the lockout period, the Presidential City Borrowers may defease the then outstanding principal balance of the Presidential City Whole Loan, in whole or in part, subject to the terms of the mortgage loan documents, including amongst other things, in the case of a partial defeasance, the execution and delivery by the Presidential City Borrowers of all necessary documents to amend and restate the original note(s) being defeased and issue two substitute notes, one having a principal balance equal to the defeased portion of the original note and the other having a principal balance equal to the undefeased portion of the original note.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$42,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$42,000,000	Property Type - Subtype:	Retail – Anchored
% of IPB:	4.2%	Net Rentable Area (SF):	301,300
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	CBB Venture LLC	Year Built / Renovated:	1957 / 2018
Borrower Sponsors:	Gazit Horizons, Inc.; CBB Realty Associates, LLC	Occupancy:	97.8%
Interest Rate:	3.01500%	Occupancy Date:	10/2/2019
Note Date:	10/4/2019	4th Most Recent NOI (As of):	$5,374,439 (12/31/2016)
Maturity Date:	10/6/2029	3rd Most Recent NOI (As of):	$4,284,721 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$4,446,707 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(3):	$5,272,354 (TTM 6/30/2019)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$15,626,531
Call Protection:	L(25),Def(88),O(7)	UW Expenses:	$5,441,084
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$10,185,447
Additional Debt(1):	Yes	UW NCF:	$9,645,265
Additional Debt Balance(1):	$45,500,000	Appraised Value / Per SF:	$170,000,000 / $564
Additional Debt Type(1):	Pari Passu	Appraisal Date:	7/2/2019

Escrows and Reserves(2)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$290
Taxes:	$468,758	$117,190	N/A	Maturity Date Loan / SF:	$290
Insurance:	$761,458	$76,620	N/A	Cut-off Date LTV:	51.5%
Ground Lease Reserve:	$0	$60,683	N/A	Maturity Date LTV:	51.5%
Replacement Reserves:	$1,000,000	Springing	N/A	UW NCF DSCR:	3.61x
TI/LC:	$0	Springing	N/A	UW NOI Debt Yield:	11.6%
Free Rent Reserve:	$4,567,700	$0	N/A
Outstanding TI/LC:	$2,511,385	$0	N/A
Piling Work Reserve:	$6,000,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$87,500,000	100.0%	Payoff Existing Debt	$22,338,887	25.5%
Return of Equity	46,634,047	53.3
Upfront Reserves	15,309,301	17.5
Closing Costs	3,217,765	3.7
Total Sources	$87,500,000	100.0%	Total Uses	$87,500,000	100.0%

(1)	The Ceasar’s Bay Shopping Center Mortgage Loan (as defined below) is part of whole loan evidenced by two pari passu notes with an aggregate original principal balance of $87.5 million. The financial information presented in the chart above reflects the Cut-off Date balance of the Ceasar’s Bay Shopping Center Whole Loan (as defined below).

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	The increase in UW NOI from TTM 6/30/2019 is due to (i) the lease up of the former Toys “R” Us space by Target (previously Toys “R” Us was not paying rent following the company’s bankruptcy proceedings), (ii) the development of a new outparcel totaling 12,000 square feet leased to Olive Garden, Kay Jewelers and T-Mobile accounting for approximately $1.1 million of rent that was not fully captured in the TTM 6/30/2019 period and (iii) rent steps and straight-lined rent totaling $342,434.

The Loan. The Ceasar’s Bay Shopping Center mortgage loan is part of a whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance of $87,500,000 (the “Ceasar’s Bay Shopping Center Whole Loan”). The Ceasar’s Bay Shopping Center Whole Loan is secured by a first lien mortgage encumbering the borrower’s leasehold interest in a 301,300 square foot anchored retail center located in Brooklyn, New York. The non-controlling Note A-2, with an aggregate original principal balance of $42,000,000, will be included in the BBCMS 2019-C5 securitization trust (the “Ceasar’s Bay Shopping Center Mortgage Loan”). The controlling Note

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No. 3 – Ceasar’s Bay Shopping Center

A-1 is expected to be contributed to the WFCM 2019-C53 securitization trust. The Ceasar’s Bay Shopping Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2019-C53 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The Ceasar’s Bay Shopping Center Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
Note A-1	$45,500,000	WFCM 2019-C53(1)	Yes
Note A-2	$42,000,000	BBCMS 2019-C5	No
Total	$87,500,000
(1)	The WFCM 2019-C53 securitization is expected to close on or about November 7, 2019.

The Property. The Ceasar’s Bay Shopping Center Property consists of a 301,300 square foot anchored retail center situated on 15.9 acres in Brooklyn, New York (the “Ceasar’s Bay Shopping Center Property”). The Ceasar’s Bay Shopping Center Property is comprised of five two-story retail buildings located in the densely-populated Gravesend neighborhood of Brooklyn which is bordered by Coney Island to the south, Bath Beach to the west, Bensonhurst to the north and Homecrest and Sheepshead Bay to the south. A portion of the Ceasar’s Bay Shopping Center Property is located over the water supported by piles. The Ceasar’s Bay Shopping Center Property has vehicle traffic of approximately 146,000 vehicles per day. There are 1,194 parking spaces (resulting in a ratio of 4.0 spaces per 1,000 square feet) at the Ceasar’s Bay Shopping Center Property. As of October 2, 2019, the Ceasar’s Bay Shopping Center Property was 97.8% leased to 12 tenants. Three of the four largest tenants (60.8% of the NRA, 45.7% of UW base rent) have been at the Ceasar’s Bay Shopping Center Property since 2003 or earlier. Kohl’s, Target and Best Buy, three of the four anchor tenants, are each investment grade rated and account for 82.1% of the NRA.

The largest tenant at the Ceasar’s Bay Shopping Center Property is Kohl’s (NYSE: KSS; Moody’s/S&P/Fitch: Baa2/BBB/BBB; 39.7% of net rentable area; 25.5% of underwritten base rent; May 31, 2023 lease expiration). Kohl’s is a national discount department store chain selling moderately-priced name brand and private label apparel, shoes, accessories and housewares. Kohl’s operates 1,159 stores in 49 states as well as 15 FILA outlets and Off-Aisle clearance centers. In 2017, Kohl’s entered into an agreement with Amazon to accept Amazon returns in Kohl’s stores and establish Amazon Smart Home Experience zones in a number of its locations. Kohl’s had net sales of $19.2 billion in the 2018 fiscal year, an increase of 0.7% over its sales in fiscal year 2017. Kohl’s has been a tenant at the Ceasar’s Bay Shopping Center Property since 2003. Kohl’s has five, five-year renewal options remaining on its lease. The next renewal option is for $26.40 PSF, which is below the appraiser’s concluded market rent at $31.75 PSF.

The second largest tenant at the Ceasar’s Bay Shopping Center Property is Target (NYSE: TGT; Moody’s/S&P/Fitch: A2/A/A-; 29.2% of net rentable area; 33.0% of underwritten base rent; July 31, 2035 lease expiration). Target is the second largest discount retailer in the United States and the fifth largest domestic retailer overall. Target operates 1,822 stores selling a wide variety of consumables, commodities, electronics, sporting goods, toys, apparel and home furnishings. Target’s sales increased 3.6% to $74.4 billion in fiscal year 2018 compared to 2017. Target signed a new lease for the former Toys “R” Us space at the Ceasar’s Bay Shopping Center Property in February 2019. According to the borrower sponsors, Target is expected to complete its own build out and is expected to invest approximately $20.0 million to build out its interior. Target is expected to open in July or August 2020, with rent commencement on the earlier of (i) its opening date or (ii) August 21, 2020. All outstanding TI/LCs and gap rent were reserved at origination. See the “Escrows and Reserves” section below for further details. Target has four, five-year renewal options under its lease.

The third largest tenant at the Ceasar’s Bay Shopping Center Property is Best Buy (Moody’s/S&P/Fitch: Baa1/BBB/BBB; 13.1% of net rentable area; 8.7% of underwritten base rent; January 31, 2022 lease expiration). Best Buy is a specialty retailer of consumer electronics, home-office products, entertainment software, appliances and related services. Best Buy operates 1,238 stores in the United States and internationally. Best Buy has been a tenant at the Ceasar’s Bay Shopping Center Property since 2002 and has one, 10-year renewal option remaining. Best Buy’s next renewal option is for $30.00 PSF, which is below the appraiser’s concluded market rent of $50.00.

Environmental. According to the Phase I environmental assessment dated July 8, 2019, there was no evidence of any recognized environmental conditions at the Ceasar’s Bay Shopping Center Property.

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No. 3 – Ceasar’s Bay Shopping Center

Historical and Current Occupancy(1)
2016	2017(2)	2018(2)	Current(2)(3)
97.4%	97.4%	73.7%	97.8%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The decrease in occupancy from 2017 to 2018 is due to Toys “R” Us vacating the Ceasar’s Bay Shopping Center Property following the company’s bankruptcy proceedings. The increase in occupancy from 2018 to Current is due to Target leasing the former Toys “R” Us space.

(3)	Current Occupancy is as of October 2, 2019.

Top Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Exp. Date
Kohl’s	Baa2 / BBB / BBB	119,734	39.7%	$24.20	$2,898,078	25.5%	5/31/2023
Target(3)	A2 / A / A-	88,000	29.2	$42.67	$3,755,330	33.0	7/31/2035
Best Buy	Baa1 / BBB / BBB	39,568	13.1	$25.00	$989,200	8.7	1/31/2022
Modell’s	NR / NR / NR	23,792	7.9	$55.00	$1,308,560	11.5	1/31/2025
Olive Garden	NR / NR / NR	8,350	2.8	$90.00	$751,500	6.6	11/28/2028
Major Tenants		279,444	92.7%	$34.72	$9,702,667	85.4%

Other Tenants		15,256	5.1%	$109.04	$1,663,519	14.6%

Occupied Collateral Total		294,700	97.8%	$38.57	$11,366,186	100.0%

Vacant Space		6,600	2.2%

Collateral Total		301,300	100.0%

(1)	Based on underwritten rent roll dated October 2, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	The Target space was officially delivered to the tenant with no outs on August 21, 2019. Target will commence paying rent on the earlier of (i) the date it opens to the public (expected July or August 2020) or (ii) August 21, 2020. All free rent and outstanding TI/LCs were reserved at origination.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	6,600	2.2%	NAP	NAP	6,600	2.2%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	6,600	2.2%	$0	0.0%
2020	0	0	0.0	0	0.0	6,600	2.2%	$0	0.0%
2021	0	0	0.0	0	0.0	6,600	2.2%	$0	0.0%
2022	2	43,237	14.4	1,461,740	12.9	49,837	16.5%	$1,461,740	12.9%
2023	1	119,734	39.7	2,898,078	25.5	169,571	56.3%	$4,359,818	38.4%
2024	2	4,783	1.6	558,668	4.9	174,354	57.9%	$4,918,486	43.3%
2025	2	25,346	8.4	1,482,608	13.0	199,700	66.3%	$6,401,094	56.3%
2026	0	0	0.0	0	0.0	199,700	66.3%	$6,401,094	56.3%
2027	0	0	0.0	0	0.0	199,700	66.3%	$6,401,094	56.3%
2028	4	13,600	4.5	1,209,763	10.6	213,300	70.8%	$7,610,857	67.0%
2029	0	0	0.0	0	0.0	213,300	70.8%	$7,610,857	67.0%
2030 & Beyond	1	88,000	29.2	3,755,330	33.0	301,300	100.0%	$11,366,186	100.0%
Total	12	301,300	100.0%	$11,366,186	100.0%
(1)	Based on the underwritten rent roll dated October 2, 2019.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)(2)	Underwritten(2)	Per Square Foot	%(3)
Rents in Place	$7,884,569	$7,878,917	$6,744,017	$7,155,498	$11,023,743	$36.59	67.9%
Contractual Rent Steps	0	0	0	0	342,434	1.14	2.1
Vacant Income	0	0	0	0	587,000	1.95	3.6
Gross Potential Rent	$7,884,569	$7,878,917	$6,744,017	$7,155,498	$11,953,178	$39.67	73.7%
Total Reimbursements	1,306,106	959,916	2,401,601	2,856,874	4,271,012	14.18	26.3
Other Income	550	0	825	2,204	0	0.00	0.0
Net Rental Income	$9,191,225	$8,838,833	$9,146,443	$10,014,576	$16,224,189	$53.85	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(597,659)	(1.98)	(3.7)
Effective Gross Income	$9,191,225	$8,838,833	$9,146,443	$10,014,576	$15,626,531	$51.86	96.3%

Total Expenses(4)	$3,816,787	$4,554,112	$4,699,736	$4,742,222	$5,441,084	$18.06	34.8%

Net Operating Income	$5,374,439	$4,284,721	$4,446,707	$5,272,354	$10,185,447	$33.81	65.2%

Total TI/LC, Capex/RR	0	0	0	0	540,181	1.79	3.5

Net Cash Flow	$5,374,439	$4,284,721	$4,446,707	$5,272,354	$9,645,265	$32.01	61.7%
(1)	TTM represents the trailing 12-month period ending June 30, 2019.

(2)	The increase in UW NOI from TTM 6/30/2019 is due to (i) the lease up of the former Toys “R” Us space by Target (previously Toys “R” Us was not paying rent following the company’s bankruptcy proceedings), (ii) the development of a new outparcel totaling 12,000 square feet leased to Olive Garden, Kay Jewelers and T-Mobile accounting for approximately $1.1 million of rent that was not fully captured in the TTM 6/30/2019 period and (iii) rent steps and straight-lined rent totaling $342,434.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	The Ceasar’s Bay Shopping Center Property benefits from an ICIP tax abatement that began in the 2004/2005 tax year and expires in the 2030/2031 tax year. Full taxes begin to phase in at 10% increments beginning in 2021/2022. The current expected tax expense is $1.4 million, and the projected year 10 expected tax expense is $2.5 million. Real estate taxes were underwritten to the average expected tax payment over the loan term, which is equal to $1.9 million. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

The Market. The Ceasar’s Bay Shopping Center Property is located in Brooklyn, Kings County, New York. Brooklyn is the second largest of the five boroughs by land area and is the most populous borough, with one-third of New York City’s population. Over the past decade, Brooklyn has expanded at a rapid pace, attracting both businesses and residents. Since 2003, the number of businesses in Brooklyn has increased by 21.0% and job growth has grown by 19.8%, a rate twice as fast as the rest of New York City. With many restaurants, a growing nightlife, diverse neighborhoods and accessibility to Manhattan, Brooklyn is attracting young professionals in large numbers. The Ceasar’s Bay Shopping Center Property is located in the densely-populated Gravesend neighborhood bound by Avenue P to the north, Bay Parkway to the west, Ocean Parkway to the east and Gravesend Bay to the south. On average, vehicle traffic per day for the Ceasar’s

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No. 3 – Ceasar’s Bay Shopping Center

Bay Shopping Center Property is approximately 146,000 vehicles. According to the borrower sponsors, the closest directly competitive shopping center is approximately three miles away from the Ceasar’s Bay Shopping Center Property, and there is no new planned retail supply in the area. According to the appraisal, as of 2018, the population within a 1-mile, 3-mile and 5-mile radius totaled 82,704, 689,652 and 1,372,552 people, respectively, and average household income for the same radii was $71,035, $76,656 and $79,557, respectively.

According to a third-party market research report, the Ceasar’s Bay Shopping Center Property is situated within the South Brooklyn retail submarket. As of the first quarter of 2019, the total inventory of the submarket was 38.9 million square feet with a 3.2% vacancy rate and average rental rates of $45.86 PSF. The appraiser identified five directly competitive retail properties totaling approximately 2.7 million square feet with a weighted average occupancy of 96.5% and base rents ranging from $18.00 to $180.00 PSF.

The appraiser identified seven major anchor leases, 13 junior anchor leases and 12 inline rent comparables. See the table below for the lows, highs and averages for the lease comparables:

Comparable Leases(1)
Property Name/Location	Tenant Size (SF)	Lease Term	Annual Base Rent PSF	Lease Type
Anchor Tenant
Low	40,000	10.0 Yrs	$27.27	Net
Average	75,770	16.4 Yrs	$45.43	Net
High	108,855	25.0 Yrs	$70.00	Net
Junior Anchor
Low	10,760	10.0 Yrs	$34.50	Net
Average	20,971	12.3 Yrs	$47.94	Net
High	38,081	15.0 Yrs	$70.54	Net
Inline
Low	788	10.0 Yrs	$72.00	Net
Average	2,959	10.8 Yrs	$90.87	Net
High	8,000	15.0 Yrs	$150.00	Net
(1)	Source: Appraisal.

The Borrower. The borrower is CBB Venture LLC, a Delaware limited liability company and single purpose entity. The borrower is expected to have one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Ceasar’s Bay Shopping Center Whole Loan. The non-recourse carve-out guarantors and borrower sponsors of the Ceasar’s Bay Shopping Center Whole Loan are Gazit Horizons, Inc. and CBB Realty Associates, LLC.

The Borrower Sponsors. The borrower sponsors are Gazit Horizons, Inc. and CBB Realty Associates, LLC. Founded in 2017, Gazit Horizons, Inc. is the U.S. subsidiary of Gazit Globe, a publicly traded Israeli global real estate company focused on the ownership, management and development of retail and mixed-use properties in major urban markets in North America, Brazil, Israel, Northern, Central and Eastern Europe. Gazit Globe’s current portfolio is comprised of 103 properties totaling 26.9 million square feet worldwide with a total estimated asset value of $11.0 billion. CBB Realty Associates, LLC is an affiliate of Surrey Equities. Surrey Equities is a real estate investment management firm that was founded in 2004 by Edward Silvera and Leon Silvera and is headquartered in New York. Surrey’s current portfolio is comprised of over 1.5 million square feet of retail properties located in Texas, Ohio, North Carolina, Florida, Maine, New York, Connecticut and Pennsylvania.

Property Management. The Ceasar’s Bay Shopping Center Property is managed by Surrey Equities, LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $468,758 for real estate taxes, $761,458 for insurance premiums, $1,000,000 for future capital expenditures, $4,567,700 for outstanding free rent for Target, $2,511,385 for outstanding TI/LCs and $6,000,000 for future work related to the pier/piling structure under a portion of the Ceasar’s Bay Shopping Center Property.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which is currently approximately $117,190.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which is currently approximately $76,620.

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Ground Lease Reserve – On a monthly basis, the borrower is required to escrow approximately 1/12th of the annual estimated ground rent payable during the next twelve months, which is currently approximately $60,683.

Replacement Reserves – If an event of default has occurred and is ongoing, on a monthly basis, the borrower will be required to escrow $7,533 per month for ongoing replacement reserves.

TI/LC Reserves – If an event of default has occurred and is ongoing, on a monthly basis, the borrower will be required to escrow $31,385 per month for TI/LC reserves.

Lockbox / Cash Management. The Ceasar’s Bay Shopping Center Whole Loan requires a hard lockbox with springing cash management. The Ceasar’s Bay Shopping Center Whole Loan documents require the borrower to deliver written instructions to tenants to deposit all rents payable under their leases directly into a lender-controlled lockbox account. The Ceasar’s Bay Shopping Center Whole Loan documents require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Funds in the lockbox account, absent the continuance of an event of default, are required to be transferred daily to a borrower operating account. Upon the first occurrence of an event of default, the lender will, on the borrower’s behalf, establish a cash management account for the sole and exclusive benefit of the lender, to which, during the continuance of such event of default, all amounts in the lockbox account will be automatically transferred daily for the payment of, among other things, the debt service, ground rent, monthly escrows, default interest and late payment charges.

Subordinate and Mezzanine Debt. At any time after two years from the closing date, the borrower is permitted to incur a mezzanine loan, provided that (i) no event of default has occurred; (ii) the combined loan-to-value ratio of the Ceasar’s Bay Shopping Center Whole Loan and such mezzanine loan does not exceed 48.93%; (iii) the combined debt yield is greater than or equal to 12.12% as calculated by the lender after giving effect to the mezzanine loan; (iv) the debt service coverage ratio is greater than or equal to 3.96x as calculated by the lender after giving effect to the mezzanine loan; (v) the borrower receives a rating agency confirmation and (vi) the borrower complies with other conditions as set forth in the Ceasar’s Bay Shopping Center Whole Loan documents.

Partial Release. Not permitted.

Ground Lease. The fee interest in the Ceasar’s Bay Shopping Center Property is owned by six tenants-in-common, with an affiliate of the borrower sponsors owning one of the tenants-in-common, representing a 16.18% share. The Ceasar’s Bay Shopping Center Property is subject to a ground lease, which commenced in 1966 and continues through December 31, 2065. The ground rent for 2019 is $728,190, with annual CPI increases through lease expiration. There are no fair market value resets in the ground lease and no extension options.

Flood Insurance. The Ceasar’s Bay Shopping Center Property is located in flood zone VE. The borrower obtained flood insurance coverage of $40.0 million per occurrence and in the annual aggregate, with a flood deductible of $275,000.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type – Subtype:	Multifamily – High Rise
% of IPB:	4.0%	Net Rentable Area (Units):	754
Loan Purpose:	Refinance	Location:	San Francisco, CA
Borrower:	Tenth and Market, LLC	Year Built / Renovated:	2013 / N/A
Borrower Sponsor(2):	Crescent Heights	Occupancy:	94.0%
Interest Rate:	4.43598540291971%	Occupancy Date:	1/14/2019
Note Date:	2/8/2019	4th Most Recent NOI:	$21,100,810 (12/31/2015)
Maturity Date:	2/10/2029	3rd Most Recent NOI:	$20,612,978 (12/31/2016)
Interest-only Period:	120 months	2nd Most Recent NOI:	$20,741,478 (12/31/2017)
Original Term:	120 months	Most Recent NOI:	$20,480,399 (TTM 11/30/2018)
Original Amortization Term:	None	UW Economic Occupancy:	94.0%
Amortization Type:	Interest Only	UW Revenues:	$35,118,992
Call Protection:	L(33),Def(83),O(4)	UW Expenses:	$13,967,383
Lockbox / Cash Management:	Soft (Residential); Hard (Commercial) / In Place	UW NOI:	$21,151,609
Additional Debt(1):	Yes	UW NCF:	$20,972,925
Additional Debt Balance(1):	$165,000,000; $179,000,000	Appraised Value / Per Unit:	$543,600,000 / $720,955
Additional Debt Type(1):	Pari Passu; Subordinate Notes	Appraisal Date:	12/13/2018

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		A Notes	Whole Loan
				Cut-off Date Loan / Unit:	$271,883	$509,284
Taxes:	$2,063,608	$421,010	N/A	Maturity Date Loan / Unit:	$271,883	$509,284
Insurance:	$402,392	$57,485	N/A	Cut-off Date LTV:	37.7%	70.6%
Replacement Reserve:	$0	$14,890	$250,000	Maturity Date LTV:	37.7%	70.6%
Rent Abatement Reserve:	$14,238	$0	N/A	UW NCF DSCR:	2.27x	1.15x
				UW NOI Debt Yield:	10.3%	5.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan A Notes(1)	$205,000,000	53.4%	Payoff Existing Debt	$377,725,496	98.4%
Mortgage Loan A-B Note(1)	69,000,000	18.0	Return of Equity	2,773,584	0.7
Mortgage Loan B-1 Note(1)	60,000,000	15.6	Upfront Reserves	2,480,238	0.6
Mortgage Loan B-2 Note(1)	50,000,000	13.0	Closing Costs	1,020,682	0.3
Total Sources	$384,000,000	100.0%	Total Uses	$384,000,000	100.0%

(1)	The NEMA San Francisco Mortgage Loan (as defined below) is part of a whole loan, evidenced by five senior pari passu promissory notes with an aggregate original principal balance of $205,000,000 (the “A Notes”), one senior subordinate note with an original principal balance of $69,000,000 (the “A-B Note”), and two junior subordinate companion notes with original principal balances of $60,000,000 (the “B-1 Note”, which is subordinate to the A-B Note and the A Notes) and $50,000,000 (the “B-2 Note”, which is subordinate to the B-1 Note, the A-B Note and the A Notes; B-1 Note and B-2 Note are collectively referred to as the “B Notes”; and the B Notes together with the A Notes and A-B Note are referred to herein as the “NEMA San Francisco Whole Loan”).

(2)	For a full description of the Borrower Sponsor, please refer to “The Borrower Sponsor” below.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The NEMA San Francisco mortgage loan is secured by a first lien mortgage on the borrower’s fee interest in the NEMA San Francisco high-rise multifamily building located in San Francisco, California, comprised of four connected towers that range from 10 to 35 stories and contain 754 Class A apartment units (the “NEMA San Francisco Property”). The whole loan was originated by Natixis Real Estate Capital LLC and has an outstanding principal balance as of the Cut-off Date of $384.0 million (the “NEMA San Francisco Whole Loan”). The NEMA San Francisco Whole Loan is comprised of 5 senior pari passu notes, one senior subordinate companion A-B Note, and two junior subordinate companion B-Notes. Note A-B is subordinate to the A Notes; Note B-1 is subordinate to the A-B Note and the A Notes; and Note B-2 is subordinate to the B-1 Note, the A-B Note and the A Notes. The NEMA San Francisco Whole Loan has a 10-year term and is interest-only for the full term of the loan. Note A-3 and Note A-5, with an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million, are being contributed to the BBCMS 2019-C5 securitization trust (the “NEMA San Francisco Mortgage Loan”). Note A-1 and Note A-B, with an aggregate outstanding principal balance as of the Cut-off Date of $199.0 million, were contributed to the NCMS 2019-NEMA securitization trust. Note A-2 and Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $35.0 million, were contributed to the BBCMS 2019-C3 securitization trust. Note B-1 and Note B-2, with outstanding principal balances of $60.0 million and $50.0 million, respectively, have been sold to unaffiliated third party investors. Note B-2 is the controlling note under the related co-lender agreement. After the occurrence of a Note B-2 control appraisal period, the holder of Note B-1 will be the controlling noteholder. If a Note B-1 control appraisal period is continuing, but a Note A-B control appraisal period is not continuing, the holder of Note A-B will be the controlling noteholder. If a Note A-B control appraisal period is continuing, the holder of Note A-1 will be the controlling noteholder; however, the holders of Note A-2, Note A-3, Note A-4, and Note A-5 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The NEMA San Francisco Mortgage Loan is serviced pursuant to the trust and servicing agreement for the NCMS 2019-NEMA securitization. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—NEMA San Francisco“ and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A-1	$130,000,000	NCMS 2019-NEMA	Yes	No
A-2	25,000,000	BBCMS 2019-C3	No	No
A-3	25,000,000	BBCMS 2019-C5	No	No
A-4	10,000,000	BBCMS 2019-C3	No	No
A-5	15,000,000	BBCMS 2019-C5	No	No
A-B	69,000,000	NCMS 2019-NEMA	No	No
B-1	60,000,000	Third Party Investor	No	No
B-2	50,000,000	Third Party Investor	No	Yes
Total	$384,000,000

The Property. The NEMA San Francisco Property is comprised of four linked towers that range from 10 to 35 stories and combined contain 754 Class A apartment units (90 of which are designated affordable units under San Francisco’s Inclusionary Housing Program) located at 8 10th Street in San Francisco, California. For additional information concerning the affordable units, see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” in the Preliminary Prospectus.

The construction of the NEMA San Francisco Property was completed in 2013. The NEMA San Francisco Property, designed by Handel Architects, LLP’s partner Glenn Rescalvo, has received numerous awards, including the best-amenities award by the San Francisco Apartment Association, the 2014 IBcon “Digie” Award for most intelligent multifamily residential project and the 2015 Alliant Build America Merit Award, and was recognized by the San Francisco Business Times as the Market Rate Rental Project of the Year in 2014.

The NEMA San Francisco Property features approximately 30,000 SF of indoor and outdoor amenities, including two lobbies, three landscaped terraces, Club Solarium (a lounge equipped with a 65-inch TV, fireplace, pool table and communal table), Energy Solarium (an open space that opens up to an outdoor terrace and can be used as a group fitness area or for social events), a 7,000 SF fitness center and a 1,885 SF leasing office. All terraces feature designs inspired by the natural landscapes of Northern California’s Napa Valley, Big Sur, and Muir Woods, offer Wi-Fi and sound systems and are equipped

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with outdoor heaters. In addition, the 3rd floor Urban Terrace features a 60-foot lap pool with an environmentally friendly saline water treatment system and a large fire pit surrounded by seating and grilling stations with dining tables. The Skyline Terrace on the 24th floor includes views of the city and San Francisco Bay. The solariums can serve as a communal workplace or can be reserved for private gatherings.

The NEMA San Francisco Property offers a variety of resident services, including 24/7 concierge, housekeeping, pet wash/dog walk and food deliveries. The business lounge provides Apple computers, a laptop station area, printers, fax machines, scanners and executive conference rooms, available for rent on a half-day basis. The NEMA San Francisco Property also provides residents use of the building’s proprietary application for various functionalities including guest access, package notifications, community updates, rent payment, maintenance requests, amenity reservations and service bookings. In addition, interactive touchscreens, located throughout the NEMA San Francisco Property’s amenity areas, display local transit schedules, weather, and headline news. Residents can request their cars from the valet or RSVP to an event using these touchscreens. The NEMA San Francisco Property also features keyless access, private Wi-Fi networks with gigabit internet and smart elevators with destination control.

The NEMA San Francisco Property received a LEED Silver certification from the U.S. Green Building Council for the efforts made in its development to minimize its environmental footprint. The NEMA San Francisco Property provides bicycle storage, electric car charging stations, and low-emitting vehicle sharing options, which complement the NEMA San Francisco Property’s location within walking distance of four metro stations and shuttle and bus stops. Additionally, the NEMA San Francisco Property features low-emitting interior design elements and uses recycled materials to landscape rooftops.

The NEMA San Francisco Property’s unit amenities include oversized windows, modern finishes, polished concrete or wood floors, washer and dryer, spacious closets, solid core doors, roller shades, quartz countertops, slow close drawers, stainless steel appliances, large bathrooms with soaking tubs and Hansgrohe faucets. Each unit also offers programmable thermostats with zoned heating and pre-wiring for TV, internet and telephones. Premium residences feature private balconies, gas stoves and wine refrigerators. Additional services include move-in coordination, interior design consultations, and installation of furnishings. One-bedroom and two-bedroom units are above-average size relative to competitive projects, according to the appraisal.

The NEMA San Francisco Property also features a 550-space parking garage (0.73 spaces per unit) with valet service, car share availability, a car wash and car charging stations. The parking garage currently generates daily and monthly rental income from transient and monthly parking users. Approximately 350 storage units are available for rent at $75 per month in the lower level of the NEMA San Francisco Property.

Environmental. According to a Phase I environmental assessment dated December 21, 2018, there is no evidence of any recognized environmental conditions, historical recognized environmental conditions, controlled recognized environmental conditions, de minimis conditions, or considerations of other environmental conditions at the NEMA San Francisco Property.

Historical and Current Occupancy(1)
2015	2016	2017	2018	Current(2)
94.0%	95.4%	93.4%	95.5%	94.0%

(1)	Historical Occupancy is provided by the Borrower. Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of January 14, 2019.

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Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average SF	Avg. Monthly Rent
Studio(2)	274	36.3%	258	94.2%	533	$3,370
Studio - Affordable	38	5.0	37	97.4%	595	$1,111
1 Bed/1 Bath(2)	285	37.8	265	93.0%	851	$4,343
1 Bed/1 Bath - Affordable	38	5.0	38	100.0%	813	$1,563
2 Bed/2 Bath(2)	103	13.7	95	92.2%	1,392	$6,437
2 Bed/2 Bath - Affordable	14	1.9	14	100.0%	1,162	$1,673
3 Bed/2 Bath	2	0.3	2	100.0%	1,843	$9,150
Collateral Total	754	100.0%	709	94.0%	803	$3,913

(1)	Based on the underwritten rent roll dated January 14, 2019.

(2)	Seven of the 664 market rate units are non-revenue units, including three model units, two guest suites, and two Crescent Heights’ corporate units. All non-revenue units are underwritten as vacant.

	Retail Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Market Rent PSF	Base Rent PSF	Annual Base Rent	% of Occupied Total Base Rent	Expected Lease Expiration Date
Steel & Lacquer LLC	NA / NA / NA	2,000	17.9%	$50.00	$47.70	$95,400	62.6%	May 2025
The Tea Box	NA / NA / NA	904	8.1	$65.00	$63.00	56,952	37.4	June 2022
Occupied Tenants		2,904	26.0%	$54.67	$52.46	$152,352	100.0%

Orange Theory(2)	NA / NA / NA	3,206	28.7	$55.00	$53.50	171,521		December 2029
Occupied and Leased Tenants		6,110	54.6%	$54.84	$53.01	$323,873

Vacant Space		5,074	45.4%	$56.72

Collateral Total		11,184	100.0%	$55.70

(1)	Based on the tenant leases.
(2)	Orange Theory’s rent commences the earlier of (1) 120 days after Orange Theory receives a building permit from the City of San Francisco, which is in process, according to the NEMA San Francisco Borrower (as defined below), or (2) when Orange Theory opens for business. According to the NEMA San Francisco Borrower Sponsor, Orange Theory is on schedule to open in December 2019.

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Operating History and Underwritten Net Cash Flow
	2016	2017	2018(1)	Underwritten	Per Unit	%(2)
Rents in Place	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
Vacant Income	0	0	0	0	0	0.0
Gross Potential Rent	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
Total Reimbursements	0	0	0	0	0	0.0
Net Rental Income	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
(Vacancy/Credit Loss)	(2,741,650)	(3,306,859)	(4,025,711)	(3,836,495)	(5,088.19)	(10.8)
Other Income	2,901,620	3,167,610	3,262,697	3,345,775	4,437.37	9.4
Effective Gross Income	$34,609,801	$34,416,229	$34,344,985	$35,118,992	$46,576.91	98.6%

Total Expenses	$13,996,824	$13,674,751	$13,864,586	$13,967,383	$18,524.38	39.8%

Net Operating Income	$20,612,978	$20,741,478	$20,480,399	$21,151,609	$28,052.53	60.2%

Total TI/LC, Capex/RR	0	0	0	178,684	236.98	0.51

Net Cash Flow	$20,612,978	$20,741,478	$20,480,399	$20,972,925	$27,815.55	59.7%

(1)	Based on November 2018 trailing twelve months cash flow.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Market. The NEMA San Francisco Property is located in San Francisco’s Mid-Market neighborhood at the intersection of the South of Market (“SoMa”), Civic Center, Hayes Valley, and The Mission neighborhoods, providing the tenant base with proximity to employment centers, cultural destinations, and transportation access, in addition to restaurants and nightlife.  The NEMA San Francisco Property is located in proximity to numerous high-tech companies, including Twitter’s headquarters (located within a block), which has more than 1,000 employees and recently signed an early lease extension in 2018. Uber’s headquarters (268,080 SF) are located within a block from the NEMA San Francisco Property and the company is expanding to multiple offices at nearby sites. The headquarters of Square and Dolby Labs are also located within a few blocks. Nearby local cultural and government facilities include the San Francisco Museum of Modern Art, the Asian Art Museum of San Francisco, Bill Graham Civic Auditorium, and San Francisco City Hall.  Additional leisure spots include Yerba Buena Gardens and Oracle Park, home of Major League Baseball’s San Francisco Giants. The NEMA San Francisco Property’s location on Market Street provides access to Bay Area Rapid Transit, Muni Metro and U.S. Highway 101.

According to a third-party market research report, the NEMA San Francisco Property is located within the SoMa multifamily submarket, which has a reported vacancy rate as of December 2018 of 4.4%, with market rent of $4,045 and effective rents of $3,995 per unit per month. The current effective rent of $3,995 has increased by 7.3% from year-end 2017. According to a third-party market research report, as of year-end 2018, the population within a one-, three- and five-mile radius was 132,008, 520,027 and 846,055, respectively. Additionally, for the same period, the average household income within a one-, three- and five-mile radius was $91,666, $137,671 and $132,216, respectively. According to a third-party market research report, the SoMa submarket caters predominantly to apartment dwellers. Of the more than 261,000 housing units located within a three-mile radius of the NEMA San Francisco Property, almost 75% are renters, and approximately 25% of residents are between the ages of 25-34 as of 2018.  Additionally, approximately half of the 25-34 year-old age group are earning more than $100,000 annually.

Submarket Statistics(1)
Time	Effective Rents	Vacancy	Inventory (Units)	Net Absorption	Net Deliveries
2013	$3,502	4.9%	5,774	1,370	1,497
2014	$3,697	5.4%	6,578	730	804
2015	$3,801	8.1%	7,034	247	456
2016	$3,717	11.7%	8,663	1,185	1,629
2017	$3,724	6.6%	9,366	1,095	703
2018	$3,995	4.4%	9,859	679	493
2019 Projection	$4,171	6.0%	10,885	818	1,036

(1)	Source: third-party market research report.

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No. 4 – NEMA San Francisco

The Borrower. The borrowing entity for the loan is Tenth and Market, LLC (the “NEMA San Francisco Borrower”). The NEMA San Francisco Borrower is one of a number of companies operating under the trade name of “Crescent Heights”, whose senior principals are Sonny Kahn, Russell W. Galbut and Bruce A. Menin (such companies, the “Crescent Heights Companies” or the “NEMA San Francisco Borrower Sponsor”). Crescent Heights is a real estate development brand based in Miami, Florida, whose senior principals have over 30 years of industry experience. The Crescent Heights Companies specialize in the development, ownership and operation of residential high-rises in major cities across the United States. The Crescent Heights Companies have offices in New York, Miami, Chicago, San Francisco and Los Angeles. Since its founding, the Crescent Heights brand has been associated with over 150 projects, including more than 38,000 completed residences, with a total development value in excess of $12.0 billion.

Crescent Heights’ notable multifamily projects include: 10000 Santa Monica Boulevard, Los Angeles (a 40-story building with views of both Pacific Ocean and downtown Los Angeles), which secures a loan that is also an asset in the BBCMS 2019-C5 securitization trust; the Hanley, New York (a 20-story building situated in the Upper East Side submarket of Manhattan); NEMA Chicago (a 76-story building located directly across the street from historic Grant Park) and NEMA Boston (a 21-story building located within Boston’s Seaport neighborhood). Crescent Heights’ other San Francisco projects include: Jasper, a 320-unit Class A rental in Rincon Hill (1.8 miles northeast; received “Best New Development Award” by the San Francisco Apartment Association in 2015); 524 Howard (currently under construction; 1.7 miles northeast; 350 units); 325 Fremont (1.8 miles northeast; 118 units); Metropolitan (1.8 miles northeast; 342 condo residences) and 10 South Van Ness (proposed; 0.2 miles southwest; 984 rental units).

Crescent Heights has been recognized with numerous industry awards, including National Association of Home Builder’s Freddie Mac Multifamily Firm of the Year award (2006), Best Multifamily Project of the Year (2017) from the Los Angeles Business Journal, Best of the City (2017) from Angeleno Magazine, Build America Award (2015) from AGC of America, and Best Real Estate Deal of the Year (2014) from the San Francisco Business Times, among others.

The Borrower Sponsor. The borrower sponsor is Crescent Heights. The individual trustees of the business trusts (collectively, the “Guarantors”) are three founders and managing principals of Crescent Heights, Bruce A. Menin, Russell W. Galbut, and Sonny Kahn (in their individual capacities, collectively, the “Individual Trustees”), who collectively have over 90 years of industry experience. As of September 30, 2018, the Guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively.  Generally, any liability of the Guarantors will be satisfied solely out of the assets of the business trusts and the lender will have no recourse to any assets personally owned by the Individual Trustees. However, as the Guarantors are revocable trusts, upon the revocation of any trust, the related Individual Trustee, under certain circumstances, will have personal liability for the guaranty (not to exceed the sum of the assets of the trust estate received by such Individual Trustee plus any assets to which such Individual Trustee would have been entitled but for such revocation), and the guaranty will be enforceable against such Individual Trustee. In the aggregate, the Guarantors have approximately $73.2 million of contingent liabilities in various investments, including the non-recourse carve-outs on the current debt outstanding on the NEMA San Francisco Whole Loan.

Property Management. The NEMA San Francisco Property is managed by CH Management Services, LLC, a borrower sponsor-affiliated management company (the “NEMA San Francisco Manager”).  The Development and Management Agreement between the NEMA San Francisco Borrower and NEMA San Francisco Manager dated October 31, 2011, specifies a management fee of 3.0% of gross revenues.  The parking garage is also managed by a borrower sponsor affiliate, CH Parking, LLC, which, per the parking management agreement dated July 27, 2016, receives a management fee of $2,500 per month.

Escrows and Reserves. At origination, the NEMA San Francisco Borrower deposited in escrow (i) $2,063,608 for real estate taxes, (ii) $402,392 for insurance premiums, and (iii) $14,238 for rent abatement.

Tax Escrows – On a monthly basis, the NEMA San Francisco Borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals $421,010.

Insurance Escrows – On a monthly basis, the NEMA San Francisco Borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equals $57,485.

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No. 4 – NEMA San Francisco

Replacement Reserves – On a monthly basis, the NEMA San Francisco Borrower is required to escrow $14,890 for replacement reserves, subject to a cap of $250,000. At any time after the cap is met, if the amount on deposit in the replacement reserve falls below $178,684, monthly deposits will commence until the cap is met.

Lockbox / Cash Management. The NEMA San Francisco Whole Loan is structured with a soft lockbox for residential tenants and a hard lockbox for commercial tenants, with in-place cash management. At origination, the NEMA San Francisco Borrower established an account (the “Clearing Account”) into which income from the NEMA San Francisco Property is required to be deposited. At origination, the NEMA San Francisco Borrower delivered a tenant direction letter to each existing commercial tenant at the property directing them to remit their rent checks directly into the Clearing Account. The NEMA San Francisco Borrower is also required to deliver tenant direction letters to each commercial tenant entering into a lease after the origination date. All rents received by the NEMA San Francisco Borrower or the NEMA San Francisco Manager are required to be deposited into the Clearing Account within two business days of receipt.

Funds deposited into the Clearing Account are required to be swept by the clearing bank on a daily basis into an eligible account established by lender (the “Deposit Account”) and applied and disbursed in accordance with the loan documents. Funds in the Deposit Account will be invested at lender’s discretion only in permitted investments. Lender will also establish subaccounts of the Deposit Account, which are required at all times to be eligible accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts, the “Subaccounts”). The Deposit Account and any Subaccounts will be under the sole control and dominion of lender, and the NEMA San Francisco Borrower will have no right of withdrawal from such accounts. The NEMA San Francisco Borrower is required to pay for all expenses of opening and maintaining the above accounts. During a NEMA San Francisco Cash Sweep Period (as defined below), all excess cash flow from the NEMA San Francisco Property (after debt service, required escrows and reserves and approved operating expenses) will be swept into an account controlled by the lender and held as cash collateral for the NEMA San Francisco Whole Loan.

At all times other than during the continuance of a NEMA San Francisco Cash Sweep Period, funds on deposit in the Clearing Account may be released to the NEMA San Francisco Borrower in accordance with the NEMA San Francisco Whole Loan documents.

A “NEMA San Francisco Cash Sweep Period” will commence upon: (i) an event of default or (ii) the failure by the NEMA San Francisco Borrower, after the end of a calendar quarter, to maintain a whole loan debt service coverage ratio of at least 1.10x, and will end upon lender giving notice to the NEMA San Francisco Borrower and the clearing bank that the NEMA San Francisco Cash Sweep Period has ended, which notice lender will only be required to give if (1) the NEMA San Francisco Whole Loan and all other obligations under the NEMA San Francisco Whole Loan documents have been repaid in full or (2) in the case of a NEMA San Francisco Cash Sweep Period triggered by an event described in subclause (ii) above only, as of the end of six consecutive months since the commencement of the existing NEMA San Francisco Cash Sweep Period (A) no event of default has occurred and is continuing, (B) no event that would trigger another NEMA San Francisco Cash Sweep Period has occurred, and (C) the whole loan debt service coverage ratio is at least equal to 1.15x or (3) with respect to a NEMA San Francisco Cash Sweep Period triggered by an event described in subclause (i) above, if such event of default is cured.

Subordinate and Mezzanine Debt. The NEMA San Francisco Whole Loan includes a senior subordinate companion A-B Note with an original principal balance of $69,000,000 (the “A-B Note”) and two junior subordinate companion loans with outstanding principal balance of $60,000,000 (the “B-1 Note”) and $50,000,000 (the “B-2 Note”), respectively. The subordinate companion loans are coterminous with the NEMA San Francisco Mortgage Loan. The A-B Note accrues interest at 4.43598540291971%, the B-1 Note accrues interest at 4.80000%, and the B-2 Note accrues interest at 5.95000%. The UW NCF DSCR and UW NOI Debt Yield on the NEMA San Francisco Whole Loan (including the related subordinate companion loans) are 1.15x and 5.5%, respectively. The relative rights and obligations of the holders of the A Notes, the A-B Note and the B Notes are governed by the terms of a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—NEMA San Francisco“ and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Partial Release. Not permitted.

Ground Lease. None.

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No. 5 – Equinix Data Center

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No. 5 – Equinix Data Center

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No. 5 – Equinix Data Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	RMF	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Leased Fee – Leased Fee
% of IPB:	4.0%	Net Rentable Area (SF):	663,621
Loan Purpose:	Refinance	Location:	Secaucus, NJ
Borrower:	755 Secaucus LLC; 800 Secaucus LLC	Year Built / Renovated:	N/A / N/A
Borrower Sponsor(2):	Hartz Mountain Industries, Inc.	Occupancy:	100.0%
Interest Rate:	3.30000%	Occupancy Date:	9/20/2019
Note Date:	9/20/2019	4th Most Recent NOI (As of):	$6,456,324 (12/31/2016)
Maturity Date:	10/6/2029	3rd Most Recent NOI (As of):	$6,678,724 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(4):	$6,687,602 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	100.0%
Amortization Type:	Interest Only	UW Revenues:	$8,170,147
Call Protection:	L(25),Def(91),O(4)	UW Expenses:	$0
Lockbox / Cash Management:	Hard / Springing	UW NOI(4):	$8,170,147
Additional Debt(1):	Yes	UW NCF:	$8,170,147
Additional Debt Balance(1):	$60,000,000	Appraised Value / Per SF:	$201,000,000 / $303
Additional Debt Type(1):	Pari Passu	Appraisal Date:	8/8/2019

Escrows and Reserves(3)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$151
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$151
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	49.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	49.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.44x
UW NOI Debt Yield:	8.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$100,000,000	100.0%	Payoff Existing Debt	$68,817,116	68.8%
Return of Equity	30,618,315	30.6
Closing Costs	564,569	0.6
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%

(1)	The Equinix Data Center Mortgage Loan (as defined below) is evidenced by four pari passu notes with an aggregate original principal balance of $100,000,000. The financial information presented in the chart above reflects the Cut-off Date balance of the Equinix Data Center Whole Loan (as defined below).

(2)	The non-recourse carveout guarantor is Hartz Financial Corp. See “The Borrower” below.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	The increase in NOI from 12/31/2018 to UW NOI is mainly due to (i) new ground leases in place as of December 2018, (ii) underwritten straight line rent of $684,172, and (iii) underwritten rent steps through August 2020 of $146,783.

The Loan. The Equinix Data Center mortgage loan is part of a whole loan evidenced by four pari passu promissory notes with an aggregate original principal balance of $100,000,000 (the “Equinix Data Center Whole Loan”). The Equinix Data Center Whole Loan is secured by a first lien mortgage on the Equinix Data Center Borrowers’ (as defined below) fee interest in two non-contiguous land parcels located in Secaucus, New Jersey (the “Equinix Data Center Property”). The non-controlling Note A-2 and Note A-3, with an aggregate original principal balance of $40,000,000, will be included in the BBCMS 2019-C5 securitization trust (the “Equinix Data Center Mortgage Loan”). Note A-1 and Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, were contributed to the WFCM 2019-C53 securitization trust. The Equinix Data Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2019-C53 trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The Equinix Data Center Whole Loan has a 10-year term and is interest only for the full term of the loan.

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No. 5 – Equinix Data Center

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
Nota A-1	$50,000,000	WFCM 2019-C53	Yes
Note A-2	$25,000,000	BBCMS 2019-C5	No
Note A-3	$15,000,000	BBCMS 2019-C5	No
Note A-4	$10,000,000	WFCM 2019-C53	No
Total	$100,000,000

The Property. The Equinix Data Center Property is comprised of the Equinix Data Center Borrowers’ fee simple interest in two non-contiguous land parcels of 18.96 and 13.03 acres totaling 31.99 acres, which are subject to two separate 50-year ground leases to the sole tenant, Equinix, Inc. (“Equinix”). Equinix operates its data centers on the land parcels within three buildings encompassing 663,621 square feet located at 755 & 800 Secaucus Road, and 105 Enterprise Avenue in Secaucus, New Jersey pursuant to two ground leases with the Equinix Data Center Borrowers that commenced December 2018. The ground leases provide that the Equinix Data Center Borrowers own the core and shell of the buildings (i.e., footings, foundation, floor slab, exterior walls, and roof structure components of the building), and the tenant owns the improvements erected on the land and all alterations over and above the core and shell (the “Equinix Other Improvements”) is Equinix’s property. If following the expiration or other termination of one or both of the ground leases, Equinix elects to leave any portion of the Equinix Other Improvements at the Equinix Data Center Property, title to all remaining Equinix Other Improvements will automatically become vested in the Equinix Data Center Borrowers. Equinix has operated its data centers at the Equinix Data Center Property since 2006.

The 755 Secaucus Road building (the “755 Secaucus Building”) is a single-story, steel framed building on a concrete slab with a partial second-story mezzanine level. The improvements, which were built in phases in 2001, 2006, 2009, and 2010 at a cost of $277.0 million, are situated on the 18.96-acre parcel and were completely renovated by Equinix. The 755 Secaucus Building contains 338,967 square feet and provides 151,772 square feet of colocation space with a floor load capacity of 175 lbs PSF. Security features include hand geometry readers, CCTV and recorders, motion detection and 24/7 security officers. Parking is provided via 290 surface parking spaces, resulting in a parking ratio of 0.86 parking spaces per 1,000 square feet of net rentable area.

The 800 Secaucus Road building (the “800 Secaucus Building”) is a two-story steel framed building on a concrete slab. The 800 Secaucus Building is a LEED Silver certified building that was constructed by Equinix in 2012 after Equinix demolished a previous structure for a cost of approximately $81.0 million. The 800 Secaucus Building was completed in different phases from 2017 and 2019. The 800 Secaucus Building provides 108,005 square feet of colocation space and has a floor load capacity of 250 lbs PSF and 9,530 square feet of flex space.

The 105 Enterprise Avenue building (the “105 Enterprise Building”) is located behind the 800 Secaucus Building. The 105 Enterprise Building is a single-story, steel framed building, on a concrete slab which was built in 2014 by Equinix at an estimated cost of $35.0 million. The 105 Enterprise Building provides 16,390 square feet of colocation space and consists of 70,183 square feet with a floor load capacity of 250 lbs PSF. The 800 Secaucus Building and 105 Enterprise Building have a shared delivery driveway and the two buildings, together containing 324,654 square feet, are situated on a 13.03-acre parcel. Security features at the 800 Secaucus Building and 105 Enterprise Building include hand geometry readers, CCTV, and recorders. Parking for the 800 Secaucus Building and the 105 Enterprise Building is provided via 300 surface parking spaces, resulting in a parking ratio of 0.87 parking spaces per 1,000 square feet of net rentable area.

Environmental. According to a Phase I environmental site assessment dated September 17, 2019, the Equinix Data Center Property has a controlled recognized environmental condition relating to a vapor barrier and subslab venting system for methane that were installed and completed per a New Jersey Department of Environmental Protection Inspection Summary Report, dated February 26, 2015. The Phase I environmental site assessment concluded that no further action, other than maintaining in place controls and regulatory compliance was required. For additional information, see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Preliminary Prospectus.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year provided by the borrower.

(2)	Current Occupancy is as of September 20, 2019.

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No. 5 – Equinix Data Center

Top Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Equinix, Inc.(3)	Ba2/BBB-/BBB-	663,621	100.0%	$11.28	$7,485,975	100.0%	12/31/2068

Occupied Collateral Total / Wtd. Avg.		663,621	100.0%	$11.28	$7,485,975	100.0%

Vacant Space		0	0.0%

Collateral Total		663,621	100.0%

(1)	Based on the underwritten rent roll dated September 20, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Equinix has one, five-year renewal option remaining. Equinix has the right to terminate its lease on December 31, 2048, without the payment of a termination fee, by providing a one-year’s notice.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030 & Beyond	2	663,621	100.0%	7,485,975	100.0	663,621	100.0%	$7,485,975	100.0%
Total	2	663,621	100.0%	$7,485,975	100.0%
(1)	Based on the underwritten rent roll dated September 20, 2019.

(2)	Base Rent Expiring includes contractual rent steps through August 2020 totaling $146,783 and straight-line rent averaging over the remaining lease term totaling $684,172.

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No. 5 – Equinix Data Center

Operating History and Underwriting Net Cash Flow
	2016	2017	2018	Underwritten	Per Square Foot	%(1)
Rents in Place	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%
Total Reimbursements	0	0	0	0	0.00	0.0
Net Rental Income	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%
(Vacancy/Credit Loss)	0	0	0	0	0.00	0.0
Other Income	0	0	0	0	0.00	0.0
Effective Gross Income	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%

Total Expenses	$0	$0	$0	$0	$0.00	0.0%

Net Operating Income(2)	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%

Total TI/LC, Capex/RR	0	0	0	0	0.00	0.0

Net Cash Flow	$6,456,324	$6,678,724	$6,687,602	$8,170,147	$12.31	100.0%

(1)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	The increase in Net Operating Income from 2018 to Underwritten Net Operating Income is mainly due to (i) new ground leases in place in December 2018, (ii) underwritten straight line rent of $684,172, and (iii) underwritten rent steps through August 2020 of $146,783.

The Market. The Equinix Data Center Property is located in Secaucus, Hudson County, New Jersey, approximately 7.8 miles west of New York within the New York City metropolitan statistical area (the “New York MSA”). According to the appraisal, the New York MSA is the financial capital of the world. Other major industries include service, retail trade, insurance and real estate sectors. New York is home to 71 Fortune 500 company headquarters, which include, JPMorgan Chase, Verizon Communications, Citigroup, MetLife, Goldman Sachs Group and Morgan Stanley. Primary regional access to the Equinix Data Center Property is provided by Interstate 95 and 80. The Equinix Data Center Property neighborhood is located near the Secaucus Junction of the New Jersey Transit system where each major rail line connects into Manhattan.

The New York metro data center market includes clusters in Northern New Jersey, southeastern New York, and southwestern Connecticut. According to the appraisal, the New York metro represents the second largest data center market in the United States with approximately 4.7 million square feet of operational data center space and accounts for the highest colocation revenues with proximity to Wall Street and subsea connectivity. Data center customers within this region primarily include the financial sector, healthcare, media and others. The financial industry is responsible for approximately 40% of its total economic output. According to the appraisal, there are 156 active data centers with a combined 624 megawatts operated by 60 providers within the New York metro data center market. The 755 Secaucus Building hosts 49 exchanges and provides services to the financial services sector with its matching engines that allocate competing trades among competing bids and offers priced the same, to support trades for several major exchanges.

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No. 5 – Equinix Data Center

The table below presents certain information relating to comparable sales and rentals for the Equinix Data Center Property identified by the appraisal.

Comparable Ground Lease Sales (1)
Property Name	Location	Land Size (SF)	Sale Date	Sale Price	Sale Price (PSF)	Cap Rate(2)
525 Eighth Avenue	New York, NY	7,454	Apr-19	$61,000,000	$8,183.53	3.69%
39 West 55th Street	New York, NY	5,025	Apr-19	$28,000,000	$5,572.14	3.46%
1733 Ocean Avenue	Santa Monica, CA	28,410	Mar-19	$65,000,000	$2,287.93	1.93%
3747 South 2700 West	Salt Lake City, UT	567,587	Jan-19	$10,439,000	$18.39	4.72%
7 Bryant Park	New York, NY	19,207	Sep-18	$200,000,000	$10,412.87	2.65%
1 Teterboro Drive	Teterboro, NJ	625,522	Jul-18	$37,481,551	$59.92	4.76%
375 Hudson Street	New York, NY	69,260	Aug-17	$580,000,000	$8,374.24	4.50%
24300 Town Center Drive	Valencia, CA	387,684	Jul-17	$67,000,000	$172.82	5.00%
6200 Hollywood Boulevard	Los Angeles (Hollywood), CA	475,597	Jun-17	$142,000,000	$298.57	3.50%
350 South Grand Avenue	Los Angeles, CA	156,380	Nov-16	$70,000,000	$447.63	3.30%
300 South Grand Avenue	Los Angeles, CA	105,415	Nov-16	$33,430,000	$317.13	2.80%
144 Route-73 Highway	Voorhees, NJ	737,005	Nov-16	$17,215,000	$23.36	5.80%
411 108th Avenue NE	Bellevue, WA	48,352	Feb-16	$19,500,000	$403.29	3.50%
(1)	Source: Appraisal.

(2)	Per the appraisal, the sales comparison approach is not relevant except as a source providing indications of capitalization rates for this type of investment (leased fee).

Comparable Industrial Rental Summary (1)
Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF(2)	Commencement	Lease Term (Years)	Lease Type
Equinix Data Center 755 & 800 Secaucus Road 105 Enterprise Avenue Secaucus, NJ	NAP	663,621(2)	Equinix, Inc.(2)	663,621(2)	$11.28(2)	December 2018	50.0(2)	NNN
Harmon Cove Industrial Park 550 Meadowlands Parkway Secaucus, NJ	1983	144,605	Zara USA, Inc	83,470	$11.50	February 2019	2.0	NNN
10 Enterprise Avenue 10 Enterprise Avenue Secaucus, NJ	1971	158,268	Veritas Services & Engineering	125,904	$11.50	December 2018	5.0	NNN
100 Electric Avenue 100 Electric Avenue Secaucus, NJ	1984	126,086	Adore Me, Inc.	126,086	$12.50	September 2018	5.0	NNN
46 Meadowlands Parkway 46 Meadowlands Parkway Secaucus, NJ	2016	302,727	Union Beer Distributors	302,727	$10.00	February 2018	10.0	NNN
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 20, 2019.

The Borrowers. The borrowing entities for the Equinix Data Center Whole Loan are 755 Secaucus LLC and 800 Secaucus LLC (collectively, the “Equinix Data Center Borrowers”), each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the Equinix Data Center Borrowers delivered a non-consolidation opinion in connection with the origination of the Equinix Data Center Whole Loan.

The Borrower Sponsor. The borrower sponsor of the Equinix Data Center Whole Loan is Hartz Mountain Industries, Inc. (“HMI”), and the nonrecourse carve-out guarantor of the Equinix Data Center Whole Loan is Hartz Financial Corp. (“Hartz”). Hartz, a wholly owned subsidiary of HMI, is capitalized solely by a $5 million demand note and is liable under similar guaranties on other loans. The borrower sponsor was the guarantor with respect to certain defaulted loans. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

HMI is a New Jersey corporation that is a wholly-owned subsidiary of Hartz Mountain Development Corp., which is wholly owned by Hartz Mountain Industries, Inc., which is indirectly wholly owned by The Hartz Group, Inc. Headquartered in Secaucus, New Jersey, HMI is a full service privately held real estate company that owns and manages a diversified real estate portfolio, which includes corporate offices, warehouse and distribution facilities, hotels, multifamily developments, retail centers, movie theaters and restaurants. The portfolio

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includes approximately 246 properties comprising over 40.0 million square feet and an 85-acre land bank, primarily in New Jersey and New York.

Property Management: The Equinix Data Center Property is managed by an affiliate of the borrower.

Escrows and Reserves.

Tax Escrows – Ongoing monthly real estate tax reserves equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of the Equinix Data Center Property is leased by the Critical Tenant Lease (as defined below), (iii) the Critical Tenant Lease is in full force and effect, (iv) no Critical Tenant Trigger Event (as defined below) has occurred or remains outstanding, and (v) the Critical Tenant (as defined below) is paying all taxes to the governmental authorities in full in a timely manner and the Equinix Data Center Borrowers provide satisfactory evidence to the lender in a timely manner.

Insurance Escrows – Ongoing monthly insurance reserves, equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of the Equinix Data Center Property is leased by the Critical Tenant Lease, (iii) the Critical Tenant Lease is in full force and effect, (iv) no Critical Tenant Trigger Event has occurred or remains outstanding, and (v) the Critical Tenant is maintaining insurance with insurance companies that satisfy the requirement set forth within the Equinix Data Center Whole Loan documents and the Equinix Data Center Borrowers provide satisfactory evidence to the lender in a timely manner.

Lockbox / Cash Management. The Equinix Data Center Whole Loan requires a hard lockbox with springing cash management (which will be triggered upon the occurrence of a Cash Sweep Event (as defined below)). The Equinix Data Center Whole Loan documents require the Equinix Data Center Borrowers to deliver written notification to the tenant to deposit all rents payable under each lease directly into the lockbox account. The Equinix Data Center Whole Loan documents also require that all rents received by the Equinix Data Center Borrowers or the property manager be deposited into the lockbox account within one business day of receipt. Upon the occurrence of a Cash Sweep Event, the Equinix Data Center Borrowers will establish a lender-controlled cash management account, and all amounts in the account are to be transferred daily for the payment, among other things, of the debt service, monthly escrows, and default interest (if applicable). Pursuant to the Equinix Data Center Whole Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep Event is not in effect, to the Equinix Data Center Borrowers, (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event Cure has occurred, and (c) if a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to the excess cash flow account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the bankruptcy action of the Equinix Data Center Borrowers or guarantor, or (iii) a Critical Tenant Trigger Event. A Cash Sweep Event will end (a) with respect to the matters described in clause (i) above, a cure of such event of default being accepted or waived by the lender, (b) with respect to the matters described in clause (ii) above, such bankruptcy action being discharged, stayed, or dismissed within 45 days for the Equinix Data Center Borrowers or guarantor, or (c) with respect to the matters described within clause (iii) above, a Critical Tenant Trigger Event Cure.

A “Critical Tenant Trigger Event” will occur if (i) Equinix Inc. (the “Critical Tenant” and the related lease, the “Critical Tenant Lease”) gives notice of its intention to not extend or renew the Critical Tenant Lease, (ii) on or prior to twelve months prior to the applicable expiration date under the Critical Tenant Lease, the Critical Tenant fails to give notice of its election to renew the Critical Tenant Lease, (iii) an event of default under the Critical Tenant Lease occurs and continues beyond any applicable notice and/or cure periods, or (iv) there is a bankruptcy action of the Critical Tenant.

A “Critical Tenant Trigger Event Cure” will occur upon (a) in the event of a Critical Tenant Trigger Event described in clause (i) or (ii), the date that the Critical Tenant Space Re-tenanting Event (as defined below) has occurred, (b) in the event of a Critical Tenant Trigger Event described in clause (iii), a cure of the applicable event of default under the Critical Tenant Lease as determined by the lender in its reasonable discretion, or (c) in the event of a Critical Tenant Trigger Event described in clause (iv), the affirmation of the Critical Tenant Lease in the applicable bankruptcy proceeding, provided that the Critical Tenant is actually paying all rents and other amounts due under the Critical Tenant Lease accruing from the petition date; provided, however, that at such time that the amount that has been transferred into the Critical Tenant TI/LC account pursuant to any Critical Tenant Trigger Event exceeds $3,345,833, a Critical Tenant Trigger Event Cure with respect to such Critical Tenant Trigger Event will be deemed to have occurred.

A “Critical Tenant Space Re-tenanting Event” will occur upon the date all of the following conditions have been satisfied (i) the Critical Tenant Space has been re-leased to the Critical Tenant or leased to one or more replacement tenants (or the Critical Tenant) for a term that extends through at least October 6, 2031 and on terms and conditions acceptable to the lender, (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the Critical Tenant Space, if any, have been paid

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in full, and (iii) the related tenant(s) have accepted the Critical Tenant Space and are paying full contractual rent as evidenced by the tenant estoppel certificate(s) acceptable to the lender

A “Critical Tenant Space” means the space demised under the Critical Tenant Lease.

Subordinate and Mezzanine Debt. None.

Partial Release. Not Permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$37,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$37,000,000	Property Type – Subtype:	Self Storage – Self Storage
% of IPB:	3.7%	Net Rentable Area (Units):	17,278
Loan Purpose:	Acquisition	Location:	Various
Borrower:	Self-Storage Portfolio VIII DST	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Inland Private Capital Corporation	Occupancy:	91.3%
Interest Rate:	3.80900%	Occupancy Date:	6/5/2019
Note Date:	7/2/2019	4th Most Recent NOI (As of):	$14,704,582 (12/31/2016)
Maturity Date:	8/1/2029	3rd Most Recent NOI (As of):	$14,628,073 (12/31/2017)
Interest-only Period:	36 months	2nd Most Recent NOI (As of):	$14,694,430 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of):	$14,852,222 (TTM 5/31/2019)
Original Amortization Term:	360 months	UW Economic Occupancy:	84.1%
Amortization Type:	IO-Balloon	UW Revenues:	$21,860,451
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Expenses:	$8,604,656
Cash Management:	Springing	UW NOI:	$13,255,794
Additional Debt(1):	Yes	UW NCF:	$13,044,942
Additional Debt Balance(1):	$102,100,000	Appraised Value / Per Unit(3):	$225,000,000 / $13,022
Additional Debt Type(1):	Pari Passu	Appraisal Date(3):	6/28/2019

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$8,051
Taxes:	$0	Springing	N/A	Maturity Date Loan / Unit:	$6,931
Insurance:	$0	Springing	N/A	Cut-off Date LTV(3):	61.8%
Replacement Reserves:	$424,056	Springing	$424,056	Maturity Date LTV(3):	53.2%
Other:	$0	$0	N/A	UW NCF DSCR:	1.68x
				UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$139,100,000		64.6%	Purchase Price	$212,000,000	98.4%
Borrower Sponsor Equity(4)	76,355,341		35.4	Upfront Reserves	424,056	0.2
				Closing Costs	3,031,285	1.4
Total Sources	$215,455,341		100.0%	Total Uses	$215,455,341	100.0%

(1)	The Inland Life Storage Portfolio Mortgage Loan, as defined below, is part of a whole loan evidenced by five pari passu notes with an aggregate original principal balance of $139,100,000. The financial information presented in the chart above is based on the $139,100,000 Inland Life Storage Portfolio Whole Loan, as defined below.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Additionally, according to the master lease, the borrower funded $6,154,728 into a trust reserve account separate from the Escrows and Reserves, which is not collateral for the Inland Life Storage Portfolio Whole Loan. Collectively, the initial Escrows and Reserves and trust reserve account will be used to pay for (i) repairs and replacements of the structure, foundation, roof, exterior walls, and parking lot improvements at the Inland Life Storage Portfolio Properties (as defined below), (ii) leasing commissions, (iii) any environmental costs, (iv) any repairs identified in the property condition reports, (v) insurance deductibles and (vi) any other necessary property improvements.
(3)	The Appraised Value is based on a portfolio appraised value. The difference in the Inland Life Storage Portfolio “as-is” appraised value from the purchase price was partially driven by Life Storage (as defined below) retaining management rights, thus excluding potential buyers with their own management platform. The appraisal’s concluded portfolio value of $225,000,000 does not consider the management restrictions. The sum of the appraised values of the individual properties is $212,100,000, resulting in a Cut-off Date LTV and Maturity Date LTV of 65.6% and 56.5%, respectively.
(4)	Borrower Sponsor Equity was funded in part by a $40.0 million unsecured corporate loan made by Barclays Bank PLC to Inland Private Capital Corporation, which is guaranteed by its parent company, Inland Real Estate Investment Corporation and matures on January 6, 2020. The corporate unsecured loan is not to the borrower and is neither secured by nor dependent upon income from the Inland Life Storage Properties.

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The Loan. The Inland Life Storage Portfolio mortgage loan is secured by a first mortgage lien on the borrower’s fee interest in 32 self-storage properties located in Mississippi, Texas, Louisiana, South Carolina, and North Carolina. The whole loan was co-originated by KeyBank and Barclays and has an outstanding principal balance as of the Cut-off Date of $139.1 million (the “Inland Life Storage Portfolio Whole Loan”). The Inland Life Storage Portfolio Whole Loan is comprised of five pari passu notes, Note A-1-A, Note A-1-B, Note A-1-C, Note A-2-A and Note A-2-B. Notes A-1-B and A-1-C, with an aggregate outstanding principal balance as of the Cut-off Date of $37,000,000, are being contributed to the BBCMS 2019-C5 Trust (the “Inland Life Storage Portfolio Mortgage Loan”).  Notes A-1-A, A-2-A and A-2-B, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $102,100,000, have been contributed to prior securitization trusts as described below. The Inland Life Storage Portfolio Whole Loan is serviced pursuant to the pooling and servicing agreement for the CF 2019-CF2 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans“ and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The Inland Life Storage Portfolio Whole Loan has a 10-year term and is interest-only for the first three years.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1-A	$39,505,000	CF 2019-CF2	Yes
A-1-B	$27,000,000	BBCMS 2019-C5	No
A-1-C	$10,000,000	BBCMS 2019-C5	No
A-2-A	$31,297,500	BBCMS 2019-C4	No
A-2-B	$31,297,500	WFCM 2019-C52	No
Total	$139,100,000

The Properties. The Inland Life Storage Portfolio is a 32-property, 2,108,526 square-foot self-storage portfolio located in Mississippi (eight properties, 28.0% of square footage, 25.7% of the units), Texas (six properties, 23.6% of the square footage, 21.5% of the units), Louisiana (nine properties, 25.1% of the square footage, 27.8% of the units), South Carolina (five properties, 14.6% of the square footage, 16.0% of the units) and North Carolina (four properties, 8.6% of the square footage, 9.1% of the units) (the “Inland Life Storage Portfolio Properties” or the “Inland Life Storage Portfolio”). The Inland Life Storage Portfolio Properties were constructed from 1977 to 2004 and range in size from 31,600 square feet to 145,080 square feet and 285 units to 1,006 units, with no Inland Life Storage Portfolio Property comprising of more than 6.9% of the NRA or 5.8% of the total storage units, respectively. The Inland Life Storage Portfolio Properties have a total of 17,278 units, 8,147 of which are climate controlled and 263 of which are humidity-controlled. The Inland Life Storage Portfolio Properties also include 385 RV/parking spaces and approximately 15,901 square feet of commercial units. The Life Storage – 021 and Life Storage – 033 properties have billboard leases with The Lamar Companies. The Life Storage – 033 and Life Storage – 206 properties have cell tower land leases. Based on storage units, the Inland Life Storage Portfolio Properties were 91.3% occupied as of June 5, 2019.

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Portfolio Summary
Property Name, Location	Allocated Cut-off Date Whole Loan Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area	Storage Units	Appraised Value	UW NOI	% of UW NOI
Life Storage – 586 Flowood, MS	$10,090,160	7.3%	93.5%	2000/2016	145,080	1,006	$15,400,000	$1,019,467	7.7%
Life Storage – 145 Richardson, TX	8,190,060	5.9	92.2	1985/NAP	101,328	929	$12,400,000	731,194	5.5
Life Storage – 364 Ridgeland, MS	8,126,940	5.8	92.3	1997/NAP	104,724	698	$12,400,000	824,866	6.2
Life Storage – 365 Jackson, MS	7,862,460	5.7	95.3	2003/NAP	75,775	676	$12,000,000	787,232	5.9
Life Storage – 212 Lafayette, LA	6,814,130	4.9	91.0	1994/2005	73,275	655	$10,400,000	674,559	5.1
Life Storage – 386 Pasadena, TX	6,421,010	4.6	90.9	2000/NAP	99,970	613	$9,700,000	598,388	4.5
Life Storage – 256 League City, TX	6,158,930	4.4	93.3	1992/2003	71,670	553	$9,400,000	552,896	4.2
Life Storage – 206 Katy, TX	5,831,320	4.2	92.2	1994/NAP	87,252	626	$8,900,000	522,385	3.9
Life Storage – 324 Lafayette, LA	5,750,000	4.1	93.7	1995/2016	110,325	819	$8,400,000	584,634	4.4
Life Storage – 236 Columbia, SC	5,500,000	4.0	82.6	1981/2007	89,306	887	$9,200,000	536,313	4.0
Life Storage – 184 Jackson, MS	5,045,080	3.6	91.1	1995/NAP	60,373	416	$7,700,000	497,340	3.8
Life Storage – 500 Columbia, SC	4,684,720	3.4	95.7	1977, 2004 /NAP	48,578	463	$7,150,000	417,705	3.2
Life Storage – 288 Pinehurst, TX	4,651,950	3.3	89.2	2003/NAP	75,950	493	$7,100,000	436,924	3.3
Life Storage – 299 Broussard, LA	4,650,000	3.3	91.8	2002/2007	67,575	662	$6,500,000	401,338	3.0
Life Storage – 209 Lafayette, LA	4,586,430	3.3	93.0	1992/2014	53,475	503	$7,000,000	442,461	3.3
Life Storage – 035 Columbia, SC	4,000,000	2.9	90.8	1989/2013	67,200	595	$6,400,000	386,177	2.9
Life Storage – 074 Jackson, MS	3,940,000	2.8	89.4	1990/NAP	65,225	491	$6,000,000	399,649	3.0
Life Storage – 252 Dallas, TX	3,800,190	2.7	92.1	1985/NAP	61,472	504	$5,800,000	349,393	2.6
Life Storage – 033 Columbia, SC	3,505,350	2.5	91.3	1987/NAP	56,750	423	$5,350,000	329,332	2.5
Life Storage – 205 Jackson, MS	3,500,000	2.5	87.8	1984/NAP	57,497	477	$4,300,000	318,640	2.4
Life Storage – 300 Lafayette, LA	3,472,590	2.5	90.7	1997/2007	54,292	557	$5,300,000	305,105	2.3
Life Storage – 026 Greensboro, NC	3,079,460	2.2	91.6	1985/2008	60,795	535	$4,700,000	280,965	2.1
Life Storage – 361 Hattiesburg, MS	2,880,000	2.1	95.3	1998/NAP	44,154	364	$4,100,000	285,607	2.2
Life Storage – 165 Greensboro, NC	2,522,540	1.8	94.4	1993/2000	56,388	461	$3,850,000	249,523	1.9
Life Storage – 208 Lafayette, LA	2,424,260	1.7	91.3	1980/NAP	56,620	483	$3,700,000	229,563	1.7
Life Storage – 211 Lafayette, LA	2,358,740	1.7	91.8	1977/2005	45,200	392	$3,600,000	182,795	1.4
Life Storage – 021 Columbia, SC	2,200,000	1.6	83.9	1988/NAP	46,668	391	$4,200,000	224,276	1.7

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Property Name, Location	Allocated Cut-off Date Whole Loan Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area	Storage Units	Appraised Value	UW NOI	% of UW NOI
Life Storage – 298 Lafayette, LA	2,096,660	1.5	89.9	2001/2004	37,025	397	$3,200,000	194,575	1.5
Life Storage – 297 Scott, LA	1,500,000	1.1	92.7	1997/NAP	31,600	329	$2,500,000	145,401	1.1
Life Storage – 153 Greensboro, NC	1,277,650	0.9	89.0	1996/2001	32,875	291	$1,950,000	121,998	0.9
Life Storage – 075 Jackson, MS	1,179,370	0.8	87.2	1988/NAP	38,361	304	$1,800,000	122,592	0.9
Life Storage – 152 Greensboro, NC	1,000,000	0.7	91.2	1995/2000	31,748	285	$1,700,000	102,502	0.8
Total	$139,100,000	100.0%	91.3%		2,108,526	17,278	$225,000,000(2)	$13,255,794	100.0%
(1)	Occupancy is based on Storage Units.

(2)

The aggregate appraised value for the Inland Life Storage Portfolio is based on a portfolio appraised value. The sum of the appraised values of the individual properties is $212,100,000, resulting in a Cut-off Date LTV and Maturity Date LTV of 65.6% and 56.5%, respectively.

Environmental. According to Phase I environmental site assessments dated from March 22, 2019 to March 28, 2019, there was no evidence of any recognized environmental conditions at the Inland Life Storage Portfolio Properties.

Historical and Current Occupancy(1)
2015(2)	2016	2017	2018	Current(3)
91.6%	90.4%	90.0%	90.3%	91.3%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	2015 Historical Occupancy excludes the Life Storage – 586 property for which 2015 historical occupancy was not available.

(3)	Current Occupancy is as of June 5, 2019.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$21,891,829	$20,717,492	$21,192,134	$21,369,324	$19,461,586	$1,126	82.5%
Commercial Income(3)	0	0	0	0	115,692	7	0.5
Parking Income(3)	0	0	0	0	275,172	16	1.2
Grossed Up Vacant Space(4)	0	0	0	0	3,742,236	217	15.9
Gross Potential Rent	$21,891,829	$20,717,492	$21,192,134	$21,369,324	$23,594,686	$1,366	100.0%
Total Reimbursements	0	0	0	0	0	0	0.0
Net Rental Income	$21,891,829	$20,717,492	$21,192,134	$21,369,324	$23,594,686	$1,366	100.0%
(Vacancy/Credit Loss)	(2,463,804)	(1,063,695)	(1,529,407)	(1,516,882)	(3,742,236)	(217)	(15.9)
Other Income	1,992,781	1,972,735	1,911,650	2,008,001	2,008,001	116	8.5
Effective Gross Income	$21,420,806	$21,626,532	$21,574,377	$21,860,443	$21,860,451	$1,265	92.6%

Total Expenses(5)	$6,716,224	$6,998,459	$6,879,947	$7,008,221	$8,604,656	$498	39.4%

Net Operating Income	$14,704,582	$14,628,073	$14,694,430	$14,852,222	$13,255,794	$767	60.6%

Total TI/LC, Capex/RR	9,342	79,193	72,587	151,008	210,853	12	1.0

Net Cash Flow	$14,695,240	$14,548,880	$14,621,843	$14,701,214	$13,044,942	$755	59.7%

(1)	TTM reflects the trailing 12-month period ending May 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Commercial Income and Parking Income for historical periods are included in Rents in Place.

(4)	Underwritten Grossed Up Vacant Space includes commercial grossed up vacant space totaling $28,596.

(5)

The increase in Underwritten Total Expenses over the prior historical periods is primarily driven by the underwritten management fee.  Prior to their acquisition, the Inland Life Storage Portfolio Properties were owned and managed by Life Storage and a management fee was not reported.

The Market.  According to the third party market reports, the Mississippi properties are located in the Jackson metro area with average monthly asking rents of $76 and $118 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively. As of the end of the first quarter of 2019, the Jackson metro area had a 14.8% vacancy rate for self-storage properties. According to the third party

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market reports, the Texas properties are located in the Houston and Dallas metro areas. Houston has average monthly asking rents of $89 and $119 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively, while Dallas has average monthly asking rents of $102 and $130 per unit, respectively. As of the end of the first quarter of 2019, the Houston metro area had a 14.9% vacancy rate for self-storage properties and the Dallas metro area had a vacancy rate of 15.6% for self-storage properties. According to a third party market report, the South Carolina properties are located in the Columbia metro area with average monthly asking rents of $86 and $116 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively. As of the end of the first quarter of 2019, the Columbia metro area had a 13.8% vacancy rate for self-storage properties. According to a third party market report, the North Carolina properties are located in the Greensboro/Winston-Salem metro area with average monthly asking rents of $77 and $104 per unit for 10x10 foot non-climate controlled and climate controlled units, respectively. As of the end of the first quarter of 2019, the Greensboro/Winston-Salem metro area had a 16.9% vacancy rate for self-storage properties. The Louisiana properties are located within the Lafayette metro area. The average monthly rents and vacancy rate were unavailable for this metro area.

The Borrower. The borrowing entity for the Inland Life Storage Portfolio Whole Loan is Self-Storage Portfolio VIII DST, a Delaware statutory trust and special purpose entity (the “Inland Life Storage Portfolio Borrower”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Inland Life Storage Portfolio Whole Loan. Upon the occurrence of a Conversion Event (as defined below), the Inland Life Storage Portfolio Borrower must convert from a Delaware statutory trust to a Delaware limited liability company. The Inland Life Storage Portfolio Borrower has master leased the Inland Life Storage Portfolio Properties to a master lessee affiliated with the borrower sponsor. The master lessee is structured to be a single purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the Inland Life Storage Portfolio Mortgage Loan. There is no income underwritten from the master lease as the Inland Life Storage Portfolio was underwritten to the underlying property income. There is one independent director for the signatory trustee. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the Preliminary Prospectus.

A “Conversion Event” will commence upon written notice from the lender that lender has determined that the Inland Life Storage Portfolio Properties are in jeopardy of being foreclosed upon due to a default under the Inland Life Storage Portfolio Whole Loan documents unless the Inland Life Storage Portfolio Borrower, within 10 business days of such notice provides a reasoned opinion of tax counsel that either (a) the Inland Life Storage Portfolio Borrower is able to remedy the default situation without effectuating a conversion or (b) effectuating a conversion would not reasonably be expected to improve the ability of the Inland Life Storage Portfolio Borrower to remedy the default; provided, further, that if the Inland Life Storage Portfolio Borrower has failed to remedy such default to the lender’s satisfaction within 30 days of receipt of the tax counsel opinion, Inland Life Storage Portfolio Borrower will effect a Conversion Event.

The Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor is Inland Private Capital Corporation (“IPCC”). IPCC has sponsored over 231 1031 exchange private placement programs since its inception which have provided more than $4.5 billion in equity and have served over 12,500 investors. Through December 31, 2018, IPCC-sponsored private placements included 621 properties comprised of more than 44,000,000 square feet of gross leasable area, including more than 16,500 residential units. According to the borrower sponsor, as of December 31, 2018, IPCC has $7.3 billion in assets under management. IPCC has had previous foreclosures and is involved in ongoing foreclosures unrelated to the Inland Life Storage Portfolio Properties. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Property Management. The Inland Life Storage Portfolio Properties are managed by Life Storage Solutions, LLC (“Life Storage”). Life Storage is the prior owner of the Inland Life Storage Portfolio Properties and will remain the property manager. Founded in 1985, Life Storage is a national owner and operator of self-storage properties, with over 775 locations in 28 states serving more than 400,000 customers. Similar to the Inland Life Storage Properties, Life Storage manages 217 additional properties for third party entities.

Escrows and Reserves.

Tax Escrows – The Inland Life Storage Portfolio Borrower is required to make monthly payments of 1/12th of the taxes payable during the next 12 months upon (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio on a trailing three-month basis being less than  1.15x based on a 30-year amortization schedule, or (iii) failure to provide the lender with satisfactory evidence that taxes have been paid 10 days prior to when such taxes are due.

Insurance Escrows – The Inland Life Storage Portfolio Borrower is required to make monthly payments of 1/12th of the insurance premiums payable during the next 12 months upon (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio on a trailing three-month basis being less than 1.15x based on a 30-year amortization schedule, or (iii) failure to provide evidence to the lender that the Inland Life Storage Portfolio Properties are insured under a blanket policy.

Replacement Reserves – At origination, the Inland Life Storage Portfolio Borrower deposited $424,056 upfront for monthly replacement reserves. The Inland Life Storage Portfolio Borrower is required to make monthly payments of $35,338 for replacement reserves which may be re-assessed as necessary on an annual basis to the extent that the replacement reserve account does not equal or exceed the replacement reserve cap of $424,056.

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Cash Management. The Inland Life Storage Portfolio Whole Loan is structured with springing cash management. The springing cash management will be established within five business days of the first occurrence of a Cash Sweep Event (as defined below). During the continuance of a Cash Sweep Event, the Inland Life Storage Portfolio Borrower is required to deposit, or cause to be deposited, all rents into the cash management account within two business days of receipt. During a Cash Sweep Event, the Inland Life Storage Portfolio Borrower will deliver tenant direction letters to the commercial tenants at the Inland Life Storage Portfolio Properties directing such tenants to deliver rents payable directly into the cash management account. Additionally, all funds deposited in the cash management account will be disbursed in accordance with the Inland Life Storage Portfolio Whole Loan documents. During the occurrence of a Cash Sweep Event, all excess cash flow will be deposited into an excess cash flow reserve to be held as additional security for the Inland Life Self Storage Portfolio Whole Loan.

A “Cash Sweep Event” means the occurrence of the earlier of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x based on the trailing three-month period. A Cash Sweep Event will expire, with regard to clause (i), upon the cure of such event of default and with respect to clause (ii), upon the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters based upon the trailing three-month period immediately preceding the date of determination.

Subordinate and Mezzanine Debt. None.

Permitted Additional Unsecured Subordinate Indebtedness. Provided no event of default has occurred and is continuing, the Inland Life Storage Portfolio Borrower may obtain unsecured loans from the guarantor provided that the proceeds of such loans are used solely to pay the monthly debt service payment amount, capital expenditures (as approved by the lender), extraordinary expenses, costs of re-tenanting of the Inland Life Storage Portfolio Properties and actual operating expenses as a result of insufficient reserves held by the Inland Life Storage Portfolio Borrower or as a result of insufficient rents being paid. The subordinate debt must at all times be (i) unsecured, (ii) payable only out of excess cash flow, (iii) subordinate in all respects to the Inland Life Storage Portfolio Whole Loan pursuant to a subordination and standstill agreement, which is required to be executed and delivered by the guarantor as a condition to obtaining the subordinate debt, (iv) without a maturity date and (v) evidenced by a promissory note with terms and conditions otherwise acceptable to the lender. The aggregate of all guarantor loans that may be entered into without the lender’s consent is $13,910,000; provided, however, that no more than $500,000 of the proceeds of such loans may be used for the payment of operating expenses and debt service on the Inland Life Storage Portfolio Whole Loan without prior written consent from the lender. Under no circumstances may the subordinate debt be used to make distributions to any beneficial owners of the Inland Life Storage Portfolio Borrower.

Partial Release. After the lockout period, the Inland Life Storage Portfolio Borrower may release an individual property, provided that, among other conditions stated in the Inland Life Storage Portfolio Whole Loan documents: (i) no event of default has occurred and is continuing; (ii) the amount of the Inland Life Storage Portfolio Whole Loan prepaid is greater than or equal to 120% of the allocated loan amount for the related Inland Life Storage Portfolio Property being released; (iii) the debt service coverage ratio for the remaining properties after such release is at least equal to the greater of (a) 1.67x and (b) the debt service coverage ratio for the remaining properties and the property to be released for the preceding 12 months, capped at 1.70x; (iv) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 61.8% and (b) the loan-to-value ratio for the remaining Inland Life Storage Portfolio Properties and the property to be released immediately preceding the release of such property; however, this condition will not apply to the release of any individual property if, after such release, the aggregate allocated loan amounts of all the properties that have been released are less than 20.0% of the total original principal balance of the Inland Life Storage Portfolio Whole Loan; (v) the debt yield for the remaining Inland Life Storage Portfolio Properties after such release is greater than or equal to the greater of (a) 9.3% and (b) the debt yield of the remaining Inland Life Storage Portfolio Properties and the property to be released for the 12 months prior to such release, capped at 9.6%; (vi) the Inland Life Storage Portfolio Borrower receives a rating agency confirmation; and (vii) the Inland Life Storage Portfolio Borrower pays the yield maintenance premium (if such partial release occurs prior to June 1, 2029).

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$36,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$36,000,000	Property Type – Subtype:	Mixed Use - Office/Retail
% of IPB:	3.6%	Net Rentable Area (SF):	248,381
Loan Purpose:	Refinance	Location:	Washington, DC
Borrower:	Jemal’s Uline L.L.C.	Year Built / Renovated:	1945 / 2016, 2017
Borrower Sponsor:	Norman Jemal	Occupancy(3):	92.1%
Interest Rate:	4.04000%	Occupancy Date(3):	7/26/2019
Note Date:	7/29/2019	4th Most Recent NOI(4):	N/A
Maturity Date:	8/6/2029	3rd Most Recent NOI(4):	N/A
Interest-only Period:	120 months	2nd Most Recent NOI(5):	$2,859,908 (12/31/2018)
Original Term:	120 months	Most Recent NOI(5):	$3,598,340 (TTM 5/31/2019)
Original Amortization Term:	None	UW Economic Occupancy(5):	91.9%
Amortization Type:	Interest Only	UW Revenues(5):	$13,322,582
Call Protection:	Grtr1%orYM(27),DeforGrtr1%orYM(87),O(6)	UW Expenses(5):	$4,431,507
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$8,891,075
Additional Debt(2):	Yes	UW NCF(5):	$8,617,856
Additional Debt Balance(2):	$84,000,000	Appraised Value / Per SF(6):	$212,000,000/ $854
Additional Debt Type(2):	Pari Passu	Appraisal Date(6):	7/1/2021

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$483
				Maturity Date Loan / SF:	$483
Taxes:	$1,215,000	$202,500	N/A	Cut-off Date LTV(6):	56.6%
Insurance:	$0	Springing	N/A	Maturity Date LTV(6):	56.6%
Replacement Reserve:	$0	$2,070	$124,191	UW NCF DSCR:	1.75x
Rollover Reserve:	$0	$20,698	$496,762	UW NOI Debt Yield:	7.4%
Other Reserves:	$22,995,169	Springing	N/A

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$120,000,000		99.5%	Payoff Existing Debt	$77,044,385	63.9%
Borrower Sponsor Equity	656,156		0.5	Preferred Equity Payoff	18,441,483	15.3
				Upfront Reserves	24,210,169	20.1
				Closing Costs	960,119	0.8
Total Sources	$120,656,156		100.0%	Total Uses	$120,656,156	100.0%

(1)	The Uline Arena Whole Loan (as defined below) was co-originated by Cantor Commercial Real Estate Lending, L.P. and Natixis Real Estate Capital LLC.
(2)	The Uline Arena Mortgage Loan (as defined below) is part of the Uline Arena Whole Loan, which is comprised of seven pari passu promissory notes with an aggregate original principal balance of $120,000,000. The financial information in the chart above reflects the Cut-off Date balance of the Uline Arena Whole Loan.
(3)	Occupancy includes two recently executed leases for an aggregate of 45,942 square feet for which the related tenants are not yet in occupancy.
(4)	The Uline Arena Borrower Sponsor (as defined below) significantly redeveloped the Uline Arena Property (as defined below) in 2016 and 2017. As a result, 2016 and 2017 NOI are not applicable. For additional information on the renovation, see “The Property” below.
(5)	Underwritten cash flow is based on, with respect to tenants in a gap rent period or free rent period, the contractual rent that would otherwise be due absent such provisions, which amounts were reserved with the lender at origination. The increase from Historical NOI to UW NOI is primarily due to recently executed leases. Please see “Operating Historical and Underwritten Net Cash Flow” and “Escrows and Reserves” below.
(6)	The appraised value used is a “Prospective Value Upon Completion,” which assumes that all tenants with executed leases are in occupancy and paying rent. As of July 26, 2019, the Uline Arena Property was 92.1% leased (which includes approximately 69,910 square feet that were not yet occupied). At origination, the Uline Arena Borrower (as defined below) deposited approximately (i) $1.8 million in a gap rent reserve, which represents the total underwritten rent for the time from the origination of the Uline Arena Whole Loan to the anticipated lease commencement dates and (ii) $7.5 million in a free rent reserve for outstanding free rent for various tenants during the term of the Uline Arena Whole Loan. See “Escrows and Reserves” below. The Cut-off Date LTV and Maturity Date LTV are based on the “Prospective Value Upon Completion.” The Cut-off Date LTV and Maturity Date LTV based on the “as is” value of $194.0 million are 61.9% and 61.9%, respectively.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The Uline Arena mortgage loan is secured by a first lien mortgage on the borrower’s fee interest in two contiguous Class A mixed use office and retail buildings, consisting of 248,381 square feet of rentable space, and an attached four-story parking garage, located at 1140 3rd Street Northeast, Washington, D.C. (the “Uline Arena Property”). The whole loan was co-originated by Cantor Commercial Real Estate Lending, L.P. and Natixis Real Estate Capital LLC and has an outstanding principal balance as of the Cut-off Date of $120.0 million (the “Uline Arena Whole Loan”). The Uline Arena Whole Loan is comprised of seven pari passu notes. The Uline Arena Whole Loan has a 10-year term and is interest-only for the full term of the loan. Note A-6 and Note A-7, with an aggregate outstanding principal balance as of the Cut-off Date of $36.0 million, are being contributed to the BBCMS 2019-C5 securitization trust (the “Uline Arena Mortgage Loan”). Note A-1, with an outstanding principal balance as of the Cut-off Date of $42.0 million, has been contributed to the CD 2019-CD8 securitization trust. Note A-2, Note A-3, Note A-4 and Note A-5, with an aggregate outstanding principal balance as of the Cut-off Date of $42.0 million have been contributed to the CF 2019-CF2 securitization trust. Note A-1 is the controlling note under the related co-lender agreement; however, the holders of Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and Note A-7 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions.

Whole Loan Summary
Note	Original Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A-1	$42,000,000	CD 2019-CD8	Yes	Yes
A-2, A-3, A-4, A-5	42,000,000	CF 2019-CF2	No	No
A-6, A-7	36,000,000	BBCMS 2019-C5	No	No
Total	$120,000,000

The Property. The Uline Arena Property consists of two contiguous buildings totaling 248,381 square feet that contain mixed-use office (181,685 square feet) and retail space (66,696 square feet) and an attached four-story parking garage (167 spaces) located in Northeast Washington, D.C. The first building was originally constructed as an ice plant (the “Ice House Building”) in 1945 and the second building known as the arena (the “Arena Building”) was added in 2016. The Arena Building, which included an ice rink, was built as a venue to host professional sports, political and music events. The Uline Arena Borrower Sponsor acquired the Uline Arena Property in 2003 and had the Uline Arena Property added to the National Registry of Historic Places in 2007. The Arena Building consists of 129,815 square feet of office space (52.3% of NRA and 57.6% of U/W Base Rent) and 54,278 square feet of retail space (21.9% of NRA and 14.8% of U/W Base Rent) and the Ice House Building consists of 51,614 square feet of office space (20.8% of NRA and 22.4% of U/W Base Rent) and 12,674 square feet of retail space (5.1% of NRA and 5.2% of U/W Base Rent).

From May 2015 to March 2017, the Uline Arena Borrower Sponsor invested approximately $102.6 million ($413 per square foot) to perform an extensive redevelopment of the Uline Arena Property, resulting in a total cost basis of approximately $151.1 million. The renovations at the Arena Building consisted of replacing the internal systems, lowering the ground-floor slab five feet by removing the original freezing equipment used for the ice rink and adding three floors of office space above the ground floor retail. At the Ice House Building, the renovation consisted of rebuilding the infrastructure and developing the building into a four-story mixed use office/retail building; only the historic façade was maintained. Additionally, the renovation included the construction of the four-story parking garage that contains 167 parking spaces, resulting in a parking ratio of approximately 0.7 spaces per 1,000 square feet. As a result of the redevelopment, the Uline Arena Property was awarded LEED Gold status and was Energy Star certified.

Recreational Equipment, Inc. (51,159 square feet; 20.6% of NRA; 15.0% of U/W Base Rent) Recreational Equipment, Inc. (“REI”) is an American retail and outdoor recreation services corporation that is currently headquartered in Kent, Washington and sells sporting goods, camping gear, travel equipment, and clothing. REI opened its store at the Uline Arena Property in October 2016, and it is REI’s fifth and largest flagship retail location. REI’s lease expires in February 2032 and includes two five-year renewal options and no termination options. Additionally, REI has subleased 1,052 square feet of its space to La Colombe Holdings, Inc. (“La Colombe”), which operates a coffee shop within REI’s leased space. La Colombe’s sublease expires in January 2027 and includes one five-year extension option. Under the sublease, La Colombe has an option to terminate its sublease if it fails to meet or exceed $600,000 in gross receipts for any calendar year after the fourth sublease year (2020), and REI has a right to terminate the sublease if La Colombe fails to produce its gross receipt report. Notwithstanding the sublease, REI remains liable for its obligations under the primary lease with the Uline Arena Borrower.

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RGN National Business Center (43,680 square feet; 17.6% of NRA; 22.1% of U/W Base Rent) RGN National Business Center (“Regus”) is a multinational corporation that provides serviced offices, virtual offices, meeting rooms, and videoconferencing to clients on a contract basis. Regus was founded in Brussels, Belgium in 1989 and its network includes almost 3,000 business centers in approximately 900 cities and 120 countries. Regus has been an office tenant at the Uline Arena Property since November 2016. In July 2019, Regus executed a six-year lease extension that expires in October 2033 and includes one five-year renewal option and no termination options. The Regus extension lease provides a rent abatement for five months during year one of the lease, two months in year two of the lease and two months in year three of the lease. At origination, the Uline Arena Borrower escrowed with the lender $1,103,342 related to contractually owed leasing commissions and $1,844,607 for the total amount of abated rent.

Pact Inc. (39,137 square feet; 15.8% of NRA; 19.3% of U/W Base Rent) Pact Inc. (“Pact”) is a nonprofit international development organization founded in 1971, that operates in nearly 40 countries. According to Pact, in 2018, 2.5 million people gained access to improved health and social services and more than 1.1 million enjoyed increased net income and savings because of Pact’s work. Pact executed a lease in April 2019 for 37,144 square feet of traditional office space and 1,993 square feet of mezzanine office space, each of which expire in April 2035 and includes one five-year renewal option and no termination options. The Pact space is currently being built out, and Pact is not yet in occupancy or paying rent under the lease. Under the terms of the Pact lease, Pact is required to take occupancy and begin paying rent by May 1, 2020 (absent construction delays caused by the landlord). Until Pact takes occupancy of its space, the tenant is in a gap rent period. For additional information with respect to the gap period and related reserves, see “Gap Rent Reserve” below.  After the tenant takes occupancy, the Pact lease provides a 50% rent abatement and 50% abatement of tenant’s share of increased costs for the first 3.5 years of the lease. At origination, the Uline Arena Borrower escrowed $5,242,165 related to contractually owed TI/LCs and $4,156,468 for the total amount of abated rent. In addition, the use of the mezzanine office space as café/lounge requires government approval. In the event the government does not approve construction of the mezzanine space (or approves construction of only a portion of such space), Pact’s square footage will be reduced under its lease. The Uline Arena Whole Loan was structured with a Pact Mezzanine Space reserve in the amount of $1,000,000, to be released upon such approval. For additional information related to the reserve, see “Pact Mezzanine Space Reserve” below.

Davis Memorial Goodwill (23,968 square feet; 9.6% of NRA; 10.6% of U/W Base Rent) Davis Memorial Goodwill (“Goodwill”) is a nonprofit organization that provides job training, employment placement services, and other community-based programs for people who have barriers preventing them from obtaining a job. Goodwill operates as a network of independent, community-based organizations in South Korea, Venezuela, Brazil, Mexico, Panama, Uruguay, the United States, Canada, and six other countries, with 158 local Goodwill branches in the United States and Canada. Goodwill executed its lease in April 2019, which expires in July 2035, and includes one five-year renewal option and no termination options. Goodwill is in a free rent period through August 2020. At origination, the Uline Arena Borrower escrowed $1,748,029 related to contractually owed TI/LC’s and $1,254,645 in a free rent reserve.

Antunovich Associates Inc. (10,353 square feet; 4.2% of NRA; 4.8% of U/W Base Rent) Antunovich Associates Inc. (“Antunovich Associates”) is an architectural, planning and interior design firm with offices located in Chicago, Illinois, and Washington, D.C. Antunovich Associates, founded in 1990 by Joseph M. Antunovich, employs over 150 design professionals. Antunovich Associates executed its lease in September 2018 and is currently in occupancy. Antunovich Associates’ lease expires in September 2029 and includes two five-year extension options. The lease provides for a right of first offer (“ROFO”) to lease the space directly contiguous to the leased premises and a termination option effective October 31, 2024 if the tenant has not exercised its ROFO, provided that Antunovich Associates provides the Uline Arena Borrower with 12 months’ prior written notice.

Environmental. According to a Phase I environmental assessment dated July 24, 2019, there is no evidence of any recognized environmental conditions, historical recognized environmental conditions, controlled recognized environmental conditions, de minimis conditions, or considerations of other environmental conditions at the Uline Arena Property.

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Historical and Current Occupancy
2016(1)	2017(1)	2018(2)	Current(3)
N/A	N/A	69.7%	92.1%
(1)	The Uline Arena Borrower Sponsor significantly redeveloped the Uline Arena Property in 2016 and 2017. As a result, 2016 and 2017 Occupancies are not applicable.

(2)	2018 Occupancy is provided by the Uline Arena Borrower. 2018 Occupancy is as of December 31.

(3)	Current Occupancy is as of July 26, 2019.

As of July 26, 2019, the Uline Arena Property was 92.1% leased to 17 tenants.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Recreational Equipment, Inc.(2)	NR / NR / NR	51,159	20.6%	$35.00	15.0%	2/29/2032
RGN National Business Center(3)	NR / NR / NR	43,680	17.6	$60.31	22.1	10/31/2033
Pact Inc.(4)	NR / NR / NR	39,137	15.8	$58.78	19.3	4/30/2035
Davis Memorial Goodwill(5)	NR / NR / NR	23,968	9.6	$53.04	10.6	7/31/2035
Antunovich Associates(6)	NR / NR / NR	10,353	4.2	$55.35	4.8	9/30/2029
Subtotal/ Wtd. Avg.		168,297	67.8%	$50.92	71.8%
Remaining Leased		60,482	24.4	$55.78	28.2
Total / Wtd. Avg. Leased		228,779	92.1%	$52.20	100.0%
Vacant		19,602	7.9
Total		248,381	100.0%

(1)	Based on the underwritten rent roll dated as of July 26, 2019.
(2)	REI has the right to “go dark” at any time.
(3)	The recently executed Regus lease extension provides for a full rent abatement for five months in year one of the lease, two months in year two of the lease and two months in year three of the lease. At origination, the Uline Arena Borrower escrowed $1,844,607, which represents the total amount of free rent that would otherwise be due under the Regus lease.
(4)	Pact is not yet in occupancy. Pact executed its lease in April 2019 and is currently building out its space. The tenant is currently in a gap rent period and upon expiration of such period, the tenant will be in a partial rent abatement period. See “Major Tenants—Pact Inc.” above.
(5)	Davis Memorial Goodwill is in a free rent period through August 2020. At origination, the Uline Arena Borrower reserved $1,254,644 in a free rent reserve, which represents the total amount of free rent otherwise due under the terms of its lease.
(6)	Antunovich Associates has a right of first offer to lease additional space at the Uline Arena Property in the event such space becomes available for rent. In addition, Antunovich Associates has a termination option effective October 31, 2024 if the tenant has not exercised its right of first offer, provided the tenant provides the Uline Arena Borrower with 12 months’ prior written notice.

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				Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % Of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	19,602	7.9%	NAP	NAP	19,602	7.9%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	19,602	7.9%	$0	0.0%
2020	0	0	0.0	0	0.0	19,602	7.9%	$0	0.0%
2021	0	0	0.0	0	0.0	19,602	7.9%	$0	0.0%
2022	1	6,734	2.7	336,700	2.8	26,336	10.6%	$336,700	2.8%
2023	1	6,805	2.7	340,250	2.8	33,141	13.3%	$676,950	5.7%
2024	1	7,021	2.8	388,612	3.3	40,162	16.2%	$1,065,562	8.9%
2025	2	5,873	2.4	349,107	2.9	46,035	18.5%	$1,414,670	11.8%
2026	2	8,844	3.6	524,574	4.4	54,879	22.1%	$1,939,244	16.2%
2027	2	7,387	3.0	402,632	3.4	62,266	25.1%	$2,341,876	19.6%
2028	1	5,551	2.2	331,900	2.8	67,817	27.3%	$2,673,777	22.4%
2029	3	22,620	9.1	1,272,961	10.7	90,437	36.4%	$3,946,738	33.0%
2030 & Beyond	4	157,944	63.6	7,996,377	67.0	248,381	100.0%	$11,943,115	100.0%
Total	17	248,381	100.0%	$11,943,115	100.0%

(1)	Based on the underwritten rent roll dated July 26, 2019.

(2)

Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant that are not considered in this lease rollover schedule.

Operating History and Underwritten Net Cash Flow(1)
	2018	TTM(2)	Underwritten	Per Square Foot	%(3)
Gross Potential Rent(4)(5)(6)	$5,442,906	$6,624,243	$13,090,985	$52.71	92.3%
Total Reimbursements	776,843	709,762	1,085,354	4.37	7.7
Net Rental Income	$6,219,749	$7,334,005	$14,176,339	$57.07	100.0%
(Vacancy/Credit Loss)(7)	0	0	(1,147,870)	(4.62)	(8.1)
Other Income(8)	293,447	304,921	294,113	1.18	2.1
Effective Gross Income	$6,513,196	$7,638,927	$13,322,582	$53.64	94.0%
Total Expenses	$3,653,287	$4,040,587	$4,431,507	$17.84	33.3%
Net Operating Income(9)	$2,859,908	$3,598,340	$8,891,075	$35.80	66.7%
Total TI/LC, Capex/RR	0	0	273,219	1.10	2.1
Net Cash Flow	$2,859,908	$3,598,340	$8,617,856	$34.70	64.7%

(1)	The Uline Arena Borrower Sponsor (as defined below) significantly redeveloped the Uline Arena Property in 2016 and 2017. As a result, 2016 and 2017 NOI are not applicable.

(2)	Based on May 31, 2019 trailing twelve months cash flow.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)

Underwritten Gross Potential Rent includes contractual first year rent associated with Pact ($2,300,388) and WHYHOTEL, Inc. ($340,250), which tenants have signed leases but are not yet in occupancy or paying rent. At origination, the Uline Arena Borrower deposited $1,781,999 into a gap rent reserve, which represents the total gap rent for Pact and WHYHOTEL, Inc. Additionally, the increase in Gross Potential Rent from TTM includes $2,075,116 of rent attributed to four new leases at the Uline Arena Property since April 2019.

(5)

The increase in Underwritten Gross Potential Rent from TTM includes $2,075,116 of rent attributed to four new leases (15.4% of NRA) and one lease extension (17.6% of NRA) at the Uline Arena Property since April 2019. Regus (17.6% of NRA) is in occupancy and has scheduled rent abatement periods until September 2022. Davis Memorial Goodwill (9.6% of NRA) is in a free rent period through August 2020. WestEd (2.8% of NRA) is in occupancy and paying rent. Brilliant Collaboration’s LLC. (1.2% of NRA) is in occupancy and is in a free rent period until January 2020. Ande Corporation (1.7% of NRA) is in occupancy and is in a free rent period until December 2019. At origination, the Uline Arena Borrower reserved $3,228,430 in a free rent reserve in connection with these leases.

(6)	Underwritten Gross Potential Rent is based on the underwritten rent roll dated July 26, 2019 and includes rent steps through July 2020 ($199,935).

(7)	Underwritten Vacancy/Credit Loss is based on in-place economic vacancy of 8.1%. As of July 26, 2019, the Uline Arena Property was 92.1% occupied.

(8)	Other Income consists of parking income from the parking garage at the Uline Arena Property.

(9)

Underwritten cash flow is based on, with respect to tenants in a gap rent period or free rent period, the contractual rent that would otherwise be due absent such provisions, which amounts were reserved with the lender at origination. The increase from historical Net Operating Incomes to Underwritten Net Operating Income is primarily due to recently executed leases.

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No. 7 – Uline Arena

The Market. The Uline Arena Property is located in the NoMa neighborhood of Washington, D.C., situated just south of Florida Avenue and southeast of New York Avenue. The Uline Arena Property is bordered by M Street, 2nd Street, L Street and 3rd Street and is located approximately one block from the NoMa-Gallaudet metro station, Washington D.C.’s busiest metro line and less than a mile from Union Station. Since the NoMa-Gallaudet metro station opened in 2004, NoMa has become one of the fastest-growing neighborhoods in Washington, D.C. The immediate area consists of office and commercial uses located along the major thoroughfares that are interspersed with multifamily complexes.

According to the appraisal, the estimated 2018 populations within one-, three- and five-mile radii of the Uline Arena Property were 65,692, 388,927, and 803,286, respectively. The 2018 average household incomes within the same radii were $131,243, $119,377, and $112,802, respectively.

The appraisal concluded that the Uline Arena Property is located within the NoMA submarket, which, as of the first quarter of 2019, consisted of approximately 11.0 million square feet with an overall market office vacancy of 8.5% and an overall retail market vacancy of 12.5%. Additionally, the NoMA submarket has average asking rents of $56.00 per square foot for office space, $30.00 per square foot for anchor retail space and $54.00 per square foot for restaurant retail space.

The appraisal identified six comparable office leases that had adjusted rents ranging from $51.70 to $60.38 per square foot with an average of $56.00 per square foot and concluded a market rent of $56.00 per square foot for the office tenants. The average underwritten base rent per square foot of office tenants at the Uline Arena Property is $57.53 per square foot.

Comparable Office Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
Uline Arena Property	Various(2)	Various(2)	167,733(2)	Various(2)	$57.53(2)
Union Center Plaza	Accenture	Jan-20	14,489	5.5	$51.70
Union Center Plaza	Children’s Defense	Sep-19	22,111	11.0	$53.56
Capitol Plaza I	Vitas Healthcare	Mar-19	9,214	6.6	$58.20
Hancock S-Reit DC 1750	Array Architects	Jan-19	7,891	3.0	$60.38
National Guard Memorial	Amtrak	Aug-18	9,436	10.0	$57.23
1111 19th Street, NW	Mercy Corps	Jan-18	4,381	7.4	$54.92
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019.

The appraisal identified three comparable retail anchor leases that had adjusted rents ranging from $27.00 to $31.20 per square foot with an average of $29.61 per square foot and concluded a market rent of $30.00 per square foot for the retail anchor tenants. The average underwritten base rent per square foot of retail anchor tenants at the Uline Arena Property is $35.00 per square foot.

Comparable Retail Anchor Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
Uline Arena Property	REI(2)	Oct-16(2)	51,159(2)	15.4(2)	$35.00(2)
Square 4037-Lot 0804	Target Corporation	Nov-19	67,592	10.0	$30.63
Shops at Georgetown Park	TJ Maxx	Sep-18	47,566	5.0	$27.00
Riverdale Park Station	Whole Foods	Apr-17	35,633	20.0	$31.20
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019.

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No. 7 – Uline Arena

The appraisal identified five comparable retail restaurant leases that had adjusted rents ranging from $46.80 to $62.76 per square feet with an average of $54.31 per square feet and concluded a market rent of $54.00 per square feet for the retail restaurant tenants. The average underwritten base rent per square foot of retail restaurant tenants at the Uline Arena Property is $50.79 per square feet.

Comparable Retail Restaurant Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
Uline Arena Property	Various(2)	Various(2)	9,887(2)	10.5(2)	$50.79(2)
Dupont Circle Retail	The Public Group	Jan-19	4,242	10.0	$60.20
Spring Valley Village	Pizzeria Paradiso	Feb-19	3,630	10.0	$46.80
Dupont Circle Retail	Chick-Fil-A	Jan-19	5,298	15.0	$62.76
Tenley Mall Building	Sribone LLC	Jan-19	3,670	10.5	$55.00
Spring Valley Village	Compass Coffee	Dec-18	2,878	10.0	$46.80
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019.

The Borrower. The borrower, Jemal’s Uline L.L.C. (the “Uline Arena Borrower”), is a single-purpose Delaware limited liability company with two independent directors.

The Borrower Sponsor. The non-recourse carveout guarantor and borrower sponsor is Norman Jemal (the “Uline Arena Borrower Sponsor”), a principal and senior vice president of Douglas Development Corporation. Douglas Development Corporation employs approximately 100 people and has a current portfolio in excess of 10.0 million leasable square feet and more than 5.0 million developable square feet, primarily in the Washington, D.C. area. Douglas Development Corporation is headquartered in Washington, D.C. and owns property in Washington, D.C., New York, New Jersey, and Pennsylvania.

In addition to the non-recourse carveout guaranty, the Uline Arena Borrower Sponsor provided a guaranty related to gap rent for Pact and a completion guaranty of the Pact space, pursuant to a guaranty of recourse obligations. See “Gap Rent Reserve“ and “Landlord Improvement Reserve” below.

Property Management. The Uline Arena Property is managed by LPC Commercial Services, Inc. Douglas Development Corporation, a borrower-sponsor affiliate, is the asset manager, and One Parking LLC, per Parking Management Agreement, is the parking facility manager.

Escrows and Reserves.

Tax Escrow - At loan origination, the Uline Arena Borrower deposited $1,215,000 into a real estate tax reserve account. The Uline Arena Borrower is required to deposit into the real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, which is currently estimated to be $202,500.

Insurance Escrow - The Uline Arena Borrower is required to deposit into the insurance reserve account on a monthly basis, 1/12 of the annual insurance premiums; provided that this requirement is waived at any time there is (i) no event of default under the Uline Arena Whole Loan documents and (ii) an acceptable blanket insurance policy is in place.

Rollover Reserve - The Uline Arena Borrower is required to make monthly deposits of $20,698 into a rollover reserve account, subject to a cap of $496,762. The cap will be suspended if (i) occupancy at the Uline Arena Property falls below 80.0%, (ii) the debt service coverage ratio for the Uline Arena Whole Loan falls below 1.15x, or (iii) any Uline Arena Cash Trap Period (as defined below) occurs.

Replacement Reserve - The Uline Arena Borrower is required to make monthly deposits of $2,070 into a replacement reserve account, subject to a cap of $124,191.

Gap Rent Reserve - At origination, the Uline Arena Borrower deposited $1,781,999 into various upfront gap rent reserves, consisting of (a) $1,590,300, which represents the total underwritten rent for Pact ($1,533,592) and WHYHOTEL, Inc. ($56,708) for the period until the anticipated rent commencement dates for Pact (May 1, 2020) and WHYHOTEL, Inc. (November 1, 2019) and (b) $191,699, which represents the one month of Pact’s unabated contractual rent. In the event that the landlord fails to complete work as described under Pact’s lease pursuant to the deadlines set forth in the Pact lease,

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No. 7 – Uline Arena

the Uline Arena Borrower is required to make monthly deposits of $191,699 into the gap rent reserve account until such a time as the Uline Arena Borrower has provided evidence to the lender that it has completed such work.  The monthly escrow payments described above have been guaranteed by the Uline Arena Borrower Sponsor pursuant to a gap rent guaranty.

Free Rent Reserve - At origination, the Uline Arena Borrower deposited $7,543,239 into a free rent reserve ($4,156,468 for Pact, $1,844,604 for Regus, $1,254,644 for Goodwill, $46,589 for Antunovich Associates, $86,497 for WHYHOTEL, Inc. and $154,437 for remaining tenants).

Outstanding TI/LC Reserve - At origination, the Uline Arena Borrower deposited $8,229,748 into an outstanding TI/LC reserve account, which represents the contractual tenant improvements and leasing commissions owed to tenants in connection with recent leasing at the Uline Arena Property.

Landlord Improvement Reserve - At origination, the Uline Arena Borrower deposited $640,183 into a landlord improvement reserve account, which represents the estimated cost of the Uline Arena Borrower’s contractual obligation to complete the post-delivery work on the Pact space and the buildout of the WHYHOTELS, Inc. space. With respect to completion of the Pact space, the Uline Arena Borrower Sponsor has provided a completion guaranty.

Pact Mezzanine Space Reserve - At origination, the Uline Arena Borrower deposited $1,000,000 into a Pact mezzanine space reserve account. The funds in the reserve will be released to the Uline Arena Borrower upon Pact obtaining government approval for the use of 100% of the 1,993 square feet mezzanine space or a portion of such space as follows: if Pact obtains approval for use of more than 50% but less than 100% of the space, Pact’s rent related to the mezzanine space will be reduced accordingly, on a prorated basis, and amounts in mezzanine space reserve account will be released to the Uline Arena Borrower in an amount equal to the percentage of the Pact mezzanine space for which Pact has received government approval and any remaining amounts will remain in the reserve account as additional collateral for the Uline Arena Whole Loan. However, the Uline Arena Borrower may obtain any remaining amounts in the reserve if it leases other currently vacant space at the Uline Arena Property at a contractual rent equal to or greater than the rent attributed to the mezzanine space in the Pact lease, provided that any such lease is reasonably acceptable to the lender.

Occupancy Reserve - At origination, the Uline Arena Borrower deposited $3,800,000 into an occupancy reserve account, which amount will be released to the Uline Arena Borrower upon the debt yield of the Uline Arena Property being at least 7.2% (without including the free rent reserve amounts and gap rent reserve amounts attributed to WHYHOTEL, Inc. in the calculation).

Lockbox / Cash Management. The Uline Arena Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and during the continuance of a Uline Arena Cash Trap Period. The Uline Arena Borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. During the continuance of a Uline Arena Cash Trap Period, all funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each due date in accordance with the loan documents. If no Uline Arena Cash Trap Period is in effect, all excess cash flow is required to be returned to the Uline Arena Borrower. During a Uline Arena Cash Trap Period, all excess cash is required to be retained by the lender and held as additional security for the Uline Arena Whole Loan (or otherwise applied at the lender’s discretion).

A “Uline Arena Cash Trap Period” will commence upon the occurrence of (i) an event of default, (ii) the failure of the Uline Arena Borrower to maintain a debt service coverage ratio (as calculated pursuant to the loan documents) of 1.15x for two consecutive calendar quarters, or (iii) the commencement of a Uline Arena Major Tenant Cash Trap Period (as defined below).

A Uline Arena Cash Trap Period will terminate upon (i) the Uline Arena Whole Loan and all other obligations under the Uline Arena Whole Loan being repaid in full, or (ii) with respect to clause (i) of the definition of Uline Arena Cash Trap Period above, the event of default giving rise to such Uline Arena Cash Trap Period having been cured (and no other Uline Arena Cash Trap Period is then continuing), or (iii) with respect to clause (ii) of the definition of Uline Arena Cash Trap Period above, for a period of two consecutive calendar quarters subsequent to the commencement of the Uline Arena Cash Trap Period, the debt service coverage ratio being equal to or greater than 1.15x  (and no other Uline Arena Cash Trap Period is then continuing), or (iv) with respect to clause (iii) of the definition of Uline Arena Cash Trap Period above, such Uline Arena Major Tenant Cash Trap Period having terminated  (and no other Uline Arena Cash Trap Period is then continuing).

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A “Uline Arena Major Tenant Cash Trap Period” will commence on the date (i) upon which a Uline Arena Major Tenant (as defined below) discontinues its business at its premises (or any material portion thereof), vacates its premises or gives written notice that it intends to discontinue its business at its premises (or any material portion thereof) or to vacate its premises (or any material portion thereof) (and will continue with respect to clause (i) until such time that the related Uline Arena Major Tenant resumes operations for three consecutive months), (ii) that is twelve months prior to the expiration of a Uline Arena Major Lease (as defined below), whether such Uline Arena Major Lease is in its initial term or an extension term, (iii) that any Uline Arena Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or that the Uline Arena Borrower or property manager receives notice from a Uline Arena Major Tenant of its intent to surrender, cancel, or terminate the applicable Uline Arena Major Lease (or any material portion thereof) (and will continue with respect to clauses (ii) and (iii) until such Uline Arena Major Tenant has renewed or extended its Uline Arena Major Lease, pursuant to terms acceptable to the lender for a term of not less than five years), (iv) upon which a Uline Arena Major Tenant is in monetary or material non-monetary default beyond any applicable notice and cure periods under any Uline Arena Major Lease (and will continue with respect to clause (iv) until such time that the default has been cured and no other monetary or material non-monetary default occurs under the Uline Arena Major Lease for a period of three consecutive months following such cure), or (v) upon which a Uline Arena Major Tenant (or its parent company or its guarantor) becomes a debtor in any bankruptcy or insolvency proceeding (and will continue with respect to clause (v) until the earlier to occur of the date on which (a) the related Uline Arena Major Tenant Lease is assumed by a third party, (b) such Uline Arena Major Tenant ceases to be a debtor in such proceeding (and the related Uline Arena Major Lease has not been rejected), or (c) such Uline Arena Major Lease is affirmed in the proceeding; provided, however, that if at a later date such Uline Arena Major Lease is rejected in the proceeding, such rejection will trigger a Uline Arena Major Tenant Cash Trap Period. Notwithstanding the foregoing, any Uline Arena Major Tenant Cash Trap Period will terminate at such time that the Uline Arena Borrower has entered into one or more new leases pursuant to terms acceptable to lender (including, among other requirements, that (i) the tenant is reasonably acceptable to lender and (ii) the new lease has a term of not less than five years and (x) in the event the lease demises the entire Uline Arena Major Tenant space, the new lease has an aggregate net effective annual rental amount acceptable to the lender or (y) in the event the lease demises a portion of Uline Arena Major Tenant space, the new lease has an aggregate net effective annual rental amount that is equal to or greater than the net effective annual rental amount under the Uline Arena Major Lease for the applicable Uline Arena Major Tenant).

A “Uline Arena Major Lease” means any lease which, either individually or when taken together with any other lease(s) with the same tenant or its affiliates (i) contains square footage equal to or exceeding 15% of the Uline Arena Property’s net rentable area or (ii) requires base rent in an amount equal to or exceeding 15% of the gross income from operations.

A “Uline Arena Major Tenant” means any tenant under a Uline Arena Major Lease.

Subordinate and Mezzanine Debt. There is no current mezzanine or subordinate debt for the Uline Arena Whole Loan. The Uline Arena Whole Loan documents permit mezzanine debt (a “Mezzanine Financing”) from an acceptable mezzanine lender, secured by a pledge of 100% of the equity interest held by the mezzanine borrower in the Uline Arena Borrower, provided the following conditions, among others, are met: (i) the aggregate loan-to-value ratio (based on the Uline Arena Whole Loan and the Mezzanine Financing) does not exceed 57.7%, (ii) the debt service coverage ratio (calculated using debt service payments due under the Uline Arena Whole Loan and the Mezzanine Financing) is not less than 1.75x, (iii) the actual combined debt yield (based on the Uline Arena Whole Loan and the Mezzanine Financing) is not less than 7.18%, (iv) the Uline Arena Whole Loan and the Mezzanine Financing are coterminous, (v) the mezzanine lender executes an intercreditor agreement acceptable to the lender, and (vi) the terms and documentation of the Mezzanine Financing are acceptable to the lender.

Partial Release. Not permitted.

Ground Lease. None.

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No. 8 – 10000 Santa Monica Boulevard

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No. 8 – 10000 Santa Monica Boulevard

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No. 8 – 10000 Santa Monica Boulevard

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,000,000	Property Type – Subtype:	Multifamily – High Rise
% of IPB:	3.5%	Net Rentable Area (Units):	281
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	SM 10000 Property, LLC	Year Built / Renovated:	2016 / N/A
Borrower Sponsor(2):	Crescent Heights	Occupancy:	89.0%
Interest Rate:	4.15000%	Occupancy Date:	4/9/2019
Note Date:	4/12/2019	4th Most Recent NOI (As of)(3):	NAV
Maturity Date:	5/6/2029	3rd Most Recent NOI (As of)(3):	$2,562,152 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	$19,472,435 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(3):	$20,208,605 (TTM 1/31/2019)
Original Amortization Term:	None	UW Economic Occupancy:	86.9%
Amortization Type:	Interest Only	UW Revenues:	$41,869,092
Call Protection:	L(30),Def(86),O(4)	UW Expenses:	$20,152,705
Lockbox / Cash Management:	Soft / In Place	UW NOI(3):	$21,716,388
Additional Debt(1):	Yes	UW NCF:	$21,660,188
Additional Debt Balance(1):	$185,000,000; $130,000,000	Appraised Value / Per Unit:	$553,000,000 / $1,967,972
Additional Debt Type(1):	Pari Passu; Subordinate Note	Appraisal Date:	3/25/2019

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		A Notes	Whole Loan
				Cut-off Date Loan / Unit:	$782,918	$1,245,552
Taxes:	$890,641	$222,660	N/A	Maturity Date Loan / Unit:	$782,918	$1,245,552
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	39.8%	63.3%
Replacement Reserve:	$0	$6,814	$250,000	Maturity Date LTV:	39.8%	63.3%
				UW NCF DSCR:	2.34x	1.47x
				UW NOI Debt Yield:	9.9%	6.2%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
A-Notes(1)	$220,000,000		62.9%	Payoff Existing Debt	$339,715,633	97.1%
A-B Note(1)	130,000,000		37.1	Return of Equity	7,654,907	2.2
				Closing Costs	1,738,818	0.5
				Upfront Reserve	890,641	0.3
Total Sources	$350,000,000		100.0%	Total Uses	$350,000,000	100.0%
(1)	The 10000 Santa Monica Boulevard Mortgage Loan (as defined below) is part of a whole loan, which is comprised of eight senior pari passu promissory notes with an aggregate original principal balance of $220,000,000 (the “A Notes”), and one subordinate note with an original principal balance of $130,000,000 (the “A-B Note”).

(2)	For a more detailed description, please refer to “The Borrower Sponsor” below.

(3)	Historical financials are not available as the construction of the 10000 Santa Monica Boulevard Property was completed in 2016. UW NOI is higher than the historical NOIs due to an increase in occupancy from 14.5% in January 2017 to 89.0% as of April 9, 2019 as a result of construction being completed in 2016.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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No. 8 – 10000 Santa Monica Boulevard

The Loan. The 10000 Santa Monica Boulevard mortgage loan (the “10000 Santa Monica Boulevard Mortgage Loan”) is secured by a first lien mortgage on the 10000 Santa Monica Boulevard Borrower’s (as defined below) fee interest in a 281-unit, Class A high-rise residential tower located at 10000 Santa Monica Boulevard in Los Angeles, California (the “10000 Santa Monica Boulevard Property”). The whole loan was originated by Natixis Real Estate Capital LLC and has an outstanding principal balance as of the Cut-off Date of $350,000,000 (the “10000 Santa Monica Boulevard Whole Loan”). The 10000 Santa Monica Boulevard Whole Loan is comprised of eight senior pari passu notes and one subordinate companion A-B Note. The A-B Note is subordinate to the A Notes. The 10000 Santa Monica Boulevard Whole Loan has a 10-year term and is interest-only for the full term of the loan. Note A-2, with an outstanding principal balance as of the Cut-off Date of $35,000,000, is being contributed to the BBCMS 2019-C5 securitization trust. Note A-1 and the A-B Note, with an aggregate outstanding principal balance as of the Cut-off Date of $230,000,000, have been contributed to the NCMS 2019-10K securitization trust. Note A-3, Note A-4 and Note A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, have been contributed to the BMARK 2019-B12 securitization trust. Note A-7, with an outstanding principal balance as of the Cut-off Date of $10,000,000, has been contributed to the BBCMS 2019-C4 securitization trust. Note A-5 and Note A-8, with an aggregate outstanding principal balance as of the Cut-off Date of $25,000,000, have been contributed to the UBS 2019-C17 securitization trust. The A-B Note is the controlling note under the related co-lender agreement and its control rights will be exercised by the directing holder of the NCMS 2019-10K securitization. After the occurrence of an A-B Note control appraisal period, the holder of the Note A-1 will be the controlling noteholder; however, the holders of Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—10000 Santa Monica Boulevard” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A-1	$100,000,000	NCMS 2019-10K	Yes	No
A-2	35,000,000	BBCMS 2019-C5	No	No
A-3, A-4, A-6	50,000,000	BMARK 2019-B12	No	No
A-5, A8	25,000,000	UBS 2019-C17	No	No
A-7	10,000,000	BBCMS 2019-C4	No	No
A-B	130,000,000	NCMS 2019-10K	No	Yes
Total	$350,000,000

The Property. The 10000 Santa Monica Boulevard Property is a newly-constructed, 40-story, 281-unit multifamily tower located at 10000 Santa Monica Boulevard in Los Angeles, California. Built in 2016 by Crescent Heights and designed by Handel Architects with interior amenity spaces by Shamir Shah Design, 10000 Santa Monica Boulevard Property is an all-glass structure composed of four quadrants crowned with an angled roof, maximizing the 10000 Santa Monica Boulevard Property’s views of the Pacific Ocean, downtown Los Angeles and the Hollywood Hills and giving it a distinctive appearance in the Los Angeles skyline. The 10000 Santa Monica Boulevard Property has won numerous awards, including the Los Angeles Architectural Award of Excellence (2017) from the Los Angeles Business Council and the Los Angeles Business Journal’s 2017 Gold Award, Best Multifamily Project. According to the appraiser, 10000 Santa Monica Boulevard Property is considered overall superior to the rental comparable properties in the neighborhood. Direct competition to the 10000 Santa Monica Boulevard Property is limited in the neighborhood due to substantial increases in land values. The 10000 Santa Monica Boulevard Borrower acquired the land in 2011 for $59.0 million and subsequently developed the 10000 Santa Monica Boulevard Property, overseeing its construction, lease-up and management. The appraiser concluded a land value of $178.5 million as of March 25, 2019, reflecting a 202.5% increase. Development costs, inclusive of soft costs, were approximately $305.3 million, resulting in a total cost basis of approximately $364.3 million (approximately $1.3 million per unit).

The 10000 Santa Monica Boulevard Property features over 75,000 square feet of indoor and outdoor amenity spaces. Outdoor amenities include a private one-acre park, an outdoor heated pool with cabanas and poolside chaise lounges, an outdoor chef’s kitchen with large Viking grills, a fire pit, a lighted tennis court, an outdoor theatre, and a 2,000 square foot dog run. Indoor amenities include a resident lounge with full-service bar, an indoor 75-foot salt-water lap pool with towel service and pool runners, exercise rooms with industry-leading personal trainers, spa treatment facilities, a rooftop terrace (for penthouse suites only), two fully-equipped conference rooms, and a private screening room. Culture and entertainment

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amenities include a curated art collection on all amenity floors, including a commissioned art installation in the main lobby by Jacob Hashimoto, works by noted Los Angeles photographer Jeffrey Milstein and a collection of post-modern and contemporary works by Aaron Wexler, Adam Katseff and Suzan Etkins. The 10000 Santa Monica Boulevard Property includes a resident lounge inspired by the former Jimmy’s restaurant, with a full-service bar, separate private dining room and catering kitchen, a private screening room featuring sophisticated projection equipment, a four-screen video wall, a game room with gaming console and Ultra HD television with Apple TV, and a kid’s studio.

The 10000 Santa Monica Boulevard Property features personalized services provided by professionally trained house staff. Technology services include CHARLEY, a robot butler available to deliver mini-bar items directly to each residence, and a proprietary mobile phone application for various functionalities, such as guest access, package notifications, community updates, rent payment, maintenance requests and amenity and service reservations. The house staff includes a 24-hour white glove doorman, a concierge, a valet service, an on-call personal chauffer, personal attendants, a porter and a butler. In-house services include complimentary daily continental breakfast and cafe with full beverage menu in the lounge, a collection of luxury house cars to chauffeur residents to local destinations upon request, on-site Botox treatments, a laundry and dry cleaning service, private wait staff, personal shopping, housekeeping, a childcare service, car wash services, interior design consultants and a package delivery service.

The 10000 Santa Monica Boulevard Property received LEED Gold certification from the U.S. Green Building Council, the neighborhood’s first multifamily high-rise to achieve this certification. The 10000 Santa Monica Boulevard Property was made of materials with a combined recycled content of over 20%. Its irrigation system, rain harvesting tanks and native flora allow the 10000 Santa Monica Boulevard Property to use 50% less water than comparable buildings.

The following table presents detailed information with respect to the unit mix of the 10000 Santa Monica Boulevard Property:

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average SF	Avg. Monthly Rent
1 Bedroom / 1.5 Bath	6	2.1%	6	100.0%	1,126	$9,000
2 Bedroom / 2.5 Bath(2)	241	85.8%	217	90.0%	1,599	$11,514
2 Bedroom / 2.5 Bath (Penthouse Level)	17	6.0%	15	88.2%	2,090	$24,309
3 Bedroom / 3.5 Bath	5	1.8%	2	40.0%	1,982	$21,000
3 Bedroom / 2.5 Bath (Penthouse Level)	8	2.8%	7	87.5%	2,072	$24,676
4 Bedroom / 4.5 Bath	2	0.7%	2	100.0%	3,227	$31,750
Penthouse (Furnished)	2	0.7%	1	50.0%	3,755	$57,750
Collateral Total	281	100.0%	250	89.0%	1,666	$13,013

(1)	Based on the underwritten rent roll dated April 9, 2019.

(2)	Four of the 2 Bedroom / 2.5 Bath units are non-revenue units, including two model units and two guest suites. The non-revenue units are underwritten as vacant.

Environmental. According to the Phase I environmental assessment dated March 27, 2019, there is no evidence of any recognized or historical recognized environmental conditions at the 10000 Santa Monica Boulevard Property.

The Market. The 10000 Santa Monica Boulevard Property is located at the intersection of the Beverly Hills and Century City neighborhoods of Los Angeles, on the corner of Santa Monica Boulevard and Moreno Drive. Santa Monica Boulevard is one of the most trafficked east-west arterials through Los Angeles. Nearby land is predominantly used for major high-rise office buildings, with law firms, talent agencies and financial institutions making up the bulk of the tenancy. The 10000 Santa Monica Boulevard Property is within walking distance of some of the city’s major employers, including O’Melveny & Myers LLP, Creative Artists Agency, Morgan Stanley & Co. LLC, Sidley Austin LLP, Wells Fargo Advisors, McKinsey & Company, Bain & Company, Inc., UBS Investment Bank, Bloomberg and Natixis. With the presence of Cedars-Sinai Medical Center, the medical field, especially cosmetic surgery, is an important local employer and user of office space. The 10000 Santa Monica Boulevard Property is also in close proximity to many retail (including Rodeo Drive and Westfield Century City Mall), restaurant and entertainment options, including the Los Angeles Country Club, located across the street from the 10000 Santa Monica Boulevard Property. According to a third-party market research report, the 2019 estimated population within a one-, three-, and five-mile radius of the 10000 Santa Monica Boulevard Property is 24,127, 272,011 and 672,154, respectively, and is expected to grow 0.6%, 0.5%, and 0.5% annually over the next five years. Based on a third-party research report, the City of Los Angeles ranks seventh in the world on a list of cities with the most millionaires. The current average household income within a one-, three-, and five-mile radius of the Property is $188,587, $137,993 and $129,858,

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respectively, which are above the Los Angeles County average of $101,101, and the national average of $84,609. The 2019 estimated median owner-occupied housing values within a one-, three-, and five-mile radius of the Property are $1,942,638, $1,307,704 and $1,211,495, respectively. According to a third-party market research report, the Los Angeles metropolitan statistical area has one of the highest rates of renter households of any U.S. metropolitan area, with approximately half of all households renting their homes. The 10000 Santa Monica Boulevard Property is located in the Beverly Hills/Century City/UCLA multifamily submarket, which has a current vacancy rate of 3.7% and has historically ranged from 3.7% to 5.5% vacancy since 2007, with an average of 4.8%.

Submarket Statistics(1)
Time	Inventory	Absorption	Vacancy	Market Rent	Effective Rent	Deliveries	Under Construction
2007	36,130	-249	4.4%	$2,590	$2,577	6	690
2008	36,578	278	4.8%	$2,636	$2,619	552	280
2009	36,675	-156	5.5%	$2,388	$2,374	97	209
2010	36,800	237	5.2%	$2,364	$2,347	137	244
2011	36,852	177	4.9%	$2,390	$2,376	160	162
2012	36,848	-212	5.4%	$2,442	$2,430	84	172
2013	36,874	72	5.4%	$2,507	$2,489	78	208
2014	37,029	311	5.0%	$2,574	$2,561	172	479
2015	37,108	148	4.8%	$2,697	$2,676	164	664
2016	37,484	182	5.2%	$2,791	$2,750	436	531
2017	37,626	560	4.1%	$2,883	$2,855	228	1,338
2018	37,802	315	3.7%	$2,932	$2,914	222	1,688
2019 Projection	38,063	75	4.2%	$3,000	$2,981	281	N/A
(1)	Source: Third-party market research report.

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$44,835,286	$44,090,052	$44,185,296	$39,038,268	$138,926	81.0%
Vacant Income	0	0	0	5,520,000	19,644	11.5
Gross Potential Rent	$44,835,286	$44,090,052	$44,185,296	$44,558,268	$158,570	92.4%
Total Reimbursements	105,520	327,409	318,331	318,331	1,133	0.7
Other Income	1,312,248	3,245,302	3,325,807	3,325,807	11,836	6.9
Total Gross Potential Income	$46,253,054	$47,662,763	$47,829,434	$48,202,406	$171,539	100.0%
(Vacancy/Credit Loss)	(28,006,280)	(8,284,550)	(7,622,593)	(6,333,314)	(22,538)	(13.1)
Effective Gross Income	$18,246,774	$39,378,213	$40,206,841	$41,869,092	$149,000	86.9%

Total Expenses	$15,684,622	$19,905,778	$19,998,236	$20,152,705	$71,718	48.1%

Net Operating Income(3)	$2,562,152	$19,472,435	$20,208,605	$21,716,388	$77,283	51.9%

Total TI/LC, Capex/RR	0	0	0	56,200	200	0.1

Net Cash Flow	$2,562,152	$19,472,435	$20,208,605	$21,660,188	$77,083	51.7%
(1)	TTM reflects the trailing 12 month period ending January 31, 2019.

(2)	% column represents percent of Total Gross Potential Income for all revenue lines and vacancy and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Net Operating Income is higher than the historical Net Operating Incomes due to an increase in occupancy from 14.5% in January 2017 to 89.0% as of April 9, 2019 as a result of construction being completed in 2016.

The Borrower. The borrower for the 10000 Santa Monica Boulevard Whole Loan is SM 10000 Property, LLC (the “10000 Santa Monica Boulevard Borrower”), a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the 10000 Santa Monica Boulevard Borrower delivered a non-consolidation opinion in connection with the origination of the 10000 Santa Monica Boulevard Whole Loan. The guarantors of the 10000 Santa Monica

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Boulevard Whole Loan are Sonny Kahn, solely in his capacity as trustee of the SK Business Trust, Russell Galbut, solely in his capacity as trustee of the RF Business Trust and Bruce A. Menin, solely in his capacity as trustee of the Menin 1998 Business Trust (each a “10000 Santa Monica Boulevard Guarantor” and, collectively, the “10000 Santa Monica Boulevard Guarantors”). Any liability of the 10000 Santa Monica Boulevard Guarantors will be satisfied solely out of the assets of the business trusts and the lender will have no recourse to any assets personally owned by the individual trustees. However, as the 10000 Santa Monica Boulevard Guarantors are revocable trusts, upon the revocation of any trust, the related individual trustee, under certain circumstances, will have personal liability for the guaranty of the 10000 Santa Monica Boulevard Whole Loan (not to exceed the sum of the assets of the trust estate received by such individual trustee plus any assets to which such individual trustee would have been entitled but for such revocation), and the guaranty will be enforceable against the individual trustee.

Crescent Heights’ notable multifamily projects include: NEMA San Francisco, which secures a loan that is also an asset of the BBCMS 2019-C5 securitization trust; the Hanley, New York (a 20-story building situated in the Upper East Side submarket of Manhattan); NEMA Chicago (a 76-story building located directly across the street from historic Grant Park) and NEMA Boston (a 21-story building located within Boston’s Seaport neighborhood). Crescent Heights’ other California projects include: Jasper, a 320-unit Class A rental in Rincon Hill (1.8 miles northeast; received “Best New Development Award” by the San Francisco Apartment Association in 2015); 524 Howard (currently under construction; 1.7 miles northeast; 350 units); 325 Fremont (1.8 miles northeast; 118 units); Metropolitan (1.8 miles northeast; 342 condo residences) and 10 South Van Ness (proposed; 0.2 miles southwest; 984 rental units).

Crescent Heights has been recognized with numerous industry awards, including National Association of Home Builder’s Freddie Mac Multifamily Firm of the Year award (2006), Best Multifamily Project of the Year (2017) from the Los Angeles Business Journal, Best of the City (2017) from Angeleno Magazine, Build America Award (2015) from AGC of America, and Best Real Estate Deal of the Year (2014) from the San Francisco Business Times, among others.

The Borrower Sponsor. The borrower sponsor is Crescent Heights. The individual trustees of the business trusts (the “10000 Santa Monica Boulevard Guarantors”) are the three founders and managing principals of Crescent Heights, Bruce A. Menin, Russell W. Galbut, and Sonny Kahn (in their individual capacities, collectively, the “Individual Trustees”), who collectively have over 90 years of industry experience. As of September 30, 2018, the 10000 Santa Monica Boulevard Guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively. Generally, any liability of the 10000 Santa Monica Boulevard Guarantors will be satisfied solely out of the assets of the business trusts and the lender will have no recourse to any assets personally owned by the Individual Trustees. However, as the 10000 Santa Monica Boulevard Guarantors are revocable trusts, upon the revocation of any trust, the related Individual Trustee, under certain circumstances, will have personal liability for the guaranty of the 10000 Santa Monica Boulevard Whole Loan (not to exceed the sum of the assets of the trust estate received by such Individual Trustee plus any assets to which such Individual Trustee would have been entitled but for such revocation), and the guaranty of the 10000 Santa Monica Boulevard Whole Loan will be enforceable against such Individual Trustee. The 10000 Santa Monica Boulevard Guarantors have approximately $73.2 million of contingent liabilities in various investments, including the bad boy carve-outs on the current debt outstanding on the 10000 Santa Monica Boulevard Property.

Property Management. The 10000 Santa Monica Boulevard Property is managed by CH Management Services, LLC (the “10000 Santa Monica Boulevard Manager”), a borrower sponsor-affiliated management company. The management agreement between the 10000 Santa Monica Boulevard Borrower and 10000 Santa Monica Boulevard Manager, dated January 16, 2019, specifies a management fee of 3.0% of gross revenues from the 10000 Santa Monica Boulevard Property. The management agreement continues until terminated, with no less than ten days prior notice by either the 10000 Santa Monica Boulevard Borrower or 10000 Santa Monica Boulevard Manager in its sole and absolute discretion. The parking garage is also managed by a borrower sponsor-affiliate, CH Parking, LLC, who, per the parking management agreement, receives a management fee of $2,500 per month.

Club Lease. The amenity space at the 10000 Santa Monica Boulevard Property is operated by an affiliate of the 10000 Santa Monica Boulevard Borrower, pursuant to a lease between the 10000 Santa Monica Boulevard Borrower and such affiliate (the “Club Lease”). The initial term of the Club Lease expires on December 31, 2019, and automatically renews on a year-to-year basis unless either party elects not to renew. The operating lessee holds the liquor license for the 10000 Santa Monica Boulevard Property. The 10000 Santa Monica Boulevard Borrower has assigned its rights under the Club Lease to the lender, and the operating lessee has subordinated its rights arising from the Club Lease to the lender’s security

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interest under the loan documents. Upon foreclosure, the lender can terminate the Club Lease and the operating lessee has agreed to attorn to the lender (or other purchaser in foreclosure). In addition, there is a cooperation agreement between the 10000 Santa Monica Boulevard Borrower, the operating lessee and the lender by which the liquor license can be more easily transferred to the lender. The amenity space currently operates at a loss exceeding $100,000 per month.

Escrows and Reserves. At origination, the 10000 Santa Monica Boulevard Borrower deposited $890,641 for real estate taxes.

Tax Escrow – On a monthly basis, the 10000 Santa Monica Boulevard Borrower is required to escrow 1/12th of the annual estimated tax payments (currently equal to $222,660).

Insurance Escrow – The monthly insurance escrow requirement is waived currently and for so long as no event of default is continuing and the 10000 Santa Monica Boulevard Borrower has provided evidence satisfactory to lender that any insurance required under the loan documents is effected under a blanket policy acceptable to lender. If no blanket insurance policy is in place, the 10000 Santa Monica Boulevard Borrower will be required to escrow 1/12th of the annual estimated insurance payments.

Replacement Reserve – On a monthly basis, the 10000 Santa Monica Boulevard Borrower is required to escrow $6,814 for replacement reserves, subject to a cap of $250,000 and a floor of $81,711.

Lockbox / Cash Management. The 10000 Santa Monica Boulevard Whole Loan is structured with a soft lockbox and in place cash management. On each business day, all funds on deposit in the lockbox account will be transferred to the cash management account in immediately available funds by federal wire transfer.

A “Santa Monica Cash Sweep Period” will (i) commence upon the occurrence of (a) an event of default, (b) any bankruptcy action of the 10000 Santa Monica Boulevard Borrower or the 10000 Santa Monica Boulevard Manager; (c) a Santa Monica Debt Yield Trigger Event (as defined below), (d) a Santa Monica Club Revenues Trigger Event (as defined below), or (e) a Santa Monica Short-Term Lease Excess Event (as defined below); and (ii) end upon (a) such event of default no longer continuing, (b) with respect to a bankruptcy action of the 10000 Santa Monica Boulevard Manager, such bankruptcy action is involuntary and is discharged or dismissed, or if the 10000 Santa Monica Boulevard Borrower replaces the 10000 Santa Monica Boulevard Manager with a qualified manager, (c) if a Santa Monica Cash Sweep Period is caused solely by the occurrence of a Santa Monica Debt Yield Trigger Event, the achievement of a debt yield of at least 5.75% for two consecutive calendar quarters based on the trailing 12-month period immediately preceding the date on which the debt yield is calculated, (d) if a Santa Monica Cash Sweep Period is caused solely by the occurrence of a Santa Monica Club Revenues Trigger Event, the achievement of a club revenues debt yield of 5.30% or higher for two consecutive calendar quarters based upon the trailing 12-month period immediately preceding the date on which the club revenues debt yield is calculated, or (e) if a Santa Monica Cash Sweep Period is caused solely by the occurrence of a Santa Monica Short Term Lease Excess Event, the aggregate of annualized actual in-place rents under short-term leases and month-to-month leases being less than 22% of the aggregate annualized actual in-place rents from the 10000 Santa Monica Boulevard Property as of the first day of each of two consecutive calendar quarters.

A “Santa Monica Debt Yield Trigger Event” means a debt yield of less than the 5.75% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing 12-month period immediately preceding such date of determination, as determined by lender in its sole but good faith discretion.

A “Santa Monica Club Revenues Trigger Event” means a club revenues debt yield (recalculated on a pro-forma basis by adding to the numerator an amount equal to the positive or negative club net operating income during the trailing 12-month period) of less than 5.30% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing 12-month period immediately preceding such date of determination, as determined by lender in its sole but good faith discretion.

A “Santa Monica Short-Term Lease Excess Event” means the occurrence of each of the following: (1) the aggregate of annualized actual in place rents under short-term leases (i.e., leases with an initial term of less than six months) and month-to-month leases (i.e., leases with an initial term of greater than six months that have expired, with the tenant remaining in

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occupancy on a month-to-month basis) exceeds 22% of the aggregate annualized actual in place rents from the 10000 Santa Monica Boulevard Property as of the first day of any calendar quarter, (2) the 10000 Santa Monica Boulevard Borrower enters into at least one short-term lease on or after such first day of such calendar quarter, and (3) the aggregate of annualized actual in place rents under short-term leases and month-to-month leases again exceeds 22% of the aggregate annualized actual in place rents from the 10000 Santa Monica Boulevard Property as of the first day of the next succeeding calendar quarter.

Subordinate and Mezzanine Debt. In addition to the A Notes, the 10000 Santa Monica Boulevard Property is also security for the A-B Note, with a Cut-off Date balance of $130,000,000. The A-B Note accrues interest at a rate of 4.15000% and is entitled to payments of interest on a subordinate basis to the A Notes. For more information, see “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—10000 Santa Monica Boulevard” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,850,000	Title:	Fee
Cut-off Date Principal Balance:	$33,850,000	Property Type – Subtype:	Office – CBD
% of IPB:	3.4%	Net Rentable Area (SF):	209,671
Loan Purpose:	Refinance	Location:	Newark, NJ
Borrower:	NJ Urban Realty Partners LLC	Year Built / Renovated:	1950 / 2017-2019
Borrower Sponsors:	Jorge Madruga, Francesca Madruga, Amnon Shalhov, Rina Chaya-Shalhov, Eli Weiss, Justin DiMare	Occupancy:	100.0%
Interest Rate:	4.72000%	Occupancy Date:	2/26/2019
Note Date:	5/14/2019	4th Most Recent NOI(1):	NAV
Maturity Date:	6/5/2024	3rd Most Recent NOI(1):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI(1):	NAV
Original Term:	60 months	Most Recent NOI(2):	$111,702 (TTM 2/28/2019)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,471,039
Call Protection:	L(29),Def(26),O(5)	UW Expenses:	$1,380,565
Lockbox / Cash Management:	Hard / Springing	UW NOI(2):	$3,090,474
Additional Debt:	No	UW NCF:	$3,041,478
Additional Debt Balance:	N/A	Appraised Value / PSF(3):	$51,900,000 / $248
Additional Debt Type:	N/A	Appraisal Date(3):	1/1/2020

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$161
				Maturity Date Loan / SF:	$161
Taxes:	$56,954	$28,477	N/A	Cut-off Date LTV(3):	65.2%
Insurance:	$55,504	$4,270	N/A	Maturity Date LTV(3):	65.2%
Replacement Reserve:	$0	$4,083	$97,991	UW NCF DSCR:	1.88x
TI/LC Reserve:	$4,852,814	$0	N/A	UW NOI Debt Yield:	9.1%
Other Reserves:	$5,594,370	$0	N/A

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,850,000		100.0%	Payoff Existing Debt	$13,578,684	40.1%
				Upfront Reserves(4)	10,559,643	31.2
				Return of Equity	7,041,603	20.8
				Closing Costs	2,670,071	7.9
Total Sources	$33,850,000		100.0%	Total Uses	$33,850,000	100.0%

(1)	The 765 Broad Street Borrower Sponsors (as defined below) renovated the 765 Broad Street Property (as defined below) from 2017 through 2019. As a result, historical NOIs are not applicable. For additional information, see “The Property” below.

(2)	The increase in UW NOI from Most Recent NOI is primarily attributable to the renovations from 2017 through 2019 and Newark Public School (“NPS”) executing a lease of the expansion space in December 2018 for the fourth, fifth and seventh floors and exercising its right of first offer with respect to its leased space on the sixth floor. NPS is expected to take occupancy of the expansion spaces in November 2019 for fourth, fifth and seventh floors and December 2019 for the sixth floor, upon completion of current tenant improvement projects, which are mainly at NPS’ direction and at NPS’ expense.

(3)	The appraised value used is a “Prospective Market Value Upon Stabilization,” which assumes that NPS takes occupancy of the fourth, fifth and seventh floors and exercises its first offer rental right with respect to the sixth floor no later than January 1, 2020. As of February 26, 2019, the 765 Broad Street Property was 100.0% leased (which includes approximately 101,412 square feet that were not yet occupied). At origination, the 765 Broad Street Borrower (as defined below) deposited (i) $271,519 into an NPS free rent reserve for free rent due under all of the NPS leases at the 765 Broad Street Property through year 2021; (ii) $226,868 into an NPS parking credit reserve for parking credits (rent offsets) owed to NPS under its leases through 2021; (iii) $332,612 into an NPS gap rent reserve for the debt service shortfall between origination through the expected outside date for NPS to take occupancy of its space and (iv) $4,852,814 into a rollover reserve for outstanding tenant improvements and leasing commissions. In addition, at origination, the 765 Broad Street Borrower deposited $4,763,371 into a reserve account for the NPS lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the sixth floor space on June 19, 2019, the $4,763,371 was released in full to the 765 Broad Street Borrower. See

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“Escrows and Reserves” below. The Cut-off Date LTV and Maturity Date LTV are based on the “Prospective Market Value Upon Stabilization.” The Cut-off Date LTV and Maturity Date LTV based on the “as is” value of $46.1 million are 73.4% and 73.4%, respectively.

(4)	At origination, the 765 Broad Street Borrower deposited $4,763,371 into a reserve account for the NPS lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the sixth floor space on June 19, 2019, the $4,763,371 was released in full to the 765 Broad Street Borrower. For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The mortgage loan (the “765 Broad Street Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $33,850,000 and is secured by a first mortgage encumbering the 765 Broad Street Borrower’s fee interest in the 765 Broad Street building, a seven-story office building totaling 209,671 square feet, located at 765 Broad Street in Newark, New Jersey (the “765 Broad Street Property”). The 765 Broad Street Mortgage Loan had an initial term of 60 months, has a remaining term of 55 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 765 Broad Street Mortgage Loan.

The Property. The 765 Broad Street Property is a seven-story office building that contains 209,671 square feet of rentable area situated on an approximately 0.6-acre site at the corner of Broad Street and Bank Street in downtown Newark, New Jersey. The improvements were built in 1950 and were most recently renovated from 2017 through 2019. The 765 Broad Street Property originally served as a sister building to Prudential’s world headquarters and features approximately 30,000 square feet floor plates.

The 765 Broad Street Property has a main lobby on Bank Street and another entrance on Broad Street, which is the primary entrance for Wells Fargo, the retail tenant at the 765 Broad Street Property. The Bank Street lobby entrance serves as access for NPS. The 765 Broad Street Borrower acquired the 765 Broad Street Property in May 2016 for approximately $10.4 million ($49 per square foot). At the time of its acquisition, the 765 Broad Street Property was approximately 5.3% occupied by Wells Fargo with the remaining space vacant. The 765 Broad Street Borrower Sponsors (as defined below) invested approximately $13.2 million (approximately $63 per square foot) in capital expenditures into the 765 Broad Street Property and leased up the remainder of the 765 Broad Street Property to NPS. In addition, the 765 Broad Street Borrower Sponsors invested approximately $5.8 million in TI/LC and other costs relative to the NPS Expansion Space (as defined below).

The 765 Broad Street Property is currently 51.6% physically occupied and 100.0% leased by two tenants. NPS is expected to take occupancy of the expansion spaces in November 2019 for fourth, fifth and seventh floors and December 2019 for the sixth floor, upon completion of current tenant improvement projects, which are mainly at NPS’ direction and at NPS’ expense. NPS leases 198,513 square feet (94.7% of NRA) on the first through seventh floors and basement on a long-term lease through 2033. The second largest tenant is Wells Fargo, occupying the remaining 11,158 square feet (5.3% of NRA) on the first floor and a small portion of the basement. In addition, there are two antenna leases at the 765 Broad Street Property with Verizon and T-Mobile.

The largest tenant, NPS, is one of the oldest school systems in New Jersey with its origin dating back to 1676. The district operates 66 traditional public schools serving Pre-K through 12th grade and had total enrollment of 35,329 as of August 2016. The new central office of NPS at the 765 Broad Street Property is expected to house approximately 350 employees. A street-level center at the 765 Broad Street Property is dedicated to family support and community engagement, and a science laboratory and technology center that are located in the lower level. The science lab is operated in partnership with nonprofit organization Students 2 Science and serves as a resource for NPS’s science education programs. As of June 2018, NPS reported total assets of approximately $963.0 million and cash and cash equivalents of approximately $89.4 million. The Newark Board of Education receives its funding through its total general fund revenue, which includes a budget of $1,015,500 for the 2019-2020 fiscal year. The Newark Board of Education receives approximately 79.0% of its general fund from the State of New Jersey Department of Education (Moody’s/S&P/Fitch: A3/A-/A) and approximately 13.2% from a local tax levy.

NPS originally occupied 97,101 square feet at the 765 Broad Street Property in the basement and 1st through 3rd floors (the “NPS Original Space”) pursuant to a lease that commenced in December 2017 and expires on December 14, 2033. NPS later expanded its space at the 765 Broad Street Property twice and moved its headquarters to the 765 Broad Street Property, leasing 101,412 additional square feet on the fourth through seventh floors(the “NPS Expansion Space”). NPS is expected to ultimately occupy 198,513 square feet and to take occupancy of the expansion spaces in November 2019 for fourth, fifth and seventh floors and December 2019 for the sixth floor. The lease term on the NPS Expansion Space has the same expiration date with the original lease. NPS’ total weighted average base rent is $18.80 per square foot. At origination, NPS had approximately $407,830 of free rent remaining in connection with the NPS Expansion Space through

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year 2023. At origination, the lender escrowed $271,519, representing the free rent amount owed to NPS through year 2021. There is no on-site parking provided at the 765 Broad Street Property. In lieu of parking spaces, the NPS lease requires the 765 Broad Street Borrower to provide NPS with a monthly parking credit against base rent throughout the lease term. At origination, the remaining parking credit was approximately $1.5 million, with $226,868 escrowed, representing the amount owed to NPS through year 2021. Upon expiration of its lease, NPS has two five-year renewal options at a rate equal to 95% of the fair market rent, prevailing six months prior to commencement of such renewal term. Excluding the basement, NPS’ current rent on the office portion of its space is $19.68 per square foot. The appraiser concluded a market rent of $22.00 per square foot for this space, indicating in-place rent is 10.5% below market. NPS reimburses expenses over a base year with the exception of non-common area utilities, which are reimbursed pro rata.

NPS has a right of first offer to lease any available space at the 765 Broad Street Property as it becomes available for lease. NPS also has a right of first offer to purchase the 765 Broad Street Property if the landlord decides to sell the 765 Broad Street Property at any time during NPS’ lease term, provided that NPS is in compliance with the terms of its lease. The right of first offer will not apply in case of foreclosure or deed-in-lieu of foreclosure. In addition, NPS has two options to purchase the 765 Broad Street Property at fair market value within 60 days after December 2022 and December 2029. The 765 Broad Street Mortgage Loan will be full recourse for any deficiency and a cash sweep will trigger upon receipt of NPS’ notice of its intent to exercise the purchase option (required notice period is 12 months for each purchase option).

The second largest tenant is Wells Fargo, occupying the remaining 11,158 square feet (5.3% of NRA) on the first floor and a small portion of the basement. Wells Fargo has been in occupancy at the 765 Broad Street Property since 2000. Founded in 1852, Wells Fargo is an American multinational financial services company headquartered in San Francisco. As of second quarter 2019, the bank had $1.9 trillion in assets, 7,600 locations, more than 13,000 ATMs and has offices in 32 countries and territories. Wells Fargo’s original lease at the 765 Broad Street Property commenced June 28, 2000, and the tenant has since renewed twice. The latest renewal option commenced October 29, 2010 and the lease will expire on October 31, 2020. Wells Fargo’s rent is currently $368,451 annually or $30,704 monthly. Wells Fargo reimburses the 765 Broad Street Borrower for all of its utilities and reimburses CAM and real estate taxes over a base year. Upon lease expiration, Wells Fargo has two five-year renewal options. According to the 765 Broad Street Borrower, Wells Fargo is currently in early negotiations with the 765 Broad Street Borrower to renew its lease. The appraiser concluded to a market rent of $40.00 per square foot for this space. Based on Wells Fargo’s current rent of $33.02, the current rent is 17.5% below market.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/MIS/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Newark Public School(3)(4)	NR / NR / NR(5)	198,513	94.7%	$18.80	91.0%	12/14/2033
Wells Fargo	A+ / A2 / A-	11,158	5.3%	$33.02	9.0%	10/31/2020
Total Occupied Tenants		209,671	100.0%	$19.56	100.0%
Vacant		0	0.0%
Total		209,671	100.0%

(1)	Based on the underwritten rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	NPS leases 198,513 square feet office space and recently moved its headquarters to the 765 Broad Street Property.

(4)	NPS has free rent in connection with the expansion space totaling $407,830. At origination, $271,519 was escrowed, representing the amount owed to NPS through year 2021. NPS has two options to purchase the 765 Broad Street Property at fair market value; the first is within 60 days of December 2022 and the second is within 60 days of December 2029. The 765 Broad Street Mortgage Loan will be full recourse for any deficiency. In addition, a cash flow sweep will commence upon receipt of NPS’ notice to exercise either option (which notice is required 12 months prior to each purchase option date).

(5)	As of June 2018, NPS reported total assets of approximately $963.0 million and cash and cash equivalents of approximately $89.4 million. The Newark Board of Education receives its funding through its total general fund revenue, which includes a budget of $1,015,500 for the 2019-2020 fiscal year. The Newark Board of Education receives approximately 79.0% of its general fund from the State of New Jersey Department of Education (Moody’s/S&P/Fitch: A3/A-/A) and approximately 13.2% from a local tax levy.

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		Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % Of NRA Expiring	Comulative Base Rent Expiring	Comulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2019	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	1	11,158	5.3	368,451	9.0	11,158	5.3%	$368,451	9.0%
2021	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2022	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2023	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2024	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2025	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2026	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2027	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2028	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2029	0	0	0.0	0	0.0	11,158	5.3%	$368,451	9.0%
2030 & Beyond	1	198,513	94.7	3,732,002	91.0	209,671	100.0%	$4,100,452	100.0%
Total	2	209,671	100.0%	$4,100,452	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Environmental. Based on a Phase I environmental report dated February 21, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 765 Broad Street Property.

Historical and Current Occupancy
2016(1)	2017(1)	2018(1)	Current(2)
NAP	51.6%	51.6%	100.0%
(1)	Historical occupancy is provided by the 765 Broad Street Borrower Sponsors and is as of December 31 of each respective year. The 765 Broad Street Borrower Sponsors renovated the 765 Broad Street Property from 2017 through 2019 and subsequently leased the remaining vacant space to NPS. As a result, the historical occupancies have been increased accordingly.

(2)	Current Occupancy is as of February 26, 2019.

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Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	PSF	%(3)
Total Base Rent	$1,038,931	$4,100,451	$19.56	87.1%
Free Rent Adjustment(4)	(22,086)	0	0.00	0.0
CAM Reimbursements	306,294	542,906	2.59	11.5
Other Income	12,242	63,000	0.30	1.3
Gross Potential Income	$1,335,381	$4,706,357	22.45	100.0%
Vacancy	0	(235,318)	(1.12)	(5.0)
Effective Gross Income	$1,335,381	$4,471,039	$21.32	95.0%
Total Expenses	$1,223,679	$1,380,565	$6.58	30.9%
Net Operating Income(5)	$111,702	$3,090,474	$14.74	69.1%
Total TI/LC, Capex/RR	0	48,996	0.23	1.1
Net Cash Flow	$111,702	$3,041,478	$14.51	68.0%
(1)	The 765 Broad Street Borrower Sponsors renovated the 765 Broad Street Property from 2017 through 2019. As a result, historical cash flows are not applicable.

(2)	TTM represents the training 12-month period ending February 28, 2019.

(3)	% column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Upcoming NPS free rent and the NPS parking credit are combined in the Free Rent Adjustment which is not underwritten as it was reserved at origination. $271,519 was escrowed, representing the free rent amount owed to NPS through 2021. In addition, there is no on-site parking provided at the 765 Broad Street Property. In lieu of the parking spaces, the NPS lease requires the 765 Broad Street Borrower provide NPS with a monthly parking credit against base rent throughout the lease term. At origination, the remaining parking credit totaled approximately $1.5 million with $226,868 escrowed, representing the parking credit amount owed to NPS through year 2021.

(5)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to the renovations from 2017 through 2019 and NPS executing a lease of the expansion space in December 2018 for the fourth, fifth and seventh floors and exercising its right of first offer with respect to its leased space on the sixth floor. NPS is expected to take occupancy of the expansion spaces in November 2019 for fourth, fifth and seventh floors and December 2019 for the sixth floor, upon completion of current tenant improvement projects, which are mainly at NPS’ direction and at NPS’ expense.

The Market. The 765 Broad Street Property is located in downtown Newark at the intersection of Market Street and Bank Street. Neighboring uses surrounding the 765 Broad Street Property include a mix of mid-to-high rise office buildings with ground floor retail, municipal garages, multifamily apartment buildings, and mixed-use buildings. The 765 Broad Street Property is located one block north of the Broad and Market Street intersection, also known as Four Corners, which is the heart of the downtown district. The 765 Broad Street Property is located two blocks north of Prudential Center, which is home to the New Jersey Devils of the NHL and Seton Hall’s basketball team, as well as host to many concerts and other live entertainment. The New Jersey Performing Arts Center (“NJPAC”) is located 0.4 mile northeast of the 765 Broad Street Property. Since opening in 1997, the NJPAC has attracted some major performers and hosted U.S. presidents and the Dalai Lama. Located 0.5 mile east is Newark Penn Station, serving the Newark Light Rail, New Jersey Transit, Amtrak, Conrail, PATH and the Newark City Subway system. New Jersey Transit is the third largest transportation provider in the country. Newark Penn Station is 12.1 miles southeast of New York Penn Station, affording access to Manhattan and other parts of New York.

According to a third-party market research report, the 765 Broad Street Property is located in the Newark/Urban Essex office submarket. Total inventory for the submarket as of fourth quarter 2018 was comprised of 1,074 buildings totaling approximately 29.7 million square feet. The quoted rental rate as of fourth quarter 2018 was $28.31 per square foot, which represents a 0.3% increase compared to the fourth quarter 2017 quoted rate of $28.22 per square foot. In addition, the Newark/Urban Essex office market fourth quarter 2018 vacancy rate was 12.5%, representing a decrease of 1.4% compared to the fourth quarter 2017 vacancy rate of 13.9%. The net absorption for the trailing four quarters as of the fourth quarter 2018 was 421,696. The submarket did not experience any deliveries over the past four quarters but had 5 buildings totaling 530,032 square feet under construction as of fourth quarter 2018.

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The following table presents certain information relating to comparable buildings for the 765 Broad Street Property office leases:

Comparable Office Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
765 Broad Street Property	NPS(2)	Various(2)	198,513(2)	14.6(2)	$18.80(2)
570 Broad Street	New Jersey Insurance Underwriting Association	Jul-18	7,457	7.3	$23.00
Federal Trust Building	Public Partnerships, LLC	Mar-18	6,600	6.3	$21.00
494 Broad Street	Service Employees International Union	Feb-19	14,450	14.0	$24.50
One Gateway Center	Gibbons PC	Sep-17	112,000	13.2	$29.00
First Union Bank Building	FoodWorks	Jun-17	10,255	5.0	$25.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 26, 2019 for the 765 Broad Street Property. Lease Term (years) reflects approximate lease remaining term at origination.

The following table presents certain information relating to comparable buildings for the 765 Broad Street Property retail leases:

Comparable Retail Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
765 Broad Street Property	Wells Fargo(2)	Oct-10(2)	11,158(2)	1.5(2)	$33.02(2)
609 Broad Street	City National Bank	Jun-18	2,000	8.0	$55.00
869 Broad Street	7-Eleven	Mar-18	3,000	5.0	$40.00
799-805 Broad Street	Ashley Stewart	Jan-18	4,300	5.0	$61.98
150 Halsey Street	Mama’s Pizza	Jan-17	1,500	6.0	$37.82
150 Halsey Street	Turkish Pita	Mar-17	926	6.0	$39.47

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 26, 2019 for the 765 Broad Street Property. Lease Term (years) reflects approximate lease remaining term at origination.

The Borrower. The borrower is NJ Urban Realty Partners LLC, a New York limited liability company (the “765 Broad Street Borrower”). The 765 Broad Street Borrower is structured to be a single purpose bankruptcy-remote entity with one independent director.

The Borrower Sponsors. The borrower sponsors and nonrecourse carve-out guarantors are Jorge Madruga, Francesca Madruga, Amnon Shalhov, Rina Chaya-Shalhov, Eli Weiss, Justin DiMare (collectively, the “765 Broad Street Borrower Sponsors” or the “765 Broad Street Guarantors”). The 765 Broad Street Guarantors have experience developing, investing, owning and operating commercial real estate properties in the New York metropolitan statistical area. According to the most recent financial statement provided by the 765 Borrower Street Guarantors dated between December 31, 2018 to February 28, 2019, the 765 Broad Street Guarantors reported a collective net worth and liquidity of approximately $402.5 million and $60.0 million, respectively.

Jorge and Francesca Madruga are the owners and operators of Maddd Equities LLC, a full-service real estate development firm based in Floral Park, New York. Maddd Equities LLC has experience in a broad range of real estate disciplines including investment, development, construction and asset management. Maddd Equities LLC has acquired, owned, developed and operated properties across many asset classes, including residential, luxury high rise buildings, hotels, commercial, multifamily homes and vacant land. Maddd Equities LLC has developed over 1.0 million square feet of residential and commercial development, including more than 3,000 new affordable units. Maddd Equities LLC is also affiliated with Verbena Management LLC, a full-service management company that currently serves over 3,000 units in more than 33 buildings, plus 600,000 square feet of commercial space and 850 parking spaces in the New York metropolitan area.

Amnon Shalhov is the President of Joy Construction and an active real estate investor and developer. Eli Weiss is a principal and serves as the Director of Development for Joy Construction. Joy Construction is a diversified organization with affiliated entities in general construction and real estate development. Since its formation in 1995, Joy Construction has built and/or

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developed a diversified portfolio incluidng residential units, hospitality and commercial space. Joy Construction has executed both luxury and workforce housing construction. Justin DiMare is an Executive Managing Director in Newmark Knight Frank’s New York headquarters. Mr. DiMare joined Newmark Knight Frank in 2003, working in asset management. Maddd Equities and Joy Construction have partnered on several successful commercial real estate projects.

Property Management. The 765 Broad Street Property is managed by CBRE, Inc., a third-party management company that provides real estate services for owners, tenants, and investors worldwide. CBRE, Inc. currently manages more than 2.7 billion square feet worldwide, and has 34,000 professionals in 200 offices in the United States.

The management agreement dated March 1, 2019 has an initial term of one year with automatic annual renewals unless either party notifies the other of its intent not to renew with at least 60 days’ notice prior to the expiration date. The manager receives a monthly management fee of $4,750. The manager will also receive compensation for any additional construction or project management services requested by the 765 Broad Street Borrower.

Escrows and Reserves.

At origination, the 765 Broad Street Borrower deposited (i) $56,954 into a tax reserve; (ii) $55,504 into an insurance reserve; (iii) $271,519 into an NPS free rent reserve for free rent due under all of the NPS leases at the 765 Broad Street Property through year 2021; (iv) $226,868 into an NPS parking credit reserve for parking credits (rent offsets) owed to NPS under the lease through year 2021; (v) $332,612 into an NPS gap rent reserve for the debt service shortfall between origination through the expected outside date for NPS to take occupancy of its space and (vi) $4,852,814 into a rollover reserve for outstanding tenant improvements and leasing commissions. At origination, the 765 Broad Street Borrower deposited $4,763,371 into a reserve account for the an NPS lease commencement applying to the sixth floor space. Upon receipt of the signed lease for the sixth floor space on June 19, 2019, the $4,763,371 was released in full to the 765 Broad Street Borrower.

On each payment date, the 765 Broad Street Borrower is required to fund the following reserves with respect to the 765 Broad Street Mortgage Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $28,477); (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (initially $4,270) and (iii) $4,083 for ongoing replacement reserves, subject to a cap of $97,991. If at any time during the loan term, the balance of the capital reserve subaccount falls below $48,996, the 765 Broad Street Borrower is required to pay to lender $4,083 on each payment date thereafter until the balance of the capital reserve subaccount equals or exceeds the $97,991 cap.

Lockbox / Cash Management. The 765 Broad Street Mortgage Loan is structured with a hard lockbox and springing cash management. At origination, the 765 Broad Street Borrower was required to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. During a 765 Broad Street Cash Management Period (as defined below), funds deposited into the lockbox account will be swept by on a daily basis into the deposit account and applied and disbursed in accordance with the loan agreement.

A “765 Broad Street Cash Management Period” will commence upon lender giving notice to the 765 Broad Street Borrower and the lockbox bank of the occurrence of any of the following: (i) an event of default; (ii) the failure by the 765 Broad Street Borrower, after the end of a calendar quarter, to maintain a debt service coverage ratio of at least 1.20x; or (iii) a 765 Broad Street Primary Tenant Sweep Period (as defined below) or the 765 Broad Street Primary Tenant (as defined below) giving notice of its intent to exercise its purchase option, and will end upon lender giving notice to 765 Broad Street Borrower and the clearing bank that the 765 Broad Street Cash Management Period has ended, which notice the lender will only be required to give if (1) the 765 Broad Street Mortgage Loan and all other obligations under the loan documents have been repaid in full, (2) there has been a full defeasance of the 765 Broad Street Mortgage Loan, (3) in the case of a 765 Broad Street Cash Management Period triggered by an event described in subclause (ii) above only, for six consecutive months since the commencement of the existing 765 Broad Street Cash Management Period (A) no default or event of default has occurred, (B) no event that would trigger another 765 Broad Street Cash Management Period has occurred, and (C) the debt service coverage ratio is at least equal to 1.25x, (4) to the extent that the 765 Broad Street Cash Management Period commenced as a result of the occurrence of a 765 Broad Street Primary Tenant Sweep Period, a 765 Broad Street Primary Tenant Sweep Period cure has occurred and no event that would trigger another 765 Broad Street Cash Management Period has occurred, or (5) to the extent that the 765 Broad Street Cash Management Period commenced as a result of the

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exercise the 765 Broad Street Primary Tenant’s purchase option, the 765 Broad Street Primary Tenant revokes the notice of intent to exercise such option.

“765 Broad Street Primary Tenant” means initially Newark Public School as tenant under the NPS lease, and thereafter any acceptable replacement tenant thereof occupying all or substantially all of the 765 Broad Street Primary Tenant premises.

“765 Broad Street Primary Tenant Sweep Period” commences upon (i) any termination of, or receipt by 765 Broad Street Borrower of a notice to terminate, the 765 Broad Street Primary Tenant lease; (ii) the 765 Broad Street Primary Tenant becoming the subject of a bankruptcy action; (iii) the 765 Broad Street Primary Tenant going dark with respect to a majority of the 765 Broad Street Primary Tenant premises, or (iv) the occurrence of any monetary or material non-monetary default (beyond any applicable notice and/or cure period) under the 765 Broad Street Primary Tenant lease.

Subordinate and Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$31,410,000	Title:	Fee
Cut-off Date Principal Balance:	$31,410,000	Property Type – Subtype:	Multifamily – Garden
% of IPB:	3.1%	Net Rentable Area (Units):	224
Loan Purpose:	Acquisition	Location:	Nashville, TN
Borrower:	CF Rivertop Multifamily DST	Year Built / Renovated:	2019 / N/A
Borrower Sponsor(1):	CFHZ Rivertop, LLC	Occupancy:	90.2%
Interest Rate:	3.30000%	Occupancy Date:	9/23/2019
Note Date:	10/4/2019	4th Most Recent NOI (As of)(3):	NAV
Maturity Date:	11/1/2029	3rd Most Recent NOI (As of)(3):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	NAV
Original Term:	120 months	Most Recent NOI (As of)(3):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	89.5%
Amortization Type:	Interest Only	UW Revenues:	$4,162,557
Call Protection:	L(24),Def(92),O(4)	UW Expenses:	$1,471,622
Lockbox / Cash Management:	Springing	UW NOI:	$2,690,935
Additional Debt:	No	UW NCF:	$2,646,135
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$57,200,000 / $255,357
Additional Debt Type:	N/A	Appraisal Date:	8/14/2019

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$140,223
Taxes:	$496,396	$49,640	N/A	Maturity Date Loan / Unit:	$140,223
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.9%
Replacement Reserves:	$93,333	$3,733	N/A	Maturity Date LTV:	54.9%
Environmental Reserve:	$2,500	$0	N/A	UW NCF DSCR:	2.52x
				UW NOI Debt Yield:	8.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,410,000	53.1%	Purchase Price	$57,120,000	96.6%
Borrower Sponsor Equity	27,749,355	46.9	Closing Costs	1,447,125	2.4
			Upfront Reserves	592,229	1.0
Total Sources	$59,159,355	100.0%	Total Uses	$59,159,355	100.0%

(1)	For a full description of the borrower sponsor, please refer to “The Borrower Sponsor” below.

(2)

For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Additionally, according to the master lease, the Rivertop Apartments Borrower (as defined below) funded $1,146,653 and the master tenant funded $100,000 into trust reserve accounts, which are separate from the Escrows and Reserves and are not collateral for the Rivertop Apartments Mortgage Loan (as defined below). Collectively, the initial Escrows and Reserves and the trust reserve accounts will be used to pay for (i) any improvements, replacements, or material repairs at the Rivertop Apartments Property (as defined below), (ii) all ancillary fees and costs related to the Rivertop Apartments Mortgage Loan, (iii) any tenant improvement allowances, (iv) any environmental costs, and (v) tax and insurance obligations. For more information on the master lease, please refer to “The Borrower” below.

(3)	Historical NOI is not available as the Rivertop Apartments Property was constructed in 2019.

The Loan. The Rivertop Apartments mortgage loan (the “Rivertop Apartments Mortgage Loan”) is a fixed-rate loan with an original and Cut-off Date principal balance of $31.41 million secured by the borrower’s fee simple interest in a 224-unit multifamily garden property located in Nashville, Tennessee (the “Rivertop Apartments Property”). The Rivertop Apartments Mortgage Loan has a 10-year term and is interest-only for the full term of the loan.

The Property. The Rivertop Apartments Property is a newly-constructed, Class A, garden-style apartment complex located at 5800 River Road in Nashville, Tennessee. The Rivertop Apartments Property is comprised of eight, three- and four-story

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residential buildings containing 224 units with seven different one-, two- and three-bedroom floor plans.  Rivertop Apartments Property amenities include a resort-style swimming pool, grilling stations, fire pits, bocce ball court, dog park, pet spa, garages, bike repair room, car charging station, and bike, canoe, kayak, and paddle board storage. The on-site leasing center features a business center, coffee bar, and fitness center. Unit amenities include nine-foot ceilings, granite countertops, stainless steel appliances, private balconies, walk-in closets, and full size washer/dryer units.

The Rivertop Apartments Property was constructed in 2019, and residents began to take occupancy in February 2019. As of September 23, 2019, the Rivertop Apartments Property was 90.2% occupied and 95.0% pre-leased. The Rivertop Apartments Borrower acquired the Rivertop Apartments Property in October 2019 for a purchase price of $57,120,000, which results in a loan-to-purchase price ratio of approximately 55.0%.

Environmental. According to a Phase I environmental assessment dated September 27, 2019, there was no evidence of any recognized environmental conditions at the Rivertop Apartments Property.

	Historical and Current Occupancy
2016(1)	2017(1)	2018(1)	Current(2)
NAP	NAP	NAP	90.2%

(1)	Historical occupancy is not available as the Rivertop Apartments Property was constructed in 2019.

(2)	Current Occupancy is as of September 23, 2019.

The following table presents detailed information with respect to the unit mix of the Rivertop Apartments Property:

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	Occupancy(2)	Average Unit Size (SF)(2)	Avg. Monthly Rent Per Unit(2)
1 Bed/1 Bath	107	47.8%	93	86.9%	878	$1,465
2 Bed/2 Bath	98	43.8%	90	91.8%	1,134	$1,739
3 Bed/2 Bath	19	8.5%	19	100.0%	1,418	$2,087
Total/Wtd. Avg.	224	100.0%	202	90.2%	1,036	$1,638

(1)	Based on the underwritten rent roll.

(2)	Total/Wtd. Avg. is based on number of units of each unit type.

The Market. The Rivertop Apartments Property is located in the western portion of the Nashville-Davidson-Murfreesboro-Franklin, TN metropolitan statistical area (“Nashville MSA”). The Nashville MSA is one of the region’s fastest-growing economies in terms of job growth and population, attracting major corporate expansions and relocations from companies such as Amazon and AllianceBernstein. The Rivertop Apartments Property benefits from a location approximately eight miles west of downtown Nashville, with access to numerous employment, shopping, and entertainment centers. The Rivertop Apartments Property’s surrounding area is primarily serviced by Interstate 40, which is less than one mile east of the Rivertop Apartments Property, with other major thoroughfares including Charlotte Pike, White Bridge Pike, Old Hickory Boulevard, and Hillwood Boulevard. Immediate land uses near the Rivertop Apartments Property include retail and multifamily properties. The nearest shopping centers to the Rivertop Apartments Property and its surrounding area are located within 1.5 miles and include a shopping center anchored by Walmart and Lowe’s Home Improvement and a shopping center anchored by Target, Publix, and Costco.

According to a third-party market research report, the Rivertop Apartments Property is located within the Belle Meade/West Nashville submarket, which has a reported vacancy rate as of the second quarter of 2019 of 5.4%, with a submarket asking rent of $1,151 per unit per month and an effective rent of $1,087 per unit per month. The current effective rent for the submarket of $1,087 has increased 2.1% since the first quarter of 2019. According to a third-party market research report, the population within a one-, three- and five-mile radius was 3,771, 27,453 and 87,669, respectively. Additionally, the median household income within a one-, three- and five-mile radius was $56,392, $66,671 and $73,756, respectively.

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Submarket Statistics(1)
Time	Effective Rent	Vacancy	Inventory (Units)	Net Absorption	Completions
2014	$919	1.8%	10,667	43	0
2015	$955	4.0%	11,077	159	410
2016	$1,037	5.4%	11,491	233	414
2017	$1,018	4.2%	11,813	453	322
2018	$1,040	4.9%	12,150	235	337
2019 Projection	$1,105	5.5%	12,567	318	417

(1)	Source: third-party market research report.

Underwritten Net Cash Flow(1)
	Underwritten	Per Unit	%(2)
Rents in Place	$3,966,624	$17,708	90.1%
Vacant Income	435,024	1,942	9.9
Gross Potential Rent	$4,401,648	$19,650	100.0%
(Vacancy/Credit Loss)	(462,173)	(2,063)	(10.5)
Other Income	223,082	996	5.1
Effective Gross Income	$4,162,557	$18,583	94.6%

Total Expenses	$1,471,622	$6,570	35.4%

Net Operating Income	$2,690,935	$12,013	64.6%

Total Replacement Reserve	44,800	200	1.1

Net Cash Flow	$2,646,135	$11,813	63.6%

(1)	Historical financials are not available as the construction of the Rivertop Apartments Property was completed in 2019.

(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Borrower. The borrowing entity for the Rivertop Apartments Mortgage Loan is CF Rivertop Multifamily DST (the “Rivertop Apartments Borrower”), a Delaware statutory trust and special purpose entity. Legal counsel to the Rivertop Apartments Borrower delivered a non-consolidation opinion in connection with the origination of the Rivertop Apartments Mortgage Loan. Under certain conditions included in the Rivertop Apartments Mortgage Loan documents, the Rivertop Apartments Borrower is permitted to convert from a Delaware statutory trust to a Delaware limited liability company. The Rivertop Apartments Borrower has master leased the Rivertop Apartments Property to a master lessee affiliated with the borrower sponsor. The master lessee is structured to be a single purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the Rivertop Apartments Mortgage Loan. There is no income underwritten from the master lease as the Rivertop Apartments Property was underwritten to the underlying property income. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Borrower Sponsor. The nonrecourse carve-out guarantor is CF Real Estate Holdings, LLC, which is indirectly owned by Cantor Fitzgerald, L.P. (“Cantor Fitzgerald”). The borrower sponsor is CFHZ Rivertop, LLC, an entity that is 90.0% indirectly owned by Cantor Fitzgerald and 10.0% indirectly owned by Hamilton Zanze & Company (“Hamilton Zanze”). Founded in 1945, Cantor Fitzgerald is a global financial services firm that specializes in institutional equity, fixed income sales and trading, investment banking services, prime brokerage, and commercial real estate financing. Along with its subsidiaries and affiliates, Cantor Fitzgerald operates with approximately 12,000 employees in 32 cities worldwide.

Hamilton Zanze is a privately-held real estate company based in San Francisco, California, with a focus on multifamily investing, including the pursuit, acquisition, and hands-on operations of apartment communities in target markets.  Since its founding in 2001, Hamilton Zanze has acquired approximately $4.0 billion of multifamily real estate and has a current portfolio consisting of 81 properties with over 19,400 units.

Property Management. The Rivertop Apartments Property is managed by Mission Rock Residential, LLC, a borrower sponsor affiliate.

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Escrows and Reserves. At origination, the Rivertop Apartments Borrower deposited in escrow (i) $496,396 for real estate taxes, (ii) $93,333 for capital improvements, and (iii) $2,500 for an environmental reserve for any potential required radon remediation with respect to one unit at the Rivertop Apartments Property for which testing is required to be completed by April 4, 2020.

Tax Escrows – On a monthly basis, the Rivertop Apartments Borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals $49,640.

Insurance Escrows – The Rivertop Apartments Borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums for the Rivertop Apartments Property; provided, such monthly deposits will be waived so long as (i) no event of default exists and (ii) the Rivertop Apartments Borrower maintains a blanket insurance policy acceptable to the lender.

Replacement Reserves – On a monthly basis, the Rivertop Apartments Borrower is required to escrow $3,733 (approximately $200 per unit per year) for replacement reserves.

Lockbox / Cash Management. The Rivertop Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Sweep Period (as defined below), the Rivertop Apartments Borrower is required to cause all revenues to be deposited within one business day of receipt by the Rivertop Apartments Borrower or property manager into a lockbox account controlled by the lender. During the continuance of a Cash Sweep Period, all funds on deposit in the lockbox account will be swept on each business day into a cash management account controlled by the lender and applied on each due date in accordance with the Rivertop Apartments Mortgage Loan documents.

A “Cash Sweep Period” will commence upon the occurrence of (i) an event of default and will continue until such event of default is cured, (ii) any bankruptcy action of the Rivertop Apartments Borrower, master tenant, principal, or property manager and will continue until, solely as to the bankruptcy action of a property manager, the property manager is replaced with a qualified manager within 60 days in accordance with the Rivertop Apartments Mortgage Loan documents, or until such bankruptcy action is discharged, stayed or dismissed within 90 days (in no event will a Cash Sweep Period due to a bankruptcy of the Rivertop Apartments Borrower be cured), or (iii) any period that the debt service coverage ratio as calculated in the loan documents based on the trailing three-month period is less than 1.30x and will continue until such time as the debt service coverage ratio for the immediately preceding three-month period is at least 1.35x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,957,940	Property Type – Subtype:	Hotel – Full Service
% of IPB:	3.0%	Net Rentable Area (Rooms)(4):	337
Loan Purpose:	Refinance	Location:	Brewster, MA
Borrowers:	Ocean Edge Resort LLC; Arbor	Year Built / Renovated:	1890, 1912, 1986, 1998, 2009 /
	Village LLC		2007-2019
Borrower Sponsor:	Corcoran Jennison Company, Inc.	Occupancy / ADR / RevPAR:	41.5% / $326.45 / $135.35
Interest Rate:	3.75000%	Occupancy / ADR / RevPAR Date:	6/30/2019
Note Date:	9/6/2019	4th Most Recent NOI (As of):	$8,970,194 (12/31/2016)
Maturity Date:	10/1/2029	3rd Most Recent NOI (As of)(5):	$9,061,409 (12/31/2017)
Interest-only Period:	None	2nd Most Recent NOI (As of)(5):	$9,769,847 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of):	$10,047,629 (TTM 6/30/2019)
Original Amortization Term:	360 months	UW Occupancy / ADR / RevPAR:	41.5% / $326.45 / $135.35
Amortization Type:	Balloon	UW Revenues:	$34,716,217
Call Protection(2):	L(25),Def(92),O(3)	UW Expenses:	$24,920,254
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$9,795,963
Additional Debt(1):	Yes	UW NCF:	$8,345,606
Additional Debt Balance(1):	$39,943,920	Appraised Value / Per Room:	$135,400,000 / $401,780
Additional Debt Type(1):	Pari Passu	Appraisal Date:	5/30/2019

Escrows and Reserves	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$207,424
Taxes:	$246,722	$41,120	N/A	Maturity Date Loan / Room:	$163,513
Insurance:	$87,058	$43,529	N/A	Cut-off Date LTV:	51.6%
FF&E Reserves:	$1,450,357	5.0% of gross revenue from prior month	N/A	Maturity Date LTV:	40.7%
UW NCF DSCR:	2.15x
Other(3):	$2,650,000	Springing	$4,084,680	UW NOI Debt Yield:	14.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$70,000,000	100.0%	Payoff Existing Debt	$58,147,190	83.1%
Return of Equity	6,556,522	9.4
Upfront Reserves	4,434,137	6.3
Closing Costs	862,150	1.2
Total Sources	$70,000,000	100.0%	Total Uses	$70,000,000	100.0%

(1)	The Ocean Edge Resort & Golf Club Mortgage Loan, as defined in “The Loan” below, is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $70.0 million. The financial information presented in the chart above is based on the $70.0 million Ocean Edge Resort & Golf Club Whole Loan, as defined in “The Loan” below.

(2)	The borrowers may obtain the release of a vacant portion of land as described in the loan documents (the “Released Property”), provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the Released Property and the portion of the Ocean Edge Resort & Golf Club Property (as defined below) that remains (the “Remaining Property”) are lawfully split into separate tax parcels, (iii) upon the lender’s request and as required for the Remaining Property to be managed and operated in the same manner as prior to the release of the Released Property, (a) any improvements on the Released Property are relocated to the Remaining Property and (b) the borrowers have caused to be recorded any necessary reciprocal easement agreements providing reciprocal rights between and across the Released Property and the Remaining Property, and (iv) if the debt yield after giving effect to the release based on the trailing 12 month period is less than 12.25%, the borrowers partially prepay the Ocean Edge Resort & Golf Club Whole Loan in an amount equal to the amount required to result in a debt yield after giving effect to the release based on the trailing 12 month period equal to 12.25% (no partial prepayment is required if the debt yield is equal to or greater than 12.25%).

(3)	Other reserve represents a seasonality reserve. On a monthly basis from and including June through and including September of each year, the borrowers are required to deposit an aggregate amount for any calendar year equal to the Seasonality Reserve Fully Funded Amount (as defined below). If the amount on deposit in the seasonality reserve on September 30th of any calendar year is less than the applicable Seasonality Reserve Fully Funded Amount for such year, then on or before October 30th of such calendar year, the borrowers are required to deposit sufficient additional funds (the “Seasonality Reserve Catch-up Deposit”) to cause the seasonality reserve to be equal to the then applicable Seasonality Reserve Fully Funded Amount. The “Seasonality Reserve Fully Funded Amount” means, for any calendar year, (i) $4,084,680 or (ii) in the event the borrowers fail to make any Seasonality Reserve Catch-up Deposit, the Seasonality Reserve Fully Funded Amount for the immediately following calendar year means $4,493,148.

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(4)	The Ocean Edge Resort & Golf Club Property is subject to five separate condominium association agreements. Of the 337 rooms, 43 are subject to condominium agreements, including the 13 units owned by individual condominium owners that are operated by the borrowers as part of the collateral via assigned rental management services agreements.

(5)	The increase in NOI from 2017 to 2018 is primarily due to increases in group/banquet bookings and revenue following the borrower sponsor hiring a new group/banquet manager in late 2016.

The Loan. The Ocean Edge Resort & Golf Club mortgage loan (the “Ocean Edge Resort & Golf Club Mortgage Loan”) is a fixed-rate loan with an original principal balance of $30.0 million and a cut-off date principal balance of approximately $29.96 million secured by the borrowers’ fee simple interest in a 337-room full service hotel and golf resort located in Brewster, Massachusetts (the “Ocean Edge Resort & Golf Club Property”). The Ocean Edge Resort & Golf Club Mortgage Loan is part of a whole loan (the “Ocean Edge Resort & Golf Club Whole Loan”) evidenced by two pari passu notes with an aggregate original principal balance of $70.0 million and an aggreagate cut-off date principal balance of approximately $69.9 million. The Ocean Edge Resort & Golf Club Whole Loan is serviced pursuant to the pooling and servicing agreement of the CF 2019-CF2 Trust. The Ocean Edge Resort & Golf Club Mortgage Loan has a 10-year term and amortizes on a 30-year amortization schedule.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$40,000,000	CF 2019-CF2	Yes
A-2	30,000,000	BBCMS 2019-C5	No
Total	$70,000,000

The loan sponsor and nonrecourse carve-out guarantor is Corcoran Jennison Company, Inc. (“Corcoran Jennison”), a Boston-based real estate development and management company. Corcoran Jennison was founded in 1971 by Joseph Corcoran and Gary Jennison and has over $3.5 billion in property development. The Corcoran Jennison portfolio primarily consists of multifamily, hospitality, office and retail assets located in 15 states, including 2,400 multifamily units and four hotels.

The Property. The Ocean Edge Resort & Golf Club Property is a 337-room full service, beach-front hotel and golf resort located on a 429-acre estate in Brewster, Massachusetts. The focal point of the resort is a mansion that was built in 1912 and overlooks Cape Cod Bay, while the majority of the remaining buildings at the Ocean Edge Resort & Golf Club Property were added between 1986 and 2009. The Ocean Edge Resort & Golf Club Property features a full-service day spa, a Jack Nicklaus designed 18-hole golf course with full-service clubhouse, private waterfront beach access, a 5,000 square foot members sports club, five restaurants, six swimming pools, two bike rental facilities with access to the 26-mile Cape Cod Rail Trail, nine tennis courts, a basketball court, three fitness centers, a children’s recreation center, a recreational pond for kayaking, paddle boarding and canoeing, and over 55,000 square feet of meeting space allowing for weddings, corporate events, and large meetings. The Ocean Edge Resort & Golf Club Property is a member of Associated Luxury Hotels International, a global sales organization that connects meeting and event professionals to a collection of more than 250 luxury hotels and resorts.

The guestrooms at the Ocean Edge Resort & Golf Club Property are housed within two separate components: the Mansion and the Villages. The Mansion, a AAA Four Diamond hotel, is the primary resort component located south of the coastline and north of Route 6A. The Mansion contains the main hotel building with two guestroom hotel wings (east and west) that were constructed in 1986 and a central ballroom wing that was added in 2009. The Mansion component is comprised of 121 guestrooms, of which 90 are traditional rooms located in the Mansion wings and 31 are Presidential Bay Collection villas (“Presidential Villas”) located in a cluster of two-story buildings. Six of the Presidential Villas are owned by individual condominium owners, while the remaining 25 are owned by the borrowers. Each of the Mansion wing guestrooms features a private porch or balcony, while the Presidential Villas feature a full kitchen, separate living area with a pull-out couch, washer and dryer, and a location nearest to the ocean and private beach. The Mansion wing guestrooms include a mix of deluxe or premier king rooms, deluxe or premier double-king or double-queen rooms, signature king rooms and grand corner suites. The Presidential Villas are comprised of standard two- and three-bedroom units with select waterfront and townhouse units. Guests on the Mansion side are offered an array of services and amenities including full concierge service, shuttle service, complimentary Wi-Fi, room service, dry cleaning, flower delivery service, and access to the private beach. Three food and beverage outlets are located on the Mansion side: the indoor/outdoor Ocean Terrace restaurant located on the top of the Mansion ballroom, the English tavern-style Bayzo’s Pub on the lower level of the main Mansion building, and

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the beach-front Beach Bar. Also included within the Mansion component is the historic Carriage House building, which was constructed in 1890 and is now utilized for meetings and events.

Located south of the Mansion and south of Route 6A, the Villages are centered around the golf club and comprised of 216 units dispersed within several larger residential condominium developments. Units at the Villages feature a full kitchen, separate living area with a pull-out couch, washer and dryer, and private balcony or patio. The Villages are separated into the Britterige Village, Arbor Village, and Endicott/Edinborough Village. Britterige Village was built in 1998 and consists of 116, one-bedroom units located near the golf course, Blueberry Pond, and Cape Cod Rail Trail access. Arbor Village was built in 1998 and consists of 88, one-bedroom units with easy access to the golf course, pool and restaurants. Endicott/Edinborough Village was built in 1998 and consists of 12, two- and three-bedroom units located adjacent to the golf course. Seven of the 12 Endicott/Edinborough Village units are owned by individual condominium owners, while the remaining five units are owned by the borrower. Guests in the Villages are offered full concierge service, shuttle service, complimentary Wi-Fi, room service, dry cleaning, flower delivery service and complimentary transportation to and from numerous nearby public beaches. The Linx Tavern and Bar is located in the clubhouse and offers indoor and outdoor dining. There are two major pool complexes located in the Villages, the largest of which is the Arbor Pool complex, which contains an outdoor pool, toddler pool, hot tub, and the Shark Bah.

The borrower sponsor has owned the Ocean Edge Resort & Golf Club Property since the 1980s when the borrower sponsor opened the resort. The borrower sponsor has continually made improvements over the years. Since 2014, the borrower sponsor has invested over $10.5 million, including golf course renovations, updates to various restaurants and bars, network system upgrades, room renovations and FF&E upgrades, new siding and decks, and the addition of employee housing, the Beach House Spa, and the Beach Bar. In addition, the borrower sponsor plans to use a portion of loan proceeds to implement further renovations in the winter of 2019 amounting to approximately $6.0 million ($51,724 per room) on room renovations and FF&E upgrades on the 116 rooms at Britterige Village.

Surface parking lots are located throughout the resort at the front, rear and sides of the buildings, with a combined total of 748 spaces. There are three entry drives that provide access to the northern and southern portions of the Ocean Edge Resort & Golf Club Property.

The Ocean Edge Resort & Golf Club Property currently offers three membership tiers to local residents. The golf membership grants access to all of the resort’s amenities and facilities, the sport beach membership provides access to the beach and the tennis and fitness clubs, and the beach membership provides access to the beach and related facilities.

The Jack Nicklaus-designed 18-hole golf course opened in May 2008, after an $8.5 million redesign of the former golf course to improve playability and customize the greens to United States Golf Association specifications. All golf facilities at the Ocean Edge Resort & Golf Club Property are managed by a national third party golf and club management company, Troon Golf, L.L.C., via an agreement extending through December 2022. In general, the golf members account for approximately 70% of the golf course usage, while the resort guests account for the rest.

The Ocean Edge Resort & Golf Club Property is subject to five separate condominium association agreements. Of the 337 rooms, 43 are subject to condominium agreements, including the 13 units owned by individual condominium owners that are operated by the borrowers as part of the collateral via assigned rental management services agreements.

The Market. The Ocean Edge Resort & Golf Club Property is located in Brewster, Massachusetts, within Barnstable County, which had a 2018 year-round population of approximately 214,200. Boston, Massachusetts and Providence, Rhode Island are approximately 90 miles to the northwest and west, respectively. The Ocean Edge Resort & Golf Club Property is approximately 17 miles northeast of the Barnstable Municipal Airport and approximately 50 miles north of the Nantucket Memorial Airport. The Ocean Edge Resort & Golf Club Property is situated on both sides of Route 6A, the scenic route that traverses Brewster. Given the location along the coastline of Cape Cod Bay, Brewster is known for its beaches, such as Breakwater Beach and Bay Pines Beach. The Cape Cod Bay region consists of multiple cities, towns and islands, all of which have economies that are largely supported by tourism, recreation, shellfishing and fishing. The tourism industry brought approximately 4.0 million visitors to the Cape Cod National Seashore in 2018, according to a third-party market research report, with much of the tourism concentrated during the summer months of June through September.

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Additional leisure demand generators within the town of Brewster include the Cape Cod Rail Trail, the Cape Cod Museum of Natural History, and Nickerson State Park, a 1,900-acre park that offers more than 400 campsites, an amphitheater, bike paths, playgrounds, and other recreational sports and activities.

The appraiser determined 2018 market demand segmentation of 27% commercial, 38% meeting and group, 31% leisure, and 4% extended stay. The Ocean Edge Resort & Golf Club Property had 2018 demand segmentation of 25% commercial, 40% meeting and group, 30% leisure, and 5% extended stay.

The primary competitive set for the Mansion consists of six hotels and resorts, which range in size from 67 to 263 rooms and collectively contain an aggregate of 891 rooms.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Ocean Edge Resort & Golf Club – The Mansion			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	53.6%	$410.48	$220.07	52.6%	$418.71	$220.23	98.1%	102.0%	100.1%
2017	53.2%	$409.49	$217.90	53.5%	$424.41	$226.99	100.5%	103.6%	104.2%
2018	53.8%	$424.41	$228.51	52.6%	$422.03	$221.91	97.7%	99.4%	97.1%
TTM(3)	52.4%	$440.08	$230.58	55.3%	$414.20	$228.87	105.5%	94.1%	99.3%
(1)	Data provided by a third party market research report.

(2)	Includes White Elephant Hotel, Chatham Bars Inn, Wequassett Resort & Golf Club, Sea Crest Beach Hotel, Harbor View Hotel & Resort (excluding 2018), and Nantucket Inn.

(3)	TTM represents the trailing 12-month period ending June 30, 2019.

The primary competitive set for the Villages consists of four hotels and resorts, which range in size from 105 to 244 rooms and collectively contain an aggregate of 645 rooms.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Ocean Edge Resort & Golf Club – The Villages			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	53.8%	$163.11	$87.83	43.3%	$242.69	$105.14	80.5%	148.8%	119.7%
2017	52.0%	$171.85	$89.34	43.5%	$240.99	$104.79	83.6%	140.2%	117.3%
2018	53.7%	$171.21	$91.87	42.3%	$239.70	$101.37	78.8%	140.0%	110.3%
TTM(3)	50.8%	$177.99	$90.40	40.6%	$249.48	$101.22	79.9%	140.2%	112.0%
(1)	Data provided by a third party market research report.

(2)	Includes Four Points by Sheraton Eastham Cape Cod, The Cape Codder Resort & Spa, DoubleTree by Hilton Hotel Cape Cod Hyannis, and Hampton Inn Suites Cape Cod West Yarmouth.

(3)	TTM represents the trailing 12-month period ending June 30, 2019.

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Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	Per Room(1)	% of Total Revenue(3)
Occupancy	40.3%	41.1%	40.9%	41.5%	41.5%
ADR	$319.48	$318.93	$325.04	$326.45	$326.45
RevPAR	$128.72	$130.99	$132.78	$135.35	$135.35

Room Revenue	$15,832,756	$16,111,931	$16,332,539	$16,648,190	$16,648,190	$49,401	48.0%
Food & Beverage Revenue	9,510,387	9,384,996	10,057,639	10,361,937	10,361,937	30,748	29.8
Other Departmental Revenue(4)	5,373,212	6,070,067	6,224,709	6,515,205	6,515,205	19,333	18.8
Other Revenue(5)	1,270,977	1,273,722	1,461,612	1,393,965	1,190,884	3,534	3.4
Total Revenue	$31,987,332	$32,840,716	$34,076,499	$34,919,298	$34,716,217	$103,015	100.0%

Room Expense	$4,043,612	$4,307,099	$4,344,846	$4,425,891	$4,435,054	$13,160	26.6%
Food & Beverage Expense	6,311,291	6,299,671	6,309,017	6,614,208	6,689,850	19,851	64.6
Other Departmental Expenses	2,947,064	3,481,667	3,525,379	3,632,509	3,684,918	10,934	56.6
Departmental Expenses	$13,301,967	$14,088,437	$14,179,242	$14,672,608	$14,809,821	$43,946	42.7%

Departmental Profit	$18,685,365	$18,752,279	$19,897,257	$20,246,690	$19,906,395	$59,069	57.3%

Operating Expenses	$8,106,816	$8,021,603	$8,370,372	$8,385,902	$8,207,382	$24,354	23.6%
Gross Operating Profit	$10,578,549	$10,730,676	$11,526,885	$11,860,788	$11,699,014	$34,715	33.7%

Management Fees	$818,761	$838,274	$866,526	$884,130	$878,611	$2,607	2.5%
Property Taxes	517,791	521,507	528,601	537,846	526,964	1,564	1.5
Property Insurance	271,803	309,486	361,911	391,183	497,476	1,476	1.4
Total Other Expenses	$1,608,355	$1,669,267	$1,757,038	$1,813,159	$1,903,051	$5,647	5.5%

Net Operating Income	$8,970,194	$9,061,409	$9,769,847	$10,047,629	$9,795,963	$29,068	28.2%
FF&E	1,279,493	1,313,629	1,363,060	1,396,772	1,450,357	4,304	4.2
Net Cash Flow	$7,690,701	$7,747,780	$8,406,787	$8,650,857	$8,345,606	$24,764	24.0%
(1)	Thirteen of the 337 rooms at the Ocean Edge Resort & Golf Club Property are owned by individual condominium owners and operated as part of the collateral via assigned rental management services agreements. The table includes cash flows from the 13 units under the rental management services agreements. Per Room values are based on 337 rooms.

(2)	TTM reflects the trailing 12-month period ending June 30, 2019.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line item.

(4)	Other Departmental Revenue consists of membership dues, golf and spa revenue.

(5)	Other Revenue primarily consists of resort and guest fees, employee housing revenue, and in the case of historical periods only, revenue from non-collateral rental units that is excluded from Underwritten Other Revenue.

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No. 12 – Loudoun Gateway II and III

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,410,000	Title:	Fee
Cut-off Date Principal Balance:	$29,410,000	Property Type - Subtype:	Office – Suburban
% of IPB:	2.9%	Net Rentable Area (SF):	179,864
Loan Purpose:	Acquisition	Location:	Sterling, VA
Borrower:	Pilot Virginia, LLC	Year Built / Renovated:	2000 / N/A
Sponsor:	Carter F. Sackman	Occupancy:	100.0%
Interest Rate:	3.70000%	Occupancy Date:	7/1/2019
Note Date:	10/3/2019	4th Most Recent NOI (As of):	$3,150,785 (12/31/2016)
Maturity Date:	11/1/2029	3rd Most Recent NOI (As of)(2):	$2,330,646 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$2,847,295 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(2):	$2,251,535 (TTM 8/31/2019)
Original Amortization Term:	None	UW Economic Occupancy:	85.0%
Amortization Type:	Interest Only	UW Revenues:	$4,661,997
Call Protection(1):	L(24),Def(93),O(3)	UW Expenses:	$1,751,031
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$2,910,966
Additional Debt:	No	UW NCF:	$2,415,012
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$45,300,000 / $252
Additional Debt Type:	N/A	Appraisal Date:	8/23/2019

Escrows and Reserves	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$164
Taxes:	$253,551	$41,392	N/A	Maturity Date Loan / SF:	$164
Insurance:	$38,861	$4,049	N/A	Cut-off Date LTV:	64.9%
Replacement Reserves:	$2,998	$2,998	N/A	Maturity Date LTV:	64.9%
TI/LC(3):	$18,736	$18,736	$1,124,150	UW NCF DSCR:	2.19x
Other(4):	$2,029,728	$0	N/A	UW NOI Debt Yield:	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,410,000	61.0%	Purchase Price	$45,250,000	93.8%
Borrower Equity	$16,211,807	33.6%	Upfront Reserves	$2,343,874	4.9%
Buyer Credits(4)	$2,601,653	5.4%	Closing Costs	$629,586	1.3%
Total Sources	$48,223,460	100.0%	Total Uses	$48,223,460	100.0%

(1)	The Loudoun Gateway II and III borrower may release an unimproved portion of the Loudoun Gateway II and III Property (as defined below) provided, among other conditions, (i) no ongoing event of default, (ii) the partial prepayment of the debt in an amount equal to the greater of (a) $3,100,000 and (b) the value of the released property at the time of the release and (iii) payment of the applicable Yield Maintenance Premium (as defined in the loan documents) to the extent that such prepayment occurs at any time other than after August 2, 2029.

(2)	The drop in 3rd Most Recent NOI and Most Recent NOI is due to rent abatements granted to tenants extending leases and/or expanding space at the Loudoun Gateway II and III Property. Rent abatement in 2017 totaled $713,634 and in the TTM period ending August 31, 2019 totaled $1,082,243.

(3)	The TI/LC Initial Cap will be suspended upon CACI International Inc’s S&P credit rating falling to BB- or lower and be reinstated upon achieving a S&P credit rating of BB or higher.

(4)	Other Escrows and Reserves consists of $1,419,650 for tenant improvements and $610,078 of rent abatements granted to CACI International Inc. Buyer Credits include, among other items, the aforementioned rent abatements and tenant improvements which were paid by the prior owner of the Loudoun Gateway II and III Property and reserved by the lender at the time of the origination of the Loudoun Gateway II and III Mortgage Loan (as defined below).

The Loan. The Loudoun Gateway II and III mortgage loan is secured by a first lien mortgage on the borrower’s fee interest in a 179,864 square foot office property located in Sterling, Virginia (the “Loudoun Gateway II and III Property”). The Loudoun Gateway II and III mortgage loan was originated by KeyBank and has an outstanding principal balance as of the Cut-off Date of $29,410,000 (the “Loudoun Gateway II and III Mortgage Loan”). The Loudoun Gateway II and III Mortgage Loan has a 10-year, interest-only term and, along with approximately $16.2 million of borrower equity was utilized for the purpose of acquiring the Loudoun Gateway II and III Property.

The Property. The Loudoun Gateway II and III Property is comprised of two adjacent, Class A office buildings located off Business Court approximately 3.1 miles north of Dulles International Airport in Sterling, Virginia which is part of the larger Washington, D.C. metro region.

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No. 12 – Loudoun Gateway II and III

The buildings were constructed in 2000 with Loudoun Gateway II consisting of four stories containing 102,882 square feet and Loudoun Gateway III consisting of three stories containing 76,982 square feet. Each building resides on a separate parcel which together total approximately 13.2-acres and provide 853 parking spaces for a parking ratio of approximately 4.7 spaces per 1,000 square feet of net rentable area. The buildings are mostly rectangular in shape with a central core containing two elevators per building, stairwells and restroom facilities. The outer areas contain open and private office areas with conference and employee break rooms. Amenities include a first-floor, grab-and-go food service with an automated attendant at Loudoun Gateway II and a first-floor fitness center at Loudoun Gateway III. As of July 1, 2019, the Loudoun Gateway II and III Property was 100% occupied and from August 2015 through July 2019, occupancy has averaged 95.1%.

Access to the surrounding region is via north/south Route 28 which is approximately 0.5 miles from the Loudoun Gateway II and III Property. Route 28 connects to Route 7, approximately 5 miles to the north and to Route 267, approximately 1.8 miles to the south and to Dulles International Airport. Route 267 (also known as Dulles Access Road) runs in a northwesterly/southeasterly direction and connects to Leesburg, Virginia to the northwest and I-495 (also known as the Capital Beltway), I-66 and Washington D.C. approximately 27 miles to the southwest. Additionally, the Dulles Corridor Metrorail expansion project is expanding regional rail access to Dulles International Airport and Loudoun County. The future Loudoun Gateway Metrorail Station will be approximately 3.0 miles from the Loudoun Gateway II and III Property, will provide a commuter parking garage with approximately 1,900 spaces and is expected to be completed in 2020.

Major Tenants.

CACI International Inc (146,056 square feet; 81.2% of NRA; 79.5% of Base Rent): CACI International Inc (“CACI”; NYSE: CACI; rated BB+/Ba2 by S&P/Moody’s) is a Fortune 1000 Company founded in 1962 and headquartered in Arlington, Virginia. CACI is an information solutions and technology services provider to defense, intelligence, and federal civilian agencies. CACI’s business operations are primarily centered around business systems and process reengineering; hardware, software and system/platform integration for command, control, communication and computer networks and mission-critical support for cyber and electronic warfare operations; engineering services; enterprise information technology infrastructure and mission support supply chain management and logistics. For the fiscal year ending June 30, 2019, CACI reported revenues of approximately $5.0 billion and generated a three-year cumulative average growth rate (“CAGR”) for revenue 11.1%. CACI reported operating income for the same period of approximately $377.9 million and a three-year operating income CAGR of 14.2%.

In November 2013, CACI acquired the original tenant under the lease, Six3 Advanced Systems, Inc., and has subsequently expanded their space four times. Under the terms of the lease, CACI has two, five-year extension options. CACI currently leases 69,074 square feet of space in Loudoun Gateway II (67.1% of the building’s NRA) until July 31, 2027 with two termination options requiring at least nine months’ written notice and payment of a termination fee equal to all unamortized abated base rent and tenant improvement allowances, brokerage commissions amortized on a straight-line basis and assuming an interest rate of 7%. The first termination option permits CACI to terminate up to 30,000 square feet of space in Loudoun Gateway II effective September 4, 2023. The second termination option permits CACI to terminate up to 100% of their space in Loudoun Gateway II effective September 4, 2025. CACI currently leases 76,982 square feet of space in Loudoun Gateway III (100% of the building’s NRA) until July 31, 2027 with no termination options.

The Market. The Loudoun Gateway II and III Property is located in Sterling, Virginia in the northerly portion of the Washington-Arlington-Alexandria, DC-VA-MD-WV Core Based Statistical Area (the “Washington CBSA”), the seventh most populous metropolitan area in the United States. The Washington CBSA’s largest industry sectors include professional and business services, government, and education and health services which together account for 57.5% of non-farm employment. The Washington CBSA’s population is generally more educated and affluent as compared to the United States as a whole. The percentage of population with bachelor degrees in the Washington CBSA is estimated at 25.1% compared to 18.7% in the United States. For advanced degrees, the difference is 23.6% compared to 11.3%. Median household income in the Washington CBSA is estimated at $96,382 compared to $58,754 in the United States. Increasing demand for high technology services and the well-educated workforce is driving technology and biotechnology companies to invest in the region. One third-party assessment ranked the Washington CBSA as the United States’ third most powerful technology hub.

The city of Sterling is situated in Loudoun County, one of the fastest growing counties in the United States in terms of population with a 29% population growth since 2010. The county also has the highest business growth of counties in the state of Virginia as measured by the number of businesses established, GDP growth, new building permits and federal contracts awarded. Business growth is reported at 13.9%, 13.9% and 15.8% for 2018, 2017 and 2016, respectively. Loudoun County’s largest industry cluster is information and communications technology which accounts for 19% of all business establishments and 15% of the county’s employment. Loudoun County is also known as “Data Center Alley” and is home to the world’s largest concentration of data centers, the development of which began in the early 1990’s. It is estimated as much as 70% of the world’s internet traffic is routed through Loudoun County. The proximity of data centers is directly related to achievable network speeds and security and allows multiple data centers to be connected and act as backups for each other. Major industry players present in the county include Amazon Web Services, Google, Microsoft, CyrusOne, Digital Realty Trust, and Equinix. The east coast headquarters for Amazon Web Services is located approximately 4.0 miles to the southwest of the Loudoun Gateway II and III Property.

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No. 12 – Loudoun Gateway II and III

According to the appraisal, the Loudoun Gateway II and III Property is located within the Northern Virginia office market and the Loudoun County office submarket. As of second quarter 2019, the Northern Virginia office market contained approximately 133.6 million square feet of office space with an overall vacancy rate of 19.3% and a direct weighted asking rental rate of $36.50 per square foot for Class A space. As of second quarter 2019, the Northern Virginia office market reported leasing activity of approximately 4.4 million square feet with approximately 2.8 million square feet under construction and positive net absorption of 591,208 square feet. For the same period, the Loudoun County office submarket contained approximately 5.8 million square feet of office space with an overall vacancy rate of 19.1% and a direct weighted asking rental rate of $28.31 for Class A space. The Loudoun County office submarket reported leasing activity of approximately 162,583 square feet with approximately 35,934 square feet being removed from the submarket and no reported absorption of space.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
CACI International Inc(3)	Ba2 / BB+ / NA	146,056	81.2%	$23.79	$3,474,736	79.5%	7/31/2027
Axios, Inc	Ba2 / BB+ / NA	14,153	7.9%	$26.44	$374,205	8.6%	5/31/2023
Northstrat, Inc	NA / NA / NA	10,692	5.9%	$26.44	$282,696	6.5%	11/30/2024
FTS International, LLC	NA / NA / NA	8,963	5.0%	$26.44	$236,982	5.4%	5/31/2023
Top Tenants		179,864	100.0%	$24.29	$4,368,619	100.0%

Vacant Space		0	0.0%

Collateral Total		179,864	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	CACI has two options to terminate varying portions of its space in the Loudoun Gateway II building with at least nine months’ written notice and payment of a termination fee equal to all unamortized abated base rent and tenant improvement allowances, brokerage commissions amortized on a straight-line basis and assuming an interest rate of 7%. The first termination option permits CACI to terminate up to 30,000 square feet of space in Loudoun Gateway II effective on September 4, 2023. The second termination option permits CACI to terminate up to 100% of their space in Loudoun Gateway II effective on September 4, 2025.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2023	2	23,116	12.9	611,187	14.0	23,116	12.9%	$611,187	14.0%
2024	1	10,692	5.9	282,696	6.5	33,808	18.8%	$893,884	20.5%
2025	0	0	0.0	0	0.0	33,808	18.8%	$893,884	20.5%
2026	0	0	0.0	0	0.0	33,808	18.8%	$893,884	20.5%
2027	1	146,056	81.2	3,474,736	79.5	179,864	100.0%	$4,368,619	100.0%
2028	0	0	0.0	0	0.0	179,864	100.0%	$4,368,619	100.0%
2029	0	0	0.0	0	0.0	179,864	100.0%	$4,368,619	100.0%
2030 & Beyond	0	0	0.0	0	0.0	179,864	100.0%	$4,368,619	100.0%
Total	4	179,864	100.0%	$4,368,619	100.0%
(1)	Based on the underwritten rent roll.

(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

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No. 12 – Loudoun Gateway II and III

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$3,828,885	$3,045,461	$3,643,079	$2,959,757	$4,368,619	$24.29	79.7%
Vacant Income	0	0	0	0	0	$0	0.0
Gross Potential Rent	$3,828,885	$3,045,461	$3,643,079	$2,959,757	$4,368,619	$24.29	79.7%
Total Reimbursements	899,327	861,974	794,090	819,488	1,116,083	$6.21	20.3
Net Rental Income	$4,728,213	$3,907,435	$4,437,169	$3,779,245	$5,484,702	$30.49	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(822,705)	($4.57)	(15.0)
Other Income	42,136	7,400	2,400	(1,775)	0	$0.00	0.0
Effective Gross Income	$4,770,349	$3,914,835	$4,439,569	$3,777,471	$4,661,997	$25.92	85.0%
Total Expenses	1,619,564	1,584,190	1,592,274	1,525,936	1,751,031	$9.74	37.6
Net Operating Income(5)	$3,150,785	$2,330,646	$2,847,295	$2,251,535	$2,910,966	$16.18	62.4%
Capital Expenditures	0	0	0	0	35,973	$0.20	0.8
TI/LC	0	0	0	0	459,981	$2.56	9.9
Net Cash Flow	$3,150,785	$2,330,646	$2,847,295	$2,251,535	$2,415,012	$13.43	51.8%
(1)	TTM reflects the trailing twelve-month period ending August 2019.

(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Historical Rents in Place are presented net of any applicable rent abatements afforded to tenants in accordance with their respective leases. At origination, the borrower deposited into escrow $610,078 for rent abatements granted to CACI.

(4)	Underwritten Rents in Place consist of in-place rents as of the July 1, 2019 rent roll and include underwritten contractual rent increases of $383,420 through December 2020.

(5)	The drop in 2017 and TTM Rents in Place is due to rent abatements granted to tenants extending leases and/or expanding space at the Loudoun Gateway II and III Property. Abated rent in 2017 totaled $713,634 and in the TTM period totaled $1,082,243.

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No. 13 – Village at Knapp’s Crossing

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$28,500,000	Title:	Fee
Cut-off Date Principal Balance:	$28,500,000	Property Type - Subtype:	Retail – Anchored
% of IPB:	2.8%	Net Rentable Area (SF):	143,287
Loan Purpose:	Refinance	Location:	Grand Rapids, MI
Borrower:	East Beltline Development II, LLC	Year Built / Renovated:	2011-2019 / N/A
Borrower Sponsors:	Christopher G. Brochert, William T. Mast and Daniel L. Stern	Occupancy:	91.0%
		Occupancy Date:	7/31/2019
Interest Rate:	3.65000%	4th Most Recent NOI (As of)(1):	NAV
Note Date:	10/10/2019	3rd Most Recent NOI (As of)(1):	NAV
Maturity Date:	11/1/2029	2nd Most Recent NOI (As of)(1):	NAV
Interest-only Period:	12 months	Most Recent NOI (As of)(1):	NAV
Original Term:	120 months	UW Economic Occupancy:	89.5%
Original Amortization Term:	360 months	UW Revenues:	$3,943,498
Amortization Type:	IO-Balloon	UW Expenses:	$1,036,596
Call Protection:	L(24),Def(90),O(6)	UW NOI:	$2,906,902
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$2,742,252
Additional Debt:	No	Appraised Value / Per SF:	$38,900,000 / $271
Additional Debt Balance:	N/A	Appraisal Date:	10/9/2019
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$199
Taxes(2):	$115,390	$38,463	N/A	Maturity Date Loan / SF:	$161
Insurance(3):	$0	Springing	N/A	Cut-off Date LTV:	73.3%
Replacement Reserves:	$1,791	$1,791	$85,000	Maturity Date LTV:	59.3%
TI/LC(4):	$430,000	Springing	$430,000	UW NCF DSCR:	1.75x
Other(5):	$708,026	$0	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,500,000	100.0%	Payoff Existing Debt	$26,120,898	91.7%
			Upfront Reserves	1,255,207	4.4
			Construction/Leasing Costs(6)	668,563	2.3
			Closing Costs	273,619	1.0
			Return of Equity	181,713	0.6
Total Sources	$28,500,000	100.0%	Total Uses	$28,500,000	100.0%
(1)	Historical NOI is not available as the Village at Knapp’s Crossing Property (as defined below) was constructed in multiple phases between 2011 and 2019.
(2)	The Village at Knapp’s Crossing Mortgage Loan (as defined below) documents do not require ongoing monthly collections for taxes with respect to the portion of the Village at Knapp’s Crossing Property occupied by TJ Maxx as long as (i) no Major Tenant Trigger Event (as defined in the Village at Knapp’s Crossing Mortgage Loan documents) exists, (ii) no event of default exists, (iii) the borrower provides to the lender all tax bills and evidence that TJ Maxx has paid such applicable taxes prior to the due date, and (iv) the TJ Maxx lease is in full force and effect.
(3)	The Village at Knapp’s Crossing Mortgage Loan documents do not require ongoing escrows for insurance premiums as long as (i) no event of default exists and (ii) the borrower maintains a blanket insurance policy acceptable to the lender.
(4)	The borrower will be required to deposit $7,164 into the TI/LC reserve on a monthly basis if the balance of the TI/LC reserve falls below $430,000.
(5)	Initial Other reserves include a $669,512 outstanding tenant improvements reserve for 11 tenants with outstanding tenant improvement obligations and a $38,514 rent reserve for four tenants that have signed leases but are not yet in occupancy or have not yet begun paying rent.
(6)	At origination, the borrower paid various hard construction costs, development fees, and leasing commissions of $362,475, $208,783, and $97,305, respectively.

The Loan. The Village at Knapp’s Crossing mortgage loan has an outstanding principal balance as of the Cut-off Date of $28.5 million (the “Village at Knapp’s Crossing Mortgage Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in a 143,287 square foot anchored retail shopping center located in Grand Rapids, Michigan (the “Village at Knapp’s Crossing Property”). The Village at Knapp’s Crossing Mortgage Loan has a 10-year term, and following a one-year interest only period, amortizes on a 30-year schedule. The borrowing entity for the loan is East Beltline Development II, LLC, a Michigan limited liability company and special purpose

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No. 13 – Village at Knapp’s Crossing

entity. The borrower sponsors and nonrecourse carve-out guarantors are Christopher G. Brochert, William T. Mast and Daniel L. Stern. Mr. Brochert and Mr. Stern are the founders and principals of Lormax Stern, a fully integrated commercial real estate investment firm specializing in the acquisition, development and operational oversight of anchored retail properties across the continental United States. Lormax Stern has acquired and developed more than 50 shopping centers with an aggregate of 20 million square feet. Mr. Mast is the president of Visser Brothers, Inc., a general contracting company based in Grand Rapids.

The Property. The Village at Knapp’s Crossing Property is a 143,287 square foot anchored retail shopping center located at 2078 East Beltline Avenue Northeast in Grand Rapids, Michigan. The improvements consist of nine separate single-story, retail buildings that were built in multiple phases with construction beginning in 2011 and ending in 2019. As of July 31, 2019, the Village at Knapp’s Crossing Property is 91.0% leased by 28 tenants, including major tenants TJ Maxx, Old Navy, Ulta Beauty, and Five Below. Additional national tenants at the Village at Knapp’s Crossing Property consist of P.F. Chang’s, Bravo Brio Restaurant Group, Skechers, Bath & Body Works, Orange Theory, PNC Bank, Potbelly and GNC. A D&W Fresh Market grocery store which is not part of the collateral shadow anchors the Village at Knapp’s Crossing Property and is located on the southern portion of the shopping center. The Village at Knapp’s Crossing Property contains 497 surface parking spaces with overall parking ratio of approximately 3.5 spaces per 1,000 square feet of net rentable area.

The Village at Knapp’s Crossing Property is situated on a 24.44-acre site at the intersection of the primary arterials of East Beltline Avenue Northeast and Knapps Street Northeast, approximately one mile to the east of Interstate 96. The intersection is also home to a Meijer grocery store and a Celebration Cinema movie theater. Traffic counts near the Village at Knapp’s Crossing Property along East Beltline Avenue Northeast average 42,400 vehicles per day. The immediate area consists of primarily retail, office and public use areas, with residential development removed from the main arterials.

Major Tenants.

TJ Maxx (22,950 square feet; 16.0% of NRA; 8.1% of Base Rent): TJ Maxx has a 10-year lease with an expiration of July 2029, four, five-year renewal options and no termination options. TJ Maxx is a subsidiary of TJX Companies, Inc. (NYSE: TJX) (rated A2/A+ by Moody’s/S&P) (“TJX”), an off-price apparel and home fashions retailer in the United States and worldwide. TJX brands in the United States include T.J. Maxx and Marshalls (combined, Marmaxx), HomeGoods, Sierra, and Homesense. TJX is a Fortune 500 company and operates more than 4,300 stores in nine countries, three e-commerce sites, and approximately 270,000 employees.

Old Navy (12,500 square feet; 8.7% of NRA; 8.4% of Base Rent): Old Navy has a five-year lease with an expiration of July 2024, three, five-year renewal options and no termination options. Founded in 1994, Old Navy is an American fashion retailer of men’s, women’s and children’s apparel and accessories with over 1,000 stores around the world. Old Navy is a division of Gap, Inc. (NYSE: GPS) (rated Baa2/BB+ by Moody’s/S&P), which is a worldwide omni-channel apparel retail company that offers products under the Gap, Banana Republic, Old Navy, Athleta, Intermix, Hill City, and Janie and Jack brands.

Ulta Beauty (10,080 square feet; 7.0% of NRA; 7.4% of Base Rent): Ulta Beauty (NASDAQ: ULTA) (“Ulta”) has a 10-year lease with an expiration of August 2029, two, five-year renewal options and no termination options. Ulta is the largest beauty retailer in the United States, providing cosmetics, fragrance, skin and hair care products, and salon services. Ulta offers more than 25,000 products from over 500 beauty brands across all categories and price points, including Ulta’s own private label. Each Ulta store includes a full-service salon featuring hair, skin and brow services. As of August 2019, Ulta operates 1,213 retail stores across 50 states.

The Market. The Village at Knapp’s Crossing Property is located in Grand Rapids, Kent County, Michigan. Grand Rapids has a 2018 population of approximately 1.1 million and is the second largest city in Michigan after Detroit. The Grand Rapids metropolitan area is known as a furniture-manufacturing center, as it is home to five major office furniture companies. The city and surrounding communities are economically diverse, contributing to the healthcare, information technology, automotive, aviation, consumer goods, and manufacturing industries.

The Village at Knapp’s Crossing Property is located in the Grand Rapids retail market and the Northeast Grand Rapids retail submarket. According to a third-party market research report as of the second quarter of 2019, the Grand Rapids retail market contains approximately 61.8 million square feet, with a vacancy rate of 3.5% and a market rent of $12.24 per square foot. The Northeast Grand Rapids retail submarket contains approximately 3.5 million square feet, with a vacancy rate of 6.2% and asking rent of $11.83 per square foot. According to a third-party market research report, the estimated 2019 population within a one-, three- and five-mile radius of the Village at Knapp’s Crossing Property was 4,713, 46,849, and 156,668, respectively. The estimated 2019 average household income within a one-, three- and five-mile radius of the Village at Knapp’s Crossing Property was $115,370, $64,511, and $61,242, respectively.

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No. 13 – Village at Knapp’s Crossing

Top Ten Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Exp. Date
TJ Maxx	A2 / A+ / NA	22,950	16.0%	$10.95	$251,303	8.1%	7/30/2029
Old Navy	Baa2 / BB+ / NA	12,500	8.7	$21.00	262,500	8.4	7/31/2024
Ulta Beauty	NA / NA / NA	10,080	7.0	$23.00	231,840	7.4	8/31/2029
Five Below	NA / NA / NA	8,500	5.9	$17.50	148,750	4.8	6/30/2029
Chow Hound	NA / NA / NA	7,000	4.9	$20.00	140,000	4.5	8/31/2028
P.F. Chang’s	NA / NA / NA	6,967	4.9	$20.16	140,450	4.5	11/30/2021
Bravo Brio Restaurant Group	NA / NA / NA	6,775	4.7	$35.80	242,550	7.8	12/31/2026
Skechers	NA / NA / NA	5,000	3.5	$25.00	125,000	4.0	7/31/2029
Woodhouse Day Spa	NA / NA / NA	5,000	3.5	$28.00	140,000	4.5	8/31/2028
Mission BBQ	NA / NA / NA	4,427	3.1	$22.75	100,714	3.2	10/31/2029
Top Ten Tenants		89,199	62.3%	$19.99	$1,783,107	57.1%

Non Top Ten Tenants		41,226	28.8%	$32.45	$1,337,814	42.9%

Occupied Collateral Total		130,425	91.0%	$23.93	$3,120,921	100.0%

Vacant Space		12,862	9.0%

Collateral Total		143,287	100.0%

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	12,862	9.0%	NAP	NAP	12,862	9.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	12,862	9.0%	$0	0.0%
2020	0	0	0.0	0	0.0	12,862	9.0%	$0	0.0%
2021	2	8,407	5.9	185,090	5.9	21,269	14.8%	$185,090	5.9%
2022	0	0	0.0	0	0.0	21,269	14.8%	$185,090	5.9%
2023	0	0	0.0	0	0.0	21,269	14.8%	$185,090	5.9%
2024	1	12,500	8.7	262,500	8.4	33,769	23.6%	$447,590	14.3%
2025	2	3,519	2.5	120,810	3.9	37,288	26.0%	$568,400	18.2%
2026	7	21,643	15.1	743,530	23.8	58,931	41.1%	$1,311,930	42.0%
2027	0	0	0.0	0	0.0	58,931	41.1%	$1,311,930	42.0%
2028	4	16,691	11.6	420,730	13.5	75,622	52.8%	$1,732,660	55.5%
2029	10	62,708	43.8	1,196,513	38.3	138,330	96.5%	$2,929,173	93.9%
2030 & Beyond	2	4,957	3.5	191,748	6.1	143,287	100.0%	$3,120,921	100.0%
Total	28	143,287	100.0%	$3,120,921	100.0%
(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

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No. 13 – Village at Knapp’s Crossing

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$3,120,921	$21.78	70.8%
Vacant Income	385,860	2.69	8.8
Gross Potential Rent	$3,506,781	$24.47	79.6%
Total Reimbursements	900,180	6.28	20.4
Net Rental Income	$4,406,961	$30.76	100.0%
(Vacancy/Credit Loss)	(463,463)	(3.23)	(10.5)
Effective Gross Income	$3,943,498	$27.52	89.5%

Total Expenses	$1,036,596	$7.23	26.3%

Net Operating Income	$2,906,902	$20.29	73.7%

Total TI/LC, Capex/RR	164,650	1.15	4.2

Net Cash Flow	$2,742,252	$19.14	69.5%
(1)	Historical financial statements are not available as the Village at Knapp’s Crossing Property was constructed in multiple phases between 2011 and 2019.
(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place consist of in-place rents as of July 31, 2019, including (i) four tenants that have executed leases but not yet taken occupancy or begun paying rent, representing 6,739 square feet and approximately $38,514 of underwritten rent and (ii) underwritten contractual rent increases of $1,664 through February 2020.

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No. 14 – 200 North Warner Road

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$27,350,000	Title:	Fee
Cut-off Date Principal Balance:	$27,350,000	Property Type – Subtype:	Office - Suburban
% of IPB:	2.7%	Net Rentable Area (SF):	164,157
Loan Purpose:	Acquisition	Location:	King of Prussia, PA
Borrower:	Pembroke TCM North Warner LLC	Year Built / Renovated:	1982 / 2017
Borrower Sponsors(1):	Various	Occupancy(4):	80.1%
Interest Rate:	3.97300%	Occupancy Date:	8/15/2019
Note Date:	10/15/2019	4th Most Recent NOI (As of):	$1,338,104 (Annualized T-7 12/31/2016)
Maturity Date:	11/6/2029	3rd Most Recent NOI (As of):	$1,217,029 (12/31/2017)
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(5):	$1,577,990 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(5)(6):	$2,191,987 (TTM 07/01/2019)
Original Amortization Term:	360 months	UW Economic Occupancy:	83.0%
Amortization Type:	IO-Balloon	UW Revenues:	$4,161,037
Call Protection:	L(24),Def(91),O(5)	UW Expenses:	$1,449,007
Lockbox / Cash Management:	Hard / In Place	UW NOI(6):	$2,712,030
Additional Debt:	No	UW NCF:	$2,510,925
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$40,400,000 / $246
Additional Debt Type:	N/A	Appraisal Date:	8/27/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$167
Taxes:	$102,893	$25,723	N/A	Maturity Date Loan / SF:	$151
Insurance(2):	$0	Springing	N/A	Cut-off Date LTV:	67.7%
Replacement Reserves:	$420,000	$2,736	N/A	Maturity Date LTV:	61.4%
TI/LC:	$1,465,000	$13,680	$2,200,000	UW NCF DSCR:	1.61x
Other(3):	$1,062,303	$0	N/A	UW NOI Debt Yield:	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Proceeds	$27,350,000	65.3%	Purchase Price	$37,850,000	90.4%
Borrower’s Equity	14,503,404	34.7	Upfront Reserves	3,050,196	7.3
			Closing Costs	953,208	2.3
Total Sources	$41,853,404	100.0%	Total Uses	$41,853,404	100.0%

(1)	The borrower sponsors are John. B Vander Zwaag, Richard Hamlin, Janet Kaz, Benjamin Adams, Pembroke IV LLC, Pembroke North Warner Investors LLC, TCM North Warner LLC and TCM North Warner GP LLC.
(2)	Monthly insurance reserves of 1/12th of the annual insurance premiums will not be required as long as the borrower maintains a blanket policy acceptable to the lender.
(3)	Other Escrows includes $379,378 for HVAC replacement, $545,278 in outstanding tenant improvements and leasing commissions and $137,647 of free/gap rent.
(4)	Occupancy excludes two dark tenants totaling 8,199 square feet that continue to pay rent. Occupancy including the dark tenants equals 85.1%.
(5)	The increase in NOI from 12/31/2018 to TTM 7/1/2019 is primarily due to the execution of three leases and one renewal (antenna tenant) totaling 11,125 square feet for $371,233 of underwritten base rent.
(6)	The increase in NOI from TTM 7/1/2019 to UW NOI is primarily due to (i) rent steps totaling $132,579, (ii) a lease expansion accounting for $104,514 of underwritten base rent commencing in October 2019, and (iii) a new lease with Connective RX commencing in January 2020 for $146,547 of UW rent.

The Loan. The 200 North Warner Road mortgage loan (the “200 North Warner Road Mortgage Loan”) is secured by a first lien mortgage on the borrower’s fee interest in a 164,157 square foot office property located in King of Prussia, Pennsylvania (the “200 North Warner Road Property”). The 200 North Warner Road Mortgage Loan was originated by Barclays Capital Real Estate Inc. and has an outstanding principal balance as of the Cut-off Date of $27,350,000.The 200 North Warner Road Mortgage Loan has a 10-year term and is interest-only for the first 60 months of the term followed by a 30-year amortization schedule.

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No. 14 – 200 North Warner Road

The Property. The 200 North Warner Road Property is a four-story, Class A, multi-tenant, office building with a total net rentable area of 164,157 square feet situated on a 12.1-acre site in King of Prussia, Pennsylvania. Built in 1982, the 200 North Warner Road Property was fully renovated in 2017 with upgrades including a new front entrance and windows, parking lot and landscaping updates and an extended lobby featuring a four-story atrium, a lounge area and grab-and-go food station. A conference room center and training room were also added, with over $4.2 million invested in the total renovation. The 200 North Warner Road Property also includes a total of 564 parking spaces, resulting in a parking ratio of 3.4 spaces per 1,000 SF. Leasing activity at the 200 North Warner Road Property since the beginning of 2018 comprises eight new leases totaling 46,778 SF, three renewals totaling 8,576 SF, and two expansions totaling 10,186 SF. As of August 15, 2019, the 200 North Warner Road Property was 85.1% leased to 20 different tenants across various industries. Excluding two dark tenants leasing a combined 8,199 square feet, the physical occupancy was 80.1%.

Major Tenants.

AT&T Mobility (NYSE: T; Moody’s/S&P/Fitch: Baa2/BBB/A-; 15.2% of NRA; 16.9% of underwritten rent) (“AT&T”) is the largest tenant at the 200 North Warner Road Property. AT&T is the world’s largest telecommunications company, and the second largest provider of mobile telephone services in the United States and the largest provider of fixed telephone services in the United States. In 2018, AT&T was ranked #9 on the Fortune 500 List of the largest United States corporations. As of year-end 2018, AT&T had a $226.9 billion market capitalization, and revenues of $170 billion. AT&T’s offices at the 200 North Warner Road Property are used by the company’s mobility segment. AT&T has been at the 200 North Warner Road Property since 2002, and its lease is scheduled to expire in September 2022. AT&T has two, three-year extension options remaining. In 2002, AT&T originally leased 111,614 square feet and between 2012 and 2017, downsized to its current net rentable area of 24,884 SF. AT&T’s downsizing resulted in the foreclosure of the previous loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus for more details.

During the continuance of an AT&T Trigger Event (as defined below), excess cash will be swept into a rollover reserve account. An “AT&T Trigger Event” will commence if one or more of the following has occurred: (i) upon the earlier of (a) December 31, 2021 or (b) upon AT&T giving notice of its intent not to renew 75% or more of its space, (ii) AT&T has abandoned or vacated 75% or more of its space, (iii) AT&T, any parent company or any guarantor of its lease is subject to bankruptcy proceedings, (iv) the AT&T lease has been terminated, or (v) AT&T becomes delinquent in payments under its lease beyond applicable cure periods. In the case of an AT&T Trigger Event described in clauses (i), (ii), (iv) or (v) above, no cash sweep will occur if (i) AT&T has given notice of renewal under its lease, (ii) AT&T has agreed to remain in possession of 75% or more of its space at a rent of $26.50 per square foot or greater or (iii) the AT&T space has been re-leased under a qualified replacement lease. In the case of an AT&T Trigger Event described in clause (iii) above, no cash sweep will be occur if the AT&T lease is affirmed by AT&T in a bankruptcy proceeding or the receipt of a tenant estoppel satisfactory to the lender.

Acriscure, LLC/ Odell Studner (12.0% of NRA; 12.1% of underwritten rent) (“Odell Studner”) is the second largest tenant at the 200 North Warner Road Property. Odell Studner is an insurance brokerage and consulting firm. The Philadelphia Business Journal recognized the company as the 10th largest insurance brokerage in the local area. Odell Studner has been at the 200 North Warner Road Property since 2016, and has recently expanded its premises at the 200 North Warner Road Property. The initial lease of 15,393 square feet expires in November 2023 and the 4,269 square foot lease for its expansion space expires in November 2026. Odell Studner has one, five-year extension for the 15,393 square foot portion of its leased space.

Arco Design/Build Northeast (7.8% of NRA; 8.7% of underwritten rent) (“Arco”) is the third largest tenant at the 200 North Warner Road Property. Arco is a consulting, design and construction company, which serves as an owner and operator of industrial facilities that support logistics and supply chain operations. This tenant has been at the 200 North Warner Road Property since 2014 and has expanded its premises in 2017 and in 2019. The leases expire in July 2024.

Quadgen Wireless Solutions (7.4% of NRA; 9.0% of underwritten rent) (“Quadgen”) is the fourth largest tenant at the 200 North Warner Road Property. Quadgen is a network and engineering services company, which enables customers to deploy new technologies, improve network capacity, reduce costs and optimize network performance. Quadgen’s space at the 200 North Warner Road Property serves as its corporate headquarters. The company employs approximately 800 people and has an additional headquarters in Bengaluru, India. Quadgen has been a tenant at the 200 North Warner Road Property since 2018, with a lease scheduled to expire in October 2025. Quadgen has one, five-year renewal option remaining and has a termination option effective following October 2023.

Velocitel, Inc. (S&P: B; 7.0% of NRA; 8.5% of underwritten rent) (“Velocitel”) is the fifth largest tenant at the 200 North Warner Road Property. Velocitel provides site-acquisition, design, engineering, implementation, upgrade, maintenance, and radio frequency compliance services for wireless infrastructure. Since the company was founded in 1987, Velocitel has designed, constructed, and deployed over 50,000 wireless sites. In 2017, Velocitel was acquired by QualTek, a leading provider of engineering, construction, fulfillment and project management services to the telecommunications industry. Both companies are now headquartered in King of Prussia, Pennsylvania. Velocitel has been at the 200 North Warner Road Property since 2012 and expanded its premises in 2017. Both of Velocitel’s leases expire in September 2022 with no renewal options remaining.

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No. 14 – 200 North Warner Road

The Market. The 200 North Warner Road Property is located in the center of King of Prussia, Pennsylvania, approximately 20 miles from the Philadelphia central business district. The 200 North Warner Road Property is located one block from the King of Prussia Mall, which is the largest mall in the U.S. in terms of retail space and offers over 400 stores, three food courts and other dining options. The 200 North Warner Road Property is also situated across the street from the King of Prussia Town Center, which is a mixed-use development town known as the Village at Valley Forge. The Village at Valley Forge is a 122-acre space that is home to residential housing, including five new residential developments, office space, hospitality, a Wegmans Food Market, the Children’s Hospital of Philadelphia, dining, and entertainment.

The 200 North Warner Road Property also has immediate access to the major thoroughfares of the region, at the intersection of the Schuylkill Expressway (I-76) and Route 202, and is in close proximity to Route 422 and the Pennsylvania Turnpike. Vehicular access to each of these thoroughfares can be reached from the 200 North Warner Road Property each within a few minutes. Furthermore, the 200 North Warner Road Property is situated in the Philadelphia Main Line Area, one of the wealthiest areas in the Philadelphia MSA, with the median household incomes within one-, three-, and five- mile-radii of the 200 North Warner Road Office Property of $79,436, $100,922, and $88,054 respectively. The population within the same parameters is 4,792, 59,631, and 174,738, respectively.

The 200 North Warner Road Property is located in the suburban Philadelphia office market and the King of Prussia/Valley Forge submarket. As of the second quarter of 2019, the suburban Philadelphia market had an inventory of 60.3 million square feet and a vacancy rate of 15.7%. The King of Prussia/Valley Forge submarket had an inventory of 16.75 million square feet, a vacancy rate of 13.1%, and an average asking rate of $27.35 per square foot as of the end of the second quarter of 2019.

The appraiser identified 25 competitive office complexes. These competitors amount to approximately 2.4 million square feet of office space with a vacancy rate of 11.0%. The asking rent among the competitive properties that reported ranged from $19.50 PSF to $38.25 per square foot.

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
AT&T	Baa2 / BBB / A-	24,884	15.2%	$26.93	$670,172	16.9%	9/30/2022(2)
Odell Studner	NA / NA / NA	19,662	12.0	$24.50	481,661	12.1	Various(3)
Arco	NA / NA / NA	12,834	7.8	$26.92	345,476	8.7	7/31/2024
Quadgen	NA / NA / NA	12,199	7.4	$29.30	357,385	9.0	10/31/2025(4)
Velocitel	NA / B / NA	11,440	7.0	$29.50	337,480	8.5	09/30/2022
Major Tenants / Wtd. Avg.		81,019	49.4%	$27.06	$2,192,174	55.2%
Non Major Tenants / Wtd. Avg.		58,646	35.7%	$30.39	$1,782,354	44.8%
Occupied Collateral Total / Wtd. Avg.		139,665	85.1%	$28.46	$3,974,527	100.0%

Vacant Space		24,492	14.9%

Collateral Total		164,157	100.0%

(1)	Based on underwritten rent roll dated August 15, 2019.
(2)	AT&T has two, three-year extension options at its then-fair market rent.
(3)	Odell Studner has one, five-year extension option on its 15,393 square foot space at its then-fair market rent. The 4,269 SF space has no renewal options. The 15,393 square foot space has a lease expiration date of November 30, 2023 and the 4,269 square foot space has a lease expiration of November 30, 2026.
(4)	QuadGen has one, five-year extension option at 95% of its then-fair market rent. QuadGen also has the right to terminate its lease effective as of October 31, 2023 upon 270 days prior written notice to the borrower and the payment of a termination fee in an amount equal to the sum of the unamortized balance of the leasing commissions actually paid by landlord in connection with the lease, the unamortized total cost of landlord work, and the unamortized balance of all other leasing costs, calculated on a straight-line basis over the lease term at an 8% interest rate.

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No. 14 – 200 North Warner Road

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	NRA Expiring(3)	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	24,492	14.9%	NAP	NAP	24,492	14.9%	NAP	NAP
2019 & MTM	0	0	0	$0	0%	24,492	14.9%	$0	0%
2020	2	3,569	2.2	98,439	2.5	28,061	17.1%	$98,439	2.5%
2021	1	2,211	1.3	54,744	1.4	30,272	18.4%	$153,183	3.9%
2022	6	48,321	29.4	1,408,282	35.4	78,593	47.9%	$1,561,465	39.3%
2023	4	30,299	18.5	790,807	19.9	108,892	66.3%	$2,352,271	59.2%
2024	3	14,938	9.1	450,104	11.3	123,830	75.4%	$2,802,376	70.5%
2025	3	17,699	10.8	523,430	13.2	141,529	86.2%	$3,325,805	83.7%
2026	3	17,486	10.7	502,175	12.6	159,015	96.9%	$3,827,980	96.3%
2027	1	5,142	3.1	146,547	3.7	164,157	100.0%	$3,974,527	100.0%
2028	0	0	0.0	0	0.0	164,157	100.0%	$3,974,527	100.0%
2029	0	0	0.0	0	0.0	164,157	100.0%	$3,974,527	100.0%
2030 & Beyond	0	0	0.0	0	0.0	164,157	100.0%	$3,974,527	100.0%
Total	23	164,157	100.0%	$3,974,527	100.0%

(1)	Based on the underwritten rent roll dated August 15, 2019.
(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the initial expiration date of the lease, which are not reflected in the table.
(3)	Includes the two tenants that have gone dark, goBalto, Inc. (4,631 NRA Expiring in February 2023 / $136,601 underwritten Base Rent Expiring) and LCC Design Services (3,568 NRA Expiring in December 2020 / $87,666 underwritten Base Rent Expiring).

Operating History and Underwriting Net Cash Flow
	2016(1)	2017	2018(2)	TTM(2)(3)(4)	Underwritten(4)	Per Square Foot	%(5)
Rents in Place(6)	$2,837,323	$2,588,889	$2,896,685	$3,506,418	$3,974,527	$24.21	80.2%
Vacant Income	0	0	0	0	698,022	4.25	14.1
Gross Potential Rent	$2,837,323	$2,588,889	$2,896,685	$3,506,418	$4,672,549	$28.46	94.3%
Total Reimbursements	182,281	231,184	309,098	259,560	281,064	$1.71	5.7
Net Rental Income	$3,019,604	2,820,073	$3,205,783	$3,765,977	$4,953,613	$30.18	100.0%
Other Income	0	0	15,860	0	0	$0	0.0
(Vacancy/Credit Loss)(7)	245,574	207,879	234,654	133,807	792,576	$4.83	17.0
Effective Gross Income	$2,774,030	$2,612,194	$2,986,990	$3,632,170	$4,161,037	$25.35	84.0%
Total Expenses	$1,435,926	$1,395,164	$1,409,000	$1,440,183	$1,449,007	$8.83	34.8
Net Operating Income	$1,338,104	$1,217,029	$1,577,990	$2,191,987	$2,712,030	$16.52	65.2%
Cap Ex, Total TI/LC	0	0	0	0	201,105	$1.23	4.8
Net Cash Flow	$1,338,104	$1,217,029	$1,577,990	$2,191,987	$2,510,925	$15.30	60.3%

(1)	Represents annualized values based on June to December 2016 data.
(2)	The increase in NOI from 2018 to TTM is primarily due to the execution of three leases and one renewal (antenna tenant) totaling 11,125 square feet for $371,233 of underwritten base rent.
(3)	TTM reflects the trailing 12-month period ending July 1, 2019.
(4)	The increase in NOI from TTM to Underwritten is primarily due to (i) rent steps totaling $132,579, (ii) a lease expansion accounting for $104,514 of underwritten base rent commencing in October 2019, and (iii) a new lease with Connective RX commencing in January 2020 for $146,547 of underwritten rent.
(5)	% column represents percent of Net Rental Income for all revenue lines, represents percent of Gross Potential Rent for Vacancy/Credit Loss and represents percent of Effective Gross Income for the remainder of the fields.
(6)	Underwritten Rents in Place includes $132,579 of rent steps.
(7)	Vacancy/Credit Loss for the historical financial periods represents free rent adjustments.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type – Subtype:	Office – Suburban
% of IPB:	2.5%	Net Rentable Area (SF):	701,266
Loan Purpose:	Refinance	Location:	Sunnyvale, CA
Borrower:	MT2 B3-4 LLC	Year Built / Renovated:	2019 / N/A
Borrower Sponsor:	Jay Paul Company	Occupancy:	100.0%
Interest Rate:	3.76386%	Occupancy Date:	6/19/2019
Note Date:	6/19/2019	4th Most Recent NOI (As of)(7):	NAV
Anticipated Repayment Date(2):	7/6/2029	3rd Most Recent NOI (As of)(7):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(7):	NAV
Original Term:	120 months	Most Recent NOI (As of)(7):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	97.5%
Amortization Type:	ARD – Interest Only	UW Revenues:	$57,629,637
Call Protection(3):	L(24),Grtr1%orYM(4), DeforGrtr1%orYM(85),O(7)	UW Expenses:	$11,259,997
Lockbox / Cash Management:	Hard / In Place	UW NOI:	$46,369,641
Additional Debt(1):	Yes	UW NCF:	$46,224,616
Additional Debt Balance(1):	$325,000,000 / $155,000,000 / $85,000,000	Appraised Value / Per SF(8):	$790,000,000 / $1,127
Additional Debt Type(1):	Pari Passu / B-Notes / Mezzanine	Appraisal Date(8):	Various

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Total Debt
Taxes:	$525,523	$87,587	N/A	Cut-off Date Loan / SF:	$499	$841
Insurance(4):	$0	Springing	N/A	Maturity Date Loan / SF:	$499	$841
Replacement Reserves(5):	$0	Springing	N/A	Cut-off Date LTV:	44.3%	74.7%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	44.3%	74.7%
Other(6):	$39,293,262	Springing	Various	UW NCF DSCR:	3.46x	1.91x
				UW NOI Debt Yield:	13.2%	7.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$350,000,000	59.3%	Payoff Existing Debt(9)	$408,943,870	69.3%
B-Notes(1)	155,000,000	26.3	Upfront Reserves	39,818,785	6.7
Mezzanine Loan	85,000,000	14.4	Closing Costs(10)	26,972,612	4.6
			Return of Equity	114,264,733	19.4
Total Sources	$590,000,000	100.0%	Total Uses	$590,000,000	100.0%

(1)	The Moffett Towers II – Buildings 3 & 4 mortgage loan is part of a whole loan evidenced by (i) 11 senior pari passu notes with an aggregate original principal balance of $350.0 million and (ii) three subordinate B-notes with an aggregate original principal balance of $155.0 million. The financial information presented in the chart above reflects the Cut-off Date balance of the Moffett Towers II – Buildings 3 & 4 Senior Loan (as defined below). Based on the Moffett Towers II – Buildings 3 & 4 Whole Loan (as defined below), the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 63.9%, 2.40x and 9.2%, respectively. Additionally, an $85.0 million mezzanine loan was funded concurrently with the origination of the Moffett Towers II – Buildings 3 & 4 Whole Loan. Including the Moffett Towers II – Buildings 3 & 4 Whole Loan and Moffett Towers II – Buildings 3 & 4 Mezzanine Loan (as defined below), the total Cut-off Date LTV, total UW NCF DSCR and total UW NOI Debt Yield are 74.7%, 1.91x and 7.9%, respectively.

(2)

The Moffett Towers II – Buildings 3 & 4 Whole Loan is structured with an anticipated repayment date of July 6, 2029 (the “ARD”). If the Moffett Towers II – Buildings 3 & 4 Whole Loan is not paid off before the ARD, then the Moffett Towers II – Buildings 3 & 4 Whole Loan will accrue interest at the Adjusted Interest Rate (as defined below); however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred. In addition, from and after the ARD, all excess cash flow from the Moffett Towers II – Buildings 3 & 4 Property after the payment of the reserves for tax and insurance, and mortgage and mezzanine interest calculated at the initial interest rate will be applied (i) first, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Senior Loan, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Moffett Towers II – Buildings 3 & 4 Senior Loan, (ii) second, if the Moffett Towers II – Buildings 3 & 4 Senior Loan has been repaid in full, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 B Notes in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 B Notes, (iii) third, if lender elects, to make reserve payments for capital expenditures, (iv) fourth, to pay operating costs, (v) fifth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Senior Loan until the entire outstanding principal balance is paid, (vi) sixth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 B

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No. 15 – Moffett Towers II – Buildings 3 & 4

Notes until the entire outstanding principal balance is paid, (vii) seventh, to the payment of accrued interest under the Moffett Towers II – Buildings 3 & 4 Senior Loan and (viii) eighth, to the payment of accrued interest under the Moffett Towers II – Buildings 3 & 4 B Notes. The final maturity date of the Moffett Towers II – Buildings 3 & 4 Whole Loan is June 6, 2034.

(3)	Defeasance of the Moffett Towers II – Buildings 3 & 4 Whole Loan is permitted at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last note comprising the Moffett Towers II – Buildings 3 & 4 Whole Loan to be securitized or (ii) June 19, 2022. The assumed defeasance lockout period of 28 payments is based on the closing date of this transaction in November 2019. The actual lockout period may be longer.

(4)	The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the Moffett Towers II – Buildings 3 & 4 Property is insured under a blanket insurance policy in accordance with the Moffett Towers II – Buildings 3 & 4 Whole Loan documents.

(5)	Upon the occurrence of a Trigger Period (as defined below), the borrower is required to escrow $12,085 for ongoing replacement reserves. A “Trigger Period” will commence following in occurrence of (i) July 6, 2029; (ii) an event of default under the Moffett Towers II – Buildings 3 & 4 Whole Loan or Moffett Towers II – Buildings 3 & 4 Mezzanine Loan; (iii) a Low DSCR Period (as defined below); or (iv) a Lease Sweep Period as defined in the Moffett Towers II – Buildings 3 & 4 Whole Loan documents. A ”Low DSCR Period” will commence if (i) the Moffett Towers II – Buildings 3 & 4 Property is not fully leased to either (a) Facebook or (b) one or more investment grade entities pursuant to lease(s) that is substantially on the same or better terms as the Facebook lease and (ii) the debt service coverage ratio is less than 1.90x for the Moffett Towers II – Buildings 3 & 4 Whole Loan or the combined debt service coverage ratio for the Moffett Towers II – Buildings 3 & 4 Whole Loan and Moffett Towers II – Buildings 3 & 4 Mezzanine Loan is less than 1.50x.

(6)	At origination, the borrower escrowed $16,127,329 to fund a free rent reserve covering the period from August 2019 to December 2019 and $23,165,933 for outstanding tenant improvements and leasing commissions for Facebook. Upon the occurrence of a Lease Sweep Period as defined in the Moffett Towers II – Buildings 3 & 4 Whole Loan documents, the borrower will be required to escrow $1,031,600 on each monthly payment date during the continuance of such Lease Sweep Period up to the Lease Sweep and Debt Service Reserve Cap as defined in the Moffett Towers II – Buildings 3 & 4 Whole Loan documents.

(7)	Historical NOI is unavailable for the Moffett Towers II – Buildings 3 & 4 Property since it was built in 2019.

(8)	The appraised value is a prospective market value that assumes that any remaining construction costs have been paid and Facebook, the sole tenant, has taken occupancy, completed construction and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases). The borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent. Facebook has taken possession of its space and is currently constructing its interior improvements. The as-is appraised value is $726.0 million as of May 3, 2019 and is inclusive of deductions for rent concessions and outstanding tenant improvements and leasing commissions, equating to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 48.2%.

(9)	In May 2018, Goldman Sachs Bank USA (“GS Bank”) funded a $795.0 million loan to an affiliate of the borrower to construct the Moffett Towers II – Buildings 3 & 4 Property. GS Bank subsequently syndicated $690.0 million of such loan to third parties, including one syndication partner who placed its $100.0 million allocation on a warehouse line with GS Bank. GS Bank retained $105.0 million of such loan on its balance sheet. The Moffett Towers II – Buildings 3 & 4 Whole Loan was used in part to pay off the existing GS Bank loan.

(10)	Approximately $18.4 million of closing costs are expenses associated with Level 10 Construction LP, an affiliate of the borrower.

The Loan. The Moffett Towers II – Buildings 3 & 4 mortgage loan is part of a whole loan evidenced by (i) 11 senior pari passu promissory notes with an aggregate original principal balance of $350,000,000 (the “Moffett Towers II – Buildings 3 & 4 Senior Loan”) and (ii) three B-notes with an aggregate original principal balance of $155,000,000, which are subordinate to the Moffett Towers II – Buildings 3 & 4 Senior Loan (the “Moffett Towers II – Buildings 3 & 4 B-Notes,” and together with the Moffett Towers II – Buildings 3 & 4 Senior Loan, the “Moffett Towers II – Buildings 3 & 4 Whole Loan”). The Moffett Towers II – Buildings 3 & 4 Whole Loan is secured by a first lien mortgage encumbering the borrower’s fee interest in 701,266 square feet of office buildings located in Sunnyvale, California. Promissory Note A-1-E, with an aggregate original principal balance of $25,000,000 will be included in the BBCMS 2019-C5 Trust. The Moffett Towers II – Buildings 3 & 4 Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MFTII 2019-B3B4 Trust. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—Moffett Towers II—Buildings 3 & 4” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The Moffett Towers II – Buildings 3 & 4 Whole Loan requires interest-only payments through the ARD and accrues interest at a rate of 3.76386% per annum (the “Initial Interest Rate”) through the ARD. Following the ARD, to the extent that the loan is outstanding, the Moffett Towers – Buildings 3 & 4 Whole Loan will accrue interest at a rate of the greater of (a) 5.26386% per annum, (b) the 10-year swap rate on the ARD plus 150 basis points or (c) the default rate as defined in the loan documents (the “Adjusted Interest Rate”). In addition, to the extent that there is excess cash flow after the payment of reserves, the excess cash flow will be applied as described in footnote (2) above.

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Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
Note A-1-A	$2,750,000	MFTII 2019-B3B4	No
Note A-2-A	$1,125,000	MFTII 2019-B3B4	No
Note A-3-A	$1,125,000	MFTII 2019-B3B4	No
Note A-1-B	$65,000,000	BBCMS 2019-C4	(1)
Note A-1-C	$50,000,000	BANK 2019-BNK19	No
Note A-1-D	$49,750,000	WFCM 2019-C52	No
Note A-1-E	$25,000,000	BBCMS 2019-C5	No
Note A-2-B	$34,450,000	CD 2019-CD8	No
Note A-2-C	$43,175,000	CGCMT 2019-GC41	No
Note A-3-B	$65,550,000	GSMS 2019-GC42	No
Note A-3-C	$12,075,000	CGCMT 2019-GC41	No
Note B-1	$85,250,000	MFTII 2019-B3B4	Yes(1)
Note B-2	$34,875,000	MFTII 2019-B3B4	Yes(1)
Note B-3	$34,875,000	MFTII 2019-B3B4	Yes(1)
Total	$505,000,000
(1)	When a control appraisal period is in effect, Note A-1-B will be the controlling note, and the Directing Certificateholder will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The A/B Whole Loans—Moffett Towers II – Buildings 3 & 4” in the Preliminary Prospectus.

The Property. The Moffett Towers II – Buildings 3 & 4 property (the “Moffett Towers II – Buildings 3 & 4 Property”) consists of two identical, newly-constructed eight-story buildings totaling 701,266 square feet of Class A office space 100.0% leased to Facebook through May 31, 2034 and located in Sunnyvale, California. The Moffett Towers II – Buildings 3 & 4 Property is the third and final phase of the approximately 1.8 million square foot, five-building Moffett Towers II campus and is situated on 13.4 acres of the 47.4 acre campus. In addition to approximately $80.5 million in allocated land acquisition costs, according to the borrower sponsor, the construction and development of the collateral buildings, exclusive of tenant-funded build outs, will result in approximately $506.2 million of capital improvements to the Moffett Towers II – Buildings 3 & 4 Property, comprised of approximately $483.0 million in construction costs and approximately $23.2 million in tenant improvement allowances which were reserved at origination. The Moffett Towers II – Buildings 3 & 4 Property also features access to a 59,648 square foot non-collateral fitness/amenities building and separate parking structures with an overall parking ratio of 3.3 spaces per 1,000 square feet. With respect to the fitness/amenities space and parking structures, the borrower is subject to a declaration of covenants, conditions, restrictions and easement and charges agreement made by Moffett Towers II Association LLC, an affiliate of the borrower sponsor, and the owner of the non-collateral common area buildings at the Moffett Towers II campus. As of June 19, 2019, the Moffett Towers II – Buildings 3 & 4 Property was 100.0% leased to Facebook.

The sole tenant at the Moffett Towers II – Buildings 3 & 4 Property is Facebook, Inc. (701,266 square feet; 100.0% of the NRA; 100.0% of underwritten office rent; May 31, 2034 lease expiration). Facebook, Inc. (“Facebook”) is leasing both buildings on two separate 350,633 square-foot triple-net leases, each with two seven-year extension options and no termination options. Facebook is a global technology and media company focused on building products that enable people to connect and share information with friends and family through mobile devices, personal computers and other digital platforms. Facebook’s products include Facebook, Instagram, Messenger, WhatsApp and Oculus. As of year-end 2018, daily and monthly active users were 1.52 billion and 2.32 billion, respectively, representing a 9.0% increase year-over-year. Facebook’s 2018 revenue was $55.84 billion, up 37.4% from year-end 2017. Facebook executed its leases at the Moffett Towers II – Buildings 3 & 4 Property in March 2018 and took possession of the spaces in May and June 2019. According to the borrower sponsor, Facebook is expected to begin its first phase of build out of Building 3 and move employees in by the end of 2019 or early 2020. The last building which Facebook expects to phase in will be Building 4. Facebook is expected to begin its first phase of build out of Building 3 and move employees in by the end of 2019 or early 2020. The last building which Facebook expects to phase in will be Building 4.

The Moffett Towers II – Buildings 3 & 4 Property features access to the fitness/amenities building and the enclosed parking structure (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to a declaration of covenants, conditions, restrictions, easement and charges agreement (the “CCR”) made by MT II LLC, an

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affiliate of the borrower sponsor. The CCR grants the borrower non-exclusive easement rights over the Common Area Spaces. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Towers II Association LLC (the “Association”), whose membership is comprised of the borrower and the owners of buildings 1, 2 and 5. The Association is obligated to maintain insurance coverage for the Common Area Spaces and is also responsible for the maintenance of the Common Area Spaces, subject to the terms of the Facebook leases. The CCR delineates shares of the voting interest in the Association based on the number of buildings at the Moffett Towers II campus, with each completed building entitled to a proportionate share of the voting interest. Each building is entitled to a one-fifth share (20.0%) share of the voting interest in the Association.

The Market. The Moffett Towers II – Buildings 3 & 4 Property is located in Moffett Park, in Sunnyvale, California within the Silicon Valley. Moffett Park is an approximately 519-acre area comprised of recently redeveloped office spaces and research and development buildings. Notable technology firms currently in Moffett Park include Google, Hewlett Packard, Juniper Networks, Amazon, Lockheed Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers II – Buildings 3 & 4 Property is north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in Los Angeles. The Santa Clara County Transit System station is located across the street from the Moffett Towers II campus and services the surrounding residential communities. Moffett Towers II is comprised of five buildings owned by members of Moffett Towers II Association, LLC, whose current members include the Moffett Towers II – Buildings 3 & 4 borrower and three other members, all of which are currently indirectly owned by the parent of the borrower sponsor. See “Description of the Mortgage Pool—Competition from Certain Nearby Properties” in the Preliminary Prospectus.

According to the appraisal, the Moffett Towers II – Buildings 3 & 4 Property is located in the Moffett Park office submarket of Silicon Valley. As of the first quarter of 2019, the submarket contained approximately 10.3 million square feet of office inventory with a vacancy rate of approximately 0.8%. The overall triple-net asking rental rate for office space in Sunnyvale, which includes the Moffett Park submarket, is $6.55 per square foot per month.

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	U/W Rent PSF(2)(3)	U/W Rent(2)(3)	% of Total U/W Rent	Lease Expiration Date
Facebook(4)(5)	NR/NR/NR	701,266	100.0%	$65.98	$46,272,943	100.0%	5/31/2034
Major Tenants / Wtd. Avg.		701,266	100.0%	$65.98	$46,272,943	100.0%

Other Tenants / Wtd. Avg.		0	0.0%	$0.00	$0	0.0%

Occupied Collateral Total / Wtd. Avg.		701,266	100.0%	$65.98	$46,272,943	100.0%

Vacant Space		0	0.0%

Collateral Total		701,266	100.0%

(1)	Based on the underwritten rent roll.

(2)	U/W Rent PSF and U/W Rent include straight-line rent for Facebook from February 2020 through the end of Facebook’s lease term totaling $8,564,468. Facebook has executed a lease for and has taken possession of each of its spaces at the Moffett Towers II – Buildings 3 & 4 Property but has not yet commenced paying rent. Facebook is required to commence paying rent as of the related rent commencement date of each respective Facebook lease. On the origination date, the borrower reserved approximately $16.1 million for the free rent period preceding the December 2019 and January 2020 rent commencement dates for each of the two Facebook leases.

(3)	U/W Rent PSF and U/W Rent include average rent for each of the two Facebook leases from February 2020 through the expiration of Facebook’s lease term and excludes the related amenities rent.

(4)	Facebook has two, seven-year renewal options at 95% of the fair market rent at the time of the renewal.

(5)	Pursuant to its leases, Facebook has the right of first refusal to purchase Building 3 and/or Building 4 upon a proposed sale to a direct competitor (which currently includes Alphabet Inc., Amazon, Inc., Apple Inc. and Microsoft Corporation, subject to change each year and capped at four entities).

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	U/W Rent Expiring(2)(3)	% of U/W Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative U/W Rent Expiring	Cumulative % of U/W Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030 & Beyond	2	701,266	100.0	46,272,943	100.0	701,266	100.0%	$46,272,943	100.0%
Total	2	701,266	100.0%	$46,272,943	100.0%
(1)	Based on the underwritten rent roll.

(2)	U/W Rent Expiring includes straight-line rent for Facebook from February 2020 through the end of Facebook’s lease term totaling $8,564,468. Facebook has executed a lease for and has taken possession of each of its spaces in the Moffett Towers II – Buildings 3 & 4 Property but has not yet commenced paying rent. Facebook is required to commence paying rent as of the related rent commencement date of each respective Facebook lease. On the origination date, the borrower reserved approximately $16.1 million for the free rent period preceding the December 2019 and January 2020 rent commencement dates for each of the two Facebook leases.

(3)	U/W Rent Expiring includes average rent for each of the two Facebook leases from February 2020 through the expiration of Facebook’s lease term and excludes the related amenities rent.

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Operating History and Underwritten Net Cash Flow
	Underwritten	Per Square Foot(1)	%(2)
Rents in Place(3)	$37,708,475	$52.00	63.8%
Amenities Rent	1,282,857	1.77	2.2
Straight-line Office Rent(3)	8,564,468	11.81	14.5
Straight-line Amenities Rent	291,524	0.40	0.5
Vacant Income	0	0.00	0.0
Gross Potential Rent	$47,847,323	$65.98	80.9%
Total Reimbursements	11,259,997	15.53	19.1
Net Rental Income	$59,107,320	$81.51	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)(4)	(1,477,683)	(2.04)	(2.5)
Effective Gross Income	$57,629,637	$79.48	97.5%

Total Expenses	$11,259,997	$15.53	19.5%

Net Operating Income	$46,369,641	$63.95	80.5%

Total TI/LC, Capex/RR	145,025	0.20	0.3

Net Cash Flow	$46,224,616	$63.75	80.2%
(1)	Based on 725,126 square feet which is inclusive of 23,860 square feet of the non-collateral fitness/amenities building. The amenities building is a two-story structure located at the center of the Moffett Towers II campus that contains 59,648 square feet of the NRA. Each building is assessed a 20.0% portion of the square footage for common use of this facility.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Straight-line Office Rent includes straight-line rent for Facebook from February 2020 through the end of Facebook’s lease term totaling $8,564,468. Facebook has executed a lease for and has taken possession of each of its spaces at the Moffett Towers II – Buildings 3 & 4 Property but has not yet commenced paying rent. Facebook is required to commence paying rent as of the related rent commencement date of each respective Facebook lease. Rent PSF and underwritten rent reflect annualized amounts due in February 2020, after the dates in which Facebook is required to commence paying rent. On the origination date, the borrower reserved approximately $16.1 million for the free rent period preceding the December 2019 and January 2020 rent commencement dates for each of the two Facebook leases.

(4)	The underwritten economic vacancy is 2.5%. The Moffett Towers II – Buildings 3 & 4 Property was 100.0% physically occupied as of June 19, 2019.

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Barclays Commercial Mortgage	KeyBank National Association	KeyBank National Association	Pentalpha Surveillance LLC
Securities LLC	11501 Outlook Street	11501 Outlook Street,	375 North French Road
745 7th Avenue, 4th Floor	Suite 300	Suite 300	Suite 100
New York, NY 10019	Overland Park, KS 66211	Overland Park, KS 66211	Amherst, NY 14228

Contact: Daniel Vinson	Contact: Andy Lindenman	Contact: Michael Tilden	Contact: Don Simon
Phone Number: (212) 528-8224	Phone Number: (913) 317-4372	Phone Number: (913) 317-4372	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date
Controlling Class Information

Controlling Class:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - KeyBank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	BBCMS Mortgage Trust 2019-C5 Commercial Mortgage Pass-Through Certificates Series 2019-C5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	12/17/19
8480 Stagecoach Circle		Record Date:	11/29/19
Frederick, MD 21701-4747		Determination Date:	12/11/19

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: BBCMS Mortgage Trust 2019-C5, Commercial Mortgage Pass-Through Certificates Series 2019-C5
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: KeyBank National Association
Directing Certificateholder: LD II Sub VII, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

1   This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that were Considered in Compiling this Report

In rendering the assessment set forth in this report, the Operating Advisor examined and relied upon the accuracy and the completion of the items listed below:

1.       Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.       Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.       The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.       [LIST OTHER REVIEWED INFORMATION].

5.       [INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculations, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.       As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.       In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.       Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.       The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.       Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.       There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.       The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.       This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or

D-1-1

materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.       Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5.       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

6.       Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over,

D-1-2

escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

7.       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.

8.       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

9.       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases,

D-1-3

subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

10.    Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

11.    Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

12.    Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

13.    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14.    Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in

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paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

15.    Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

16.    No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

17.    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising

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for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

18.    Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

19.    No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

20.    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

21.    REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable

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default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22.    Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

24.    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

25.    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.    Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

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27.    Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

28.    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33) of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

29.    Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

30.    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31.    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate

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lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

32.    Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.    Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.    Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

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35.    Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to

D-1-12

the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36.    Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

37.    Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

38.    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or

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clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

39.    Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

40.    Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

41.    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

42.    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off

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Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

43.    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

44.    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

45.    Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

46.    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Barclays Capital Real Estate Inc.	KeyBank National Association	Natixis Real Estate Capital LLC	Societe Generale Financial Corporation	Rialto Mortgage Finance, LLC	BSPRT CMBS Finance, LLC
Moffett Towers II – Buildings 3 & 4 (Loan No. 15)	N/A	N/A	Presidential City (Loan No. 2) 145 Spring Street (Loan No. 23)	N/A	NMR Pharmacy Portfolio (Loan No. 27)

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Barclays Capital Real Estate Inc.	KeyBank National Association	Natixis Real Estate Capital LLC	Societe Generale Financial Corporation	Rialto Mortgage Finance, LLC	BSPRT CMBS Finance, LLC
Ceasar’s Bay Shopping Center (Loan No. 3) Storage Etc. – Los Feliz (Loan No. 21) Home2 Suites – Lithia Springs, GA (Loan No. 36)	North Heights Plaza (Loan No. 24) Paradise Foothills Apartments (Loan No. 35)	Uline Arena (Loan No. 7) Walgreens South Beach (Loan No. 19)	N/A	Mr. D’s Self Storage Portfolio (Loan No. 16) Stor & Go Self Storage (Loan No. 45) Xtra Room Self Storage (Loan No. 50)	N/A

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Barclays Capital Real Estate Inc.	KeyBank National Association	Natixis Real Estate Capital LLC	Societe Generale Financial Corporation	Rialto Mortgage Finance, LLC	BSPRT CMBS Finance, LLC
N/A	N/A	NEMA San Francisco (Loan No. 4) 10000 Santa Monica Boulevard (Loan No. 8)	N/A	Mr. D’s Self Storage Portfolio (Loan No. 16) Stor & Go Self Storage (Loan No. 45) Xtra Room Self Storage (Loan No. 50)	N/A

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20

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	Moffett Towers II – Buildings 3 & 4 (Loan No. 15)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property if the landlord receives an offer to purchase the Mortgaged Property from a Facebook Competitor. Pursuant to the tenant’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Amazon, Inc., (iii) Apple Inc. and (iv) Microsoft Corporation. This list of Facebook Competitors may be updated once each calendar year; provided that (a) the list of Facebook Competitors may only provide up to four (4) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as the sole tenant. The sole tenant will not have any right of first refusal with respect to (a) a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale or (b) a sale to any party other than a Facebook Competitor.
(17) Insurance	Ceasar’s Bay Shopping Center (Loan No. 3)

The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $150,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

The Mortgage Loan documents require loss of rents and/or business interruption insurance coverage for a period continuing until the restoration of the Mortgaged Property is complete or the expiration of eighteen (18) months, whichever occurs first. The insurance coverage must provide an extended period of indemnity endorsement, which provides that after the physical loss to the Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever occurs first.

(17) Insurance	Moffett Towers II – Buildings 3 & 4 (Loan No. 15)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 1.25% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan. In addition, the Mortgage Loan documents require that, provided no event of default is continuing, if the lender has the right or option pursuant to the Mortgage Loan documents to apply the net proceeds to the payment of the related debt, but any controlling provision in the sole tenant’s lease requires application thereof to the restoration of the related Mortgaged Property or any portion thereof or use of such net proceeds in another manner, then the lender is required to disburse such net proceeds to the extent (and only to the extent) required to enable the Mortgagor to satisfy its obligations under such lease (or to enable the lender to satisfy its obligations under any subordination and non-disturbance (or similar) agreement relating to the lease).
(17) Insurance	Scottsdale Gateway II (Loan No. 26)	The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $50,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.
(17) Insurance	Candlewood Suites - Terre Haute IN (Loan No. 39)	Approximately 23% of the Mortgaged Property is subject to a condominium regime. The Mortgage Loan documents provide that the Mortgagor’s obligation to maintain insurance coverage as required in the Mortgage Loan documents with respect to the common elements under the control of the condominium association (the “Association”) will be

D-2-1

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
satisfied to the extent that the insurance policy maintained by the Association as of the closing date of the Mortgage Loan (the “Policy”) is maintained during the term of the Mortgage Loan. In the event that (A) any insurance policy maintained by the Association no longer provides for the same coverage (including without limitation, limits, insurance carrier ratings, deductibles and endorsements) as the Policy or, (B) if the Policy is not the same, it is not otherwise acceptable to the lender in its sole discretion, then, the Mortgagor is obligated to cause the Association to make the necessary changes in order to bring all insurance policies into compliance with the Mortgage Loan documents or, if not in compliance with this Mortgage Loan documents, is otherwise acceptable to the lender in its sole discretion (an “Acceptable Condominium Policy”). In the event an Acceptable Condominium Policy cannot be obtained through the Association, the Mortgagor must obtain an Acceptable Condominium Policy either through (1) additional policy(ies) on an excess and contingent basis (the “Excess Insurance”) which will insure any gaps in coverage between the coverage obtained under the insurance policies obtained by the Association and an Acceptable Condominium Policy, which such Excess Insurance must be acceptable to the lender in its sole and absolute discretion or (2) in the event any insurance required is not covered at all by such policy maintained by the Association, the Mortgagor will provide coverage on a primary basis to cover the applicable risk. The lender must receive evidence satisfactory to the lender of the terms and conditions of such coverage.
(17) Insurance	Vineland Leased Fee (Loan No. 44)	The Mortgage Loan documents provide that the current tenants at the Mortgaged Property may provide the business interruption/loss of rents coverage as required by the Mortgage Loan documents with respect to such tenant’s leased buildings, provided such coverages meet the requirements as set forth in the Mortgage Loan documents. If, at any time, such tenants fail to provide coverage which satisfies the requirements as set forth in the Mortgage Loan documents, the Mortgagor will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that any tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the individual Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
(17) Insurance	The Burgundy (Loan No. 42)	The related condominium association (the “Condominium Association”) provides the insurance coverage for the Mortgaged Property. The Mortgage Loan documents provide that the Mortgagor must cause the Condominium Association to maintain (A) the coverage required under the condominium documents and (B) any additional coverage necessary to meet the requirements of the Mortgage Loan documents or as otherwise acceptable to the lender (each policy, an “Acceptable Condominium Policy”). In the event an Acceptable Condominium Policy cannot be obtained through the Condominium Association, the Mortgagor must obtain an Acceptable Condominium Policy either through (1) additional policy(ies) on an excess and contingent basis which will insure any gaps in coverage between the coverage obtained under the insurance policies obtained by the Condominium Association and an Acceptable Condominium Policy, which such excess insurance must be acceptable to the lender in its sole and absolute discretion or (2) in the event any insurance required is not covered at all by such policy maintained by the Condominium Association, the Mortgagor must provide coverage on a primary basis to cover the applicable risk. The lender must receive evidence satisfactory to Lender of the terms and conditions of such coverage.
(17) Insurance	Oak Brook Apartments (Loan No. 47)	The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $50,000 per occurrence, except for windstorm and

D-2-2

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

A portion of the Mortgaged Property is located in a federally designated flood zone. The Mortgagor has obtained flood insurance in compliance with the National Flood Insurance Program. The Mortgage Loan documents require supplemental private flood hazard insurance coverage if such coverage is required by the lender following an event of default or in connection with an assumption of the Mortgage Loan. The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses incurred as a result of flood damage to the Mortgaged Property, to the extent not covered by a supplemental private flood insurance policy obtained by the Mortgagor in accordance with the terms of the Mortgage Loan documents, or in the event that the Mortgagor has not obtained any such supplemental private flood insurance policy.

(18) Access; Utilities; Separate Tax Parcels	Ceasar’s Bay Shopping Center (Loan No. 3)	The Mortgagor owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel is included in the same tax parcel with the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to escrow taxes for both the Mortgaged Property and the Underwater Parcel.
(18) Access; Utilities; Separate Tax Parcels	Moffett Towers II – Buildings 3 & 4 (Loan No. 15)	As of the closing date of the Mortgage Loan, the Mortgaged Property is a portion of tax parcel 110-01-039. All other documentation necessary to effectuate the creation of two separate tax parcels constituting solely the Mortgaged Property has been submitted to and/or filed with the applicable governmental authority and the issuance of a separate tax ID number for such separate tax parcel is anticipated to occur in October 2020. The Mortgage Loan documents provide all taxes and governmental assessments due and owing in respect of the Mortgaged Property (including the Common Area, if any) have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established or are insured against by the Title Insurance Policy, however the Mortgage Loan documents do not require the Mortgagor to escrow an amount sufficient to pay taxes not due and owing for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(25) Local Law Compliance	Ceasar’s Bay Shopping Center (Loan No. 3)	There are several existing violations at the Mortgaged Property from the Department of Buildings, Environmental Control Board, and Fire Department violations (the “Existing Violations”). The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred as a result of any of the Existing Violations. Additionally, the Mortgagor covenanted in the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the Existing Violations and to deliver to the lender reasonably satisfactory evidence that the violations have been cured and removed as open violations in the applicable public records.
(25) Local Law Compliance	Southchase Village (Loan No. 25)	Pursuant to the Orange County Division of Building Safety, there are no zoning code violations at the Mortgaged Property; however, there are several expired permits, which are considered to be building violations at the Mortgaged Property (the “Violations”). The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred as a result of the Violations; provided, however, at such time that the Mortgagor delivers evidence reasonably satisfactory to the lender that each such Violation has been remedied, the Mortgagor will have no further liability as to each such remedied Violation.
(26) Licenses and Permits	Ceasar’s Bay Shopping Center (Loan No. 3)	The Mortgage Loan documents provide that Mortgagor has received a temporary certificate of occupancy for the Mortgaged Property, issued on July 11, 2019 (the “TCO”), that requires compliance with certain conditions more particularly referenced therein on or prior to October 9, 2019 (the “TCO Expiration Date”). The Mortgagor has covenanted in the

D-2-3

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Mortgage Loan documents that, on or prior to the TCO Expiration Date, the Mortgagor must deliver to the lender (i) the permanent certificate of occupancy for the Mortgaged Property, which certificate of occupancy must show the existing use of the Mortgaged Property as a permitted use of the Mortgaged Property and that the Mortgaged Property otherwise complies with the conditions set forth in the TCO (the “Permanent CO”) or (ii) if the Permanent CO may not yet be issued, evidence of the extension of the TCO Expiration Date (each, a “Extended TCO”). If the Mortgagor delivers an Extended TCO to the lender, until the Mortgagor delivers the Permanent CO to the lender, the Mortgage Loan documents further require the Mortgagor to (A) diligently continue to pursue the issuance of the Permanent CO and (B) on or prior to the date that is one (1) week prior to the expiration date of each Extended TCO, deliver to the lender a new Extended TCO or the Permanent CO. Additionally, the Mortgage Loan documents provide that the Mortgagor must not permit the TCO or any Extended TCO to expire prior to the issuance and delivery to the lender of the Permanent CO. The Mortgagor delivered an Extended TCO, which expires on December 29, 2019.
(26) Licenses and Permits	One Main Plaza (Loan No. 17)	There are several tenants at the Mortgaged Property without a certificate of occupancy on file. The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred arising out of or in connection with the violation of the applicable legal requirements set forth in the related zoning report resulting from the lack of a certificate of occupancy for the Mortgaged Property or any tenant at the Mortgaged Property.
(27) Recourse Obligations	Ceasar’s Bay Shopping Center (Loan No. 3)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with any default under the transfer provisions of the Mortgage Loan documents; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses for any transfer with respect to which the Mortgagor has failed to provide notice to the lender in connection with such transfer for which the related transfer would otherwise constitute a permitted transfer pursuant to the Mortgage Loan documents if the Mortgagor had provided such requisite notice to the lender.
(27) Recourse Obligations	200 North Warner Road (Loan No. 14)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice, a non-consolidation opinion, any other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer. Additionally, no such liability will arise if the Mortgagor promptly provides such notice, non-consolidation opinion, other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer within ten (10) business days after the lender’s written request therefor.
(27) Recourse Obligations	Moffett Towers II – Buildings 3 & 4 (Loan No. 15)	The failure of Mortgagor to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property does not constitute waste for purposes of the recourse carveout for intentional material waste if (a) funds to prevent such waste were, at the time in question, held in a cash management account and available to be used for Mortgaged Property repairs or maintenance and the lender fails to pay (or make such funds available to pay) for such repairs or maintenance as a result of an event of default under the Mortgage Loan documents or otherwise or (b) there are insufficient rents, after payment of taxes, insurance premiums, the monthly interest payment amount or the monthly debt service payment amount, as applicable, to pay for such repairs or maintenance.

D-2-4

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Recourse Obligations	Storage Etc. – Los Feliz (Loan No. 21)	The Mortgage Loan documents do not provide for a separate guarantor that is distinct from the Mortgagor. The loan to value ratio of the Mortgage Loan at the cutoff date is 20.4%, the underwritten net operating income debt service coverage ratio is 9.43x and the underwritten net operating income debt yield is 26.7%.
(27) Recourse Obligations	Hen House Marketplace (Loan No. 40)	The Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses associated with the fraud or willful misrepresentation of the Mortgagor, the guarantor or any of their affiliates, as opposed to losses associated with the fraud or intentional misrepresentation of the Mortgagor, the guarantor or any of their affiliates.
(32) Single-Purpose Entity	Ceasar’s Bay Shopping Center (Loan No. 3)	The Mortgagor owns an adjacent underwater parcel of land, which is not developed, and is not part of the collateral for the Mortgage Loan (the “Underwater Parcel”). The Underwater Parcel was specifically excluded from the related appraisal for the Mortgaged Property. The Mortgage Loan documents prohibit the Mortgagor from: (i) entering into any lease with respect to the Underwater Parcel; (ii) commencing any alterations, construction work or other work on or with respect to the Underwater Parcel, without the prior written consent of the lender; (iii) transferring or encumbering the Underwater Parcel, without the prior written consent of the lender. The Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any violations of provisions (ii) or (iii) above. Additionally, failure to comply with the provisions of (i) above will constitute an event of default under the Mortgage Loan documents. Further, the Underwater Parcel is covered by the Phase I Environmental report delivered to the lender in connection with the closing of the Mortgage Loan.
(35) Ground Leases	Ceasar’s Bay Shopping Center (Loan No. 3)	Pursuant to the related estoppel that was obtained in connection with the closing of the Mortgage Loan, the ground lessee is in violation of Article V, Section 7 of the Ground Lease, due to the existing violations at the Mortgaged Property (the “Existing Violations”). Pursuant to the terms of the Ground Lease, the Ground Lease may be terminated if the Mortgagor (as the tenant under the Ground Lease) violates any covenants provided therein; provided, however, with respect to the Existing Violations, the Ground Lease may only be terminated if the Mortgagor fails to diligently pursue the cure of the Existing Violations. Additionally, the ground lessor has agreed to enter into a new Ground Lease with the lender if the Ground Lease is terminated for any reason. The Mortgage Loan documents are (A) recourse to the Mortgagor and the guarantor for any losses incurred as a result of any of the Existing Violations, and (B) fully recourse to the Mortgagor and the guarantor for any termination of the Ground Lease. The Mortgage Loan documents provide for an event of default if (i) there is any default by the Mortgagor, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of the Mortgagor, and such default is not cured, (ii) if the leasehold estate created by the Ground Lease is surrendered, (iii) if the Ground Lease ceases to be in full force and effect, (iv) if the Ground Lease is terminated or canceled for any reason or under any circumstances whatsoever, or (v) if any of the terms, covenants or conditions of the Ground Lease are in any manner modified, changed, supplemented, altered, or amended without the consent of the lender. Additionally, the Mortgagor covenanted in the Mortgage Loan documents to diligently pursue and use commercially reasonable efforts to cure the Existing Violations and to deliver to the lender reasonably satisfactory evidence that the violations have been cured and removed as open violations in the applicable public records.

D-2-5

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(11) Condition of Property	GNL Office and Industrial Portfolio (Loan No. 1)	With respect to the AT&T Services, Inc. Mortgaged Property, there is some outstanding work related to the installation of a sprinkler system being performed by tenant. Tenant agrees to provide, at lender’s request, such information regarding the status of the performance and completion of the work. Promptly following each agreed upon deadline, borrower shall deliver evidence of such completion to lender. Additionally, the AT&T Services, Inc. Mortgage Loan is recourse for any losses resulting from the failure of this work to be completed in accordance with the Mortgage Loan documents on or before the applicable deadlines. Escrow was also waived for certain other identified immediate repair items for the AT&T Services, Inc. Mortgaged Property.
(11) Condition of Property	Ocean Edge Resort & Golf Club (Loan No. 11)	A Phase I environmental report, dated July 22, 2019, recommended additional testing be completed resulting from three former underground storage tanks that were removed from the Mortgaged Property in 2013. In lieu of Phase II testing, the environmental engineer provided an opinion that the probable cost estimated for any potential remediation that would result from a Phase II investigation would be $190,000. The lender determined that the borrower has sufficient financial resources to complete any potential remediation that may be required as a result of such investigation.
(17) Insurance	Inland Life Storage Portfolio (Loan No. 6)

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the allocated loan amount, rather than 5% of the then outstanding principal amount of the Mortgage Loan.

(25) Local Law Compliance	Extra Space – McLean (Loan No. 31)	Borrower has a post-closing obligation to provide an updated zoning report by December 31, 2019, showing no fire code violations. According to the Mortgagor, the municipality cancelled the last inspection due to weather, which brought the Mortgaged Property out of fire code compliance. The inspection is now scheduled for October 28, 2019.
(25) Local Law Compliance	Lake Bluff Village (Loan No. 53)	Borrower has a post-closing obligation to provide an updated zoning report by December 31, 2019, showing no fire code violations at the self-storage portion of the Mortgaged Property, as such information was not available from the municipality prior to closing.
(26) Licenses and Permits	Inland Life Storage Portfolio – Life Storage – 206 (Loan No. 6.08) Inland Life Storage Portfolio – Life Storage – 288 (Loan No. 6.13)

The Mortgage Loan documents require the borrower to deliver evidence reasonably acceptable to the lender within 90 days of closing that (a) the on-site wastewater treatment system license applicable to the Mortgaged Property (the “Site License”) has been transferred to (or on behalf of) the borrower in accordance with applicable legal requirements and (b) either (x) if required by the applicable legal requirements in conjunction with such Site License, the borrower must have entered into (or cause to be entered into) a maintenance contract that has been approved by the applicable municipal authority (the “Department”) or (y) such maintenance contract has been waived, or is not otherwise being required by, the Department. The related Mortgage Loan documents are recourse to any losses incurred in connection with a failure to satisfy such requirement.

(27) Recourse Obligations	GNL Office and Industrial Portfolio (Loan No. 1)

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “intentional misrepresentation” as opposed to “intentional material misrepresentation.”

D-2-6

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Ocean Edge Resort & Golf Club (Loan No. 11) Rivertop Apartments (Loan No. 10)
(27) Recourse Obligations	Inland Life Storage Portfolio (Loan No. 6)

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with (a) “intentional misrepresentation” as opposed to “intentional material misrepresentation” and (b) “misapplication or conversion” as opposed to “misappropriation” of rents, insurance proceeds or condemnation awards.

(27) Recourse Obligations	Loudoun Gateway II and III (Loan No. 12) Village at Knapp’s Crossing (Loan No. 13) North Heights Plaza (Loan No. 24) Extra Space – McLean (Loan No. 31) Lake Bluff Village (Loan No. 53)

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”

(27) Recourse Obligations	Providence Pavilion (Loan No. 30)	With respect to breaches of the environmental covenants in the related Mortgage Loan documents, an environmental indemnity was waived by lender in lieu of an environmental insurance policy. Recourse with respect to environmental matters is limited to the following: “the failure of the Environmental Insurance Policy to cover any Environmental Losses suffered by any Indemnified Party, to the extent such Environmental Losses arise out of or result from either (A) water intrusion at the Property (except to the extent such Environmental Losses are covered by property insurance) or (B) the commission by Borrower or Guarantor, or any affiliate, agent, or employee of Borrower or Guarantor, of (i) any fraudulent or dishonest act or material misrepresentation or omission (including, in each case, in connection with or related to the Environmental Insurance Policy), (ii) any criminal act or activity (including any act or omission that results in any criminal fines, criminal penalties or criminal assessments), (iii) intentional disregard of, or deliberate, knowing, willful or dishonest noncompliance with any Legal Requirements or Environmental Laws, or (iv) any failure to disclose any known actual or alleged environmental condition with respect to the Property to Lender.”
(27) Recourse Obligations	Providence Pavilion (Loan No. 30) Paradise Foothills Apartments (Loan No. 35) Dollar Self Storage – Chandler (Loan No. 43) Bayfield MHP (Loan No. 55)

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”

D-2-7

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Mortgage Releases	GNL Office and Industrial Portfolio (Loan No. 1)	The Mortgage Loan documents permit partial releases of an individual Mortgaged Property with a principal prepayment of 115% (120% if the released property is being transferred to a borrower affiliate) of the allocated loan amount for the released property or 105% of the related allocated loan amount of such portion of the Mortgaged Property if, with respect to the released property, provided that, among other conditions: (i) the sole tenant at such released property is the subject of a bankruptcy action, (ii) the sole tenant at such released property has ceased business operations or otherwise “gone dark” at the released property or has given notice to borrower that it intends to cease to conduct its business operations or otherwise “go dark”, (iii) a default by the sole tenant at such released property is then continuing under its applicable lease agreement or (iv) a trigger event has occurred and lender determines that the debt service coverage ratio, based on the trailing three (3) month period immediately preceding the date of such determination and calculated excluding the released property, is equal to or greater 1.85x; provided, however, that the aggregate amount of the loan amounts for all properties that may be released may not exceed an amount equal to $40,800,000.00 and (v) customary REMIC requirements are satisfied.
(31) Due on Sale or Encumbrance	GNL Office and Industrial Portfolio (Loan No. 1)	The Mortgage Loan documents permit (i) certain pledges, encumbrances, hypothecations and grants of security interests of or in equity interests in certain parent entities of the borrowers and (ii) preferred equity investments in certain parent entities of the borrowers; however, any subsequent transfer of any ownership interests in a borrower in connection with the exercise or enforcement of any rights and remedies with respect to any such transaction described is not permitted unless such transfer of equity interests is made to, and borrower is thereafter controlled by, a qualified equity holder and otherwise occurs in accordance with the Mortgage Loan documents.
(31) Due on Sale or Encumbrance	North Heights Plaza (Loan No. 24)	At the origination of the North Heights Plaza Mortgage Loan, one of the members (the “Preferred Equity Member”) of the sole member of the related mortgagor (the “Sole Member”) is entitled to a preferred return on its investment in the Sole Member and in the event, among other things, the Preferred Equity Member’s preferred returns are not paid in accordance with the Sole Member’s operating agreement, the Preferred Equity Member may replace the managing member of the Sole Member, and, following such replacement, may be entitled to buy out the former managing member of the Sole Member and become the sole member of the Sole Member. In connection with any such replacement of the current managing member, the Preferred Equity Member must, among other things, provide a replacement guarantor in accordance with the Mortgage Loan documents.
(32) Single-Purpose Entity	GNL Office and Industrial Portfolio (Loan No. 1)	Each of the borrowers has commingled, and will comingle, its funds with other borrowers in connection with (a) any cash management system entered into in connection with any Mortgage Loan encumbering the Mortgaged Property prior to the closing of the Mortgage Loan, which prior cash management systems, if any, have been terminated, and (b) the cash management system required by lender in connection with the Mortgage Loan.
(32) Single-Purpose Entity	Ocean Edge Resort & Golf Club (Loan No. 11)

The Mortgage Loan documents allow the borrower to continue providing rental and management services related to the leasing of thirteen (13) separate condominium units on behalf of the respective owners of such units. None of the units are included in the related Mortgaged Property but the respective leasing agreements for each have been collaterally assigned to lender.

D-2-8

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

A small portion of the overall resort development that had been owned by the borrower was transferred to an affiliate of the borrower contemporaneously with the loan closing.

D-2-9

Natixis Real Estate Capital LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance (12) Taxes and Assessments	Uline Arena (Loan No. 7)	One of the tax lots underlying the Mortgaged Property (“Lot 43”) was erroneously removed from the tax rolls in 2017. Accordingly, property taxes may not have been paid for Lot 43 from 2017 through the present.
(7) Permitted Liens; Title Insurance	765 Broad Street (Loan No. 9)

The largest tenant, Newark Public School, has a right of first offer to purchase the related Mortgaged Property at any time, in the event of a proposed sale of a Mortgaged Property to a third party.

In addition, Newark Public School also has an option to purchase the related Mortgaged Property at fair market value within 60 days after each of December 15, 2022 and December 15, 2029 upon at least 12 months’ prior written notice to the Mortgagor.

Newark Public School’s right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, but does apply to a subsequent sale thereafter.

(17) Insurance	10000 Santa Monica Boulevard (Loan No. 8)	For insurance policies issued by more than one insurance company, (A) if four (4) or fewer insurance companies issue the policies in the first layer of coverage, then at least 75% of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better (or the equivalent thereof) by each Rating Agency, with no carrier below “BBB+” (or the equivalent thereof) or (B) if five (5) or more insurance companies issue the Policies in the first layer of coverage, then at 60% of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better (or the equivalent thereof) by each Rating Agency, with no carrier below “BBB+”.
(17) Insurance	Walgreens South Beach (Loan No. 19)	The Mortgaged Property is leased to Walgreens, a single tenant. For so long as (i) the related lease is in place and except for supplemental insurance coverages required to be obtained by the Mortgagor at loan origination (ii) the Mortgaged Property is leased in its entirety to Walgreens, (iii) Walgreens maintains a credit rating no less than “BBB-“ with S&P, (iv) Walgreens is not in default beyond any applicable notice and cure period, (v) Walgreens maintains a comprehensive program of insurance and Walgreens exercises its option to self-insure and (vi) there are no rent abatements during the loan term, such tenant is permitted to provide property insurance covering the Mortgaged Property.
(25) Local Law Compliance (26) Licenses and Permits	Westar Place (Loan No. 38)	The portion of the Mortgaged Property that is leased to Blue Horseshoe Solutions lacks a certificate of occupancy. The Mortgagor has agreed to deliver to lender such certificate of occupancy by April 5, 2020.
(27) Recourse Obligations	All Natixis Mortgage Loans (except for Vanguard Portfolio)	The carveout for section (b)(i) is for misapplication or conversion and does not specifically state misappropriation.
(27) Recourse Obligations	Vanguard Portfolio (Loan No. 49)	There is no guarantor with respect to the Mortgage Loan. The Mortgagor and master lessee are the sole recourse parties.
(27) Recourse Obligations	10000 Santa Monica Boulevard (Loan No. 8)	The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate two (2) years after the full and indefeasible payment by the Mortgagor or the guarantor of the Mortgage Loan (the “Release Date”), provided that at the time of such payment the Mortgagor or the guarantor furnishes to the indemnitee an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the

D-2-10

Natixis Real Estate Capital LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
indemnitee and acceptable to the Rating Agencies, which updated environmental report discloses, as of the date of such repayment, no actual, potential or threatened (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to any environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above, or under the Mortgaged Property for which a no further action letter has not been obtained.
(28) Mortgage Releases	All Mortgage Loans transferred by Natixis	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(40) Organization of Mortgagor	NEMA San Francisco (Loan No. 4) 10000 Santa Monica Boulevard (Loan No. 8)	NEMA San Francisco and 10000 Santa Monica Boulevard share common guarantors.

D-2-11

Societe Generale Financial Corporation
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(17) Insurance	LA Fitness Spring (Loan No. 48)	The Mortgagor is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, LA Fitness, provided that such insurance complies the conditions set forth in the Mortgage Loan documents (which conditions satisfy the requirements of this Representation and Warranty No. 18).
(25) Local Law Compliance	Presidential City (Loan No. 2)	A portion of the related improvements known as Jefferson are legal non-conforming as to use. Under the current zoning code, the use of the ground level of the Jefferson tower for non-residential purposes is a condition to the as-of-right use of the upper levels of the Jefferson tower for multifamily purposes; however, the ground level of the Jefferson tower is not currently used for non-residential purposes. If any legal non-conforming structure is destroyed, it may be restored to its prior non-conforming use provided that such restoration commences within three years after the date of such destruction and is completed without interruption.
(25) Local Law Compliance	145 Spring Street (Loan No. 23)	The related Mortgaged Property is a mixed-use property comprised of two commercial units and five multifamily units. The use of the Mortgaged Property is consistent with the related certificate of occupancy (the “CO”), except that each of the related multifamily units are designated in the CO as “Joint Living Work Quarters” that may only be occupied by individuals who are artists certified by the New York City Department of Cultural Affairs (“Certified Artists”) and each of such multifamily units is occupied solely by individuals who are not Certified Artists (the “CO Violations”). The Mortgage Loan Seller is aware of no pending or threatened enforcement action related to the CO Violations; however, in the event of an enforcement action, the Mortgagor may be subject to certain monetary fines or penalties. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for any losses to the lender including, without limitation, any fine or costs, related to the CO Violations.
(26) Licenses and Permits	145 Spring Street (Loan No. 23)	See exception to Representation and Warranty No. 26.
(28) Mortgage Releases	All Societe Generale Financial Corporation Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

D-2-12

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(11) Condition of Property	Stor & Go Self Storage (Loan No. 45)	The property condition assessment report prepared in connection with origination noted $4,800 of immediate repairs required at the Mortgaged Property. The lender did not require the Mortgagor to escrow funds related to the immediate repairs.
(17) Insurance	Equinix Data Center (Loan No. 5)	The Mortgage Loan documents provide that the borrower may rely on the insurance provided by the sole tenant under its lease in satisfaction of the insurance requirements otherwise set forth in the Mortgage Loan documents. The insurance required under such lease may not satisfy, and may provide less protection than, the requirements of Representation 18. Pursuant to the sole tenant’s lease, Equinix, Inc., the sole tenant, (or the tenant’s leasehold mortgagee, if any) is permitted to hold the insurance proceeds for insurance policies maintained under the lease. In addition, the Mortgage Loan documents permit the sole tenant, Equinix, Inc. to self-insure the Mortgaged Property, provided that the following conditions are met: (i) the tenant’s lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the such lease, (iii) the tenant or guarantor under the such lease remains fully liable for the obligations and liabilities under such lease and maintains Issuer Credit Ratings from S&P of at least “A-”, (iv) the tenant maintains through a program of self-insurance the insurance required to be maintained by it under its lease, (v) the tenant satisfies all of the insurance related terms and conditions set forth in its lease, and (vi) the Mortgagor has provided to the lender satisfactory evidence that the sole tenant satisfies the “Self-Insurance Requirements” defined in the Mortgage Loan documents. If the tenant fails to meet the Self-Insurance Requirements and does not otherwise provide evidence of third-party insurance coverage meeting the requirements of the certain “Applicable Sections” (as defined and described in the loan agreement) that are acceptable to the lender, or to the extent the lender has been informed that any of the Self-Insurance Requirements will result in an adverse impact to, a downgrade of or withdrawal of any rating then or to be assigned to any outstanding certificates issued or to be issued in conjunction with a securitization of the Whole Loan, or otherwise adversely impacts the securitization of any portion of the Whole Loan, then the Mortgagor is required, at its sole cost and expense, to obtain insurance that will satisfy the insurance requirements in the Mortgage Loan documents, which insurance will either be (x) “primary” insurance coverage in the event that the tenant does not provide the insurance coverage required in the Applicable Sections, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the insurance provisions in the Mortgage Loan documents.
(25) Local Law Compliance	Mr. D’s Self Storage Portfolio (Loan No. 16)

Mr. D’s Self Storage Portfolio – Bay Shore Self Storage – The Mortgaged Property is legal nonconforming as to side setbacks and rear setbacks. Buildings along the west property line encroach into the 50 foot side setback along by as much as 7.1 feet, and a building along the north property line encroaches into the 5 foot rear setback by 1.1 foot. In the event of a casualty of the encroaching buildings, the encroaching buildings may only be rebuilt in accordance with the setback requirements.

Mr. D’s Self Storage Portfolio – Bohemia Self Storage (868 Lincoln Avenue) – The Mortgaged Property was constructed in violation of the side setback requirements, as the buildings located at the south side of the Mortgaged Property are located further north of the existing property line, therefore making the buildings located at the north property line encroach into the side setback by up to four feet. In the event of a casualty of the encroaching buildings, the encroaching buildings may only be rebuilt in accordance with the setback requirements.

D-2-13

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(27) Recourse Obligations	Equinix Data Center (Loan No. 5)	The guarantor is capitalized solely with a $5 million demand note and is liable under similar guaranties on other loans.

D-2-14

BSPRT CMBS Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	NMR Pharmacy Portfolio – WAG – Knoxville, TN (Loan No. 27.01)	In the event the Mortgagor receives a bona fide offer to purchase the Mortgaged Property from a third party that the Mortgagor intends to accept, the sole tenant at the Mortgaged Property, Walgreens, will have a right of first refusal to purchase the Mortgaged Property, at a price equal to the offered price minus the broker’s fees that would have been payable by the Mortgagor if the Mortgaged Property was sold pursuant to such bona fide offer. Any transfer after the first transfer from the lender following a foreclosure or deed-in-lieu of foreclosure will be subject to such right of first refusal.
(6) Lien; Valid Assignment	NMR Pharmacy Portfolio – WAG – Cincinnati, OH (Loan No. 27.02)	In the event the Mortgagor receives a bona fide offer to purchase the Mortgaged Property from a third party that the Mortgagor intends to accept, the sole tenant at the Mortgaged Property, Walgreens, will have a right of first refusal to purchase the Mortgaged Property, at a price equal to the offered price minus the broker’s fees that would have been payable by either the purchaser or the Mortgagor if the Mortgaged Property was sold pursuant to the bona fide offer. Any transfer after the first transfer from the lender following a foreclosure or deed-in-lieu of foreclosure will be subject to such right of first refusal.
(6) Lien; Valid Assignment	NMR Pharmacy Portfolio – WAG – Huntington, IN (Loan No. 27.03)	In the event the Mortgagor receives a bona fide offer to purchase the Mortgaged Property from a third party that the Mortgagor intends to accept, the sole tenant at the Mortgaged Property, Walgreens, will have a right of first refusal to purchase the Mortgaged Property, at a price equal to the offered price minus (x) the broker’s fees that would have been payable by either the purchaser or the Mortgagor if the Mortgaged Property was sold pursuant to such bona fide offer and (y) the amount of any payment(s) to be made by the proposed purchaser to any entity owned or controlled by, or affiliated with, the proposed purchaser. Any transfer after the first transfer from the lender following a foreclosure or deed-in-lieu of foreclosure will be subject to such right of first refusal.
(6) Lien; Valid Assignment	NMR Pharmacy Portfolio – WAG – Henderson, KY (Loan No. 27.11)	In the event the Mortgagor receives a bona fide offer to purchase the Mortgaged Property from a third party that the Mortgagor intends to accept, the sole tenant at the Mortgaged Property, Walgreens, will have a right of first refusal to purchase the Mortgaged Property, at a price and upon such terms as are contained in such bona fide offer. Any transfer after the first transfer from the lender following a foreclosure or deed-in-lieu of foreclosure will be subject to such right of first refusal.

D-2-15

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
December 2019	30,830,000.00
January 2020	30,830,000.00
February 2020	30,830,000.00
March 2020	30,830,000.00
April 2020	30,830,000.00
May 2020	30,830,000.00
June 2020	30,830,000.00
July 2020	30,830,000.00
August 2020	30,830,000.00
September 2020	30,830,000.00
October 2020	30,830,000.00
November 2020	30,830,000.00
December 2020	30,830,000.00
January 2021	30,830,000.00
February 2021	30,830,000.00
March 2021	30,830,000.00
April 2021	30,830,000.00
May 2021	30,830,000.00
June 2021	30,830,000.00
July 2021	30,830,000.00
August 2021	30,830,000.00
September 2021	30,830,000.00
October 2021	30,830,000.00
November 2021	30,830,000.00
December 2021	30,830,000.00
January 2022	30,830,000.00
February 2022	30,830,000.00
March 2022	30,830,000.00
April 2022	30,830,000.00
May 2022	30,830,000.00
June 2022	30,830,000.00
July 2022	30,830,000.00
August 2022	30,830,000.00
September 2022	30,830,000.00
October 2022	30,830,000.00
November 2022	30,830,000.00
December 2022	30,830,000.00
January 2023	30,830,000.00
February 2023	30,830,000.00
March 2023	30,830,000.00
April 2023	30,830,000.00
May 2023	30,830,000.00
June 2023	30,830,000.00
July 2023	30,830,000.00
August 2023	30,830,000.00
September 2023	30,830,000.00
October 2023	30,830,000.00
November 2023	30,830,000.00
December 2023	30,830,000.00
January 2024	30,830,000.00
February 2024	30,830,000.00
March 2024	30,830,000.00
April 2024	30,830,000.00
May 2024	30,830,000.00
June 2024	30,830,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
July 2024	30,830,000.00
August 2024	30,830,000.00
September 2024	30,830,000.00
October 2024	30,828,729.31
November 2024	30,290,727.32
December 2024	29,678,668.31
January 2025	29,101,571.02
February 2025	28,522,531.17
March 2025	27,831,048.13
April 2025	27,247,727.07
May 2025	26,625,749.60
June 2025	26,038,369.66
July 2025	25,412,450.95
August 2025	24,820,985.06
September 2025	24,227,527.98
October 2025	23,595,708.26
November 2025	22,998,124.69
December 2025	22,362,298.08
January 2026	21,760,560.49
February 2026	21,156,796.94
March 2026	20,442,907.24
April 2026	19,834,702.97
May 2026	19,188,563.47
June 2026	18,576,134.31
July 2026	17,925,892.37
August 2026	17,309,210.13
September 2026	16,690,451.34
October 2026	16,034,063.22
November 2026	15,411,009.13
December 2026	14,750,50.19
January 2027	14,123,072.14
February 2027	13,493,581.33
March 2027	12,756,375.44
April 2027	12,122,277.88
May 2027	11,450,995.52
June 2027	10,812,500.29
July 2027	10,136,947.72
August 2027	9,494,025.48
September 2027	8,848,937.85
October 2027	8,166,983.93
November 2027	7,517,425.29
December 2027	6,831,129.95
January 2028	6,177,070.47
February 2028	5,520,807.90
March 2028	4,793,671.05
April 2028	4,132,745.91
May 2028	3,435,413.47
June 2028	2,769,911.62
July 2028	2,068,135.11
August 2028	1,398,026.00
September 2028	725,659.45
October 2028	17,217.18
November 2028 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	59
Description of the Mortgage Pool	140
Transaction Parties	255
Credit Risk Retention	304
Description of the Certificates	320
Description of the Mortgage Loan Purchase Agreements	358
Pooling and Servicing Agreement	367
Certain Legal Aspects of Mortgage Loans	474
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	490
Pending Legal Proceedings Involving Transaction Parties	491
Use of Proceeds	491
Yield and Maturity Considerations	491
Material Federal Income Tax Considerations	503
Certain State and Local Tax Considerations	515
Method of Distribution (UNDERWRITER)	516
Incorporation of Certain Information by Reference	518
Where You Can Find More Information	519
Financial Information	519
Certain ERISA Considerations	519
Legal Investment	523
Legal Matters	524
Ratings	524
Index of Defined Terms	527

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$849,764,000

(Approximate)

Barclays Commercial Mortgage

Securities LLC

Depositor

BBCMS Mortgage Trust 2019-C5

Issuing Entity

Commercial Mortgage Pass-Through

Certificates,

Series 2019-C5

Class A-1	$21,460,000
Class A-2	$86,300,000
Class A-3	$100,000,000 - $260,000,000
Class A-4	$276,400,000 - $436,400,000
Class A-SB	$30,830,000
Class X-A	$674,990,000
Class X-B	$174,774,000
Class A-S	$94,017,000
Class B	$40,981,000
Class C	$39,776,000

PROSPECTUS

Barclays

KeyBanc Capital Markets

Natixis

Société Générale
Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Academy Securities
Co-Managers

November     , 2019